As filed with the Securities and Exchange Commission on January 25, 2013 .
Registration No. 333-185043

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
First Community Financial Partners, Inc.
(Exact name of registrant as specified in its charter)

Illinois	6022	20-4718752
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

2801 Black Rd.
Joliet, Illinois 60435
Telephone: (815) 725-0123
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)
Patrick J. Roe
President and Chief Executive Officer
2801 Black Rd.
Joliet, Illinois 60435
Telephone: (815) 725-0123
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Jason Zgliniec, Esq.	Daniel C. McKay, II, Esq.
Schiff Hardin LLP	Vedder Price P.C.
233 S. Wacker Drive	222 N. LaSalle Street
Suite 6600	Suite 2600
Chicago, Illinois 60606	Chicago, Illinois 60601
Telephone: (312) 258-5500	Telephone: (312) 609-7500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. First Community Financial Partners, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 25, 2013
[•], 2013

PROXY STATEMENT OF FIRST COMMUNITY BANK OF HOMER GLEN & LOCKPORT

PROSPECTUS OF FIRST COMMUNITY FINANCIAL PARTNERS, INC.

Merger Proposal - Your Vote Is Important

DEAR FIRST COMMUNITY BANK OF HOMER GLEN & LOCKPORT STOCKHOLDERS:

You are cordially invited to attend a special meeting of stockholders of First Community Bank of Homer Glen & Lockport which will be held on [•], 2013, at [•] central time, at 13901 South Bell Road, Homer Glen, Illinois 60491.

At the meeting, you will be asked to approve an agreement and plan of merger (the “Merger Agreement”) among First Community Financial Partners, Inc. (“First Community”), First Community Bank of Joliet, a wholly owned subsidiary bank of First Community (“FCB Joliet”), and First Community Bank of Homer Glen & Lockport (the “Bank”) pursuant to which First Community has agreed to acquire the shares of stock of the Bank not currently owned by First Community. The Merger Agreement provides for the merger of the Bank with and into FCB Joliet, with FCB Joliet being the surviving entity. As a result of this merger, the separate corporate and banking existence of the Bank will cease, and FCB Joliet will continue as the surviving corporation and a wholly-owned subsidiary of First Community, subject to the larger consolidation transaction described in the proxy statement/prospectus.
In the proposed merger, each issued and outstanding share of Bank common stock will be converted into the right to receive 1.20 shares of First Community common stock, for a total of 703,085 shares of First Community common stock being offered pursuant to this proxy statement/prospectus.
First Community common stock trades on the Over the Counter Bulletin Board under the symbol “FCMP.”
The merger cannot be completed unless the holders of at least two-thirds of the voting power of the outstanding shares of the Bank's common stock vote in favor of the merger agreement. Your board of directors has approved the merger agreement and recommends that you vote “FOR” the approval of the Merger Agreement at the special meeting. Your board of directors also recommends that you vote “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the Merger Agreement and the transactions it contemplates and “FOR” the authorization of the proxies named in the proxy card to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.
Additional information regarding the merger, the Merger Agreement, the consolidation transaction, the Bank, FCB Joliet and First Community is set forth in the attached proxy statement/prospectus. This document also serves as the prospectus for up to 703,085 shares of First Community common stock that may be issued by First Community in connection with the merger. We urge you to read this entire document carefully, including “Risk Factors” beginning on page 21. You are urged to read the proxy statement/prospectus carefully.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Bank special meeting, please take the time to vote by using the Internet or by telephone as described in this proxy statement/prospectus or by completing the enclosed proxy card and mailing it in the enclosed envelope.
Thank you for your cooperation and continued support.
Sincerely,

James Maloney Senior Vice President & Chief Financial Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger Agreement and the merger described in this proxy statement/prospectus or the First Community common stock to be issued in the merger contemplated by the Merger Agreement, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated [•], 2013 and is first being mailed to the Bank's stockholders on or about [•], 2013.

ADDITIONAL INFORMATION

Upon completion of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (which we refer to as the "SEC") pursuant to the Exchange Act. You may read and copy this information at the SEC's Public Reference Room located at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains periodic reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

You may obtain documents from us by requesting them in writing or by telephone as follows:
2801 Black Rd.
Joliet, Illinois 60435
Attention: Patrick J. Roe
(815) 725-0123

You will not be charged for any documents that you request. To ensure timely delivery of documents, please make your request no later than [•], 2013.

We intend to furnish our stockholders with annual reports containing audited financial statements and to file with the SEC quarterly reports containing unaudited interim financial data for the first three quarters of each fiscal year. We also maintain a website on the Internet at www.fcbankgroup.com. The reference to our web address does not constitute incorporation by reference herein of the information contained at or accessible through such site.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. The information contained in this document is accurate only as of the date of this document, regardless of the time of delivery of this document or any sale of First Community common stock. First Community's or the Bank's business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this document in that jurisdiction. Persons who come into possession of this document in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this document applicable to those jurisdictions.

ABOUT THIS DOCUMENT
This proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-185043) filed by First Community and the Bank with the Securities and Exchange Commission. It constitutes a prospectus of First Community under Section 5 of the Securities Act of 1933, as amended, and the rules thereunder, with respect to the shares of First Community common stock to be issued to the Bank's stockholders in the Merger. In addition, it constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder, and a notice of meeting with respect to the special meeting of the Bank's stockholders at which the Bank's stockholders will consider and vote upon the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.
MARKET DATA

Market data used in this document has been obtained from independent industry sources and publications, such as SNL Financial. We have not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this document.

i

FIRST COMMUNITY BANK OF HOMER GLEN & LOCKPOT

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [•], 2013
[•], 2013

To Our Stockholders:
A special meeting of the stockholders of First Community Bank of Homer Glen & Lockport will be held at 13901 South Bell Road, Homer Glen, Illinois 60491, on [•], 2013 at [•], central time. The purpose of the meeting is to consider and vote on the following matters:
1.     A proposal to approve the Agreement and Plan of Merger, dated as of August 27, 2012, by and among First Community Financial Partners, First Community Bank of Joliet and the Bank. A copy of the Merger Agreement is included as Annex I to the proxy statement/prospectus accompanying this notice.
2.    The approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the Merger Agreement and the transactions it contemplates.
3.    To transact any other business that properly comes before the special meeting, or any adjournments or postponements thereof.
Only stockholders of record at the close of business on [•], 2013 are entitled to vote at the meeting or at any postponement or adjournment thereof.
We hope that as many stockholders as possible will personally attend the meeting. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. Submitting your proxy in writing, by telephone or through the Internet will not prevent you from voting in person at the meeting.
The board of directors of the Bank recommends that you vote “FOR” approval of the Merger Agreement. Your board of directors also recommends that you vote “FOR” approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the Merger Agreement and the transactions it contemplates and “FOR” the authorization of the proxies named in the proxy card to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,

James Maloney
Senior Vice President & Chief Financial Officer

ii

TABLE OF CONTENTS

Page
DEFINED TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS	1
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL BANK MEETING	2
SUMMARY	6
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF FIRST COMMUNITY FINANCIAL PARTNERS, INC.	11
SELECTED HISTORICAL FINANCIAL INFORMATION OF FCB HOMER GLEN	14
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	17
COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA	19
MARKET DATA	20
RISK FACTORS	21
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	36
THE MERGER	38
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	61
THE MERGER AGREEMENT	64
FINANCING	72
THE SPECIAL MEETING	74
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	77
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST COMMUNITY FINANCIAL PARTNERS, INC.	83
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FCB HOMER GLEN	106
BUSINESS OF FIRST COMMUNITY	127
BUSINESS OF THE BANK AND THE OTHER BANKS	130
SUPERVISION AND REGULATION	137
CERTAIN RELATIONSHIPS AND TRANSACTIONS	146
MANAGEMENT	147
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	163
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	167
DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK	169
COMPARISON OF RIGHTS OF STOCKHOLDERS OF THE BANK AND COMMON SHAREHOLDERS OF FIRST COMMUNITY	174
DISSENTERS' RIGHTS OF THE BANK'S STOCKHOLDERS	182
LEGAL MATTERS	184
EXPERTS	184

INDEX TO FINANCIAL STATEMENTS
ANNEX I - AGEEMENT AND PLAN OF MERGER BY AND AMONG FIRST COMMUNITY FINANCIAL PARTNERS, INC., FIRST COMMUNITY BANK OF JOLIET AND FIRST COMMUNITY BANK OF HOMER GLEN & LOCKPORT, DATED AS OF AUGUST 27, 2012

ANNEX II - FAIRNESS OPINION OF MONROE SECURITIES, INC.
ANNEX III - DISSENTERS RIGHTS - SECTION 29 OF THE ILLINOIS BANKING ACT

iii

DEFINED TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS

Bank or FCB Homer Glen	First Community Bank of Homer Glen & Lockport, an Illinois state bank
Banks	The Bank, FCB Joliet, Burr Ridge and FCB Plainfield
Burr Ridge	Burr Ridge Bank and Trust, an Illinois state bank
Code	Internal Revenue Code of 1986, as amended
Consolidation
The series of mergers described in this proxy statement/prospectus pursuant to which Burr Ridge, FCB Homer Glen, FCB Joliet and FCB Plainfield will be merged into a single bank with First Community Financial Bank as the surviving bank wholly owned by First Community

FCB Joliet	First Community Bank of Joliet, an Illinois state bank
FCB Plainfield	First Community Bank of Plainfield, an Illinois State bank
First Community or the Company*	First Community Financial Partners, Inc., an Illinois corporation
First Community Financial Bank	The bank surviving the Consolidation, which will be FCB Plainfield renamed First Community Financial Bank
Exchange Act	Securities Exchange Act of 1934, as amended
Illinois Banking Act	Illinois Banking Act, as amended
Interim Plainfield	Interim First Community Bank of Plainfield, an interim Illinois state bank
Merger	Business combination whereby the Bank will merge with and into FCB Joliet, with FCB Joliet as the surviving entity, pursuant to the Merger Agreement
Merger Agreement	Agreement and Plan of Merger, dated as of August 27, 2012, by and among First Community, FCB Joliet and the Bank
Merger Consideration	With respect to a given share of Bank common stock, the stock consideration
Monroe Securities	Monroe Securities, Inc.
Other Banks	The Banks that are a party to the Consolidation other than the Bank
Other Mergers	The mergers that are part of the Consolidation, other than the Merger
SEC	Securities and Exchange Commission
Securities Act	Securities Act of 1933, as amended
* In this proxy statement/prospectus, unless the context suggest otherwise, references to “First Community,” “the Company,” “we,” “our” and “us” refer to First Community Financial Partners, Inc. and its consolidated subsidiaries, including FCB Joliet.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE BANK SPECIAL MEETING
The following questions and answers address briefly some questions you may have regarding the Merger and the Bank's special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Bank. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in or incorporated by reference into this proxy statement/prospectus.
Q:     What is the Merger?

A:
In accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of August 27, 2012 (as it may be amended from time to time, the “Merger Agreement”), by and among First Community, FCB Joliet and the Bank, if the Bank's stockholders approve and adopt the Merger Agreement and the other closing conditions under the Merger Agreement are satisfied or waived, the Bank will merge with and into FCB Joliet (the “Merger”). A copy of the Merger Agreement is attached as Annex I to this proxy statement/prospectus.

The Merger is part of the Consolidation that will result in the merger of all of the Banks into one Illinois chartered banking institution that will be wholly owned by First Community. Specifically, the Consolidation consists of the following mergers: (1) the merger of Interim Plainfield Bank with and into FCB Plainfield, which will result in FCB Plainfield becoming wholly owned by First Community, (2) the merger of the Bank with and into FCB Joliet, which will result in the independent banking business of the Bank ceasing and its business becoming part of FCB Joliet's banking business, (3) the merger of Burr Ridge with and into FCB Joliet, which will result in the independent banking business of Burr Ridge ceasing and its business becoming part of FCB Joliet's banking business and (4) immediately following the consummation of the three mergers described above, the merger of FCB Joliet with and into FCB Plainfield, both of which will be wholly owned by First Community at such time, which will result in FCB Plainfield becoming the sole surviving bank following the Consolidation, wholly owned by First Community and renamed “First Community Financial Bank.”

In each of the mergers included in the Consolidation, excluding the last step merger of the two then wholly owned banks, FCB Joliet and FCB Plainfield, the consideration paid by First Community to the stockholders of FCB Plainfield, Burr Ridge and the Bank (other than shares held in any such bank's treasury or owned by any such bank's subsidiary, First Community or any First Community subsidiary) will consist of common stock of First Community registered with the SEC pursuant to a Registration Statement on Form S-4.

Additionally, it is anticipated that each of the mergers included in the Consolidation will close consecutively on the same day. Each merger is also conditioned upon each condition to each merger in the Consolidation being satisfied or capable of being satisfied at the closing of each merger included in the Consolidation. Thus, no merger included in the Consolidation, including the Merger, will occur unless all conditions to each of the mergers are satisfied or capable of being satisfied at the closing of each merger, or unless the parties to a merger agree to waive any such condition. As a result, even if the stockholders of the Bank approve the Merger as described in this proxy statement/prospectus, it is possible that the Merger will not occur if all of the conditions to each of the mergers included in the Consolidation are not satisfied, not capable of being satisfied at the closing, or not waived by the parties to any such merger.

Q:     Is my vote necessary to complete the Merger?

A:
Yes. The parties have agreed to combine the Bank and FCB Joliet upon the terms and conditions of the Merger Agreement that is described in this proxy statement/prospectus. You are receiving these proxy materials to help you decide, among other matters, how to vote your shares of the Bank with respect to the proposed Merger.

The Merger cannot be completed unless Bank stockholders approve the Merger and approve and adopt the Merger Agreement.
The Bank special meeting is being held to vote on, among other matters, the proposals necessary to complete the Merger. Information about these meetings, the Merger and the other business to be considered by the Bank stockholders is contained in this proxy statement/prospectus.
Your vote is important. The Bank encourages you to vote as soon as possible.
Q:     What will stockholders receive in the Merger?

A:
Holders of Bank common stock (other than shares held in the Bank's treasury or owned by any Bank subsidiary, First Community or any First Community subsidiary) will receive 1.20 shares of First Community common stock in exchange for each share of Bank common stock.

After completion of the Merger, each current First Community shareholder will have the same number of shares of First Community common stock that such shareholder held immediately prior to the completion of the Merger. However, upon issuance of the shares of First Community common stock to Bank stockholders in connection with the Merger and the other mergers included in the Consolidation, each share of First Community common stock outstanding immediately prior to the completion of the Merger will represent a smaller percentage of the aggregate number of shares of First Community common stock outstanding after the completion of the Merger. On the other hand, each share of First Community common stock will then represent an interest in a company with a greater ownership interest in the Banks.
Q:    How was the exchange ratio determined?

A:
The exchange ratio was determined through negotiations between the Bank and First Community. Both the Bank and First Community established special committees comprised of directors which were empowered to negotiate the exchange ratio and recommend the Merger to each committee's respective board of directors.

Monroe Securities, an investment banking firm, has concluded that, subject to the assumptions, limitations and qualifications contained in the fairness opinion, as of the date of the fairness opinion, the consideration to be received pursuant to the Merger Agreement is fair to the holders of common stock of the Bank, from a financial point of view. See “The Merger-Fairness Opinion from Monroe Securities.”
Q:     Where and when is the special meeting of the Bank's stockholders?

A:	The special meeting will be held at [•] on [•], 2013 at [•], central time at 13901 South Bell Road, Homer Glen, Illinois 60491.
Q:     Who can vote at the Bank's special meeting?

A:	You can vote at the Bank's special meeting if you owned shares of the Bank's common stock at the close of business on [•], 2013, the record date for the special meeting.
If your shares of Bank common stock are subject to the Bank's voting trust agreement, the trustees will vote your shares of common stock at the special meeting subject to the terms of the voting trust agreement.

Q:	What vote of the Bank's stockholders is required to approve and adopt the Merger?

A:
To approve and adopt the Merger Agreement, holders of two-thirds of the outstanding shares of common stock of the Bank must vote their shares “FOR” the approval of the Merger and approval and adoption of the Merger Agreement.

To approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, holders of a majority of the votes cast at the special meeting by the holders of the Bank's common stock must vote their shares “FOR” the proposal.

Q:    What constitutes a quorum for the Bank's special meeting?

A:
A majority of the outstanding shares of the Bank's common stock entitled to vote being present in person or represented by proxy constitutes a quorum for the special meeting. If a quorum is not present, common stockholders owning a majority of the common shares present, in person or by proxy, may adjourn the meeting, without notice other than announced at the meeting, to another place, if any, date or time.

Q:     How does the board of directors of the Bank recommend that Bank stockholders vote?

A:
The Bank's board of directors has determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of the Bank and its stockholders and recommends that the Bank's stockholders vote “FOR” the approval of the Merger and approval and adoption of the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the authorization of the proxies named in the proxy card to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof. The Board is soliciting stockholder votes consistent with the Board's recommendation. You should read the section entitled “The Merger-The Banks Reasons for the Merger and Recommendation of the Bank's Board of Directors” for a discussion of the factors that the Bank's board considered in deciding to recommend voting “FOR” the approval of the Merger and approval and adoption of the Merger Agreement.

Q:	What do I need to do now to vote?

A:
If you are a Bank common stockholder of record, after carefully reading and considering the information contained in this proxy statement/prospectus, please complete, date and sign your proxy card and return it in the envelope provided, or vote by telephone or over the Internet, as soon as possible, so that your shares may be represented at the special meeting. If you properly return or submit your proxy but do not indicate how you wish to vote, the Bank will count your proxy as a vote “FOR” the approval of the Merger and approval and adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of Bank common stock are subject to the Bank's voting trust agreement, the trustees will vote your shares of common stock at the special meeting subject to the terms of the voting trust agreement.

Q:	If my shares are subject to the Bank's voting trust, will the trustees of the voting trust vote my shares for me?

A:
Yes. If your shares of Bank common stock are subject to the Bank's voting trust agreement, the trustees will vote your shares of common stock at the special meeting subject to the terms of the voting trust agreement.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares on the proposals only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote "AGAINST" the proposal to approve and adopt the Merger Agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:
Yes. You can change your vote before the Bank's special meeting. If you are a Bank common stockholder of record, you may change your proxy voting instructions prior to commencement of the special meeting by granting a new proxy (by mail, by phone or over the Internet), as described under “The Special Meeting - Record Date and Voting” on page 74 . You may also revoke a proxy by submitting a notice of revocation to the Secretary of the Bank as set forth under “The Special Meeting - Revocability of Proxies” on page 75 prior to the commencement of the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a previously submitted proxy.

If your shares of Bank common stock are subject to the Bank's voting trust agreement, the trustees may change the vote before the Bank's special meeting in the manner described above.
If your shares are held in “street name”, you may change your vote by submitting new voting instructions to your broker or other nominee holder in accordance with the procedures established by it. Please contact your broker or other nominee and follow its directions in order to change your vote.

Q:     Should I send in my Bank stock certificates with my proxy card?
A:     Please DO NOT send your Bank stock certificates with your proxy card.
Q:     Is the Merger expected to be taxable to Bank stockholders?

A:
Bank stockholders should read “Material United States Federal Income Tax Consequences” beginning on page 61 for a more complete discussion of United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to Bank stockholders will depend on their particular tax situation. Bank stockholders should consult their own tax advisor to determine the tax consequences of the Merger to them.

Q:     When do First Community and the Bank expect the Merger to be completed?

A:
First Community and the Bank are working to complete the Merger as quickly as possible. If the Merger and the Merger Agreement are approved and adopted by the Bank's stockholders, and the other conditions to completion of the Merger and the Consolidation are satisfied or waived, including receipt of the required regulatory approvals, it is anticipated that the Merger and the Consolidation will be completed in the first quarter of 2013. However, it is possible that factors outside our control could require First Community and the Bank to complete the Merger at a later time or not complete it at all.

Q:     Can Bank stockholders dissent and require appraisal of their shares?

A:
Yes. Under the Illinois Banking Act, Bank common stockholders have the right to seek appraisal of the fair market value of their stock. See “Dissenters' Rights of the Bank's Stockholders” beginning on page 182 for a detailed description of how a Bank common stockholder may dissent and seek an appraisal.

Q:     Who can help answer my questions?

A:
If Bank stockholders have any questions about the Merger or the Bank special meeting, or if they need additional copies of this proxy statement/prospectus or the enclosed proxy card, they should contact James Maloney, Senior Vice President & Chief Financial Officer of FCB Homer Glen, at (708) 675-1110.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement/prospectus and the other documents to which you are referred, including, in particular, the copies of the Merger Agreement and the opinion of Monroe Securities that are attached to this proxy statement/prospectus as Annex I and II, respectively. Page references are included to direct you to a more complete description of the topics presented in this summary.
General
What Bank Stockholders Will Receive in the Merger (page 56)
At the effective time of the Merger, each issued and outstanding share of Bank common stock (other than shares held in the Bank's treasury or owned by any Bank subsidiary, First Community or any First Community subsidiary) will receive 1.20 shares of First Community common stock in exchange for each share of Bank common stock (the “Merger Consideration”).
Ownership of First Community Following the Merger (page 56)
Based on the number of shares of Bank common stock outstanding on the record date, shares of First Community common stock outstanding on the record date and shares of First Community to be issued in connection with the Merger and the Other Mergers, we anticipate that, immediately following the Merger and the Consolidation, Bank stockholders will own in the aggregate approximately [•]% of the outstanding shares of First Community common stock.
Material United States Federal Income Tax Consequences (page 61)
The Merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code.  Accordingly, it is expected that holders of Bank stock will recognize no gain or loss for United States federal income tax purposes as a direct result of the Merger, except that gain or loss may result from the receipt of cash instead of fractional shares of First Community common stock that such Bank stockholder would be entitled to receive. Because individual circumstances may differ, each stockholder should consult his or her own tax advisor as to the particular tax consequences to him or her of the Merger, including the application and effect of state, local, foreign and other tax laws.
Recommendation of the Bank's board of directors (page 42)
The board of directors of the Bank recommends a vote “FOR” the approval of the Merger and approval and adoption of the Merger Agreement.
Opinion of Monroe Securities (page 43 and Annex II)
Monroe Securities delivered its opinion to the board of directors of the Bank that, as of the date of its opinion and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by it, the Merger Consideration to be received by the holders of Bank common stock (other than First Community) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
The full text of Monroe Securities' written opinion, dated August 27, 2012, is attached as Annex II to this proxy statement/prospectus and incorporated by reference herein. Bank stockholders are encouraged to read Monroe Securities' opinion carefully in its entirety.
Interests of Bank Directors and Executive Officers in the Merger (page 54)
In considering the recommendation of the Bank board of directors with respect to the Merger Agreement, you should be aware that some of the Bank's directors and executive officers have interests in the Merger that are different from, or in addition to, those of Bank stockholders generally. The Bank board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) and to recommend that Bank common stockholders vote “FOR” the approval of the Merger and approval and adoption of the Merger Agreement.

Interests of First Community in the Merger (page 55)
In considering the recommendation of the Bank board of directors with respect to the Merger Agreement, you should be aware that the Bank's board of directors was aware of First Community's ownership as of the date of the Merger Agreement of 60.94% of the issued and outstanding common stock of the Bank, and 100% of the issued and outstanding preferred stock, as well as the fact that First Community is a party to a voting trust agreement with the Bank and certain stockholders of the Bank pursuant to which certain directors of First Community retain the right to vote shares of the Bank's common stock on various matters. As a result, based on ownership as of the date of the Merger Agreement, certain directors of First Community will have the ability to vote shares representing an additional 5.40% of the Bank's common stock. When combined with First Community's ownership of approximately 60.94% of the outstanding shares of Bank common stock, First Community and certain of its directors will have the ability to vote approximately 66.34% of the outstanding shares of Bank common stock in connection with this transaction as of the date of the Merger Agreement. The Bank's board of directors considered First Community's interests, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) and to recommend that Bank stockholders vote “FOR” the approval of the Merger and approval and adoption of the Merger Agreement.
Additionally, in reviewing and approving the Merger Agreement and the transactions contemplated thereby (including the Merger) and recommending that the Bank stockholders vote “FOR” the approval of the Merger and approval and adoption of the Merger Agreement, the board of directors of the Bank created and empowered a special committee of the board of directors consisting solely of directors who are not employed by or serve on the board of directors of First Community. This independent committee of the board of directors (the “Independent Committee”) reviewed and approved the Merger Agreement and the transactions contemplated thereby (including the Merger) and recommended the approval of the Merger and the adoption of the Merger Agreement to the Bank's stockholders independent of the interests of First Community. Additionally, the Independent Committee retained its own independent legal counsel, Vedder Price P.C., and independent financial advisor, Monroe Securities, to assist it in reviewing the Merger.
At the close of business on the record date, First Community beneficially owned and was entitled to vote, in the aggregate, [•] shares of common stock, which represented approximately [•]% of the shares of Burr Ridge common stock outstanding on that date. In addition, First Community is a party to a voting trust agreement with Burr Ridge and certain shareholders of Burr Ridge pursuant to which certain directors of First Community retain the right to vote shares of Burr Ridge common stock on various matters. As a result, certain directors of First Community will have the ability to vote shares representing an additional [•]% of Burr Ridge common stock. When combined with First Community's ownership of approximately [•]% of the outstanding shares of Burr Ridge common stock, First Community and certain of its directors will have the ability to vote approximately [•]% of the outstanding shares of Burr Ridge common stock in connection with this transaction.
At the close of business on the record date, First Community beneficially owned and was entitled to vote, in the aggregate, [•] shares of common stock, which represented approximately [•]% of the shares of FCB Plainfield common stock outstanding on that date, and [•] shares of FCB Plainfield preferred stock, which represented approximately [•]% of the shares of FCB Plainfield preferred stock outstanding on that date. In addition, First Community is a party to a voting trust agreement with FCB Plainfield and certain shareholders of FCB Plainfield, pursuant to which certain directors of First Community retain the right to vote shares of FCB Plainfield common stock on various matters. As a result, certain directors of First Community will have the ability to vote shares representing an additional [•]% of FCB Plainfield common stock. When combined with First Community's ownership of approximately [•]% of the outstanding shares of FCB Plainfield common stock, First Community and certain of its directors will have the ability to vote approximately [•]% of the outstanding shares of FCB Plainfield common stock in connection with this transaction.
Comparison of Rights of Bank Stockholders and First Community Shareholders (page 174)
Bank stockholders' rights are currently governed by the Bank's charter, the Bank's bylaws and the Illinois Banking Act. Upon completion of the Merger, Bank stockholders will become shareholders of First Community and their rights will be governed by First Community's articles of incorporation, the First Community bylaws and the Illinois Business Corporation Act.
The Bank Special Meeting (page 74)
The special meeting of Bank common stockholders will be held on [•], 2013 at [•], central time, at 13901 South Bell Road, Homer Glen, Illinois 60491. At the special meeting, Bank common stockholders will be asked to (i) vote upon the proposal to approve and adopt the Merger Agreement, (ii) vote to approve the adjournment of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement and (iii) authorize the proxies named in the proxy card to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Shares Entitled to Vote; Required Vote; Quorum (page 74)
Bank common stockholders are entitled to vote at the special meeting if they owned shares of Bank common stock at the close of business on [•], 2013, the record date. On the record date, there were [•] shares of Bank common stock and [•] shares of Bank preferred stock outstanding. Stockholders will be entitled to one vote for each share of Bank common stock that they owned on the record date on all matters submitted to a vote at the special meeting.
To approve and adopt the Merger Agreement, holders of two-thirds of the outstanding shares of Bank common stock must vote their shares “FOR” the approval of the Merger and approval and adoption of the Merger Agreement. The presence at the special meeting on [•], 2013, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all common stockholders are entitled to cast at the special meeting will constitute a quorum, which is necessary to hold the meeting. If a quorum is not present, common stockholders present owning a majority of the common stock, in person or by proxy, may adjourn the meeting, without notice other than announced at the meeting, to another place, if any, date or time.
Bank Shares Owned by Bank Directors and Executive Officers (page 165)
At the close of business on the record date, directors and executive officers of the Bank beneficially owned and were entitled to vote, in the aggregate, [•] shares of Bank common stock, which represented approximately [•]% of the shares of Bank common stock outstanding on that date, and [•] shares of Bank preferred stock, which represented approximately [•]% of the shares of Bank preferred stock outstanding on that date. The directors and executive officers of the Bank have informed the Bank that they intend to vote all of their shares of Bank common stock “FOR” the approval of the Merger and approval and adoption of the Merger Agreement.
The Merger (page 38 and Annex I)
The Merger Agreement is attached as Annex I to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully and in its entirety because it is the principal document governing the Merger.
The Consolidation and the Merger (page 38 and 59)
The Merger is part of a larger Consolidation that will result in the merger of all of the Banks into one Illinois chartered banking institution that will be wholly owned by First Community. Specifically, the Consolidation consists of the following mergers: (1) the merger of Interim Plainfield with and into FCB Plainfield, which will result in FCB Plainfield becoming a wholly owned subsidiary of First Community, (2) the merger of the Bank with and into FCB Joliet, which will result in the independent banking business of the Bank ceasing and its business becoming part of FCB Joliet's banking business, (3) the merger of Burr Ridge with and into FCB Joliet, which will result in the independent banking business of Burr Ridge ceasing and its business becoming part of FCB Joliet's banking business and (4) immediately following the consummation of the three mergers described above, the merger of FCB Joliet with and into FCB Plainfield, both of which will be wholly owned by First Community at such time, which will result in FCB Plainfield becoming the sole surviving bank following the Consolidation and wholly owned by First Community.
In each of the mergers included in the Consolidation, excluding the last step merger of the two then wholly owned banks, FCB Joliet and FCB Plainfield, the consideration paid by First Community to the stockholders of FCB Plainfield, Burr Ridge and the Bank (other than shares held in any such bank's treasury or owned by any such bank's subsidiary, First Community or any First Community subsidiary) will consist of common stock of First Community registered with the SEC pursuant to a Registration Statement on Form S-4.
Additionally, it is anticipated that each of the mergers included in the Consolidation will close consecutively on the same day. Each merger is also conditioned upon each condition to each merger in the Consolidation being satisfied or capable of being satisfied at the closing of each merger included in the Consolidation. Thus, no merger included in the Consolidation, including the Merger, will occur unless all conditions to each of the mergers are satisfied or capable of being satisfied at the closing of each merger, or unless the parties to a merger agree to waive any such condition. As a result, even if the stockholders of the Bank approve the Merger as described in this proxy statement/prospectus, it is possible that the Merger will not occur if any of the conditions to each of the mergers included in the Consolidation are not satisfied, not capable of being satisfied at the closing, or not waived by the parties to any such merger.
Conditions to the Completion of the Merger (page 69)
The Bank, First Community and FCB Joliet are obligated to complete the Merger only if certain conditions precedent are satisfied or waived, including the following:
• the Merger Agreement has been approved and adopted by the affirmative vote of stockholders owning two-thirds of the outstanding shares of Bank common stock at the special meeting;

• the approvals of the Federal Deposit Insurance Corporation (the “FDIC”), the Illinois Department of Financial and Professional Regulation, Division of Banking (the “IDFPR”) and any other regulator required to permit consummation of the Merger have been obtained;
• the absence of any injunction or other legal prohibition preventing consummation of the Merger;
• First Community's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, has been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement is in effect, and no proceeding for such purpose is pending or threatened by the SEC;
• the conditions to the each of the Other Mergers that are a part of the Consolidation have been satisfied, are capable of being satisfied at the closing of such Other Merger, or are waived by the parties to such Other Merger;
• each of the Bank and FCB Joliet meeting certain minimum net worth requirements;
• First Community successfully raising additional capital at or prior to the closing of the Merger; and
• other contractual conditions set forth in the Merger Agreement have been satisfied or waived.
Termination of the Merger Agreement (page 70)
The Merger Agreement contains provisions addressing the circumstances under which First Community, FCB Joliet or the Bank may terminate the Merger Agreement.
No Solicitation (page 67)
The Merger Agreement contains certain restrictions on the Bank's ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Bank. Notwithstanding these restrictions, under certain circumstances, the board of directors of the Bank may respond to an unsolicited proposal if the board of directors determines, in good faith, that the exercise of its fiduciary duties to the Bank's stockholders requires it to take such action.
Regulatory Matters (page 57)
Completion of the Merger is conditioned upon the receipt of the approvals of the FDIC and the IDFPR. On September 26, 2012, First Community, the Bank, FCB Joliet, FCB Plainfield and Burr Ridge, jointly filed an application with the FDIC and the IDFPR for approval of the Merger and the Other Mergers, as required under the Illinois Banking Act and the Bank Merger Act. On September 26, 2012, First Community, FCB Plainfield and Interim Plainfield jointly filed the application to consummate the merger of Interim Plainfield with and into FCB Plainfield under the rules and regulations of the IDFPR. By letter dated December 21, 2012, the FDIC informed First Community that the FDIC approved the application, subject to First Community Financial Bank being subject to the informal regulatory actions currently in place at FCB Joliet and FCB Homer Glen. See "Supervision and Regulation - The Banks - Informal Regulatory Action" for additional detail. By letter dated January 17, 2013, the IDFPR informed First Community that the IDFPR approved the applications, subject to the delivery to the IDFPR of evidence of the requisite shareholder approvals for the Consolidation transaction.
Offering (page 72)
The Merger Agreement is subject to a financing contingency pursuant to which, at or prior to the closing of the Merger and the Consolidation, First Community shall have completed an offering of its securities in an amount and form acceptable to First Community in light of its regulatory capital and other requirements. The net proceeds from this capital-raising transaction are to be used exclusively to provide financing for First Community in connection with the Mergers and the Consolidation by providing additional liquidity to First Community and improving its regulatory capital position. First Community also believes that raising this additional capital was necessary in order to successfully receive approval for the Merger and the Consolidation from the IDFPR and the FDIC. The proposed terms of this capital-raising transaction are described further under “Financing.”
The Companies (page 38)
First Community Financial Partners Inc.

First Community is an Illinois corporation incorporated on April 11, 2006, and is the holding company for FCB Joliet, an Illinois state bank with its main office located in Joliet, Illinois. In addition, First Community owns (1) 78.19% of the issued and outstanding common stock, and 96.97% of the issued and outstanding preferred stock, of FCB Plainfield, an Illinois state-chartered bank with its main office located in Plainfield, Illinois, (2) 60.94% of the issued and outstanding common stock, and 100% of the issued and outstanding preferred stock, of FCB Homer Glen, an Illinois state-chartered bank with its main office located in Homer Glen, Illinois, and (3) 53.09% of the issued and outstanding common stock of Burr Ridge, an Illinois state-chartered bank with its main office located in Burr Ridge, Illinois.

First Community's principal executive offices are located at 2801 Black Road, Joliet, Illinois 60435 and its telephone number is (815) 725-0123.

First Community Bank of Joliet

FCB Joliet is an Illinois state-chartered bank chartered on June 11, 2004, and commenced business on
June 15, 2004. As a state, non-member bank, FCB Joliet is regulated by the IDFPR and the FDIC. FCB Joliet provides full-service commercial and consumer banking services in Joliet, Illinois, and the surrounding communities. FCB Joliet's banking offices are located at 2801 Black Road, Joliet, Illinois, 2728 West 75th Street, Naperville, Illinois, and 25407 S. Bell Road, Channahon, Illinois. As of September 30, 2012, FCB Joliet had total assets of approximately $481.5 million, total net loans (after allowance for loan losses) of approximately $330.2 million, total deposits of approximately $405.5 million and total stockholders' equity of approximately $43.8 million.

FCB Joliet's principal executive offices are located at 2801 Black Road, Joliet, Illinois 60435 and its telephone number is (815) 725-0123.

First Community Bank of Homer Glen & Lockport.
 FCB Homer Glen is an Illinois state-chartered bank chartered on December 15, 2008, and commenced business on December 17, 2008. As a state, non-member bank, FCB Homer Glen is regulated by the IDFPR and the FDIC. FCB Homer Glen provides full-service commercial and consumer banking services in Homer Glen, Illinois, Lockport, Illinois and the surrounding communities. FCB Homer Glen's banking office is located at 13901 S. Bell Rd., Homer Glen, Illinois. As of September 30, 2012, FCB Homer Glen had total assets of approximately $77.5 million, total net loans (after allowance for loan losses) of approximately $55.2 million, total deposits of approximately $68.4 million and total stockholders' equity of approximately $8.9 million.
FCB Homer Glen's principal executive offices are located at 13901 S. Bell Rd., Homer Glen, Illinois 60491 and its telephone number is (708) 301-5900.
Dissenters' Rights (page 182)
If you do not wish to accept the Merger Consideration in the Merger, you have the right under the Illinois Banking Act to have your shares appraised by an Illinois court, provided that you comply with certain procedures. These dissenters' rights are subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters' rights, among other things, (a) you must continuously hold your shares from the record date for stockholders entitled to vote on the Merger, (b) you must file with the Bank prior to or at the meeting of the stockholders at which the Merger and the Merger Agreement is submitted to a vote by the Bank's stockholders, a written objection to the Merger and Merger Agreement, (c) you must not vote any of the shares you wish to qualify as dissenting shares in favor of the approval of the Merger and the Merger Agreement, and (d) you must make a written demand of the Bank not later than 20 days after the date the Bank provides you with notice of the date that the Merger became effective. The fair value of your shares of Bank stock as determined in accordance with Illinois Banking Act may be more or less than, or the same as, the Merger Consideration to be paid to non-dissenting shareholders in the Merger. Annex III to this proxy statement/prospectus contains a copy of the Illinois statute relating to stockholders dissenters' rights. Failure to follow all of the steps required by this statute will result in the loss of your dissenters' rights.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF
FIRST COMMUNITY FINANCIAL PARTNERS, INC.
The following table sets forth our selected historical consolidated financial information. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this document. The selected historical consolidated financial information set forth below as of and for the years ended December 31, 2011 and December 31, 2010 is derived from our audited consolidated financial statements included elsewhere in this document. The summary historical consolidated financial information set forth below as of and for the nine months ended September 30, 2012 and 2011 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

	The Nine Months Ended		The Twelve Months Ended
	September 30, 2012	September 30, 2011	December 31, 2011	December 31, 2010
(Dollars in thousands, except per share data)	(unaudited)
Selected Financial Condition Data
Total assets	$886,662	$924,506	$883,599	$930,251
Total securities (1)	109,108	69,468	81,329	62,485
Loans	654,329	729,107	691,634	790,667
Allowance for loan losses	25,491	27,627	26,991	24,799
Net loans	628,838	701,480	664,643	765,868
Nonperforming loans (2)	33,706	37,752	38,234	46,306
Total deposits	757,665	796,546	771,707	799,514
Federal Home Loan Bank borrowings	—	10,000	—	10,000
Subordinated debt, convertible	4,060	4,060	4,060	4,060
Other borrowed funds	32,201	22,977	18,278	22,784
Shareholders' equity (3)	87,203	85,655	85,234	89,532
Common shares outstanding	12,052,402	11,584,402	12,036,402	11,584,402

(1) Includes available for sale securities shown at fair value and Federal Home Loan Bank stock at cost.
(2) Non-performing loans include loans on nonaccrual status and those past due more than 90 days and still accruing interest.
(3) Includes Series B and Series C Preferred Stock.

	The Nine Months Ended		The Twelve Months Ended
	September 30, 2012	September 30, 2011	December 31, 2011	December 31, 2010
(Dollars in thousands, except per share data)	(unaudited)
Selected Operating Data
Interest income	$29,395	$34,793	$45,456	$46,879
Interest expense	6,541	9,663	12,387	15,685
Net interest and dividend income	22,854	25,130	33,069	31,194
Provision for loan losses	5,551	14,657	17,447	30,988
Net interest and dividend income after provision for loan losses	17,303	10,473	15,622	206
Non-interest income	1,255	1,429	1,723	848
Non-interest expense	16,442	15,379	21,689	18,112
Income (loss) before income taxes	2,116	(3,477)	(4,344)	(17,058)
Income tax expense	513	755	827	3,490
Income (loss) before non-controlling interest	1,603	(4,232)	(5,171)	(20,548)
Net income (loss) attributable to non-controlling interests	925	765	991	(2,533)
Net loss applicable to First Community Financial Partners, Inc.	$678	$(4,997)	(6,162)	$(18,015)
Dividends and accretion on preferred shares	1,064	1,064	1,419	1,419
Net loss applicable to common shareholders	$(386)	$(6,061)	$(7,581)	$(19,434)

Per Share Data
Earnings (loss) per common share
Basic	$(0.03)	$(0.52)	$(0.65)	$(1.68)
Diluted	(0.03)	(0.52)	(0.65)	(1.68)
Book value per common share	4.15	4.32	4.10	4.76
Weighted average common shares outstanding
Basic	12,041,891	11,584,402	11,598,024	11,584,402
Diluted	12,178,617	11,584,402	11,598,024	11,584,402
Common shares outstanding	12,052,402	11,584,402	12,036,402	11,584,402
Performance Ratios
Return on average assets	(0.06)%	(0.86)%	(0.81)%	(2.10)%
Return on average common equity	(0.71)%	(10.62)%	(10.08)%	(20.60)%
Net interest margin (1)	3.58%	3.66%	3.64%	3.46%
Interest rate spread	3.33%	3.37%	3.36%	3.09%
Efficiency ratio(2)	68.20%	57.94%	62.34%	56.53%
Average interest-earning assets to average interest-bearing liabilities	123.82%	120.04%	120.65%	121.18%
Average loans to average deposits	87.29%	95.17%	93.92%	100.06%
Cost of interest-bearing liabilities	1.27%	1.69%	1.64%	2.11%

	The Nine Months Ended		The Twelve Months Ended
	September 30, 2012	September 30, 2011	December 31, 2011	December 31, 2010
Asset Quality	(unaudited)
Non-performing loans to total loans	5.15%	5.18%	5.53%	5.86%
Non-performing assets to total assets	4.23%	4.48%	4.73%	5.29%
Allowance for loan losses to non-performing loans	75.63%	73.18%	70.59%	53.55%
Allowance for loan losses to total loans	3.90%	3.79%	3.90%	3.14%
Capital Ratios
Average equity to average total assets	8.19%	8.10%	8.06%	10.22%
Tier 1 leverage	9.85%	9.05%	9.29%	9.41%
Tier 1 risk-based capital	12.11%	11.22%	11.72%	10.84%
Total risk-based capital	13.96%	12.93%	13.45%	12.61%

(1) Net interest margin is reported as actual and not reduced by the nondeductible portion of interest expense, as any adjustment would be immaterial.
(2) We calculate our efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income.
No tax-equivalent adjustments were made, as the effect thereof was not material.

SELECTED HISTORICAL FINANCIAL INFORMATION OF FCB HOMER GLEN
The following table sets forth selected historical financial information for FCB Homer Glen. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations."

	The Nine Months Ended		The Twelve Months Ended
	September 30, 2012	September 30, 2011	December 31, 2011	December 31, 2010
(Dollars in thousands, except per share data)	(unaudited)
Selected Financial Condition Data
Total assets	$77,487	$85,722	$83,216	$93,676
Total securities	10,025	5,151	6,986	3,056
Loans, gross	57,834	68,608	63,709	75,008
Allowance for loan losses	2,639	3,090	2,872	4,820
Net loans	55,195	65,518	60,837	70,188
Nonperforming loans (1)	3,047	5,117	2,208	9,016
Total deposits	68,363	77,031	74,503	85,088
Other borrowed funds	—	—	—	—
Shareholders' equity	8,853	8,333	8,439	8,072
Common shares outstanding	1,500,000	1,500,000	1,500,000	1,500,000

(1) Non-performing loans include loans on nonaccrual status and those past due more than 90 days and still accruing interest.

	The Nine Months Ended		The Twelve Months Ended
	September 30, 2012	September 30, 2011	December 31, 2011	December 31, 2010
(Dollars in thousands, except per share data)	(unaudited)
Selected Operating Data
Interest income	$2,698	$3,028	$4,027	$4,524
Interest expense	501	952	1,195	1,831
Net interest and dividend income	2,197	2,076	2,832	2,693
Provision for loan losses	195	270	270	7,115
Net interest and dividend income after provision for loan losses	2,002	1,806	2,562	(4,422)
Non-interest income	20	14	14	40
Non-interest expense	1,698	1,670	2,326	2,687
Income (loss) before income taxes	324	150	250	(7,069)
Income tax expense	—	—	—	—
Net income (loss) before income taxes	$324	$150	$250	$(7,069)

Per Share Data
Earnings (loss) per common share
Basic	$0.22	$0.10	$0.17	$(4.71)
Diluted	0.16	0.07	0.12	(4.71)
Book value per common share	3.24	2.89	2.96	2.71
Weighted average common shares outstanding
Basic	1,500,000	1,500,000	1,500,000	1,500,000
Diluted	2,048,000	2,048,000	2,048,000	1,500,000
Common shares outstanding	1,500,000	1,500,000	1,500,000	1,500,000
Performance Ratios
Return on average assets	0.54%	0.23%	0.29%	(7.15)%
Return on average equity	4.95%	2.42%	3.01%	(64.57)%
Net interest margin (1)	3.77%	3.19%	3.30%	2.72%
Interest rate spread	3.60%	2.90%	3.02%	2.35%
Efficiency ratio(2)	76.76%	79.90%	81.73%	98.32%
Average interest-earning assets to average interest-bearing liabilities	119.48%	119.81%	119.76%	119.95%
Average loans to average deposits	85.10%	91.55%	90.60%	89.96%
Cost of interest-bearing liabilities	1.03%	1.75%	1.67%	2.22%
Asset Quality
Non-performing loans to total loans	5.27%	7.46%	3.47%	12.02%
Non-performing assets to total assets	5.35%	6.98%	3.31%	9.62%
Allowance for loan losses to non-performing loans	86.61%	60.39%	130.07%	53.46%

	The Nine Months Ended		The Twelve Months Ended
	September 30, 2012	September 30, 2011	December 31, 2011	December 31, 2010
Capital Ratios	(unaudited)
Average equity to average total assets	10.97%	9.55%	9.68%	11.08%
Tier 1 leverage	11.17%	9.43%	10.04%	8.26%
Tier 1 risk-based capital	14.81%	12.70%	13.69%	11.64%
Total risk-based capital	16.10%	13.99%	14.99%	12.96%

(1) Net interest margin is reported as actual and not reduced by the nondeductible portion of interest expense, as any adjustment would be immaterial.
(2) We calculate our efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income.
No tax-equivalent adjustments were made, as the effect thereof was not material.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
The following tables set forth our summary unaudited pro forma condensed combined financial data. You should read this information in conjunction with “Selected Historical Consolidated Financial Information of First Community Financial Partners,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this document.
The summary unaudited pro forma results of operations and condensed combined balance sheet information set forth below as of and for the nine months ended September 30, 2012 has been derived from First Community Financial Partners historical unaudited financial statements as of and for the nine months ended September 30, 2012. The summary unaudited pro forma results of operations and condensed combined balance sheet information set forth below as of and for the year ended December 31, 2011 has been derived from First Community Financial Partners historical audited financial statements as of and for the year ended December 31, 2011. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the operating results of the combined companies had they actually been combined on January 1, 2011.
The unaudited pro forma condensed combined financial information gives effect to and shows the pro forma impact on our historical financial statements of (1) the issuance of approximately 4,000,524 shares of Class A common stock to the minority stockholders of FCB Plainfield, FCB Homer Glen, and Burr Ridge, each of which will be merged into a bank to be wholly owned by First Community as part of the consolidation, (2) the cash payment of approximately $508,000 to the Restricted Stock Unit holders of FCB Plainfield, and (3) the issuance of up to $10 million in subordinated debt at an interest rate of 9%.

	Pro Forma
(Dollars in thousands, other than per share data)	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
	(Unaudited)
Summary Results of Operations
Interest income	$29,395	$45,456
Interest expense	7,216	13,287
Net interest income	22,179	32,169
Provision for loan losses	5,551	17,447
Net interest income after provision for loan losses	16,628	14,722
Noninterest income	1,255	1,723
Noninterest expense	16,858	21,689
Income (loss) before income taxes	1,025	(5,244)
Income taxes	513	827
Net income (loss)	512	(6,071)
Dividends and accretion on preferred shares	1,064	1,419
Net loss available to common shareholders	$(552)	$(7,490)
Per Share Data
Earnings
Basic	$(0.03)	$(0.48)
Diluted	$(0.03)	$(0.48)
Weighted average shares outstanding
Basic	16,042,415	15,598,548
Diluted	16,179,141	15,598,548

Pro Forma
(Dollars in thousands, except per share data)	September 30, 2012
(Unaudited)
Summary Balance Sheet Data
Cash and due from banks	$17,827
Federal funds sold	11,145
Interest-bearing deposits in banks	95,922
Securities available for sale	108,141
Nonmarketable equity securities	967
Loans, net	628,838
Premises and equipment, net	16,570
Foreclosed assets	3,769
Cash surrender value of life insurance	4,329
Accrued interest receivable and other assets	7,127
Total assets	$894,635

Deposits	$757,665
Other borrowed funds	32,201
Subordinated debt	14,060
Accrued interest payable and other liabilities	5,589
Shareholders' equity	85,120
Total liabilities and shareholders' equity	$894,635

Per Common Share Data
Book Value	$3.89
Common Shares Outstanding	16,052,926

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA

The following table presents: (1) historical per share information for First Community; (2) pro forma per share information of the First Community after giving effect to the Merger and the Other Mergers that are part of the Consolidation; and (3) historical per share information for the Bank.
The First Community post-Consolidation pro forma per share information was derived by combining information from the historical consolidated financial statements discussed under the heading “Summary Unaudited Pro Forma Condensed Combined Financial Information.” You should read this table together with the financial statements discussed under that heading. You should not rely on the pro forma per share information as being necessarily indicative of actual results had the merger occurred on January 1, 2011 for statement of operations purposes or September 30, 2012 for book value per share data.

	As of and for the Nine Months Ended September 30, 2012
	First Community		FCB Homer Glen
	Historical	Pro Forma	Historical	Pro Forma Equivalent (1)
	($ per share)
Earnings per share—basic	$(0.03)	$(0.03)	$0.22	$(0.04)
Earnings per share—diluted	(0.03)	(0.03)	0.16	(0.04)
Book value per share	4.15	3.89	3.24	4.67
Cash dividends declared per share	—	—	—	—

	As of and for Year Ended December 31, 2011
	First Community		FCB Homer Glen
	Historical	Pro Forma	Historical	Pro Forma Equivalent (1)
	($ per share)
Earnings per share—basic	$(0.65)	$(0.48)	$0.17	$(0.58)
Earnings per share—diluted	(0.65)	(0.48)	0.12	(0.58)
Book value per share	4.10	3.86	2.96	4.63
Cash dividends declared per share	—	—	—

(1) Derived by multiplying the combined company pro forma per share information by the exchange ratio of 1.20.

 MARKET DATA

First Community's common stock is traded on the Over the Counter Bulletin Board under the symbol “FCMP.” There is currently no public market for the Bank's stock. The following table sets forth the closing sale price per share of First Community common stock as of August 27, 2012, the last trading day prior to the public announcement of the proposed Merger, and as of [•], the most recent practicable trading day prior to the date of this proxy statement/prospectus. The table also sets forth the implied value of the Merger Consideration proposed for each share of Bank common stock as of the same two dates. This implied value was calculated by multiplying the closing sale price of First Community common stock on the relevant date by the exchange ratio of 1.20 shares of First Community common stock for each share of Bank common stock.

	First Community Common Stock	Implied Value Per Share of Bank Common Stock
August 27, 2012	$2.97	$3.56
[•], 2013	[•]	[•]
The market value of the First Community common stock to be issued in exchange for shares of Bank common stock upon the completion of the Merger will not be known at the time of the Bank special meeting. The above tables show only historical comparisons. Because the market price of First Community common stock will likely fluctuate prior to the Merger, these comparisons may not provide meaningful information to Bank stockholders in determining whether to adopt the Merger Agreement. Stockholders are encouraged to obtain current market quotations for First Community common stock and to review carefully the other information contained in this proxy statement/prospectus.
First Community has not paid cash dividends on its common stock since its formation in 2006.
The following table shows the high and low bid prices per share of First Community's common stock for the indicated periods. These quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions. As of December 31, 2012, First Community had approximately 363 holders of its common stock.

Quarter	High	Low
2012
4th	$3.00	$2.40
3rd	$3.10	$2.25
2nd	$4.00	$2.00
1st	$4.00	$1.60
2011
4th	$2.00	$1.50
3rd	$4.00	$1.75
2nd	$5.00	$3.00
1st	$5.75	$4.50
There is currently no established public trading market for shares of FCB Homer Glen common stock. Based on FCB Homer Glen's stock records, there have been no trades in FCB Homer Glen's common stock since January 1, 2011. As of December 31, 2012, FCB Homer Glen had approximately 156 holders of its common stock.
No assurance can be given as to the market price of First Community common stock at the effective time of the Merger. Because the exchange ratio is fixed, the market value of the Merger Consideration at the effective time of the Merger may vary significantly from the market value of the shares of First Community common stock that would have been issued in the Merger if the Merger had been consummated on the date of the Merger Agreement or on the date of this proxy statement/prospectus. The market price of First Community common stock will continue to fluctuate after the effective time of the Merger. See “Risk Factors Relating to the Merger”.

RISK FACTORS

In this section, we describe the material risks known to us pertaining to the Merger and the Consolidation and to our business in general, including as a result of our current ownership position in the Bank and the Other Banks. Bank stockholders should carefully consider each of the following risks, together with all other information set forth in this proxy statement/prospectus, before deciding whether to vote for or against the proposal to approve the Merger.
Risks Relating the Merger and the Other Mergers.
The value of the First Community common stock Bank stockholders will receive may vary.
The exchange ratio for Bank common stock is fixed at 1.20 shares of First Community common stock in exchange for each share of Bank common stock. As a result, the value of the shares of First Community common stock that you will receive in the Merger will not be known at the time you vote on the approval of the Merger Agreement at the special meeting, and the value may go up or down as the market price of First Community common stock fluctuates. The specific dollar value of First Community common stock you receive upon completion of the Merger will depend on the market value of First Community common stock at the time of completion of the Merger. The share price of First Community common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities which has historically experienced some degree of volatility. The Bank and First Community cannot predict the market price of First Community common stock at any time before or after the completion of the Merger. Differences in the market price of First Community common stock may be the result of changes in the business, operations or prospects of First Community, market reactions to the proposed Merger, regulatory considerations, general market and economic conditions or other factors.
The price of First Community common stock may be affected by factors different from those affecting the price of Bank common stock.
Upon completion of the Merger, holders of Bank common stock will become First Community shareholders. First Community's business and results of operations and the market price of First Community common stock may be affected by factors different than those affecting the Bank's business and results of operations and the market price of the Bank's common stock. For a discussion of First Community's and the Bank's businesses and certain factors to consider in connection with their businesses, see “Business of First Community” and “Business of the Bank and the Other Banks.”
The Merger Agreement contains provisions that could discourage a potential competing acquiror that might be willing to pay more to effect a business combination with the Bank.
The Merger Agreement contains “no solicitation” provisions that restrict the Bank's ability to solicit or facilitate proposals regarding a merger or similar transaction with another party. Further, several conditions must be satisfied in order for the Bank's Board of Directors to withdraw, amend or modify its recommendation regarding the merger proposal. See “The Merger Agreement-No Solicitations; Changes in Recommendation” beginning on page 67 . These provisions could discourage a potential competing acquiror from considering or proposing an acquisition of the Bank, even if it were prepared to pay consideration with a higher value than the shares proposed to be issued in the Merger.
The integration of the Bank with First Community and the Other Banks following the Merger and the Other Mergers may present significant challenges.
First Community may face significant challenges in combining the Bank's operations into its operations and the operations of the Other Banks in a timely and efficient manner, and in retaining key Bank personnel. The failure to integrate successfully First Community, the Bank and the Other Banks and to manage successfully the challenges presented by the integration process may result in First Community not achieving the anticipated benefits of the Merger and the Other Mergers including operational and financial synergies.
First Community will have a substantial amount of preferred stock and additional debt outstanding after giving effect to Offering, the Offering Warrants, the Merger and the Other Mergers, and may incur additional indebtedness in the future, which could restrict First Community's ability to pay dividends.
As of September 30, 2012, giving pro forma effect to the Merger and the Other Mergers, including the proposed Offering, First Community will have $14.1 million of total long-term debt outstanding and $85.1 million of shareholders' equity. First Community will have $22.0 million of Series B preferred stock and $617,000 of Series C preferred stock (which will accrete to $1.1 million by December 31, 2014) which is included in shareholders' equity. The Series B preferred stock currently has an annual dividend rate of 5.00%, which will increase to 9.00% as of February 15, 2015, and the Series C preferred stock currently has an annual dividend rate of 9.00%. The degree to which First Community is leveraged could have important consequences for you, including:

•
requiring First Community to dedicate a substantial portion of its cash flow from operations to make interest and dividend payments on its debt and preferred stock, which payments it currently expects to be approximately $2.4 million in 2013 assuming consummation of the Merger by December 31, 2012, thereby reducing funds available for operations, future business opportunities and other purposes and/or dividends on its common stock;

•	limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	making it more difficult for First Community to satisfy its debt and other obligations;

•	limiting First Community's ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

•	increasing First Community's vulnerability to general adverse economic and industry conditions, including changes in interest rates; and

•	placing First Community at a competitive disadvantage compared to its competitors that have less debt or preferred stock.
First Community may not generate sufficient revenues to service its preferred stock or to service or repay its debt, and have sufficient funds left over to achieve or sustain profitability in its operations, meet its working capital and capital expenditure needs, compete successfully in its markets or pay dividends to its shareholders. In addition, because First Community will have approximately an additional 4 million common stock shares outstanding as a result of the Merger and the Other Mergers that are a part of the Consolidation, and after the Consolidation, and up to 250,000 shares which could be issued as part of the warrants granted with the offering, the annual amount expended for dividends could increase materially from what it would be today if First Community were to commence paying dividends to its common shareholders.
First Community will require cash to service and repay its debt and to pay dividends on its preferred stock and common stock, and its ability to generate cash depends on many factors beyond its control.
First Community currently expects its cash interest expense to be approximately $1.2 million in fiscal year 2013 assuming consummation of the Offering, the Merger and the Other Mergers by December 31, 2012. Future interest expense will be higher than historic interest expense as a result of higher levels of indebtedness incurred to consummate the Merger and the Other Mergers. First Community's ability to make payments on its debt and to pay dividends on its preferred stock and common stock will depend on its ability to generate cash in the future, which will depend on many factors beyond its control. First Community may not:

•	generate sufficient cash flow from operations to service and repay its debt, pay dividends on its preferred stock or common stock and fund working capital and planned capital expenditures;

•	have availability to future borrowings under any future credit facilities in an amount sufficient to enable it to repay its debt and pay dividends on its preferred stock and common stock; or

•	be able to refinance any of its debt on commercially reasonable terms or at all.
If First Community cannot generate sufficient cash from its operations to meet its debt service and repayment obligations and to pay dividends on its preferred stock, First Community may need to reduce or delay capital expenditures, cash dividend payments, the development of its business generally and any acquisitions. If for any reason First Community is unable to meet its debt service and repayment obligations under any note representing its currently outstanding subordinated debt, First Community would be in default under the terms of such note, which would allow the holder thereof to declare the principal amount of the note and any accrued but unpaid dividends to be due and payable. If the amounts outstanding under its subordinated notes were to be accelerated, First Community may not would have cash sufficient to repay in full the money owed to its debt holders.
First Community has the option to redeem certain of its issued and outstanding shares of Series B preferred stock at a discount, but the exercise of a discounted redemption option may not occur.

On November 21, 2012, First Community entered into a TARP Securities Purchase Option Agreement, dated as of November 8, 2012, with certain of the current holders of First Community's Series B preferred stock. Pursuant to the TARP Securities Option Agreement, First Community has the option, but is not required, to redeem from such certain holders their shares of First Community's Series B preferred stock at a discount. $16,824,000 face amount, or 16,824 shares, of Series B preferred stock are subject to the discount option. The TARP Securities Purchase Option Agreement provides that First Community can achieve a discount upon redemption between 18.5% and 31% from the $1,000 per share face value of the Series B preferred stock if such shares are redeemed, in whole or in part, before September 13, 2014. The available percentage discount is 31% through March 13, 2013, 27.139% from March 14, 2013 through September 12, 2013, 23% from September 13, 2013 through March 13, 2014, and 18.5% from March 14, 2014 through September 13, 2014. If any shares subject to the TARP Securities Purchase Option Agreement are redeemed following September 13, 2014, the agreement does not provide for a discount.
First Community may use a portion of the proceeds generated by the financing described in this proxy statement/prospectus under the heading "Financing" to fund the redemption of a portion of First Community's Series B or Series C Preferred Stock, subject to receipt of required bank regulatory approval. First Community may decide, however, not to use the proceeds from the financing in this manner, depending upon the capital needs of First Community and the Banks, and considerations related to other general corporate purposes. If First Community does not redeem any shares of Series B preferred stock subject to the TARP Securities Purchase Option Agreement, First Community will not be able to achieve the discount available, and will be continue to be subject to the dividend and other requirements of the Series B preferred stock until it is otherwise redeemed.
Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the Merger and the Other Mergers.
Completion of the Merger and the Other Mergers is conditioned upon, among other things, the receipt of certain governmental consents and approvals, including approval by the FDIC and the IDFPR. These consents and approvals may impose conditions on the operations or assets of First Community, the Bank or the Other Banks. Such conditions may jeopardize or delay completion of the Merger or any of the Other Mergers or may reduce the anticipated benefits of the Merger and the Other Mergers. Even if all such consents and approvals are obtained, the terms, conditions and timing of the consents and approvals may not satisfy the terms of the Merger Agreement. See “The Merger Agreement - Conditions to the Completion of the Merger” for a discussion of the conditions to the completion of the Merger, “The Merger Agreement - Additional Covenants - Obligations to Cooperate; Regulatory Filings” for a discussion of the parties' obligations to cooperate with respect to the receipt of such consents and approvals, and “The Merger - Regulatory Matters” for a description of the regulatory approvals necessary in connection with the Merger. In certain instances, if the Merger is not completed by March 31, 2013, either the Bank or First Community may terminate the Merger Agreement. See “The Merger Agreement - Termination of the Merger Agreement”.
First Community will incur transaction, integration and restructuring costs in connection with the Merger and the Other Mergers.
First Community and the Bank expect to incur costs associated with transaction fees and other costs related to the Merger. Specifically, First Community expects to incur approximately $1.6 million of transaction costs related to the Merger and the Other Mergers, which costs are expected to be expensed. In addition, First Community will incur integration and restructuring costs following the completion of the Merger and the Other Mergers as it integrates the businesses of the Bank, the Other Banks and First Community. Although First Community expects that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, integration and restructuring costs over time, this net benefit may not be achieved in the near term.
The Merger and the Other Mergers may not be accretive and may cause dilution to First Community's earnings per share, which may negatively affect the price of First Community common stock following completion of the Merger and the Other Mergers.
First Community currently anticipates that the merger will be accretive to the earnings per share of the combined company during the 2015 calendar year after the Merger and the Other Mergers are completed. This expectation is based on preliminary estimates and assumes certain synergies expected to be realized by the combined Banks during such time. Such estimates and assumptions could materially change due to additional transaction-related costs, the failure to realize any or all of the benefits expected in the merger or other factors beyond the control of First Community, the Bank and the Other Banks. All of these factors could delay, decrease or eliminate the expected accretive effect of the Merger and the Other Mergers and cause resulting dilution to the First Community's earnings per share or to the price of First Community common stock.

Bank stockholders will have reduced ownership and voting interests after the Merger and the Other Mergers and will exercise less influence over management of First Community than currently exercised over management of the Bank.
After the effective time of the Merger and the Other Mergers, Bank stockholders will own in the aggregate a smaller percentage of First Community than they currently own of the Bank. Immediately following the Merger and the Other Mergers, those stockholders are expected to own approximately [•]% of the outstanding shares of First Community common stock, based on the number of shares of Bank common stock and First Community common stock outstanding on the record date. Consequently, Bank stockholders, as a general matter, will have less influence over the management and policies of First Community than they currently exercise over the management and policies of the Bank.
The shares of First Community common stock to be received by Bank stockholders as a result of the Merger will have different rights from the shares of Bank common stock.
Bank stockholders' rights are currently governed by the Bank's charter, the Bank's by-laws and Illinois Banking Act. Bank stockholders, upon completion of the Merger, will become shareholders of First Community and their rights will be governed by the First Community articles of incorporation, the First Community by-laws and Illinois business corporation law. See “Comparison of Rights of Stockholders of the Bank and Common Shareholders of First Community”.
Certain directors and executive officers of the Bank may have potential conflicts of interest with respect to the approval and adoption of the Merger Agreement.
Some of the Bank's directors and executive officers have interests in the Merger that are different from, or in addition to, those of Bank stockholders generally. First Community has agreed to have 5 current directors of the Bank to serve on the First Community board of directors after the consummation of the Merger and the Other Mergers, and will take all actions necessary to appoint such individual to the board of directors of First Community. Although other Bank directors will not become directors of First Community after the Merger, First Community will indemnify and maintain liability insurance for all of the directors of the Bank for their services as directors before the Merger. The Merger Agreement also provides that the equity awards held by Bank directors, executive officers and employees will be exchanged for restricted stock units of First Community in connection with the Merger. See “The Merger - Interests of Bank Directors and Executive Officers in the Merger” for a discussion of these interests.
First Community may have interests with respect to the approval and adoption of the Merger Agreement that are different from, or in addition to, those of the Bank stockholders generally.
First Community owns 60.94% of FCB Homer's common stock and 100% of FCB Homer's preferred stock. First Community's interests in completing the Merger and the Other Mergers are described in “The Merger - Interests of First Community in the Merger.”
Whether or not the Merger and the Other Mergers are completed, the pendency of the Consolidation could cause disruptions in the businesses of First Community, the Bank and the Other Banks, which could have an adverse effect on their respective businesses and financial results. These disruptions could include the following:

•
current and prospective employees may experience uncertainty about their future roles with the combined company, which might adversely affect the Bank's, First Community's and the Other Banks' ability to retain or attract key managers and other employees;

•
current and prospective customers of the Bank, First Community or the Other Banks may experience variations in levels of services as the companies prepare for integration and may, as a result, choose to discontinue their service with either company or choose another provider; and

•	the attention of management of each of the Bank, First Community and the Other Banks may be diverted from the operation of the businesses toward the completion of the Merger and the Other Mergers.
The unaudited pro forma financial statements are presented for illustrative purposes only and should not be viewed as a forecast of First Community's financial condition or results of operations following the merger.
The unaudited pro forma financial statements have been derived from the historical financial statements of First Community, the Bank and the Other Banks and certain adjustments and assumptions have been made regarding First Community and the Banks after giving effect to the Merger and the Other Mergers. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred or savings to be achieved by First Community and the Banks in connection with the Consolidation. As a result, the actual financial condition and results of operations of First Community and the Banks following the Merger and the Other Mergers will likely not be consistent with, or evident from, these unaudited pro forma financial statements. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect First Community's financial conditions or results of operations following the Merger and the Other Mergers. Therefore, shareholders of First Community and the Bank should not place undue reliance on the pro forma financial statements when deciding whether to vote for the merger proposals. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 77 .
Any delay in the completion of the Merger and the Other Mergers may significantly reduce the benefits expected to be obtained from the Merger or the Other Mergers or could adversely affect the market price of First Community common stock or the future business and financial results of First Community, the Bank or the Other Banks.
In addition to the required regulatory clearances and approvals, the Merger and the Other Mergers are subject to a number of other conditions, including approvals of First Community, Bank and the Other Banks stockholders, that are beyond the control of First Community, the Bank and the Other Banks that may prevent, delay or otherwise materially and adversely affect completion of the Merger and the Other Mergers. First Community and the Bank cannot predict whether and when these other conditions will be satisfied.

Failure to complete the Merger and the Other Mergers would prevent First Community and the Bank from realizing the anticipated benefits of the Merger and the Other Mergers. First Community and the Bank would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. Any delay in completing the Merger and the Other Mergers may significantly reduce the synergies and other benefits that First Community expects to achieve if it successfully completes the Merger and the Other Mergers within the expected timeframe and integrates the businesses. In addition, the market price of First Community common stock may reflect various market assumptions as to whether and when the Merger and the Other Mergers will be completed. Consequently, the completion of, the failure to complete, or any delay in the completion of the Merger and the Other Mergers could result in a significant change in the market price of First Community common stock.
Risks Relating to our Business, including as a result of our current ownership position in the Bank and the Other Banks.
Our business may be adversely affected by the highly regulated environment in which we operate.
The Company and the Banks are subject to extensive federal and state regulation, supervision and examination. Banking regulations are primarily intended to protect depositors' funds, FDIC funds, customers and the banking system as a whole, rather than stockholders. These regulations affect the Company's lending practices, capital structure, investment practices, dividend policy and growth, among other things.
As a bank holding company, we are subject to regulation and supervision primarily by the Federal Reserve. The Banks, as Illinois-chartered banks, are subject to regulation and supervision by both the IDFPR and the FDIC. We and the Banks undergo periodic examinations by these regulators, which have extensive discretion and authority to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies.
The primary federal and state banking laws and regulations that affect us are described in this proxy statement/prospectus under the section captioned “Supervision and Regulation.” These laws, regulations, rules, standards, policies and interpretations are constantly evolving and may change significantly over time. For example, on July 21, 2010, the Dodd-Frank Act was signed into law, which significantly changed the regulation of financial institutions and the financial services industry. The Dodd-Frank Act, together with the regulations to be developed thereunder, includes provisions affecting large and small financial institutions alike, including several provisions that will affect how community banks will be regulated in the future. In addition, the Federal Reserve has adopted numerous new regulations addressing banks' overdraft and mortgage lending practices. Further, the Bureau of Consumer Financial Protection was recently established, with broad powers to supervise and enforce consumer protection laws, and additional consumer protection legislation and regulatory activity is anticipated in the near future.
Such changes, including changes regarding interpretations and implementation, could affect the Company in substantial and unpredictable ways and could have a material adverse effect on the Company's business, financial condition and results of operations. Further, such changes could subject the Company to additional costs, limit the types of financial services and products the Company may offer, and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with applicable laws, regulations or policies could result in sanctions by regulatory agencies, civil monetary penalties, and/or damage to the Company's reputation, which could have a material adverse effect on the Company's business, financial condition and results of operations. The policies of the Federal Reserve also have a significant impact on us. Among other things, the Federal Reserve's monetary policies directly and indirectly influence the rate of interest earned on loans and paid on borrowings and interest-bearing deposits, and can also affect the value of financial instruments we hold and the ability of borrowers to repay their loans, which could have a material adverse effect on our business, financial condition and results of operations.
Competition from financial institutions and other financial services providers may adversely affect our growth and profitability and have a material adverse effect on us.
We operate in a highly competitive industry and experience intense competition from other financial institutions in our market. We compete with these institutions in making loans, attracting deposits and recruiting and retaining talented people. We also compete with nonbank financial service providers, including mortgage companies, finance companies, mutual funds and credit unions. Many of these competitors are not subject to the same regulatory restrictions that we are and may be able to compete more effectively as a result. We have observed that the competition in our market for making commercial loans has resulted in more competitive pricing and credit structure, as well as intense competition for qualified commercial lending officers. We also may face a competitive disadvantage as a result of our smaller size, limited branch network, narrower product offerings and lack of geographic diversification as compared to some of our larger competitors. Although our competitive strategy is to provide a distinctly superior customer and employee experience, this strategy could be unsuccessful. Our growth and profitability depend on our continued ability to compete effectively within our market area and our inability to do so could have a material adverse effect on us.
Our business is subject to the conditions of the local economy in which we operate and continued weakness in the local economy and the real estate markets may materially and adversely affect us.
Our success is dependent to a large extent upon the general economic conditions in the Chicago area where the Banks provide banking and financial services. Accordingly, the local economic conditions in Chicago have a significant impact on the demand for our products and services as well as the ability of our customers to repay loans, the value of the collateral securing loans and the stability of our deposit funding sources.
Our operating results have been negatively impacted by the historically high level of nonperforming loans in our commercial loan portfolio. Continued weakness in the Illinois and Chicago area economy has had and may continue to have a material adverse affect on us, including higher provisions for loan losses and net loan charge-offs, lower net interest income caused by an increase in nonaccrual loans, and higher legal and collection costs. In addition, we may be required to continue to devote substantial additional attention and resources to nonperforming asset management rather than focusing on business growth activities. Continued adverse conditions in the local economy could also reduce demand for new loans and other financial services and impair our ability to attract and retain deposits.
Our business is subject to domestic and, to a lesser extent, international economic conditions and other factors, many of which are beyond our control and could materially and adversely affect us.
From December 2007 through June 2009, the United States economy was in recession. Business activity across a wide range of industries and regions in the United States was greatly reduced. Although general economic conditions have improved, certain sectors, such as real estate and manufacturing, remain weak, and unemployment remains at historically high levels, including within the Chicago area, where most of our customers are located. In addition, local governments and many businesses continue to experience serious difficulty due to lower consumer spending and decreased liquidity in the credit markets.
Market conditions also led to the failure or merger of several prominent financial institutions and numerous regional and community-based financial institutions. These failures, as well as projected future failures, have had a significant negative impact on the capitalization level of the deposit insurance fund of the FDIC, which, in turn, has led to a significant increase in deposit insurance premiums paid by financial institutions.
The Company's financial performance generally, and in particular the ability of customers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services the Company offers, is highly dependent upon the business environment in the markets where the Company operates, in the state of Illinois generally and in the United States as a whole. A favorable business environment is generally characterized by, among other factors: economic growth; efficient capital markets; low inflation; low unemployment; high business and investor confidence; and strong business earnings. Unfavorable or uncertain economic and market conditions can be caused by: declines in economic growth, business activity or investor or business confidence; limitations on the availability or increases in the cost of credit and capital; increases in inflation or interest rates; high unemployment; natural disasters; or a combination of these or other factors.

On August 5, 2011, Standard & Poor's lowered its long term sovereign credit rating on the United States of America from AAA to AA+. A further downgrade or a downgrade by other rating agencies could have a material adverse impact on financial markets and economic conditions in the United States and worldwide. Any such adverse impact could have a material adverse effect on us. Many of our investment securities are issued by U.S. government sponsored entities.
Further, concerns about the European Union's sovereign debt crisis have also caused uncertainty for financial markets globally. Such risks could indirectly affect the Company by affecting its hedging or other counterparties, as well as the Company's customers with European businesses or assets denominated in the euro or companies in the Company's market with European businesses or affiliates.
Overall, during 2012, the business environment has been unfavorable for many households and businesses in the United States. While economic conditions in the Chicago area, the state of Illinois and the United States have generally improved since the recession, improvement may not continue or occur at a meaningful rate. Such conditions could materially and adversely affect us.
The preparation of our consolidated financial statements requires us to make estimates and judgments, which are subject to an inherent degree of uncertainty and which may differ from actual results.
Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and general reporting practices within the financial services industry, which require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Some accounting policies, such as those pertaining to our allowance for loan loss and deferred tax asset and the necessity of any related valuation allowance, require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty and actual results may differ from these estimates and judgments under different assumptions or conditions, which may have a material adverse effect on our financial condition or results of operations in subsequent periods.
Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio, which could have a material adverse effect on us.
Making loans is a substantial part of our business, and every loan we make is subject to the risk that it will not be repaid or that any underlying collateral in the case of secured loans will not be sufficient to assure full repayment. Among other things, the risk of non-payment is affected by:

•	changes in economic, market and industry conditions,

•	the credit risks associated with the particular borrower and type of loan,

•	cash flow of the borrower and/or the project being financed,

•	the duration of the loan, and

•	opportunities to identify potential loan repayment issues when remedial action may be most effective.
We maintain an allowance for loan losses, which is established through an accounting reserve established through a provision for loan losses charged to expense, which we believe is adequate to provide for probable losses inherent in our loan portfolio as of the corresponding balance sheet date. The determination of the appropriate level of the allowance for loan losses involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which are subject to material changes. Continuing deterioration in or stagnation of economic conditions affecting borrowers, new information regarding existing loans and any underlying collateral, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in our allowance for loan losses.
In addition, our federal and state regulators periodically review our allowance for loan losses and, based on judgments that differ from those of our management, may require an increase in our provision for loan losses or the recognition of further loan charge-offs. Further, if loan charge-offs in future periods exceed our allowance for loan losses, we will need additional provisions to increase the allowance. Any increases in our allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on us.
We are subject to interest rate risk, including interest rate fluctuations, that could have a material adverse effect on us.
Our earnings and cash flows are largely dependent upon our net interest income. Net interest income is the difference between interest income earned on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond the

Company's control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Open Market Committee of the Federal Reserve.
Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the amount of interest we pay on deposits and borrowings, but such changes could also affect:

•	the Company's ability to originate loans and obtain deposits,

•	the fair value of the Company's financial assets and liabilities, and

•	the average duration of the Company's securities portfolio.
If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, the Company's net interest income, and therefore, earnings and cash flows, could be adversely affected. Earnings and cash flows could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.
Although management believes it has implemented effective asset and liability management strategies, including the use of derivatives as hedging instruments, to reduce the potential effects of changes in interest rates on the Company's results of operations, if these strategies prove ineffective, or if any substantial, unexpected and prolonged change in market interest rates occurs, such events could have a material adverse effect on us.
We have counterparty risk and therefore we may be materially and adversely affected by the soundness of other financial institutions.
Our ability to engage in routine funding and other transactions could be materially and negatively affected by the actions and the soundness of other financial institutions. Financial services institutions are generally interrelated as a result of trading, clearing, counterparty, credit or other relationships. We have exposure to many different industries and counterparties and regularly engage in transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks and other institutional customers. Many of these transactions may expose us to credit or other risks if another financial institution experiences adverse circumstances. In certain circumstances, the collateral that we hold may be insufficient to fully cover the risk that a counterparty defaults on its obligations, which may cause us to experience losses that could have a material adverse affect on us.
We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. First Community's controls and procedures may fail or be circumvented.
There have been a number of highly publicized cases involving fraud or other misconduct by employees of financial services firms in recent years. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. Employee fraud, errors and employee and customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to civil claims for negligence.
We maintain a system of internal controls and procedures designed to reduce the risk of loss from employee or customer fraud or misconduct, employee errors and operational risks, including data processing system failures and errors and customer or employee fraud. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the Company's controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on us.
First Community is dependent upon outside third parties for processing and handling of our records and data.
The Company relies on software developed by third party vendors to process various Company transactions. In some cases, the Company has contracted with third parties to run their proprietary software on behalf of the Company. These systems include, but are not limited to, general ledger, payroll, employee benefits, loan and deposit processing, and securities portfolio management. While the Company performs a review of controls instituted by the applicable vendor over these programs in accordance with industry standards and performs its own testing of user controls, the Company must rely on the continued maintenance of controls by these third party vendors, including safeguards over the security of customer data. In addition, the Company maintains, or contracts with third parties to maintain, backups of key processing output daily in the event of a failure on the part of any of these systems. Nonetheless, the Company may incur a temporary disruption in its ability to conduct its business or process its transactions, or incur damage to its reputation if the third party vendor fails to adequately maintain internal controls or institute necessary changes to systems. Such disruption or a breach of security may have a material adverse effect on us.
System failure or breaches of our network security, including with respect to our internet banking activities, could subject us to increased operating costs as well as litigation and other liabilities.
The computer systems and network infrastructure we use in our operations and internet banking activities could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. Computer break-ins, “phishing” and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, as well as that of our customers engaging in internet banking activities. In addition, advances in computer capabilities or other developments could result in a compromise or breach of our systems designed to protect customer data. Although we have procedures in place to prevent or limit the effects of any of these potential problems and intend to continue to implement security technology and establish operational procedures to mitigate the risk of such occurrences, these measures could be unsuccessful. Any interruption in, or breach in security of, our computer systems and network infrastructure, or that of our internet banking customers, could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on us.
We are subject to lending concentration risks.
We have focused on repositioning our portfolio to reduce our exposure to industries and sectors that we no longer consider economically desirable. As of September 30, 2012, approximately 83.22% of the Banks' loan portfolios consisted of commercial loans of which approximately 73.88% are commercial real estate loans. Our commercial loans are typically larger in amount than loans to individual consumers and, therefore, have the potential for higher losses on an individual loan basis. Credit quality issues on larger commercial loans, if they were to occur, could cause greater volatility in reported credit quality performance measures, such as total impaired or nonperforming loans, and the amount of charge-offs and recoveries between periods. The deterioration of any one or a few of these loans may cause a significant increase in uncollectible loans, which would have a material adverse impact on us.
The problems that have occurred in the residential real estate and mortgage markets throughout much of the United States also affected the commercial real estate market. In our market areas, we have generally experienced a downturn in credit performance by our commercial real estate loan customers, and in light of the uncertainty that exists in the economy and credit markets, there can be no guarantee that we will not experience further deterioration in the performance of commercial real estate and other real estate loans in the future. In such case, we may not be able to realize the amount of security that we anticipated at the time of originating the loan, which could cause us to increase our provision for loan losses and materially and adversely affect our operating results, financial condition or capital levels.
We may not be able to access sufficient and cost-effective sources of liquidity.
Liquidity is essential to our business and drives our ability to make new loans or invest in securities. In addition, the Company requires liquidity to meet its deposit and debt obligations as they come due. Our access to funding sources in amounts adequate to finance our activities or on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or the economy generally. Factors that could reduce our access to liquidity sources include a downturn in the Chicago area market, difficult credit markets or adverse regulatory actions against us.

As part of our liquidity management, we use a number of funding sources in addition to what is provided by in-market deposits and repayments and maturities of loans and investments. Although we have increased our funding from our core customers to reduce our reliance on wholesale funding, we continue to use brokered money market accounts and certificates of deposits, out-of-local-market certificates of deposit, broker/dealer repurchase agreements, federal funds purchased and Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) advances as a source of liquidity.
Under FDIC regulations, only “well-capitalized” institutions may issue brokered certificates of deposit (“CDs”) without prior regulatory approval. Each of the Banks is currently categorized as “well-capitalized” and, therefore, may continue to utilize this funding source. Brokered CD distributors may use other criteria in determining which banks to allow to issue brokered CDs through their distribution network. If our access to the brokered CD market were reduced in any material respect, it could lead to an inability to replace brokered deposits at maturity, which would result in higher costs to, or reduced asset levels at, a bank.
Our liquidity position is affected by the amount of cash and other liquid assets on hand, payment of interest and dividends on our outstanding debt and equity instruments, capital we inject into any of the Banks, redemption of our previously issued debt, proceeds we raise through the issuance of debt and equity instruments, and dividends received from any of the Banks (if permitted). Our future liquidity position may be materially adversely affected if, in the future, one or a combination of the following events occur:

•	any of the Banks reports net losses or its earnings are weak relative to our cash flow needs as a holding company,

•
we deem it advisable or are required by our regulators to use cash at the holding company level to support loan growth of any of the Banks or address other capital needs of any of the Banks through downstream capital injections, or

•	we have difficulty raising cash at the holding company level through the issuance of debt or equity securities or accessing additional sources of credit.
Given the losses recorded by the Banks from 2008 through 2012 and the resulting limitations imposed by our regulators on the ability of the Banks to pay dividends to First Community, we have been dependent upon our current cash position and cash proceeds generated by capital raises to meet liquidity needs at the holding company level. If we foresee that we face diminished liquidity, we may, to the extent possible, seek to issue additional debt or securities which could cause ownership or economic dilution to our current shareholders.
We are subject to liquidity risk, including unanticipated deposit volatility.
Our usual liquidity management challenges include responding to potential volatility in our customers' deposit balances. We primarily use advances from the FHLB, broker/dealer repurchase agreements and federal funds purchased to meet our immediate liquidity needs. We have maintained stable client deposits since inception in 2004, which has allowed us to not rely on wholesale funding sources. However, our recent level of client deposits may not continue, our client deposits may not remain at current levels and we may not be able to maintain the recent reduced reliance on wholesale deposits. Increased customer confidence in general economic conditions, higher expected rates of return on other investments (including a rise in interest rates) or additional restrictions on the availability of FDIC coverage could each cause our customers to move all or a portion of their deposits to other investment options, thus causing a reduction in our deposits and increasing our reliance on wholesale or other funding sources.
In addition, we have customers that maintain significant deposit balances with us, the immediate withdrawal of which could have a material adverse affect on our daily liquidity management. Further, the number of branches we maintain is small relative to our asset size, which could negatively impact our ability to acquire new deposits. In the event that we experience a significant deposit outflow, our liquidity could be negatively impacted such that our capital position, reputation or profitability could also be adversely affected. If we fail to effectively manage the risk of deposit volatility, we could be materially and adversely affected.
The recent repeal of federal prohibitions on payment of interest on business demand deposits could increase the Company's interest expense and have a material adverse effect on us.
All federal prohibitions on the ability of financial institutions to pay interest on business demand deposit accounts were repealed as part of the Dodd-Frank Act. As a result, some financial institutions have commenced offering interest on these demand deposits to compete for customers. If competitive pressures require the Company to pay interest on these demand deposits to attract and retain business customers, its interest expense would increase and its net interest margin would decrease. This could have a material adverse effect on us. Further, the effect of the repeal of the prohibition could be more significant in a higher interest rate environment as business customers would have a greater incentive to seek interest on demand deposits.
Changes in our credit ratings could increase our financing costs or make it more difficult for us to obtain funding or capital on commercially acceptable terms.
We are rated by several different rating agencies, including IDC and Bankrate.com. Many factors, both within and out of our control, may cause these agencies to downgrade their ratings related to the Company, which could subject us to negative publicity, adversely impact our ability to acquire or retain deposits and increase our cost of borrowing or limit our asset growth. Also, our credit ratings are an important factor to the institutions that provide our sources of liquidity, and reductions in our credit ratings could adversely affect our liquidity, increase our borrowing costs, limit our access to the capital markets or trigger unfavorable contractual obligations.
The Company is a bank holding company and its sources of funds are limited.
The Company is a bank holding company, and its operations are primarily conducted by the Banks, which are subject to significant federal and state regulation. The Company's ability to receive dividends or loans from the Banks is restricted and therefore the ability to pay dividends to shareholders is restricted. Dividend payments by the Banks to the Company in the future will require generation of future earnings by the Banks and could require regulatory approval if any proposed dividends are in excess of prescribed guidelines. Further, as a structural matter, the Company's right to participate in the assets of the

Banks in the event of a liquidation or reorganization of any of the Banks would be subject to the claims of the Banks' creditors, including depositors, which would take priority except to the extent the Company may be a creditor with a recognized claim. As of September 30, 2012, the Banks had deposits and other liabilities of approximately $795.5 million.
Our business strategy is dependent on our continued ability to attract, develop and retain highly qualified and experienced personnel in senior management and customer relationship positions.
We believe our future success is dependent, in part, on our ability to attract and retain highly qualified and experienced personnel in key senior management and other positions. Our competitive strategy is to provide each of our commercial customers with a highly qualified relationship manager that will serve as the customer's key point of contact with us. Achieving the status of a “trusted advisor” for our customers also requires that we minimize relationship manager turnover and provide stability to the customer relationship. Competition for experienced personnel in our industry is intense, and we may not be able to successfully attract and retain such personnel.
Our recent operating results have reduced our cash-based incentive awards to senior management and other key employees.
Our reputation could be damaged by negative publicity.
Reputational risk, or the risk to us from negative publicity, is inherent in our business. Negative publicity can result from actual or alleged conduct in a number of areas, including legal and regulatory compliance, lending practices, corporate governance, litigation, inadequate protection of customer data, ethical behavior of our employees, and from actions taken by regulators, ratings agencies and others as a result of that conduct. Damage to our reputation could impact our ability to attract new or maintain existing loan and deposit customers, employees and business relationships.
New lines of business or new products and services may subject us to certain additional risks.
From time to time, we will consider and may enter into new lines of business or offer new products or services. These activities can involve a number of uncertainties, risks and expenses, including the investment of significant time and resources, and our projected price and profitability targets may not be attainable or our efforts may not be successful. These initiatives have required and will continue to require us to enter geographical markets that are new to us. In addition, new lines of business and new products and services could significantly impact the effectiveness of our system of internal controls, and present requirements for legal compliance with which we were previously unfamiliar. Failure to successfully manage these risks could have a material adverse affect on us.
We may experience difficulties in managing our future growth.
Our future success in part, depends on our achieving growth in commercial banking relationships that result in increased commercial loans outstanding at yields that are profitable to us. Achieving our growth targets requires us to attract customers who currently bank at other financial institutions in our market, thereby increasing our share of the market. Our commercial banking strategy is to provide a local, high-touch relationship servicing experience that we believe is attractive to customers in our marketplace. In addition, we actively pursue high quality relationship managers to extend our reach in the market place. Although we believe that we have the necessary resources in place to successfully manage our future growth, our growth strategy exposes us to certain risks and expenses, and we may not be able to expand our market presence or that any such expansion will not adversely affect our results of operations. Our strategy for future growth also may place a significant strain on our management, personnel, systems and resources. Maintaining credit quality while growing our loan portfolio is critical to achieving and sustaining profitable growth. We may not be able to manage our growth effectively. If we fail to do so, we would be materially harmed.
In furtherance of our growth strategy, we may also seek to reorganize or consolidate our corporate structure or acquire other financial institutions or parts of those institutions in the future, and we may engage in banking center expansion. In connection with future reorganizations, consolidations or acquisitions, we may issue equity securities which could cause ownership and economic dilution to our current shareholders. Moreover, our regulators will need to formally approve our implementation of a reorganization, consolidation or acquisition strategy. Furthermore, following any future reorganization, consolidation, mergers or acquisitions, our integration efforts may not be successful or, after giving effect to the acquisition, we may not achieve a level of profitability that will justify the investment that we made in any such acquisition.

The Company and its subsidiaries are subject to changes in federal and state tax laws and changes in interpretation of existing laws.
The Company's financial performance is impacted by federal and state tax laws. Given the current economic and political environment, and ongoing federal and state budgetary pressures, the enactment of new federal or state tax legislation may occur. For example, in January 2011, the State of Illinois passed an income tax increase for both individuals and corporations, which increased our state income tax rate. The further enactment of such legislation, or changes in the interpretation of existing law, including provisions impacting tax rates, apportionment, consolidation or combination, income, expenses, and credits, may have a material adverse effect on us.
Regulatory requirements, growth plans or operating results may require us to raise additional capital, which may not be available on favorable terms or at all.
We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. At September 30, 2012, the Company and each of the Banks were categorized as “well-capitalized” under the applicable regulatory capital framework. To the extent regulatory requirements change, our future operating results erode capital or we seek to expand through loan growth or acquisitions, we may be required to raise additional capital. Our ability to raise capital in any such event would depend on conditions in the capital markets, which are outside of our control, and on our financial condition and performance. Accordingly, our ability to raise capital when needed or on favorable terms is uncertain. The inability to attract new capital investment, or to attract capital on terms acceptable to us, could have a material adverse impact on us.
We have not paid a dividend on our common stock since inception in 2006. In addition, regulatory restrictions and liquidity constraints at the holding company level could impair our ability to make distributions on our outstanding securities.
Historically, our primary source of funds at the holding company level has been debt and equity issuances. The Banks have not paid dividends to the Company since inception. Current and future liquidity constraints at the holding company level could continue to impair our ability to declare and pay dividends on our common or preferred stock or pay interest on our outstanding debt securities in the future. The Company is also required to obtain prior written approval from the Federal Reserve prior to the declaration or payment of dividends on our common stock or preferred stock. If we are unable to pay dividends or interest on our outstanding securities in the future, the market value of such securities may be materially adversely affected.

As a public company, we will be required to meet periodic reporting requirements under the rules and regulations of the SEC. Complying with federal securities laws as a public company is expensive, and we will incur significant time and expense enhancing, documenting, testing and certifying our internal control over financial reporting. Any deficiencies in our financial reporting or internal controls could adversely affect our business and the trading price of our common stock.
Prior to becoming a public company, we have not been required to comply with SEC requirements to have our financial statements completed and reviewed or audited within a specified time. As a publicly traded company following completion of the Merger and the Other Mergers, we will be required to file periodic reports containing our financial statements with the SEC within a specified time following the completion of quarterly and annual periods. We will also be required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 concerning internal controls over financial reporting commencing in the 2013 fiscal year as described below. We may experience difficulty in meeting the SEC's reporting requirements. Any failure by us to file our periodic reports with the SEC in a timely manner could harm our reputation and reduce the trading price of our common stock.
As a public company, we will incur significant legal, accounting, insurance and other expenses. Compliance with other rules of the SEC will increase our legal and financial compliance costs and make some activities more time consuming and costly. Beginning with our Annual Report on Form 10-K for our fiscal year ending December 31, 2013, SEC rules will require that our Chief Executive Officer and Chief Financial Officer periodically certify the existence and effectiveness of our internal controls over financial reporting. Beginning with the fiscal year ending December 31, 2016, or such earlier time as we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (which we refer to as the “JOBS Act”), our independent registered public accounting firm will be required to attest to our assessment of our internal controls over financial reporting. This process will require significant documentation of policies, procedures and systems, review of that documentation by our internal auditing staff and our outside auditors and testing of our internal controls over financial reporting by our internal auditing and accounting staff and our outside independent registered public accounting firm. This process will involve considerable time and expense, may strain our internal resources and have an adverse impact on our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter.
During the course of our testing, we may identify deficiencies that would have to be remediated to satisfy the SEC rules for certification of our internal controls over financial reporting. As a consequence, we may have to disclose in periodic reports we file with the SEC material weaknesses in our system of internal controls. The existence of a material weakness would preclude management from concluding that our internal controls over financial reporting are effective and would preclude our independent auditors from issuing an unqualified opinion that our internal controls over financial reporting are effective. In addition, disclosures of this type in our SEC reports could cause investors to lose confidence in our financial reporting and may negatively affect the trading price of our common stock. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal controls over financial reporting, it may negatively impact our business, results of operations and reputation.
We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors. In addition, our election not to opt out of JOBS Act extended accounting transition period may make our financial statements less easily comparable to the financial statements of other companies.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company for up to five years, though we may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, we are deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700 million). We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

The utilization of our tax losses could be substantially limited if we experienced an ownership change as defined in the Code.
Our net deferred tax asset totaled $901,000 with a valuation allowance of $16.4 million as of September 30, 2012. The ultimate realization of a deferred tax asset is dependent upon the generation of future taxable income during the periods prior to the expiration of the related net operating losses and the limitations of Section 382 of the Code.  Section 382 of the Code contains rules that limit the ability of a company that undergoes an ownership change to utilize its net operating loss carryforwards and certain built-in losses recognized in years after the ownership change. Under the rules, such an ownership change is generally any change in ownership of more than 50% of its stock within a rolling three-year period, as calculated in accordance with the rules. The rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning directly or indirectly 5% or more of the stock of the company and any change in ownership arising from new issuances of stock by the company.  If we undergo an ownership change for purposes of Section 382 as a result of future transactions involving our common stock, our ability to use any of our net operating loss carryforwards, tax credit carryforwards or net unrealized built-in losses at the time of ownership change would be subject to the limitations of Section 382 on their use against future taxable income. The limitation may affect the amount of our deferred income tax asset and, depending on the limitation, a portion of our built-in losses, any net operating loss carryforwards or tax credit carryforwards could expire before we would be able to use them. This could adversely affect our financial position, results of operations and cash flow.

Risks Related to First Community Common Stock
The market price of our common stock may be volatile, which could cause the value of an investment in our common stock to decline.
The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

•	general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in or failure to meet publicly disclosed expectations as to our future financial performance;

•	downgrades in any securities analysts' estimates of our financial performance or lack of research and reports by industry analysts;

•	changes in market valuations or earnings of similar companies;

•	any future sales of our common stock or other securities; and

•	additions or departures of key personnel.
The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our common stock. In the past, shareholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management's attention and resources and harm our business or results of operations.
An active trading market for our common stock may not develop, and the market price for our common stock if an active trading market develops is unknown.

While our common stock will remain traded on the Over the Counter Bulletin Board, an active market for our common stock may not develop following the Merger and the Consolidation. In addition, the market price for our common stock may be highly volatile. It is possible that investors who have been trading in our stock have been engaging in short-selling, which could further cause the price of our common stock to decline. The trading price of our common stock could also fluctuate due to the factors discussed in this “Risk Factors” section. The trading market for our common stock also may be influenced by any research and reports that industry or securities analysts publish about us or our industry. In addition, the stock market in general has experienced extreme price and volume fluctuations. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against these companies. Litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.
We do not currently intend to pay dividends on shares of our common stock in the foreseeable future after the Merger and the Other Mergers and our ability to pay dividends will be subject to restrictions under applicable banking laws and regulations.
We do not currently intend to pay cash dividends on our common stock in the foreseeable future after the Merger and the Other Mergers. The payment of cash dividends in the future will be dependent upon various factors, including our earnings, if any, cash balances, capital requirements and general financial condition. Our Board of Directors does not currently anticipate declaring any dividends. Because we do not expect to pay cash dividends on our common stock for some time, any gains on an investment in our common stock issued in the Merger and the Other Mergers will be limited to the appreciation, if any, of the market value of our common stock.
Banks and bank holding companies are subject to certain regulatory restrictions on the payment of cash dividends. Federal bank regulatory agencies have the authority to prohibit bank holding companies from engaging in unsafe or unsound practices in conducting their business. The payment of dividends by us depending on our financial condition could be deemed an unsafe or unsound practice. Our ability to pay dividends will directly depend on the ability of our subsidiary bank to pay dividends to us, which in turn will be restricted by the requirement that it maintains an adequate level of capital in accordance with requirements of its regulators and, in the future, can be expected to be further influenced by regulatory policies and capital guidelines. In addition, First Community is required to obtain prior written approval from the Federal Reserve prior to the declaration or payment of dividends on our common stock or preferred stock.
Certain provisions of our certificate of incorporation may have anti-takeover effects, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management. In addition, Illinois law may inhibit takeovers of us and could limit our ability to engage in certain strategic transactions our Board of Directors believes would be in the best interests of shareholders.
Our certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. See “Description of Capital Stock.”
We are also subject to anti-takeover provisions under Illinois law. We have not opted out of Sections 7.85 of the Illinois Business Corporation Act. Under Section 7.85, certain business combinations between First Community and an interested shareholders must be approved by an 80% vote of outstanding stock entitled to elect directors and by a majority of disinterested shareholders, unless the transaction has been approved by two-thirds of First Community's directors not affiliated with the interested shareholder or meets certain requirements relating to fairness of the consideration paid and procedural requirements.

Additionally, First Community has not opted out of Section 11.75 of the Illinois Business Corporation Act. Under Section 11.75, an interested shareholder may not engage in certain business combinations with First Community for a period of three years after the date on which the shareholder became an interested shareholder unless: (i) prior to that date, First Community's Board of Directors approved either the business combination or the transaction in which the shareholder became an interested persons, (ii) the interested shareholder owned at least 85% of First Community's outstanding voting stock upon becoming an interested shareholder, or (iii) the business combination is approved by First Community's Board of Directors and authorized at a shareholders' meeting by a vote of at least two-thirds of the outstanding voting stock of First Community not owned by the interested person.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus, and the documents to which this proxy statement/prospectus refers, contain forward-looking statements. Any statements contained in this proxy statement/prospectus, or any such documents, that are not statements of historical fact, including statements about First Community's and/or the Bank's beliefs and expectations, are forward-looking statements and should be evaluated as such.
Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “intend”, “plan”, “may”, “estimate”, “target”, “project”, “should”, “will”, “can”, “likely”, similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements are subject to numerous risks and uncertainties. Such forward-looking statements reflect, among other things, First Community's and/or the Bank's current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties, and factors that may cause First Community's and/or the Bank's actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties and factors include, but are not limited to, the following:

•	First Community's and the Bank's ability to complete the Merger;

•	First Community's ability to complete the Other Mergers;

•	First Community's ability to successfully integrate the Banks' operations and to realize the synergies from the Merger and the Other Mergers;

•	failure of the Bank's stockholders to approve and adopt the Merger Agreement;

•	failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals;

•	First Community's ability to pursue growth opportunities if First Community should receive permission to pay, and commence paying, dividends on its common stock;

•	the price and volatility of First Community's common stock;

•	the amount of First Community's debt and First Community's ability to incur additional debt in the future;

•	First Community's need for cash to service and repay its debt and to pay dividends on its preferred stock and common stock;

•	First Community's ability to refinance its existing debt as necessary;

•	risks associated with First Community's possible pursuit of further acquisitions;

•	economic conditions in First Community's and the Banks' service areas;

•	system failures;

•	losses of large customers;

•	disruptions in the relationship with third party vendors;

•	losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future;

•	changes in the extensive governmental legislation and regulations governing banking;

•	high costs of regulatory compliance;

•	the impact of legislation and regulatory changes on the banking industry; and

•	liability and compliance costs regarding banking regulations.

These and other uncertainties related to the businesses of First Community, the Bank and the Other Banks are described in greater detail in the section entitled “Risk Factors” beginning on page 21. Many of these risks are beyond each of First Community's and the Bank's management's ability to control or predict. All forward-looking statements attributable to First Community, the Bank or persons acting on behalf of either First Community or the Bank are expressly qualified in their entirety by the cautionary statements contained, and risk factors identified, in this proxy statement/prospectus and First Community's filings with the SEC. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, neither First Community nor the Bank undertakes any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

THE MERGER
The Companies
First Community
First Community is an Illinois corporation incorporated on April 11, 2006, and is the holding company for First Community Bank of Joliet, an Illinois state bank with its main office located in Joliet, Illinois. In addition, First Community owns (1) 78.19% of the issued and outstanding common stock, and 96.97% of the issued and outstanding preferred stock, of First Community Bank of Plainfield, an Illinois state-chartered bank with its main office located in Plainfield, Illinois, (2) 60.94% of the issued and outstanding common stock, and 100% of the issued and outstanding preferred stock, of First Community Bank of Homer Glen & Lockport, an Illinois state-chartered bank with its main office located in Homer Glen, Illinois and (3) 53.09% of the issued and outstanding common stock of Burr Ridge Bank and Trust, an Illinois state-chartered bank with its main office located in Burr Ridge, Illinois.

First Community Bank of Joliet

FCB Joliet is an Illinois state-chartered bank chartered on June 11, 2004, and commenced business on
June 15, 2004. As a state, non-member bank, FCB Joliet is regulated by the IDFPR and the FDIC. FCB Joliet provides full-service commercial and consumer banking services in Joliet, Illinois, and the surrounding communities. FCB Joliet has banking offices located at 2801 Black Road, Joliet, Illinois, 2728 West 75th Street, Naperville, Illinois, and 25407 S. Bell Road, Channahon, Illinois. As of September 30, 2012, FCB Joliet had total assets of approximately $481.5 million, total net loans (after allowance for loan losses) of approximately $330.2 million, total deposits of approximately $405.5 million and total stockholders' equity of approximately $43.8 million.

The Bank
FCB Homer Glen is an Illinois state-chartered bank chartered on December 15, 2008, and commenced business on December 17, 2008. As a state, non-member bank, FCB Homer Glen is regulated by the IDFPR and the FDIC. FCB Homer Glen provides full-service commercial and consumer banking services in Homer Glen, Illinois, Lockport, Illinois and the surrounding communities. FCB Homer Glen's banking office is located at 13901 S. Bell Rd., Homer Glen, Illinois. As of September 30, 2012, FCB Homer Glen had total assets of approximately $77.5 million, total net loans (after allowance for loan losses) of approximately $55.2 million, total deposits of approximately $68.4 million and total stockholders' equity of approximately $8.9 million.

Background of the Merger
By letter dated September 19, 2011, the Federal Reserve Bank of the Chicago requested, among other items, that First Community submit a capital plan to the Federal Reserve Bank identifying the steps First Community will take to improve the condition of the Banks. The Federal Reserve requested that the capital plan consider the current and future capital needs of the Banks, requirements by the Banks' regulators for maintaining or acquiring additional capital and identify First Community's need for capital to support its debt and preferred stock obligations without dividend support from the Banks. Following receipt of the September 19, 2011 letter, First Community worked to complete the capital plan.
On October 19, 2011, First Community's board of directors created a capital committee. This committee was charged with the responsibility to work closely with First Community's management and advisors on capital issues. One of the many items initially considered by the committee was the consolidation of the Banks' charters.

On November 8, 2011, management and the Chairman of the board of directors of First Community met with representatives of the Federal Reserve Bank, the FDIC and the IDFPR to discuss, among other items, the requests raised in the September 19, 2011 letter from the Federal Reserve Bank. At that meeting, First Community first discussed with its banking regulators the possibility of First Community evaluating, analyzing and considering the Consolidation.

On November 16, 2011, the board of directors of First Community reviewed and approved a draft of its capital plan for submission to the Federal Reserve Bank. The capital plan was submitted to the Federal Reserve Bank on November 30, 2011. Included in the capital plan was a discussion of possible options by which the Company may improve the condition of the Banks. Among these options was the consolidation of the Banks. In the capital plan, First Community noted that its consideration of a consolidation of the Banks was at a preliminary stage and would require further review and analysis by First Community's board of directors and its third party advisors. In particular, the capital plan notes that First Community would need to assess further, among other items, the availability and form of consideration used by First Community in any consolidation and the interest of the non-Company stockholders of the Banks in pursuing a consolidation. The capital plan also noted that if the non-Company stockholders of the Banks indicated that they were interested in pursuing a consolidation, a fully negotiated process and structure should be used.

At the First Community board of directors meeting on December 14, 2011, the board of directors discussed further the proposed consolidation and possible structures that could be used. The board of directors authorized the Company to continue evaluating the Consolidation and possible structures.

On January 18, 2012, FCB Homer Glen's board of directors held an executive session. During the executive session, the board discussed First Community's capital plan and strategic opportunities including the potential Consolidation or merger with one or more of the affiliate Banks.
On February 7, 2012, management and the chairman of the board of First Community met with members of management and the chairman of the board of directors of Burr Ridge to discuss the Consolidation. Following that meeting, it was decided that management of First Community would approach and work with the senior management of each of the Banks to evaluate the feasibility of the Consolidation. This evaluation continued thereafter.

On February 15, 2012, the FCB Homer Glen board of directors held an executive session at which time the board was further updated on First Community's capital plan. The board also discussed the Consolidation of the affiliate Banks and took action to create a special consolidation committee (the "Independent Committee") to work with management to evaluate this strategic initiative.
By letter dated March 3, 2012, First Community requested a meeting with the Federal Reserve Bank, the FDIC and the IDFPR to discuss moving forward with the Consolidation using the structure presented in this proxy statement/prospectus. This meeting occurred on March 19, 2012 and was attended by management and the Chairman of the board of directors of First Community and the presidents of each of the Banks. At this meeting, First Community and the Banks presented to the banking regulators the proposed Consolidation. In response to the presentation, the banking regulators requested additional written information concerning the proposed Consolidation and its financial implications on First Community and the Banks.

On March 16, 2012, the Independent Committee interviewed several law firms and investment bankers to act as advisors to the board regarding the potential consolidation. At the March 20, 2012 regular board meeting, the board went into executive session and reviewed a preliminary plan of consolidation and considered the merits of the strategy. On April 6, 2012, the Independent Committee met to determine which legal and financial firms to recommend to the board.
On April 10, 2012, First Community engaged Stifel, Nicolaus & Company, Incorporated (“Stifel”) to act as First Community's financial advisor in connection with the proposed Consolidation.

At the April 18, 2012 regular Bank board of directors meeting, during an executive session the Consolidation was discussed and the Bank board authorizing the Independent Committee to engage Vedder Price P.C. as legal counsel and Monroe Securities as investment banker to assist and represent the Bank board in evaluating the proposed Consolidation.

On April 24, 2012, the Bank's Independent Committee formally engaged Vedder Price P.C. to act as the Bank's legal counsel in connection with the negotiation of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement. Each of Burr Ridge and FCB Plainfield also engaged Vedder Price to act as its legal counsel in connection with the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement.
On May 7, 2012, the Bank's Independent Committee formally engaged Monroe Securities to act as the Bank's financial advisor in connection with the proposed Consolidation and to provide a fairness opinion to the board of directors of the Bank in connection with the Consolidation. Each of the Other Banks also engaged Monroe Securities to act as its financial advisor, and provide a fairness opinion, in connection with the Consolidation.
At the May 16, 2012 First Community board of directors meeting, an independent Consolidation committee consisting of First Community and FCB Joliet board members was created to work with First Community and FCB Joliet management on the Consolidation evaluation.

In response to the banking regulators' March 19, 2012 request for additional written information concerning the proposed Consolidation, by letter dated May 14, 2012, First Community provided the requested additional detail and requested that management and the Chairman of the board of directors of First Community and the presidents of each of the Banks meet with the banking regulators to further discuss the proposed Consolidation.

On May 23, 2012, First Community and each of the Banks entered into customary confidentiality agreements whereby First Community and each of the Banks agrees to maintain the confidentiality of any confidential due diligence materials provided as part of a party's due diligence review in connection with the Consolidation.

The Bank board continued to discuss the Consolidation and Merger at each of its regular board meetings on the following dates: May 16, 2012; June 20, 2012; and July 18, 2012.

A subsequent meeting with the banking regulators occurred on May 31, 2012. At the meeting, the additional materials provided to the banking regulators by letter dated May 14, 2012 were discussed and the banking regulators provided guidance on what additional detail they would like to be provided with as part of any required regulatory applications submitted to the banking regulators should the Consolidation proceed.

At First Community's June 13, 2012 board of directors meeting, the board of directors approved First Community continuing with its Consolidation due diligence efforts and proceeding with drafting merger agreements for use in connection with the Consolidation.

On June 28, 2012, the Banks and their advisors received an initial draft of the form of merger agreement to be used for the mergers including in the Consolidation.

On July 22, 2012, Vedder Price, on behalf of the Bank, provided to Schiff Hardin its initial comments to the draft form of merger agreement. Vedder Price's comments related primarily to the non-financial terms of the merger agreement. Vedder Price's comments requested that certain changes be made to the form of merger agreement, including adding additional representations and warranties from the Company which resulted in the Company providing representations and warranties materially similar to those provided by the Bank; a condition to closing that each of the banks to the applicable merger agreement meet certain minimum stockholders' equity tests; and a requirement that the Company provide directors and officers insurance for six years post-Consolidation for those directors and officers of the Bank who will not be a part of First Community Financial Bank or the Company following the Consolidation.
On July 27, 2012, Vedder Price provided additional comments to Schiff Hardin on the form of merger agreement. Vedder Price's comments included a request that the Company be subject to additional covenants between the signing of the merger agreement and the closing of the Merger in order to make the covenants of the Company during such period more similar to those imposed on the Bank.
On August 3, 2012, Schiff Hardin provided Vedder Price with a revised draft of the form of merger agreement reflecting the Company's responses to Vedder Price's comments. The Company accepted the majority of Vedder Price's comments, provided that the Bank's request to provide director and officers insurance was not accepted subject to the Company, the Bank and their counsels reviewing the Company and the Banks current directors and officers insurance policy.
On August 7, 2012 Stifel communicated to Monroe Securities that the Company was proposing an exchange ratio based on a tangible book value per share for tangible book value per share calculation utilizing the Company's and FCB Homer Glen's estimated tangible book values per share as of December 31, 2012. Under this calculation, the exchange ratio proposed by the Company was 0.85 of a share of Company common stock for each FCB Homer Glen share of common stock.
On August 8 and 13, 2012, Schiff Hardin provided Vedder Price with updated drafts of the form of merger agreement. These updated drafts reflected the treatment of the Bank equity awards in the Consolidation.
At a special meeting of First Community's and FCB Joliet's Consolidation Committee held on August 10, 2012, and at a special meeting of First Community's and FCB Joliet's Boards of Directors held on August 17, 2012, management of First Community, Stifel and Schiff Hardin reviewed the status of negotiations with the Banks. Representatives of Schiff Hardin reviewed in detail the terms of the current drafts of the form of merger agreement, including the scope of the representations and warranties, the nature of the covenants prior to closing and the proposed closing conditions, and boards of directors fiduciary duties with respect to the Consolidation. Representatives of Stifel reviewed in detail the status of negotiations with the Banks regarding the exchange ratios for the amount of First Community common stock to be issued as consideration for the Bank's stock.

On August 10, 2012, a special meeting of the Bank's Independent Committee was held with certain of the Bank's executive officers, with representatives from Monroe Securities and Vedder Price in attendance as well. Specifically, representatives from Vedder Price reviewed in detail the terms of the current draft of the form Merger Agreement, including the structure of the transaction, as well as the structure of the other mergers contemplated as part of the Consolidation. Vedder Price also reviewed the scope of the representations and warranties, pre-closing covenants and the proposed Closing conditions with the Independent Committee. In addition, Vedder Price reviewed the Committee's fiduciary duties in connection with the proposed transaction. Representatives of Monroe Securities provided the Independent Committee with a detailed presentation regarding the status of the negotiations with respect to the exchange ratio to be used in the transaction. Monroe Securities also provided an analysis of the value of the common stock of each of the Bank and First Community as part of its presentation.

On August 12, 2012, Monroe Securities communicated to Stifel FCB Homer Glen's counteroffer to the Company. Under this counterproposal, FCB Homer Glen proposed that the exchange ratio should be based on a calculation of its tangible book value per share including its deferred tax asset valuation allowance as well as a measure of potential excess allowance for loan losses. The exchange ratio proposed by FCB Homer Glen to the Company was 1.55 shares of Company common stock for each FCB Homer Glen share of common stock.
During the course of August 13 and August 14, 2012 Stifel and Monroe Securities held clarifying conversations regarding the FCB Homer Glen proposal. On August 14, 2012 Stifel communicated to Monroe Securities the Company's counteroffer to FCB Homer Glen. The Company's counteroffer proposed to include the consolidated deferred tax asset valuation allowance in the calculation of the Company's tangible book value per share utilized in the exchange ratio calculation and eliminated the concept of excess allowance for loan losses. Under the counteroffer, the Company's proposed exchange ratio was 1.12 shares of the Company common stock for each FCB Homer Glen share of common stock.
On August 15, 2012, Stifel and Monroe Securities held clarifying conversations regarding the Company's counteroffer. On August 16, 2012, Monroe Securities communicated to Stifel FCB Homer Glen's second counteroffer to the Company. Under this counteroffer, FCB Homer Glen proposed that the exchange ratio should incorporate a premium to its tangible book value per share (as adjusted for its deferred tax asset valuation allowance) to compensate its shareholders for FCB Homer Glen not awarding its executives incentive compensation payments over the prior two years. The exchange ratio proposed by FCB Homer Glen to the Company was 1.35 shares of Company common stock for each FCB Homer Glen share of common stock
On August 15, 2012, the Bank's board of directors held a special meeting to discuss the status of the negotiations of the Merger Agreement. During this meeting, representatives from Vedder Price provided the Board with a detailed overview of the terms contained in the Merger Agreement and provided the Board with a summary of the negotiations that had occurred to date. Vedder Price also reviewed the Board's fiduciary duties during its presentation. Also, Monroe Securities provided the Board with an update on the status of the negotiations with respect to the exchange ratio. Following the presentations, the Board instructed Monroe Securities and Vedder Price to further negotiate the financial and non-financial terms of the transaction with First Community's advisors.
On August 17, 2012, Vedder Price provided Schiff Hardin with a revised draft of the form of merger agreement reflecting the Bank's comments thereto. Vedder Price's revised draft accepted the treatment of the Bank's equity awards reflected in Schiff Hardin's prior draft. In addition, Vedder Price's draft again raised the Bank's request that the Company provide directors and officers insurance for six years post-Consolidation for those directors and officers of the Bank who will not be a part of First Community Financial Bank or the Company following the Consolidation. Vedder Price's draft also requested that the Merger be subject to the condition that it be approved by a majority of the Bank's stockholders other than the Company who are present at the special meeting of the stockholders to approve the Merger and that the Bank receive prior to the mailing of this proxy statement/prospectus a fairness opinion from Monroe Securities that the consideration to be received by stockholders of the Bank, other than the Company, in the Merger was fair from a financial point of view to such stockholders, and that the opinion not be withdrawn prior to the closing of the Merger.
On August 17, 2012, Stifel communicated to Monroe Securities the Company's second counteroffer to FCB Homer Glen. Under this counteroffer, the Company proposed an exchange ratio of 1.20 shares of the Company common stock for each FCB Homer Glen share of common stock. This exchange ratio proposal was accepted by FCB Homer Glen.
On August 20 and 21, 2012, Vedder Price and Schiff Hardin discussed Vedder Price's August 17, 2012 comments to the form of Merger Agreement. Subsequent to those discussions, the Bank agreed to withdraw its requests regarding the structure of the Bank's stockholder vote and the subsequent fairness opinion and the Company agreed to provide the requested directors and officers insurance post-Consolidation.

On August 20, 2012, the Bank's Independent Committee held a telephonic meeting with representatives from Vedder Price and Monroe Securities to discuss the latest updates regarding the negotiation of deal terms. During this meeting, Monroe Securities provided the Committee with an update regarding the changes to the exchange ratio and Vedder Price provided the Committee with an update regarding the status of certain non-financial terms of the transaction.
On August 21, 2012, the Bank's board of directors held a Special Meeting to review the updated draft of the form Merger Agreement which incorporated changes negotiated on behalf of the Bank. During this meeting, Vedder Price provided a detailed overview of the non-financial terms of the transaction and discussed the recent changes to the Merger Agreement. In addition, representatives from Monroe Securities provided the Board with a summary of the negotiations of the exchange ratio and the current exchange ratio offered by First Community. After discussing the exchange ratio prepared by First Community, Monroe Securities delivered to the Bank's Board its oral opinion that, based upon and subject to various matters set forth in its opinion, the Merger Consideration to be received by the Bank's stockholders was fair, from a financial point of view. Following the presentations by Vedder Price and Monroe Securities, the Bank's board of directors discussed the terms of the proposed transaction and determined that the transaction was in the best interest of the Bank. As a result, the Board voted to approve the Merger Agreement and authorize the certain of the Bank's executive officers to finalize the remaining open items, with the advice of the Bank's financial and legal advisors, and to execute and deliver the Merger Agreement.
Between August 21 and August 23, 2012, the Company investigated the pricing and availability of the requested directors and officers insurance, and on August 23, 2012 the Company confirmed the insurance coverage to be obtained.
On August 27, 2012, Monroe Securities issued its written opinion to the Bank's board of directors that as of August 27, 2012, the Merger Consideration to be received by the stockholders of the Bank, as part of the Consolidation, was fair from a financial point of view to the Bank's stockholders. Following receipt of the fairness opinion, the Bank executed the Merger Agreement.
Also on August 27, 2012, the board of directors of First Community and FCB Joliet approved the Mergers and the merger agreements to which each is a party. Also on August 27, 2012, individualized merger agreements for each of the Mergers that are a part of the Consolidation were finalized for and executed by First Community and the Banks, as necessary. First Community issued a press release on August 28, 2012 announcing the execution of the merger agreements.

The Bank's Reasons for the Merger and Recommendation of the Bank's Board of Directors
In reaching its decision to adopt and approve the Merger and the Consolidation, the Bank's board of directors consulted with management and its advisors and considered a number of factors, including:

•
the Consolidation is expected to lower costs and overall non-interest expenses through the ability of the Bank to spread certain costs and operating expenses across a larger organization, which are currently absorbed solely by the Bank;

•
the expectation that the expertise employed by a larger organization will allow the combined Bank to handle the increasing regulatory and compliance burdens associated with the Dodd-Frank Act, Basel III and any future additional regulatory and compliance requirements more efficiently;

•
the financial analysis prepared by Monroe Securities, and the opinion delivered to the board of directors of the Bank that, as of August 27, 2012, the Merger Consideration to be received by the holders of Bank common stock (other than First Community) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders;

•
that the offered exchange ratio of 1.20 shares of First Community for every share of FCB Homer Glen common stock is above the range of implied exchange ratios of 0.80-1.17x when applying the DCF methodology and within the range of 0.46x-1.77x when applying a Market Comparables methodology;

•	the expectation that the Consolidation would better position the combined Bank to invest in additional products and capabilities to better serve the Bank's customers and the community;

•	the expectation that the Consolidation would create a platform for future growth through potential acquisitions and organically through investments in the combined Banks' existing markets;

•
the expectation that the consolidated size, simplified ownership and simplified operating structure would have more appeal to new investors, providing the ability to more efficiently raise additional capital to support both organic growth and potential acquisitions; and

•	that the Consolidation would bring together four Banks with a common history and shared values of community involvement.
The Bank's board of directors also considered, among other things, the following risks:

•	regulatory and litigation risks associated with the Merger and the Consolidation;

•
that there are risks associated with obtaining the necessary approvals on terms that satisfy closing conditions to the respective parties' obligations to complete the Merger and the Consolidation and, as a result of certain conditions to the completion of the Merger and the Consolidation, it is possible that the Merger and the Consolidation may not be completed even if approved by the Banks' stockholders (see “The Merger Agreement - Conditions of the Mergers”);

•
that the offered exchange ratio of 1.20 shares of First Community for every share of FCB Homer Glen common stock is below the range of the implied exchange ratio of 1.35x-1.31x when applying the final Net Present Value (NPV) analysis presented by Monroe Securities;

•
the challenges of combining the businesses of the four Banks and the attendant risks of not achieving the expected strategic benefits and cost savings, other financial and operating benefits or improvements in earnings, and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time;

•	the existing Bank investors' perception of the advantages and disadvantages of becoming owners of the consolidated organization;

•	the terms and conditions of the Merger Agreement, which include restrictions on the conduct of the Bank's business pending the closing of the Merger; and

•	the other risks of the type and nature discussed above under “Risk Factors.”
The foregoing discussion of factors considered by the Bank's board of directors is not intended to be exhaustive, but rather includes the material factors considered by the board of directors. In reaching its decision to approve the Merger and the Consolidation, the board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. With respect to the offered exchange ratio of 1.20 shares of First Community being below the range of the implied exchange ratio when applying the NPV analysis, the Bank's board of directors discounted the analysis because it included the reversal of a previously established valuation allowance against its deferred tax assets in 2013 and 2014, which significantly increased FCB Homer Glen's projected profit in those years for purposes of the NPV analysis. Because there is no assurance that FCB Homer Glen would be able to reverse the previously established valuation allowance in 2013 and 2014 as projected, the NPV valuation analysis was discounted. The board of directors considered all these factors as a whole, including discussions with, and questioning of, management, Vedder Price and Monroe Securities and considered all such factors to be overall favorable to, and to support, its determination.

Opinion of Financial Advisor to the Bank

In connection with Monroe Securities' engagement, FCB Homer Glen asked Monroe Securities to evaluate the fairness, from a financial point of view, of the consideration to be received by FCB Homer Glen minority stockholders in the Merger. Monroe Securities is a nationally recognized investment banking firm that provides specialized corporate finance and investment research services to financial services companies. In the ordinary course of its investment banking business, Monroe Securities is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. FCB Homer Glen selected Monroe Securities as its financial advisor based upon Monroe Securities' qualifications, expertise and reputation in such capacity.
At the August 21, 2012 meeting of the board to evaluate the Merger, Monroe Securities delivered to the FCB Homer Glen board its oral opinion that, based upon and subject to various matters set forth in its opinion, the consideration to be received by FCB Homer Glen stockholders was fair, from a financial point of view. At this meeting, FCB Homer Glen board voted to approve the Merger. Monroe Securities issued its written opinion on August 27, 2012. The Merger Agreement was executed on August 27, 2012.

You should consider the following when reading the discussion of Monroe Securities' opinion in this document:

•
The summary of the opinion of Monroe Securities set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Annex II to this document. You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by Monroe Securities in connection with its opinion.

•
Monroe Securities' opinion to FCB Homer Glen's board of directors rendered in connection with the Merger does not constitute a recommendation to any stockholder as to how he or she should vote at the special stockholders' meeting.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Monroe Securities performed a variety of financial analyses. Monroe Securities believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the processes underlying the rendering of Monroe Securities' opinion.
Monroe Securities' written opinion was addressed to the FCB Homer Glen board of directors. It was not a recommendation to the FCB Homer Glen board of directors as to whether it should approve the Merger, nor does it constitute a recommendation as to whether the stockholders of FCB Homer Glen should approve the Merger. Monroe Securities was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger. Monroe Securities has not expressed any opinion as to any aspect of the transactions contemplated by the Merger other than the fairness, from a financial point of view, as of August 27, 2012, of the merger consideration to be received by FCB Homer Glen minority stockholders in the Merger. Monroe Securities' opinion did not address the amount or nature of any compensation to any officers, directors or employees of FCB Homer Glen, or any class of such persons relative to the merger consideration to be received by any holders of FCB Homer Glen common stock or with respect to the fairness of any such compensation.
In performing its analyses, Monroe Securities made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of FCB Homer Glen and First Community and may not be realized. Any estimates contained in Monroe Securities' analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Monroe Securities has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Monroe Securities did not undertake any independent evaluation or appraisal of the assets and liabilities of FCB Homer Glen and First Community nor was it furnished with any appraisals. Monroe Securities is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of FCB Homer Glen and First Community. Monroe Securities' opinion is necessarily based on economic, market and other conditions existing on the date of its opinion and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.
The internal financial projections furnished to Monroe Securities and used by it in certain of its analyses were prepared by FCB Homer Glen's and First Community's respective senior management teams. FCB Homer Glen and First Community do not publically disclose internal management projections of the type provided to Monroe Securities in connection with its review of the Mergers. As a result, such projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. The estimates or projections contained in the analyses performed by Monroe Securities are not necessarily indicative of actual values or future results, which may be significantly more or less favorable suggested by these analyses. Additionally, estimates or projections of the value of businesses or securities do not purport to be appraisal or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Monroe Securities assumed for the purposes of its analysis that they reflected the best currently available estimates and judgments of such managements and that such performances would be achieved. Monroe Securities expressed no opinion as to such financial projections or assumptions on which they were based.
In addition, Monroe Securities based its opinion on certain facts about the nature of the shares held by FCB Homer Glen minority stockholders, and the nature of the transaction. The minority shares are of a private company controlled by its parent, First Community. In Monroe Securities' professional opinion, the valuation of the shares held by the FCB Homer Glen minority stockholders is impacted by the fact that the minority stockholders do not have control over any actions of the Bank, and therefore cannot expect a control premium in this transaction. In addition, the FCB Homer Glen minority shares are privately held and very illiquid, which also impact valuation. Finally, the consideration the minority stockholders will receive will be 1.20 shares of First Community common stock in exchange for their FCB Homer Glen stock, and will not be receiving cash for their shares (with the exception of certain fractional share reconciliations), so while as part of Monroe Securities' opinion the concept of notional dollars per share will be presented and evaluated, the determinative financial analysis is the assessment of the exchange ratio, which relies on relative valuations using comparable valuation methodologies.
In rendering its opinion, Monroe Securities made the following assumptions:

•
that the Merger will be accounted for as a “purchase” of a noncontrolling interest between entities under common control, as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes;

•
that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on FCB Homer Glen, First Community or their respective subsidiaries or on the anticipated benefits of the Merger;

•
that FCB Homer Glen and First Community had provided it with all of the information prepared by FCB Homer Glen and First Community or its other representatives that might be material to Monroe in its review; and

•
that the financial projections it reviewed and used in its analyses were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of FCB Homer Glen and First Community as to the future operating and financial performance of FCB Homer Glen and First Community.

In connection with its written opinion dated August 27, 2012, Monroe Securities reviewed:

•	the draft Merger Agreement dated August 23, 2012;

•	FCB Homer Glen's audited financial statements for the years ended December 31, 2011 and FCB Homer Glen's regulatory financial statements for the period ended June 30, 2012;

•	First Community's proxy statement for the 2011 annual meeting of shareholders of First Community held April 13, 2012;

•
Certain financial forecasts and projections of FCB Homer Glen and First Community, prepared by their respective management teams, as well as the estimated cost savings and related transaction expenses expected to result from the Merger.
In addition, Monroe Securities:

•
Participated in discussions with FCB Homer Glen management and management and representatives of First Community and their other subsidiaries concerning FCB Homer Glen's and First Community's financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and FCB Homer Glen's and First Community's future financial performance;

•
Analyzed certain aspects of FCB Homer Glen's financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to FCB Homer Glen;

•
Analyzed certain aspects of First Community's financial performance and condition and compared such financial performance of First Community, together with stock market data relating to First Community common stock, with similar data of publicly-traded companies we deemed similar to First Community;

•	Reviewed reported market prices and historical trading activity of First Community's common stock;

•	Reviewed the pro forma impact of the Merger on the assets, equity, income, earnings per share and tangible book value per share of FCB Homer Glen and First Community;

•	Reviewed written correspondence among FCB Homer Glen and its respective regulators and written correspondence among First Community and its respective regulators; and

•	Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant.
Summary of the Proposed Merger
As reflected in the Merger Agreement, each share of FCB Homer Glen common stock shall be converted into the right to receive 1.20 shares of First Community common stock. Based on First Community's tangible book value per share of $4.10 as of June 30, 2012, the consideration to be received by FCB Homer Glen minority stockholders implies a value of $4.92 of tangible book value per share. The market value per share, based on First Community's August 8, 2012 closing price of $2.25 implies a value of $2.70 per share.
Selected Peer Group Analysis
Monroe Securities used publicly available information to compare selected financial information for FCB Homer Glen to three peer groups of publicly-traded financial institutions that Monroe Securities deemed relevant for purposes of its analysis. Monroe Securities compared selected operating results of FCB Homer Glen to Illinois commercial banks with similar asset size and Texas Ratios (the “Illinois Group”), Midwest commercial banks with similar asset size and Texas Ratios (the “Midwest Group”) and U.S. commercial banks with similar assets and Texas Ratios (the “U.S. Group”). Monroe Securities noted the following financial performance based on results for the quarter ended June 30, 2012, except where indicated, for the peer groups and FCB Homer Glen.
FCB Homer Glen Peer Group Financial Performance at June 30, 2012

	FCB Homer Glen	IL Group Average	IL Group Median	MW Group Average	MW Group Median	U.S. Group Average	U.S. Group Median
Assets ($mm)	$81	$146	$150	$135	$131	$133	$134
Return on Avg. Assets (LTM)	0.48	(0.94)	(0.55)	(0.11)	0.23	(0.10)	0.15
Net Interest Margin (LTM)	3.78	3.52	3.36	3.74	3.74	3.9	3.89
Efficiency Ratio (LTM)	78	91	88	84	77	86	84
Non Interest Income/ Assets (LTM)	(0.11)	0.73	0.37	1.48	0.63	0.9	0.47
NPA + 90 PD/ Assets*	6.7	4.8	4.9	4.7	4.5	5.4	5.2
Texas Ratio	48	43	44	43	42	46	43

* NPAs are defined as non accrual loans, OREO and restructured loans.
Monroe Securities also used publicly available information to compare selected financial information for First Community to three peer groups of publicly-traded financial institutions that Monroe Securities deemed relevant for purposes of its analysis. Monroe Securities compared selected operating results of First Community to the Illinois Group, the Midwest Group and the U.S. Group. Monroe Securities noted the following financial performance based on results at or for the last twelve months ended June 30, 2012, except where indicated, for the peer groups and First Community.
First Community Peer Group Financial Performance at June 30, 2012

	FCFP	IL Group Average	IL Group Median	MW Group Average	MW Group Median	U.S. Group Average	U.S. Group Median
Assets ($mm)	$871	$702	$683	$845	$721	$857	$797
Return on Avg. Assets (LTM)	(0.42)	0.68	0.34	0.71	0.72	0.52	0.63
Net Interest Margin (LTM)	3.64	3.72	3.71	3.71	3.67	3.78	3.69
Efficiency Ratio (LTM)	67	68	69	66	65	69	66
Non Interest Income/ Assets (LTM)	0.13	1.65	0.59	0.99	0.76	0.95	0.73
NPA + 90 PD/ Assets (LTM)	5.0	3.3	3.5	3.4	3.2	3.6	3.3
Texas Ratio	47	31	31	34	32	33	30

* NPAs are defined as non accrual loans, OREO and restructured loans.

Comparable Trading Analysis
Monroe Securities used publicly available information to compare the market performance of the common stocks of the Illinois, Midwest and U.S. Groups that compared closely to FCB Homer Glen's operating results as provided in the Selected Peer Group Analysis section above. The analysis was based on trading prices as of August 8, 2012 and compared their results to FCB Homer Glen's earnings per share at June 30, 2012, both measured over the last twelve months (LTM) and the last quarter annualized (LQA) and FCB Homer Glen's June 30, 2012 tangible book value per share. Monroe Securities applied a marketability discount of 20% to these results because FCB Homer Glen is a private company. Results are below.

Price/ Tangible Book Value	3.17

	Low			Median			High
	P/TBV (x)	Marketability Discount	Value	P/TBV (x)	Marketability Discount	Value	P/TBV (x)	Marketability Discount	Value

Illinois Banks	0.46	20%	$1.15	0.49	20%	$1.25	0.75	20%	$1.90
Midwest Banks	0.43	20%	$1.08	0.52	20%	$1.31	0.71	20%	$1.80
U.S. Banks	0.41	20%	$1.04	0.53	20%	$1.35	0.71	20%	$1.80

Price/ Earnings per Share, LTM*	0.17

	Low			Median			High
	P/EPS (x)	Marketability Discount	Value	P/EPS (x)	Marketability Discount	Value	P/EPS (x)	Marketability Discount	Value

Illinois Banks	NM	20%	NM	NM	20%	NM	NM	20%	NM
Midwest Banks	10.07	20%	$1.39	13.01	20%	$1.80	16.15	20%	$2.23
U.S. Banks	8.16	20%	$1.13	12.46	20%	$1.72	16.61	20%	$2.29

Price/ Earnings per Share, LQA*	0.29

	Low			Median			High
	P/EPS (x)	Marketability Discount	Value	P/EPS (x)	Marketability Discount	Value	P/EPS (x)	Marketability Discount	Value

Illinois Banks	10.92	20%	$2.50	15.74	20%	$3.60	17.39	20%	$3.98
Midwest Banks	7.23	20%	$1.65	10.82	20%	$2.48	13.79	20%	$3.16
U.S. Banks	6.24	20%	$1.43	10.83	20%	$2.48	14.20	20%	$3.25

*Earnings are normalized at a 35% tax rate for an accurate comparison to other institutions.
Monroe Securities compared these results to First Community's August 8, 2012 closing market value per share of $2.25 to impute a range of implied exchange ratios using the comparable trading valuation methodology.
Monroe Securities noted that a comparable trading analysis is a widely used tool to value a company's performance, however, due to the depressed nature of current stock prices and the lack of a liquid market in the data sets above, the results thereof should not be necessarily indicative of actual values or future results.
Discounted Cash Flow & Net Present Value Analysis - FCB Homer Glen
Monroe Securities performed a discounted cash flow analysis to estimate a range of present values of cash flows that FCB Homer Glen could provide to its stockholders through year-end 2016. Due to the different risk profiles, earnings history, balance sheets, loan and deposit compositions, branches and management of First Community and FCB Homer Glen, the valuation of each entity was conducted separately and independently, and accordingly, the factors chosen to calculate the discount rate and the value multiples differed. Monroe Securities estimated the present value of the future stream of dividends that FCB Homer Glen could produce over the next four years and a terminal value of FCB Homer Glen's 2016 earnings and tangible common equity based upon an internal earnings and balance sheet forecast for 2012 through 2016.

In order to derive the terminal value of FCB Homer Glen's 2016 earnings, Monroe Securities assumed terminal earnings multiples ranging from 8.0x to 12.0x projected fiscal year 2016 net income. The interim dividend stream and terminal value were then discounted to the present using an estimated discount rate range of 16.38%-20.38%, chosen to reflect the risk of the current operating environment of FCB Homer Glen based on Monroe Securities' experience as a financial advisor.
The range of values, on a present value basis, of FCB Homer Glen's dividends and terminal value utilizing FCB Homer Glen's terminal year earnings is provided below.

	DCF Sensitivity	Average Price/ Earnings
		8.0x	9.0x	10.0x	11.0x	12.0x
Discount Rate	20.38%	3.05	3.43	3.81	4.20	4.58
	19.38%	3.17	3.56	3.96	4.36	4.75
	18.38%	3.29	3.70	4.11	4.52	4.94
	17.38%	3.42	3.85	4.27	4.70	5.13
	16.38%	3.55	4.00	4.44	4.88	5.33

In order to calculate the terminal value of FCB Homer Glen utilizing FCB Homer Glen's terminal year tangible common equity, Monroe Securities applied terminal value multiples ranging from ranging from 0.50x to 1.30x fiscal year-end 2016 projected tangible book value. The terminal value was then discounted to the present value using the range of discount rates as described above.
The range of values, on a present value basis, of FCB Homer Glen's dividends and terminal value utilizing FCB Homer Glen's terminal year common equity is provided below.

		Terminal Value Price/ Tangible Book Value
	3.04	0.50	0.70	0.90	1.10	1.30
Discount Rate	20.38%	1.56	2.19	2.82	3.44	4.07
	19.38%	1.62	2.27	2.92	3.57	4.22
	18.38%	1.69	2.36	3.04	3.71	4.39
	17.38%	1.75	2.45	3.15	3.86	4.56
	16.38%	1.82	2.55	3.28	4.01	4.74

Monroe Securities also performed a net present value analysis based on the net income of FCB Homer Glen's earnings from 2012 to 2016 with a terminal value in perpetuity based on FCB Homer Glen's 2016 earnings. Monroe Securities applied a range of terminal value growth rates of 1.5% to 3.5%. The cash flows were then discounted back to the present value using the range of discount rates as described above.
The range of values, on a present value basis, of FCB Homer Glen's net income and terminal value based on a net present value approach is provided below.

		Terminal Value Growth Rate
	3.94	1.5%	2%	2.5%	3%	3.5%
Discount Rate	20.38%	3.46	3.50	3.54	3.58	3.63
	19.38%	3.64	3.68	3.73	3.78	3.83
	18.38%	3.83	3.88	3.94	4.00	4.06
	17.38%	4.05	4.12	4.18	4.25	4.33
	16.38%	4.30	4.38	4.46	4.54	4.63

Monroe Securities noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Discounted Cash Flow & Net Present Value Analysis - First Community
Monroe Securities also performed a discounted cash flow analysis to estimate a range of present values of cash flows that First Community could provide to its shareholders through year-end 2016. The same processes above were used to derive First Community's discounted future earnings and tangible book value per share, but Monroe Securities applied a discount rate range of 15.48%-19.48% chosen to reflect the risk of the current operating environment of First Community based on Monroe Securities' experience as a financial advisor. Monroe Securities also assumed a terminal earnings multiples range of 8.0x to 12.0x for 2016 projected net income and a terminal value multiples range of 0.60x to 1.40x for 2016 projected tangible book value.

The range of values, on a present value basis, of First Community's dividends and terminal value utilizing First Community's terminal year earnings is provided below.

		Average Price/ Earnings Multiple
		8.0x	9.0x	10.0x	11.0x	12.0x
Discount Rate	19.48%	2.60	2.93	3.25	3.58	3.90
	18.48%	2.70	3.04	3.38	3.71	4.05
	17.48%	2.81	3.16	3.51	3.86	4.21
	16.48%	2.92	3.28	3.65	4.01	4.38
	15.48%	3.03	3.41	3.79	4.17	4.55

The range of values, on a present value basis, of First Community's dividends and terminal value utilizing First Community's terminal year common equity is provided below.

		Price/ Tangible Book Value
	3.68	0.60x	0.80x	1.00x	1.20x	1.40x
Discount Rate	19.48%	2.04	2.73	3.41	4.09	4.77
	18.48%	2.12	2.83	3.54	4.25	4.95
	17.48%	2.21	2.94	3.68	4.41	5.15
	16.48%	2.29	3.06	3.82	4.58	5.35
	15.48%	2.38	3.18	3.97	4.77	5.56

Monroe Securities also performed a net present value analysis based on the net income of First Community's earnings from 2012 to 2016 with a terminal value in perpetuity based on First Community's 2016 earnings. Monroe Securities used the same processes above and applied the same range of terminal value growth rates of 1.5% to 3.5%.
The range of values, on a present value basis, of First Community's net income and terminal value based on a net present value approach is provided below.

		Terminal Value Growth Rate
	2.97	1.5%	2%	2.5%	3%	3.5%
Discount Rate	19.48%	2.53	2.57	2.60	2.65	2.69
	18.48%	2.69	2.73	2.77	2.82	2.87
	17.48%	2.86	2.91	2.97	3.02	3.08
	16.48%	3.06	3.12	3.18	3.25	3.32
	15.48%	3.29	3.36	3.44	3.52	3.61

Monroe Securities noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Exchange Ratio Comparisons
Based on the Discounted Cash Flow (DCF), Net Present Value (NPV) and Comparable Trading analyses on both FCB Homer Glen and First Community, Monroe Securities established a range of implied exchange ratios of 0.80-1.17x when applying the DCF methodology, 1.35x-1.31x when applying the NPV methodology and 0.46x-1.77x when applying a Market Comparables methodology. The offered exchange ratio of 1.20 shares of First Community for every share of FCB Homer Glen common stock is below the implied exchange ratio range of 1.35x-1.31x when applying the NPV methodology. The offered exchange ratio of 1.20 is above the range of implied exchange ratios of 0.80-1.17x when applying the DCF methodology and within the range of 0.46x-1.77x when applying a Market Comparables methodology.

Analysis Methodology	Resulting Implied Exchange Ratios
NPV and DCF Analysis	0.80x- 1.35x

Market Comparables Analysis	0.46x- 1.77x

Offer	1.20x

The Net Present Value and Discounted Cash Flow Analysis noted above is comprised of the following separate measures:

Measure	Low	Midpoint	High
Discounted Cash Flow/Tangible Book Value	0.80x	0.83x	0.84x
Discounted Cash Flow/Price-Earnings	1.17x	1.17x	1.17x
Net Present Value	1.35x	1.33x	1.31x

Conclusion

Based on the results of the various analyses described above, Monroe Securities concluded that the consideration to be received under the terms of the Merger Agreement is fair, from a financial point of view, to FCB Homer Glen's common stockholders.
The opinion expressed by Monroe Securities was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of FCB Homer Glen or First Community could materially affect the assumptions used in preparing the opinion and Monroe

Securities disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Monroe Securities after the effective date of the opinion.
Monroe Securities was not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of FCB Homer Glen or any alternative transaction.
Monroe Securities has received a fee equal to $25,000 for rendering the fairness opinion. Monroe Securities also received a retainer fee of $34,000 when they were engaged and will receive a $10,000 payment if asked to deliver an updated opinion. Monroe Securities also received from each of Burr Ridge and FCB Homer Glen a retainer fee of $34,000 and a fee equal to $25,000 for rendering a fairness opinion to each of Burr Ridge and FCB Homer Glen in connection with the Consolidation, and will also receive from each of Burr Ridge and FCB Homer Glen a $10,000 payment if asked to deliver an updated opinion. As a result, Monroe Securities has received from First Community and its majority owned subsidiaries a total of $177,000 in connection with the Consolidation, and could receive an additional $10,000 per updated fairness opinion. Monroe Securities will also be reimbursed for all reasonable out of pocket expenses, which cannot exceed $10,000. Monroe Securities' payment for its services is not contingent upon completion of the merger. In addition, FCB Homer Glen has agreed to indemnify Monroe Securities and its directors, officers and employees, from liability in connection with the transaction, and to hold Monroe Securities harmless from any losses, actions, claims, damages, expenses or liabilities related to any of Monroe Securities' acts or decisions made in good faith and in the best interest of FCB Homer Glen.
In the ordinary course of its business, Monroe Securities serves as a market maker for First Community in the over-the-counter market. Monroe Securities may actively trade in the securities and other instruments and obligations of First Community for Monroe Securities' own account and for the account of its customers. Accordingly, Monroe Securities may at any time hold a long or short position in such securities, instruments and obligations. Monroe Securities has not received any payments from First Community or its majority owned subsidiaries during the last two years other than as described in the preceding paragraph.
Monroe Securities' opinion was one of the many factors considered by the FCB Homer Glen board of directors in evaluating the merger and should not be viewed as determinative of the views of the FCB Homer Glen board of directors with respect to the Merger.
Financial Projections Provided to Monroe Securities
The Company and the Bank do not, as a matter of course, publicly disclose forecasts or projections as to future performance or earnings. However, the Company and the Bank agreed to disclose certain estimates for the Company's and the Bank's fiscal years ending on or about December 31, 2012, 2013, 2014, 2015, and 2016, solely because the estimates were prepared and provided by Company and the Bank management to Monroe Securities and the board of directors of the Company and Bank in connection with their consideration of the Merger and preparation of Monroe Securities' fairness opinion, as described in this proxy statement/prospectus. The estimates were developed from historical financial statements and did not give effect to any changes or expenses or corporate borrowings as a result of the Merger or any other effects of the Consolidation.
The prospective Company and the Bank financial information included herein has been prepared by, and is solely the responsibility of, Company and the Bank management. The prospective financial estimates with respect to the Company and the Bank were not prepared with a view toward public disclosure. Neither the Company's or the Bank's independent registered public accounting firm, McGladrey LLP, nor any other independent accounting firm, has examined, compiled or performed any procedures with respect to these prospective financial estimates and, accordingly, no opinion or any other form of assurance on such information or its achievability is expressed with respect thereto. In addition, Monroe Securities did not prepare this information and has no responsibility therefore. Furthermore, the information:

•
while presented with numerical specificity, necessarily make numerous assumptions, many of which are beyond the control of the Company and the Bank, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company's and the Bank's businesses, and may not prove to have been, or may no longer be, accurate;

•
do not necessarily reflect revised prospects for the Company's and the Bank's businesses, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that these estimates will be achieved and readers of this proxy statement/prospectus are cautioned not to place undue reliance on these estimates.

The Company and the Bank believe the assumptions its management used as a basis for the estimates were reasonable at the time the estimates were prepared, given the information its management had at the time. While the prospective financial information set forth below was prepared in good faith, no assurance can be given regarding future events. The prospective financial information is subjective in many respects and is thus susceptible to interpretation and periodic revision based on actual experience and recent developments. In light of the foregoing, as well as the uncertainties inherent in any prospective financial information, Company shareholders and the Bank stockholders are cautioned not to unduly rely on this information as a predictor of future operating results or otherwise.

The estimates involve risks, uncertainties and assumptions. The future financial results of the Company and the Bank may materially differ from those expressed in the estimates due to factors that are beyond the Company's and the Bank's ability to control or predict. These estimates are forward-looking information and as such are subject to the qualifications set forth in the proxy statement/prospectus beginning on page 36 under the caption “Special Note Regarding Forward-Looking Statements.” The Company and the Bank cannot assure you that the estimates will be realized or that the Company's and the Bank's future financial results will not materially vary from the estimates. Since the estimates cover multiple years, such information by its nature becomes less reliable with each successive year. The estimates do not take into account any circumstances or events occurring after the date they were prepared.

First Community Financial Partners, Inc.
Unaudited Condensed Proforma Balance Sheet
(dollars in thousands)	As of and for the Year Ended December 31,
	2012	2013	2014	2015	2016
Cash and cash equivalents	$114,012	$124,459	$112,739	$104,548	$78,710
Securities available for sale	111,054	124,583	159,745	208,023	269,058
Loans, net	658,312	741,934	846,266	965,793	1,094,580
Accrued interest receivable and other assets	35,281	33,973	34,579	35,840	38,053
	$918,659	$1,024,949	$1,153,329	$1,314,204	$1,480,401

Deposits	$793,872	$886,085	$985,728	$1,134,683	$1,283,968
Other borrowed funds	24,102	26,420	29,067	31,982	37,278
Subordinated debt	9,060	9,060	9,060	9,060	9,060
Other liabilities	5,398	5,843	6,204	6,361	6,475
Shareholders' equity	86,227	97,541	123,270	132,118	143,620
	$918,659	$1,024,949	$1,153,329	$1,314,204	$1,480,401

Unaudited Condensed Proforma Income Statement

Interest income	$39,422	$42,509	$50,502	$61,932	$75,224
Interest expense	8,463	7,915	11,572	17,446	24,724
Net interest income	30,959	34,594	38,930	44,486	50,500
Provision for loan losses	7,804	1,145	4,383	4,517	5,423
Net interest income after provision for loan losses	23,155	33,449	34,547	39,969	45,077
Noninterest income	1,780	2,454	3,453	4,458	5,378
Noninterest expense	22,879	22,706	23,434	26,443	28,167
Income before income taxes and noncontrolling interest	2,056	13,197	14,566	17,984	22,288
Income taxes	712	686	(4,863)	7,056	8,707
Income before noncontrolling interest	1,344	12,511	19,429	10,928	13,581
Net income attributable to noncontrolling interest	1,313	—	—	—	—
Net income attributable to First Community Financial Partners, Inc.	31	12,511	19,429	10,928	13,581
Dividends and accretion on preferred shares	1,419	1,419	1,417	2,080	2,080
Net income (loss) available to common shareholders	$(1,388)	$11,092	$18,012	$8,848	$11,501

First Community Bank of Homer Glen & Lockport
Unaudited Condensed Balance Sheet
(dollars in thousands)	As of and for the Year Ended December 31,
	2012	2013	2014	2015	2016
Cash and cash equivalents	$13,847	$26,167	$23,587	$22,524	$17,281
Securities available for sale	8,657	9,482	10,475	11,380	12,365
Loans, net	67,722	83,299	104,444	125,215	145,742
Accrued interest receivable and other assets	3,126	2,012	2,011	2,027	2,106
	$93,352	$120,960	$140,517	$161,146	$177,494

Deposits	$83,817	$108,756	$125,405	$144,688	$159,386
Other liabilities	443	482	533	590	592
Shareholders' equity	9,092	11,722	14,579	15,868	17,516
	$93,352	$120,960	$140,517	$161,146	$177,494

Unaudited Condensed Income Statement

Interest income	$3,719	$4,801	$6,438	$8,284	$10,079
Interest expense	665	797	1,624	2,688	3,667
Net interest income	3,054	4,004	4,814	5,596	6,412
Provision for loan losses	240	270	377	354	387
Net interest income after provision for loan losses	2,814	3,734	4,437	5,242	6,025
Noninterest income	61	75	84	92	98
Noninterest expense	2,365	2,703	3,039	3,221	3,421
Income before income taxes	510	1,106	1,482	2,113	2,702
Income taxes	—	(1,404)	(1,255)	824	1,054
Net income	$510	$2,510	$2,737	$1,289	$1,648
First Community's Reasons for the Merger
In reaching its decision to adopt and approve the Merger and the Consolidation, First Community's board of directors consulted with management and its advisors and considered a number of factors, including:

•
the Consolidation is expected to lower costs by eliminating the costs associated with having four separately chartered banking institutions (including the need to prepare separate financial statements);

•	the Consolidation is expected to simplify our governance structure by resulting in a single bank with First Community as its single shareholder;

•	the expectation that, after the consummation of the Consolidation, the combined Banks would realize annual, operating and capital synergies;

•	the expectation that the Consolidation would create a platform for future growth through potential acquisitions and organically through investments in the combined Banks' existing markets;

•	the opportunity to integrate the Banks' businesses efficiently; and

•	that the Consolidation would bring together four Banks with a common history and a shared values of community involvement.

First Community's board of directors also considered, among other things, the following risks:

•    regulatory and litigation risks associated with the Merger or the Consolidation;

•
that there are risks associated with obtaining necessary approvals on terms that satisfy closing conditions to the respective parties' obligations to complete the Merger and the Consolidation, and, as a result of certain conditions to the completion of the Merger and the Consolidation, it is possible that the Merger and the Consolidation may not be completed even if approved by the Banks' stockholders (see “The Merger Agreement - Conditions of the Mergers”);

•
the challenges of combining the businesses of the Banks and the attendant risks of not achieving the expected strategic benefits and cost savings, other financial and operating benefits or improvement in earnings, and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time;

•	the perception of investors and the potential impact on First Community's share price;

•	the ability to secure financing on terms satisfactory to First Community;

•	the ability to secure of First Community and the Banks to maintain the minimum equity requirements established by the Merger Agreements;

•
the terms and conditions of the Merger Agreement, which include restrictions on the conduct of First Community's business pending the closing of the Mergers (see “The Merger Agreement - First Community's Forbearances Before Completion of the Mergers”); and

•	the other risks of the type and nature discussed above under “Risk Factors.”

The foregoing discussion of factors considered by First Community's board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board of directors. In reaching its decision to approve the Merger and the Consolidation, the Board of Director did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors considered all these factors as a whole, including discussions with, and questioning of, management, and overall considered the factors to be favorable to, and to support, its determination.

Board of Directors of First Community after Completion of the Merger and the Consolidation
First Community's articles of incorporation provides for the classification of First Community's board of directors into three classes of directors, designated Class I, Class II and Class III, as nearly equal in size as is practicable, serving staggered three-year terms. One class of directors is elected each year to hold office for a three-year term or until successors of such directors are duly elected and qualified. The current size of First Community's board of directors is 16 directors, comprised of 6 Class I directors, 5 Class II directors and 5 Class III directors. For more information regarding First Community's directors, see “Management” beginning on page 147 of this proxy statement/prospectus.
Pursuant to the Merger Agreement, and in connection with the consummation of the Consolidation, First Community has agreed to take all such action as may be reasonably necessary to cause each of Peter Coules, Jr., Vincent E. Jackson, Daniel Para and Roy C. Thygesen to be elected to First Community's board of directors as of the effective time of the Merger and the Consolidation. Additionally, each of Michael Hansen, John Manner and Mark Stofan will resign from the board of directors of First Community as of the effective time of the Merger and the Consolidation.
As a result, after completion of the Merger and the Consolidation, the board of directors of First Community would consist of George Barr, Terrence O. D'Arcy, John J. Dollinger, Roger A. D'Orazio, William L. Pommerening and Dennis G. Tonelli (Class I Directors - term expiring in 2013), Peter Coules, Jr., Rex D. Easton, Vincent E. Jackson, Patricia L. Lambrecht, Roy C. Thygesen and Scott A. Wehrli (Class II Directors - term expiring in 2014), and Stephen G. Morrissette, Daniel Para, Michael F. Pauritsch, Robert L. Sohol and Patrick J. Roe (Class III Directors - term expiring in 2015).
Interests of the Bank's Directors and Executive Officers in the Merger
Pursuant to the terms of the Merger Agreement, all existing FCB Homer Glen stock options outstanding as of the time immediately prior to the effective time, shall terminate in their entirety and be replaced with restricted stock unit awards issued under First Community's 2008 Equity Incentive Plan. Each Bank option has been valued using the Black Scholes valuation method and will be replaced with First Community restricted stock units.  The number of First Community restricted stock units to be issued per Bank option was calculated by dividing the applicable Black Scholes value for each option by a value for a First Community restricted stock unit as agreed to by First Community and the Bank.

The following table sets forth the number of options held by each Bank director and executive officer, the Black Scholes value of their Bank options and the number of First Community restricted stock units to be issued in consideration for such options.

Optionee	Number of Stock Options	Black-Scholes Value Based Upon Per Share Merger Consideration	Number Of RSUs Granted Pursuant to Replacement RSU Award
Pat Roe	46,000	$52,113.40	13,141
James Maloney	13,000	$831.80	210
John O'Brien	13,000	$831.80	210
Al Lieponis	6,000	$111.60	28
Daniel Co	6,000	$111.60	28
Dennis Tonelli	20,000	$372.00	94
Edmund Knowles	6,000	$111.60	28
Jennifer Krug	6,000	$111.60	28
John Piazza	6,000	$111.60	28
Ken Lomasney	6,000	$111.60	28
Michael Carbery	15,333	$285.19	71
Pat O'Neil	6,000	$111.60	28
Patrick Graham	6,000	$111.60	28
Patti Lambrecht	6,000	$111.60	28
Peter Coules	6,000	$111.60	28
Ronald Reposh	6,000	$111.60	28
Stephen Morrissette	6,000	$111.60	28

As of the effective time, the existing Employment Agreement by and between the Bank and Patrick J. Roe dated September 27, 2010, shall become null and void and Mr. Roe shall have entered into a new employment agreement with First Community and First Community Financial Bank with substantially the same terms as the September 27, 2010 Employment Agreement, and pursuant to which Mr. Roe will assume the position of President and Chief Operating Officer of First Community. See "Management - Compensation Discussion and Analysis."

Pursuant to the Merger Agreement, current and past directors and officers of the Bank, whether or not such directors and officers serve as directors or officers of the resulting Bank, will be indemnified by the resulting Bank for a period of six years following the effective time for all actions taken by them in their respective capacities as directors and officers of the Bank prior to the effective time to the same extent such indemnification would have been provided by the Bank prior to the effective time. In addition, subject to certain qualifications and limitations provided for in the Merger Agreement, First Community shall maintain director's and officer's liability insurance for a period of six years following the effective time with respect to actions and omissions of each such officer and director occurring prior to the effective time, and/or First Community will purchase a tail insurance policy, for a six year period following the effective time, with respect to actions and omissions of each such officer and director occurring prior to the effective time.
Interests of First Community in the Merger
At the close of business on the record date, First Community beneficially owned and was entitled to vote, in the aggregate, [•] shares of Bank common stock, which represented approximately [•]% of the shares of Bank common stock outstanding on that date, and [•] shares of Bank preferred stock, which represented approximately [•]% of the shares of Bank preferred stock outstanding on that date. In addition, First Community is a party to a voting trust agreement with the Bank and certain stockholders of the Bank pursuant to which certain directors of First Community retain the right to vote shares of the Bank's common stock held by First Community held in a voting trust on various matters. As a result, certain directors of First

Community will have the ability to vote shares representing an additional [•]% of the Bank's common stock. When combined with First Community's ownership of approximately [•]% of the outstanding shares of Bank common stock, First Community and certain of its directors will have the ability to vote approximately [•]% of the outstanding shares of Bank common stock in connection with this transaction. In order to approve the Merger, at least two-thirds of the voting power of the outstanding shares of the Bank's common stock vote in favor of it.
Effect of the Merger
Subject to the terms and conditions of the Merger Agreement and in accordance with Illinois law, at the effective time of the Merger, the Bank will merge with and into FCB Joliet and the Other Mergers will also be consummated as part of the Consolidation. As a result, all of the Banks will be merged into FCB Plainfield, which will be wholly owned by First Community and renamed “First Community Financial Bank.”
Merger Consideration
At the effective time of the Merger, each issued and outstanding share of Bank common stock (other than shares held in the Bank's treasury or owned by any Bank subsidiary or First Community) will be converted into 1.20 shares of First Community common stock. Each issued and outstanding share of Bank preferred stock, all of which is owned by First Community, will be canceled at the effective time of the Merger.
The rights pertaining to First Community common stock will be different from the rights pertaining to Bank common stock, because the articles of incorporation and bylaws of First Community in effect immediately after the Merger and the Consolidation are completed will be different from the charter and bylaws of the Bank, and because First Community is an Illinois corporation and the Bank is an Illinois chartered bank. For a description of the rights pertaining to First Community common stock and First Community's articles of incorporation and bylaws, see “Description of First Community Capital Stock” and “Comparison of Rights of Stockholders of the Bank and Common Shareholders of First Community.”
Ownership of First Community Following the Merger
Following the Consolidation, shareholders of First Community would hold approximately [•]% in the aggregate, stockholders of the Bank would hold approximately [•]% in the aggregate, and stockholders of the Other Banks would hold approximately [•]%, in the aggregate, of the issued and outstanding shares of First Community common stock if the Merger and the Consolidation were to occur on such date, in each case as determined on a fully−diluted basis.
Conversion of Shares; Exchange Procedures; Fractional Shares
Assuming the conditions to the consummation of the Merger are satisfied, the conversion of Bank common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the Merger. At or prior to the effective time of the Merger, First Community will deposit with the exchange agent an amount in cash and certificates representing shares of First Community common stock sufficient to effect the conversion of each share of Bank common stock into the Merger Consideration pursuant to the Merger Agreement.
The exchange agent will within 10 business days after the effective time of the Merger, mail to each Bank stockholder a letter of transmittal containing instructions for obtaining the aggregate Merger Consideration that the stockholder is entitled to receive pursuant to the Merger. The letter of transmittal will contain instructions for surrendering certificates representing shares of Bank common stock to the exchange agent. The exchange agent will mail the aggregate Merger Consideration (including, if applicable, cash in lieu of any fractional share of First Community common stock) to the Bank stockholder after the exchange agent has received all of the stockholder's certificates representing shares of Bank common stock, a properly signed and completed letter of transmittal in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions.
After the effective time of the Merger, each certificate that previously represented shares of Bank common stock will represent only the right to receive the Merger Consideration as described above and dividends and distributions on, and cash in lieu of any fractional share of, First Community common stock as described below.
Until holders of certificates previously representing shares of Bank common stock have surrendered those certificates to the exchange agent, those holders will not receive dividends or distributions on any shares of First Community common stock into which such shares have been converted. When delivery of the Merger Consideration is made to such holders as described above, the exchange agent will also pay to such holders, without interest, all dividends and other distributions in respect of such First Community common stock with a record date after the effective time of the Merger and a payment date on or after the date of surrender of certificates.

No fractional shares of First Community common stock will be issued to any Bank stockholder in the Merger. Each Bank stockholder who would otherwise have been entitled to receive a fraction of a share of First Community common stock in the Merger will receive cash in an amount equal to the product obtained by multiplying such fractional part of a share of First Community common stock by the most recent closing price for First Community common stock reported on the OTC Bulletin Board at the close of business on the business day preceding the Closing Date.
If any certificate representing shares of Bank common stock has been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the person claiming that such certificate has been lost, stolen or destroyed and, if required by First Community or First Community Financial Bank, the bank surviving the Consolidation, the posting by such person of a bond in such amount as the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to the Merger Agreement.
Treatment of Bank Equity Awards
Pursuant to the terms of the Merger Agreement, all existing FCB Homer Glen stock options outstanding as of the time immediately prior to the Effective Time, shall terminate in their entirety and be replaced with restricted stock unit awards issued under First Community's 2008 Equity Incentive Plan. Each Bank option has been valued using the Black Scholes valuation method and will be replaced with First Community restricted stock units.  The number of First Community restricted stock units to be issued per Bank option was calculated by dividing the applicable Black Scholes value for each option by a value for a First Community restricted stock unit as agreed to by First Community and the Bank. Other than stock options outstanding as of the time immediately prior to the Effective Time, FCB Homer Glen has not issued or granted any other equity awards.
Accounting Treatment

The merger will be accounted for as a “purchase” of a noncontrolling interest as these entities were previously under common control, as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Accordingly, First Community’s non-controlling interest will be reclassified to shareholders' equity and all assets and liabilities transferred will be recorded at historical cost.
Regulatory Approvals Required for the Merger
Completion of the Merger is conditioned upon the receipt of the approvals of the FDIC and the IDFPR. On September 26, 2012, First Community, the Bank, FCB Joliet, FCB Plainfield and Burr Ridge, jointly filed an application with the FDIC and the IDFPR for approval of the Merger and the Other Mergers, as required under the Illinois Banking Act and the Bank Merger Act. On September 26, 2012, First Community, FCB Plainfield and Interim Plainfield jointly filed the application to consummate the merger of Interim Plainfield with and into FCB Plainfield under the rules and regulations of the IDFPR.
By letter dated December 21, 2012, the FDIC informed First Community that the FDIC approved the application, subject to First Community Financial Bank being subject to the informal regulatory actions currently in place at FCB Joliet and FCB Homer Glen. See "Supervision and Regulation - The Banks - Informal Regulatory Action." By letter dated January 17, 2013, the IDFPR informed First Community that the IDFPR approved the applications, subject to the delivery to the IDFPR of evidence of the requisite shareholder approvals for the Consolidation transaction.
Dissenters' Rights
If the Merger is completed, holders of Bank common stock are entitled to dissenters' rights under Section 29 of the Illinois Banking Act, as the same exists or may hereafter be amended, which is included with this proxy statement/prospectus as Annex III, provided that they comply with the conditions established by Section 29 of the Illinois Banking Act, as the same exists or may hereafter be amended. The shares of stock held by holders who have properly exercised dissenters' rights will not be converted into the right to receive the Merger Consideration discussed above, but will instead be entitled to such rights as are granted by Section 29 of the Illinois Banking Act. See “Dissenters' Rights of the Bank's Stockholders.”
The Other Mergers
The ability of First Community to consummate the Merger and the Consolidation is conditioned upon each condition to each merger being satisfied or capable of being satisfied at the closing of each merger included in the Consolidation. Thus, no merger included in the Consolidation, including the Merger, will occur unless all conditions to each of the mergers are satisfied or capable of being satisfied at the closing, or unless the parties agree to waive any such condition. As a result, even if the stockholders of the Bank approve the Merger as described in this proxy statement/prospectus, it is possible that the Merger will not occur if all of the conditions to each of the mergers included in the Consolidation are not satisfied, not capable of being satisfied at the closing, or not waived by the parties to any such merger.
The Merger of Interim Plainfield into FCB Plainfield and Burr Ridge into FCB Joliet
The representations and warranties, covenants and conditions in the merger agreements for each of the merger of Interim Plainfield into FCB Plainfield and Burr Ridge into FCB Joliet are substantially similar to the terms of the Merger Agreement for the Merger. See “The Merger Agreement” beginning on page 64 for a detailed description of the Merger Agreement.
The merger agreements for the merger of Interim Plainfield into FCB Plainfield and Burr Ridge into FCB Joliet contain certain differences from the Merger Agreement, however, including:

•
The number of shares of First Community common stock that are to be issued for each outstanding share of stock of each of FCB Plainfield and Burr Ridge (other than shares held in such bank's treasury or owned by any subsidiary of the bank, First Community, or any First Community subsidiary) is different in each merger agreement. The number of shares of First Community common stock issued for each share of each bank's stock is the result of negotiations between First Community and the Banks. Based on the number of shares of each bank's stock, First Community common stock outstanding on the record date and shares of First Community to be issued in connection with the Consolidation, FCB Plainfield stockholders will own in the aggregate approximately [•]% , FCB Homer Glen stockholders will own in the aggregate approximately [•]% and Burr Ridge stockholders will own in the aggregate approximately [•]% of the outstanding shares of First Community common stock.

•
The merger of Interim Plainfield into FCB Plainfield requires the filing of a separate regulatory application with, and approved by, the IDFPR. This separate application is required as a result of using an interim bank. This regulatory application is in addition to the joint application filed with the FDIC and the IDFPR by First Community and the Banks with regard to the overall Consolidation. Both regulatory applications were filed with the appropriate regulators on September 26, 2012. By letter dated December 21, 2012, the FDIC informed First Community that the FDIC approved the application, subject to First Community Financial Bank being subject to the informal regulatory actions currently in place at FCB Joliet and FCB Homer Glen. See "Supervision and Regulation - The Banks - Informal Regulatory Action." By letter dated January 17, 2013, the IDFPR informed First Community that the IDFPR approved the applications, subject to the delivery to the IDFPR of evidence of the requisite shareholder approvals for the Consolidation transaction.

•
The merger of Interim Plainfield into FCB Plainfield could have a different tax treatment than the Other Mergers. First Community and the Banks have adopted each merger agreement necessary to facilitate the Merger and the Other Mergers as a "plan of reorganization" and intend that each of the Merger and the Other Mergers will qualify as "a reorganization" within the meaning of Section 368(a) of the Code. However, with respect to the merger of Interim Plainfield into FCB Plainfield, if there are any dissenters to that merger and any assets other than assets of FCB Plainfield are used to satisfy any dissenter claims, that merger will not qualify as a reorganization. If that merger fails to qualify as a reorganization, the holders of FCB Plainfield stock (other than shares held in FCB Plainfield's treasury or owned by any subsidiary of FCB Plainfield, First Community, or any First Community subsidiary) will be treated as though they sold their FCB Plainfield stock in a taxable transaction. See "Material United States Federal Income Tax Consequences" for additional detail on the impact of the merger becoming taxable.

•
The merger agreements for the mergers of Interim Plainfield into FCB Plainfield and Burr Ridge into FCB Joliet each contain a requirement that at the closing of the applicable merger and the Consolidation that each bank has a stated minimum amount of stockholders' equity. The stated minimum amount for each of the Banks is different, as a result of the relative size and operations of each of the Banks. The requirements for each of the Banks is that its stockholders' equity must be equal to or greater than the following amounts: FCB Joliet - $40,973,000; FCB Plainfield - $11,076,000; FCB Homer Glen - $4,648,000; and Burr Ridge - $20,061,000.

•
The merger agreements for the mergers of Interim Plainfield into FCB Plainfield and Burr Ridge into FCB Joliet each contain a requirement that an executive officer of each of FCB Plainfield, FCB Homer Glen and Burr Ridge will agree to terminate at the closing of the applicable merger and the Consolidation their currently existing employment agreement with such bank and enter into a new employment agreement with

First Community and First Community Financial Bank. See "Management - Compensation Discussion and Analysis" for a discussion of such current and future employment agreements.
The Merger of FCB Joliet into FCB Plainfield
Immediately following the mergers of Interim Plainfield into FCB Plainfield, Burr Ridge into FCB Joliet and FCB Homer Glen into FCB Joliet, each of FCB Joliet and FCB Plainfield will be wholly owned subsidiaries of First Community, and First Community shall cause FCB Joliet to be merged with and into FCB Plainfield, with FCB Plainfield being the Illinois chartered bank surviving the Consolidation. In connection with the consummation of the Consolidation, FCB Plainfield will be renamed “First Community Financial Bank.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the Merger represents the opinion of Vedder Price P.C. A copy of such opinion has been filed with the SEC as an exhibit to the registration statement on Form S-4 in which this proxy statement/prospectus is included. The opinion and this summary are based on the Code, U.S. Treasury regulations promulgated thereunder (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.
This summary does not address all aspects of U.S. federal income taxation that may be important to a particular person in light of its investment or tax circumstances or to persons subject to special tax rules, such as partnerships, subchapter S corporations or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in stocks, securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding Bank common stock as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar, persons subject to the alternative minimum tax provisions of the Code and persons who acquired Bank common stock pursuant to the exercise of employee stock options or otherwise as compensation. This summary does not include any description of the tax laws of any state or local government, or of any foreign government, that may be applicable to a particular person.
This discussion is directed solely to U.S. Holders (as defined below) who hold Bank common stock as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment.
As used in this section, the term “U.S. Holder” means a beneficial owner of Bank common stock who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust in existence on August 20, 1996 that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person (as defined in the Code).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Bank common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partnership, and a partner of a partnership, holding Bank common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the Merger.
This summary is not a comprehensive description of all of the U.S. federal income tax consequences that may be relevant to you. Neither First Community nor the Bank has requested a ruling from the IRS in connection with the Merger or related transactions. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. First Community and the Bank urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal income tax consequences to you of the Merger, as well as any tax consequences arising under the laws of any state, local, foreign or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

Treatment of the Merger as a Reorganization-General

First Community and the Bank have adopted the Merger Agreement as a “plan of reorganization” and intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of Code. The closing of the Merger is contingent upon the receipt of an opinion from Vedder Price P.C. substantially to the effect that, on the basis of the existing provisions of the Code, current administrative rules and court decisions, for federal income tax purposes:

•
The Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code~~.~~  and the Bank, FCB Joliet and First Community will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger;

•
No gain or loss will be recognized by the Bank upon the exchange in the Merger of First Community common stock (or any cash in lieu of any fractional shares of First Community common stock) for Bank common stock as provided in the Merger Agreement;

•
No gain or loss will be recognized by the shareholders of the Bank who exchange all their shares of Bank common stock solely for shares of First Community common stock pursuant to the Merger, except that gain or loss will be recognized with respect to any cash received in lieu of a fractional share of First Community common stock;

•
The aggregate tax basis of the shares of First Community common stock received by each Bank shareholder in the Merger (including any fractional shares of First Community common stock to which a shareholder would be entitled) will be the same as the aggregate tax basis of the shares of Bank common stock surrendered by such Bank shareholder in exchange therefor; and

•
The holding period of the shares of First Community common stock received by each Bank shareholder in the Merger will include the period during which the shares of Bank common stock surrendered in exchange therefor were held by such shareholder, provided such shares of Bank common stock were held as capital assets at the effective time of the Merger.

Such opinion will be based on certain factual representations and certain customary assumptions and is not binding on the IRS. No ruling has been or will be obtained from the IRS with respect to the Merger, and therefore no assurance can be given that the IRS would not challenge the tax treatment of the Merger as a reorganization.
If the Merger fails to qualify as a reorganization, U.S. Holders would be treated as if they sold their Bank common stock in a taxable transaction. In such event, each U.S. Holder would recognize gain or loss with respect to the disposition of its shares of Bank common stock equal to the difference between (i) the U.S. Holder's basis in such shares and (ii) the amount of cash plus the fair market value (as of the effective time of the Merger) of the First Community common stock received in the Merger. Such gain or loss would be determined separately for each identifiable block of Bank common stock exchanged in the Merger, and such gain or loss would be treated as capital gain or capital loss.
The following discussion assumes the Merger will constitute a reorganization.
Consequences of the Merger to the Bank and First Community
Neither the Bank nor First Community will recognize gain or loss as a direct result of the Merger.

Tax Consequences of the Merger for U.S. Holders of Bank Common Stock
Except as discussed below, see “-Cash in Lieu of Fractional Shares of First Community Stock,” a U.S. Holder who exchanges all of its shares of Bank common stock solely for shares of First Community common stock pursuant to the Merger will not recognize gain or loss in connection with such exchange.
A U.S. Holder's aggregate tax basis in the First Community common stock received in the Merger in exchange for its Bank common stock, including any fractional shares deemed received by the U.S. Holder under the treatment discussed below in “-Cash in Lieu of Fractional Shares of First Community Stock,” generally will equal such U.S. Holder's aggregate tax basis in the Bank common stock surrendered by such U.S. Holder in the Merger. The holding period for the shares of First Community common stock received by such U.S. Holder in the Merger in exchange for its Bank common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “-Cash in Lieu of Fractional Shares of First Community Stock,” generally will include the holding period for the shares of Bank common stock exchanged therefor.
Cash in Lieu of Fractional Shares of First Community Stock
A U.S. Holder who receives cash instead of a fractional share of First Community common stock will be treated as having received the fractional share of First Community common stock pursuant to the Merger and then as having exchanged the fractional share of First Community common stock for cash in a redemption by First Community. In general, this deemed redemption will be treated as a sale or exchange and a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. Holder and (ii) the portion of the basis of the shares of Bank common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period for the Bank common stock exchanged by such U.S. Holder is greater than one year as of the effective time of the Merger. Currently, long-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 15% and short term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 35%. Absent further legislation, the maximum rates applicable to long-term capital gains and short-term capital gains of an individual will increase to 20% and 39.6%, respectively, for taxable years beginning after December 31, 2012. In addition, for taxable years beginning after December 31, 2012, an additional 3.8% Medicare tax will be imposed on certain net investment income (including short-term and long-term capital gains) of individuals to the extent that such individual's “modified adjusted gross income” exceeds a threshold amount. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Cash payments received in the Merger by a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. Holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. The current backup withholding rate is 28%. Unless Congress enacts legislation providing otherwise, the backup withholding rate will increase to 31% for amounts paid after December 31, 2012. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Reporting Requirements
Each U.S. Holder who receives shares of First Community common stock in the Merger will be required to retain records pertaining to the Merger. Each U.S. holder who is required to file a U.S. tax return and who is a “significant holder” that receives First Community common stock in the Merger will be required to file a statement with the significant holder's U.S. federal income tax return setting forth such significant holder's basis (determined immediately before the exchange) in the Bank common stock surrendered and the fair market value (determined immediately before the exchange) of the Bank common stock that is exchanged by such significant holder. Generally, a “significant holder” is a U.S. Holder who receives shares of First Community common stock in the Merger and who, immediately before the Merger, owned at least 5% of the outstanding stock of the Bank (by vote or value) or securities of the Bank with a tax basis of $1 million or more.

THE MERGER AGREEMENT
The following discussion sets forth the principal terms of the Merger Agreement, a copy of which is attached as Annex I to this proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the merger.
The Merger
Subject to the terms and conditions of the Merger Agreement and in accordance with Illinois law, the Bank will merge with and into FCB Joliet, a wholly owned subsidiary of First Community, with FCB Joliet surviving.
Closing and Effectiveness of the Merger
The closing of the Merger will occur on the fifth business day after the date of the conditions to its completion have been satisfied or waived (or on such other date as First Community and the Bank may agree). Upon receipt of Merger approval letters from the FDIC and the IDFPR, the parties shall send a letter to the FDIC and the IDFPR notifying them of the consummation date for the Merger and the Merger will become effective at such time (the “effective time”) as the parties specify in such notification letter.
Directors and Officers After the Merger
Immediately after the effective time, the board of directors of First Community will be as described above under “Merger - Board of Directors of First Community after Completion of the Merger and the Consolidation.” Immediately after the effective time, the board of directors of First Community will elect new officers officers, as described below under “Management - Executive Officers and Directors,” who will serve until their successors are duly elected and qualified.
Consideration to be Received in the Merger
At the effective time of the Merger, each outstanding share of the Bank's common stock (other than treasury stock, shares of common stock owned by First Community or dissenting shares) will be converted into the right to receive, at the election of the shareholder, subject to certain proration and reallocation procedures described below, 1.20 shares of common stock, par value $1.00 per share, of First Community (“First Community Common Stock”).
Dissenting Shares
If the Merger is complete, holders of Bank common stock are entitled to dissenters' rights under Section 29 of the Illinois Banking Act, which is included with this proxy statement/prospectus as Annex III, provided that they comply with the conditions established by Section 29 of the Illinois Banking Act. The shares of stock held by holders who have properly exercised dissenters' rights will not be converted into the right to receive the consideration discussed above, but will instead be entitled to such rights as are granted by Section 29 of the Illinois Banking Act.
Treatment of Options, Restricted Stock Units and Restricted Stock Awards
Pursuant to the terms of the Merger Agreement, all existing FCB Homer Glen stock options outstanding as of the time immediately prior to the Effective Time, shall terminate in their entirety and be replaced with restricted stock unit awards issued under First Community's 2008 Equity Incentive Plan. Each Bank option has been valued using the Black Scholes valuation method and will be replaced with First Community restricted stock units.  The number of First Community restricted stock units to be issued per Bank option was calculated by dividing the applicable Black Scholes value for each option by a value for a First Community restricted stock unit as agreed to by First Community and the Bank. Other than stock options outstanding as of the time immediately prior to the Effective Time, FCB Homer Glen has not issued or granted any other equity awards.
Representations and Warranties
The Merger Agreement contains representations and warranties made by the Bank to First Community and FCB Joliet, and by First Community and FCB Joliet to the Bank. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Accordingly, Bank stockholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts and may be subject to contractual standards of materiality different from those generally applicable to shareholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in public disclosures of the Bank, First Community or FCB Joliet. This description of the representations and warranties is included to provide the Bank's shareholders with information regarding the terms of the Merger Agreement. The representations and warranties in the Merger Agreement and the description of them in this proxy statement/prospectus should be read in conjunction with the other information contained herein and in the materials First Community publicly files with the SEC. See “Additional Information” beginning on page i of this proxy statement/prospectus.
In the Merger Agreement, the Bank, First Community and FCB Joliet make a number of representations and warranties to each other. The parties' reciprocal representations and warranties relate to, among other things:

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due organization, valid existence and authorization to transact their respective businesses under applicable Illinois law, and due authorization and power to enter into the Merger Agreement and consummate the transactions contemplated thereby;

•	capitalization;

•	the absence of any violation of or conflict with such party's organizational documents or applicable laws as a result of entering into the Merger Agreement and consummating the Merger;

•	financial statements;

•	the absence of undisclosed liabilities;

•	loans and loan loss reserves at the Bank and FCB Joliet;

•	properties and assets;

•	certain material contracts;

•	investments;

•	compliance with laws and certain legal proceedings;

•	insurance;

•	filing of tax returns, payment of taxes and other tax matters;

•	environmental matters;

•	community reinvestment act compliance by the Bank and FCB Joliet;

•	regulatory reports;

•	employee benefit plans; and

•	technology and intellectual property.
The Bank's Conduct of Business Before Completion of the Merger
From the date of the Merger Agreement until the effective time, the Bank has agreed, subject to certain exceptions, to conduct its business in the ordinary course consistent with prudent banking practice. In addition, the Bank may not, among other things and subject to certain exceptions, without First Community's prior written consent:

•	amend its charter or bylaws;

•	change its capitalization or the number of issues and outstanding shares, except with respect to the exercise of an issues and outstanding stock option;

•
increase the compensation of officers or key employees or pay any bonuses, other than increases in compensation and authorization of bonuses in a manner consistent with the Bank's historical practice and ordinary course of business;

•	make, renew or restructure a loan in the amount of $2,500,000 or more (including loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $2,500,000);

•
dispose of “other real estate owned” with a carrying value of $1,000,000 or more, except after delivering to a special review committee, consisting of representatives of First Community and each of the Banks, a complete loan package or other real estate owned package, as applicable, for such loan or other real estate owned in a form consistent with the Bank's policies and practice, and obtaining the review committee's prior consent;

•	declare or pay dividends or other distributions to the extent it would cause the minimum net worth of the Bank to fall below FDIC well-capitalized status;

•	make significant changes to the general nature of the business conducted by the Bank;

•	enter into employment, consulting or similar agreements that are not terminable by the Bank on 30 days' or less notice without penalty or obligation;

•	take any action that would result in a termination, partial termination, curtailment or discontinuance of a Bank benefit plan or merger of any Bank benefit plan into another plan or trust;

•
fail to file any tax returns in a timely manner or make any application for or consent to any extension of time for filing any tax return or any extension of the period of limitations applicable thereto;

•
subject to certain exceptions, make any expenditure for fixed assets in excess of $50,000 for any single item or $250,000 in the aggregate, or enter into leases of fixed assets having an annual rental in excess of $50,000;

•
incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the ordinary course of business consistent with prudent banking practices and the Bank's current policies;

•	do or fail to do anything that will cause a breach by the Bank of, or default by the Bank under, any of its material contracts;

•
engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A) or any conflict of interest transaction, unless the Bank has complied with Sections 23A and B of the Federal Reserve Act;

•	purchase or invest in obligations not authorized by the Bank's investment policy and investment guidelines;

•
except for short term borrowings (not to exceed 90 days) to meet the Bank's liquidity needs, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or entity, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Bank or guarantee any debt securities of another person or entity; or

•	materially change accounting procedures, methods, policies or practices, or the manner in which the Bank maintains its records.
First Community and FCB Joliet's Conduct of Business Before Completion of the Merger
From the date of the Merger Agreement until the effective time, each of First Community and FCB Joliet has agreed not to take the following actions, among other things and subject to certain exceptions, without the Bank's consent:

•	amend its charter or bylaws;

•	change its capitalization or the number of issued and outstanding shares, except with respect to transactions contemplated by the Merger Agreement;

•
increase the compensation of officers or key employees or pay any bonuses, other than increases in compensation and authorization of bonuses in a manner consistent with First Community or FCB Joliet's historical practice and ordinary course of business;

•	make, renew or restructure a loan in the amount of $2,500,000 or more (including loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $2,500,000);

•
dispose of “other real estate owned” with a carrying value of $1,000,000 or more, except after delivering to a special review committee, consisting of representatives of First Community and each of the Banks, a complete loan package or other real estate owned package, as applicable, for such loan or other real estate owned in a form consistent with the Bank's policies and practice, and obtaining the review committee's prior consent;

•	declare or pay dividends or other distributions to the extent it would cause the minimum net worth of FBC Joliet to fall below FDIC well-capitalized status;

•	fail to use commercially reasonable efforts to maintain present insurance coverage in respect of properties and business;

•	make significant changes to the general nature of the business conducted by First Community or FCB Joliet;

•	enter into employment, consulting or similar agreements that are not terminable by First Community or FCB Joliet on 30 days' or less notice without penalty or obligation;

•
take any action that would result in a termination, partial termination, curtailment or discontinuance of a First Community or FCB Joliet benefit plan or merger of any a First Community or FCB Joliet benefit plan into another plan or trust;

•
fail to file any tax returns in a timely manner or make any application for or consent to any extension of time for filing any tax return or any extension of the period of limitations applicable thereto;

•
subject to certain exceptions, make any expenditure for fixed assets in excess of $50,000 for any single item or $250,000 in the aggregate, or enter into leases of fixed assets having an annual rental in excess of $50,000;

•
incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the ordinary course of business consistent with prudent banking practices and First Community or FCB Joliet's current policies;

•	do or fail to do anything that will cause a breach by First Community or FCB Joliet of, or default by First Community or FCB Joliet under, any of its material contracts;

•
engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A) or any conflict of interest transaction, unless FCB Joliet has complied with Sections 23A and B of the Federal Reserve Act;

•	purchase or invest in obligations not authorized by FCB Joliet's Investment Policy and Investment Guidelines;

•
except for transactions contemplated by the Merger Agreement and short term borrowings (not to exceed 90 days) to meet FCB Joliet's liquidity needs, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or entity, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of First Community of FCB Joliet or guarantee any debt securities of another person or entity; or

•	materially change accounting procedures, methods, policies or practices, or the manners in which First Community and FCB Joliet maintain their respective records.
No Solicitation; Changes in Recommendations
In the Merger Agreement, the Bank has agreed that, subject to the fiduciary duties of its board of directors, its board of directors will recommend that the Bank's stockholders approve the Merger Agreement, and that the Bank shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of First Community to the content of any communication to the Bank's stockholders. The Bank has also agreed that it will not directly or indirectly:

•
solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to any proposed transaction or series of transactions involving or affecting the Bank (or the securities or assets of either) that, if effected, would constitute an acquisition of control of the Bank (each, an “Acquisition Proposal”);

•	initiate or participate in any negotiations or discussions with any person or entity concerning an Acquisition Proposal; or

•	furnish any information to any person or entity proposing or seeking an Acquisition Proposal.
However, the Bank may provide information at the request of, or enter into discussions with, a third party with respect to an Acquisition Proposal that was not, directly or indirectly, after the date of the Merger Agreement, made, encouraged, solicited or assisted by the Bank, but only to the extent that the Bank's board of directors determines, in good faith, that the exercise of its fiduciary duties to the Bank's stockholders under applicable law, as advised by its counsel, requires it to take such action.
The Merger Agreement also provides that the Bank shall immediately advise First Community orally and in writing of (i) any request for information or of any Acquisition Proposal that the Bank receives from another party, (ii) the material terms and conditions of such request or Acquisition Proposal and (iii) the identity of the person or entity making such request or Acquisition Proposal, and that the Bank shall keep First Community reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.
Reasonable and Diligent Efforts to Complete the Merger; Other Agreements
Reasonable and Diligent Efforts. First Community, FCB Joliet and the Bank have agreed to use reasonable and diligent efforts in good faith to (i) satisfy the various conditions to closing the transaction and consummating the Merger contemplated by the Merger Agreement and (ii) to preserve its respective reputation and relationship with suppliers, clients, customers, employees and others having business relations with each respective party. First Community, FCB Joliet and the Bank have also agreed to not take any action that would be in breach of the terms or provisions of the Merger Agreement, including any action that would impair or impede the timely obtainment of all appropriate regulatory and other approvals, or that would cause any of the representations contained in the Merger Agreement to be or become untrue.
Proxy Statement/Prospectus; Registration Statement; Stockholders' Meeting. First Community has agreed to file this proxy statement/prospectus and the registration statement in which this proxy statement/prospectus is included within 75 days after the execution of the Merger Agreement or as soon as practicable after the end of such 75 day period, and to use its reasonable and diligent efforts to cause the registration statement to become and remain effective until either the consummation of the Merger or the termination of the Merger Agreement. First Community has also agreed that, as soon as practicable, after the execution of the Merger Agreement, First Community shall make all filings, if any, required to obtain all blue sky permits, authorizations, consents or approvals required for the issuance of First Community common stock in the Merger. The Merger Agreement also provides that, as soon as practicable after the date of the Merger Agreement and the effectiveness of the registration statement, the Bank shall call and hold a meeting of its stockholders for the purpose of voting upon the Merger Agreement, the Merger and the transactions therein contemplated.
Loan Charge-Offs. Prior to the closing of the Merger, each of the Bank and FCB Joliet will write off all loans that are required to be written off by such bank's banking regulators that, in conformity with past practices and policies of such bank and generally accepted accounting principles, should be written off as loan losses. First Community, FCB Joliet and the Bank agree to negotiate in good faith regarding any such write down of potential loan losses, subject to certain limitations and requirements.
Access to Information
Under the Merger Agreement, until the closing of the Merger, representatives of each of First Community, FCB Joliet and the Bank shall, during normal business hours, be given full access to any party's records and business activities and be afforded the opportunity to observe its business activities and consult with its officers and employees regarding the same on an ongoing basis (without limiting the foregoing, to verify compliance by each party with all terms of the Merger Agreement), provided, however, that the foregoing actions do not interfere with the business operations of any party to the Merger Agreement.
Director and Officer Indemnification and Liability Coverage
The Merger Agreement provides that, for a period of six years after the effective time of the merger, First Community shall cause the bank surviving the Consolidation, First Community Financial Bank, to indemnify, and advance expenses on behalf of, as provided under the Bank's charter and bylaws in effect as of the date of the Merger Agreement, the current and past directors and officers of the Bank (including those individuals who will not serve as directors or officers of the bank surviving the Consolidation or First Community following the Consolidation) for all actions taken by them prior to the effective time in their respective capacities as directors and officers of the Bank to the same extent as the indemnification provided by the Bank to such directors and officers immediately prior to the effective time. The Merger Agreement further provides that, for a period of six years after the effective time of the Merger, First Community shall cause to be maintained director's and officer's liability insurance with respect to actions and omissions of the indemnified persons occurring on or prior to the effective time, which is substantially similar to the Bank's current director's and officer's liability insurance in effect immediately prior to the effective time, provided that in no event shall First Community be required to expend in one year an amount in excess of three hundred percent (300%) of the annual premiums currently paid by First Community for such insurance. However, if First Community is unable to maintain this insurance, First Community shall obtain comparable insurance that is not materially different from the insurance coverage provided to the then current directors and officers of the bank surviving the Consolidation and First Community. The Merger Agreement further provides that in lieu of or in addition to maintaining such director's and officer's liability insurance, First Community shall use its reasonable best efforts to purchase, at a price reasonably acceptable to First Community, at or prior to the closing of the Consolidation a “tail” director's and officer's insurance policy to provide such insurance coverage for a period of six years, underwritten by an insurance company reasonably acceptable to First Community.
Employee Matters
The Merger Agreement does not confer upon any employee of First Community, FCB Joliet or the Bank or his or her legal representative, any rights or remedies, including any right to employment or continued employment, for any specified period, or any nature or kind whatsoever under or by reason of the Merger Agreement.
Conditions of the Merger
Mutual Conditions. The obligations of First Community, FCB Joliet and the Bank to consummate the Merger are subject to the satisfaction or waiver of various conditions on or prior to the effective time, including the following:

•	the Merger Agreement has been approved and adopted by the affirmative vote of two thirds of the outstanding shares of Bank common stock at the special meeting;

•	the approvals of the FDIC and the IDFPR and any other state regulator required to permit consummation of the Merger have been obtained;

•	the absence of any injunction or other legal prohibition preventing consummation of the Merger;

•
First Community's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, has been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement is in effect, and no proceeding for such purpose is pending or threatened by the SEC;

•
the conditions to the each of the Other Mergers that are a part of the Consolidation have been satisfied, are capable of being satisfied at the closing of such Other Merger, or are waived by the parties to such Other Merger;

•	First Community successfully raising additional capital at or prior to the closing of the Merger; and

•	other contractual conditions set forth in the Merger Agreement have been satisfied or waived.

First Community Conditions. First Community and FCB Joliet's obligations to consummate the Merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•
the accuracy of each of the representations and warranties made by the Bank in the Agreement that are qualified by materiality and each of such representations and warranties that are not qualified by materiality, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be tested as of such earlier date;

•	the Bank's performance in all material respects of its obligations under the Merger Agreement;

•	receipt of an officer's certificate from the Bank confirming that the conditions described in the immediately preceding two bullets have been satisfied;

•
the termination of the employment agreement by and between Patrick Roe and the Bank, dated as of September 27, 2012, and the execution of an amended and restated employment agreement by and among Patrick Roe, First Community and the bank surviving the Consolidation, First Community Financial Bank;

•	receipt of an opinion of Vedder Price P.C., counsel for the Bank;

•	no adverse change nor any condition, event, circumstance, or occurrence, shall have occurred that would have a Material Adverse Effect on the Bank;

•	the Bank obtaining of all written consents under the material contracts designated as requiring a consent in the Merger Agreement;

•
receipt of a balance sheet as of the date of the closing of the transactions contemplated by the Merger Agreement reflecting that stockholders' equity in the Bank is equal to or greater than the sum of $4,648,000; and

•	receipt of such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by the Bank with the terms and conditions of the Merger Agreement.
Bank Conditions. The Bank's obligations to complete the Merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•
the accuracy of each of the representations and warranties made by First Community and FCB Joliet in the Merger Agreement that are qualified by materiality and each of such representations and warranties that are not qualified by materiality, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be tested as of such earlier date;

•	First Community and FCB Joliet's performance in all material respects of their obligations under the Merger Agreement;

•	receipt of an officer's certificate from First Community confirming that the conditions described in the immediately preceding two bullets have been satisfied;

•	receipt of an opinion of Schiff Hardin LLP, special counsel for First Community and FCB Joliet;

•	receipt of the opinion of Vedder Price P.C.'s related to the tax treatment of the Merger;

•	no adverse change nor any condition event, circumstance, or occurrence, shall have occurred that would have a Material Adverse Effect on First Community or FCB Joliet;

•
receipt of a balance sheet as of the date of the closing of the transactions contemplated by the Merger Agreement reflecting that stockholders' equity in FCB Joliet is equal to or greater than the sum of $40,973,000; and

•
receipt of such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by First Community and FCB Joliet with the terms and conditions of the Merger Agreement.

Termination
The Merger Agreement may be terminated, and the Merger may be abandoned, under the following circumstances:

•	at any time by written agreement among First Community, FCB Joliet and the Bank;

•
by either First Community or the Bank, if the closing has not occurred (other than through the failure of any party seeking to terminate the Merger Agreement to comply fully with its material obligations under the Merger Agreement) by March 31, 2013, or such later date agreed to by the parties, provided, however, that such termination date shall automatically be extended until May 31, 2013, if the sole impediment to closing is a delay in either (i) the determination of the effectiveness of this registration statement on Form S-4, of which this proxy statement/prospectus forms a part, or (ii) the FDIC's and IDFPR's approval of the Merger Application;

•
by the Bank, with written notice to First Community and FCB Joliet if (i) any of the conditions precedent to the Bank's obligations has not been satisfied as of the date of the closing of the Merger or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Bank to comply with its obligations under the Merger Agreement); and (ii) the Bank has not waived such condition on or before the date of the closing of the Merger;

•
by First Community, with written notice to the Bank, if i) any of the conditions precedent to obligations of First Community and FCB Joliet has not been satisfied as of the date of the closing of the Merger or if satisfaction of such a condition is or becomes impossible (other than through the failure of First Community or FCB Joliet to comply with its obligations under the Merger Agreement); and (ii) First Community and FCB Joliet have not waived such condition on or before the date of the closing of the Merger:
Any termination of the Merger Agreement shall not affect any rights accrued prior to such termination.
Definition of Material Adverse Effect
A “material adverse effect” is defined with respect to any party to the Merger Agreement, a material adverse effect on (a) the business, assets, properties, results of operations or financial condition of such entity and its subsidiaries, taken as a whole or (b) the ability of such entity to consummate the Merger, provided, however, that a material adverse effect shall not be deemed to result from:

•
changes in banking or similar laws of general applicability or interpretations thereof by governmental authorities, or other changes affecting depository institutions (including banks and their holding companies) generally, including changes in general economic conditions and changes in prevailing interest and deposit rates;

•
changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies, as such would apply to the financial statements of an entity on a consolidated basis;

•
changes resulting from transaction expenses (such as legal, accounting, investment banker or other professional fees) incurred in connection with the Merger Agreement and the Merger, including the costs of litigation defending any of the transactions contemplated by the Merger Agreement;

•
the payment by the Bank of amounts due to, or provision of any other benefits to, any officers or employees of the Bank in accordance with the terms of any employment agreements or the Bank's benefit plans; or

•	actions or omissions taken by an entity as required by the Merger Agreement.
Amendment
The Merger Agreement shall only be modified by written agreement of First Community, FCB Joliet and the Bank.
Governing Law
The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Illinois.

FINANCING
General
The Merger Agreement is subject to a financing contingency pursuant to which, at or prior to the closing of the Merger and the Consolidation, First Community shall have completed an offering of its securities in an amount and form acceptable to First Community in light of its regulatory capital and other requirements. The net proceeds from this capital-raising transaction are to be used to provide financing for First Community in connection with the Mergers and the Consolidation by providing additional liquidity to First Community, improving its regulatory capital position, and providing funds which may be used by First Community in part for the redemption of a portion of First Community's outstanding Series B or Series C preferred stock following receipt of required bank regulatory approval. First Community also believes that raising this additional capital was necessary in order to successfully receive approval for the Merger and the Consolidation from the IDFPR and the FDIC.
The Proposed Offering
First Community proposes to offer up to $10 million of subordinated indebtedness coupled with warrants to purchase in the aggregate 250,000 shares of First Community common stock at a price of $4.00 per share. These securities will be offered in denominations of $10,000 per note evidencing the subordinated indebtedness along with a warrant to purchase 250 shares of First Community common stock at $4.00 per share. It is anticipated that the subordinated indebtedness and warrants will be offered by First Community in an offering pursuant to Rule 506 under the Securities Act of 1933 to certain accredited investors identified by First Community in its sole discretion.
The subordinated indebtedness and warrants will be offered to certain accredited investors prior to the closing of the Consolidation, and First Community will accept subscriptions and funds into escrow for the subordinated indebtedness and warrants up to a date prior to the closing of the Consolidation, which such date may be determined by First Community. It is anticipated that the escrowed funds from subscribers for the subordinated indebtedness and warrants will be released to First Community, and the securities will be issued, at the closing of the Consolidation.
First Community has received the approval of the Federal Reserve to issue the subordinated indebtedness.
The subordinated indebtedness will bear interest at a per annum rate equal to 9.0%. Interest on the subordinated indebtedness will accrue from the date of issuance and is proposed to be payable semi-annually, in arrears, on March 31 and September 30 of each year, commencing on the first such date following the closing of the Consolidation. The subordinated indebtedness will not be convertible into shares of common stock, preferred stock or other equity securities of First Community.
The subordinated indebtedness will be unsecured subordinated obligations of the Company and will mature on the tenth anniversary from the date of the issuance First Community. There is no sinking fund for the subordinated indebtedness.
At any time on or after the second anniversary of the date of issuance of the subordinated indebtedness, the Company may redeem the subordinated indebtedness, in whole or in part, at a redemption price equal to 100% of the outstanding principal amount of such subordinated indebtedness redeemed, plus accrued and unpaid interest as of and to the date fixed for such redemption, provided, however, that any such redemption will require the prior approval of the Federal Reserve. The warrants will remain outstanding following any such redemption of the subordinated indebtedness, and will have a term of ten years from the date of issuance, whereafter they will expire.
First Community is not required to qualify an indenture under the Trust Indenture Act of 1939, as amended, and intends not to enter into any trust indenture in connection with the subordinated indebtedness. Any subordinated indebtedness offered by First Community will not be deposits, will not be insured by the FDIC or any other agency, and will be subject to investment risk, including the possible loss of principal. The subordinated indebtedness will be issued by First Community and will not be obligations of the Banks or any affiliates of First Community or the Banks. In addition, the subordinated indebtedness will not be guaranteed by the FDIC pursuant to the Debt Guarantee Program. Because the subordinated indebtedness will not be issued pursuant to an indenture, each holder will be responsible for acting independently with respect to certain matters affecting such holder's subordinated indebtedness, including enforcing the agreements or covenants contained therein, responding to any requests for consents, waivers or amendments, giving written notice of default in performance of any agreements or covenants contained therein or accelerating the maturity of the subordinated indebtedness upon the occurrence of an event of default.
The indebtedness of First Community evidenced by the subordinated indebtedness, including its obligation to pay interest, will be unsecured and subordinate and junior in right of payment to claims of other creditors of First Community with respect to the following: (i) borrowed and purchased money; (ii) similar obligations arising from off-balance-sheet guaranties and direct credit substitutes; and (iii) obligations associated with derivative products such as interest-rate and foreign exchange-rate contracts, commodity contracts and similar arrangements. In the event of any bankruptcy event relating to First Community, whether voluntary or involuntary, all such obligations (except obligations which rank on a parity with or are subordinate to any subordinated indebtedness) will be entitled to be paid in full before any payment shall be made on account of the principal of or interest on, the subordinated indebtedness. In the event of any such proceedings, after payment in full of all sums owing with respect to such prior obligations, the holders of the subordinated indebtedness, together with the holders of any obligations of First Community ranking on a parity with the subordinated indebtedness, including $4.1 million principal amount of issued and outstanding First Community subordinated indebtedness, will be entitled to be paid from the remaining assets of First Community the unpaid principal thereof and interest thereon before any payment or other distribution, whether in cash, property, or otherwise, will be made on account of any capital stock or any obligations of First Community ranking junior to the subordinated indebtedness. The subordinated indebtedness will not contain any limitation on the amount of indebtedness that may be hereafter incurred by First Community and/or the Banks. With respect to the assets of a subsidiary of First Community, such as one of the Banks, creditors of First Community (including holders of the subordinated indebtedness) would be structurally subordinated to the prior claims of creditors of such subsidiary, except to the extent that First Community may be a creditor with recognized claims against such subsidiary.
An event of default with respect to the subordinated indebtedness will be deemed to occur only if First Community consents to, or a court or other governmental agency or body enters a decree or order for, the commencement of a bankruptcy or similar proceeding with respect to First Community or all or substantially all of its property, or for the winding up of the affairs or business of First Community, and, in the case of a decree or order, such decree or order remains in force for a period of 60 days. The subordinated indebtedness will provide that, if any event of default has occurred and is continuing, the holder of such subordinated indebtedness may declare the principal of such subordinated indebtedness, together with any unpaid accrued interest thereon, to be due and payable immediately upon written notice thereof to First Community.
There will be no right of acceleration in the case of a default in the payment of interest on the subordinated indebtedness or in First Community's non-performance of any other obligation under the subordinated indebtedness. The subordinated indebtedness will not be able to be repaid at the option of the holder, whether pursuant to an acceleration upon an event of default or otherwise, without the prior written approval of the Federal Reserve. It is proposed that promptly following the receipt of any notice of acceleration, First Community will apply to the Federal Reserve for prior written approval of repayment.
Although there is no right of acceleration in the case of default in the payment of interest on the subordinated indebtedness, the subordinated indebtedness will provide that, if First Community is in default on any payments required to be made under the subordinated indebtedness, First Community may not (i) declare or pay any dividends on, redeem or otherwise acquire any of shares of First Community common stock or set aside any monies or properties for said purposes, or (ii) make any payments (whether principal, interest or otherwise) on any indebtedness that ranks junior to the subordinated indebtedness or set aside any monies or properties for said purposes.

THE SPECIAL MEETING
General
This document is being furnished to FCB Homer Glen stockholders in connection with the solicitation of proxies by the FCB Homer Glen board of directors to be used at the special meeting of FCB Homer Glen stockholders to be held on [•], 2013 at [•], local time, at 13901 South Bell Road, Homer Glen, Illinois 60491, and at any adjournment of postponement of that meeting. This document and the enclosed form of proxy are being set to FCB Homer Glen stockholders on or about [•], 2013.
Purpose; Board Recommendation.
The purpose of the meeting is to consider and vote on the following matters:
1.    A proposal to approve the Agreement and Plan of Merger, dated as of August 27, 2012, by and among First Community Financial Partners, First Community Bank of Joliet and the Bank. A copy of the merger agreement is included as Annex I to this proxy statement/prospectus.
2.    The approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the merger agreement and the transactions it contemplates.
3.    To transact any other business that properly comes before the special meeting, or any adjournments or postponements thereof.
Only stockholders of record at the close of business on [•], 2013 are entitled to vote at the meeting or at any postponement or adjournment thereof.
The board of directors of the Bank recommends that you vote “FOR” approval of the merger agreement. Your board of directors also recommends that you vote “FOR” approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the merger agreement and the transactions it contemplates and “FOR” the authorization of the proxies named in the proxy card to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.
Record Date and Voting
The FCB Homer Glen board of directors has fixed the close of business on [•], 2013 as the record date for determining the holders of shares of FCB Homer Glen common stock entitled to receive notice of and to vote at the FCB Homer Glen special meeting. Only holders of record of shares of FCB Homer Glen common stock as of the close of business on that date will be entitled to vote at the FCB Homer Glen special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [•] shares of FCB Homer Glen common stock outstanding, held by approximately [•] holders of record.
Each holder of shares of FCB Homer Glen common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the FCB Homer Glen special meeting and at any adjournment or postponement of that meeting. In order for FCB Homer Glen to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of FCB Homer Glen common stock entitled to vote at the FCB Homer Glen special meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card that is received at or prior to the FCB Homer Glen special meeting (and not revoked as described below).
If your proxy card is properly executed and received by FCB Homer Glen in time to be voted at the FCB Homer Glen special meeting, the shares represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide FCB Homer Glen with any instructions, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” any proposal of the FCB Homer Glen board of directors to adjourn or postpone the FCB Homer Glen special meeting.
If your shares are held in “street name” by your broker or bank and you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will not be permitted to vote your shares, which will have the same effect as a vote against the adoption of the merger agreement.
Vote Required

Adoption of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of FCB Homer Glen common stock. Shares of FCB Homer Glen common stock as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of FCB Homer Glen stockholders on the Merger Agreement is based upon the number of outstanding shares of FCB Homer Glen common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the FCB Homer Glen special meeting or the abstention from voting by FCB Homer Glen stockholders, or the failure of any FCB Homer Glen stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have the same effect as an “AGAINST” vote with respect to the adoption of the merger agreement.
As of the record date:

•
FCB Homer Glen directors and executive officers and their affiliates owned and were entitled to vote approximately [•] shares of FCB Homer Glen common stock, representing approximately [•]% of the outstanding shares of FCB Homer Glen common stock; and

•
First Community owned and was entitled to vote approximately [•]% of the outstanding shares of FCB Homer Glen common stock, and owned approximately [•]% of the outstanding shares of the Bank's preferred stock. In addition, First Community is a party to a voting trust agreement with the Bank and certain stockholders of the Bank pursuant to which certain directors of First Community retain the right to vote shares of the Bank's common stock on various matters. As a result, certain directors of First Community will have the ability to vote shares representing an additional [•]% of the Bank's common stock. When combined with First Community's ownership of approximately [•]% of the outstanding shares of Bank common stock, First Community and certain of its directors will have the ability to vote approximately [•]% of the outstanding shares of Bank common stock in connection with this transaction.

Approval of any proposal to adjourn or postpone the meeting, if necessary, for the purpose of soliciting additional proxies may be obtained by the affirmative vote of a majority of the votes cast by holders of shares of FCB Homer Glen common stock present in person or by proxy at the special meeting, whether or not a quorum is present.
Revocability of Proxies
The presence of a FCB Homer Glen stockholder at the FCB Homer Glen special meeting will not automatically revoke that FCB Homer Glen stockholder's proxy. However, a FCB Homer Glen stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation to the FCB Homer Glen corporate secretary that is received prior to the meeting;

•	submitting another proxy by mail that is dated later than the original proxy and that is received prior to the meeting; or

•
attending the FCB Homer Glen special meeting and voting in person if the stockholder's shares of FCB Homer Glen common stock are registered in the stockholder's name rather than in the name of a broker, bank or other nominee.

If your shares of FCB Homer Glen common stock are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.
Voting Electronically or by Telephone
In addition to voting by submitting your proxy card by mail, many stockholders who hold their shares of FCB Homer Glen common stock through a broker or bank will have the option to submit their voting instruction cards electronically through the Internet or by telephone. If you hold your shares through a broker, bank or other holder of record, you should check your voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.
Solicitation of Proxies
In addition to solicitation by mail, directors, officers and employees of FCB Homer Glen may solicit proxies for the FCB Homer Glen special meeting from FCB Homer Glen stockholders personally or by telephone and other electronic means. However, they will not be paid for soliciting such proxies. FCB Homer Glen also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions.
First Community and FCB Homer Glen will share equally the expenses incurred in connection with the printing and mailing of this document.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of September 30, 2012 and the unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2012 and for the year ended December 31, 2011 have been presented to give effect to and show the pro forma impact on our historical financial statements of (1) the issuance of approximately 4,000,524 shares of Class A common stock to the minority stockholders of FCB Plainfield, FCB Homer Glen, and Burr Ridge, each of which will be merged into a bank to be wholly owned by First Community as part of the consolidation, (2) the cash payment of approximately $508,000 to the Restricted Stock Unit holders of FCB Plainfield, and (3) the issuance of $10 million in subordinated debt at an interest rate of 9%.
Our unaudited pro forma condensed combined balance sheet as of September 30, 2012 presents our consolidated financial position giving pro forma effect to the following transactions as if they had occurred as of September 30, 2012:

•
the issuance of approximately 4,000,524 shares of Class A common stock to the minority stockholders of FCB Plainfield, FCB Homer Glen, and Burr Ridge, each of which will be merged with us in the organization;

•	the cash payment of approximately $508,000 to the Restricted Stock Unit holders of FCB Plainfield; and

•	the issuance of $10 million in subordinated debt at an interest rate of 9%.
Our unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2012 presents our consolidated results of operations giving pro forma effect to the following transactions as if they had occurred as of January 1, 2011:

•
the issuance of approximately 4,000,524 shares of Class A common stock to the minority stockholders of FCB Plainfield, FCB Homer Glen, and Burr Ridge, each of which will be merged with us in the organization;

•	the cash payment of approximately $508,000 to the Restricted Stock Unit holders of FCB Plainfield; and

•	the issuance of $10 million in subordinated debt at an interest rate of 9%.
Our unaudited pro forma condensed combined statement of income for the year ended December 31, 2011 presents our consolidated results of operations giving pro forma effect to the following transactions as if they had occurred as of January 1, 2011:

•
the issuance of approximately 4,000,524 shares of Class A common stock to the minority stockholders of FCB Plainfield, FCB Homer Glen, and Burr Ridge, each of which will be merged with us in the organization;

•	the issuance of $10 million in subordinated debt at an interest rate of 9%.
The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical unaudited financial statements as of and for the nine months ended September 30, 2012 and audited financial statements as of and for the year ended December 31, 2011 for First Community, FCB Plainfield, FCB Homer Glen and Burr Ridge.

The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on our historical financial information. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2012
(dollars in thousands)	As Reported
Assets	FCB Joliet	FCB Plainfield	FCB Homer Glen	Burr Ridge	First Community	Eliminations	Adjustments for the Merger Pro Forma	First Community Pro Forma

Cash and due from banks	$5,444	$3,976	$2,587	$5,820	$392	$(392)	$—	$17,827
Federal funds sold	—	8,152	133	2,860	—	—	—	11,145
Interest-bearing deposits in banks	65,123	10,627	6,384	5,871	1,233	(1,233)	7,917	95,922
Securities available for sale	66,127	6,656	10,025	25,333	—	—	—	108,141
Nonmarketable equity securities	600	105	—	262	—	—	—	967
Loans, net	330,173	108,976	55,195	134,494	—	—	—	628,838
Premises and equipment, net	2,944	4,127	1,787	7,642	70	—	—	16,570
Foreclosed assets	2,440	229	1,100	—	—	—	—	3,769
Cash surrender value of life insurance	4,329	—	—	—	—	—	—	4,329
Investment in Banks	—	—	—	—	75,596	(75,596)	—	—
Accrued interest receivable and other assets	4,358	806	276	1,666	21	—	—	7,127

Total assets	$481,538	$143,654	$77,487	$183,948	$77,312	$(77,221)	$7,917	$894,635
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$52,685	$20,437	$4,673	$25,767	$—	$(392)	—	$103,170
Interest-bearing	352,799	105,149	63,690	134,090	—	(1,233)	—	654,495
Total deposits	405,484	125,586	68,363	159,857	—	(1,625)	—	757,665

Other borrowed funds	28,855	1,006	—	2,340	—	—	—	32,201
Subordinated debt	—	—	—	—	4,060	—	10,000	14,060
Accrued interest payable and other liabilities	3,393	604	271	681	640	—	—	5,589
Total liabilities	437,732	127,196	68,634	162,878	4,700	(1,625)	10,000	809,515

Shareholders' equity
Preferred stock, Series A	—	—	—	—	—	—	—	—
Preferred stock, Series B	—	4,125	4,000	—	22,000	(8,125)	—	22,000
Preferred stock, Series C	—	—	—	—	617	—	—	617
Common stock	3,140	1,500	1,500	1,902	12,052	(8,042)	4,001	16,053
Additional paid-in capital	59,187	13,935	13,851	17,659	70,118	(104,632)	10,498	80,616
Retained earnings (accumulated deficit)	(19,644)	(3,121)	(10,542)	1,192	(33,509)	32,115	(1,991)	(35,500)
Accumulated other comprehensive income	1,123	19	44	317	1,334	(1,503)	—	1,334
Total First Community Financial Partners, Inc. shareholders' equity	43,806	16,458	8,853	21,070	72,612	(90,187)	12,508	85,120
Non-controlling interest	—	—	—	—	—	14,591	(14,591)	—
Total shareholders' equity	43,806	16,458	8,853	21,070	72,612	(75,596)	(2,083)	85,120
Total liabilities and shareholders'
equity	$481,538	$143,654	$77,487	$183,948	$77,312	$(77,221)	$7,917	$894,635

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
Nine Months Ended September 30, 2012
(dollars in thousands)	As Reported
	FCB Joliet	FCB Plainfield	FCB Homer Glen	Burr Ridge	First Community	Eliminations	Adjustments for the Merger Pro Forma	First Community Pro Forma
Interest income:
Loans, including fees	$15,292	$4,669	$2,608	$5,425	$—	$—	$—	$27,994
Securities	802	33	72	313	—	—	—	1,220
Federal funds sold and other	95	38	18	30	3	(3)	—	181
Total interest income	16,189	4,740	2,698	5,768	3	(3)	—	29,395
Interest expense:
Deposits	3,978	755	501	1,008	—	(3)	—	6,239
Federal funds purchased, other borrowed funds and
subordinated debt	8	10	—	40	244	—	675	977
Total interest expense	3,986	765	501	1,048	244	(3)	675	7,216
Net interest income (loss)	12,203	3,975	2,197	4,720	(241)	—	(675)	22,179
Provision for loan losses	4,493	188	195	675	—	—	—	5,551
Net interest income (loss) after provision for loan losses	7,710	3,787	2,002	4,045	(241)	—	(675)	16,628
Noninterest income:
Service charges on deposit accounts	183	56	18	71	—	—	—	328
Gain on sale of loans	110	210	19	—	—	—	—	339
Gain on sale of securities	—	—	—	17	—	—	—	17
Gain (loss) on sale of foreclosed assets, net	(105)	66	(22)	—	—	—	—	(61)
Other	523	36	5	68	—	—	—	632
Income from subsidiaries	—	—	—	—	1,065	(1,065)	—	—
	711	368	20	156	1,065	(1,065)	—	1,255
Noninterest expenses:
Salaries and employee benefits	$4,269	$1,372	$851	$1,402	$(347)	—	$416	$7,963
Occupancy and equipment expense	818	206	181	429	179	—	—	1,813
Data processing	443	150	133	169	6	—	—	901
Professional fees	974	248	207	201	154	—	—	1,784
Advertising and business development	168	42	42	79	5	—	—	336
FDIC assessments	517	91	71	112	—	—	—	791
Loan workout	(75)	—	—	—	—	—	—	(75)
Foreclosed assets, net of rental income	1,135	68	7	—	—	—	—	1,210
Other expense	1,090	334	206	356	149	—	—	2,135
	9,339	2,511	1,698	2,748	146	—	416	16,858
Income (loss) before income taxes and
non-controlling interest	(918)	1,644	324	1,453	678	(1,065)	(1,091)	1,025
Income taxes	—	—	—	513	—	—	—	513
Income (loss) before non-controlling interest	(918)	1,644	324	940	678	(1,065)	(1,091)	512

Net income attributable to non-controlling interest	—	—	—	—	—	925	(925)	—
Net income (loss) applicable to First Community
Financial Partners, Inc.	(918)	1,644	324	940	678	(1,990)	(166)	512
Dividends and accretion on preferred shares	—	—	—	—	—	1,064	—	1,064
Net income (loss) available to common shareholders	$(918)	$1,644	$324	$940	$678	$(3,054)	$(166)	$(552)

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
Year Ended December 31, 2011
(dollars in thousands)
	As Reported
	FCB Joliet	FCB Plainfield	FCB Homer Glen	Burr Ridge	First Community	Eliminations	Adjustments for the Merger Pro Forma	First Community Pro Forma
Interest income:
Loans, including fees	$26,600	$5,933	$3,917	$7,438	$—	$—	$—	$43,888
Securities	928	21	60	265	—	—	—	1,274
Federal funds sold and other	126	50	50	68	20	(20)	—	294
Total interest income	27,654	6,004	4,027	7,771	20	(20)	—	45,456
Interest expense:
Deposits	7,853	1,182	1,195	1,642	—	(20)	—	11,852
Federal funds purchased, other borrowed funds and
subordinated debt	188	14	—	8	325	—	900	1,435
Total interest expense	8,041	1,196	1,195	1,650	325	(20)	900	13,287
Net interest income (loss)	19,613	4,808	2,832	6,121	(305)	—	(900)	32,169
Provision for loan losses	15,191	1,306	270	680	—	—	—	17,447
Net interest income (loss) after provision for loan losses	4,422	3,502	2,562	5,441	(305)	—	(900)	14,722
Noninterest income:
Service charges on deposit accounts	310	61	22	77	—	—	—	470
Gain on sale of loans	—	421	—	36	—	—	—	457
Gain on sale of securities	48	—	—	—	—	—	—	48
Gain (loss) on sale of foreclosed assets, net	32	—	(15)	—	—	—	—	17
Other	610	25	7	89	—	—	—	731
Loss from subsidiaries	—	—	—	—	(5,329)	5,329	—	—
	1,000	507	14	202	(5,329)	5,329	—	1,723
Noninterest expenses:
Salaries and employee benefits	$5,457	$1,509	$1,036	$1,766	$24	—	—	$9,792
Occupancy and equipment expense	1,066	217	180	571	132	—	—	2,166
Data processing	659	187	166	201	23	—	—	1,236
Professional fees	548	173	309	308	44	—	—	1,382
Advertising and business development	286	34	14	113	17	—	—	464
FDIC assessments	646	120	125	159	—	—	—	1,050
Loan workout	915	—	—	—	—	—	—	915
Foreclosed assets, net of rental income	1,199	14	204	—	—	—	—	1,417
Other expense	1,896	384	292	407	288	—	—	3,267
	12,672	2,638	2,326	3,525	528	—	—	21,689
Income (loss) before income taxes and
non-controlling interest	(7,250)	1,371	250	2,118	(6,162)	5,329	(900)	(5,244)
Income taxes (benefit)	(20)	—	—	847	—	—	—	827

Income (loss) before non-controlling interest	(7,230)	1,371	250	1,271	(6,162)	5,329	(900)	(6,071)
Net income attributable to non-controlling interest	—	—	—	—	—	991	(991)	—

Net income (loss) applicable to First Community
Financial Partners, Inc.	(7,230)	1,371	250	1,271	(6,162)	4,338	91	(6,071)
Dividends and accretion on preferred shares	—	—	—	—	—	1,419	—	1,419
Net income (loss) available to common shareholders	$(7,230)	$1,371	$250	$1,271	$(6,162)	$2,919	$91	$(7,490)

The following is the reconciliation of the pro forma adjustments for the Merger included in unaudited pro forma condensed combined balance sheet as of September 30, 2012 and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2011 and nine months ended September 30, 2012.

	Interest-
	bearing			Additional		Non-
	Deposits	Subordinated	Common	paid-in	Accumulated	controlling
(in thousands, except share data)	in banks	Debt	Stock	capital	Deficit	interest

The issuance of approximately 4,000,524 shares of Class A common stock to the minority stockholders of FCB Plainfield, FCB Homer, and Burr Ridge, each of which will be merged with us in the organization	$—	$—	$4,001	$10,590	$—	$(14,591)

The cash payment of approximately $508,000 to the Restricted Stock Unit holders of FCB Plainfield	(508)	—	—	(92)	(416)	—

The issuance of $10 million in subordinated debt at an interest rate of 9%	10,000	10,000	—	—	—	—
Interest expense, subordinated debt
Year ended December 31, 2011	(900)	—	—	—	(900)	—
Nine months ended September 30, 2012	(675)	—	—	—	(675)	—
	$7,917	$10,000	$4,001	$10,498	$(1,991)	$(14,591)

FCB Plainfield granted the above restricted stock units in 2012, so no pro forma effects were recognized for the year ended December 31, 2011.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “Selected Historical Consolidated Financial Information,” and our financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” We assume no obligation to update any of these forward-looking statements.
The following discussion pertains to our historical results, which includes the operations of First Community.
Overview

First Community Financial Partners Inc., an Illinois corporation, is the holding company for FCB Joliet, an Illinois state bank with its main office located in Joliet, Illinois. In addition, we own majority equity interests in FCB Plainfield, FCB Homer Glen, and Burr Ridge. Through the Banks we provide a full range of financial services to individuals and corporate clients.

FCB Joliet was organized as an Illinois state chartered bank on June 11, 2004, and commenced business on June 15, 2004. As a state, non-member bank, FCB Joliet is regulated by the IDFPR and the FDIC. FCB Joliet provides full-service commercial and consumer banking services in Joliet, Illinois, and the surrounding communities. The main offices of FCB Joliet are located at 2801 Black Road, Joliet, Illinois. FCB Joliet has banking offices located at 2728 West 75th Street, Naperville, Illinois, and 25407 South Bell Road, Channahon, Illinois.

FCB Plainfield was organized as an Illinois state chartered bank and commenced business on October 28 2008. As a state, non-member bank, FCB Plainfield is regulated by the IDFPR and the FDIC. FCB Plainfield provides full-service commercial and consumer banking services in Plainfield, Illinois, and the surrounding communities. The main offices of FCB Plainfield are located at 14150 South U.S. Route 30, Plainfield, Illinois.

FCB Homer Glen was organized as an Illinois state chartered bank and commenced business on December 17, 2008. As a state, non-member bank, FCB Homer Glen is regulated by the IDFPR and the FDIC. FCB Homer Glen provides full-service commercial and consumer banking services in Homer Glen, Illinois, and the surrounding communities. The main offices of FCB Homer Glen are located at 13901 South Bell Road, Homer Glen, Illinois.

Burr Ridge Bank and Trust was organized as an Illinois state chartered bank and commenced business on April 13, 2009. As a state, non-member bank, Burr Ridge Bank and Trust is regulated by the IDFPR and the FDIC. Burr Ridge Bank and Trust provides full-service commercial and consumer banking services in Burr Ridge, Illinois, and the surrounding communities. The main offices of Burr Ridge Bank and Trust are located at 7020 South County Line Road Burr Ridge, Illinois.

Each of the Banks offers a full range of deposit products and services, as well as credit and operational services. Depository services include: Individual Retirement Accounts (IRAs), tax depository and payment services, automatic transfers, bank by mail, direct deposits, no-fee savings accounts, money market accounts, savings accounts, and various forms and terms of certificates of deposit (CDs), both fixed and variable rate. The Banks attract deposits through advertising and by pricing depository services competitively. Credit services include: commercial and industrial loans, real estate construction and land development loans, conventional and adjustable rate real estate loans secured by residential properties, real estate loans secured by commercial properties, customer loans for items such as home improvements, vehicles, boats and education offered on installment and single payment bases, as well as overdraft protection, government guaranteed loans including Small Business Administration (SBA) loans, and letters of credit. Bank operation services include: cashier's checks, traveler's checks, money orders, collections, currency and coin processing, wire transfer services, deposit bag rentals, and stop payments. Other services include servicing of secondary market real estate loans, notary services, photocopying, faxing and signature guarantees. The Banks do not offer trust services at this time.

Primary Factors Used to Evaluate Our Business
As a financial institution, we manage and evaluate various aspects of both our results of operations and our financial condition. We evaluate the levels and trends of the line items included in our balance sheet and income statement, as well as various financial ratios that are commonly used in our industry. We analyze these ratios and financial trends against our budgeted performance and the financial condition and performance of comparable financial institutions in our region and nationally. Our financial information is prepared in accordance with GAAP. Application of these principles requires management to make complex and subjective estimates and judgments that affect the amounts reported in the following discussion and in our consolidated financial statements and accompanying notes. For more information on our accounting policies and estimates, see "Critical Accounting Policies and Estimates.”
Income Statement Metrics
Net Interest Income
Net interest income represents the amount by which interest income on interest-earning assets exceeds interest expense incurred on interest-bearing liabilities. The net interest margin represents net interest income divided by average interest-earning assets. We earn interest income from interest, dividends and fees earned on interest-earning assets, and the amortization and accretion of discounts and premiums on investment securities. We incur interest expense on interest-bearing liabilities, including interest-bearing deposits, borrowings and other forms of indebtedness. We seek to improve our net interest margin by originating commercial and consumer loans we believe to be high-quality and funding these assets primarily with low-cost customer deposits. References throughout this discussion to “commercial loans” include commercial and industrial and owner occupied commercial real estate loans, and references to “commercial real estate loans” include non-owner occupied commercial real estate loans, construction and development loans and multifamily commercial real estate loans.
Provision for Loan Losses
The provision for loan losses is the amount of expense that, based on our judgment, is required to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that, in management’s judgment, is appropriate under GAAP. The determination of the amount of the allowance is complex and involves a high degree of judgment and subjectivity.
Non-interest Income
Non-interest income includes service charges on deposit accounts, gains on sales of loans, investment securities gains, sale of foreclosed assets gains and losses, and other operating income.

Non-interest Expense
Non-interest expense includes salary and employee benefits, net occupancy expense, data processing, accounting, legal and other professional expenses, advertising and business development, FDIC and state assessments, loan workout, foreclosed asset related expenses and other operating expenses.
Net Income
We evaluate our net income using the common industry ratio, return on assets (which we refer to as “ROA”), which is equal to net income for the period annualized, divided by the average of total assets for the period.
Results of Operations

Nine Months Ended September 30, 2012 Results

The Company had net income of $678,000 and net loss available to common stockholders of $386,000 for the nine months ended September 30, 2012 compared to a net loss of $5.0 million and a net loss available to common stockholders of $6.1 million for the same period in 2011.  The results for the nine months ended September 30, 2012 generated an annualized return on average assets of (0.06)% and an annualized return on average common equity of (0.71)% compared to (0.86)% and (10.62)%, respectively, for the same period in 2011.

Net interest income was $22.9 million for the nine months ended September 30, 2012, a decrease of $2.3 million, or 9.1%, from $25.1 million for the comparable period in 2011.  The decrease was primarily due to a decline in the level of average interest earning assets of $64.2 million and a 8 basis point decline in the net interest margin.  See "Net Interest Income"

section below for further analysis.

The provision for loan losses was $5.6 million for the nine months ended September 30, 2012 compared to $14.7 million for the same period in 2011. Net charge-offs decreased to $7.1 million for the nine months ended September 30, 2012 compared to $11.8 million for the same period in 2011.  See "Allowance for Loan Losses" below for further analysis of the allowance for loan losses.

Year Ended December 31, 2011 Results

The Company had net loss of $6.2 million and net loss available to common stockholders of $7.6 million for the year ended December 31, 2011 compared to a net loss of $18.0 million and a net loss available to common stockholders of $19.4 million for the same period in 2010.  The results for the year ended December 31, 2011 generated an annualized return on average assets of (.81)% and an annualized return on average common equity of (10.08)% compared to (2.10)% and (20.60)%, respectively, for the same period in 2010.

Net interest income was $33.1 million for the year ended December 31, 2011, an increase of $1.9 million, or 6.0%, from $31.2 million for the comparable period in 2010.  The increase was primarily due to an increase in the level of interest earning assets of $7.1 million and an 18 basis point increase in the net interest margin.  See "Net Interest Income" section below for further analysis.

The provision for loan losses was $17.4 million million for the year ended December 31, 2011 compared to $31.0 million for the same period in 2010. Net charge-offs decreased to $15.3 million for the year ended December 31, 2011 compared to $22.7 million for the same period in 2010.  See "Allowance for Loan Losses" below for further analysis of the allowance for loan losses.

Net Interest Income
Net interest income is the largest component of our income, and is affected by the interest rate environment, and the volume and the composition of interest-earning assets and interest-bearing liabilities. Our interest-earning assets include loans, interest-bearing deposits in other banks, investment securities, and federal funds sold. Our interest-bearing liabilities include deposits, advances from the FHLB, subordinated debentures, repurchase agreements and other short-term borrowings.
The following table reflects the components of net interest income for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended September 30, 2012			Nine Months Ended September 30, 2011
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Loans (1)	$663,378	$27,994	5.62%	$771,435	$33,587	5.80%
Investment securities	102,095	1,220	1.59%	71,150	992	1.86%
Federal funds sold	18,427	43	0.31%	18,886	47	0.33%
Interest-bearing deposits with other banks	67,948	138	0.27%	54,551	167	0.41%
Total Earning Assets	$851,848	$29,395	4.60%	$916,022	$34,793	5.06%

Other assets	27,176			23,316
Total assets	$879,024			$939,338

Liabilities
NOW accounts	$63,932	$179	0.37%	$60,154	$242	0.54%
Money market accounts	157,135	452	0.38%	155,278	735	0.63%
Savings accounts	23,222	49	0.28%	23,677	80	0.45%
Time deposits	416,953	5,559	1.78%	488,502	8,193	2.23%
Total Interest Bearing Deposits	661,242	6,239	1.26%	727,611	9,250	1.69%
Securities sold under agreements to repurchase	22,686	58	0.34%	21,416	81	0.50%
Federal Home Loan Bank advances	—	—	—%	10,000	88	1.17%
Subordinated debentures	4,060	244	8.01%	4,060	244	8.01%
Total Interest Bearing Liabilities	$687,988	$6,541	1.27%	$763,087	$9,663	1.69%
Noninterest bearing deposits	98,766			82,944
Other liabilities	5,922			4,245
Total Liabilities	$792,676			$850,276

Total Shareholders' Equity	$86,348			$89,062

Total Liabilities and Equity	$879,024			$939,338

Interest Rate Spread			3.33%			3.37%
Net Interest Income		$22,854			$25,130
Net Interest Margin			3.58%			3.66%

(1)	Average loans include non-performing loans.

No tax-equivalent adjustments were made, as the effect thereof was not material.

The following table reflects the components of net interest income for the years ended December 31, 2011 and 2010:

	Year Ended December 31, 2011			Year Ended December 31, 2010
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Loans (1)	$755,625	$43,888	5.81%	$779,573	$45,533	5.84%
Investment securities	71,252	1,274	1.79%	55,313	1,032	1.87%
Federal funds sold	19,143	64	0.33%	19,213	80	0.42%
Interest-bearing deposits with other banks	63,372	230	0.36%	48,198	234	0.49%
Total Earning Assets	$909,392	$45,456	5.00%	$902,297	$46,879	5.20%

Other assets	22,843			21,005
Total assets	$932,235			$923,302

Liabilities
NOW accounts	$60,444	$313	0.52%	$55,336	$451	0.82%
Money market accounts	155,464	903	0.58%	119,800	946	0.79%
Savings accounts	23,598	98	0.42%	19,046	160	0.84%
Time deposits	479,356	10,538	2.20%	518,084	13,523	2.61%
Total Interest Bearing Deposits	718,862	11,852	1.65%	712,266	15,080	2.12%
Securities sold under agreements to repurchase	21,258	93	0.44%	23,213	166	0.72%
Federal Home Loan Bank advances	9,534	117	1.23%	5,064	114	2.25%
Subordinated debentures	4,060	325	8.00%	4,060	325	8.00%
Total Interest Bearing Liabilities	753,714	12,387	1.64%	744,603	15,685	2.11%
Noninterest bearing deposits	85,696			66,821
Other liabilities	4,531			3,127
Total Liabilities	$843,941			$814,551

Total Shareholders' Equity	$88,294			$108,751

Total Liabilities and Equity	$932,235			$923,302

Interest Rate Spread			3.36%			3.09%
Net Interest Income		$33,069			$31,194
Net Interest Margin			3.64%			3.46%

(1)	Average loans include non-performing loans.

No tax-equivalent adjustments were made, as the effect thereof was not material.

The following table reflects the components of net interest income for the years ended December 31, 2010 and 2009:

	Year Ended December 31, 2010			Year Ended December 31, 2009
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Loans (1)	$779,573	$45,533	5.84%	$633,530	$36,814	5.81%
Investment securities	55,313	1,032	1.87%	47,123	1,188	2.52%
Federal funds sold	19,213	80	0.42%	26,893	68	0.25%
Interest-bearing deposits with other banks	48,198	234	0.49%	69,502	498	0.72%
Total Earning Assets	$902,297	$46,879	5.20%	$777,048	$38,568	4.96%

Other assets	21,005			15,004
Total assets	$923,302			$792,052

Liabilities
NOW accounts	$55,336	$451	0.82%	$34,808	$400	1.15%
Money Market accounts	119,800	946	0.79%	85,267	914	1.07%
Savings accounts	19,046	160	0.84%	6,835	20	0.29%
Time deposits	518,084	13,523	2.61%	483,530	17,702	3.66%
Total Interest Bearing Deposits	712,266	15,080	2.12%	610,440	19,036	3.12%
Securities sold under agreements to repurchase	23,213	166	0.72%	19,078	170	0.89%
Federal Home Loan Bank advances	5,064	114	2.25%	8,630	290	3.36%
Subordinated debentures	4,060	325	8.00%	1,958	201	10.27%
Total Interest Bearing Liabilities	744,603	15,685	2.11%	640,106	19,697	3.08%
Noninterest bearing deposits	66,821			53,761
Other liabilities	3,127			2,565
Total Liabilities	$814,551			$696,432

Total Shareholders' Equity	$108,751			$95,620

Total Liabilities and Equity	$923,302			$792,052

Interest Rate Spread			3.09%			1.88%
Net Interest Income		$31,194			$18,871
Net Interest Margin			3.46%			2.43%

(1)	Average loans include non-performing loans.
No tax-equivalent adjustments were made, as the effect thereof was not material.

Rate/Volume Analysis
 The following table sets forth certain information regarding changes in our interest income and interest expense for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to changes in interest rate, changes in the volume, and changes in the mix.

	Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011 Due to changes in
	Average Volume	Average Rate	Mix	Net Increase (Decrease)
(Dollars in thousands)
Interest Income
Loans	$(4,704)	$(1,034)	$145	$(5,593)
Investment securities	432	(142)	(62)	228
Federal funds sold	(1)	(3)	—	(4)
Interest-bearing deposits with other banks	42	(56)	(15)	(29)
Total interest income	(4,231)	(1,235)	68	(5,398)

Interest expense
NOW accounts	$16	$(74)	$(5)	$(63)
Money market accounts	9	(289)	(3)	(283)
Savings accounts	(2)	(30)	1	(31)
Time deposits	(1,201)	(1,679)	246	(2,634)
Securities sold under agreements to repurchase	5	(26)	(2)	(23)
Federal Home Loan Bank advances	(88)	(88)	88	(88)
Subordinated debentures	—	—	—	—
Total interest expense	$(1,261)	$(2,186)	$325	$(3,122)

Change in net interest income	$(2,970)	$951	$(257)	$(2,276)

The following table sets forth certain information regarding changes in our interest income and interest expense for the year ended December 31, 2011 compared to the year ended December 31, 2010.

	Year Ended December 31, 2011 Compared to Year Ended December 31, 2010 Due to changes in
	Average Volume	Average Rate	Mix	Net Increase (Decrease)
(Dollars in thousands)
Interest Income
Loans	$(1,399)	$(254)	$8	$(1,645)
Investment securities	297	(43)	(12)	242
Federal funds sold	—	(16)	—	(16)
Interest-bearing deposits with other banks	74	(59)	(19)	(4)
Total interest income	(1,028)	(372)	(23)	(1,423)

Interest expense
NOW accounts	$41	$(164)	$(15)	$(138)
Money market accounts	282	(251)	(74)	(43)
Savings accounts	38	(81)	(19)	(62)
Time deposits	(1,012)	(2,132)	159	(2,985)
Securities sold under agreements to repurchase	(14)	(64)	5	(73)
Federal Home Loan Bank advances	101	(52)	(46)	3
Subordinated debentures	—	—	—	—
Total interest expense	$(564)	$(2,744)	$10	$(3,298)

Change in net interest income	$(464)	$2,372	$(33)	$1,875

The following table sets forth certain information regarding changes in our interest income and interest expense for the year ended December 31, 2010 compared to the year ended December 31, 2009.

	Year Ended December 31, 2010 Compared to Year Ended December 31, 2009 Due to changes in
	Average Volume	Average Rate	Mix	Net Increase (Decrease)
(Dollars in thousands)
Interest Income
Loans	$8,486	$189	$44	$8,719
Investment securities	207	(309)	(54)	(156)
Federal funds sold	(19)	44	(13)	12
Interest-bearing deposits with other banks	(152)	(161)	49	(264)
Total interest income	8,522	(237)	26	8,311

Interest expense
NOW accounts	$236	$(116)	$(69)	$51
Money market accounts	370	(240)	(98)	32
Savings accounts	36	37	67	140
Time deposits	1,265	(5,082)	(362)	(4,179)
Securities sold under agreements to repurchase	37	(34)	(7)	(4)
Federal Home Loan Bank advances	(120)	(96)	40	(176)
Subordinated debentures	216	(44)	(48)	124
Total interest expense	$2,040	$(5,575)	$(477)	$(4,012)

Change in net interest income	$6,482	$5,338	$503	$12,323

Provision for Loan Losses
Nine months ended September 30, 2012
The provision for loan losses was $5.6 million for the nine months ended September 30, 2012 compared to $14.7 million for the same period in 2011. Net charge-offs decreased to $7.1 million for the nine months ended September 30, 2012 compared to $11.8 million for the same period in 2011. Loans past due 30 to 90 days and still accruing decreased by $6.8 million, or 34.87%, from $19.5 million at September 30, 2011to $12.7 million at September 30, 2012.
Year ended December 31, 2011
The provision for loan losses was $17.4 million for the year ended December 31, 2011 compared to $31 million for the same period in 2010. Our total impaired loans decreased $5.9 million, or 12% from $48.7 million at December 31, 2010 to $42.8 million at December 31, 2011. In 2010 we critically evaluated our credit portfolio and identified and addressed credit related issues. Our total charge-offs decreased $6.1 million, or 26.5% from $23 million in 2010 to $16.9 million for 2011.
Non-interest Income
Non-interest income decreased from $1.4 million for the nine months ended September 30, 2011 to $1.3 million for the nine months ended September 30, 2012. The decrease relates to losses during the period on sales of foreclosed assets, along with higher gains on loan sales during 2011. The following table sets forth the components of non-interest income for the periods indicated:

(Dollars in thousands)	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Service charges on deposit accounts	$328	$371
Gain on sale of loans	339	457
Investment securities gains, net	17	48
Gain on sale of foreclosed assets, net	(61)	2
Other	632	551
Total non-interest income	$1,255	$1,429

Non-interest income increased from $848,000 for the year ended December 31, 2010 to $1.7 million for the year ended December 31, 2011. The increase was related to a number of factors including increases in service charge income and gains on loan sales. The following table sets forth the components of non-interest income for the periods indicated:

	For the year ended
(Dollars in thousands)	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Service charges on deposit accounts	$470	$356	$424	$296	$210
Gain on sale of loans	457	68	—	—	—
Investment securities gains (losses), net	48	57	—	—	—
Gain on sale of foreclosed assets, net	17	(7)	—	—	—
Other	731	374	231	236	1,186
Total non-interest income	$1,723	$848	$655	$532	$1,396

Non-interest Expense
Non-interest expense increased from $15.4 million for the nine months ended September 30, 2011 to $16.4 million for the nine months ended September 30, 2012 primarily due to merger related expenses incurred during 2012 as is indicated by the increase in professional fees period over period. In addition, we have seen decreases in loan workout costs during the year as we made a number of improvements on properties during the first nine months of 2011. The following table sets forth the components of non-interest expense for the periods indicated:

(Dollars in thousands)	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Salary and employee benefits	$7,547	$7,176
Occupancy and equipment expense	1,813	1,691
Data processing	901	940
Professional fees	1,784	881
Advertising and business development	336	406
FDIC Assessments	791	802
Loan workout	(75)	142
Foreclosed assets, net of rental income	1,210	1,059
Other expense	2,135	2,282
Total non-interest expense	$16,442	$15,379

Non-interest expense increased from $18.1 million for the year ended December 31, 2010 to $21.7 million for the year ended December 31, 2011 due to foreclosed asset valuation adjustments and related expenses and loan work out costs. The following table sets forth the components of non-interest expense for the periods indicated:

	For year ended December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007
Salary and employee benefits	$9,792	$9,257	$8,870	$6,560	$4,483
Occupancy and equipment expense	2,166	2,247	1,773	975	551
Data processing	1,236	965	671	414	323
Professional fees	1,382	993	987	608	418
Advertising and business development	464	506	776	527	355
FDIC Assessments	1,050	1,411	1,356	423	185
Loan workout	915	—	—	—	—
Foreclosed assets, net of rental income	1,417	223	15	2	—
Payments of interest earned to organizers	—	—	15	865	1,007
Organization expenses	—	—	3,457	4,851	—
Other expense	3,267	2,510	1,692	947	800
Total non-interest expense	$21,689	$18,112	$19,612	$16,172	$8,122
Income Taxes
Since 2008, we have maintained either a full or partial valuation allowance on deferred tax assets because we concluded that, based upon the weight of all available evidence, it was “more likely than not” that not all of the deferred tax assets would be realized. The valuation allowance decreased to $16.4 million at September 30, 2012 from $16.6 million at December 31, 2011. The valuation allowance increased $3.8 million during 2011 to $16.6 million at December 31, 2011, compared to $12.8 million at December 31, 2010. The increase in the required valuation allowance was largely due to the increase in our net deferred tax assets and changes in the beginning of the year valuation allowance primarily attributable to identifiable events recorded in the allowance for loan losses and net operating losses.
Nine months ended September 30, 2012
The provision for income taxes was $513,000 and $755,000 for the nine months ended September 30, 2012 and 2011, respectively which were related to the income taxes for Burr Ridge which showed taxable income and no longer had a valuation allowance against its net deferred tax asset.
Year ended December 31, 2011
The provision for income taxes was $827,000 and $3.5 million for the years ended December 31, 2011 and 2010, respectively. The $827,000 for the year ended December 31, 2011 was related to income taxes for Burr Ridge which showed taxable income and no longer had a valuation allowance against its net deferred tax asset. The $3.5 million for the year ended December 31, 2010 was the result of $17.0 million in pre-tax loss and the recognition of a $10.0 million valuation allowance for deferred tax assets.
Financial Condition

Our assets totaled $886.7 million, $883.6 million and $930.2 million at September 30, 2012, December 31, 2011 and December 31, 2010, respectively. Total loans at September 30, 2012, December 31, 2011 and December 31, 2010 were $654.6 million, $691.9 million and $790.9 million, respectively. Total deposits were $757.7 million, $771.7 million and
$799.5 million at September 30, 2012, December 31, 2011 and December 31, 2010, respectively. Borrowed funds, consisting of securities sold under agreements to repurchase, SBA loan secured borrowings, Federal Home Loan Bank (FHLB) advances, and subordinated debentures, totaled $36.3 million, $22.3 million and $36.8 million at September 30, 2012, December 31, 2011, and December 31, 2010 respectively. The increase in other borrowed funds during 2012 relates to increases in securities sold under agreements to repurchase during the year as a number of municipal clients have increased their balances in these accounts.
Total shareholders’ equity was $87.2 million, $85.2 million and $89.5 million at September 30, 2012, December 31, 2011 and December 31, 2010, respectively.
Loans
The loan portfolio consists principally of loans to individuals and small- and medium-sized businesses within our primary market area. The table below shows our loan portfolio composition:

(Dollars in thousands)	September 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Construction and Land Development	$35,569	$41,946	$54,507	$83,931	$70,489	$52,568
Farmland and Agricultural Production	8,766	12,761	11,161	11,661	9,901	8,332
Residential 1-4 Family	81,382	86,703	85,112	77,866	60,580	27,624
Commercial Real Estate	366,898	379,881	429,823	381,076	280,436	111,644
Commercial	142,322	147,184	184,204	151,827	112,211	72,710
Consumer and other	19,661	23,385	26,108	35,128	10,555	4,764
Total Loans	654,598	691,860	790,915	741,489	544,172	277,642
Net deferred loan (fees) costs	(269)	(226)	(248)	(183)	(16)	(36)
Allowance for loan losses	(25,491)	(26,991)	(24,799)	(16,516)	(11,109)	(4,267)
	628,838	$664,643	$765,868	$724,790	$533,047	$273,339

 Total loans decreased by $37.3 million during the first nine months of 2012 due to the payoff of several large loans. During the period ended September 30, 2012, $3.9 million was transferred to other real estate owned, charge-offs totaled $8.7 million, and approximately $24.7 million in net principal payments and new loans. There were approximately $33.7 million in nonperforming loans at September 30, 2012.
 Total loans decreased by $99 million during the during 2011 due to the payoff of several large loans. During the period ended December 31, 2012, $4.3 million was transferred to other real estate owned, charge-offs totaled $16.9 million , and approximately $77.8 million in net principal payments and new loans. There were approximately $38.2 million in nonperforming loans at December 31, 2011.
The contractual maturity distributions of our loan portfolio as of September 30, 2012 and December 31, 2011 are indicated in the tables below.

	Loans Maturing September 30, 2012
(Dollars in thousands)	Within One Year	One Year to Five Years	After Five Years	Total
Construction and Land Development	$29,322	$5,839	$408	$35,569
Farmland and Agricultural Production	2,890	5,293	583	8,766
Residential 1-4 Family	19,893	49,792	11,697	81,382
Commercial Real Estate	92,110	198,841	75,947	366,898
Commercial	89,793	36,799	15,730	142,322
Consumer and other	4,068	14,591	1,002	19,661
Total	$238,076	$311,155	$105,367	$654,598

September 30, 2012
(Dollars in thousands)	Due After One Year
Loans with:
Predetermined interest rates	$292,057
Floating or adjustable rates	124,465
$416,522

	Loans Maturing December 31, 2011
(Dollars in thousands)	Within One Year	One Year to Five Years	After Five Years	Total
Construction and Land Development	$23,664	$15,724	$2,558	$41,946
Farmland and Agricultural Production	7,027	4,800	934	12,761
Residential 1-4 Family	16,336	60,024	10,343	86,703
Commercial Real Estate	58,666	223,900	97,315	379,881
Commercial	80,518	52,183	14,483	147,184
Consumer and other	5,178	14,499	3,708	23,385
Total	$191,389	$371,130	$129,341	$691,860

December 31, 2011
(Dollars in thousands)	Due After One Year
Loans with:
Predetermined interest rates	$343,722
Floating or adjustable rates	156,749
$500,471

Allowance for Loan Losses
Management reviews the level of the allowance for loan losses on a quarterly basis. The methodology used to assess the adequacy of the allowance includes the allocation of specific and general reserves. The specific component relates to loans that are impaired. For such loans that are classified as impaired, an allowance is established when the collateral value, discounted cash flows or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. These qualitative factors consider local economic trends, concentrations, management experience, and other elements of the Company's lending operations.
At September 30, 2012, the allowance for loan losses was $25.5 million with a resulting allowance to total loans ratio of 3.90%. As of December 31, 2011 and 2010, the allowance for loan losses was $27.0 million and $24.8 million, with resulting allowance to total loans ratios of 3.90% and 3.14%. Net charge-offs amounted to $7.1 million for the nine months ended September 30, 2012, compared to $15.3 million and $22.7 million for the years ended December 31, 2011 and 2010. Net charge-offs to average loan ratios are shown in the table below for each major loan category.

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2012	2011	2011	2010	2009	2008	2007
Balance at beginning of period	$26,991	$24,799	$24,799	$16,516	$11,109	$4,267	$3,240
Charge-offs:
Construction and Land Development	1,693	6,129	8,397	6,197	3,238	—	—
Farmland and Agricultural Production	1,353	—	—	—	—	—	—
Residential 1-4 Family	816	1,527	1,744	2,625	515	25	—
Commercial Real Estate	3,536	3,550	4,697	12,638	266	—	—
Commercial	1,285	1,142	2,005	1,446	2,780	643	50
Consumer and other	—	17	35	92	70	11	—
Total charge-offs	$8,683	$12,365	$16,878	$22,998	$6,869	$679	$50
Recoveries:
Construction and Land Development	574	81	503	62	—	—	—
Farmland and Agricultural Production	—	—	—	—	—	—	—
Residential 1-4 Family	73	50	78	—	—	—	—
Commercial Real Estate	500	325	878	—	—	—	—
Commercial	480	78	162	230	—	—	—
Consumer and other	5	2	2	1	18	—	—
Total recoveries	$1,632	$536	$1,623	$293	$18	$—	$—
Net charge-offs (recoveries)	7,051	11,829	15,255	22,705	6,851	679	50
Provision for loan losses	5,551	14,657	17,447	30,988	12,258	7,521	1,077
Allowance for loan losses at end of period	$25,491	$27,627	$26,991	$24,799	$16,516	$11,109	$4,267
Selected loan quality ratios:
Net charge-offs to average loans	1.42%	2.04%	2.02%	2.91%	1.08%	0.17%	0.02%
Allowance to total loans	3.90%	3.79%	3.90%	3.14%	2.23%	2.04%	1.54%
Allowance to nonperforming loans	75.63%	73.18%	70.59%	53.55%	119.80%	144.33%	688.23%

The following table provides additional detail of the balance of the allowance for loan losses by portfolio segment.

	September 30, 2012		December 31, 2011		December 31, 2010		December 31, 2009		December 31, 2008		December 31, 2007
Balance at end of period applicable to:	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans

Construction and Land Development	$5,474	5.43%	$6,252	6.06%	$8,610	6.89%	$3,328	11.32%	$3,101	12.95%	$732	18.93%
Farmland and Agricultural Production	614	1.34%	1,595	1.84%	58	1.41%	188	1.57%	157	1.82%	104	3.00%
Residential 1-4 Family	3,006	12.43%	2,408	12.53%	3,084	10.76%	1,249	10.50%	912	11.13%	322	9.95%
Commercial Real Estate	12,545	56.05%	11,438	54.91%	8,877	54.35%	6,945	51.39%	4,368	51.54%	1,521	40.21%
Commercial	3,597	21.74%	4,337	21.27%	3,927	23.29%	3,752	20.48%	2,039	20.62%	1,503	26.19%
Consumer and other	255	3.01%	280	3.39%	215	3.30%	903	4.74%	532	1.94%	79	1.72%
Unallocated	—	—%	681	—%	28	—%	151	—%	—	—%	6	—%
Total	$25,491	100%	$26,991	100%	$24,799	100%	$16,516	100%	$11,109	100%	$4,267	100%

Impaired Loans
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining the impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.
Management determines the significance of payment delays and payment shortfalls on a case by case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis either the fair value of collateral if the loan is collateral dependent, the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's obtainable market price due to financial difficulties of the borrower.
Residential 1-4 family and consumer loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.
Impaired loans were $40.9 million, $42.8 million and $48.7 million at September 30, 2012 and December 31, 2011 and 2010. Included in impaired loans at September 30, 2012 were $16.8 million in loans with valuation allowances totaling $4.7 million, and $24.1 million in loans without a valuation allowance. Included in impaired loans at December 31, 2011 were $20.9 million in loans with valuation allowances totaling $8.5 million, and $21.9 million in loans without a valuation allowance. Included in impaired loans at December 31, 2010 were $37.6 million in loans with valuation allowances totaling $9.7 million, and $11.1 million in loans without a valuation allowance.
The following presents the recorded investment in nonaccrual loans and loans past due over 90 days and still accruing as of :

	September 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Total non-accrual loans	$30,917	$38,234	$45,684	$13,655	$5,491	$620
Accruing loans delinquent 90 days or more	2,789	—	620	131	2,206	—
Total non-performing loans	33,706	38,234	46,304	13,786	7,697	620
Troubled debt restructures accruing	10,700	4,500	2,500	—	—	—
With respect to loans that were on nonaccrual status, the gross interest income that would have been recorded on such loans during the nine months ended September 30, 2012 and year ended December 31, 2011 had such loans been current in accordance with the original terms was approximately $1.8 million and $2.0 million, respectively. The amount of interest income on these loans that was included in net income for the nine months ended September 30, 2012 and year ended December 31, 2011 was $106,000 and $0, respectively. Our general policy is to place loans 90 days past due on nonaccrual status, as well as those loans that continue to pay, but display underlying structural weakness.

We define potential problem loans as loans rated substandard which are still accruing interest.  We do not necessarily expect to realize losses on all potential problem loans, but we recognize potential problem loans carry a higher probability of default and require additional attention by management.  The aggregate principal amounts of potential problem loans as of September 30, 2012 and December 31, 2011 were approximately $23.8 million and $18.3 million, respectively.  Management believes it has established an adequate allowance for probable loan losses as appropriate under generally accepted accounting principles.

Investment Securities
Investment securities serve to enhance the overall yield on interest earning assets while supporting interest rate sensitivity and liquidity positions, and as collateral on public funds and securities sold under agreements to repurchase. All securities are classified as available for sale as the Company intends to hold the securities for an indefinite period of time, but not necessarily to maturity. Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of the related deferred tax effect. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.
The amortized cost and fair value of securities available for sale (in thousands) are as follows:

	September 30, 2012		December 31, 2011		December 31, 2010		December 31, 2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. government federal agency	$1,001	$1,002	$1,002	$1,004	$—	$—	$—	$—
Government sponsored enterprises	25,580	25,841	23,549	23,740	27,388	27,560	45,782	46,150
Residential collateralized mortgage obligations	21,795	22,136	20,087	20,352	14,044	13,802	—	—
Residential mortgage backed securities	8,172	8,471	4,918	5,038	7,002	6,946	—	—
Corporate securities	10,526	10,742	2,163	2,165	398	397	—	—
State and political subdivisions	38,603	39,949	27,381	28,072	12,999	12,926	6,408	6,452

	$105,677	$108,141	$79,100	$80,371	$61,831	$61,631	$52,190	$52,602

Securities with a fair value of $50.2 million, $44.1 million, $50.8 million, and $44.8 million were pledged as collateral on public funds, securities sold under agreements and for other purposes as required or permitted by law as of September 30, 2012, December 31, 2011, 2010, and 2009.
The amortized cost of debt securities available for sale as of September 30, 2012, by contractual maturity are shown below (in thousands). Maturities may differ from contractual maturities in residential collateralized mortgage obligations and residential mortgage backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore these securities are segregated in the following maturity summary.

	Within One Year		After One Year Within Five Years		After Five Years Within Ten Years		After Ten Years		Other Securities
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount
U.S. government federal agency	$1,001	0.38%	$—	—%	$—	—%	$—	—%	$—
Government sponsored enterprises	4,058	0.64%	21,522	0.89%	—	—%	—	—%	—
Residential collateralized mortgage obligations and residential mortgage backed securities	—	—%	—	—%	—	—%	—	—%	29,967
Corporate securities	—	—%	10,025	1.65%	500	3.25%	—	—%	—
State and political subdivisions	5,428	1.52%	19,115	2.09%	10,610	2.58%	3,451	6.49%	—
	$10,487	0.95%	$50,662	1.50%	$11,110	2.60%	$3,451	6.49%	$29,967
No tax-equivalent yield adjustments were made as the effect thereof was not material.

Deposits

Deposits, which include noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits and time deposits, are the primary source of the Company’s funds. The Company offers a variety of products designed to attract and retain customers, with primary focus on building and expanding relationships. The Company continues to focus on establishing a comprehensive relationship with business borrowers, seeking deposits as well as lending relationships.

The following table sets forth the balances and average contractual rates payable to customers on our deposits, segmented by account type as of the end of the period:

	As of September 30, 2012			As of December 31, 2011			As of December 31, 2010			As of December 31, 2009
(Dollars in thousands)	Average Balance	Percent of Total	Weighted Average Contractual Rate	Average Balance	Percent of Total	Weighted Average Contractual Rate	Average Balance	Percent of Total	Weighted Average Contractual Rate	Average Balance	Percent of Total	Weighted Average Contractual Rate
Non-interest demand deposit accounts	$98,766	13.00%	—%	$85,696	10.65%	—%	$66,821	8.58%	—%	$53,761	8.09%	—%
NOW accounts	63,932	8.41%	0.35%	60,444	7.51%	0.44%	55,336	7.1%	0.60%	34,808	5.24%	1.23%
Money market accounts	157,135	20.68%	0.39%	155,464	19.32%	0.42%	119,800	15.38%	0.70%	85,267	12.84%	0.93%
Savings	23,222	3.06%	0.24%	23,598	2.94%	0.33%	19,046	2.44%	0.77%	6,835	1.03%	0.26%
Total Core Deposits	343,055	45.15%	0.26%	325,202	40.42%	0.30%	261,003	33.50%	0.51%	180,671	27.20%	0.71%
Time Deposits	416,953	54.85%	1.54%	479,356	59.58%	1.98%	518,084	66.50%	2.35%	483,530	72.80%	2.90%
Total Deposits	$760,008	100.00%	0.94%	$804,558	100.00%	1.26%	$779,087	100.00%	1.65%	$664,201	100.00%	2.27%

Total deposits decreased $14.0 million to $757.7 million at September 30, 2012, from $771.7 million at December 31, 2011. This decrease in deposits was due to decreases of $34.9 million in time deposits which was offset by an increases of $13 million in noninterest-bearing demand deposits, $7.0 million in interest-bearing demand deposits, and $891,000 in savings deposits. The decline in time deposits was due to the planned run off of brokered CDs and maturing high rate promotional CDs. The increase in noninterest-bearing deposits was a result of new sales initiatives and efforts by branch personnel to bring in deposit relationships and increase our core deposits.

Total deposits decreased $27.8 million to $771.7 million at December 31, 2011, from $799.5 million at December 31, 2010. This decrease in deposits was due to decreases of $53.2 million and $4 million time deposits and savings deposits, respectively, partially offset by increases of $14.3 million and $15.2 million in noninterest-bearing and interest-bearing demand deposits, respectively.

The mix of average deposits at September 30, 2012 was favorable when compared to December 31, 2011, as noninterest-bearing demand deposits increased from 10.65% of total average deposits to 13.00% and average time deposits decreased from 59.58% of total average deposits to 54.85165935%.

The following table sets forth our time deposits segmented by months to maturity and deposit amount:

	September 30, 2012
	Time Deposits $250 and Greater	Time Deposits of $100 - $250	Time Deposits of Less than $100	Total
(Dollars in thousands)
Months to maturity:
Three or less	$18,602	$33,667	$27,632	$79,901
Over Three to Six	12,399	32,327	26,137	70,863
Over Six to Twelve	13,996	43,864	31,236	89,096
Over Twelve	31,194	76,328	57,083	164,605
Total	$76,191	$186,186	$142,088	$404,465

Liquidity and Capital Resources

Our goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers as well as our operating cash needs with cost-effective funding. Our Board of Directors has established an Asset/Liability Policy in order to achieve and maintain earnings performance consistent with long-term goals while maintaining acceptable levels of interest rate risk, a "well-capitalized" balance sheet, and adequate levels of liquidity. This policy designates each Bank's ALCO as the body responsible for meeting these objectives. The ALCO, which included members of management, reviews liquidity on a periodic basis and approves significant changes in strategies that affect balance sheet or cash flow positions.

Overall deposit levels are monitored on a constant basis as are liquidity policy levels, our liquidity ratio has a target of 15%. Primary sources of liquidity include cash and due from banks, short-term investments such as federal funds sold, securities sold under agreements to repurchase, and our investment portfolio, which can also be used as collateral on public funds. Alternative sources of funds include unsecured federal funds lines of credit through correspondent banks, brokered deposits, and Federal Home Loan Bank advances. The Banks have established contingency plans in the event of extraordinary fluctuations in cash resources.

The following table reflects the average daily outstanding, year-end outstanding, maximum month-end outstanding and weighted average rates paid for each of the categories of short-term borrowings:

	Nine Months Ended	For the Year Ended December 31,
	September 30, 2012	2011	2010	2009
(Dollars in thousands)
Securities sold under agreements to repurchase:
Balance:
Average daily outstanding	$22,686	$21,258	$23,213	$19,078
Outstanding at end of period	31,303	18,278	18,584	29,707
Maximum month-end outstanding	31,303	24,371	31,434	29,707
Rate:
Weighted average interest rate during the year	0.34%	0.44%	0.72%	0.89%
Weighted average interest rate at end of the period	0.14%	0.22%	0.62%	0.79%

Capital Resources

The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks mush meet specific capital guidelines hat involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications re also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes as of September 30, 2012 and December 31, 2011 and 2010, the Company and Banks met all capital adequacy requirements to which they are subject.
As of September 30, 2012, the most recent notifications from the FDIC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks mush maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Company or the Banks' category. Bank regulators can modify capital requirements as a part of their examination process.

The Company's capital amounts and ratios are presented in the following table (dollar amounts in thousands):

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2012
Total Capital (to risk-weighted assets)	$99,003	13.96%	$56,735	8.00%	N/A	N/A
Tier I Capital (to risk-weighted assets)	85,869	12.11%	28,367	4.00%	N/A	N/A
Tier I Capital (to average assets)	85,869	9.85%	34,858	4.00%	N/A	N/A

December 31, 2011
Total Capital (to risk-weighted assets)	$97,045	13.45%	$57,710	8.00%	N/A	N/A
Tier I Capital (to risk-weighted assets)	84,561	11.72%	28,855	4.00%	N/A	N/A
Tier I Capital (to average assets)	84,561	9.29%	36,405	4.00%	N/A	N/A

December 31, 2010
Total Capital (to risk-weighted assets)	$104,229	12.61%	$66,150	8.00%	N/A	N/A
Tier I Capital (to risk-weighted assets)	89,654	10.84%	33,075	4.00%	N/A	N/A
Tier I Capital (to average assets)	89,654	9.41%	38,117	4.00%	N/A	N/A

December 31, 2009
Total Capital (to risk-weighted assets)	$109,847	14.12%	$62,219	8.00%	N/A	N/A
Tier I Capital (to risk-weighted assets)	96,055	12.35%	31,110	4.00%	N/A	N/A
Tier I Capital (to average assets)	96,055	11.31%	33,957	4.00%	N/A	N/A

December 31, 2008
Total Capital (to risk-weighted assets)	$96,285	16.04%	$48,031	8.00%	N/A	N/A
Tier I Capital (to risk-weighted assets)	88,736	14.78%	24,016	4.00%	N/A	N/A
Tier I Capital (to average assets)	88,736	12.66%	28,038	4.00%	N/A	N/A

December 31, 2007
Total Capital (to risk-weighted assets)	$67,737	20.98%	$25,833	8.00%	N/A	N/A
Tier I Capital (to risk-weighted assets)	63,698	19.73%	12,916	4.00%	N/A	N/A
Tier I Capital (to average assets)	63,698	17.18%	14,826	4.00%	N/A	N/A

Quantitative and Qualitative Disclosures about Market Risk
Market risk refers to potential losses arising from changes in interest rates. We are primarily exposed to interest rate risk inherent in our lending and deposit taking activities as financial intermediary. To succeed in this capacity, we offer an extensive variety of financial products to meet the diverse needs of our clients. These products sometimes contribute to interest rate risk for us when product groups do not complement one another. For example, depositors may want short-term deposits while borrower desire long-term loans. Changes in market interest rates may also result in changes in the fair value of our financial instruments, cash flows, and net interest income.
Interest rate risk is comprised of repricing risk, basis risk, yield curve risk and options risk. Repricing risk arises from differences in the cash flow or repricing between asset and liability portfolios. Basis risk arises when asset and liability portfolios are related to different market rate indexes, which do not always change by the same amount. Yield curve risk arises when assets and liability portfolios are related to different maturities on given yield curve; when the yield curve changes shape, the risk position is altered. Options risk arises from "embedded options" within asset and liability products because some borrowers have the option to prepay their loans when rates fall while some depositors can redeem their certificates of deposit early when rates rise.
We have established an Asset/Liability Committee ("ALCO") for each Bank, which is responsible for the Bank's interest rate risk management. We have implemented a sophisticated asset/liability model at the Banks to measure interest rate risk. Interest rate risk measures include earnings simulation, economic value of equity("EVE") and gap analysis.
Gap analysis and EVE are static measures that do not incorporate assumptions regarding future business. Gap analysis, while a helpful diagnostic tool, displays cash flows for only a single rate environment. EVE's long-term horizon helps identify changes in optionality and longer-term positions. However, EVE's liquidation perspective does not translate into the earnings-based measures that are the focus of managing and valuing a going concern. Net interest income simulations explicitly measure the exposure to earnings from changes in market rates of interest. Our current financial position is combined with assumptions regarding future business to calculate net interest income under various hypothetical rate scenarios. The Bank's ALCO review earnings simulations over the ensuing 12 and 24 months under various interest rate scenarios. Reviewing these various measure provides us with a reasonably comprehensive view of our interest rate risk profile.
The following gap analysis compares the difference between the amount of interest earning assets ("IEA") and interest bearing liabilities ("IBL") subject to repricing over a period of time. A ratio of more than one indicates a higher level of repricing assets over repricing liabilities for the time period. Conversely, a ratio of less than one indicates a higher level of repricing liabilities over repricing assets for the time period. As indicated in our Gap Analysis table, our one-year cumulative gap ratio at September 30, 2012 was 1.22.

The table below does not include unrealized gains on investment securities of $2.5 million and non-accrual loans of $30.9 million at September 30, 2012, in rate sensitive assets.

	September 30, 2012
	0-3 Months	3-12 Months	12-51 Months	> 51 Months	Total
Rate Sensitive Assets
Interest-bearing deposits with Bank	$98,150	$1,000	$—	$—	$99,150
Investment Securities	6,350	15,750	54,954	29,590	106,644
Loans	185,961	119,469	230,790	87,192	623,412
Total Rate Sensitive Assets	$290,461	$136,219	$285,744	$116,782	$829,206

Rate Sensitive Liabilities
NOW accounts	$2,926	$8,777	$38,032	$17,554	$67,289
Money Market accounts	36,620	50,635	71,905	—	159,160
Savings accounts	943	2,829	12,263	7,546	23,581
Time deposits	79,904	159,956	156,459	8,146	404,465
Borrowed Funds	2,539	3,300	14,379	16,043	36,261
Total Rate Sensitive Liabilities	$122,932	$225,497	$293,038	$49,289	$690,756

Rate Sensitive Assets (RSA)	$290,461	$426,680	$712,424	$829,206	$829,206
Rate Sensitive Liabilities (RSL)	$122,932	$348,429	$641,467	$690,756	$690,756
Cumulative GAP (GAP=RSA-RSL)	$167,529	$78,251	$70,957	$138,450	$138,450

Total Assets	$886,662

RSA/Total Assets	32.76%	48.12%	80.35%	93.52%	93.52%
RSL/Total Assets	13.86%	39.30%	72.35%	77.91%	77.91%
RSA/RSL Ratio	2.36	1.22	1.11	1.20	1.20
GAP/Total Assets	18.89%	8.83%	8.00%	15.61%	15.61%
GAP/RSA	57.68%	18.34%	9.96%	16.70%	16.70%

Off-Balance Sheet Arrangements and Contractual Obligations
The Company is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customer. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.
Our off-balance sheet arrangements and contractual obligations are summarized in the table that follows for the periods noted.

(Dollars in thousands)	September 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Off-balance sheet arrangements
Commitments to extend credit	$92,118	$82,393	$100,382	$88,000	$106,112	$84,000
Standby letters of credit	14,248	18,369	24,266	12,892	18,384	7,485
Total	$106,366	$100,762	$124,648	$100,892	$124,496	$91,485
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, is based on management's evaluation of the party.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral, which may include accounts receivable, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments of the Company could be required to make is represented by the contractual amount shown in the summary above. If the commitment were funded, the Company would be entitled to seek recovery from the customer. At September 30, 2012 and December 31, 2011, there was $300,000 as liabilities for the Company's potential obligations under these guarantees. There were no liabilities recorded as of December 31, 2010.
Critical Accounting Policies and Estimates
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. When establishing the allowance for loan losses, management categorizes loans into risk categories generally based on the nature of the collateral and the basis of repayment.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to recognize adjustments to its allowance based on their judgments of information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful or substandard. For such loans that are classified as impaired, an allowance is established when the collateral value, discounted cash flows or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. These qualitative factors consider local economic trends, concentrations, management experience, and other elements of the Company’s lending operations.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining the impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the fair value of collateral if the loan is collateral dependent, the present value of expected future cash flows discounted at the loan’s effective interest rate, or the loan’s obtainable market price due to financial difficulties of the borrower.
Foreclosed Assets
Assets acquired through loan foreclosure or other proceedings are initially recorded at fair value less estimated selling costs at the date of foreclosure establishing a new cost basis. After foreclosure, foreclosed assets are held for sale and are carried at the lower of cost or fair value less estimated costs of disposal. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequently, unrealized losses and realized gains and losses on sales are included in other noninterest income. Operating results from foreclosed assets are recorded in other noninterest expense.
Income taxes
Deferred taxes are provided using the liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
The Company had adopted the accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The adoption of this standard did not have a significant impact on the Company and there are no uncertain tax positions as of September 30, 2012 and December 31, 2011.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.
Recent Accounting Pronouncements
Refer to Note 1 of our consolidated financial statements for a description of recent accounting pronouncements including respective dates of adoption and effects on results of operations and financial condition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with the “Selected Historical Financial Information,” and our financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management's expectations. Factors that could cause such differences are discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” We assume no obligation to update any of these forward-looking statements.
The following discussion pertains to our historical results.
Overview

FCB Homer Glen organized as an Illinois state chartered bank and commenced business on December 17, 2008. As a state, non-member bank, FCB Homer Glen is regulated by the IDFPR and the FDIC. FCB Homer Glen provides full-service commercial and consumer banking services in Homer Glen, Illinois, and the surrounding communities. The main offices of FCB Homer Glen are located at 13901 South Bell Road, Homer Glen, Illinois. The Bank is owned 60.94% by First Community, a multi-bank holding company, with the remainder of the Bank's ownership provided by local investors in the community. FCB Homer Glen is affiliated by common ownership with FCB Joliet, FCB Plainfield, and Burr Ridge.

The Bank offers a full range of deposit products and services, as well as credit and operational services. Depository services include: Individual Retirement Accounts (IRAs), automatic transfers, bank by mail, direct deposits, savings accounts, money market accounts, non-interest-bearing demand deposit accounts, interest-bearing NOW accounts and various terms of certificates of deposit (CDs). The Bank attracts deposits through advertising and by pricing depository services competitively. Credit services include: commercial and industrial loans, real estate construction and land development loans, conventional and adjustable rate real estate loans secured by residential properties, real estate loans secured by commercial properties, customer loans for items such as home improvements, vehicles, boats and education offered on installment and single payment bases, as well as overdraft protection, government guaranteed loans including Small Business Administration (SBA) loans, and letters of credit. Bank operation services include: cashier's checks, traveler's checks, money orders, collections, currency and coin processing, wire transfer services, deposit bag rentals, stop payments and savings bonds. Other services include notary services, photocopying, and faxing. The Bank does not offer trust services at this time.

Primary Factors Used to Evaluate Our Business
As a financial institution, we manage and evaluate various aspects of both our results of operations and our financial condition. We evaluate the levels and trends of the line items included in our balance sheet and income statement, as well as various financial ratios that are commonly used in our industry. We analyze these ratios and financial trends against our budgeted performance and the financial condition and performance of comparable financial institutions in our region and nationally. Our financial information is prepared in accordance with GAAP. Application of these principles requires management to make complex and subjective estimates and judgments that affect the amounts reported in the following discussion and in our financial statements and accompanying notes. For more information on our accounting policies and estimates, see “Critical Accounting Policies and Estimates.”
Income Statement Metrics
Net Interest Income
Net interest income represents the amount by which interest income on interest-earning assets exceeds interest expense incurred on interest-bearing liabilities. The net interest margin represents net interest income divided by average interest-earning assets. We earn interest income from interest, dividends and fees earned on interest-earning assets, and the amortization and accretion of discounts and premiums on investment securities. We incur interest expense on interest-bearing liabilities, including interest-bearing deposits, borrowings and other forms of indebtedness. We seek to improve our net interest margin by originating commercial and consumer loans we believe to be high-quality and funding these assets primarily with low-cost customer deposits. References throughout this discussion to “commercial loans” include commercial & industrial and owner occupied commercial real estate loans, and references to “commercial real estate loans” include non-owner occupied commercial real estate loans, construction and development loans and multifamily commercial real estate loans.

Provision for Loan Losses
The provision for loan losses is the amount of expense that, based on our judgment, is required to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that, in management's judgment, is appropriate under GAAP. The determination of the amount of the allowance is complex and involves a high degree of judgment and subjectivity.
Non-interest Income
Non-interest income includes service charges on deposit accounts, gains on sales of loans, investment securities gains, sale of foreclosed assets gains and losses, and other operating income.
Non-interest Expense
Non-interest expense includes salary and employee benefits, net occupancy expense, data processing, accounting, legal and other professional expenses, advertising and business development, FDIC and state assessments, loan workout, and foreclosed asset related expenses and other operating expenses.
Net Income
We evaluate our net income using the common industry ratio, return on assets (which we refer to as “ROA”), which is equal to net income for the period annualized, divided by the average of total assets for the period.
Results of Operations
Net Income
Nine months ended September 30, 2012
For the nine months ended September 30, 2012, our net income of $324,000 represented an ROA of 0.54% and an ROE of 4.95%. Our average equity to average assets ratio at September 30, 2012 was 10.97%. Net interest income of $2.2 million and non-interest income of $20,000 were partially offset by the provision for loan losses of $195,000 and non-interest expense of $1.7 million.
Nine months ended September 30, 2011
For the nine months ended September 30, 2011, our net income of $150,000 represented a ROA of 0.23% and an ROE of 2.42%. Net interest income of $2.1 million and non-interest income of $14,000 were offset by the provision for loan losses of $270,000 and non-interest expense of $1.7 million.
Year ended December 31, 2011
For the year ended December 31, 2011, our net income of $250,000 represented an ROA of 0.29% and an ROE of 3.01%. Our average equity to average assets ratio was 9.68%. The Bank reported profitability each month of 2011 due to reduced interest expense, employee and occupancy costs. Net interest income of $2.8 million and non interest income of $14,000 were offset by the provision for loan losses of $270,000 and non-interest expense of $2.3 million.
Year ended December 31,2010
We reported net loss of $7.1 million for the year ended December 31, 2010, which equated to an ROA of (7.15%), an ROE of (64.57%). Our average equity to average assets ratio was 11.08%. Net interest income of $2.7 million and non-interest income of $40,000 were offset by the provision for loan losses of $7.1 million and non-interest expense of $2.7 million. During 2010 the bank recognized some stress to the loan portfolio and increased its allowance for loan losses.
Net Interest Income
Net interest income is the largest component of our income, and is affected by the interest rate environment, and the volume and the composition of interest-earning assets and interest-bearing liabilities. Our interest-earning assets include loans, interest-bearing deposits in other banks, investment securities, and federal funds sold. Our interest-bearing liabilities include deposits, advances from the FHLB, federal funds purchased, subordinated debentures, repurchase agreements and other short-term borrowings.
The following table reflects the components of net interest income for the nine month periods ended September 30, 2012 and 2011:

	Nine Months Ended September 30, 2012			Nine Months Ended September 30, 2011
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Loans (1)	$60,030	$2,608	5.79%	$71,269	$2,945	5.51%
Investment securities	8,756	72	1.10%	4,280	43	1.34%
Federal funds sold	572	1	0.23%	693	2	0.38%
Interest-bearing deposits with other banks	8,300	17	0.27%	10,648	38	0.48%
Total Earning Assets	$77,658	$2,698	4.63%	$86,890	$3,028	4.65%

Other assets	1,914			(445)
Total assets	$79,572			$86,445

Liabilities
NOW accounts	$5,046	$4	0.11%	$4,731	$5	0.14%
Money market accounts	11,396	32	0.37%	8,984	27	0.40%
Savings accounts	6,851	9	0.18%	13,436	61	0.61%
Time deposits	41,703	456	1.46%	45,371	859	2.52%
Total Interest Bearing Deposits	64,996	501	1.03%	72,522	952	1.75%
Noninterest bearing deposits	5,548			5,322
Other liabilities	298			345
Total Liabilities	70,842			$78,189

Total Shareholders' Equity	$8,730			$8,256

Total Liabilities and Equity	$79,572			$86,445

Interest Rate Spread			3.60%			2.90%
Net Interest Income		$2,197			$2,076
Net Interest Margin			3.77%			3.19%

(1) Average loans include non-performing loans.
Net Interest Margin improved for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 as high interest promotional time deposits used to fund the Bank at start up renew at lower current market rates. Net Interest Margin increased to 3.77% for the nine months ended September 30, 2012 from 3.19% for the nine months ended September 30, 2011. The yields on earning assets remained relatively constant at 4.63% as of September 30, 2012 compared to 4.65% as of September 30, 2011. Cost of funds decreased to 1.03% as of September 30, 2012 from 1.75% as of September 30, 2011. The average cost of funds on time deposits dropped to 1.46% as of September 30, 2012 compared to 2.52% as of September 30, 2011, a direct result of the renewal of high interest promotional certificates offered when the bank chartered.

The following table reflects the components of net interest income for the years ended December 31, 2011 and 2010:

	Year Ended December 31, 2011				Year Ended December 31, 2010
(Dollars in thousands)	Average Balances	Income/ Expense		Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Loans (1)	$69,910	$3,917		5.60%	$78,744	$4,442	5.64%
Investment securities	4,607	60		1.30%	828	7	0.85%
Federal funds sold	720	3		0.42%	3,422	25	0.73%
Interest-bearing deposits with other banks	10,604	47		0.44%	16,053	50	0.31%
Total Earning Assets	$85,841	$4,027		4.69%	$99,047	$4,524	4.57%

Other assets	(28)				(194)
Total assets	$85,813				$98,853

Liabilities
NOW accounts	$4,747	$7		0.15%	$6,046	$39	0.65%
Money market accounts	9,729	38		0.39%	9,361	78	0.83%
Savings accounts	12,179	65		0.53%	9,792	136	1.39%
Time deposits	45,023	1,085		2.41%	57,377	1,578	2.75%
Total Interest Bearing Deposits	71,678	1,195	—	1.67%	82,576	1,831	2.22%
Noninterest bearing deposits	5,485				4,955
Other liabilities	343				374
Total Liabilities	$77,506				$87,905

Total Shareholders' Equity	$8,307				$10,948

Total Liabilities and Equity	$85,813				$98,853

Interest Rate Spread				3.02%			2.35%
Net Interest Income		$2,832				$2,693
Net Interest Margin				3.30%			2.72%

(1)	Average loans include non-performing loans.

Net Interest Margin improved for the year ended December 31, 2011 compared to the year ended December 31, 2010 as high interest promotional time deposits used to fund the Bank at start up renewed at lower current market rates and with the reduction of rates for savings accounts. In 2010 the Bank introduced a “High Yield Savings Account” with the opening of its Lockport location. Management gradually lowered this rate throughout 2011. Net Interest Margin increased to 3.30% for the year ended December 31, 2011 from 2.72% for the year ended December 31, 2010. The yields on earning assets have shown an increase to 4.69% for the year ended December 31, 2011 compared to 4.57% for the year ended December 31, 2010, Cost of funds decreased to 1.67% for the year ended December 31, 2011 from 2.22% for the year ended December 31, 2010. The average cost of funds on time deposits dropped to 2.41% as of December 31, 2011 compared to 2.75% as of December 31, 2010 due to the renewal of high interest promotional certificates offered when the bank chartered

The following table reflects the components of net interest income for the years ended December 31, 2010 and 2009:

	Year Ended December 31, 2010			Year Ended December 31, 2009
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Loans (1)	$78,744	$4,442	5.64%	$62,493	$3,586	5.74%
Investment securities	828	7	0.85%	2,469	39	1.58%
Federal funds sold	3,422	25	0.73%	465	3	0.65%
Interest-bearing deposits with other banks	16,053	50	0.31%	16,089	69	0.43%
Total Earning Assets	$99,047	$4,524	4.57%	$81,516	$3,697	4.54%

Other assets	(194)			2,071
Total assets	$98,853			$83,587

Liabilities
NOW accounts	$6,046	$39	0.65%	$6,214	$72	1.16%
Money market accounts	9,361	78	0.83%	6,345	96	1.51%
Savings accounts	9,792	136	1.39%	118	1	0.85%
Time deposits	57,377	1,578	2.75%	54,910	2,056	3.74%
Total Interest Bearing Deposits	82,576	1,831	2.22%	67,587	2,225	3.29%
Noninterest bearing deposits	4,955			3,885
Other liabilities	374			458
Total Liabilities	$87,905			$71,930

Total shareholders' equity	$10,948			$11,657

Total liabilities and equity	$98,853			$83,587

Interest Rate Spread			2.35%			1.25%
Net Interest Income		$2,693			$1,472
Net Interest Margin			2.72%			1.81%

(1) Average loans include non-performing loans.
Net Interest Margin increased to 2.72% for the year ended December 31, 2010 from 1.81% for the year ended December 31, 2009. The yields on earning assets remained relatively constant at 4.57% for the year ended December 31, 2010 compared to 4.54% for the year ended December 31, 2009. Cost of funds decreased to 2.22% for the year ended December 31, 2010 from 3.29% for the year ended December 31, 2009. The average cost of funds on time deposits dropped to 2.75% as of December 31, 2010 compared to 3.74% as of December 31, 2009 due to the renewal of high interest promotional certificates offered when the bank chartered. The cost of funds on time deposits was partially offset by the High Yield Savings account promotion introduced by the bank with the opening of its Lockport facility.

Rate/Volume Analysis
 The following table sets forth certain information regarding changes in our interest income and interest expense for the quarter ended September 30, 2012 compared to the quarter ended September 30, 2011. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to changes in interest rate and changes in the volume. Changes in both volume and rate have been allocated based on the proportionate absolute changes in each category.

	Nine Months September 30, 2012 Compared to Nine Months September 30, 2011 Due to Changes in
(Dollars in thousands)	Average Volume	Average Rate	Mix	Net Increase (Decrease)
Interest income
Loans	$(464)	$151	$(24)	$(337)
Investment Securities	45	(8)	(8)	29
Federal Funds Sold	—	(1)	—	(1)
Interest-bearing deposits with other banks	(9)	(16)	4	(21)
Total interest income	(428)	126	(28)	(330)
Interest expense
NOW accounts	—	(1)	—	(1)
Money market accounts	7	(2)	—	5
Savings accounts	(30)	(43)	21	(52)
Time deposits	(70)	(360)	27	(403)
Total interest expense	(93)	(406)	48	(451)
Change in net interest income	$(335)	$532	$(76)	$121

The following table sets forth certain information regarding changes in our interest income and interest expense for the year ended December 31, 2011, compared to the year ended December 31, 2010.

	Year Ended December 31, 2011 Compared to Year Ended December 31, 2010 Due to Changes in
(Dollars in thousands)	Average Volume	Average Rate	Mix	Net Increase (Decrease)
Interest income
Loans	$(498)	$(30)	$3	$(525)
Investment Securities	32	4	17	53
Federal Funds Sold	(20)	(11)	9	(22)
Interest-bearing deposits with other banks	(17)	21	(7)	(3)
Total interest income	(503)	(16)	22	(497)
Interest expense
NOW accounts	(8)	(30)	6	(32)
Money market accounts	3	(41)	(2)	(40)
Savings accounts	33	(84)	(20)	(71)
Time deposits	(340)	(194)	41	(493)
Total interest expense	(312)	(349)	25	(636)
Change in net interest income	$(191)	$333	$(3)	$139

The following table sets forth certain information regarding changes in our interest income and interest expense for the year ended December 31, 2010 compared to the year ended December 31, 2009.

	Year Ended December 31, 2010 Compared to Year Ended December 31, 2009 Due to Changes in
(Dollars in thousands)	Average Volume	Average Rate	Mix	Net Increase (Decrease)
Interest income
Loans	$933	$(61)	$(16)	$856
Investment Securities	(26)	(18)	12	(32)
Federal Funds Sold	19	—	3	22
Interest-bearing deposits with other banks	—	(19)	—	(19)
Total interest income	926	(98)	(1)	827
Interest expense
NOW accounts	(2)	(32)	1	(33)
Money market accounts	46	(43)	(21)	(18)
Savings accounts	82	1	52	135
Time deposits	92	(546)	(24)	(478)
Total interest expense	218	(620)	8	(394)
Change in net interest income	$708	$522	$(9)	$1,221

Provision for Loan Losses
Nine months ended September 30, 2012
The allowance for loan losses was $2.6 million as of September 30, 2012 compared to $3.1 million as of September 30, 2011. Loans past due greater than 30 days decreased by 29.13% from $1.2 million at September 30, 2011to $849,000 at September 30, 2012. The Bank provided $195,000 for loan losses for the nine months ended September 30, 2012 compared to $270,000 for the same period in 2011.
Year ended December 31, 2011
The allowance for loan losses was $2.8 million as of December 31, 2011 compared to $4.8 million as of December 31, 2010. Our total impaired loans decreased $6.8 million, or 66.7% from $10.2 million at December 31, 2010 to $3.4 million at December 31, 2011. In 2010 we critically evaluated our credit portfolio and identified and addressed credit related issues. The Bank provided $270,000 for loan losses, charged off $2.6 million and recovered $372,000 for the period January 1, 2011 through December 31, 2011.
Non-interest Income
Non-interest income increased from $14,000 for the nine months ended September 30, 2011 to $20,000 for the nine months ended September 30, 2012. The Bank realized a gain on sale of loans in the amount of $19,000 which was offset by a loss on the sale of foreclosed assets. The following table sets forth the components of non-interest income for the periods indicated:

(Dollars in thousands)	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Service charges on deposit accounts	$18	$17
Gain on sale of loans	19	—
Loss on sale of foreclosed assets, net	(22)	(7)
Other	5	4
Total non-interest income	$20	$14

Non-interest income decreased from $40,000 for the year ended December 31, 2010 to $14,000 for the year ended December 31, 2011. The decrease was related to a loss on the sale of foreclosed properties. The following table sets forth the components of non-interest income for the periods indicated:

	For the Year Ended
(Dollars in thousands)	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
Service charges on deposit accounts	$22	$28	$22	$1
Gain on sale of loans	—	—	—	—
Investment securities gains (losses), net	—	—	—	—
Loss on sale of foreclosed assets, net	(15)	—	—	—
Other	7	12	6	34
Total non-interest income	$14	$40	$28	$35

Non-interest Expense
Non-interest expense remained constant at $1.7 million for the nine months ended September 30, 2011 and for the nine months ended September 30, 2012. We have experienced increases in salary and employee benefits in 2012 due to salary increases in the fourth quarter of 2011 and adding an additional staff member. Occupancy expense increased due to increased rent for holdover at the Homer facility in 2012. FDIC assessments decreased due to lower average assets in 2012

The following table sets forth the components of non-interest expense for the periods indicated:

(Dollars in thousands)	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Salary and employee benefits	$851	$791
Occupancy and equipment expense	181	137
Data processing	133	126
Professional fees	207	232
Advertising and business development	42	13
FDIC Assessments	71	105
Foreclosed assets, net of rental income	7	41
Other expense	206	225
Total non-interest expense	$1,698	$1,670

Non-interest expense decreased from $2.7 million for the year ended December 31, 2010 to $2.3 million for the year ended December 31, 2011. The closing of the Lockport facility resulted in a decrease in salary and employee benefits due to the elimination of 5 positions and a decrease in occupancy expense with the elimination of rent. Professional fees increase primarily due to increased Legal fees related to Loan workout issues. We also experienced an increase in foreclosed assets with our first redemption of properties. The following table sets forth the components of non-interest expense for the periods indicated:

	For the Year Ended
(Dollars in thousands)	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
Salary and employee benefits	$1,036	$1,302	$830	$60
Occupancy and equipment expense	180	389	297	16
Data processing	166	165	96	5
Professional fees	309	192	470	28
Advertising and business development	14	49	55	—
FDIC Assessments	125	152	142	9
Loan workout	—	—	—	—
Foreclosed assets, net of rental income	204	—	—	—
Organization expenses	—	—	—	2,519
Other expense	292	438	203	12
Total non-interest expense	$2,326	$2,687	$2,093	$2,649
Income Taxes

Since 2008, we have maintained a full valuation allowance on deferred tax assets because we concluded that, based upon the weight of all available evidence, it was “more likely than not” that not all of the deferred tax assets would be realized. The valuation allowance decreased $134,000 to $3.6 million at September 30, 2012 from $3.7 million at December 31, 2011.
Nine months ended September 30, 2012 and 2011 and year ended December 31, 2011

There were no income taxes for the nine months ended September 30, 2012 and 2011 or for the year ended December 31, 2011 due to maintaining a full valuation allowance against our deferred tax assets.
Financial Condition
Our assets totaled $77.5 million, $83.2 million and $93.7 million at September 30, 2012, December 31, 2011 and December 31, 2010, respectively. Total loans at September 30, 2012, December 31, 2011 and December 31, 2010 were $57.8 million, $63.7 million and $75 million, respectively. Total deposits were $68.3 million, $74.5 million and
$85 million at September 30, 2012, December 31, 2011 and December 31, 2010, respectively.
Shareholders' equity was $8.9 million, $8.4 million and $8.1 million at September 30, 2012, December 31, 2011 and December 31, 2010, respectively.

Loans
The loan portfolio consists principally of loans to individuals and small- and medium-sized businesses within our primary market area. The table below shows our loan portfolio composition:

(Dollars in thousands)	September 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
Construction and Land Development	$5,355	$7,958	$8,140	$9,816	$4,169
Residential 1-4 Family	14,701	17,716	21,971	17,402	14,905
Commercial Real Estate	28,154	29,772	31,384	33,307	25,498
Commercial	9,059	7,437	12,529	15,483	11,623
Consumer and other	560	816	935	838	335
Total Loans	57,829	63,699	74,959	76,846	56,530
Net deferred loan (fees) costs	5	10	49	76	51
Allowance for loan losses	(2,639)	(2,872)	(4,820)	(1,421)	(944)
	$55,195	60,837	$70,188	$75,501	$55,637

 Total loans decreased by $5.9 million during the first nine months of 2012 due to the payoff of several large loans. During the period ended September 30, 2012, $1.1 million was transferred to other real estate owned; charge-offs totaled $430,000 and approximately $12.7 million in net principal payments. These decreases were offset by new loans of $8.4 million. There were approximately $3 million in nonperforming loans at September 30, 2012.
 Total loans decreased by $11.3 million during 2011 due to the payoff of several large loans. During the period ended December 31, 2011, $1.8 million was transferred to other real estate owned, charge-offs totaled $2.6 million, and approximately $20.5 million in net pay downs and payoffs. The decreases were offset by new loans of $13.7 million. There were approximately $2.2 million in nonperforming loans at December 31, 2011.
The contractual maturity distributions of our loan portfolio as of and for September 30, 2012 and December 31, 2011 are indicated in the tables below.

	Loans Maturing September 30, 2012
(Dollars in thousands)	Within One Year	One Year to Five Years	After Five Years	Total
Construction and Land Development	$3,580	$1,775	$—	$5,355
Residential 1-4 Family	4,773	9,548	380	14,701
Commercial Real Estate
Multifamily	4,099	2,518	2,773	9,390
Retail	954	960	—	1,914
Office	1,836	1,381	—	3,217
Industrial and Warehouse	—	145	1,090	1,235
Health Care	—	1,344	—	1,344
Other	231	8,668	2,155	11,054
Commercial	7,099	1,872	88	9,059
Consumer and other	—	560	—	560
Total	$22,572	$28,771	$6,486	$57,829

(Dollars in thousands)	September 30, 2012 Due After One Year
Loans with:
Predetermined interest rates	$25,816
Floating or adjustable rates	9,441
$35,257

	Loans Maturing December 31, 2011
(Dollars in thousands)	Within One Year	One Year to Five Years	After Five Years	Total
Construction and Land Development	$6,124	$1,834	$—	$7,958
Residential 1-4 Family	3,542	13,791	383	17,716
Commercial Real Estate
Multifamily	—	6,703	2,806	9,509
Retail	116	3,302	—	3,418
Office	505	1,395	—	1,900
Industrial and Warehouse	—	1,233	—	1,233
Health Care	—	1,785	—	1,785
Other	235	9,484	2,208	11,927
Commercial	1,747	5,690	—	7,437
Consumer and other	200	616	—	816
Total	$12,469	$45,833	$5,397	$63,699

(Dollars in thousands)	December 31, 2011 Due After One Year
Loans with:
Predetermined interest rates	$37,227
Floating or adjustable rates	14,003
$51,230
Allowance for Loan Losses
Management reviews the level of the allowance for loan losses on a quarterly basis. The methodology used to assess the adequacy of the allowance includes the allocation of specific and general reserves. The specific component relates to loans that are impaired. For such loans that are classified as impaired, an allowance is established when the collateral value, discounted cash flows or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. These qualitative factors consider local economic trends, concentrations, management experience, and other elements of the Bank's lending operations.
At September 30, 2012, the allowance for loan losses was $2.6 million with a resulting allowance to total loans ratio of 4.56%. As of December 31, 2011 and 2010, the allowance for loan losses was $2.9 million and $4.8 million, with resulting allowance to total loans ratios of 4.51% and 6.43%. Net charge-offs amounted to $428,000 for the nine months ended September 30, 2012, compared to $2.2 million and $3.7 million for the years ended December 31, 2011 and 2010, respectively. Net charge-offs to average loan ratios are shown in the table below for each major loan category.

	Nine Months Ended		Twelve Months Ended
(Dollars in thousands)	September 30, 2012	September 30, 2011	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
Balance at beginning of period	$2,872	$4,820	$4,820	$1,421	$944	$—
Charge-offs:
Construction and Land Development	—	300	741	700	—	—
Residential 1-4 Family	—	1,125	1,125	885	—	—
Commercial Real Estate	430	724	724	1,956	—	—
Commercial	—	—	—	299	308	—
Consumer and other	—	—	—	—	—	—
Total charge-offs	$430	$2,149	$2,590	$3,840	$308	$—
Recoveries:
Construction and Land Development	—	—	—	—	—	—
Residential 1-4 Family	—	—	25	—	—	—
Commercial Real Estate	—	135	329	—	—	—
Commercial	2	14	18	124	—	—
Consumer and other	—	—	—	—	—	—
Total recoveries	$2	$149	$372	$124	$—	$—
Net charge-offs (recoveries)	428	2,000	2,218	3,716	308	—
Provision for loan losses	195	270	270	7,115	785	944
Allowance for loan losses at end of period	$2,639	$3,090	$2,872	$4,820	$1,421	$944
Selected loan quality ratios:
Net charge-offs to average loans	0.95%	3.74%	3.17%	4.72%	0.49%	—
Allowance to total loans	4.56%	4.50%	4.51%	6.43%	1.83%	1.67%
Allowance to nonperforming loans	86.61%	60.39%	130.07%	53.46%	—%	—%

The following table provides additional detail of the balance of the allowance for loan losses by portfolio segment.

	September 30, 2012		December 31, 2011		December 31, 2010		December 31, 2009		December 31, 2008
Balance at end of period applicable to:	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans

Construction and Land Development	$1,054	9.26%	$982	12.49%	$1,631	10.86%	$253	12.63%	$81	7.37%
Residential 1-4 Family	740	25.42%	701	27.81%	1,735	29.31%	443	22.39%	226	26.37%
Commercial Real Estate	700	48.68%	1,058	46.74%	1,353	41.87%	351	42.85%	289	45.11%
Commercial	145	15.67%	131	11.68%	101	16.71%	332	21.05%	114	20.56%
Consumer and other	—	0.97%	—	1.28%	—	1.25%	42	1.08%	234	0.59%
Total	$2,639	100%	$2,872	100%	$4,820	100%	$1,421	100%	$944	100%

Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining the impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.
Management determines the significance of payment delays and payment shortfalls on a case by case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis either the fair value of collateral if the loan is collateral dependent, the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's obtainable market price due to financial difficulties of the borrower.
Residential 1-4 family and consumer loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.
Impaired loans were $4.2 million, $3.4 million and $10.3 million at September 30, 2012 and December 31, 2011 and 2010. Included in impaired loans at September 30, 2012 were $705,000 in loans with valuation allowances totaling $705,000, and $3.6 million in loans without a valuation allowance. Included in impaired loans at December 31, 2011 were $746,000 in loans with valuation allowances totaling $746,000, and $2.7 million in loans without a valuation allowance. Included in impaired loans at December 31, 2010 were $8.8 million in loans with valuation allowances totaling $2.6 million, and $1.5 million in loans without a valuation allowance.
The following presents the recorded investment in nonaccrual loans and loans past due over 90 days and still accruing as of:

	September 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
Total non-accrual loans	$3,047	$2,208	$9,016	$—	$—
Accruing loans delinquent 90 days or more	—	—	—	—	—
Total non-performing loans	$3,047	$2,208	$9,016	$—	$—
Troubled debt restructures accruing	$1,213	$1,226	$—	$—	$—

With respect to loans that were on nonaccrual status, the gross interest income that would have been recorded on such loans during the nine months ended September 30, 2012 and year ended December 31, 2011 had such loans been current in accordance with the original terms was approximately $136,000 and $194,000, respectively. The amount of interest income on these loans that was included in net income for the nine months ended September 30, 2012 and year ended December 31, 2011 was $106,000 and $0, respectively. Our general policy is to place loans 90 days past due on nonaccrual status, as well as those loans that continue to pay, but display underlying structural weakness.

We define potential problem loans as loans rated substandard which are still accruing interest.  We do not necessarily expect to realize losses on all potential problem loans, but we recognize potential problem loans carry a higher probability of default and require additional attention by management.  The aggregate principal amounts of potential problem loans as of September 30, 2012 and December 31, 2011 were approximately $1.6 million and $1.8 million, respectively.  Management believes it has established an adequate allowance for probable loan losses as appropriate under generally accepted accounting principles.

Investment Securities
Investment securities serve to enhance the overall yield on interest earning assets while supporting interest rate sensitivity and liquidity positions, and as collateral on public funds and securities sold under agreements to repurchase. All securities are classified as available for sale as the Bank intends to hold the securities for an indefinite period of time, but not necessarily to maturity. Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of the related deferred tax effect. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.
The amortized cost and fair value of securities available for sale follows (in thousands):

	September 30, 2012		December 31, 2011		December 31, 2010		December 31, 2009		December 31, 2008
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. government federal agency	$—	$—	$—	$—	$—	$—	$—	$—	$50	$50
Government sponsored enterprises	2,257	2,268	2,260	2,257	752	755	570	571	3,270	3,298
Residential collateralized mortgage obligations	1,109	1,127	1,082	1,098	353	355	—	—	—	—
Residential mortgage backed securities	180	189	230	236	376	376	—	—	—	—
Corporate securities	2,354	2,377	1,150	1,139	398	397			—	—
State and political subdivisions	4,054	4,064	2,249	2,256	1,176	1,173	—	—	—	—
	$9,954	$10,025	$6,971	$6,986	$3,055	$3,056	$570	$571	$3,320	$3,348

There were no securities pledged as of September 30, 2012 and December 31, 2011. Securities with a fair value of $613,000, $571,000 and $3.3 million were pledged as collateral on public funds, securities sold under agreements and for other purposes as required or permitted by law as of December 31, 2010, 2009 and 2008, respectively.
The amortized cost of debt securities available for sale as of September 30, 2012, by contractual maturity are shown below (in thousands). Maturities may differ from contractual maturities in residential collateralized mortgage obligations and residential mortgage backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore these securities are segregated in the following maturity summary.

	Within One Year		After One Year Within Five Years		After Five Years Within Ten Years		After Ten Years		Other Securities
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount
U.S. government federal agency	$—	—	$—	—	$—	—	$—	—	$—
Government sponsored enterprises	—	—	2,257	0.54%	—	—	—	—	—
Residential collateralized mortgage obligations	—	—	—	—	—	—	—	—	1,109
Residential mortgage backed securities	—	—	—	—	—	—	—	—	180
Corporate securities	—	—	2,354	1.9%	—	—	—	—	—
State and political subdivisions	1,787	1.10%	2,267	1.22%	—	—	—	—	—
	$1,787	1.10%	$6,878	0.99%	$—		$—		$1,289

No tax equivalent adjustments were made, as the effect thereof was not material.

Deposits

Deposits, which include noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits and time deposits, are the primary source of the Bank's funds. The Bank offers a variety of products designed to attract and retain customers, with primary focus on building and expanding relationships. The Bank continues to focus on establishing a comprehensive relationship with business borrowers, seeking deposits as well as lending relationships.

The following table sets forth the balances and average contractual rates payable to customers on our deposits, segmented by account type as of the end of the period:

	As of September 30, 2012			As of December 31, 2011			As of December 31, 2010			As of December 31, 2009
(Dollars in thousands)	Average Balance	Percent of Total	Weighted Average Contractual Rate	Average Balance	Percent of Total	Weighted Average Contractual Rate	Average Balance	Percent of Total	Weighted Average Contractual Rate	Average Balance	Percent of Total	Weighted Average Contractual Rate
Non-interest demand deposit accounts	$5,548	7.86%	—%	$5,485	7.11%	—%	$4,955	5.66%	—%	$3,885	5.44%	—%
NOW accounts	5,046	7.15%	0.07%	4,747	6.15%	0.11%	6,046	6.91%	0.17%	6,124	8.58%	1.21%
Money market accounts	11,396	16.15%	0.43%	9,729	12.61%	0.39%	9,361	10.69%	0.42%	6,345	8.89%	1.50%
Savings	6,851	9.71%	0.11%	12,179	15.78%	0.19%	9,792	11.19%	1.11%	118	0.17%	0.49%
Total Core Deposits	28,841	40.87%	0.22%	32,140	41.65%	0.22%	30,154	34.45%	0.62%	16,472	23.08%	1.05%
Time Deposits	41,703	59.13%	1.14%	45,023	58.35%	1.85%	57,377	65.55%	2.67%	54,910	76.92%	3.01%
Total Deposits	$70,544	100.00%	0.78%	$77,163	100.00%	1.18%	$87,531	100.00%	1.78%	$71,382	100.00%	2.51%

Total deposits decreased $6.1 million to $68.4 million at September 30, 2012, from $74.5 million at December 31, 2011. This decrease in deposits was due to decreases of $1.8 million, $2.1 million and $1 million in time deposits, savings deposits and interest-bearing demand deposits, respectively. The decline in time deposits was due to the maturing high rate promotion done at the Bank's opening to bolster liquidity. The Bank had offered a High yield savings account with the opening of the Lockport facility in 2009. Management elected to lower the rate on the savings product in an effort to reduce the balance in savings. During 2011 and 2012 it was management's intent to keep rates low as it worked through loan issues and to decrease excess liquidity.

Total deposits decreased $10.6 million to $74.5 million at December 31, 2011, from $85.1 million at December 31, 2010. This decrease in deposits was due to decreases of $4.7 million, and $8.3 million time deposits and savings deposits, respectively, partially offset by an increase of $2.2 million in interest-bearing demand deposits. During 2011 and 2012 it was management's intent to keep rates low has it worked through loan issues and to decrease excess liquidity.

The following table sets forth our time deposits segmented by months to maturity and deposit amount:

	September 30, 2012
	Time Deposits of $250 and Greater	Time Deposits of $100 - $250K	Time Deposits of Less than $100	Total
(Dollars in thousands)
Months to maturity:
Three or less	$1,778	$4,492	$1,640	$7,910
Over Three to Six	1,352	4,522	2,751	8,625
Over Six to Twelve	251	4,791	2,482	7,524
Over Twelve	1,924	9,839	5,909	17,672
Total	$5,305	$23,644	$12,782	$41,731

Liquidity and Capital Resources

Our goal in liquidity management is to satisfy the cash flow requirements of depositors and borrowers as well as our operating cash needs with cost-effective funding. Our Board of Directors has established an Asset/Liability Policy in order to achieve and maintain earnings performance consistent with long-term goals while maintaining acceptable levels of interest rate risk, a "well-capitalized" balance sheet, and adequate levels of liquidity. This policy designates each Bank's ALCO as the body responsible for meeting these objectives. The ALCO, which included members of management, reviews liquidity on a periodic basis and approves significant changes in strategies that affect balance sheet or cash flow positions.

Overall deposit levels are monitored on a constant basis as are liquidity policy levels. Our liquidity ratio has a target of 15%. Primary sources of liquidity include cash and due from banks, short-term investments such as federal funds sold, and our investment portfolio, which can also be used as collateral on public funds. Alternative sources of funds include unsecured federal funds lines of credit through correspondent banks, and advances through the pledged loans to the Federal Reserve Bank. The Banks have established contingency plans in the event of extraordinary fluctuations in cash resources.

Capital Resources

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes as of September 30, 2012 and December 31, 2011 and 2010, the Bank met all capital adequacy requirements to which it was subject.
As of September 30, 2012, the most recent notifications from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Banks' category. Bank regulators can modify capital requirements as a part of their examination process.

The Bank's capital amounts and ratios are presented in the following table (dollar amounts in thousands):

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2012
Total Capital (to risk-weighted assets)	$9,577	16.10%	$4,759	8.00%	$5,948	10.00%
Tier I Capital (to risk-weighted assets)	8,810	14.81%	2,379	4.00%	3,569	6.00%
Tier I Capital (to average assets)	8,810	11.17%	3,156	4.00%	3,945	5.00%

December 31, 2011
Total Capital (to risk-weighted assets)	$9,225	14.99%	$4,925	8.00%	$6,156	10.00%
Tier I Capital (to risk-weighted assets)	8,429	13.69%	2,462	4.00%	3,694	6.00%
Tier I Capital (to average assets)	8,429	10.04%	3,357	4.00%	4,197	5.00%

December 31, 2010
Total Capital (to risk-weighted assets)	$8,986	12.96%	$5,545	8.00%	$6,931	10.00%
Tier I Capital (to risk-weighted assets)	8,071	11.64%	2,772	4.00%	4,159	6.00%
Tier I Capital (to average assets)	8,071	8.26%	3,910	4.00%	4,888	5.00%

December 31, 2009
Total Capital (to risk-weighted assets)	$11,931	15.83%	$6,029	8.00%	$7,536	10.00%
Tier I Capital (to risk-weighted assets)	11,025	14.63%	3,014	4.00%	4,522	6.00%
Tier I Capital (to average assets)	11,025	12.40%	3,556	4.00%	4,445	5.00%

December 31, 2008
Total Capital (to risk-weighted assets)	$13,048	22.79%	$4,581	8.00%	5,726	10.00%
Tier I Capital (to risk-weighted assets)	12,330	21.53%	2,290	4.00%	3,435	6.00%
Tier I Capital (to average assets)	12,330	29.49%	1,672	4.00%	2,091	5.00%

Quantitative and Qualitative Disclosures about Market Risk
Market risk refers to potential losses arising from changes in interest rates. We are primarily exposed to interest rate risk inherent in our lending and deposit taking activities as financial intermediary. To succeed in this capacity, we offer an extensive variety of financial products to meet the diverse needs of our clients. These products sometimes contribute to interest rate risk for us when product groups do not complement one another. For example, depositors may want short-term deposits while borrower desire long-term loans. Changes in market interest rates may also result in changes in the fair value of our financial instruments, cash flows, and net interest income.
Interest rate risk is comprised of re-pricing risk, basis risk, yield curve risk and options risk. Re-pricing risk arises from differences in the cash flow or re-pricing between asset and liability portfolios. Basis risk arises when asset and liability portfolios are related to different market rate indexes, which do not always change by the same amount. Yield curve risk arises when assets and liability portfolios are related to different maturities on given yield curve; when the yield curve changes shape, the risk position is altered. Options risk arises from "embedded options" within asset and liability products because some borrowers have the option to prepay their loans when rates fall while some depositors can redeem their certificates of deposit early when rates rise.
We have established an Asset/Liability Committee ("ALCO") for the Bank, which is responsible for the Bank's interest rate risk management. We have implemented a sophisticated asset/liability model at the Bank to measure interest rate risk. Interest rate risk measures include earnings simulation, economic value of equity ("EVE") and gap analysis.
Gap analysis and EVE are static measures that do not incorporate assumptions regarding future business. Gap analysis, while a helpful diagnostic tool, displays cash flows for only a single rate environment. EVE's long-term horizon helps identify changes in optionality and longer-term positions. However, EVE's liquidation perspective does not translate into the earnings-based measures that are the focus of managing and valuing a going concern. Net interest income simulations explicitly measure the exposure to earnings from changes in market rates of interest. Our current financial position is combined with assumptions regarding figure business to calculate net interest income under various hypothetical rate scenarios. The Bank's ALCO review earnings simulations over the ensuing 12 and 24 months under various interest rate scenarios. Reviewing these various measures provides us with a reasonably comprehensive view of our interest rate risk profile.
The following gap analysis compares the difference between the amount of interest earning assets ("IEA") and interest bearing liabilities ("IBL") subject to re-pricing over a period of time. A ratio of more than one indicates a higher level of re-pricing assets over re-pricing liabilities for the time period. Conversely, a ratio of less than one indicates a higher level of re-pricing liabilities over re-pricing assets for the time period. As indicated in our Gap Analysis table, our one-year cumulative gap at September 30, 2012 was 1.17.

The table below does not include unrealized gains on investment securities of $71,000 and non-accrual loans of $3.0 million at September 30, 2012, in rate sensitive assets.

	September 30, 2012
	0-3 Months	3-12 Months	12-51 Months	> 51 Months	Total
Rate Sensitive Assets
Interest-bearing deposits with Bank	$6,517	$—	$—	$—	$6,517
Investment Securities	1,198	1,194	7,228	334	9,954
Loans	13,926	13,823	26,722	316	54,787
Total Rate Sensitive Assets	$21,641	$15,017	$33,950	$650	$71,258

Rate Sensitive Liabilities
NOW accounts	$206	$619	$2,684	$1,239	$4,748
Money Market accounts	1,361	4,083	5,897	—	11,341
Savings accounts	235	704	3,053	1,879	5,871
Time deposits	7,909	16,149	16,422	1,251	41,731
Borrowed Funds	—	—	—	—	—
Total Rate Sensitive Liabilities	$9,711	$21,555	$28,056	$4,369	$63,691

Rate Sensitive Assets (RSA)	$21,641	$36,650	$70,600	$71,250	$71,250
Rate Sensitive Liabilities (RSL)	$9,711	$31,266	$59,322	$63,691	$63,691
Cumulative GAP (GAP=RSA-RSL)	$11,922	$5,384	$11,278	$7,559	$7,559

Total Assets	$77,487

RSA/Total Assets	27.93%	47.31%	91.12%	91.96%	91.96%
RSL/Total Assets	12.53%	40.35%	76.56%	82.19%	82.19%
RSA/RSL Ratio	2.23	1.17	1.19	1.12	1.12
GAP/Total Assets	15.4%	6.96%	14.57%	9.77%	9.77%
GAP/RSA	55.13%	14.71%	15.99%	10.62%	10.62%

Off-Balance Sheet Arrangements
The Bank is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customer. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.
Our off-balance sheet arrangements and contractual obligations are summarized in the table that follows for the periods noted.

(Dollars in thousands)	September 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
Off-balance sheet arrangements
Commitments to extend credit	$5,265	$5,899	$10,237	$11,894	$6,904
Standby letters of credit	292	421	136	116	119
Total	$5,557	$6,320	$10,373	$12,010	$7,023
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's evaluation of the party.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral, which may include accounts receivable, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments of the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment were funded, the Bank would be entitled to seek recovery from the customer.
Critical Accounting Policies and Estimates
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the un-collectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. When establishing the allowance for loan losses, management categorizes loans into risk categories generally based on the nature of the collateral and the basis of repayment.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to recognize adjustments to its allowance based on their judgments of information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful or substandard. For such loans that are classified as impaired, an allowance is established when the collateral value, discounted cash flows or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. These qualitative factors consider local economic trends, concentrations, management experience, and other elements of the Bank's lending operations.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining the impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the fair value of collateral if the loan is collateral dependent, the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's obtainable market price due to financial difficulties of the borrower.
Foreclosed Assets
Assets acquired through loan foreclosure or other proceedings are initially recorded at fair value less estimated selling costs at the date of foreclosure establishing a new cost basis. After foreclosure, foreclosed assets are held for sale and are carried at the lower of cost or fair value less estimated costs of disposal. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses. Subsequently, unrealized losses and realized gains and losses on sales are included in other non-interest income. Operating results from foreclosed assets are recorded in other non-interest expense.
Income taxes

Deferred taxes are provided using the liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
The Bank had adopted the accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The adoption of this standard did not have a significant impact on the Bank and there are no uncertain tax positions as of September 30, 2012 and December 31, 2011.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management's judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.
Recent Accounting Pronouncements
Refer to Note 1 of our financial statements for a description of recent accounting pronouncements including respective dates of adoption and effects on results of operations and financial condition.

BUSINESS OF FIRST COMMUNITY

First Community

First Community was formed as a bank holding company in 2006 to focus on organizing de novo banks. First Community is headquartered in Joliet, Illinois. Prior to the occurrence of the Consolidation, First Community currently has an ownership interest in the Banks, as follows:

Bank	Common Stock Ownership Percentage	Preferred Stock Ownership Percentage	Charter Date	Headquarters
FCB Joliet	100%	n/a	June 15, 2004	Joliet, IL
FCB Plainfield	78.19%	96.97%	October 28, 2008	Plainfield, IL
FCB Homer Glen	60.94%	100%	December 15, 2008	Homer Glen, IL
Burr Ridge	53.09%	n/a	April 9, 2009	Burr Ridge, IL

In addition to the four bank headquarters noted, FCB Joliet also has two branches located in Channahon, Illinois and Naperville, Illinois. Through the six banking locations, First Community offers a wide range of commercial and consumer loans and deposits, as well as ancillary financial services.
Each of the Banks began as a single-location office, led by a President and a team of banking professionals with significant local experience, overseen by a board of directors composed of business leaders drawn from the local community. Generally, each bank has significant on-site authority to make decisions which directly affect the customer, such as credit approval and the pricing and structure of both loans and deposits.
First Community's business is centered on its ownership in the Banks. Additionally, First Community's model is intended to maintain a scalable, low overhead structure, while empowering the individual Banks with operating autonomy in all areas impacting the customer relationship. First Community also provides the Banks with centralized operational and business services, which provide support to the Banks while allowing First Community to adjust the services provided to the Banks as needed. As a result, First Community's relationship with the Banks is multidimensional as both an investor and a service provider. As a service provider, First Community provides the following services to the Bank that do not involve a direct interface with the Banks' customer, such as:

•	Account services;
•	Management reporting and budgeting;
•	Asset/liability management and reporting;
•	Cash management;
•	Data processing;
•	Human resources administration;
•	Information technology administration; and
•	Regulatory compliance and risk management.
The Banks
The Banks are full-service community banks principally engaged in the business of commercial, family and personal banking, and offers their customers a broad range of loan, deposit, and other financial products and services through six full-service banking offices located in Cook, DuPage, and Will Counties, Illinois.
The Banks' primary business is making loans and accepting deposits. The Banks also offer customers a variety of financial products and services that are related or ancillary to loans and deposits, including cash management, funds transfers, bill payment and other online banking transactions, automated teller machines, and safe deposit boxes.
The Banks' primary lending area consists of the counties where the banking offices are located, and contiguous counties in the State of Illinois. The Banks derive the most significant portion of their revenues from these geographic areas.
The Banks originate deposits predominantly from the areas where the banking offices are located. The Banks rely on their favorable locations, customer service, competitive pricing, Internet access and related deposit services, such as cash management to attract and retain these deposits. While the Banks accept certificates of deposit in excess of FDIC deposit insurance limits, the Banks generally do not solicit such deposits because they are more difficult to retain than core deposits and at times are more costly than wholesale deposits.

Lending Activities
The Banks' loan portfolio consist primarily of business and commercial real estate loans (business operating lines and term loans, owner occupied commercial real estate and investor commercial real estate, multi-family, construction and land development loans), which represented 83.22% of the total loan portfolio of $654.3 million at September 30, 2012. At September 30, 2012, $19.3 million, or 2.94% of the total loan portfolio, consisted of multi-family mortgage loans; $347.6 million, or 53.10% of the total loan portfolio, consisted of nonresidential real estate loans; $142.3 million, or 21.74% of the total loan portfolio, consisted of commercial loans; $35.6 million, or 5.43% of the total loan portfolio, consisted of construction and land loans; and $81.4 million, or 1.34% of the total loan portfolio, consisted of one-to-four family residential mortgage loans, including home equity loans and lines of credit.
Deposit Activities
The Banks' deposit accounts consist principally of savings accounts, NOW accounts, checking accounts, money market accounts, certificates of deposit, and IRAs and other qualified plan accounts. The Banks also provide commercial checking accounts and related services such as cash management, as well as provide low-cost checking account services.
At September 30. 2012, the Banks' deposits totaled $757.7 million; interest-bearing deposits totaled $654.5 million; non-interest-bearing demand deposits totaled $103.2 million; savings, money market and NOW account deposits totaled $250.0 million; and certificates of deposit totaled $404.5 million.
Competition
First Community and the Banks face significant competition in both originating loans and attracting deposits. The Chicago metropolitan area has a high concentration of financial institutions, many of which are significantly larger institutions that have greater financial resources than we have, and many of which are our competitors to varying degrees. Our competition for loans and leases comes principally from commercial banks, savings banks, mortgage banking companies, the U.S. Government, credit unions, leasing companies, insurance companies, real estate conduits and other companies that provide financial services to businesses and individuals. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. We face additional competition for deposits from Internet financial institutions and non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies.
We seek to meet this competition by emphasizing personalized service and efficient decision-making tailored to individual needs. In addition, we reward long-standing relationships with preferred rates and terms on deposit products based on existing and prospective lending business. We do not rely on any individual, group or entity for a material portion of our loans or our deposits.
Employees
At September 30, 2012, First Community and the Banks had 96 full-time employees and 6 part-time employees. The employees are not represented by a collective bargaining unit and we consider our working relationship with our employees to be good.
Properties
As of September 30, 2012 the net book value of our properties was $16.6 million. The following is a list of our offices:

•	First Community Bank of Joliet, 2801 Black Road, Joliet, Illinois 60435.

•	First Community Bank of Morris, Channahon and Minooka (Branch of FCB Joliet), 25407 South Bell Road, Channahon, Illinois 60410.

•	First Community Bank of Naperville (Branch of FCB Joliet), 2728 W. 75th Street, Naperville, Illinois 60564.

•	First Community Bank of Plainfield, 14150 S. Rt. 30, Plainfield, Illinois 60544.

•	First Community Bank of Homer Glen and Lockport, 13901 S. Bell Road, Homer Glen, Illinois 60491.

•	Burr Ridge Bank and Trust, 7020 County Line Road, Burr Ridge, Illinois 60527.

Legal Proceedings
The Company subject to various legal actions arising in the normal course of business. In the opinion of management, based on currently available information, the resolution of these legal actions is not expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flow.

BUSINESS OF THE BANK AND OTHER BANKS

Burr Ridge
General
In the spring of 2007, a small group of business people in Burr Ridge, Illinois, decided to develop a business oriented bank in their community. Having found existing area banks increasingly costly, unresponsive and impersonal, they saw a need for a local client-focused bank. They wanted a bank where experienced decision makers work directly with clients and offer practical financial solutions and where innovative technology is used to simplify routine banking. Most importantly, as successful entrepreneurs and business owners, they wanted a bank that understands the needs and expectations of professionals like themselves.
After finalizing the organizing group and obtaining all necessary regulatory approvals, Burr Ridge opened its doors in April of 2009. Burr Ridge grew rapidly after its opening by developing new relationships with area businesses and local residents. By offering a one-on-one banking experience with knowledgeable bankers dedicated to the needs of their clients, the founding principles of the organizers are being delivered each and every day. These principles continue to drive the success of Burr Ridge and its clients.
As of September 30, 2012, Burr Ridge employed 12 people at its 7020 County Line Road, Burr Ridge, Illinois 60527 location and continues to provide a full range of financial services, primarily loan and deposit products to individual and corporate clients in Burr Ridge, Illinois, and the surrounding DuPage, Cook and eastern Kane county communities. Burr Ridge is owned 53.09% by First Community, a multi-bank holding company, with the remainder of its ownership provided by local investors in the community. Burr Ridge is affiliated by common ownership with FCB Joliet, FCB Plainfield and FCB Homer Glen.
Burr Ridge is subject to competition from other financial institutions and non-financial institutions providing financial products and services. Burr Ridge is also subject to the regulations of certain regulatory agencies, including the IDFPR and the FDIC, and undergoes periodic examinations by those regulatory agencies.
Burr Ridge's core business consists of attracting deposits from local businesses and the general public and using those funds to originate commercial loans for small businesses, one- to four-family residential loans, commercial real estate loans, multi-family real estate loans and consumer loans. Burr Ridge also maintains an investment portfolio for earnings and liquidity purposes.
Overview of Year to Date Performance
Burr Ridge's year-to-date performance and key financial ratios reflect continued growth and profitability. Burr Ridge's key financial ratios as of September 30, 2012 are as follows:

Deposit Growth	11.03%
Loan Growth	9.5%
Loan/Deposit	85.23%
Net Income	$940,226
Return on Avg. Assets	0.71%
Loan Loss Reserves/Avg. Loans	2.48%
Equity/Assets	11.45%
Business Strategy
Burr Ridge's mission is to operate in a safe and sound manner, to maximize stockholder value and comply with applicable laws and regulations. Burr Ridge's business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service.
Specific elements of the Burr Ridge's business strategy include:

•
Mitigate credit risk. Burr Ridge believes the greatest threat to stockholder value is the credit risk inherent in certain bank assets, primarily Burr Ridge's loan portfolio, which is directly influenced by general and local economic conditions. Burr Ridge will continue to monitor external and internal conditions and trends affecting our borrowers, identify credit risks proactively, analyze and estimate such risks in detail, actively manage workouts, and record appropriate allowances (reserves) promptly.

•
Monitor and manage liquidity risk. Recent disruptions in global credit and capital markets have significantly increased liquidity risk for financial institutions. Burr Ridge maintains and implements a liquidity risk management program to monitor conditions, update cash flow projections and contingency scenarios, and adjust (as needed) contingency funding plans.

•
Anticipate, monitor and mitigate interest rate risk. The federal government has adopted extraordinary monetary and fiscal policies and has proposed significant tax and regulatory changes over the last year. The current monetary policy is less complicated, and Burr Ridge's interest rate risk is benign. However, if the federal government fails to adjust policies as economic conditions change, then Burr Ridge's interest rate risk could change. Burr Ridge continuously monitors its interest rate risk in anticipation that external conditions will change.

•
Increase earnings. Burr Ridge continues to focus on increasing core earnings by identifying, analyzing and implementing strategic expense reductions, maintaining tight control of operating expenses, retaining and increasing (where possible) loan volume in local markets where the credit risk is acceptable, and leveraging capital consistent with Burr Ridge's capital requirements.

•
Monitor changes to and comply with statutory and regulatory requirements. Recent federal government initiatives have imposed and/or are expected to impose additional reporting obligations, operating restrictions and/or performance requirements on financial institutions. The volume and pace of statutory and regulatory change, cost of compliance, and penalties for non-compliance, will most likely increase. Burr Ridge will monitor industry developments and trends and changes in laws, regulations and other external requirements proactively to minimize regulatory and reputational risk.

Lending Activities
Burr Ridge provides business loans primarily for working capital, machinery and equipment, and owner occupied commercial real estate. When appropriate, Burr Ridge works with the Small Business Administration by utilizing its lending programs to fund the credit needs of qualified businesses. For individuals, Burr Ridge provides loans for owner occupied residential real estate, investment real estate, and consumer loans of all types. Burr Ridge is committed to supporting the growth and stability of the local economies where it operates by maintaining a loan to deposit ratio greater than 80%.
Investment Securities
Burr Ridge has authority to invest in various types of securities, including mortgage-backed securities, United States Treasury obligations, securities of various federal agencies, government sponsored entities, and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. Any material deviation from the investment strategy requires approval by Burr Ridge's board of directors.
Source of Funds
General. Deposits are the primary source of funding for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and mortgage-backed securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.
Deposits. Deposits are attracted by Burr Ridge principally from within its primary market area. Deposit account terms vary, with the principal differences being the minimum balance required the time periods the funds must remain on deposit and the interest rate.
Burr Ridge obtains deposits primarily from residents of Illinois. Burr Ridge has not solicited deposits from outside Illinois or paid fees to brokers to solicit funds for deposit.
Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal and state regulations. Burr Ridge attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.
Legal Proceedings

Burr Ridge is not involved in any pending proceedings other than the legal proceedings occurring in the ordinary course of business. Such legal proceedings in the aggregate are believed by Burr Ridge management to be immaterial to Burr Ridge's business, financial condition, results of operations and cash flows.

FCB Homer Glen

General
In the spring of 2007, a small group of business people in Homer Glen, Lockport and Lemont, Illinois, decided to develop a business oriented bank in their communities. Having found existing area banks increasingly costly, unresponsive and impersonal, they saw a need for a local client-focused bank. They wanted a bank where experienced decision makers work directly with clients and offer practical financial solutions and where innovative technology is used to simplify routine banking. Most importantly, as successful entrepreneurs and business owners, they wanted a bank that understands the needs and expectations of professionals like themselves.
After finalizing the organizing group and obtaining all necessary regulatory approvals, FCB Homer Glen opened its doors in Homer Glen in December of 2008. FCB Homer Glen also opened a second location in Lockport Illinois in October of 2009. FCB Homer Glen grew rapidly after its opening by developing new relationships with area businesses and local residents. By offering a one-on-one banking experience with knowledgeable bankers dedicated to the needs of their clients, the founding principles of the organizers are being delivered each and every day.
Like many other banks, FCB Homer Glen was impacted by the recent economic recession which resulted in FCB Homer Glen realizing significant loan losses in 2010. As a result of these losses, FCB Homer Glen closed its second office in Lockport in February of 2011 to preserve capital and to focus its efforts on its Homer Glen location.
As of September 30, 2012 FCB Homer Glen employed 8 people at its 13901 S Bell Road, Homer Glen, Illinois 60591 location and continues to provide a full range of financial services, primarily loan and deposit products to individual and corporate clients in Homer Glen, Lockport and Lemont, Illinois, and the surrounding, Cook and Will county communities. FCB Homer Glen is owned 60.94% by First Community, a multi-bank holding company, with the remainder of its ownership provided by local investors in the community. FCB Homer Glen also is affiliated by common ownership with FCB Joliet, FCB Plainfield and Burr Ridge.
FCB Homer Glen is subject to competition from other financial institutions and non-financial institutions providing financial products and services. FCB Homer Glen is also subject to the regulations of certain regulatory agencies, including the IDFPR and the FDIC, and undergoes periodic examinations by those regulatory agencies.
FCB Homer Glen's core business consists of attracting deposits from local businesses and the general public and using those funds to originate commercial loans for small businesses, one- to four-family residential loans, commercial real estate loans, multi-family real estate loans and consumer loans. FCB Homer Glen also maintains an investment portfolio for earnings and liquidity purposes.
Overview of Year to Date Performance
FCB Homer Glen's year-to-date performance and key financial ratios reflect continued growth and profitability. FCB Homer Glen's key financial ratios as of September 30, 2012 are as follows:

Deposit Growth	(8.24)%
Loan Growth	(9.22)%
Loan/Deposit	83.46%
Net Income	$324,000
Return on Avg. Assets	0.54%
Loan Loss Reserves/Avg. Loans	4.61%
Equity/Assets	10.8%
Business Strategy
FCB Homer Glen's mission is to operate in a safe and sound manner, to maximize stockholder value and comply with applicable laws and regulations. FCB Homer Glen's business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service.

Specific elements of our business strategy include:

•
Mitigate credit risk. FCB Homer Glen believes the greatest threat to stockholder value is the credit risk inherent in certain bank assets, primarily FCB Homer Glen's loan portfolio, which is directly influenced by general and local economic conditions. FCB Homer Glen will continue to monitor external and internal conditions and trends affecting our borrowers, identify credit risks proactively, analyze and estimate such risks in detail, actively manage workouts and record appropriate allowances (reserves) promptly.

•
Monitor and manage liquidity risk. Recent disruptions in global credit and capital markets have significantly increased liquidity risk for financial institutions. FCB Homer Glen maintains and implements a liquidity risk management program to monitor conditions, update cash flow projections and contingency scenarios, and adjust (as needed) contingency funding plans.

•
Anticipate, monitor and mitigate interest rate risk. The federal government has adopted extraordinary monetary and fiscal policies and has proposed significant tax and regulatory changes over the last year. Current monetary policy is less complicated, and FCB Homer Glen's interest rate risk is benign. However, if the federal government fails to adjust policies as economic conditions change, then FCB Homer Glen's interest rate risk could change. FCB Homer Glen continuously monitors its interest rate risk in anticipation that external conditions will change.

•
Increase earnings. FCB Homer Glen continues to focus on increasing core earnings by identifying, analyzing and implementing strategic expense reductions, maintaining tight control of operating expenses, retaining and increasing (where possible) loan volume in local markets where the credit risk is acceptable, and leveraging capital consistent with FCB Homer Glen's capital requirements.

•
Monitor changes to and comply with statutory and regulatory requirements. Recent federal government initiatives have imposed and/or are expected to impose additional reporting obligations, operating restrictions and/or performance requirements on financial institutions. The volume and pace of statutory and regulatory change, cost of compliance, and penalties for non-compliance, will most likely increase. FCB Homer Glen will monitor industry developments and trends and changes in laws, regulations and other external requirements proactively to minimize regulatory and reputational risk.

Lending Activities
FCB Homer Glen provides business loans primarily for working capital, machinery and equipment, and owner occupied commercial real estate. When appropriate, FCB Homer Glen works with the Small Business Administration by utilizing its lending programs to fund the credit needs of qualified businesses. For individuals, FCB Homer Glen provides loans for owner occupied residential real estate, investment real estate, and consumer loans of all types. FCB Homer Glen is very committed to supporting the growth and stability of the local economies where it operates by maintaining a loan to deposit ratio greater than 80%.
Investment Securities
FCB Homer Glen has authority to invest in various types of securities, including mortgage-backed securities, United States Treasury obligations, securities of various federal agencies, government sponsored entities, and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. Any material deviation from the investment strategy requires approval by FCB Homer Glen's board of directors.
Source of Funds
General. Deposits are the primary source of funding for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and mortgage-backed securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.
Deposits. Deposits are attracted by FCB Homer Glen principally from within its primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.
FCB Homer Glen obtains deposits primarily from residents of Illinois. FCB Homer Glen has not solicited deposits from outside Illinois or paid fees to brokers to solicit funds for deposit. Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal and state regulations. FCB Homer Glen attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.
Legal Proceedings

FCB Homer Glen is not involved in any pending proceedings other than the legal proceedings occurring in the ordinary course of business. Such legal proceedings in the aggregate are believed by management to be immaterial to FCB Homer Glen's business, financial condition, results of operations and cash flows.

FCB Plainfield

General
In the spring of 2007, a focused group of business people from the Plainfield business community decided to develop a business oriented bank in their community. Having found existing area banks increasingly costly, unresponsive and impersonal, they saw a need for a local client-focused bank. They wanted a bank where experienced decision makers work directly with clients and offer practical financial solutions and where innovative technology is used to simplify routine banking. Most importantly, as successful entrepreneurs and business owners, they wanted a bank that understands the needs and expectations of professionals like themselves.
After finalizing the organizing group, FCB Plainfield opened its temporary location, and soon after obtaining all necessary regulatory approvals in October 2008, FCB Plainfield opened its doors of its permanent banking facility in January of 2009. FCB Plainfield experienced stable growth after its opening by developing new relationships with area businesses and local residents. By offering a one-on-one banking experience with knowledgeable bankers dedicated to the needs of their clients, the founding principles of the organizers are being delivered each and every day. These principles continue to drive the success of FCB Plainfield and its clients.
As of September 30, 2012, FCB Plainfield employed 13 bankers at its 14150 S. US Route 30, Plainfield, Illinois 60544 location and continues to provide a full range of financial services, primarily loan and deposit products to individual and corporate clients in and around Plainfield, Illinois, and the surrounding Will, Cook and DuPage county communities. FCB Plainfield is owned 78.19% by First Community Financial Partners, Inc., a multi-bank holding company, with the remainder of its ownership provided by local investors in the community. FCB Plainfield is also affiliated by common ownership with FCB Joliet, Burr Ridge and FCB Homer Glen.
FCB Plainfield is subject to competition from other financial intuitions and non-financial institutions providing financial products and services. FCB Plainfield is also subject to the regulations of certain regulatory agencies, including the IDFPR and the FDIC, and undergoes periodic examinations by those regulatory agencies.
FCB Plainfield's core business consists of attracting deposits from local businesses and the general public and using those funds to originate commercial loans for small businesses, one- to four-family residential loans, commercial real estate loans, multi-family real estate loans and consumer loans. FCB Plainfield also maintains an investment portfolio for earnings and liquidity purposes.
Overview of Year to Date Performance
FCB Plainfield's year-to-date performance and key financial ratios reflect continued growth and profitability. FCB Plainfield's key financial ratios as of September 30, 2012 are as follows:

Deposit Growth	8.92%
Loan Growth	9.58%
Loan/Deposit	89.54%
Net Income	$1,644,000
Return on Avg. Assets	1.6%
Loan Loss Reserves/Avg. Loans	3.36%
Equity/Assets	11.46%

Business Strategy
FCB Plainfield's mission is to operate in a safe and sound manner, to maximize stockholder value and comply with applicable laws and regulations. FCB Plainfield's business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service.
Specific elements of our business strategy include:

•
Mitigate credit risk. We believe the greatest threat to stockholder value is the credit risk inherent in certain bank assets, primarily our loan portfolio, which is directly influenced by general and local economic conditions. FCB Plainfield will continue to monitor external and internal conditions and trends affecting our borrowers, identify credit risks proactively, analyze and estimate such risks in detail, actively manage workouts, and record appropriate allowances (reserves) promptly.

•
Monitor and manage liquidity risk. Recent disruptions in global credit and capital markets have significantly increased liquidity risk for financial institutions. FCB Plainfield maintains and implements a liquidity risk management program to monitor conditions, update cash flow projections and contingency scenarios, and adjust (as needed) contingency funding plans.

•
Anticipate, monitor and mitigate interest rate risk. The federal government has adopted extraordinary monetary and fiscal policies and has proposed significant tax and regulatory changes over the last year. Current monetary policy is less complicated, and FCB Plainfield's interest rate risk is benign. However, if the federal government fails to adjust policies as economic conditions change, then FCB Plainfield's interest rate risk could change. FCB Plainfield continuously monitors its interest rate risk in anticipation that external conditions will change.

•
Increase earnings. FCB Plainfield continues to focus on increasing core earnings by identifying, analyzing and implementing strategic expense reductions, maintaining tight control of operating expenses, retaining and increasing (where possible) loan volume in local markets where the credit risk is acceptable, and leveraging capital consistent with FCB Plainfield's capital requirements.

•
Monitor changes to and comply with statutory and regulatory requirements. Recent federal government initiatives have imposed and/or are expected to impose additional reporting obligations, operating restrictions and/or performance requirements on financial institutions. The volume and pace of statutory and regulatory change, cost of compliance, and penalties for non-compliance, will most likely increase. FCB Plainfield will monitor industry developments and trends and changes in laws, regulations and other external requirements proactively to minimize regulatory and reputational risk.

Lending Activities
FCB Plainfield provides business loans primarily for working capital, machinery and equipment, and owner occupied commercial real estate. When appropriate, FCB Plainfield works with the Small Business Administration by utilizing its lending programs to fund the credit needs of qualified businesses. For individuals, FCB Plainfield provides loans for owner occupied residential real estate, investment real estate, and consumer loans of all types. FCB Plainfield is very committed to supporting the growth and stability of the local economies where it operates by maintaining a loan to deposit ratio of approximately 80%.
Investment Securities
FCB Plainfield has authority to invest in various types of securities, including mortgage-backed securities, United States Treasury obligations, securities of various federal agencies, government sponsored entities, and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. Any material deviation from the investment strategy requires approval by FCB Plainfield's board of directors.
Source of Funds
General. Deposits are the primary source of funding for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and mortgage-backed securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.

Deposits. Deposits are attracted by FCB Plainfield principally from within its primary market area and its borrowing clients. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.
FCB Plainfield obtains deposits primarily from residents of Illinois. FCB Plainfield has not solicited deposits from outside Illinois or paid fees to brokers to solicit funds for deposit. Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal and state regulations. FCB Plainfield attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.
Legal Proceedings
FCB Plainfield is not involved in any pending proceedings other than the legal proceedings occurring in the ordinary course of business. Such legal proceedings in the aggregate are believed by management to be immaterial to FCB Plainfield's business, financial condition, results of operations and cash flows.

SUPERVISION AND REGULATION

Overview

Financial institutions, their holding companies and their affiliates are highly regulated both at the federal and state levels. Financial institution regulation and supervision is intended for the protection of depositors, the Deposit Insurance Fund (“DIF”) of the FDIC and the banking system as a whole, and not necessarily for the protection of a bank or a bank holding company's stockholders or creditors. The banking regulators have extensive discretion in connection with their supervisory, regulatory and enforcement powers over the Company, as a regulated bank holding company, and over the Banks, as regulated subsidiary depository institutions. As a result, the growth and earnings performance of the Company is affected not only by management decisions and general economic conditions, but also by requirements of federal and state statutes and by the regulations and policies of the applicable bank regulatory authorities.

As a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”), we are regulated and supervised by the Board of Governors of the Federal Reserve System (“Federal Reserve”). The Banks, as Illinois state-chartered banks that are not members of the Federal Reserve System, are regulated by both the IDFPR and the FDIC. The Banks are required to file periodic reports and are subject to periodic examination by both the IDFPR and FDIC. In addition, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the FDIC has backup enforcement authority over an insured depository institution holding company, such as the Company, if the conduct or threatened conduct of such holding company poses a risk to the DIF.

Financial Regulatory Reform

On July 21, 2010, President Obama signed the Dodd-Frank Act into law. The Dodd-Frank Act represents a sweeping reform of the supervisory and regulatory framework applicable to financial institutions and capital markets in the United States, certain aspects of which are described below in more detail. The Dodd-Frank Act creates new federal governmental entities responsible for overseeing different aspects of the U.S. financial services industry, including identifying emerging systemic risks. It also shifts certain authorities and responsibilities among federal financial institution regulators, including the supervision of holding company affiliates and the regulation of consumer financial services and products. In particular (some of which are discussed in more detail below), and among other things, the Dodd-Frank Act:

•	created the Bureau of Consumer Financial Protection which regulates providers of consumer credit, savings, payment and other consumer financial products and services;

•
narrowed the scope of federal preemption of state consumer laws enjoyed by national banks and federal savings associations and expanded the authority of state attorney generals to bring actions to enforce federal consumer protection legislation;

•	imposes more stringent capital requirements on bank holding companies and subjects certain activities, including interstate mergers and acquisitions, to heightened capital conditions;

•	repealed the federal prohibition on the payment of interest on demand deposits, thereby permitting financial institutions to pay interest on business transaction and other accounts;

•	significantly expanded underwriting requirements applicable to loans secured by 1-4 family residential real property;

•	created the Financial Stability Oversight Council as part of a regulatory structure for identifying emerging systemic risks and improving interagency cooperation;

•	provides for enhanced regulation of advisers to private funds and of the derivatives markets;

•	enhances oversight of credit rating agencies;

•
changed the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital, eliminated the ceiling and size of the DIF, and increased the floor applicable to the size of the DIF; and

•	prohibits banking agency requirements tied to credit ratings.

Numerous provisions of the Dodd-Frank Act are required to be implemented through rulemaking by the appropriate federal regulatory agencies. Some of the required regulations have been issued and some have been released for public comment, but many have yet to be released in any form. Furthermore, while the reforms primarily target systemically important financial service providers, their influence is expected to filter down in varying degrees to smaller institutions over time. Management of the Company and Banks will continue to evaluate the effect of these changes; however, in many respects, the ultimate impact of the Dodd-Frank Act will not be fully known for years, and no current assurance may be given that the Dodd-Frank Act, or any other new legislative changes, will not have a negative impact on the business, financial condition and results of operations of the Company and the Banks.

The Increasing Regulatory Emphasis on Capital

We are subject to various regulatory capital requirements administered by the federal and state banking agencies noted above. Failure to meet regulatory capital requirements could result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for “prompt corrective action” (described below), we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting policies. Our capital amounts and classifications are also subject to judgments by the regulators regarding qualitative components, risk weightings and other factors.

While capital has historically been one of the key measures of the financial health of both holding companies and depository institutions, its role is becoming fundamentally more important in the wake of the financial crisis. Not only will capital requirements increase as a result of the Dodd-Frank Act, but the type of instruments that constitute capital will also change and, after a three-year phase-in period beginning in January 2013, bank holding companies will have to hold capital under rules as stringent as those for insured depository institutions. Moreover, the actions of the international Basel Committee on Banking Supervision, a committee of central banks and bank supervisors, to reassess the nature and uses of capital in connection with an initiative called “Basel III,” discussed below, will have a significant impact on the capital requirements applicable to U.S. bank holding companies and depository institutions.

Required Capital Levels. The Dodd-Frank Act mandates the Federal Reserve to establish minimum capital levels for bank holding companies on a consolidated basis that are as stringent as those required for insured depository institutions. The components of Tier 1 capital will be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. As a result, the proceeds of trust preferred securities will be excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank holding companies with less than $15 billion of assets. The Company has assets of less than $15 billion and has not issued any trust preferred securities, but it will have to comply with new capital mandates in other respects, and it will not be able to raise Tier 1 capital in the future through the issuance of trust preferred securities.

Under current federal regulations, the Banks are subject to, and, after the phase-in period, the Company will be subject to, the following minimum capital standards:

•	a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with a minimum requirement of at least 4% for all others, and

•
a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8% and a minimum ratio of Tier 1 capital to total risk-weighted assets of 4%. For this purpose, “Tier 1 capital” consists primarily of common stock, noncumulative perpetual preferred stock and related surplus less intangible assets (other than certain loan servicing rights and purchased credit card relationships). Total capital consists primarily of Tier 1 capital plus “Tier 2 capital”, which includes other non-permanent capital items, such as certain other debt and equity instruments that do not qualify as Tier 1 capital, and a portion of the Bank's allowance for loan and lease losses.

     At September 30, 2012, the Banks, on a consolidated basis, had a leverage ratio of 10.17%, a Tier 1 capital ratio of 12.50% and a total capital ratio of 13.78%.

The capital requirements described above are minimum requirements. Federal law and regulations provide various incentives for banking organizations to maintain regulatory capital at levels in excess of minimum regulatory requirements. For example, a banking organization that is “well-capitalized” may qualify for exemptions from prior notice or application requirements otherwise applicable to certain types of activities may qualify for expedited processing of other required notices or applications, and may accept brokered deposits. Under the capital regulations of the FDIC, in order to be “well-capitalized,” a banking organization must maintain a ratio of total capital to total risk-weighted assets of 10% or greater, a ratio of Tier 1 capital to total risk-weighted assets of 6% or greater and a ratio of Tier 1 capital to total assets of 5% or greater. The Federal Reserve's guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a “tangible tier 1 leverage ratio” (deducting all intangibles) in evaluating proposals for expansion or to engage in new activity.

Higher capital levels may also be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, the Federal Reserve's capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

It is important to note that certain provisions of the Dodd-Frank Act and Basel III, discussed below, will ultimately establish strengthened capital standards for banks and bank holding companies, will require more capital to be held in the form of common stock and will disallow certain funds from being included in a Tier 1 capital determination. Once fully implemented, these provisions may represent regulatory capital requirements which are meaningfully more stringent than those outlined above.

Basel III. On June 7, 2012, the Board of Governors of the Federal Reserve System approved proposed rules that would substantially amend the regulatory risk-based capital rules applicable to the Company and the Banks. The proposed rules implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. “Basel III” refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011, which include significant changes to bank capital, leverage and liquidity requirements. The proposed rules were subject to a comment period running through September 7, 2012. On August 8, 2012 the Federal Reserve extended the comment period for its proposed capital regulations to October 22, 2012. Final regulations have not yet been issued.

The proposed rules include new risk-based capital and leverage ratios, which would be phased in from 2013 to 2019, and would refine the definition of what constitutes “capital” for purposes of calculating those ratios. The proposed new minimum capital level requirements applicable to the Company and the Banks under the proposals would be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The proposed rules would also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital and would result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.

The proposed rules also implement revisions and clarifications consistent with Basel III regarding the various components of Tier 1 capital, including common equity, unrealized gains and losses, as well as certain instruments that will no longer qualify as Tier 1 capital, some of which, such as trust preferred securities, would be phased out over time.

The federal bank regulatory agencies also proposed revisions to the prompt corrective action framework, which is designed to place restrictions on insured depository institutions, including the Banks, if their capital levels begin to show signs of weakness. These revisions will take effect January 1, 2015. Under the prompt corrective action requirements, which are designed to complement the capital conservation buffer, insured depository institutions would be required to meet the following increased capital level requirements in order to qualify as “well capitalized:” (i) a new common equity Tier 1 capital ratio of 6.5%; (ii) a Tier 1 capital ratio of 8% (increased from 6%); (iii) a total capital ratio of 10% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 5% (increased from 4%).

The proposed rules set forth certain changes for the calculation of risk-weighted assets, which we will be required to utilize beginning January 1, 2015. The standardized approach proposed rule utilizes an increased number of credit risk exposure categories and risk weights, and also addresses: (i) a proposed alternative standard of creditworthiness consistent with Section 939A of the Dodd-Frank Act; (ii) revisions to recognition of credit risk mitigation; (iii) rules for risk weighting of equity exposures and past due loans; (iv) revised capital treatment for derivatives and repo-style transactions; and (v) disclosure requirements for top-tier banking organizations with $50 billion or more in total assets that are not subject to the “advance approach rules” that apply to banking organizations with greater than $250 billion in consolidated assets.

First Community continues to evaluate the potential impact that regulatory proposals may have on our liquidity and capital management strategies, including Basel III and those required under the Dodd-Frank Act, as they continue to progress through the final rule-making process.

Emergency Economic Stabilization Act of 2008

On October 3, 2008, then President Bush signed into law the Emergency Economic Stabilization Act of 2008 (“EESA”), giving the United States Department of the Treasury (“UST”) authority to take certain actions to restore liquidity and stability to the U.S. banking markets. Based upon its authority under the EESA, a number of temporary emergency programs were announced and implemented including the UST's Capital Purchase Program (“CPP”). Pursuant to this program, the UST, on behalf of the U.S. government, purchased preferred stock, along with warrants to purchase common stock, from certain financial institutions, including bank holding companies, savings and loan holding companies and banks or savings associations not controlled by a holding company. The terms of the preferred stock purchased by the UST included a dividend rate of 5% per year, until the fifth anniversary of the UST's purchase, and a dividend rate of 9% thereafter. During the time the UST holds securities purchased pursuant to the CPP, participating financial institutions are required to comply with certain (i) provisions regarding executive compensation paid to senior executives and certain other employees and (ii) corporate governance disclosure and certification requirements. Participation in the CPP also imposes certain restrictions upon a financial institution's ability to pay dividends to its common stockholders and on its stock repurchase activities. We elected to participate in the CPP, and on December 11, 2009, we issued and sold senior preferred stock to the UST, which generated $22 million of proceeds to the Company.

Pursuant to the terms of the CPP, and subject to the consent requirements described in the next sentence, while any of our senior preferred stock issued under the CPP is outstanding, we may pay dividends on our common stock, provided that all accrued and unpaid dividends for all past dividend periods on the senior preferred stock are fully paid.

The Company

General. The Company is a registered bank holding company under the BHC Act and Illinois law. In addition to supervision and regulation, the BHC Act also governs the activities that are permissible to bank holding companies and their affiliates and permits the Federal Reserve, in certain circumstances, to issue cease and desist orders and other enforcement actions against bank holding companies and their non-banking affiliates to correct and curtail unsafe or unsound banking practices. Under the Dodd-Frank Act and longstanding Federal Reserve policy, bank holding companies are required to act as a source of financial strength to each of their subsidiaries pursuant to which such holding companies may be required to commit financial resources to support such subsidiaries in circumstances when, absent such requirements, they might not otherwise do so.

The BHC Act further regulates holding company activities, including requirements and limitations relating to capital, transactions with officers, directors and affiliates, securities issuances, dividend payments, inter-affiliate liabilities, extensions of credit and expansion through mergers and acquisitions.

The Gramm-Leach-Bliley Act of 1999 significantly amended the BHC Act. The amendments, among other things, allow certain qualifying bank holding companies that elect treatment as “financial holding companies” to engage in activities that are financial in nature and that explicitly include the underwriting and sale of insurance. The Company has not elected to be treated as a financial holding company and accordingly we generally must limit our activities to banking activities and activities that are closely related to banking.

Acquisitions, Activities and Change in Control. The primary purpose of a bank holding company is to control and manage banks. The BHC Act generally requires the prior approval of the Federal Reserve for any merger involving a bank holding company or any acquisition by a bank holding company of another bank or bank holding company. Subject to certain conditions (including deposit concentration limits established by the BHC Act and the Dodd-Frank Act), the Federal Reserve may allow a bank holding company to acquire banks located in any state of the United States. In approving interstate acquisitions, the Federal Reserve is required to give effect to applicable state law limitations on the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institution affiliates in the state in which the target bank is located (provided that those limits do not discriminate against out-of-state depository institutions or their holding companies) and state laws that require that the target bank be in existence for a minimum period of time (not to exceed five years) before being acquired by an out-of-state bank holding company. Furthermore, in accordance with the Dodd-Frank Act, as of July 21, 2011, bank holding companies must be well-capitalized in order to effect interstate mergers or acquisitions. For a discussion of the capital requirements, see “The Increasing Regulatory Emphasis on Capital” above.

The BHC Act generally prohibits the Company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. This general prohibition is subject to a number of exceptions. The principal exception allows bank holding companies to engage in, and to own shares of companies engaged in, certain businesses found by the Federal Reserve prior to November 11, 1999 to be “so closely related to banking ... as to be a proper incident thereto.” This authority would permit the Company to engage in a variety of banking-related businesses, including the ownership and operation of a savings association, or any entity engaged in consumer finance, equipment leasing, the operation of a computer service bureau (including software development), and mortgage banking and brokerage. The BHC Act generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies.

Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHC Act and elect to operate as financial holding companies may engage in, or own shares in companies engaged in, a wider range of nonbanking activities, including securities and insurance underwriting and sales, merchant banking and any other activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature or incidental to any such financial activity or that the Federal Reserve determines by order to be complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. As of the date of this filing, the Company has not applied for approval to operate as a financial holding company.

Federal law also prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. “Control” is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances in cases of ownership of 10% of more.

Dividend Payments, Indebtedness and Redemption of Company Stock. The Company's ability to pay dividends to our stockholders may be affected by both general corporate law considerations and policies of the Federal Reserve applicable to bank holding companies. As an Illinois corporation, the Company is subject to the limitations of the Illinois Business Corporation Act, which prohibit the Company from paying dividends if the Company is, or by payment of the dividend would become, insolvent, or if the payment of dividends would result in the net assets of the Company being less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in liquidation if the Company were then to be liquidated. Additionally, both the Company and the Banks are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The appropriate federal regulatory authorities have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice and that banking organizations should generally pay dividends only out of current operating earnings.

As a bank holding company, we are a legal entity separate and distinct from the Banks. Historically, the Company has not received any dividends from the Banks. Currently, the Company is required to obtain prior written approval from the Federal Reserve prior to the declaration or payment of dividends by the Company, any increase in indebtedness of the Company or the redemption of Company stock.

Further, with respect to the Company's participation in the CPP, the terms of our senior preferred stock sold to the UST provide that no dividends on any common or preferred stock that ranks equal to or junior to the senior preferred stock may be paid unless and until all accrued and unpaid dividends for all past dividend periods on the senior preferred stock have been fully paid.

The Banks

General. Each Bank is an Illinois state-chartered bank that is not a member of the Federal Reserve System and accepts deposits which are insured by the FDIC.

Enforcement Powers of Our Bank Regulators; Prompt Corrective Action. A banking organization's capital plays an important role in connection with regulatory enforcement. Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized,” in each case as defined by regulation. Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include:

•	requiring the institution to submit a capital restoration plan,

•	limiting the institution's asset growth and restricting its activities,

•	requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired,

•	restricting transactions between the institution and its affiliates,

•	restricting the interest rate the institution may pay on deposits,

•	ordering a new election of directors of the institution,

•	requiring that senior executive officers or directors be dismissed,

•	prohibiting the institution from accepting deposits from correspondent banks,

•	requiring the institution to divest certain subsidiaries,

•	prohibiting the payment of principal or interest on subordinated debt, and

•	ultimately, appointing a receiver for the institution.

As of September 30, 2012, no Bank was subject to a formal enforcement action from the FDIC or the IDFPR, each Bank exceeded its minimum regulatory capital requirements under the FDIC capital adequacy guidelines, and each Bank was “well-capitalized,” as defined by the FDIC's regulations.
Informal Regulatory Action. On March 21, 2012, FCB Joliet entered into a Memorandum of Understanding with the FDIC and the IDFPR. This memorandum is not a “written agreement” for purposes of Section 8 of the Federal Deposit Insurance Act. The memorandum documents an understanding among FCB Joliet, the FDIC and IDFPR, that, among other things, FCB Joliet will have and maintain its Tier 1 capital ratio at a minimum of 8% for the duration of the memorandum, and will maintain its ratio of total capital to risk-weighted assets at a minimum of 12% for the duration of the memorandum.
On April 18, 2012, FCB Homer Glen entered into a Memorandum of Understanding with the FDIC and the IDFPR. This memorandum is not a “written agreement” for purposes of Section 8 of the Federal Deposit Insurance Act. The memorandum documents an understanding among FCB Homer Glen, the FDIC and IDFPR, that, among other things, FCB Homer Glen will have and maintain its Tier 1 capital ratio at a minimum of 8.5% for the duration of the memorandum, and will maintain its ratio of total capital to risk-weighted assets at a minimum of 12.5% for the duration of the memorandum.
Failure to comply with the terms of the memoranda could result in enforcement orders or penalties from our regulators, under the terms of which we could, among other things, become subject to restrictions on our ability to develop any new business, as well as restrictions on our existing business, and we could be required to raise additional capital, dispose of certain assets and liabilities within a prescribed period of time, or both. The terms of any such enforcement order or action could have a material adverse effect on us.
De Novo Banks. Each of FCB Plainfield, FCB Homer Glen and Burr Ridge were chartered as follows:

Bank	Charter Date
FCB Plainfield	October 28, 2008
FCB Homer Glen	December 15, 2008
Burr Ridge	April 9, 2009

As a result, each of these Banks remains subject to certain of the FDIC's de novo bank requirements until each such Bank has been chartered for a period longer than seven years. Until each such Bank has been chartered for a period longer than seven years, each such Bank is required, among other items, to obtain FDIC approval for any material change to its business plan and to maintain a Tier 1 leverage capital ratio of at least 8%.

Standards for Safety and Soundness. The federal banking agencies have adopted the Interagency Guidelines for Establishing Standards for Safety and Soundness. The guidelines establish certain safety and soundness standards for all depository institutions. The operational and managerial standards in the guidelines relate to the following: internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality, and earnings.

Rather than providing specific rules, the guidelines set forth basic compliance considerations and guidance with respect to a depository institution.

Failure to meet the standards in the guidelines, however, could result in a request by the Banks' regulators to provide a written compliance plan to demonstrate its efforts to come into compliance with such guidelines. Failure to provide a plan or to implement a provided plan requires the appropriate federal banking agency to issue an order to the institution requiring compliance. Until the deficiency cited in the regulator's order is cured, the regulator may restrict the institution's rate of growth, require the institution to increase its capital, restrict the rates the institution pays on deposits or require the institution to take any action the regulator deems appropriate under the circumstances. Noncompliance with the standards established by the safety and soundness guidelines may also constitute grounds for other enforcement actions by the federal banking regulators, including cease and desist orders and civil money penalty assessments.

Interstate Branching. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (“Riegle-Neal Act”), an adequately capitalized and managed bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under the target's state laws, but remain subject to the target's state requirements that a bank be organized and operating for a minimum period of time. Subject to certain other restrictions, the Riegle-Neal Act also authorizes banks to merge across state lines to create interstate branches. The Riegle-Neal Amendments Act of 1997 and the Regulatory Relief Act of 2006 provide further guidance on the application of host state laws to any branch located outside the host state. The establishment of new interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) has historically been permitted only in those states the laws of which expressly authorize such expansion. However, the Dodd-Frank Act permits well-capitalized banks to establish branches across state lines without these impediments.

Deposit Insurance Premiums. Each Bank is a member of the DIF and pays an insurance premium to the fund based upon its assessable deposits on a quarterly basis. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the U.S. Government. The FDIC is authorized to conduct examinations of and require reporting by FDIC insured institutions. It is also authorized to terminate a depository bank's deposit insurance upon a finding by the FDIC that the bank's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the bank's regulatory agency.

The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per insured depositor, retroactive to January 1, 2009. Furthermore, the legislation provides that non-interest bearing transaction accounts have unlimited deposit insurance coverage through December 31, 2012. This temporary unlimited deposit insurance coverage replaces the Transaction Account Guarantee Program (“TAG”) that expired on December 31, 2010 and it covers all depository institution noninterest-bearing transaction accounts, but not low interest-bearing accounts. Unlike TAG, there is no special assessment associated with the temporary unlimited insurance coverage, nor may institutions opt-out of the unlimited coverage.

The Dodd-Frank Act also set a new minimum DIF reserve ratio at 1.35% of estimated insured deposits and eliminated the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. The FDIC is required to attain this ratio by September 30, 2020. In addition, the Dodd-Frank Act had a significant impact on the calculation of deposit insurance assessment premiums. Beginning April 1, 2011, the Dodd-Frank Act required the FDIC to define the deposit insurance assessment base for an insured depository institution as an amount equal to the institution's average consolidated total assets during the assessment period minus average tangible equity.

The amount of the assessment rate is a function of the institution's risk category, of which there are four, and assessment base. An institution's risk category is determined according to its supervisory rating and capital level. The assessment rates for risk categories are calculated according to a formula, which relies on supervisory ratings and either certain financial ratios or long-term debt ratings. Because the system is risk-based, it allows banks to pay lower assessments to the FDIC as their capital levels and supervisory ratings improve. Similarly, if these indicators deteriorate, affected institutions will have to pay higher assessments to the FDIC. Assessment rates range from 2.5 basis points to 45 basis points. The FDIC rule also provides the FDIC's Board with the flexibility to adopt actual rates that are higher or lower than the total base assessment rates adopted without notice and comment if certain restrictions are met.

Under the Federal Deposit Insurance Act, the FDIC's Board has the authority to set the annual assessment rate range for the various risk categories within certain regulatory limits and to impose special assessments upon insured depository institutions when deemed necessary by the FDIC's Board. The FDIC imposed an emergency special assessment on June 30, 2009, which was collected on September 30, 2009. On November 12, 2009, the FDIC adopted a final rule requiring prepayment of 13 quarters of FDIC premiums. The FDIC began to offset prepaid assessments on March 30, 2010, representing payment of the regular quarterly risk-based deposit insurance assessments for the fourth quarter of 2009. Any prepaid assessment not exhausted after collection of the amount due on June 30, 2013, will be returned to the institution.
FICO Assessments. DIF insured institutions pay a Financing Corporation (“FICO”) assessment in order to fund the interest on bonds issued in the 1980s in connection with the failures in the thrift industry. These FICO assessments are in addition to amounts assessed by the FDIC for deposit insurance. These assessments will continue until the bonds mature in 2019.

Supervisory Assessments. All Illinois banks are required to pay supervisory assessments to the IDFPR to fund the agency's operations. The amount of the assessment is calculated on the basis of a bank's total assets.

Interagency Appraisal and Evaluation Guidelines. In December 2010, the federal banking agencies issued the Interagency Appraisal and Evaluation Guidelines. This guidance, which updated guidance originally issued in 1994, sets forth the minimum regulatory standards for appraisals. It incorporates previous regulatory issuances affecting appraisals, addresses advances in information technology used in collateral evaluation, and clarifies standards for use of analytical methods and technological tools in developing evaluations. This guidance also requires institutions to utilize strong internal controls to ensure reliable appraisals and evaluations and to monitor and periodically update valuations of collateral for existing real estate loans and transactions.

S.A.F.E. Act Registration Requirements. In connection with implementation of the Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (the “S.A.F.E. Act”), the federal banking agencies announced final rules in July 2010. These rules implemented the provisions of the S.A.F.E. Act requiring employees of agency-related institutions to register with the Nationwide Mortgage Licensing System and Registry, a database created by the states to support the licensing of mortgage loan originators. Residential mortgage loan originators must register prior to originating residential mortgage loans.

Community Reinvestment Act Requirements. Each Bank is subject to periodic Community Reinvestment Act (“CRA”) review by our primary federal regulators. The CRA does not establish specific lending requirements or programs for financial institutions and does not limit the ability of such institutions to develop products and services believed to be best-suited for a particular community. Note that an institution's CRA assessment can be used by its regulators in their evaluation of certain applications, including a merger or the establishment of a branch office. An unsatisfactory CRA rating may form the basis for denial of such application.

The Banks underwent CRA examinations as follows:

Bank	Date	Rating
FCB Joliet	August 2011	Satisfactory
FCB Plainfield	November 2009	Satisfactory
FCB Homer Glen	December 2009	Satisfactory
Burr Ridge	April 2010	Satisfactory

Transactions with Affiliates. Each Bank must comply with Sections 23A and 23B of the Federal Reserve Act containing certain restrictions on its transactions with affiliates. In general terms, these provisions require that transactions between a banking institution or its subsidiaries and such institution's affiliates be on terms as favorable to the institution as transactions with non-affiliates. In addition, these provisions contain certain restrictions on loans to affiliates, restricting such loans to a percentage of the institution's capital. A covered “affiliate,” for purposes of these provisions, would include the Company and any other company that is under our common control.

The Dodd-Frank Act significantly expanded the scope and coverage of the limitations on affiliate transactions within a banking organization and included specific changes to the law related to the definition of “covered transaction” in Sections 23A and 23B, limitations on asset purchases from insiders and increased in the amount of time for which collateral requirements for covered transactions must be maintained. With respect to the definition of “covered transaction,” the Dodd-Frank Act now defines that term to include the acceptance of debt obligations issued by an affiliate as collateral for a bank's loan or extension of credit to another person or company. In addition, a “derivative transaction” with an affiliate is now deemed to be a “covered transaction” to the extent that such a transaction causes a bank or its subsidiary to have credit exposure to the affiliate. A separate provision of the Dodd-Frank Act states that an insured depository institution may not “purchase an asset from, or sell an asset to” a bank insider (or their related interests) unless (i) the transaction is conducted on market terms between the parties, and (ii) if the proposed transaction represents more than 10 percent of the capital stock and surplus of the insured institution, it has been approved in advance by a majority of the institution's noninterested directors.

Additionally, certain transactions with our directors, officers or controlling persons are also subject to conflicts of interest regulations. Among other things, these regulations require that loans to such persons and their related interests be made on terms substantially the same as for loans to unaffiliated individuals and must not create an abnormal risk of repayment or other unfavorable features for the financial institution.

Government Monetary Policies and Economic Controls. Our earnings and growth, as well as the earnings and growth of the banking industry, are affected by the credit policies of monetary authorities, including the Federal Reserve. An important function of the Federal Reserve is to regulate the national supply of bank credit in order to combat recession and curb inflationary pressures. Among the instruments of monetary policy used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, changes in reserve requirements against member bank deposits, and changes in the Federal Reserve discount rate. These means are used in varying combinations to influence overall growth of bank loans, investments and deposits, and may also affect interest rates charged on loans or paid for deposits. The monetary policies of the Federal Reserve authorities have had a significant effect on the operating results of commercial banks in the past and are expected to continue to have such an effect in the future.

In view of changing conditions in the national economy and in money markets, as well as the effect of credit policies by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, and loan demand, or their effect on our business and earnings or on the financial condition of our various customers.

Changes to Mortgage Loan Originator Compensation. Effective April 2, 2011, previously existing regulations concerning the compensation of mortgage loan originators were amended. As a result of these amendments, mortgage loan originators may not receive compensation based on a mortgage transaction's terms or conditions other than the amount of credit extended under the mortgage loan. Further, the new standards limit the total points and fees that a bank and/or a broker may charge on conforming and jumbo loans to 3.9% of the total loan amount. Mortgage loan originators may receive compensation from a consumer or from a lender, but not both.

These rules contain requirements designed to prohibit mortgage loan originators from “steering” consumers to loans that provide mortgage loan originators with greater compensation. In addition, the rules contain other requirements concerning record-keeping.

Foreclosure and Loan Modifications. Federal and state laws further impact foreclosures and loan modifications, many of which have the effect of delaying or impeding the foreclosure process on real estate secured loans in default. Mortgages on commercial property can be modified, such as by reducing the principal amount of the loan or the interest rate, or by extending the term of the loan, through plans confirmed under Chapter 11 of the Bankruptcy Code. In recent years, legislation has been introduced in the U.S. Congress that would amend the Bankruptcy Code to permit the modification of mortgages secured by residences, although at this time the enactment of such legislation is not presently proposed. The scope, duration and terms of potential future legislation with similar effect continue to be discussed. We cannot predict whether any such legislation will be passed or the impact, if any, it would have on our business.

Legislative and Regulatory Initiatives

From time to time, various legislative and regulatory initiatives are introduced in the U.S. Congress and state legislatures, as well as by regulatory agencies. Such initiatives may include proposals to expand or contract the powers of bank holding companies and depository institutions or proposals to substantially change the financial institution regulatory system. Such legislation could change banking statutes and the operating environment of the Company or any of the Banks in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions and other financial institutions. The Company and the Banks cannot predict whether any such legislation will be enacted and, if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of the Company or any of the Banks. A change in statutes, regulations or regulatory policies applicable to the Company or any of the Banks could have a material effect on the business of the Company or any of the Banks.

Other Regulatory Authorities

In addition to regulation, supervision and examination by federal banking agencies, we and certain of our subsidiaries and affiliates are subject to other federal and state laws and regulations, and to supervision and examination by other regulatory and self-governing authorities.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Stock Ownership

First Community owns 100% of FCB Joliet. In addition, First Community owns shares of stock in each of FCB Plainfield, FCB Homer Glen and Burr Ridge, as follows: (i) 78.19% of the issued and outstanding common stock, and 96.97% of the issued and outstanding preferred stock of FCB Plainfield, (ii) 60.94% of the issued and outstanding common stock, and 100% of the issued and outstanding preferred stock, of FCB Homer Glen and (iii) 53.09% of the issued and outstanding common stock of Burr Ridge. The of each of FCB Plainfield, FCB Homer Glen and Burr Ridge not currently owned by First Community will be acquired by First Community in the Consolidation, of which the Merger is a part.

In connection with the formation of FCB Plainfield, FCB Homer Glen and Burr Ridge, First Community partnered with groups of local organizers in the communities of Plainfield, Homer Glen and Burr Ridge, to invest in and form such banks. FCB Plainfield was organized as an Illinois state chartered bank and commenced business on November 3, 2008. FCB Homer Glen was organized as an Illinois state chartered bank and commenced business on December 17, 2008. Burr Ridge was organized as an Illinois state chartered bank and commenced business on April 13, 2009. First Community has been a stockholder of each bank since its formation.

Operational Contracts

First Community, FCB Joliet, FCB Plainfield, FCB Homer Glen and Burr Ridge are parties to an Affiliate Management Services Agreement. Subject to the terms of this agreement, the parties agree to provide each other with certain services including, but not limited to, IT support software, hardware and administration services, client and core processing system services, human resource administration services, compliance program services, Bank Secrecy Act services, finance and accounting services, portfolio management services, strategic planning, legal and regulatory services and cash management services. The party receiving any such services agrees to pay the party providing the services the market value of the services or the actual cost of providing the services. Subject to certain exceptions, the parties further agree to treat all information, records and other data received as confidential and to refrain from soliciting or hiring any current or former employee or contractor of the other. The current term of agreement expires on October 11, 2013 but may be terminated earlier by a non-breaching party if another party breaches, or upon regulatory criticism. In addition, the agreement may be terminated without cause upon 90 days prior written notice. For the nine months ended September 30, 2012 and 2011, $2.1 million and $1.7 million and for the years ended December 31, 2011 and 2010, $2.2 million and $1.5 million, respectively, was paid by the Banks to the Company under the terms of the agreement.

Voting Trust Agreement

First Community, the Bank, certain stockholders of the Bank, and certain trustees are parties to that certain voting trust agreement dated as of December 18, 2008. Subject to the terms of the voting trust agreement, the Bank stockholders who are a party thereto have transferred their power to vote their shares of common stock of the Bank to the following trustees: Dennis Tonelli, Steve Morrissette and Edward Knowles. Except for Edward Knowles, each of these trustees is a current director of First Community. 5.4% of the Bank's common stock is subject to the voting trust agreement.

The trustees of the voting trust agreement have the right and duty to exercise, in person or by their nominee or proxy, all stockholders' voting rights and powers in respect of all shares of Bank common stock subject to the trust, including the right to vote upon the merger of the Bank. The decisions of a majority of the trustees shall constitute an action of the trustees under the voting trust agreement and will determine how the shares subject to the trust will be voted. If the trustees are unable to agree on a particular course of action involving the voting of shares subject to the trust and become deadlocked and fail to act, any trustee may present the proposed action to First Community, and the trustees shall take action on the particular course of action as directed, if so directed, by Fist Community.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our current executive officers and directors, and our executive officers and directors following the Consolidation, as of January 24, 2013 :

Name	Age	Title
Patrick J. Roe	55	Current: President, Chief Executive Officer and Director Post-Consolidation: President, Chief Operating Officer and Director
Glen L. Stiteley	42	Current: Senior Vice President & Chief Financial Officer Post-Consolidation: Executive Vice President & Chief Financial Officer
Roy C. Thygesen	55	Current: n/a Post-Consolidation: Chief Executive Officer and Director
George Barr	58	Current: Director and Chairman of the Board Post-Consolidation: Director and Chairman of the Board
Peter Coules, Jr.	51	Current: n/a Post-Consolidation: Director
Terrence O. D'Arcy	56	Current: Director Post-Consolidation: Director
Roger A. D'Orazio	55	Current: Director Post-Consolidation: Director
John J. Dollinger	55	Current: Director Post-Consolidation: Director
Rex D. Easton	61	Current: Director Post-Consolidation: Director
Michael Hansen (1)	61	Current: Director Post-Consolidation: n/a
Vincent E. Jackson	50	Current: n/a Post-Consolidation: Director
Patricia L. Lambrecht	62	Current: Director Post-Consolidation: Director
John Manner (1)	67	Current: Director Post-Consolidation: n/a
Stephen G. Morrissette	51	Current: Director Post-Consolidation: Director
Daniel Para	60	Current: n/a Post-Consolidation: Director
Michael F. Pauritsch	67	Current: Director Post-Consolidation: Director
William L. Pommerening	60	Current: Director Post-Consolidation: Director
Robert L. Sohol	61	Current: Director Post-Consolidation: Director
Mark Stofan (1)	48	Current: Director Post-Consolidation: n/a
Dennis G. Tonelli	66	Current: Director Post-Consolidation: Director
Scott A. Wehrli	43	Current: Director Post-Consolidation: Director

(1)    Each of Michael Hansen, John Manner and Mark Stofan will resign from the board of directors of First Community as of the effective time of the Merger and the Consolidation.

Patrick J. Roe. Mr. Roe has served as First Community's president and chief executive officer, and as a director, since February 2011. His current term as a director expires in 2015. Since September 2010, he has served as served as the president and chief executive officer, and as a director, of FCB Homer Glen, of which First Community is a stockholder, and since February 2011 has served as a director of FCB Joliet, a wholly owned subsidiary of First Community. From February 2008 through March 2009, Mr. Roe served as senior vice president of Old Second National Bank, a community banking institution. From March 1984 through February 2008, he was employed by Heritage Bank, also a community banking institution. He served as president, chief operating officer and director of Heritage Bank from April 1996 through February 2008. Mr. Roe served as the president, chief operating officer and a director of HeritageBanc, Inc., a bank holding company and parent of Heritage Bank. We believe that Mr. Roe's extensive community banking experience, including prior to his work with First Community and the Banks, where his responsibilities are substantially similar to the work performed for his prior employers, provide First Community and its board of directors with a wide array of expertise and vast experience in community banking. Mr. Roe's significant qualifications in many facets of commercial banking, including with respect to lending, deposits, lending operations and accounting, also benefit First Community and the board of directors.

Glen L. Stiteley. Mr. Stiteley has served as the senior vice president and chief financial officer of First Community and FCB Joliet since 2005. Mr. Stiteley's skills have assisted First Community as it has grown in size and operations since 2005. Prior to that, Mr. Stiteley was a practice leader for the Chicago-based community bank practice of McGladrey & Pullen, LLP and was with the firm from 1995 to 2005.  His community bank clients ranged in size from de novos to those with $5 billion in assets which included a number of SEC registrants.

Roy C. Thygesen. Following the closing of the Merger and the Consolidation, the board of directors of First Community intends to elect Mr. Thygesen to the position of chief executive officer of First Community. It is also anticipated that he will become the chief executive officer of the bank surviving the Consolidation, First Community Financial Bank. Since April 2009, Mr. Thygesen has been the president and chief executive officer, and a director, of Burr Ridge. Prior to that, from 1993 to 2007, Mr. Thygesen served as regional president of a predecessor to BMO Harris Bank, a banking institution, as well as chief executive officer, president, and a director of several of that organization's wholly owned community bank subsidiaries. Mr. Thygesen possess a material amount of experience and knowledge in the community banking market in which First Community operates, and his responsibilities at his job prior to commencing work at Burr Ridge, and prior to the proposed appointment of him as chief executive officer of First Community, provide Mr. Thygesen with a substantial level expertise in the banking markets of First Community and the Banks in the areas of banking business development, commercial lending, cash management and relationship management. We believe that Mr. Thygesen's continuing expertise in community banking within our local markets, his knowledge of and experience with Burr Ridge, and his commitment to become a member of management of First Community qualify him to become a member of the board of directors of First Community. Mr. Thygesen will also be a director of First Community Financial Bank.

George Barr. Mr. Barr has been a director and the chairman of the board of directors of First Community since 2006. His current term as a director expires in 2013. Since 2004, he has served as a director and the chairman of the board of directors of FCB Joliet, a wholly owned subsidiary of First Community. Mr. Barr has also been a director of Burr Ridge, of which First Community is a stockholder, since 2009. Since 1987, Mr. Barr has been an attorney at the law firm of George Barr & Associates, located in Joliet, Illinois. Since 1990, Mr. Barr has been the president and owner of The Barr Group, P.C., located in Joliet, Illinois, a real estate management and development company. We believe that Mr. Barr's significant legal and business experience, he provides much insight to the board of directors. Mr. Barr's involvement with numerous local commercial, industrial, apartment, residential and entertainment real estate development projects provide him and the board of directors with a detailed knowledge of the real estate markets in the areas in which First Community and the Banks operate and provide loans. Mr. Barr was also involved in the organization of FCB Joliet, First Community and each of FCB Plainfield, FCB Homer Glen and Burr Ridge. His in depth knowledge of these institutions provide the board of directors of First Community with source of historical knowledge of the business. Mr. Barr will also be a director of First Community Financial Bank.

Peter Coules, Jr. The board of directors of First Community proposes to appoint Mr. Coules to the board of directors of First Community following the closing of the Merger and the Consolidation. Mr. Coules has served as a director and the vice-chairman of the board of directors of FCB Homer Glen, of which First Community is a stockholder, since the bank's organization in December 2008. Since December 1994, Mr. Coules has been an attorney, officer and shareholder of Donatelli & Coules, Ltd., a law firm located in Hinsdale, Illinois. We believe that Mr. Coules' experience with FCB Homer Glen while serving on its board of directors will provide the board of directors of First Community with additional insight into FCB Homer Glen's banking market and operations. Additionally, we believe that the board of directors will benefit from Mr. Coules' legal experience in the areas of borrowing and bonding. Mr. Coules also has extensive ties to the local community, including serving as a trustee for the Village of Lemont, Illinois from 2002 through 2010.

Terrence O. D'Arcy. Mr. D'Arcy has been on the board of directors of First Community since 2006. His current term as a director expires in 2013. He has also been on the board of directors of FCB Joliet, a wholly owned subsidiary of First Community, since 2004, and has been on the board of directors of FCB Plainfield, of which First Community is a stockholder, since 2008. Since 1991, Mr. D'Arcy has been the owner and operator of automobile dealership located in Joliet, Illinois. He currently operates three dealerships which sell Buick and GMC Truck, Hyundai and Volkswagen vehicles and provide parts and services for customers. From 2000 through 2009, Mr. D'Arcy was a director of the Chicago Automobile Trade Association. We believe that Mr. D'Arcy's involvement in the local community provides the board of directors with insights into the business markets in which First Community and the Banks operate, and that his business and leadership experience provides the board with keen judgment on issues relating to our local business community. The board also benefits from Mr. D'Arcy's extensive historical knowledge of First Community and the Banks.

Roger A. D'Orazio. Mr. D'Orazio has been on the board of directors of First Community since 2006. His current term as a director expires in 2013. He has also been on the board of directors of FCB Joliet, a wholly owned subsidiary of First Community, since 2004. Since 1976, Mr. D'Orazio has been the chief executive officer of Collision Revision, a chain of automobile repair facilities. Since 2008, Mr. D'Orazio has been chief executive officer of Dora Holdings, a holding company located in Joliet, Illinois that owns businesses operating in the areas of automotive collision repair, contract manufacturing, transportation and logistics, automotive car sales and property development and management. We believe that Mr. D'Orazio's involvement in running and managing a diverse set of businesses in the communities in which we operate provides the board of directors of First Community with insights into many different types lines of business in which our customers or potential customers operate. Mr. D'Orazio's business experience and long serving role on the board of directors also benefit the performance of the board of directors.

John J. Dollinger. Mr. Dollinger has been on the board of directors of First Community since 2006 and the board of directors of FCB Joliet since 2004. His current term as a director of First Community expires in 2013. Since 1977, Mr. Dollinger has been a self-employed farmer in Joliet, Illinois. Mr. Dollinger also manages his family businesses. We believe that Mr. Dollinger's knowledge of the local farming community and farm real estate matters, and his performance as a local businessman, provide the board of directors with insights into the local community and a knowledge base on local farming related matters.

Rex D. Easton. Mr. Easton has been on the board of directors of First Community since 2006. His current term as a director expires in 2014. Mr. Easton has also served on the board of directors of FCB Joliet, a whole owned subsidiary of First Community, since 2004, and has served on the board of directors of Burr Ridge, of which First Community is a stockholder, since 2008. Since 1994 Mr. Easton has been the majority owner Packard Transport, Inc. and Packard Transport Management, Inc., located in Channahon, Illinois, which provide equipment to transport machinery, building materials and other products nationwide. Mr. Easton also has experience serving on the board of directors of community bank located in Channahon, Illinois during the 1980s to early 1990s, and working as a teller, auditor and installment loan officer in a community bank located in Joliet, Illinois during the late 1960s and 1970s. We believe that Mr. Easton's experience as a businessman in our local communities and his extensive background in local community banking provide the board of directors with an important source of banking expertise.

Michael W. Hansen. Mr. Hansen has been on the board of directors of First Community since 2004. His current term as a director expires in 2014. Mr. Hansen has also been on the board of directors of FCB Joliet, a wholly owned subsidiary of First Community, since 2004. Since October 2001, Mr. Hansen has owned his own law firm, Michael W. Hansen, P.C. He has been practicing law in Joliet, Illinois, since 1976 and has served on the boards of several local for-profit and not-for-profit entities. Prior to law school, he earned a business degree from the University of Notre Dame. He has a deep understanding of finance and accounting. We believe that Mr. Hansen's background in finance and his 36 years' of business law experience provide the board of directors with significant expertise in both corporate and legal matters. Moreover, Mr. Hansen's longstanding service on the boards of First Community and FCB Joliet provides the board with valuable institutional knowledge.

Vincent E. Jackson. The board of directors of First Community proposes to appoint Mr. Jackson to the board of directors of First Community following the closing of the Merger and the Consolidation. Mr. Jackson has served on the board of directors of Burr Ridge, of which First Community is a stockholder, since 2009. Since 1991, Mr. Jackson has been the president of Bo Jackson Enterprises, a celebrity endorsement and promotion company. Additionally, since 2007, Mr. Jackson has served as chief executive officer of Bo Jackson Elite Sports, which provides sports training facilities in the Chicago area. From 2001 to 2008, he was an officer of N'Genuity Enterprise, a food broker and supplier of protein products to commissaries world wide. We believe that Mr. Jackson's experience with Burr Ridge, gained while serving on its board of directors, will provide the board of directors of First Community with additional insight into Burr Ridge's banking market and operations. Additionally, we believe that the board of directors will benefit from Mr. Jackson's extensive business experience as an entrepreneur invested in the local community.

Patricia L. Lambrecht. Ms. Lambrecht has served on the board of directors of First Community since 2006. Her current term as a director expires in 2014. Ms. Lambrecht has also been on the board of directors of FCB Joliet, a wholly owned subsidiary of First Community, since 2004, and FCB Homer Glen, of which First Community is a stockholder, since 2008. Since 2003, Ms. Lambrecht has been on the board of directors of T. J. Lambrecht Construction, Inc., a heavy civil contractor headquartered in Joliet, Illinois with a special expertise in earthmoving, underground and project management. We believe Ms. Lambrecht position as a local business leader, and her long time role on such boards of directors, provide First Community with insights into our local economy and businesses coupled with a deep understanding of our business.

John Manner. Mr. Manner has served on the board of directors of First Community since 2006. His current term as a director expires in 2014. Mr. Manner has also been on the board of directors of FCB Joliet, a wholly owned subsidiary of First Community, since 2004. Since 2002, he has served as an executive vice president of Brown & Brown, Inc., one of the nation's largest independent insurance agencies. Prior to 2002, Mr. Manner owned John Manner Insurance Agency, Inc. of Joliet, Illinois. Mr. Manner has more than 40 years of insurance industry experience. We believe that Mr. Manner's extensive sales and marketing experience, and his widespread knowledge of insurance issues relevant to corporations, provide the board of directors with practical business acumen. The board also benefits from Mr. Manner's seven years of service on the First Community board and 18 years of service on the board of directors of the University of St. Francis, a private university located in Joliet, Illinois.

Stephen G. Morrissette. Mr. Morrissette has served on the board of directors of First Community since 2006 and on the board of directors of FCB Joliet, a wholly owned subsidiary of First Community, since 2004. His current term as a director First Community expires in 2015. He also serves on the boards of directors of three banks of which First Community is a stockholder: FCB Homer Glen (serving since 2008), FCB Plainfield (serving since 2008) and Burr Ridge (serving since 2009). From 2004 to 2009, Mr. Morrissette was the chief executive officer of each of First Community and FCB Joliet. Prior to that, he was a professor of finance at the University of St. Francis, located in Joliet, Illinois, from 1994 to 2004. In 2010, he returned to his professor of finance position at the University of St. Francis and became an adjunct professor of strategy at the University of Chicago's Booth School of Business. He continues to serve in those capacities today. Additionally, in 2011, Mr. Morrissette became a managing director of Providence Advisors, a strategic planning and bank consulting business. We believe that Mr. Morrissette's 25 years of banking experience, which includes executive leadership positions and extensive consulting experience with local community banks, is a tremendous asset to the board. Moreover, Mr. Morrissette's educational background, including a Ph.D. and MBA in finance and strategy, and his teaching experience contribute to the board widespread knowledge of corporate finance.

Daniel Para. The board of directors of First Community proposes to appoint Mr. Para to the board of directors of First Community following the closing of the Merger and the Consolidation. Mr. Para has also been on the on the board of directors of Burr Ridge, of which First Community is stockholder, since 2009. Until 2009, Mr. Para served as the chief executive officer of Concert Group Logistics, a company he founded in 2001 and sold to XPO Logistics, Inc. (NYSE: XPO, formerly Express-1 Expedited Solutions) in 2008. He served on the board of directors of this public company until 2012 where he also headed the mergers and acquisitions committee of the board. We believe that Mr. Para's experience with public company acquisitions and his past board service render him extremely well-qualified to serve on the First Community board. The board will benefit specifically from his experience with growing existing companies and overseeing matters related to that growth.

Michael F. Pauritsch. Mr. Pauritsch has been on the board of directors of First Community since 2008. His current term as a director expires in 2015. He has also been on the board of directors of Burr Ridge, of which First Community is a stockholder, since 2009. He has been chairman of Burr Ridge since it was chartered. Since 1976, Mr. Pauritsch has been a partner at Mulcahy, Pauritsch, Salvador & Co., Ltd, an accounting firm. Since 1999, Mr. Pauritsch has served on the business development committees of each of MPS Loria Financial Partners LLC, an investment firm, and Loria Financial Group, LLC, a broker/dealer. We believe that Mr. Pauritsch's extensive accounting background, including 36 years' of experience as a Certified Public Accountant for small and medium-sized businesses, provides the board of directors with valuable expertise. Moreover, Mr. Paurtisch provides the board with 25 years' of experience in the securities industry. Finally, Mr. Pauritsch's service on the boards of First Community and Burr Ridge provides the board with significant historical knowledge.

William L. Pommerening. Mr. Pommerening has served on the board of directors of First Community since 2008. His current term as a director expires in 2013. He has also served on the board of directors of FCB Plainfield, of which First Community is a stockholder, since 2008. He is the Chairman of the FCB Plainfield board and serves on its leadership and compensation committee. For 26 years, Mr. Pommerening served as President of Valley Concrete, Inc., a concrete production company. We believe that Mr. Pommerening's experience as a business owner in our local communities offers the board valuable insight and his service on the boards of directors of First Community and Plainfield provides the board with significant historical knowledge.

Robert L. Sohol. Mr. Sohol has served on the board of directors of First Community since 2006 and on the board of directors of FCB Joliet, a wholly owned subsidiary of First Community, since 2004. His current term as a director of First Community expires in 2015. Mr. Sohol has also served on the board of director of FCB Plainfield, of which First Community is a stockholder, since 2008. Since 1983, Mr. Sohol has served as chief executive officer of two construction companies, RL Sohol Carpenter Contractor Inc. and RL Sohol General Contractor Inc. Since 1987, he has been a partner in Phase III, a real estate and development company, and since 1997, he has been the chief executive officer of American Built Systems Inc., a manufacturing company. We believe that Mr. Sohol's extensive executive experience, including experience with being primarily responsible for the creation of financial statements and responding to tax audits, benefits the board. Additionally, Mr. Sohol's longstanding service on the boards of directors of First Community, FCB Joliet and FCB Plainfield provide the board with valuable institutional knowledge.

Mark Stofan. Mr. Stofan has been on the board of directors of First Community since 2006. His current term as a director expires in 2015. Mr. Stofan has also been on the board of directors of FCB Joliet, a wholly owned subsidiary of First Community, since 2004, and is a member of the board credit committee, the ALCO committee and the executive committee. For 26 years, Mr. Stofan has been an investment broker for individuals and not-for-profit and for-profit companies. He is a partner in Stofan, Agazzi & Company, Inc., a brokerage firm located in Joliet, Illinois. He has served as a director on the board of directors of Silver Cross Hospital, located in New Lenox, Illinois, since 2003. We believe that Mr. Stofan's service on the boards of directors of First Community and FCB Joliet, as well as his experience as an investment broker, has provided him with valuable knowledge of the banking industry. Moreover, his business experience in the local communities is beneficial to the board. Mr. Stofan will also be a director of First Community Financial Bank.

Dennis G. Tonelli. Mr. Tonelli has served on the board of directors of First Community since 2008. His current term as a director expires in 2013. He has also served as a director and chairman of the board of FCB Homer Glen, of which First Community is a stockholder, since 2008. From 1981 to 2011, Mr. Tonelli was a director and vice president of Ruettiger Tonelli & Assoc., a land survey and civil engineering firm that he co-founded. His experience also includes being a director of Three Rivers Manufacturers Association from 1985 to 1988, and a director of the Joliet Chamber of Commerce from 1995 to 2000. From 1997 to 2009, and from 2010 to the present, Mr. Tonelli served as a trustee of Lewis University, located in Romeoville, Illinois. We believe that Mr. Tonelli's experience being a local business owner, his deep knowledge of the local community and his service as a director of several diverse organizations, including First Community and FCB Homer Glen, provides the board with a unique viewpoint and skillset.

Scott A. Wehrli. Mr. Wehrli has been on the board of directors of First Community since 2008. His current term as a director expires in 2014. He has also been on the board of directors of FCB Plainfield, of which First Community is a stockholder, since 2008. Since 1997, Mr. Wehrli has served as secretary and treasurer of DuKane Precast, Inc., a Naperville, Illinois producer of pre-stressed, pre-cast concrete wall panels, columns, beams and parking deck components. Mr. Wehrli became a partner of DuKane Precast in 2005, and he also serves as vice president of Naperville Excavating, an excavating company, overseeing its administrative and legal matters. Mr. Wehrli is also active in the communities of Naperville, Illinois and its surrounding areas, including serving presently, and in the past, on numerous city commissions and community groups. We believe that Mr. Wehrli's service on the board of directors of First Community and FCB Plainfield has provided him with valuable knowledge of the banking industry. Additionally, Mr. Wehrli's service as with local companies and community focused groups has given him an understanding of corporate governance matters and local issues that are relevant to the board.

Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs are managed under the direction of our board of directors, which currently consists of sixteen members, and will consist of seventeen members, including four new members, following the Merger and the Consolidation. The current members of our board of directors were elected in compliance with the provisions of articles of incorporation and bylaws. The four prospective new members of our board of directors, Peter Coules, Jr., Vincent E. Jackson, Daniel Para and Roy G. Thygesen, will be appointed by the board of directors at the closing of the Merger and the Consolidation in accordance with First Community's articles of incorporation and bylaws. Other than Michael Hansen, John Manner and Mark Stofan, each of whom plans to resign from our board of directors at to the closing of Merger and the Consolidation, all of the other current members of our board of directors will continue to serve on our board of directors following the closing of Merger and the Consolidation until their successors have been elected and qualified or until the earlier of their resignation or removal.

In accordance with our articles of incorporation, First Community's board of directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our shareholders, with the other classes continuing for the remainder of their respective three-year terms. Following the closing of the Merger and the Consolidation, First Community's directors will be divided among the three classes, as follows:

•	Class I Directors, term expiring in 2013: George Barr, Terrence O. D'Arcy, John J. Dollinger, Roger A. D'Orazio, William L. Pommerening and Dennis G. Tonelli

•	Class II Directors, term expiring in 2014: Peter Coules, Jr., Rex D. Easton, Vincent E. Jackson, Patricia L. Lambrecht, Roy C. Thygesen and Scott A. Wehrli.

•	Class III Directors, term expiring in 2015: Stephen G. Morrissette, Daniel Para, Michael F. Pauritsch, Robert L. Sohol and Patrick J. Roe.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

The board of directors concluded that except for Mr. Morrissette, Mr. Roe, Mr. Sohol and Mr. Thygesen, each to be a member of the board of directors following the Merger and the Consolidation, the members of the board of directors satisfy the independence requirements of the New York Stock Exchange. Although the First Community's common stock and preferred stock are not listed on the New York Stock Exchange, First Community has elected to use its independence standards when determining the independence of the members of its board of directors. Under the listing requirements and rules of the New York Stock Exchange, independent directors must comprise a majority of a company's board of directors within a specified period of time following the closing of the Consolidation.

Our board of directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our board of directors has determined that Messrs. Barr, Coules, D'Arcy, D'Orazio, Dollinger, Easton, Jackson, Para, Pauritsch, Pommerening, Tonelli and Wehrli and Ms. Lambrecht, each to be a director of First Community following the Merger and the Consolidation, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange. Accordingly, a majority of our directors are independent, as required under applicable New York Stock Exchange rules. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership and Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes. Our board, as a whole, determines the appropriate level of risk for First Community, assesses the specific risks that we face, and reviews management's strategies for adequately mitigating and managing the identified risks. Although our board administers this risk management oversight function, our audit committee and compensation committee support our board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Upon the closing of the Merger and the Consolidation, our board of directors will have an audit committee and a compensation committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. Following the closing of this offering, the charters for each of these committees will be available on our website at www.fcbankgroup.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on or accessible through our website into this prospectus.

Audit Committee

First Community's audit committee will consist of Michael F. Pauritsch, Peter Coules, Jr. and Scott A. Wehrli, each of whom satisfies the independence requirements under the New York Stock Exchange listing standards, Rule 10A-3(b)(1) of the Exchange Act and the FDIC. The chairperson of our audit committee will be Mr. Pauritsch, whom our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member's scope of experience and the nature of their employment.

Our audit committee oversees our corporate accounting and financial reporting process. The audit committee has the following responsibilities, among others things, as set forth in the audit committee charter that will become effective upon the closing of the Merger and the Consolidation:

•	reviewing our financial statements, significant accounting policies changes, material weaknesses identified by outside auditors and risk management issues;

•
serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance of our internal audit function;

•	overseeing the audit and other services of our outside auditors and being directly responsible for the appointment,

•	independence, qualifications, compensation and oversight of the outside auditors;

•	discussing any disagreements between our management and the outside auditors regarding our financial reporting; and

•	preparing the audit committee report for inclusion in our proxy statement for our annual meeting.

Compensation Committee

First Community's compensation committee will consist of George Barr, Rex Easton and Daniel Para, each of whom the board of directors has determined to be independent under the New York Stock Exchange listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. The chairperson of our compensation committee will be George Barr.

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee has the following responsibilities, among other things, as set forth in the compensation committee's charter that will become effective upon the closing of the Merger and the Consolidation:

•	determining the compensation of our executive officers and board;

•	reviewing our executive compensation policies and plans, including performance goals;

•	administering and implementing our equity compensation plans; and

•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting.

Nominating Committee

We do not anticipate the board of directors of First Community having a nominating committee following the closing of the Consolidation, and First Community does not have any policies regarding diversity when identifying director nominees, however, First Community believes the diverse backgrounds and perspectives of its current and prospective directors, as described above under “Executive Officers and Directors,” are appropriate to the oversight of First Community's management team and performance. It is anticipated following the Consolidation that the entire board of directors will perform the functions of a nominating committee, and consider and act on all matters relating to the nomination of individuals for election as directors. The board of directors does not believe it needs a separate nominating committee because the board of directors has the time and resources to perform the function of selecting director nominees. Also, all but four of the directors satisfy the independence requirements of the New York Stock Exchange. The board of directors will act in accordance with First Community's articles of incorporation and bylaws when it performing its nominating function.

Code of Ethics

Upon the closing of the Merger and the Consolidation, we will adopt a code of ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. Following the closing of the Merger and the Consolidation, the code of ethics will be available on our website at www.fcbankgroup.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on or accessible through our website into this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the current or proposed members of our compensation committee will be or has been an officer or employee of First Community. The current members of our compensation committee are George Barr, Rex Easton and Michael Pauritsch. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.     See also “Certain Relationships and Related Party Transactions.”

Compensation Discussion and Analysis

Summary Compensation Table

The following table sets forth information regarding compensation in 2012 and 2011 for each of the individuals who will be our named executive officers following the closing of the Merger and the Consolidation.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	All Other Compensation ($)(4)	Total ($)
Roy C. Thygesen, Chief Executive Officer	2012	265,000	86,880	--	36,292	28,906	417,078
	2011	187,000	--	--	--	33,300	220,300
Patrick J. Roe, President and Chief Operating Officer	2012	270,000	10,000	--	--	33,000	313,000
	2011	247,499	10,000	108,000	--	20,850	386,349
Glen L. Stiteley, Chief Financial Officer	2012	155,000	11,000	--	--	637	166,637
	2011	150,000	10,000	40,500	--	375	200,875

(1)	Amounts reflect base salary earned in the year, before any deferrals at the officer's election and including salary increases effective during the year, if any.

(2)
Amounts reflect discretionary bonuses earned by the officers . As discussed further below, Mr. Thygesen was subject to the bonus prohibition under the U.S. Department of the Treasury's Capital Purchase Program for all of 2011, and Mr. Roe was subject to such bonus prohibition from January 1, 2012 until September 12, 2012.

(3)
Amounts reflect the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the officer. The grant date fair value of the stock options granted to Mr. Thygesen in 2012, which vest over a three-year period, has been estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

Number of options granted	20,000
Risk-free interest rate	1.16%
Expected life, in years	7
Estimated forfeiture rate	6.76
Expected volatility	13%
Expected dividend yield	—%
Estimated fair value per option	$1.81

(4)
Amounts reflect the following paid in 2012 : for Mr. Thygesen, $10,800 for life insurance premiums, $ 12,106 in company matching contributions to First Community's 401(k) plan, and $6,000 for automobile allowance; for Mr. Roe, $ 15,000 in company matching contributions to First Community's 401(k) plan, $ 12,000 for director fees , and $6,000 for automobile allowance; and for Mr. Stiteley, $ 637 in company matching contributions to First Community's 401(k) plan.

Terms of Mr. Thygesen's Employment Agreement

Employment Agreement with Burr Ridge

As of December 31, 2012 , Mr. Thygesen was a party to an employment agreement with Burr Ridge, under which he served as President of Burr Ridge. The agreement was entered into as of April 13, 2009 and had an initial term of one year, with automatic one-year renewal terms unless either party gave notice of non-renewal. Mr. Thygesen was entitled to a minimum annual salary of $265,000 pursuant to the agreement, as well as annual performance bonuses, a monthly automobile allowance of $500, a monthly general expense allowance of $1,700, a monthly life insurance allowance of $900, and participation in Burr Ridge's benefit plans.

Under the agreement, Mr. Thygesen would be entitled to a lump sum severance payment equal to 100% of his annual base salary and six months of continued medical coverage in the event of termination of employment by the employer without cause, by Mr. Thygesen due to a constructive discharge, or due to Mr. Thygesen's disability. In the event of Mr. Thygesen's death, his beneficiaries would be entitled to a lump sum payment equal to one half of his annual base salary, as well as continued dependent medical coverage for six months at the employer's expense. Further under the agreement, in the event of termination of employment by the employer without cause or by Mr. Thygesen due to a constructive discharge within one year following a change in control of the employer, Mr. Thygesen would be entitled to a lump sum severance payment equal to 100% of his annual base salary and one year of continued medical coverage and continued disability and life insurance coverage. Mr. Thygesen's agreement also provided that, if necessary, his severance benefits would be reduced to an amount that is one dollar less than the maximum amount that the employer may pay without loss of a deduction under Section 280G of the Internal Revenue Code. Under the agreement, Mr. Thygesen would be subject to one-year non-compete and non-solicit restrictive covenants following the termination of his employment.

It should be noted that in 2009, First Community became a participant in the U.S. Department of the Treasury's Capital Purchase Program ("CPP"). On September 12, 2012, we exited the CPP, pursuant to the Treasury's auction of the remaining preferred stock of First Community held by the Treasury. While a participant in the CPP, First Community and certain of our employees, including Messrs. Thygesen, Roe, and Stiteley, were subject to compensation-related limitations and restrictions. The CPP compensation limitations strictly prohibited the payment of any severance payments upon a termination of employment or any payments triggered by the occurrence of a change in control during the CPP period. The CPP compensation limitations also prohibited First Community from paying or accruing cash bonuses on behalf of our most highly paid employee (as determined on an annual basis) during the CPP period. Mr. Thygesen was subject to the bonus prohibition in 2011 and Mr. Roe was subject to the bonus prohibition in 2012 until September 12, 2012. Certain of the CPP executive compensation limitations and restrictions generally will no longer apply to periods following the cessation of our CPP obligation.

Employment Agreement with First Community and First Community Financial Bank

Simultaneous with the closing of the Merger and the Consolidation, Mr. Thygesen will enter into a new employment agreement with First Community and First Community Financial Bank, which will become effective upon the closing of the Merger and the Consolidation. Mr. Thygesen will serve as the Chief Executive Officer of First Community and First Community Financial Bank under the new employment agreement, as well as a member of the board of directors of both entities. Mr. Thygesen's new employment agreement will supersede his prior employment agreement with Burr Ridge in its entirety. The new agreement has an initial term of one year, with automatic one-year renewal terms unless either party gives notice of non-renewal. Mr. Thygesen is entitled to a minimum annual salary of $ 272,950 pursuant to the agreement, as well as annual performance bonuses, a monthly automobile allowance of $500, a monthly general expense allowance of $1,700, a monthly life insurance allowance of $900, and participation in First Community Financial Bank's benefit plans.

Under the agreement, upon a termination of Mr. Thygesen's employment by the employer without cause or by Mr. Thygesen for good reason, Mr. Thygesen will be entitled to severance payments equal to 100% of his base salary plus annual bonus, payable in 24 equal semi-monthly installments following the date of termination (or in a lump sum if the termination occurs within six months before or two years following a change in control), as well as one year of continued medical coverage. Further under the agreement, in the event of a termination of his employment due to his disability, Mr. Thygesen will be entitled to a lump sum payment equal to 100% of his annual base salary, as well as one year of continued medical coverage and disability and life insurance coverage. In the event of his death, Mr. Thygesen's beneficiaries will be entitled to a lump sum payment equal to 50% of his annual base salary, as well as one year of employer-paid medical coverage. All of the aforementioned severance benefits are contingent upon Mr. Thygesen's (or his beneficiaries', if applicable) execution of a general release of claims. Mr. Thygesen's new agreement also provides that if any payments or benefits would be subject to an excise tax under Section 280G of the Internal Revenue Code, the payments or benefits may be reduced to the largest portion payable that would result in no such excise tax if that amount would result in a better net after-tax result to Mr. Thygesen than if there were no such reduction of payments or benefits. Under the agreement, Mr. Thygesen will be subject to one-year non-compete and non-solicit restrictive covenants following the termination of his employment.

Terms of Mr. Roe's Employment Agreement

Employment Agreement with FCB Homer Glen

As of December 31, 2012 , Mr. Roe was a party to an employment agreement with FCB Homer Glen, under which he served as President and Chief Executive Officer of FCB Homer Glen. The agreement was entered into as of September 27, 2010 and had an initial term of one year, with automatic one-year renewal terms unless either party gave notice of non-renewal. Mr. Roe was entitled to a minimum annual salary of $270,000 pursuant to the agreement, as well as annual performance bonuses, a monthly automobile allowance of $500, and participation in FCB Homer Glen's benefit plans. Under the agreement, Mr. Roe would be entitled to a lump sum severance payment equal to 100% of his annual base salary and one year of continued medical coverage in the event of termination of employment by the employer without cause, by Mr. Roe due to a constructive discharge, or due to Mr. Roe's disability. In the event of Mr. Roe's death, his beneficiaries would be entitled to a lump sum payment equal to 100% of his annual base salary, as well as continued dependent medical coverage for one year at the employer's expense. Further under the agreement, in the event of termination of employment by the employer without cause or by Mr. Roe due to a constructive discharge within one year following a change in control of the employer, Mr. Roe would be entitled to a lump sum severance payment equal to 100% of his annual base salary and one year of continued medical coverage and continued disability and life insurance coverage. Mr. Roe's agreement also provided that, if necessary, his severance benefits would be reduced to an amount that is one dollar less than the maximum amount that the employer may pay without loss of a deduction under Section 280G of the Internal Revenue Code. Under the agreement, Mr. Roe would be subject to one-year non-compete and non-solicit restrictive covenants following the termination of his employment, unless the termination was by the employer without cause or by Mr. Roe due to a constructive discharge within one year following a change in control.

Employment Agreement with First Community and First Community Financial Bank

Simultaneous with the closing of the Merger and the Consolidation, Mr. Roe will enter into a new employment agreement with First Community and First Community Financial Bank, which will become effective upon the closing of the Merger and the Consolidation. Mr. Roe will serve as the President and Chief Operating Officer of First Community and First Community Financial Bank under the new employment agreement, as well as a member of the board of directors of First Community. Mr. Roe's new employment agreement will supersede his prior employment agreement with FCB Homer Glen in its entirety. The new agreement has an initial term of one year, with automatic one-year renewal terms unless either party gives notice of non-renewal. Mr. Roe is entitled to a minimum annual salary of $ 280,000 pursuant to the agreement, as well as annual performance bonuses, a monthly automobile allowance of $750, and participation in First Community Financial Bank's benefit plans.

Under the agreement, upon a termination of Mr. Roe's employment by the employer without cause or by Mr. Roe for good reason, Mr. Roe will be entitled to severance payments equal to 100% of his base salary plus annual bonus, payable in 24 equal semi-monthly installments following the date of termination (or in a lump sum if the termination occurs within six months before or two years following a change in control), as well as one year of continued medical coverage. Further under the agreement, in the event of a termination of his employment due to his disability, Mr. Roe will be entitled to a lump sum payment equal to 100% of his annual base salary, as well as one year of continued medical coverage and disability and life insurance coverage. In the event of his death, Mr. Roe's beneficiaries will be entitled to a lump sum payment equal to 50% of his annual base salary, as well as one year of employer-paid medical coverage. All of the aforementioned severance benefits are contingent upon Mr. Roe's (or his beneficiaries', if applicable) execution of a general release of claims. Mr. Roe's new agreement also provides that if any payments or benefits would be subject to an excise tax under Section 280G of the Internal Revenue Code, the payments or benefits may be reduced to the largest portion payable that would result in no such excise tax if that amount would result in a better net after-tax result to Mr. Roe than if there were no such reduction of payments or benefits. Under the agreement, Mr. Roe will be subject to one-year non-compete and non-solicit restrictive covenants following the termination of his employment.

Terms of Mr. Stiteley's Employment Agreement

Simultaneous with the closing of the Merger and the Consolidation, Mr. Stiteley will enter into a new employment agreement with First Community and First Community Financial Bank, which will become effective upon the closing of the Merger and the Consolidation. Mr. Stiteley will serve as Chief Financial Officer of First Community and First Community Financial Bank under the employment agreement. The agreement has an initial term of one year, with automatic one-year renewal terms unless either party gives notice of non-renewal. Mr. Stiteley is entitled to a minimum annual salary of $ 162,750 pursuant to the agreement, as well as annual performance bonuses, and participation in First Community Financial Bank's benefit plans.

Under the agreement, upon a termination of Mr. Stiteley's employment by the employer without cause or by Mr. Stiteley for good reason, Mr. Stiteley will be entitled to severance payments equal to 100% of his base salary plus annual bonus, payable in 24 equal semi-monthly installments following the date of termination (or in a lump sum if the termination occurs within six months before or two years following a change in control), as well as one year of continued medical coverage. Further under the agreement, in the event of a termination of his employment due to his disability, Mr. Stiteley will be entitled to a lump sum payment equal to 100% of his annual base salary, as well as one year of continued medical coverage and disability and life insurance coverage. In the event of his death, Mr. Stiteley's beneficiaries will be entitled to a lump sum payment equal to 50% of his annual base salary, as well as one year of employer-paid medical coverage. All of the aforementioned severance benefits are contingent upon Mr. Stiteley's (or his beneficiaries', if applicable) execution of a general release of claims. Mr. Stiteley's agreement also provides that if any payments or benefits would be subject to an excise tax under Section 280G of the Internal Revenue Code, the payments or benefits may be reduced to the largest portion payable that would result in no such excise tax if that amount would result in a better net after-tax result to Mr. Stiteley than if there were no such reduction of payments or benefits. Under the agreement, Mr. Stiteley will be subject to one-year non-compete and non-solicit restrictive covenants following the termination of his employment.

Other Employment Agreements

Simultaneous with the closing of the Merger and the Consolidation, Messrs. Donn Domico (currently the President and Chief Executive Officer of FCB Plainfield) and Steven Randich (currently the President of FCB Joliet) will also enter into new employment agreements with First Community and First Community Financial Bank, which will become effective upon the closing of the Merger and the Consolidation. Mr. Domico will serve as Senior Executive Vice President, Head of Commercial Banking of First Community Financial Bank and Mr. Randich will serve as Senior Executive Vice President, Head of Retail Banking of First Community Financial Bank under their respective employment agreements. Mr. Domico will be entitled to a minimum annual salary of $ 210,000 and Mr. Randich will be entitled to a minimum annual salary of $ 190,000 pursuant to their respective agreements, and each will be entitled to annual performance bonuses, a monthly automobile allowance of $750, and participation in First Community Financial Bank's benefit plans. Mr. Domico will also be entitled to a monthly general expense reimbursement allowance of $1,800. Messrs. Domico and Randich will each be entitled to severance payments substantially similar to those to which Mr. Stiteley will be entitled (as described under the heading "Terms of Mr. Stiteley's Employment Agreement"), on substantially similar terms and conditions.

Terms of Grants of Stock Option Awards

The stock options granted to Mr. Thygesen in 2012 that are reflected in the Summary Compensation Table above were granted under the Burr Ridge Bank and Trust 2009 Stock Incentive Plan. The options provided Mr. Thygesen the right to purchase 20,000 shares of common stock of Burr Ridge at an exercise price of $10.44, which was the fair market value of such stock on January 31, 2012, the grant date of the options. The options would vest and become exercisable in one-third increments on each of the first three anniversaries of the grant date, subject to Mr. Thygesen's continued employment. The options would have been exercisable for a period of ten years following the date of grant.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information for each of our named executive officers regarding outstanding stock options and unvested stock awards held by the officers as of December 31, 2012 . Market values for outstanding stock awards are based on the closing price of First Community stock on December 30, 2012 .

		Option Awards				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Roy C. Thygesen	2012(1)	0	20,000(2)	10.44	1/31/2022	--	--
	2010(1)	3,334	6,666(3)	8.87	8/17/2020	--	--
	2010(4)	11,334	22,666(5)	8.72	4/20/2020	--	--
	2010(1)	3,666	7,334(5)	8.72	4/20/2020	--	--
Patrick J. Roe	2010(6)	2,000	4,000(7)	4.57	9/27/2020	--	--
	2010(8)	13,334	26,666(7)	4.57	9/27/2020	--	--
Glen L. Stiteley	2010(9)	667	333(10)	7.50	1/20/2020	--	--
	2009(9)	1,000	0	9.25	1/21/2019	--	--
	2008(11)	2,000	0	9.25	1/16/2018	--	--
	2007(11)	8,000	0	7.50	7/1/2017	--	--
	2007(12)	4,000	0	7.50	1/17/2017	--	--
	2005(12)	10,000	0	6.25	11/16/2005	--	--
	--	--	--	--	--	18,000(13)	54,000

(1)	Reflects nonqualified stock options to purchase shares of common stock of Burr Ridge granted under the Burr Ridge Bank and Trust 2009 Stock Incentive Plan.

(2)	Options under this award vest in three substantially equal annual installments beginning on the first anniversary of the January 31, 2012 grant date.

(3)
Options under this award vest in three substantially equal annual installments beginning on the first anniversary of the August 17, 2010 grant date, but none of Mr. Thygesen ~~'~~ ' s options vested in 2011 because he was subject to the CPP bonus prohibition in 2011.

(4)	Reflects incentive stock options to purchase shares of common stock of Burr Ridge granted under the Burr Ridge Bank and Trust 2009 Stock Incentive Plan.

(5)
Options under this award vest in three substantially equal annual installments beginning on the first anniversary of the April 20, 2010 grant date, but none of Mr. Thygesen's options vested in 2011 because he was subject to the CPP bonus prohibition in 2011.

(6)	Reflects nonqualified stock options to purchase shares of common stock of FCB Homer Glen granted under the First Community Bank of Homer Glen & Lockport 2008 Stock Incentive Plan.

(7)
Options under this award vest in three substantially equal annual installments beginning on the first anniversary of the September 27, 2010 grant date , but none of Mr. Roe's options vested in 2012 because he was subject to the CPP bonus prohibition in 2012.

(8)	Reflects incentive stock options to purchase shares of common stock of FCB Homer Glen granted under the First Community Bank of Homer Glen & Lockport 2008 Stock Incentive Plan.

(9)	Reflects incentive stock options to purchase shares of common stock of First Community granted under the First Community Financial Partners, Inc. 2008 Equity Incentive Plan.

(10)	Options under this award vest in three substantially equal annual installments beginning on the first anniversary of the January 20, 2010 grant date.

(11)	Reflects incentive stock options to purchase shares of common stock of First Community granted under the First Community Financial Partners, Inc. 2007 Equity Incentive Plan.

(12)	Reflects incentive stock options to purchase shares of common stock of First Community granted under the First Community Financial Partners, Inc. 2006 Stock Option Plan.

(13)
Reflects restricted stock units granted under the First Community Financial Partners, Inc. 2008 Equity Incentive Plan that vest in three substantially equal annual installments beginning on the first anniversary of the December 21, 2011 grant date and entitle the holder to shares of common stock of First Community upon vesting. All of the units vest fully upon a change in control of First Community.

Retirement Plans

All eligible employees, including our named executive officers, may participate in the First Community Financial Partners, Inc. 401(k) Plan and are permitted to contribute up to the maximum percentage allowable not to exceed the limits of the Internal Revenue Code. First Community makes a matching contribution to the plan equal to 100% of each participant's first 6% of compensation deferred.

Potential Payments upon Termination or Change in Control

Mr. Thygesen - Employment Agreement

As described above under the heading "Terms of Mr. Thygesen's Employment Agreement," as of December 31, 2012 , Mr. Thygesen would be entitled under his employment agreement with Burr Ridge to a lump sum severance payment equal to 100% of his annual base salary and six months of continued medical coverage in the event of termination of employment by the employer without cause, by Mr. Thygesen due to a constructive discharge, or due to Mr. Thygesen's disability. In the event of Mr. Thygesen's death, his beneficiaries would be entitled to a lump sum payment equal to one half of his annual base salary, as well as continued dependent medical coverage for six months at the employer's expense. Further under the agreement, in the event of termination of employment by the employer without cause or by Mr. Thygesen due to a constructive discharge within one year following a change in control of the employer, Mr. Thygesen would be entitled to a lump sum severance payment equal to 100% of his annual base salary and one year of continued medical coverage and continued disability and life insurance coverage. Mr. Thygesen's agreement also provided that, if necessary, his severance benefits would be reduced to an amount that is one dollar less than the maximum amount that the employer may pay without loss of a deduction under Section 280G of the Internal Revenue Code.

Also as described above under the heading "Terms of Mr. Thygesen's Employment Agreement," Mr. Thygesen will enter into a new employment agreement with First Community and First Community Financial Bank, which will become effective upon the closing of the Merger and the Consolidation, and which will supersede his current employment agreement with Burr Ridge in its entirety. Under the agreement, upon a termination of Mr. Thygesen's employment by the employer without cause or by Mr. Thygesen for good reason, Mr. Thygesen will be entitled to severance payments equal to 100% of his base salary plus annual bonus, payable in 24 equal semi-monthly installments following the date of termination (or in a lump sum if the termination occurs within six months before or two years following a change in control), as well as one year of continued medical coverage. Further under the agreement, in the event of a termination of his employment due to his disability, Mr. Thygesen will be entitled to a lump sum payment equal to 100% of his annual base salary, as well as one year of continued medical coverage and disability and life insurance coverage. In the event of his death, Mr. Thygesen's beneficiaries will be entitled to a lump sum payment equal to 50% of his annual base salary, as well as one year of employer-paid medical coverage. Mr. Thygesen's new agreement also provides that if any payments or benefits would be subject to an excise tax under Section 280G of the Internal Revenue Code, the payments or benefits may be reduced to the largest portion payable that would result in no such excise tax if that amount would result in a better net after-tax result to Mr. Thygesen than if there were no such reduction of payments or benefits.

Mr. Roe - Employment Agreement

As described above under the heading "Terms of Mr. Roe's Employment Agreement," as of December 31, 2012 , Mr. Roe would be entitled under his employment agreement with FCB Homer Glen to a lump sum severance payment equal to 100% of his annual base salary and one year of continued medical coverage in the event of termination of employment by the employer without cause, by Mr. Roe due to a constructive discharge, or due to Mr. Roe's disability. In the event of Mr. Roe's death, his beneficiaries would be entitled to a lump sum payment equal to 100% of his annual base salary, as well as continued dependent medical coverage for one year at the employer's expense. Further under the agreement, in the event of termination of employment by the employer without cause or by Mr. Roe due to a constructive discharge within one year following a change in control of the employer, Mr. Roe would be entitled to a lump sum severance payment equal to 100% of his annual base salary and one year of continued medical coverage and continued disability and life insurance coverage. Mr. Roe's agreement also provided that, if necessary, his severance benefits would be reduced to an amount that is one dollar less than the maximum amount that the employer may pay without loss of a deduction under Section 280G of the Internal Revenue Code.

Also as described above under the heading "Terms of Mr. Roe's Employment Agreement," Mr. Roe will enter into a new employment agreement with First Community and First Community Financial Bank, which will become effective upon the closing of the Merger and the Consolidation, and which will supersede his prior employment agreement with FCB Homer Glen in its entirety. Under the agreement, upon a termination of Mr. Roe's employment by the employer without cause or by Mr. Roe for good reason, Mr. Roe will be entitled to severance payments equal to 100% of his base salary plus annual bonus, payable in 24 equal semi-monthly installments following the date of termination (or in a lump sum if the termination occurs within six months before or two years following a change in control), as well as one year of continued medical coverage. Further under the agreement, in the event of a termination of his employment due to his disability, Mr. Roe will be entitled to a lump sum payment equal to 100% of his annual base salary, as well as one year of continued medical coverage and disability and life insurance coverage. In the event of his death, Mr. Roe's beneficiaries will be entitled to a lump sum payment equal to 50% of his annual base salary, as well as one year of employer-paid medical coverage. Mr. Roe's new agreement also provides that if any payments or benefits would be subject to an excise tax under Section 280G of the Internal Revenue Code, the payments or benefits may be reduced to the largest portion payable that would result in no such excise tax if that amount would result in a better net after-tax result to Mr. Roe than if there were no such reduction of payments or benefits.

Mr. Stiteley - Employment Agreement

As described above under the heading "Terms of Mr. Stiteley's Employment Agreement," Mr. Stiteley will enter into an employment agreement with First Community and First Community Financial Bank, which will become effective upon the closing of the Merger and the Consolidation. Under the agreement, upon a termination of Mr. Stiteley's employment by the employer without cause or by Mr. Stiteley for good reason, Mr. Stiteley will be entitled to severance payments equal to 100% of his base salary plus annual bonus, payable in 24 equal semi-monthly installments following the date of termination (or in a lump sum if the termination occurs within six months before or two years following a change in control), as well as one year of continued medical coverage. Further under the agreement, in the event of a termination of his employment due to his disability, Mr. Stiteley will be entitled to a lump sum payment equal to 100% of his annual base salary, as well as one year of continued medical coverage and disability and life insurance coverage. In the event of his death, Mr. Stiteley's beneficiaries will be entitled to a lump sum payment equal to 50% of his annual base salary, as well as one year of employer-paid medical coverage. Mr. Stiteley's agreement also provides that if any payments or benefits would be subject to an excise tax under Section 280G of the Internal Revenue Code, the payments or benefits may be reduced to the largest portion payable that would result in no such excise tax if that amount would result in a better net after-tax result to Mr. Stiteley than if there were no such reduction of payments or benefits.

Mr. Stiteley - Equity Awards

Any unvested restricted stock units held by Mr. Stiteley as of December 31, 2012 under the First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan would become fully earned and vested upon a change in control of First Community that occurs prior to Mr. Stiteley's termination of employment. Similarly, any unvested stock options held by Mr. Stiteley as of December 31, 2012 under the First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan would become fully vested and exercisable upon a change in control of First Community that occurs prior to Mr. Stiteley's termination of employment.

First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan

Upon the closing of the Merger and the Consolidation, Messrs. Thygesen and Roe will receive, respectively, 64,218 and 13,141 restricted stock units under the First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan in exchange for their outstanding options under the Burr Ridge Bank and Trust 2009 Stock Incentive Plan and the First Community Bank of Homer Glen & Lockport 2008 Stock Incentive Plan, respectively. Under the First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan, any unvested restricted stock units will become fully earned and vested upon a change in control of First Community that occurs prior to the respective participant's termination of employment. Similarly, any unvested options under such plan will become fully vested and exercisable upon a change in control of First Community that occurs prior to the respective participant's termination of employment.

Director Compensation

The following table sets forth information regarding compensation in 2012 for each of those individuals who will be our nonemployee directors following the closing of the Merger and the Consolidation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Total ($)
George Barr	12,000	--	5,444	17,444
Peter Coules, Jr.	--	--	--	0
Terrence O. D'Arcy	12,000	15,115	--	27,115
Roger A. D'Orazio	12,000	--	--	12,000
John J. Dollinger	12,000	--	--	12,000
Rex D. Easton	12,000	--	5,444	17,444
Vincent E. Jackson	--	--	9,073	9073
Patricia L. Lambrecht	12,000	--	--	12,000
Stephen G. Morrissette	12,000	--	5,444	17,444
Daniel Para	--	--	12,702	12702
Michael F. Pauritsch	--	--	23,590	23,590
William L. Pommerening	--	15,115	--	15,115
Robert L. Sohol	12,000	15,115	--	27,115
Dennis G. Tonelli	--	--	--	0
Scott A. Wehrli	--	15,115	--	15,115

(1)
Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the restricted stock units (RSUs) granted to each nonemployee director in 2012 . Additional information about these values is included in Note 13 to First Community's audited consolidated financial report as of and for the year ended December 31, 2011.

(2)	The following nonemployee directors had the following aggregate numbers of stock awards outstanding as of December 31, 2012, all of which were RSUs:

Director	FCB Plainfield Plans	First Community Financial Partners, Inc. Plans
Mr. Barr	--	21,333
Mr. D'Arcy	2,150	8,000
Mr. D'Orazio	--	8,000
Mr. Dollinger	--	10,666
Mr. Easton	--	10,666
Ms. Lambrecht	--	8,000
Mr. Morrissette	2,150	8,000
Mr. Pommerening	2,150	8,000
Mr. Sohol	2,150	8,000
Mr. Tonelli	--	8,000
Mr. Wehrli	2,150	8,000
For purposes of the foregoing chart and the chart in the footnote below, "First Community Financial Partners, Inc. Plans" means, collectively, the First Community Financial Partners, Inc. 2008 Equity Incentive Plan, the First Community Financial Partners, Inc. 2007 Equity Incentive Plan, and the First Community Financial Partners, Inc. 2006 Stock Option Plan; and "FCB Plainfield Plans" means, collectively, the First Community Bank of Plainfield 2012 Equity Incentive Plan and the First Community Bank of Plainfield 2008 Stock Incentive Plan. RSUs granted under the First Community Financial Partners, Inc. Plans entitle the grantee to receive shares of common stock of First Community upon vesting, and RSUs granted under the FCB Plainfield Plans entitle the holder to receive shares of common stock of FCB Plainfield upon vesting. Similarly, options granted under a plan entitle the holder to purchase shares of common stock of the entity that maintains the respective plan under which the options were granted.

(3)
Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock options granted to each nonemployee director in 2012. Additional information about these values is included in Note 13 to First Community's audited consolidated financial report as of and for the year ended December 31, 2012.

(4)	The following nonemployee directors had the following aggregate numbers of stock options outstanding as of December 31, 2012 :

Director	Burr Ridge Bank and Trust 2009 Stock Incentive Plan	First Community Bank of Homer Glen & Lockport 2008 Stock Incentive Plan	First Community Bank of Plainfield 2008 Stock Incentive Plan	First Community Financial Partners, Inc. Plans
Mr. Barr	8,000	--	--	85,000
Mr. Coules, Jr.	--	6,000	--	--
Mr. D'Arcy	--	--	6,000	38,500
Mr. D'Orazio	--	--	--	28,000
Mr. Dollinger	--	--	--	50,500
Mr. Easton	8,000	--	--	39,250
Mr. Jackson	10,000	--	--	--
Ms. Lambrecht	--	6,000	--	83,500
Mr. Morrissette	8,000	6,000	6,000	241,000
Mr. Para	22,000	--	--	--
Mr. Pauritsch	33,000	--	--	--
Mr. Pommerening	--	--	6,000	--
Mr. Sohol	--	--	6,000	38,500
Mr. Tonelli	--	20,000	--	--
Mr. Wehrli	--	--	6,000	--

Director Compensation Program

There are no formal director compensation programs at First Community, Burr Ridge, FCB Homer Glen, or FCB Plainfield. Directors at those entities periodically receive equity compensation awards, including restricted stock units and stock options, at the discretion of the respective compensation committees of those entities. All members of the board of directors of FCB Joliet received a lump sum cash retainer in the amount of $12,000 in January 2012 for attending 12 monthly board meetings in 2012. Additionally each FCB Joliet director received $500 in additional compensation for each board meeting attended in excess of 12 during 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

First Community

The following table sets forth information about the beneficial ownership of our common stock as of November 15, 2012 for (i) each person known to us to be the beneficial owner of more than 5% of our common stock, including such person's address, (ii) each named executive officer or individual who will become a named executive officer as a result of the Consolidation, (iii) each of our directors or individuals who will become a director as a result of the Consolidation, and (iv) all of our executive officers, directors and individuals who will become directors or named executed officers as a result of the Consolidation, as a group.

Name of Beneficial Owner	Number of Shares	Percent of Class
Current and Prospective Executive Officers and Directors
George Barr (1)	348,413	2.9% (19)
Peter Coules, Jr. (2)	228,753	1.9% (19)
Terrence O. D'Arcy (3)	224,158	1.9% (19)
Roger A. D'Orazio (4)	411,774	3.4% (19)
John J. Dollinger (5)	207,833	1.7% (19)
Rex D. Easton (6)	212,664	1.8% (19)
Michael W. Hansen (7)	47,100	* (19)
Vincent E. Jackson	27,028	* (19)
Patricia L. Lambrecht (8)	406,952	3.4% (19)
John Manner (9)	422,528	3.5% (19)
Stephen G. Morrissette (10)	278,121	2.4% (19)
Daniel Para	28,454	* (19)
Michael F. Pauritsch (11)	57,840	* (19)
William L. Pommerening (12)	46,132	* (19)
Patrick J. Roe (13)	116,675	* (19)
Robert L. Sohol (14)	80,500	* (19)
Glen L. Stiteley (15)	36,556	* (19)
Mark Stofan (16)	96,933	* (19)
Dennis G. Tonelli (17)	63,450	* (19)
Roy C. Thygesen	32,440	* (19)
Scott A. Wehrli (18)	95,586	* (19)
All current and prospective executive officers and directors as a group (21 people)		28.6% (20)

*	Indicates the percentage is less than 1%.

(1)
The above common stock of Mr. Barr includes 252,746 shares owned individually, options to purchase 85,000 shares that have vested or will vest within the next 60 days, and 10,667 restricted stock units that were issued December 21, 2012.

(2)
The above common stock of Mr. Coules includes 13,757 shares held by a profit sharing plan at his business, Donatelli & Coules, Ltd., and 214,996 shares held in trusts of the benefit of Ms. Lambrecht's children, of which Mr. Coules is trustee. Mr. Coules disclaims beneficial ownership of the foregoing shares owned by the trusts.

(3)
The above common stock of Mr. D'Arcy includes 175,858 shares owned individually, 5,800 shares owned jointly by Mr. D'Arcy and his spouse, options to purchase 38,500 shares that have vested , and 4,000 restricted stock units that were issued December 21, 2012 .

(4)
The above common stock of Mr. D'Orazio includes 357,274 shares owned by a corporation of which Mr. D'Orazio is deemed to have control, options to purchase 50,500 shares that have vested , and 4,000 restricted stock units that were issued December 21, 2012 .

(5)
The above common stock of Mr. Dollinger includes 62,000 shares owned individually, 68,000 shares held in an individual retirement account for the benefit of Mr. Dollinger, 22,000 shares held by a company of which Mr. Dollinger is deemed to have control, options to purchase 50,500 shares that have vested , and 5,333 restricted stock units that were issued December 21, 2012 .

(6)
The above common stock of Mr. Easton includes 148,081 shares owned by a company of which Mr. Easton is deemed to have control, 20,000 shares owned individually, options to purchase 39,250 shares that have vested , and 5,333 restricted stock units that were issued December 21, 2012 .

(7)	The above common stock of Mr. Hansen includes 100 shares owned individually, options to purchase 43,000 shares that have vested , and 4,000 restricted stock units that were issued December 21, 2012 .

(8)
The above common stock of Ms. Lambrecht includes 319,452 held by a trust for the benefit of Ms. Lambrecht, options to purchase 83,500 shares that have vested , and 4,000 restricted stock units that were issued December 21, 2012 .

(9)
The above common stock of Mr. Manner includes 22,310 shares owned individually, 334,490 owned by SWM Investments LP, of which Mr. Manner and his spouse are owners as tenancy by the entirety, 38,228 owned by the William J. Manner Life Trust, of which Mr. Manner is the trustee, options to purchase 23,500 shares that have vested or will vest within the next 60 days, and 4,000 restricted stock units that were issued December 21, 2012 .

(10)
The above common stock of Mr. Morrissette includes 15,000 shares held individually, 18,121 shares held in two individual retirement accounts for the benefit of Mr. Morrisette, options to purchase 241,000 shares that have vested or will vest within the next 60 days, and 4,000 restricted stock units that were issued December 21, 2012 .

(11)
The above common stock of Mr. Pauritsch includes 37,840 held in an individual retirement account for the benefit of Mr. Pauritsch, 16,000 shares held by a living trust for the benefit of Mr. Pauritsch, and 4,000 restricted stock units that were issued December 21, 2012 .

(12)
The above common stock of Mr. Pommerening includes 1,640 shares held in an individual retirement account for the benefit of Mr. Pommerening, 40,492 shares held jointly by Mr. Pommerening and his spouse, and 4,000 restricted stock units that were issued December 21, 2012 .

(13)
The above common stock of Mr. Roe includes 102,338 shares held in a trust for the benefit of Mr. Roe of which he is trustee and 14,337 held in an individual retirement account for the benefit of Mr. Roe.

(14)
The above common stock of Mr. Sohol includes 32,000 shares held in an individual retirement account for the benefit of Mr. Sohol, 6,000 shares in custodial accounts for the benefit of his grandchildren, and 4,000 restricted stock units that were issued December 21, 2012 . Mr. Sohol disclaims beneficial ownership of the foregoing shares held in the custodial accounts.

(15)
The above common stock of Mr. Stiteley includes 1,889 shares owned individually, options to purchase 25,667 shares that have vested , and 9,000 restricted stock units that were issued December 21, 2012.

(16)
The above common stock of Mr. Stofan includes 60,634 shares owned individually, 6,666 shares held in an individual retirement account for the benefit of Mr. Stofan, 3,800 shares held in a trust for the benefit of Mr. Stofan's daughter, options to purchase 20,500 shares that have vested , and 5,333 restricted stock units that were issued December 21, 2012 . Mr. Stofan disclaims beneficial ownership of the foregoing shares owned by the trust.

(17)	The above common stock of Mr. Tonelli includes 59,450 shares owned individually and 4,000 restricted stock units that were issued December 21, 2012 .

(18)
The above common stock of Mr. Wehrli includes 76,586 shares owned by a company of which Mr. Wehrli is deemed to have control, 15,000 shares held individually and 4,000 restricted stock units that vest within 60 days.

(19)
Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options by such individual which are exercisable within 60 days and the vesting of restricted stock units that vest within 60 days.

(20)
Percentage is calculated on a partially diluted basis, assuming the exercise of all stock options which are exercisable within 60 days, and the vesting of restricted stock units that vest within 60 days, by all current and prospective executive officers and directors.

The following table sets forth information about the beneficial ownership of the Bank's common stock as of January 24, 2013 for (i) each person known to us to be the beneficial owner of more than 5% of the Bank's common stock, including such person's address, (ii) each of the Bank's current named executive officers, (iii) each of the Bank's current directors, and (iv) all of the Bank's executive officers and directors, as a group.

Name of Beneficial Owner	Number of Shares	Percent of Class
Current Executive Officers and Directors
Michael Carbery (1)	30,333	2.02% (18)
Dan Co (2)	15,084	1.00% (18)
Peter Coules (3)	11,100	* (18)
Ed Knowles (4)(17)	32,000	2.12% (18)
Jennifer Krug (5)	11,500	* (18)
Patricia Lambrecht (6)	100,400	6.69% (18)
Algis Lieponis (7)	11,000	* (18)
Kenneth Lomasney (8)	11,000	* (18)
James E. Maloney Jr. (9)	18,000	1.20% (18)
Steve Morrissette (10)(17)	11,000	* (18)
John O'Brien (11)	15,167	1.00% (18)
Patrick O'Neil (12)	9,500	* (18)
John Piazza (13)	14,700	* (18)
Ron Reposh (14)	16,000	1.06% (18)
Patrick Roe (15)	15,333	1.02% (18)
Dennis Tonelli (16)(17)	30,000	2.00% (18)
All current executive officers and directors as a group (16 people)	352,117	23.39% (19)
Greater than 5% Shareholders
First Community Financial Partners, Inc., 2801 Black Road, Joliet, IL 60435 (20)	914,096	60.94%
Patricia Lambrecht, 3016 SE Dune Dr., Stuart, FL 34996 (6)	100,400	6.69%
William and Maggie McEnery, 160 S. LaGrange Rd., Frankfort, IL 60423 (21)	105,000	7%

*Indicates the percentage is less than 1%.

(1)	The above common stock of Mr. Carbery includes 15,000 shares owned individually and options to purchase 15,333 shares that have vested .

(2)	The above common stock of Mr. Co includes 9,084 shares owned individually and options to purchase 6,000 shares that have vested .

(3)	The above common stock of Mr. Coules includes 5,100 shares owned individually and options to purchase 6,000 shares that have vested .

(4)	The above common stock of Mr. Knowles includes 26,000 shares owned individually and options to purchase 6,000 shares that have vested .

(5)	The above common stock of Ms. Krug includes 5,500 shares owned individually and options to purchase 6,000 shares that have vested .

(6)
The above common stock of Ms. Lambrecht includes 86,000 shares owned individually and options to purchase 6,000 shares that have vested . Ms. Lambrecht has authority to vote 8,400 shares of common stock which are held for the benefit of certain minor relatives of Ms. Lambrecht.

(7)	The above common stock of Mr. Lieponis includes 5,000 shares owned individually and options to purchase 6,000 shares that have vested .

(8)	The above common stock of Mr. Lomasney includes 5,000 shares owned individually and options to purchase 6,000 shares that have vested .

(9)	The above common stock of Mr. Maloney includes 5,000 shares owned individually and options to purchase 13,000 shares that have vested .

(10)	The above common stock of Mr. Morrissette includes 5,000 shares owned individually and options to purchase 6,000 shares that have vested .

(11)	The above common stock of Mr. O'Brien includes 3,500 shares owned individually and options to purchase 11,667 shares that have vested .

(12)	The above common stock of Mr. O'Neil includes 3,500 shares owned individually and options to purchase 6,000 shares that have vested .

(13)	The above common stock of Mr. Piazza includes 8,700 shares owned individually and options to purchase 6,000 shares that have vested .

(14)	The above common stock of Mr. Reposh includes 10,000 shares owned individually and options to purchase 6,000 shares that have vested .

(15)	The above common stock of Mr. Roe is composed entirely of options to purchase shares that have vested .

(16)	The above common stock of Mr. Tonelli includes 10,000 shares owned individually and options to purchase 20,000 shares that have vested .

(17)
In addition to the shares of common stock and stock options listed above, each of Messrs. Knowles, Morrissette and Tonelli is a party to a Voting Trust Agreement entered into with First Community, the Bank and certain directors of the Bank pursuant to which Messrs. Knowles, Morrissette and Tonelli are authorized as voting trustees to vote an aggregate of 81,000 shares, or approximately 5.4%, of the outstanding shares of common stock of the Bank owned by such directors which have been deposited into a voting trust created by the Voting Trust Agreement.

(18)	Percentage is calculated on a partially diluted basis, assuming the exercise of all stock options by such individual which are exercisable within 60 days.

(19)	Percentage is calculated on a partially diluted basis, assuming the exercise of all stock options which are exercisable within 60 days, by all current executive officers and directors.

(20)	The above common stock of First Community is composed entirely of common stock.

(21)	The above common stock of Mr. and Mrs. McEnery is composed entirely of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Various First Community policies and procedures, which are generally in writing, questionnaires completed by all First Community directors and executive officers and regulatory compliance requirements (including Regulation O, which restricts loans by a bank to directors, executive officers, principal stockholders and their affiliates and requires approval by the board of directors of a bank for certain such loans), identify to First Community transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Although First Community's processes vary with the particular transaction or relationship, when such a transaction or relationship is identified, the board of directors of First Community or the applicable bank, or the appropriate committee of the board of directors, evaluates the transaction or relationship and approves or ratifies it (without the vote of any interested person) only if it is judged to be fair and in the best interests of First Community. In addition, it is the practice of the board of directors of First Community, although not part of a written policy, to review each of the transactions specifically disclosed as a related person transaction to the extent any such transaction has not previously been reviewed, applying the same standard. All of the transactions described below were considered and approved or ratified by the board of directors of First Community, or the appropriate committee of the board of directors.

Directors, executive officers, principal shareholders, members of their immediate families, and entities in which one or more of them have a material interest had extensions of credit from the Banks during 2009, 2010, 2011 and 2012. All such extensions of credit were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features. In addition, directors, executive officers, principal shareholders, members of their immediate families and entities in which one or more of them have a material interest obtained during 2009, 2010, 2011 and 2012, and may in the future be expected to obtain, depositary or other banking services, trust, custody or investment management services, individual retirement account services or insurance brokerage services from First Community and its subsidiaries, on terms no less favorable to First Community and its subsidiaries than those prevailing at the time for comparable transactions involving persons unrelated to First Community.

In 2009, FCB Plainfield, of which First Community currently owns 78.19% of its common stock and 96.97% of its preferred stock, made payments to entities in which Robert L. Sohol, a director of First Community, has an interest in connection with FCB Plainfield's purchase and construction of its branch located at 14150 South US Route 30, Plainfield, Illinois 60544. Payments were made by FCB Plainfield to (i) RL Sohol General Contractor, Inc., of which Robert L. Sohol is the chief executive officer and 92% equity owner, in the amount of approximately $231,000 and (ii) Plainfield Banc, LLC, of which Robert L. Sohol is the manager and RL Sohol General Contractor, Inc. is the sole owner, in the amount of approximately $3,086,000.

Pursuant to its lease agreement with MCM Building LLC, the lessor, dated December 1, 2010, FCB Joliet, of which First Community owns 100% of its common stock, has made lease payments to MCM Building LLC in an aggregate amount of approximately $453,000 with respect to FCB Joliet's branch located at 25407 South Bell Road, Channahon, Illinois 60410. MCM Building LLC is owned (i) 70% by Roger A. D'Orazio, a First Community director, (ii) 10% by Rex Eason, a First Community director, (iii) 10% by Terry D'Orazio, the brother of director Roger A. D'Orazio, and (iv) 10% owned by Keith Rezin, who will become a director of First Community Financial Bank in connection with the Merger and the Consolidation.

Since 2009, First Community has made payments to Brown & Brown of Northern Illinois, Inc., an insurance agency, in an aggregate amount of approximately $297,000 in connection with First Community obtaining insurance for itself and its subsidiaries. John Manner, a current director of First Community who will cease being a director upon the closing of the Consolidation, is an insurance broker for Brown & Brown of Northern Illinois.

On May 18, 2009, First Community sold shares of its Series A non-cumulative convertible common stock, offered at $1,000 per share, in a private placement offering (the "Series A Preferred Stock"). Purchasers of First Community's Series A Preferred Stock included directors, executive officers, members of their immediate families, and entities in which one or more of such persons have a material interest. On July 9, 2009, the Series A Preferred Stock was converted into subordinated indebtedness of First Community, with an 8% annual interest rate, following the receipt of approval for the conversion from the Federal Reserve. The below table sets forth certain related parties to whom First Community sold shares of its Series A Preferred Stock, which has been converted to subordinated indebtedness:

Name of Individual or Entity and Relationship to the Company	Principal Amount of Preferred Stock Purchased
Candice Sohol, spouse of director Mr. Sohol	$500,000
Easton Family LLC, of which director Mr. Easton has a beneficial interest	$300,000
Irrevoable trust of director Ms. Lambrecht	$250,000
Individual retirement account of director Mr. Manner	$150,000
William J. Manner Life Trust, of which director Mr. Manner is the trustee	$150,000

DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK
The following summary of the capital stock of First Community is subject in all respects to applicable Illinois Business Corporation Law, First Community's articles of incorporation and First Community's bylaws. See “Comparison of Rights of Stockholders of the Bank and Common Shareholders of First Community” and “Additional Information”.
General
The total authorized shares of capital stock of First Community consist of (i) 60,000,000 shares of common stock, par value $1.00 per share and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share. At the close of business on the record date, [•] shares of First Community common stock were issued and outstanding, [•] shares of First Community preferred stock were issued and outstanding.
Description of First Community Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of First Community common stock possess all voting power for the election of directors and all other matters requiring shareholder action, except with respect to amendments to our articles of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are entitled to one vote per share on matters to be voted on by shareholders. Except as otherwise provided by law, First Community's articles of incorporation or bylaws, all matters to be voted on by First Community shareholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.
Dividends
Holders of common stock will be equally entitled to receive such dividends, if any, as may be declared from time to time by First Community's board of directors in its discretion out of funds legally available therefor. Dividends on First Community's common stock are subject to the rights of holders of First Community's issued and outstanding preferred stock. See “Description of First Community Capital Stock - Preferred Stock - Dividends” for additional detail.
Liquidation Distribution
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to holders of our common stock, after the rights of the holders of the preferred stock have been satisfied.
Impact of Preferred Stock
The rights of holders of First Community common stock are subject to, and may be adversely affected by, the rights of holders of any First Community preferred stock that may be issued in the future. The board of directors of First Community is authorized to provide for the issuance from time to time of First Community preferred stock in one or more series and, as to each series, to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions thereof (including but not limited to provisions related to dividends, conversion, voting, redemption and liquidation preference, which may be superior to those of the First Community common stock).
Preemptive or Other Rights
Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.
Restricted Stock Units
As of September 30, 2012, we had 424,700 shares of common stock subject to restricted stock units outstanding pursuant to our Stock Plan.

Preferred Stock

General
Our preferred stock consists of (i) Series B 5% Cumulative Perpetual Preferred Stock, par value $1.00 per share, of which 22,000 shares are authorized and 22,000 are outstanding (“Series B Preferred Stock”) and (ii) Series C 9% Cumulative Perpetual Preferred Stock, par value $1.00 per share, of which 1,100 shares are authorized and 1,100 are outstanding (“Series C Preferred Stock”, together with Series B Cumulative Stock, referred to herein as the “Preferred Stock”).
The Preferred Stock has a liquidation preference amount of $1,000 per share. The Preferred Stock has no maturity date. We issued the Preferred Stock to Treasury on December 11, 2009 in a private placement exempt from the registration requirements of the Securities Act, as part of First Community's participation in the United States Department of Treasury's Capital Purchase Program. Treasury has subsequently sold the Preferred Stock to third-parties. The Preferred Stock qualifies as Tier 1 capital for regulatory purposes.
Dividends
Rate. Dividends on the Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods. The Series B Preferred Stock pays at a rate of 5% per annum until February 14, 2015. On and after February 15, 2015, Series B Preferred Stock will pay at a rate of 9% per annum. Series C Preferred Stock pays at a rate of 9% per annum. Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” as used in this section means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
Dividends on the Preferred Stock are cumulative. If for any reason our board of directors does not declare a dividend on the Preferred Stock for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).
We are not obligated to pay holders of the Preferred Stock any dividend in excess of the dividends on the Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Preferred Stock.
Priority of Dividends. So long as any of the Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of “Junior Stock” (other than dividends payable solely in common stock) or “Parity Stock” (other than dividends paid on a pro rata basis with the Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Stock for all past dividend periods are paid in full.
“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company.
“Parity Stock” means any class or series of our stock, other than the Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.
Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of First Community, holders of the Preferred Stock will be entitled to receive for each share of the Preferred Stock, out of the assets of the Company or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Preferred Stock and the holders of any other class or series of our stock ranking equally with the Preferred Stock, the holders of the Preferred Stock and such other stock will share ratably in the distribution.
For purposes of the liquidation rights of the Preferred Stock, neither a merger or consolidation of First Community with another entity, including a merger or consolidation in which the holders of Preferred Stock receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company's assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.
Redemptions and Repurchases
As a result of the enactment of the American Recovery and Reinvestment Act of 2009 on February 17, 2009, we may redeem Preferred Stock at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency and Treasury, for a redemption price equal to 100% of the liquidation preference amount per share of Preferred Stock plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.
To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Preferred Stock must state: (i) the redemption date, (ii) the number of shares of Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.
Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Stock.
In order for us to obtain approval from our applicable regulatory authorities to redeem the Preferred Stock, we would expect that such regulatory authorities would require us to satisfy our capital commitments to them, if any, after giving effect to the redemption of the Preferred Stock so approved.
On November 21, 2012, First Community entered into a TARP Securities Purchase Option Agreement, dated as of November 8, 2012, with certain of the current holders of First Community's Series B preferred stock. Pursuant to the TARP Securities Option Agreement, First Community has the option, but is not required, to redeem from such certain holders their shares of First Community's Series B preferred stock at a discount. $16,824,000 face amount, or 16,824 shares, of Series B preferred stock are subject to the discount option. The TARP Securities Purchase Option Agreement provides that First Community can achieve a discount upon redemption between 18.5% and 31% from the $1,000 per share face value of the Series B preferred stock if such shares are redeemed, in whole or in part, before September 13, 2014. The available percentage discount is 31% through March 13, 2013, 27.139% from March 14, 2013 through September 12, 2013, 23% from September 13, 2013 through March 13, 2014, and 18.5% from March 14, 2014 through September 13, 2014. If any shares subject to the TARP Securities Purchase Option Agreement are redeemed following September 13, 2014, the agreement does not provide for a discount. First Community may use a portion of the proceeds generated by the financing described in this proxy statement/prospectus under the heading "Financing" to fund the redemption of a portion of First Community's Series B or Series C Preferred Stock, subject to receipt of required bank regulatory approval. First Community may decide, however, not to use the proceeds from the financing in this manner, depending upon the capital needs of First Community and the Banks, and considerations related to other general corporate purposes.
No Conversion Rights
Holders of the Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights
The holders of the Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by the Illinois Business Corporation Act.
Whenever dividends have not been paid on the Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of First Community will automatically increase by two and the holders of the Preferred Stock will have the right, with the holders of shares of any other classes or series of voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding Preferred Stock have been paid in full at which time this right will terminate with respect to the Preferred Stock, subject to re-vesting in the event of each and every subsequent default by us in the payment of dividends on the Preferred Stock.
No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Preferred Stock and any voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately, and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Preferred Stock and any voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Preferred Stock voting separately as a class together with the holders of shares of any voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.
Although First Community does not believe the Preferred Stock is considered “voting securities” currently, if they were to become “voting securities” for the purposes of the Bank Holding Company Act, whether because the Company has missed six dividend payments and holders of the Preferred Stock have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Stock, or a holder of a lesser percentage of our Preferred Stock that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the Bank Holding Company Act. In addition, if the Preferred Stock becomes “voting securities”, then (a) any bank holding company or foreign bank that is subject to the Bank Holding Company Act may need approval to acquire or retain more than 5% of the then outstanding Preferred Stock, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Stock. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Stock would need to consult their own counsel with regard to regulatory implications.
In addition to any other vote or consent required by the Illinois Business Corporation Act or by our articles of incorporation, the vote or consent of the holders of at least 66-2/3% of the outstanding Preferred Stock, voting as a separate class, is required in order to do the following:

•
amend or alter our articles of incorporation or the certificate of designations for the Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of First Community; or

•
amend, alter or repeal any provision of our articles of incorporation or the certificate of designations for the Preferred Stock in a manner that adversely affects the rights, preferences, privileges or voting powers of the Preferred Stock; or

•
consummate a binding share exchange or reclassification involving the Preferred Stock or a merger or consolidation of First Community with another entity, unless (i) the Preferred Stock remains outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Preferred Stock immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (i) any increase in the amount of our authorized shares of preferred stock, including authorized Preferred Stock, necessary to satisfy preemptive or similar rights granted by us to other persons prior to December 11, 2009, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock and will not require the vote or consent of the holders of the Preferred Stock.
To the extent holders of the Preferred Stock are entitled to vote, holders of Preferred Stock will be entitled to one vote for each share then held.
The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Preferred Stock would otherwise be required, all outstanding Preferred Stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Stock to effect the redemption.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF THE BANK
AND COMMON SHAREHOLDERS OF FIRST COMMUNITY
The Bank is an Illinois state bank subject to the provisions of the Illinois Banking Act. First Community is an Illinois corporation subject to the provisions of the Illinois Business Corporations Act. If the Merger is completed, the Bank stockholders, whose rights are currently governed by the Bank's charter, the Bank's bylaws and the Illinois Banking Act, will become shareholders of First Community and their rights will be governed by First Community's articles of incorporation, First Community's bylaws and the Illinois Business Corporation Act.

The following description summarizes material differences that may affect the rights of Bank stockholders and First Community shareholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The Bank's charter, First Community's articles of incorporation and the Bank's and First Community's bylaws are subject to amendment in accordance with their terms. Copies of the governing corporate instruments of First Community are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Additional Information” on page i . In addition, the characterization of some of the differences in the rights of the Bank's stockholders and First Community shareholders as material is not intended to indicate that other differences do not exist or are not important. The following description is qualified by the relevant provisions of the Illinois Banking Act, the Illinois Business Corporation Act, First Community's articles of incorporation and bylaws, and the Bank's charter and bylaws. The Bank and First Community urge you to read carefully this entire proxy statement/prospectus for a more complete understanding of the differences between the rights of a Bank stockholder and the rights of a First Community shareholder.

Capitalization

First Community

First Community's authorized capital stock is described above under “Description of First Community Capital Stock”. The total authorized shares of capital stock of First Community consist of 60,000,000 shares of common stock and 1,000,000 shares of preferred stock.

The Bank

The total authorized shares of capital stock of the Bank consist of 2,273,000 shares of common stock and 4,000 shares of preferred stock. At the close of business on the record date, [•] shares of the Bank's common stock and [•] shares of the Bank's preferred stock were issued and outstanding.

Number, Election, Vacancy and Removal of Directors

First Community

The First Community certificate of incorporation and bylaws provide that the total number of First Community directors, shall not be less than ten nor more than twenty-five, and will be from time to time fixed by resolution adopted by the First Community board of directors (subject to the terms of any preferred stock). First Community currently has 16 directors. The board of directors of First Community is divided into three classes with approximately one-third of the directors elected each year for a three year term. The First Community bylaws provide for vacancies on the board of directors to be filled by the board of directions, acting by two-thirds of the directors then in office. The First Community certificate of incorporation and bylaws provide that directors may be removed at any time, but only for cause (subject to the terms of any preferred stock). First Community's shareholders do not have cumulative voting rights in the election of directors.

The Bank

The Bank's bylaws provide that the total number of Bank directors will not be less than five nor more than 25, as determined from time to time by the Bank's common stockholders in accordance with the provisions of the Illinois Banking Act. Under the Illinois Banking Act, the number of directors may be fixed from time to time by the common stockholders at any meeting of the common stockholders called for the purpose of electing directors changing the number thereof by the affirmative vote of at least two-thirds of the outstanding stock entitled to vote at that meeting. The Bank's bylaws provide that except in the case of a vacancy, all directors are elected at each annual meeting of common stockholders to serve until the next annual meeting of the common stockholders until their successors are elected and qualified or until their earlier death, resignation or removal. Any director may resign at any time upon written notice.

The Illinois Banking Act permits classification of the board of directors of a bank if the board of directors consists of six or more members and the bank's charter or bylaws provide for classification. The Bank does not have a classified board. The Bank's charter does not permit cumulative voting for the election of directors.

The Bank's bylaws provide that a director may be removed, with or without cause, at a meeting of the common stockholders by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors, in accordance with the Illinois Banking Act. The Bank's bylaws also provide that vacancies on the Bank's board of directors that arise between common stockholders' meetings may be filled by a majority vote of the directors then in office, although less than a quorum, except that a vacancy created by the removal of a director may only be filled by the affirmative vote of the holders a majority of the shares entitled to vote. The Bank's bylaws provide that the number of directors selected to fill vacancies by the board of directors during any interim period between common stockholders' meeting shall not exceed 33 1/3% percent of the total membership of the board.

Holders of the Bank's preferred stock do not have voting rights with respect to the number, election, vacancy and removal of Bank directors.

Amendments to Charter Documents

First Community

Under the Illinois Business Corporation Act and First Community's articles of incorporation, a proposed amendment to the articles of incorporation requires approval by a majority of the board of directors and adoption by an affirmative vote of at least two-thirds of the outstanding stock entitled to vote on the amendment. An amendment to the articles of incorporation, however, may be approved by a majority of the outstanding stock entitled to vote on the amendment if the proposed amendment is approved by two-thirds of the board of directors.

The Bank

Under the Illinois Banking Act, charter amendments must be approved by the affirmative vote of at least two-thirds of the outstanding shares entitled to vote. Charter amendments are generally presented to the stockholders at either an annual or special meeting by a resolution adopted by the board of directors. Pursuant to the Bank's charter and bylaws, holders of the Bank's preferred stock do not have any voting rights. Accordingly, only holders of the Bank's common stock are entitled to vote on and approve charter amendments. Certain charter amendments may be presented by the board of directors to the stockholders at an annual meeting without a resolution of the board of directors. Any amendment must be filed with the IDFPR and must be approved in writing by the IDFPR in order to become effective.

Amendments to Bylaws

First Community

First Community's bylaws provide that the bylaws may be altered, amended or repealed by the shareholders or by not less than two-thirds of the number of directors that may be fixed from time to time.

The Bank

The Bank's bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted at any regular meeting of the Bank's board of directors, or at any special meeting called for such purpose by the affirmative vote of the majority of the members of the board of directors.

Action by Written Consent

First Community

First Community's articles of incorporation require that any action require or permitted to be taken by shareholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

The Bank

Under the Illinois Banking Act and the Bank's bylaws, any action required or permitted to be taken by the stockholders may be taken without a meeting if all of the stockholders who would have been entitled to vote upon the action shall individually or collectively consent in writing to such action. The Bank's bylaws provide that such written consent or consents shall be filed with the minutes of the proceedings of the stockholders and shall have the same force and effect as a unanimous vote of the stockholders.

Notice of Shareholder/Shareholder Actions

First Community

The Illinois Business Corporation Act and First Community's bylaws provide that written notice of the place, date and hour of the annual shareholder's meeting must be given to each shareholder of record entitled to vote at the meeting not less than ten days and not more than sixty days before the date of the meeting to each shareholder entitled to vote at the meeting, or in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, not less than twenty nor more than sixty days before the date of the meeting.

First Community's bylaws require a shareholder who intends to bring matters at an annual meeting to state such action in writing and file it with the secretary of First Community on or before sixty days in advance of the first anniversary date of the previous year's annual meeting. A shareholder's nomination of candidates for election as directors must be delivered to the secretary of the First Community not less than ninety days or more than one hundred and twenty days prior to the first anniversary of the date of previous year's annual meeting.

The Bank

The Bank's bylaws provide that that written or printed notice of the place, day and hour of the annual stockholder's meeting must be given not less than ten nor more than forty days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Bank's bylaws further provide that any new business to be conducted at the annual meeting of the stockholders shall be stated in writing and filed with the secretary of the Bank on or before sixty days in advance of the first anniversary date of the previous year's annual meeting. Under the Bank's bylaws, any stockholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary of the Bank on or before sixty days in advance of the first anniversary date of the previous year's annual meeting, such proposal may only be voted upon at a meeting held at least 30 days after the annual meeting.

Special Shareholder/Shareholder Meetings

First Community

Under First Community's bylaws, special meetings of the shareholders may be called either by the chief executive officer, a majority of the members of the board of directors or by the holders of not less than one-fifth of all of the outstanding shares of the corporation entitled to vote. Written notice of the special meeting must provide the purpose or purposes of the meeting as well as the place, date, and hour of the meeting and must be delivered not less than ten nor more than sixty days before the date of the meeting or in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, not less than twenty nor more than sixty days before the date of the meeting.

The Bank

The Bank's bylaws provide that a special meeting of the stockholders may be called by a majority of the members of the board of directors or the president, or shall be called upon a request in writing from the holders of at least two-thirds of the capital stock which shall specify the purpose or purposes for which such meeting is being called. Written notice of the special meeting must provide the purpose or purposes of the meeting as well as the place, day and hour of the meeting and must be delivered not less than ten nor more than forty days before the date of the meeting.

Shareholder/Shareholder Inspection Rights

First Community

Under the Illinois Business Corporation Act, any person who is a shareholder of record has the right to examine, in person or by agent, at any reasonable time or times, the corporation's books and records for any proper purpose and upon written demand. Voting lists shall be subject to inspection by any shareholder, and to copying at the shareholder's expense, at any time during usual business hours.

The Bank

Under the Illinois Banking Act, the stockholders of a state bank have a right to inspect the records of the stockholders' names and addresses during business hours of each day in which business may be legally transacted.

Limitation of Personal Liability and Indemnification of Directors and Officers

First Community

Under First Community's articles of incorporation and bylaws, First Community may indemnify any director or officer of First Community, or any person serving at the request of First Community as a director or officer of another entity, against expenses and, except in the case of an action by or in the right of First Community, liabilities actually and reasonably incurred by such person in connection with any action, suit or proceeding involving such person by reason of the fact that the person is or was a director or officer of First Community, provided that (i) such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful and (ii) in the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect of any matter as to which such person is adjudged liable unless and only to the extent such indemnification is approved by a court. First Community's articles of incorporation and bylaws also provide for the indemnification of expenses to the extent that a present or former director or officer of the corporation has been successful in defense of any proceeding described above, and permits advancement of expenses to a director or officer if the corporation receives an undertaking that the amount advanced will be repaid if it is determined that such person is not entitled to indemnification.

The Illinois Business Corporation Act permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors' duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

First Community's articles of incorporation provide that, to the fullest extent permitted by the Illinois Business Corporation Act, none of First Community's directors will be liable to First Community or its shareholders for monetary damages for a breach of fiduciary duty.

The Bank

Pursuant to the Bank's bylaws, each person who is or was a director, officer, employee or agent of the Bank and each person who serves or served at the request of the Bank as a director, officer, employee or agent of another bank, corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Bank in accordance with, and to the fullest extent authorized by, the Illinois Business Corporation Act, subject to the applicable limitations of the Illinois Banking Act and the regulations of the FDIC.

In general, the Illinois Business Corporation Act permits a corporation to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding as a result of such person being or having been a director, officer, employee or agent of such corporation (or who serves or served as such for another entity at the request of the corporation) and such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to criminal actions, had no reasonable cause to believe his or her conduct was unlawful; provided, however, indemnification is not allowed: (i) when such person has been adjudged liable to the corporation unless, upon application, a court in which such action or suit was brought determines indemnification is proper; (ii) for any breach of the director's duty of loyalty to the corporation or its shareholders; (iii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iv) for acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption; or (v) for any transaction from which the director derived an improper personal benefit.

Under the Illinois Banking Act, by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of a bank, such vote occurring at any annual or special meeting of the stockholders, or by unanimous written consent, a bank may establish that a director is not personally liable to the bank or its stockholders for monetary damages for a breach of the director's fiduciary duty. However, the Illinois Banking Act does not permit the elimination or limiting of liability of a director where such liability is based on:

•	any act or omission that is grossly negligent;

•	a breach of the director's duty of loyalty to the bank or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	a transaction from which the director derived an improper personal benefit; or

•	an act or omission occurring before the date of the provision providing for the director's limited liability.
Also under the Illinois Banking Act, a bank has the power to indemnify its officers, directors, employees, and agents, as authorized by Illinois law. Any such indemnification shall be made only as authorized in the specific case, upon a determination that indemnification is proper under the circumstances.

The Bank's bylaws provide that each person who is or was a director or officer of the Bank and each person who serves or served at the request of the bank as a director, officer or partner of another enterprise shall be indemnified by the bank in accordance with, and to the fullest extent authorized by, the Illinois Banking Act.

As an insured depository institution, the Bank is also subject to the FDIC's regulations regarding indemnification payments. In general, the FDIC's indemnification regulations prohibit banks from indemnifying any person who, by any federal banking agency, is (i) assessed a civil money penalty, (ii) removed from office or prohibited from participating in the conduct of the affairs of the Bank, or (iii) required to cease and desist from or take any affirmative action described in Section 8(b) of the Federal Deposit Insurance Act. In addition, the FDIC's regulations restrict certain types of indemnification payments by institutions deemed to be in troubled condition by the FDIC.
Dividends

First Community

Under the Illinois Business Corporation Act, the board of directors of First Community may authorize and make distributions to the corporation's shareholders as long as following the distribution the corporation would not be insolvent or the net assets of the corporation would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in liquidation if the corporation were then to be liquidated. The First Community articles of incorporation and bylaws provide that the board of directors of First Community may declare dividends, subject to the preferential rights of the First Community preferred stock.

Holders of First Community preferred stock have a priority over the holders of First Community common stock with respect to dividends paid by First Community. See “Description of First Community Capital Stock” for a description of the preferential dividend rights of holders of First Community preferred stock.

The Bank

The Illinois Banking Act permits payment of dividends to stockholders, but before declaring a dividend, the bank must carry at least one-tenth of its net profits since the date of the declaration of its last preceding dividend, or since the issuance of it charter in the case of its first dividend, to its surplus until the same shall be equal to its capital. No dividends shall be paid in an amount greater than its net profits then on hand, deducting first therefrom its losses and bed debts.

Holders of the Bank's preferred stock are entitled to receive, when, as and if declared by the board of directors of the Bank, out of funds legally available therefor, noncumulative cash dividends at a rate per annum equal to 8% on the liquidation preference per share of preferred stock, payable semi-annually from, and including, the date on which the shares of Bank preferred stock were originally issued. If the board of directors of the Bank does not declare a dividend on the preferred stock for any semi-annual period, the holders of the preferred stock shall have no right to receive any dividend for such period, and the Bank shall have no obligation to pay a dividend for such period whether or not dividends are declared for any subsequent period with respect to the Bank's preferred stock. So long as any shares of Bank preferred stock are outstanding, no dividends or other distributions shall be declared or paid or set apart for payment, and no other dividend or distribution shall be declared or made upon, the Bank's common stock or any other equity securities ranking, as to dividends or liquidation, on parity with or junior to the Bank's preferred stock unless full dividends on the preferred stock have been paid or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the current dividend period.

Conversion; Preemptive Rights; Liquidation Rights; Redemption

First Community

Holders of First Community common stock have no rights to convert their shares into any other securities and no preemptive rights to subscribe for any additional securities which may be issued by First Community, no liquidation preference in the event of the liquidation, dissolution or winding up of the Bank, or redemption rights.

Holders of First Community preferred stock have a liquidation preference over holders of First Community common stock. See “Description of First Community Capital Stock - Preferred Stock” for a description of the preferential liquidation rights of holders of First Community preferred stock. There are also certain redemption requirements with regard to First Community's preferred stock. See “Description of First Community Capital Stock - Preferred Stock” for a description of these requirements.

The Bank

Holders of the Bank's common stock have no rights to convert their shares into any other securities and no preemptive rights to subscribe for any additional securities which may be issued by the Bank, no liquidation preference in the event of the liquidation, dissolution or winding up of the Bank, or redemption rights.

Holders of the Bank's preferred stock have the right to convert each share into 137 shares of Bank common stock, at the option of the holder, exercisable on at least ten days prior written notice to the Bank. Holders of Bank preferred stock have no preemptive rights to subscribe for additional securities which may be issued by the Bank.

Holders of Bank preferred stock have a liquidation preference over holders of Bank common stock. This means that in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Bank, holders of Bank preferred stock then outstanding shall be entitled to receive, out of the assets of the bank legally available for distribution to stockholders of the Bank, an amount equal to the $1,000 liquidation preference per share of Bank preferred stock plus (i) all accrued but unpaid dividends for the then current dividend period, whether or not earned or declared, until the date of payment, and (ii) all declared but unpaid dividends with respect to one or more dividend periods, before any distributions of assets is made to holders of Bank common stock or any other equity securities of the Bank ranking, as to liquidation, junior to the Bank's preferred stock.

Holders of Bank preferred stock do not have any right to require the redemption of any outstanding shares of the Bank's preferred stock. The Bank preferred stock is also not subject to any mandatory redemption or sinking fund.

Shareholders Rights Plan

First Community

First Community does not have a shareholders rights plan.

The Bank

The Bank does not have a stockholders rights plan.

Voting Rights; Required Vote for Authorization of Certain Actions

First Community

Voting Rights.

Each holder of First Community common stock is entitled to one vote for each share held of record.

Merger, Consolidation or Sale of Assets - General.

Under the Illinois Business Corporation Act, the consummation of a merger or consolidation requires the approval of the board of directors of the corporation which desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of at least two-thirds of the stock of the corporation entitled to vote thereon at an annual or special meeting. The articles of incorporation of any corporation may supersede the two-thirds vote requirement by specifying any smaller or larger vote requirement not less than a majority of the votes of the shares entitled to vote on the issue and not less than a majority of the votes of the shares of each class or series of shares entitled to vote as a class on the issue. No shareholder approval and vote are required if the corporation is the surviving corporation and:

•	the corporation's certificate of incorporation is not amended;

•
the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, qualifications, limitations, restrictions and special or relative rights immediately after the effective date of the merger; and

•
either no common shares of the surviving or acquiring corporation and no shares, securities or obligations convertible into such shares are to be issued or delivered under the plan of merger, or the authorized unissued shares common stock of the surviving or acquiring corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

In addition to the requirements of the Illinois Business Corporation Act, First Community's articles of incorporation requires the affirmative vote of at least two-thirds of the outstanding shares of First Community common stock for the approval or authorization of any merger, consolidation or sale of all or substantially all of the assets of First Community.

Business Combinations with Interested Shareholder.

First Community is subject to Section 7.85 of the Illinois Business Corporation Act. Under Section 7.85, certain business combinations between First Community and an interested shareholders must be approved by an 80% vote of outstanding stock entitled to elect directors and by a majority of disinterested shareholders, unless the transaction has been approved by two-thirds of First Community's directors not affiliated with the interested shareholder or meets certain requirements relating to fairness of the consideration paid and procedural requirements. Additionally, First Community is subject to Section 11.75 of the Illinois Business Corporation Act. Under Section 11.75, an interested shareholder may not engage in certain business combinations with First Community for a period of three years after the date on which the shareholder became an interested shareholder unless: (i) prior to that date, First Community's board of directors approved either the business combination or the transaction in which the shareholder became an interested persons, (ii) the interested shareholder owned at least 85% of First Community's outstanding voting stock upon becoming an interested shareholder, or (iii) the business combination is approved by First Community's board of directors and authorized at a shareholders' meeting by a vote of at least two-thirds of the outstanding voting stock of First Community not owned by the interested person.

The Bank

Voting Rights.

Each holder of Bank common stock is entitled to one vote for each share held of record. Holders of the Bank's preferred stock do not have any voting rights and are not entitled to vote on any matters brought before the Bank's stockholders.

Merger, Consolidation or Sale of Assets - General.

Under the Illinois Banking Act, a merger that results in a state bank must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of the bank entitled to vote at a meeting called to consider the action, unless holders of preferred stock are entitled to vote as a class in respect thereof, in which event the proposed merger shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of shares of the bank entitled to vote as a class in respect thereof and of the total outstanding shares entitled to vote at the meeting. Holders of the Bank's preferred stock are not entitled to vote as a class with respect to the Merger.

Business Combinations with Interested Shareholder.

The Illinois Banking Act does not have anti-takeover provisions similar to Sections 7.85 and 11.75 of the Illinois Business Corporation Act.

Appraisal Rights and Dissenters' Rights

First Community

Under the Illinois Business Corporation Act, a shareholder is entitled to exercise dissenters' rights and obtain cash payment for the “fair value” of its shares in connection with a merger of a corporation if a shareholder complies with Sections 11.65 and 11.70 of the Illinois Business Corporation Act. A Shareholder who complies with the procedures set forth in Section 11.70 of the Illinois Business Corporation Act is entitled to dissent from a merger and to obtain payment, after the merger, for the “fair value” of their shares calculated immediately before the consummation of the merger, exclusive of any appreciation or depreciation in anticipation of the merger, unless such exclusion would be inequitable

To dissent from the merger and demand appraisal, a First Community shareholder would need to satisfy the following conditions: (i) deliver a written demand for appraisal of its shares before the vote on the approval of the merger agreement at the a shareholders meeting, (ii) not vote in favor of the merger agreement, and (iii) continuously hold your shares from the date of making the demand through the time the merger is completed.

If a shareholder makes a legally sufficient demand, within ten days after the date on which the merger is effective or thirty days after a shareholder delivers the written demand for payment, whichever is later, the corporation must send to the shareholder: (i) a statement setting forth its opinion of the fair value of the shares, (ii) the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before delivery of the statement, together with the statement of income for that year, (iii) the latest available interim financial statements; and (iv) a commitment to pay for the shares held by the dissenting shareholder at the estimated fair value upon the transmittal to the surviving corporation of the certificate(s), or other evidence of ownership.

If the dissenting shareholder does not agree with the surviving corporation as to the estimated fair value of the shares or the amount of interest due, such shareholder may, within thirty days from the delivery of surviving corporation's statement of value, notify the surviving corporation of such shareholder's estimated fair value and amount of interest due. Such notice must demand payment for the difference between such shareholder's estimate of fair value and interest and the amount of payment offered by the surviving corporation. If within sixty days from delivery of the dissenting shareholder's notification of estimated fair value and interest due, no written agreement has been reached, the surviving corporation must either pay the difference in value demanded by the dissenting shareholder with interest or file a petition in an Illinois circuit court requesting the court to determine the fair value of the shares and interest due. The surviving corporation must make all dissenters with unsettled demands parties to the proceeding as an action against their shares, and shall serve all parties with a copy of the petition. If the surviving corporation fails to commence an action in circuit court, the dissenting shareholders may commence an action as permitted by law. The court has power to appoint one or more appraisers. Each dissenter who is a party to such action is entitled to receive the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the surviving corporation.

The Bank

Under the Illinois Banking Act, if a merger is consummated and a stockholder of an Illinois state bank elects to exercise dissenters' rights by complying with the procedures set forth in Section 29 of the Illinois Banking Act, that stockholder will be entitled to receive an amount equal to the fair market value of such stockholder's shares. Please see “Dissenters' Rights for the Bank's Stockholders” on page 182 for a detailed description of Section 29 of the Illinois Banking Act.

DISSENTERS' RIGHTS OF THE BANK'S STOCKHOLDERS
If the Merger is completed, you may be entitled to dissenters' rights under Section 29 of the Illinois Banking Act (“Section 29”) as long as you comply with the conditions established by Section 29 and the other requirements of Section 29 are satisfied.
If you have a beneficial interest in shares of Bank common stock that are held of record in the name of another person, such as a broker, bank or other nominee, and you desire to perfect any dissenters' rights, you must act promptly to cause the holder of record timely and properly to follow the steps summarized below. Dissenters' rights cannot be validly exercised by persons other than stockholders of record regardless of the beneficial ownership of the stock.
The discussion below is not a complete summary regarding dissenters' rights of Bank stockholders under Illinois law and is qualified in its entirety by reference to the text of the relevant provisions of the Illinois Banking Act, which are attached to this proxy statement as Annex III. You should review this summary and Section 29 carefully if you wish to exercise dissenters' rights or if you want to preserve your right to do so in the future, because failure to comply with the required procedures within a certain time frame will result in the loss of your dissenters' rights.
If the Merger is completed, Bank stockholders who do not vote in favor of the approval of the Merger Agreement may become entitled to be paid cash for the fair market value of their stock in lieu of the Merger Consideration set forth in the Merger Agreement.
The Merger Agreement provides that shares of Bank common stock held by a holder who is entitled to demand and has properly demanded dissenters' rights in accordance with Section 29 shall not be converted into the right to receive the Merger Consideration. At the effective time of the Merger, such holders will cease to have any rights with respect to such dissenting stock, except the right to receive payment of the fair market value of such shares determined in accordance with Section 29; provided, however, that shares of Bank common stock held by a dissenting stockholder who subsequently withdraws a demand for payment, fails to comply with the requirements of the Illinois Banking Act, or otherwise fails to establish the rights of such stockholder to receive payment in cash of the fair value of such stockholder's shares under the Illinois Banking Act shall be deemed to be converted into the right to receive the per share Merger Consideration in exchange for each such share, without interest thereon, upon proper surrender of the certificate(s) that formerly evidenced such dissenting shares.
Section 29 requires stockholders who wish to dissent to file with the Bank prior to or at the meeting of the stockholders at which the Merger and the Merger Agreement is submitted to a vote by the Bank's stockholders, a written objection to the Merger and Merger Agreement. Section 29 also requires the bank surviving the Consolidation to give notice of the date the Merger becomes effective to each stockholder who filed a written objection. Such a stockholder, within 20 days after receiving such notice from the Bank, must file with the Bank a written demand for payment of the fair value of such stockholder's shares as of day prior to the date on which the stockholders of the Bank vote to approve the Merger and the Merger Agreement. The demand must state the number of shares owned by the dissenting stockholder.
Any stockholder failing to make demand within the 20 day period shall be conclusively presumed to have consented to the Merger and shall be bound by the terms thereof.
If within 30 days after the date on which the Merger was effected the fair value of the dissenting shares is agreed upon between the dissenting stockholders and bank surviving the Consolidation, payment therefor shall be made within 90 days after the date on which the Merger was effected, upon the surrender of the certificate or certificates representing the dissenting shares. Upon payment of the agreed value, the dissenting stockholder shall cease to have any interest in the shares or in the bank surviving the Consolidation.
If within the 30 day period after the date on which the Merger was effected the stockholder and the bank surviving the Consolidation do not agree to the fair value of the dissenting shares, then the dissenting stockholder may, within 60 days after the expiration of the 30 day period, file a complaint in the circuit court asking for a finding and determination of the fair value of the dissenting shares, and shall be entitled to judgment against the bank surviving the Consolidation for the fair value of the dissenting shares as of the day prior to the date on which the stockholders voted to approve the Merger, with interest thereon to the date of such judgment. The amount awarded in the judgment shall be payable only upon, and simultaneously with, the surrender by the dissenting stockholder to bank surviving the Consolidation of the certificate or certificates representing the dissenting shares. Upon the payment of the judgment, the dissenting stockholder shall cease to have any interest in the dissenting shares or in the bank surviving the Consolidation. Unless the dissenting stockholder shall file its complaint within 60 days after the 30 day period after the date on which the Merger was effected, such stockholder shall be conclusively presumed to have approved and ratified the Merger, and shall be bound by the terms thereof.

If you do not wish to pursue your dissenters' rights, you will be entitled to receive the Merger Consideration set forth in the Merger Agreement in exchange for your shares of our common stock.
All of our stockholders who desire to pursue their dissenters' rights must follow the procedures to perfect such rights as described below.
Should you wish to become a dissenting stockholder:
1.    you must continuously hold your shares from the record date for stockholders entitled to vote on the Merger;
2.    you must file with the Bank prior to or at the meeting of the stockholders at which the Merger and the Merger Agreement is submitted to a vote by the Bank's stockholders, a written objection to the Merger and Merger Agreement;
3.    you must not vote any of the shares you wish to qualify as dissenting shares in favor of the approval of the Merger and the Merger Agreement; and
4.    you must make a written demand of the Bank not later than 20 days after the date the Bank provides you with notice of the date that the Merger became effective (the “Approval Notice”). In your written demand to the Bank, you must state the number of shares you own. You should send your written demand to James Maloney, Senior Vice President & Chief Financial Officer of FCB Homer Glen, at 13901 South Bell Road, Homer Glen, Illinois 60491. Even if you did not vote in favor of the approval of the Merger or if you gave a proxy to someone directing a vote against approval of the Merger, you must still make the written demand to the Bank as described above in order to qualify your shares as dissenting shares.
If you fail to perfect your dissenters' rights or effectively waive, withdraw or lose such rights, you and all persons claiming under you will be presumed to have approved and ratified the Merger and the Merger Agreement and will be bound by their terms.
YOU SHOULD BE AWARE THAT IF YOU SEEK TO EXERCISE DISSENTERS' RIGHTS, THE FAIR MARKET VALUE OF YOUR SHARES, AS FINALLY DETERMINED BY AN ILLINOIS CIRCUIT COURT, COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE VALUE OF THE MERGER CONSIDERATION THAT YOU WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT.
IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF THE ILLINOIS BANKING ACT RELATING TO DISSENTERS' RIGHTS, ALL BANK STOCKHOLDERS THAT WISH TO EXERCISE DISSENTERS' RIGHTS OR THAT WISH TO PRESERVE THEIR RIGHT TO DO SO SHOULD CAREFULLY REVIEW SECTION 29 OF THE ILLINOIS BANKING ACT, BECAUSE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS. THOSE WISHING TO DISSENT SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 29.

LEGAL MATTERS
The legality of the securities offered by this proxy statement/prospectus will be passed upon for First Community by Schiff Hardin LLP.

EXPERTS

The consolidated financial statements of First Community and the financial statements of FCB Homer Glen as of December 31, 2011 and 2010 and for the year then ended, appearing in this prospectus/proxy statement have been audited by McGladrey LLP ( formerly McGladrey & Pullen, LLP), an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

First Community Financial Partners, Inc.

Consolidated Financial Report
September 30, 2012

First Community Financial Partners, Inc. and Subsidiaries
Consolidated Balance Sheets
(Amounts in thousands, except common share and per share data) (unaudited)
	September 30,	December 31,
	2012	2011
Assets
Cash and due from banks	$17,771	$24,144
Federal funds sold	11,145	18,216
Interest-bearing deposits in banks	88,005	70,628
Securities available for sale	108,141	80,371
Nonmarketable equity securities	967	958
Loans, net of allowance for loan losses of $25,491 September 30, 2012;
$26,991 December 31, 2011	628,838	664,643
Premises and equipment, net	16,570	9,183
Foreclosed assets	3,769	3,524
Cash surrender value of life insurance	4,329	4,218
Accrued interest receivable and other assets	7,127	7,714
Total assets	$886,662	$883,599
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$103,114	$90,198
Interest-bearing	654,495	681,509
Total deposits	757,609	771,707

Other borrowed funds	32,201	18,278
Subordinated debt, convertible	4,060	4,060
Accrued interest payable and other liabilities	5,589	4,320
Total liabilities	799,459	798,365
Commitments and Contingencies (Notes 6 and 14)
Shareholders' Equity
First Community Financial Partners, Inc. shareholders' equity
Preferred stock, Series A, non-cumulative convertible, $1.00 par value;
5,000 shares authorized; no shares issued	—	—
Preferred stock, Series B, 5% cumulative perpetual, $1.00 par value;
22,000 shares authorized and issued	22,000	22,000
Preferred stock, Series C, 9% cumulative perpetual, $1.00 par value;
1,100 shares authorized and issued	617	452
Common stock, $1.00 par value; 60,000,000 shares
authorized; 12,052,402 issued September 30, 2012 and
12,036,402 issued December 31, 2011	12,052	12,036
Additional paid-in capital	70,118	69,728
Accumulated deficit	(33,509)	(33,123)
Accumulated other comprehensive income	1,334	673
Total First Community Financial Partners, Inc. shareholders' equity	72,612	71,766
Non-controlling interest	14,591	13,468
Total shareholders' equity	87,203	85,234

Total liabilities and shareholders' equity	$886,662	$883,599

See Notes to Unaudited Consolidated Financial Statements.

First Community Financial Partners, Inc. and Subsidiaries
Consolidated Statements of Operations
(Amounts in thousands, except common share and per share data) (unaudited)
	Nine months ended September 30,
	2012	2011
Interest income:
Loans, including fees	$27,994	$33,587
Securities	1,220	992
Federal funds sold and other	181	214
Total interest income	29,395	34,793
Interest expense:
Deposits	6,239	9,250
Federal funds purchased, other borrowed funds and subordinated debt	302	413
Total interest expense	6,541	9,663
Net interest income	22,854	25,130
Provision for loan losses	5,551	14,657
Net interest income after provision for loan losses	17,303	10,473
Noninterest income:
Service charges on deposit accounts	328	371
Gain on sale of loans	339	457
Gain on sale of securities	17	48
(Loss) gain on sale of foreclosed assets, net	(61)	2
Other	632	551
	1,255	1,429
Noninterest expenses:
Salaries and employee benefits	7,547	7,176
Occupancy and equipment expense	1,813	1,691
Data processing	901	940
Professional fees	1,784	881
Advertising and business development	336	406
FDIC assessments	791	802
Loan workout	(75)	142
Foreclosed assets, net of rental income	1,210	1,059
Other expense	2,135	2,282
	16,442	15,379
Income (loss) before income taxes and non-controlling interest	2,116	(3,477)
Income taxes	513	755
Income (loss) before non-controlling interest	1,603	(4,232)
Net income attributable to non-controlling interest	925	765
Net income (loss) applicable to First Community Financial Partners, Inc.	678	(4,997)
Dividends and accretion on preferred shares	1,064	1,064
Net loss applicable to common shareholders	$(386)	$(6,061)

	Nine months ended September 30,
	2012	2011
Common share data:
Basic earnings allocated to common stock per common share	$0.06	$(0.43)
Impact of preferred stock dividends on basic earnings per common share	(0.09)	(0.09)
Basic earnings per common share	(0.03)	(0.52)

Diluted earnings allocated to common stock per common share	0.06	(0.43)
Impact of preferred stock dividends on diluted earnings per common share	(0.09)	(0.09)
Diluted earnings per common share	(0.03)	(0.52)

Weighted average common shares outstanding for basic earnings per common share	12,041,891	11,584,402
Weighted average common shares outstanding for diluted earnings per common share	12,178,617	11,584,402

See Notes to Unaudited Consolidated Financial Statements.

First Community Financial Partners, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands, except common share and per share data) (unaudited)
	Nine months ended September 30,
	2012	2011

Net income (loss)	$678	$(4,997)

Unrealized holding gains on investment securities, net of tax	651	731
Reclassification adjustments for gains included in net income, net of tax	10	29
Other comprehensive income, net of tax	661	760

Comprehensive income (loss)	$1,339	$(4,237)

See Notes to Unaudited Consolidated Financial Statements.

First Community Financial Partners, Inc. and Subsidiaries
Consolidated Statements of Shareholders' Equity
Nine Months Ended September 30, 2012 and 2011
(Amounts in thousands, except common share and per share data) (unaudited)
							Accumulated
	Series A	Series B	Series C		Additional		Other
	Preferred	Preferred	Preferred	Common	Paid-In	Accumulated	Comprehensive	Noncontrolling
	Stock	Stock	Stock	Stock	Capital	Deficit	Income (Loss)	Interest	Total
Balance, December 31, 2010	—	$22,000	$232	$11,584	$69,151	$(25,542)	$(108)	$12,215	$89,532
Comprehensive income:
Net loss	—	—	—	—	—	(4,997)	—	765	(4,232)
Change in net unrealized gains (losses) on securities available for sale, net of taxes of $557	—	—	—	—	—	—	760	111	871
Total comprehensive loss									(3,361)
Discount accretion on preferred shares	—	—	165	—	—	(165)	—	—	—
Dividends on preferred shares	—	—	—	—	—	(899)	—	—	(899)
Stock option compensation expense	—	—	—	—	268	—	—	115	383
Balance, September 30, 2011	—	$22,000	$397	$11,584	$69,419	$(31,603)	$652	$13,206	$85,655

Balance, December 31, 2011	—	$22,000	$452	$12,036	$69,728	$(33,123)	$673	$13,468	$85,234
Comprehensive income:
Net income	—	—	—	—	—	678	—	925	1,603
Change in net unrealized gains on securities available for sale, net of taxes of $465	—	—	—	—	—	—	661	67	728
Total comprehensive income									2,331
Issuance of 16,000 shares of common stock for restricted stock awards and amortization	—	—	—	16	8	—	—	—	24
Discount accretion on preferred shares	—	—	165	—	—	(165)	—	—	—
Dividends on preferred shares	—	—	—	—	—	(899)	—	—	(899)
Stock option compensation expense	—	—	—	—	382	—	—	131	513
Balance, September 30, 2012	—	$22,000	$617	$12,052	$70,118	$(33,509)	$1,334	$14,591	$87,203

See Notes to Unaudited Consolidated Financial Statements.

First Community Financial Partners, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Amounts in thousands, except common share and per share data) (unaudited)

	Nine Months Ended, September 30,
	2012	2011
Cash Flows From Operating Activities
Net income (loss) applicable to First Community Financial Partners, Inc.	$678	$(4,997)
Net income attributable to non-controlling interest	925	765
Net income (loss) before non-controlling interest	1,603	(4,232)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Net amortization of securities	597	568
Provision for loan losses	5,551	14,657
Loss (gain) on sale of foreclosed assets, net	61	(2)
Writedown of foreclosed assets	659	206
Net amortization of deferred loan costs	(74)	(50)
Depreciation and amortization of premises and equipment	807	825
Realized gains on sales of available for sale securities, net	(17)	(48)
Increase in cash surrender value of life insurance	(111)	(111)
Deferred income taxes	157	3,765
Proceeds of sale of loans	6,779	11,266
Gain on sale of loans	(339)	(457)
Decrease (increase) in accrued interest receivable and other assets	430	(2,671)
Increase in accrued interest payable and other liabilities	804	350
Restricted stock compensation expense	245	—
Stock option compensation expense	292	383
Net cash provided by operating activities	17,444	24,449
Cash Flows From Investing Activities
Net change in federal funds sold	7,071	(6,782)
Net change in interest-bearing deposits in banks	(17,377)	(41,372)
Activity in available for sale securities:
Purchases	(36,418)	(37,017)
Maturities, prepayments and calls	8,246	28,992
Sales	1,015	1,950
Purchases of nonmarketable equity securities	(9)	—
Net decrease in loans	19,954	35,322
Purchases of premises and equipment	(8,194)	(265)
Proceeds from sale of foreclosed assets	2,969	2,657
Net cash used in investing activities	(22,743)	(16,515)
Cash Flows From Financing Activities
Net decrease in deposits	(14,098)	(2,968)
Net increase in other borrowings	13,923	193
Dividends paid on preferred shares	(899)	(899)
Net cash used in financing activities	(1,074)	(3,674)
Net change in cash and due from banks	(6,373)	4,260
Cash and due from banks:
Beginning	24,144	17,413
Ending	$17,771	$21,673

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$6,547	$9,923
Cash payments for income taxes	757	946
Supplemental Schedule of Noncash Investing and Financing Activities
Transfer of loans to foreclosed assets	3,934	3,650

See Notes to Unaudited Consolidated Financial Statements.

Note 1.	Summary of Significant Accounting Policies

Principles of consolidation: The consolidated financial statements include the accounts of First Community Financial Partners, Inc. (“the Company” or “First Community”) and the following subsidiaries (“the Banks”):

	Ownership %	Date Formed
First Community Bank of Joliet ("FCB Joliet")	100%	June 15, 2004
First Community Bank of Plainfield ("FCB Plainfield")	78.19%	October 28, 2008
First Community Bank of Homer Glen & Lockport ("FCB Homer/Lockport")	60.94%	December 17, 2008
Burr Ridge Bank and Trust	53.09%	April 13, 2009

All significant intercompany balances and transactions have been eliminated in consolidation.

Unaudited interim financial statements: The interim consolidated financial statements as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 and the related footnote information are unaudited. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of the results of operations for interim periods. The results of operations for the nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the entire year or any other interim period.

Nature of operations: First Community Financial Partners, Inc. is a bank holding company providing a full range of financial services to individuals and corporate clients through the Banks.

Use of estimates: In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of foreclosed assets, and the valuation of deferred tax assets.

Presentation of cash flows: For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, cash items and balances due from banks. Cash flows from federal funds sold, interest-bearing deposits in banks, loans originated by the Company, deposits and other borrowings are reported as net increases or decreases.

Reclassification: Certain amounts in the 2011 consolidated financial statements have been reclassified to conform to the 2012 presentation with no impact on net loss or shareholders' equity.

Interest-bearing deposits in banks: Interest-bearing deposits in banks mature within one year and are carried at cost.

Securities: All securities are classified as available for sale as the Company intends to hold the securities for an indefinite period of time, but not necessarily to maturity. Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of the related deferred tax effect. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Declines in the fair value of individual securities available for sale below their cost that are related to credit losses are deemed to be other-than-temporary and reflected in earnings as realized losses. In determining whether other-than-temporary impairment exists, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent or requirement of the Company to sell its investment in the issuer prior to any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Nonmarketable equity securities: The Company owns common stock issued by the Federal Home Loan Bank (“FHLB”) of Chicago, which has no quoted market value; as such, the stock is carried at cost.
The Company views its investment in the stock of the FHLB Chicago as a long-term investment. Accordingly, when evaluating for impairment, the value is determined based on the ultimate recovery of the par value rather than recognizing temporary declines in value. The decision of whether impairment exists is a matter of judgment that should reflect the investor's views on the FHLB Chicago's long-term performance, which includes factors such as its operating performance, the severity and duration of declines of the market value of its net assets relative to its capital stock amounts, its commitment to make payments required by law or regulation and the level of such payments in relation to its operating performance, the impact of legislative and regulation changes on FHLB Chicago and accordingly, on the members of FHLB Chicago, and its liquidity and funding position. Although the FHLB Chicago was placed under a Cease and Desist Order and suspended dividends in 2007, the FHLB Chicago continued issuing new capital stock at par value since the Cease and Desist Order, reported earnings in 2010 and 2011, and reported that it is in compliance with regulatory capital requirements. The Company does not believe that its investment in the FHLB was impaired as of September 30, 2012.

Loans: The Company grants commercial, commercial and residential mortgage and consumer loans to clients. A substantial portion of the loan portfolio is represented by commercial and commercial mortgage loans throughout communities in Will, Grundy, DuPage, Cook, and Kane counties in Illinois. The ability of the Company's loan clients to honor their contracts is dependent upon general economic conditions and real estate values in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield.

In July 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-20, Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (Topic 310). ASU 2010-20 significantly expands the disclosures that the Company must make about the credit quality of loan receivables and the allowance for loan losses. The objectives of the enhanced disclosures are to provide financial statement users with additional information about the nature of credit risks inherent in the Company's loan receivables, how credit risk is analyzed and assessed when determining the allowance for loan losses, and the reasons for the change in the allowance for loan losses. The ASU is effective for annual reporting periods ending after December 15, 2011. Accordingly, the Company has included the new disclosures throughout these consolidated financial statements (see Note 1 and Note 5).

The accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Troubled debt restructurings: Loans are accounted for as troubled debt restructurings ("TDR") when a borrower is experiencing financial difficulties that leads to a restructuring of the loan, and the Company grants a “concession” to the borrower that they would not otherwise consider. These concessions include a modification of terms such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof to facilitate repayment.

TDRs are classified as impaired loans. TDRs are reviewed at the time of modification and on a quarterly basis to determine if a specific reserve is needed. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan’s original rate, or for collateral dependent loans, to the fair value of the collateral. Any shortfall is recorded as a specific reserve. Payment performance prior and subsequent to the restructuring is taken into account in assessing whether it is likely that the borrower can meet the new terms. A period of sustained repayment for at least six months generally is required for return to accrual status. This may result in the loan being returned to accrual at the time of restructuring. A loan that is modified at a market rate of interest will not be classified as a troubled debt restructuring in the calendar year subsequent to the restructuring if it is in compliance with the modified terms.

Allowance for loan losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

When establishing the allowance for loan losses, management categorizes loans into risk categories generally based on the nature of the collateral and the basis of repayment. These risk categories and the relevant risk characteristics are as follows:

Construction and land development loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analyses of absorption and lease rates, and financial analyses of the developers and property owners. Construction and land development loans are generally based upon estimates of costs and value associated with the completed project. Construction and land development loans often involve the disbursement of substantial funds with repayment primarily dependent upon the success of the completed project. Sources of repayment for these types of loans may be permanent loans from long-term lenders, sales of developed property, or an interim loan commitment until permanent financing is obtained. Generally, these loans have a higher risk profile than other real estate loans due to their repayment being sensitive to real estate values, interest rate changes, governmental regulation of real property, demand and supply of alternative real estate, the availability of long-term financing, and changes in general economic conditions.

Commercial loans are underwritten after evaluating and understanding the borrower's ability to operate profitably and prudently expand its business. Underwriting standards are designed to ensure repayment of loans and mitigate loss exposure. As part of the underwriting process, the Company examines current and projected cash flows to determine the ability of the borrower to repay his obligation as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of the borrower, however, may not be as expected, and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and usually incorporate a personal guarantee. However, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent upon the ability of the borrower to collect amounts due from its customers. Agricultural production loans are subject to underwriting standards and processes similar to commercial loans.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those standards and processes specific to real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of these loans is largely dependent upon the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate market or in the general economy. The properties securing the Company's commercial real estate portfolio are diverse in terms of type and geographic location within Will, Grundy, Dupage, Cook and Kane counties and their surrounding communities. Management monitors and evaluates commercial real estate loans based on cash flow, collateral, geography, and risk grade criteria. Farmland loans are subject to underwriting standards and processes similar to commercial real estate loans.

Residential 1-4 family and consumer loans are underwritten by evaluating the credit history of the borrower, the ability of the borrower to meet the debt service requirements of the loan and total debt obligations, as well as the underlying collateral and the loan to collateral value. Underwriting standards for home equity loans are heavily influenced by statutory requirements, which include, but are not limited to, loan-to-value and affordability ratios, risk-based pricing strategies, and documentation requirements. Included in the Company's residential 1-4 family loans are loans made to investors. These loans are underwritten using the same criteria as other residential 1-4 family loans.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to recognize adjustments to its allowance based on their judgments of information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful or substandard. For such loans that are classified as impaired, an allowance is established when the collateral value, discounted cash flows or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. These qualitative factors consider local economic trends, concentrations, management experience, and other elements of the Company's lending operations.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining the impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the fair value of collateral if the loan is collateral dependent, the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's obtainable market price.

Residential 1-4 family and consumer loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to the financial difficulties of the borrower.

Premises and equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the lesser of the remaining lease term, including renewal options controlled by the Company or the assets' useful lives using the straight-line method.

Foreclosed assets: Assets acquired through loan foreclosure or other proceedings are initially recorded at fair value less estimated selling costs at the date of foreclosure establishing a new cost basis. After foreclosure, foreclosed assets are held for sale and are carried at the lower of cost or fair value less estimated costs of disposal. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses.  Subsequently, unrealized losses and realized gains and losses on sales are included in other noninterest income.  Operating results from foreclosed assets are recorded in other noninterest expense.

Transfers of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income taxes: Deferred taxes are provided using the liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company had adopted the accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company has no uncertain tax positions as of September 30, 2012 and December 31, 2011.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management's judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.

The Company would recognize interest and penalties on income taxes as a component of income tax expense.

The Company is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2009.

Stock compensation plans: The Company recognizes compensation cost relating to share-based payment transactions (stock options, and restricted share plans) in the consolidated financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued.

The Company calculates and recognizes compensation cost for all stock awards over the employees' service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Company uses a Black-Sholes model to estimate the fair value of stock options, while the market price of the Company's common stock at the date of grant is used for restricted stock awards.

Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the balance sheets, such items, along with net income, are components of comprehensive income.

Basic and diluted earnings per common share: Earnings (loss) per common share is computed using the two-class method. Basic earnings (loss) per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the applicable period. Diluted earnings per share is computed using the weighted-average number of shares determined for the basic earnings per common share computation plus the dilutive effect of stock compensation using the treasury stock method. Due to the net loss for the nine months ended September 30, 2011, all of the dilutive stock based awards are considered anti-dilutive and not included in the computation of diluted earnings (loss) per share.

The following table presents a reconciliation of the number of shares used in the calculation of basic and diluted earnings (loss) per common share (amounts in thousands, except common share data).

	Nine Months Ended September 30,
	2012	2011

Undistributed earnings (loss) allocated to common stock	$678	$(4,997)
Less: preferred stock dividends and discount accretion	1,064	1,064
Net (loss) allocated to common stock	$(386)	$(6,061)

Weighted average shares outstanding for basic earnings per common share	12,041,891	11,584,402
Dilutive effect of stock-based compensation	136,726	—
Weighted average shares outstanding for diluted earnings per common share	12,178,617	11,584,402

Basic earnings (loss) per common share	$0.06	$(0.43)
Impact of preferred stock dividends on basic earnings (loss) per common share	(0.09)	(0.09)
Basic (loss) per common share	(0.03)	(0.52)

Diluted earnings (loss) per common share	0.06	(0.43)
Impact of preferred stock dividends on diluted earnings (loss) per common share	(0.09)	(0.09)
Diluted (loss) per common share	(0.03)	(0.52)

Recent accounting pronouncements: ASC Topic 860 "Transfers and Servicing."  New authoritative accounting guidance under ASC Topic 860, "Transfers and Servicing" amended prior guidance on the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity.  The new authoritative guidance removes from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and the collateral maintenance implementation guidance related to that criterion.  The new guidance does not change any other existing criteria applicable to the assessment of effective control.  The Company adopted this new authoritative guidance on January 1, 2012, and it did not have an impact on the Company's statements of operations.

ASC Topic 820 "Fair Value Measurement."  New authoritative accounting guidance under ASC Topic 820, "Fair Value Measurement" amended prior guidance to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards.  The new authoritative guidance clarifies the highest and best use and valuation premise, measuring the fair value of an instrument classified in a reporting entity's shareholders' equity, measuring the fair value of financial instruments that are managed within a portfolio, and the application of premiums and discounts in a fair value measurement. The new authoritative guidance also requires additional disclosures about fair value measurements. The Company adopted this new authoritative guidance on January 1, 2012, and it did not have an impact on the Company's statements of operations.  See Note 16 for the additional disclosures required by this new authoritative guidance.

ASC Topic 220 "Comprehensive Income."  New authoritative accounting guidance under ASC Topic 220, "Comprehensive Income" amended prior guidance to increase the prominence of items reported in other comprehensive income.  The new guidance requires that all changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  The new guidance does not change the items that must be reported in other comprehensive income.  The Company adopted this new authoritative guidance on January 1, 2012, and it did not have an impact on the Company's statements of operations and financial condition.  See the Consolidated Statements of Comprehensive Income included in the Consolidated Financial Statements.

Segment: The Company's operations consist of one segment called community banking. While the Company's management monitors each of the four bank subsidiaries' operations and profitability separately, these subsidiaries have been aggregated into one reportable operating segment due to the similarities in products and services, customer base, operations, profitability measures, and economic characteristics.

Subsequent events: The Company has considered subsequent events through the date of issuance of these financial statements and has determined that no additional disclosure is necessary.

Note 2.	Affiliate Services

First Community Financial Partners, Inc., FCB Joliet, FCB Plainfield, FCB Homer/Lockport and Burr Ridge Bank and Trust have entered into an Affiliate Management Services Agreement. The Affiliate Management Services Agreement allows for each entity to share in the costs and resources of such functions including, but not limited to, information technology, finance and accounting, human resources, risk management, and strategic development. For the nine months ended September 30, 2012 and 2011, $2.1 million and $1.7 million, respectively, was paid by the Banks to the Company under the terms of the agreement.

The Banks have internal loan participation agreements of $75.1 million and $75.7 million as of September 30, 2012 and December 31, 2011, respectively.

Note 3.	Cash and Due from Banks

The Company is required to maintain average balances on hand or with the Federal Reserve Bank of Chicago. At September 30, 2012 and December 31, 2011, these reserve balances amounted to approximately $1.4 million and $1.1 million, respectively.

The nature of the Company's business requires that it maintain amounts due from banks, federal funds sold and interest-bearing deposits in banks which, at times, may exceed federally insured limits. Management monitors these correspondent relationships and the Company has not experienced any losses in such accounts.

Note 4.	Securities Available for Sale

The amortized cost and fair value of securities available for sale, with gross unrealized gains and losses, follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

September 30, 2012
U.S. government federal agency	$1,001	$1	—	$1,002
Government sponsored enterprises	25,580	261	—	25,841
Residential collateralized mortgage
obligations	21,795	341	—	22,136
Residential mortgage backed
securities	8,172	299	—	8,471
Corporate securities	10,526	217	1	10,742
State and political subdivisions	38,603	1,402	56	39,949
	$105,677	$2,521	$57	$108,141

December 31, 2011
U.S. government federal agency	$1,002	$2	—	$1,004
Government sponsored enterprises	23,549	205	14	23,740
Residential collateralized mortgage
obligations	20,087	278	13	20,352
Residential mortgage backed
securities	4,918	120	—	5,038
Corporate securities	2,163	22	20	2,165
State and political subdivisions	27,381	699	8	28,072
	$79,100	$1,326	$55	$80,371

Securities with a fair value of $50.2 million and $44.1 million were pledged as collateral on public funds, securities sold under agreements to repurchase and for other purposes as required or permitted by law as of September 30, 2012 and December 31, 2011, respectively.

The amortized cost and fair value of debt securities available for sale as of September 30, 2012, by contractual maturity are shown below (in thousands). Maturities may differ from contractual maturities in residential collateralized mortgage obligations and residential mortgage backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore these securities are segregated in the following maturity summary.

	Amortized Cost	Fair Value

Within 1 year	$10,487	$10,510
Over 1 year through 5 years	50,662	51,545
5 years through 10 years	11,110	11,638
Over 10 years	3,451	3,841
Residential collateralized mortgage obligations
and mortgage backed securities	29,967	30,607
	$105,677	$108,141
Gross realized gains on the sales of securities were $17,000 and $48,000, respectively, and there were no gross realized losses during the nine months ended September 30, 2012 and 2011.

There were no securities with material unrealized losses existing longer than 12 months, and no securities with unrealized losses which management believes are other-than-temporarily impaired at September 30, 2012 and December 31, 2011.

The unrealized losses in the portfolio at September 30, 2012, resulted from fluctuations in market interest rates and not from deterioration in the creditworthiness of the issuers. Since the Company does not intend to or will be required to sell these securities until market price recovery or maturity, these investment securities are not considered to be other-than-temporarily impaired.

Note 5.	Loans

A summary of the balances of loans follows (in thousands):

	September 30, 2012	December 31, 2011
Construction and Land Development	$35,569	$41,946
Farmland and Agricultural Production	8,766	12,761
Residential 1-4 Family	81,382	86,703
Commercial Real Estate	366,898	379,881
Commercial	142,322	147,184
Consumer and other	19,661	23,385
	654,598	691,860
Net deferred loan (fees) costs	(269)	(226)
Allowance for loan losses	(25,491)	(26,991)
	$628,838	$664,643

The following tables present the contractual aging of the recorded investment in past due and nonaccrual loans by class of loans as of September 30, 2012 and December 31, 2011 (in thousands):

	September 30, 2012
	Current	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Accruing Loans	Nonaccrual Loans	Total Loans
Construction and Land Development	$30,480	$196	—	—	$30,676	$4,893	$35,569
Farmland and Agricultural Production	8,766	—	—	—	8,766	—	8,766
Residential 1-4 Family	78,479	64	—	—	78,543	2,839	81,382
Commercial Real Estate	—	—	—	—		—
Multifamily	19,006	—	—	—	19,006	—	19,006
Retail	105,534	—	—	—	105,534	5,812	111,346
Office	45,619	1,859	389	—	47,867	5,691	53,558
Industrial and Warehouse	53,082	—	—	—	53,082	1,589	54,671
Health Care	15,808	—	—	—	15,808	—	15,808
Other	103,810	—	3,153	—	106,963	5,546	112,509
Commercial	131,513	1,099	3,176	2,789	138,577	3,745	142,322
Consumer and other	18,846	8	5	—	18,859	802	19,661
Total	$610,943	$3,226	$6,723	$2,789	$623,681	$30,917	$654,598

	December 31, 2011
	Current	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Accruing Loans	Nonaccrual Loans	Total Loans
Construction and Land Development	$31,507	$166	$3,755	—	$35,428	$6,518	$41,946
Farmland and Agricultural Production	11,261	—	—	—	11,261	1,500	12,761
Residential 1-4 Family	81,792	68	15	—	81,875	4,828	86,703
Commercial Real Estate
Multifamily	17,747	—	—	—	17,747	—	17,747
Retail	104,783	—	—	—	104,783	9,092	113,875
Office	39,244	—	—	—	39,244	4,848	44,092
Industrial and Warehouse	46,963	—	—	—	46,963	2,532	49,495
Health Care	16,651	—	—	—	16,651	—	16,651
Other	131,880	—	—	—	131,880	6,141	138,021
Commercial	140,454	1,625	2,382	—	144,461	2,723	147,184
Consumer and other	22,286	773	274	—	23,333	52	23,385
Total	$644,568	$2,632	$6,426	—	$653,626	$38,234	$691,860

As part of the on-going monitoring of the credit quality of the Company's loan portfolio, management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt and comply with various terms of their loan agreements. The Company considers current financial information, historical payment experience, credit documentation, public information and current economic trends. Generally, all sizeable credits receive a financial review no less than annually to monitor and adjust, if necessary, the credit's risk profile. Credits classified as watch generally receive a review more frequently than annually. For special mention, substandard, and doubtful credit classifications, the frequency of review is increased to no less than quarterly in order to determine potential impact on credit loss estimates.

The Company categorizes loans into the following risk categories based on relevant information about the ability of borrowers to service their debt:

Pass - A pass asset is well protected by the current worth and paying capacity of the obligator (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner. Pass assets also include certain assets considered watch, which are still protected by the worth and paying capacity of the borrower but deserve closer attention and a higher level of credit monitoring.

Special Mention - A special mention asset, or risk rating of 5, has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Company's credit position at some future date. Special mention assets are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

Substandard - A substandard asset, or risk rating of 6 or 7, is an asset with a well-defined weakness that jeopardizes repayment, in whole or in part, of the debt. These credits are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. These assets are characterized by the distinct possibility that the Company will or has sustained some loss of principal and/or interest if the deficiencies are not corrected.

Doubtful - An asset that has all the weaknesses, or risk rating of 8, inherent in the substandard classification, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. These credits have a high probability for loss, yet because certain important and reasonably specific pending factors may work toward the strengthening of the asset, its classification of loss is deferred until its more exact status can be determined.

Loss - An asset, or portion thereof, classified as loss, or risk rated 9, is considered uncollectible and of such little value that its continuance as a bankable asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value but that it is not practical or desirable to defer writing off this basically worthless asset even though a partial recovery may occur in the future. Therefore, there is no balance to report at September 30, 2012 or December 31, 2011.

Residential 1-4 family, consumer and other loans are assessed for credit quality based on the contractual aging status of the loan and payment activity. In certain cases, based upon payment performance, the loan being related with another commercial type loan or for other reasons, a loan may be categorized into one of the risk categories noted above. Such assessment is completed at the end of each reporting period.

The following tables present the risk category of loans evaluated by internal asset classification based on the most recent analysis performed and the contractual aging as of September 30, 2012 and December 31, 2011 (in thousands):

	September 30, 2012
	Pass	Special Mention	Substandard	Doubtful	Total

Construction and Land Development	$15,869	$13,188	$5,229	$1,283	$35,569
Farmland and Agricultural Production	8,766	—	—	—	8,766
Commercial Real Estate	—	—	—	—
Multifamily	17,001	732	1,273	—	19,006
Retail	78,491	25,590	4,296	2,969	111,346
Office	36,685	10,036	4,003	2,834	53,558
Industrial and Warehouse	43,760	673	10,238	—	54,671
Health Care	14,464	1,344	—	—	15,808
Other	98,734	8,030	3,410	2,335	112,509
Commercial	123,539	7,723	10,527	533	142,322
Total	$437,309	$67,316	$38,976	$9,954	$553,555

	September 30, 2012
	Performing	Non-performing	Total

Residential 1-4 Family	$78,543	$2,839	$81,382
Consumer and other	18,859	802	19,661
Total	$97,402	$3,641	$101,043

	December 31, 2011
	Pass	Special Mention	Substandard	Doubtful	Total

Construction and Land Development	$17,533	$16,337	$6,851	$1,225	$41,946
Farmland and Agricultural Production	11,261	—	1,500	—	12,761
Commercial Real Estate
Multifamily	17,005	742	—	—	17,747
Retail	78,547	26,237	3,842	5,249	113,875
Office	29,183	6,512	7,146	1,251	44,092
Industrial and Warehouse	36,894	2,267	10,334	—	49,495
Health Care	15,297	1,354	—	—	16,651
Other	121,246	10,435	4,245	2,095	138,021
Commercial	127,198	9,171	10,666	149	147,184
Total	$454,164	$73,055	$44,584	$9,969	$581,772

	December 31, 2011
	Performing	Non-performing	Total

Residential 1-4 Family	$84,367	$2,336	$86,703
Consumer and other	23,333	52	23,385
Total	$107,700	$2,388	$110,088

Non-performing loans includes those on nonaccrual status and those past due 90 days or more and still on accrual.

The following table provides detail of the activity in the allowance for loan losses, by portfolio segment, for the nine months ended September 30, 2012 and 2011 (in thousands):

	September 30, 2012
	Construction and Land Development	Farmland and Agricultural Production	Residential 1-4 Family	Commercial Real Estate	Commercial	Consumer and Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$6,252	$1,595	$2,408	$11,438	$4,337	$280	$681	$26,991
Provision for loan losses	341	372	1,341	4,143	65	(30)	(681)	5,551
Loans charged-off	(1,693)	(1,353)	(816)	(3,536)	(1,285)	—	—	(8,683)
Recoveries of loans
previously charged-off	574	—	73	500	480	5	—	1,632
Ending balance	$5,474	$614	$3,006	$12,545	$3,597	$255	—	$25,491

	September 30, 2011
	Construction and Land Development	Farmland and Agricultural Production	Residential 1-4 Family	Commercial Real Estate	Commercial	Consumer and Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$8,610	$58	$3,084	$8,877	$3,927	$215	$28	$24,799
Provision for loan losses	3,313	19	1,779	5,411	2,075	70	1,990	14,657
Loans charged-off	(6,129)	—	(1,527)	(3,550)	(1,142)	(17)	—	(12,365)
Recoveries of loans
previously charged-off	81	—	50	325	78	2	—	536
Ending balance	$5,875	$77	$3,386	$11,063	$4,938	$270	$2,018	$27,627

The following table presents the balance in the allowance for loan losses and the unpaid principal balance of loans by portfolio segment and based on impairment method as of September 30, 2012 and December 31, 2011 (in thousands):

	September 30, 2012
	Construction and Land Development	Farmland and Agricultural Production	Residential 1-4 Family	Commercial Real Estate	Commercial	Consumer and Other	Unallocated	Total
Period-ended amount
allocated to:
Individually evaluated for
impairment	$2,576	—	$194	$1,720	$173	$25	—	$4,688
Collectively evaluated for
impairment	2,901	614	2,833	10,860	3,365	230	—	20,803
Ending balance	$5,477	$614	$3,027	$12,580	$3,538	$255	—	$25,491

Loans:
Individually evaluated for
impairment	$4,893	—	$6,310	$22,313	$6,534	$802	—	$40,852
Collectively evaluated for
impairment	30,676	8,766	75,072	344,585	135,788	18,859	—	613,746
Ending balance	$35,569	$8,766	$81,382	$366,898	$142,322	$19,661	—	$654,598

	December 31, 2011
	Construction and Land Development	Farmland and Agricultural Production	Residential 1-4 Family	Commercial Real Estate	Commercial	Consumer and Other	Unallocated	Total
Period-ended amount
allocated to:
Individually evaluated for
impairment	$3,288	$1,500	$143	$2,506	$1,002	$25	—	$8,464
Collectively evaluated for
impairment	2,964	95	2,265	8,932	3,335	255	681	18,527
Ending balance	$6,252	$1,595	$2,408	$11,438	$4,337	$280	$681	$26,991

Loans:
Individually evaluated for
impairment	$6,518	$1,500	$6,587	$22,614	$5,544	$52	—	$42,815
Collectively evaluated for
impairment	35,428	11,261	80,116	357,267	141,640	23,333	—	649,045
Ending balance	$41,946	$12,761	$86,703	$379,881	$147,184	$23,385	—	$691,860

The following table presents additional detail of impaired loans, segregated by class, as of and for the nine months ended September 30, 2012 and as of and for the year ended December 31, 2011. The unpaid principal balance represents the recorded balance prior to any partial charge-offs. The recorded investment represents customer balances net of any partial charge-offs recognized on the loans. The interest income recognized column represents all interest income reported either on a cash or accrued basis after the loan became impaired. The cash basis income column represents only the interest income recognized on a cash basis after the loan was classified as impaired (in thousands):

	September 30, 2012
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Cash Basis Interest Income Recognized
With no related allowance recorded:
Construction and Land Development	$4,225	$2,288	—	$2,088	—
Farmland and Agricultural Production	—	—	—	—	—
Residential 1-4 Family	3,893	3,370	—	4,081	54
Commercial Real Estate
Multifamily	—	—	—	—	—
Retail	3,198	3,122	—	1,392	—
Office	7,792	5,015	—	2,655	—
Industrial and Warehouse	1,206	682	—	1,183	—
Health Care	—	—	—	—
Other	3,601	2,489	—	2,676
Commercial	6,629	6,361	—	5,852	234
Consumer and other	762	762	—	256	—
With an allowance recorded:
Construction and Land Development	6,627	2,605	2,576	3,535	—
Farmland and Agricultural Production	—	—	—	713	—
Residential 1-4 Family	3,119	2,940	194	2,510	78
Commercial Real Estate
Multifamily	1,273	1,273	17	1,025	46
Retail	4,808	4,143	370	6,090	24
Office	286	286	19	2,568	—
Industrial and Warehouse	907	907	114	954	—
Health Care	—	—	—	—	—
Other	6,773	4,396	1,200	3,902	15
Commercial	361	173	173	1,977	—
Consumer and other	40	40	25	42	—
Total	$55,500	$40,852	$4,688	$43,499	$451

	December 31, 2011
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Cash Basis Interest Income Recognized

With no related allowance recorded:
Construction and Land Development	$8,779	$2,608	—	$4,049	—
Farmland and Agricultural Production	—	—	—	—	—
Residential 1-4 Family	7,314	5,941	—	6,022	104
Commercial Real Estate
Multifamily	—	—	—	71	—
Retail	9,404	5,678	—	3,094	—
Office	2,176	1,251	—	1,242	—
Industrial and Warehouse	—	—	—	775	—
Health Care	—	—	—	—	—
Other	7,425	3,582	—	5,703	—
Commercial	3,177	2,895	—	1,120	50
Consumer and other	—	—	—	34	—
With an allowance recorded:
Construction and Land Development	7,482	3,910	3,288	5,949	2
Farmland and Agricultural Production	1,500	1,500	1,500	300	—
Residential 1-4 Family	913	646	143	832	—
Commercial Real Estate
Multifamily	—	—	—	—	—
Retail	4,181	3,414	274	3,783	—
Office	3,598	3,598	1,399	2,139	—
Industrial and Warehouse	2,775	2,532	243	1,509	—
Health Care	—	—	—	—	—
Other	2,559	2,559	590	3,340	—
Commercial	2,994	2,649	1,002	1,690	—
Consumer and other	52	52	25	28	—
Total	$64,329	$42,815	$8,464	$41,680	$156

No additional funds are committed to be advanced in connection with impaired loans at September 30, 2012 and December 31, 2011.

The following table presents troubled debt restructurings and the financial effects of troubled debt restructurings (in thousands, except for number of contracts):

	Nine Months Ended September 30, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Charge-offs and Specific Reserves
Construction and Land Development	—	$—	$—	$—
Farmland and Agricultural Production	—	—	—	—
Residential 1-4 Family	10	3,906	3,895	29
Commercial Real Estate		—	—
Multifamily	3	1,275	1,273	17
Retail	1	1,467	1,453	19
Office	—	—	—	—
Industrial and Warehouse	—	—	—	—
Health Care	—	—	—	—
Other	4	1,321	1,310	11
Commercial	2	2,483	2,483	—
Consumer and other	—	—	—	—
	20	$10,452	$10,414	$76

	Year Ended December 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Charge-offs and Specific Reserves
Construction and Land Development	6	$6,348	$6,438	—
Farmland and Agricultural Production	—	—	—	—
Residential 1-4 Family	4	4,166	3,816	350
Commercial Real Estate
Multifamily	1	102	102	—
Retail	1	3,325	3,325	—
Office	2	2,945	2,945	—
Industrial and Warehouse	—	—	—	—
Health Care	—	—	—	—
Other	5	1,127	1,127	—
Commercial	3	334	334	—
Consumer and other	—	—	—	—
	22	$18,347	$18,087	$350
The following tables present the unpaid principal balance of loans modified in a troubled debt restructuring during the nine months ended September 30, 2012 and year ended December 31, 2011, by class and type of modification (in thousands):

	Nine Months Ended September 30, 2012
		Interest Rate Reduction
	Payment of Real Estate Taxes	To Below Market Rate	To Interest Only	Debt Concession	Total
Construction and Land Development	$—	$—	$—	$—	$—
Farmland and Agricultural Production	—	—	—	—	—
Residential 1-4 Family	—	2,270	—	1,636	3,906
Commercial Real Estate	361	3,702	—	—	4,063
Commercial	—	—	2,341	142	2,483
Consumer and other	—	—	—	—	—
	$361	$5,972	$2,341	$1,778	$10,452

	Year Ended December 31, 2011
		Interest Rate Reduction
	Payment of Real Estate Taxes	To Below Market Rate	To Interest Only	Debt Concession	Other	Total
Construction and Land Development	$277	$2,530	$2,789	$—	$752	$6,348
Farmland and Agricultural Production	—	—	—	—	—	—
Residential 1-4 Family	1,750	1,846	—	570	—	4,166
Commercial Real Estate	6,447	464	—	486	102	7,499
Commercial	—	—	—	334	—	334
Consumer and other	—	—	—	—	—	—
	$8,474	$4,840	$2,789	$1,390	$854	$18,347

Troubled debt restructurings that were accruing were $10.7 million and $4.5 million, respectively, as of September 30, 2012 and December 31, 2011. Troubled debt restructurings that were non-accruing were $15.2 million and $16.2 million, respectively, as of September 30, 2012 and December 31, 2011. There were no re-defaults of troubled debt restructurings that occurred during the nine months ended September 30, 2012 or 2011.
The following presents a rollfoward activity of troubled debt restructurings for the nine months ended September 30, 2012 and the year ended December 31, 2011 (in thousands except number of loans):

	September 30, 2012		December 31, 2011
	Recorded Investment	Number of Loans	Recorded Investment	Number of Loans
Balance, beginning	$20,716	40	$15,036	24
Additions to troubled debt restructurings	10,452	20	18,437	22
Removal of troubled debt restructurings	(533)	(1)	(2,170)	(5)
Charge-off related to troubled debt restructurings	(841)	(5)	(7,292)	—
Transfers to other real estate owned	(1,939)	(2)	(297)	(1)
Repayments and other reductions	(2,024)	(10)	(2,998)	—
Balance, ending	$25,831	42	$20,716	40

Restructured loans are evaluated for impairment at each reporting date as part of the Company's determination of the allowance for loan losses.

Executive officers, directors and principal shareholders of the Company, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan clients of the Company in the ordinary course of business. In management's opinion, these loans and transactions are on the same terms as those for comparable loans and transactions with unrelated parties. Transfers from related party status are loans to Directors who have resigned. Loans to related parties totaled as follows:

	September 30, 2012	December 31, 2011
Balance, beginning	$60,128	$75,192
New loans	10,623	7,873
Repayments and other reductions	(22,529)	(18,822)
Transfer from related party status	—	(4,115)
Balance, ending	$48,222	$60,128

No loans to executive officers, directors, and their affiliates were past due greater than 90 days at September 30, 2012 and December 31, 2011.

Note 6.	Premises and Equipment

Premises and equipment are summarized as follows (in thousands):

	September 30, 2012	December 31, 2011
Land	$3,684	$2,150
Building and building improvements	13,937	7,974
Furniture and equipment	3,194	2,998
	20,815	13,122
Less: accumulated depreciation	4,245	3,939
	$16,570	$9,183

Depreciation and amortization expense for the nine months ended September 30, 2012 and 2011, amounted to $807,000 and $825,000, respectively.

Rent expense for banking facilities was $510,000 and $520,000 for the nine months ended September 30, 2012 and 2011, respectively.

The Company leases office space for certain branches. The future minimum annual rental commitments for these noncancelable leases of such space are as follows (in thousands):

2012	$79
2013	372
2014	339
2015	319
2016	103
2017 and thereafter	999

$2,211

Under the terms of these leases, the Company is required to pay its pro rata share of the cost of maintenance and real estate taxes. Certain leases also provide for increased rental payments up to 3%.

Note 7.	Foreclosed Assets

Foreclosed assets are presented net of an allowance for losses. An analysis of the foreclosed assets and the related provision for losses is as follows (in thousands):

	Nine months ended September 30,
	2012	2011

Beginning Balance	$3,524	$2,918
Transfers of loans	3,934	3,650
Writedown to realizable value	(659)	(206)
Loans to facilitate sale of foreclosed assets	—	—
Gain (loss) on sale of foreclosed assets	(61)	2
Proceeds on sale	(2,969)	(2,657)
Ending Balance	$3,769	$3,707

Expenses applicable to foreclosed assets include the following:

	Nine months ended September 30,
	2012	2011
Writedown to realizable value	$659	$206
Operating expenses, net of rental income	1,210	1,059
	$1,869	$1,265

Note 8.	Deposits

The composition of interest-bearing deposits is as follows (in thousands):

	September 30, 2012	December 31, 2011

NOW and money market accounts	$226,450	$219,459
Savings	23,580	22,689
Time deposit certificates, $100,000 or more	263,415	283,350
Other time deposit certificates	141,050	156,011

	$654,495	$681,509

At September 30, 2012 and December 31, 2011, brokered deposits amounted to $20.3 million and $15.5 million, respectively, which are included in other time deposit certificates.

The Company participates in a deposit placement program that allows for reciprocal deposits from other banks in the program or allows for the Company to place deposits with other participating banks. The purpose of the deposit placement program is to allow customers to obtain FDIC insurance coverage for deposits at the Company that exceed $250,000. The Company had time deposits aggregating $7.7 million and $8.5 million in the reciprocal program at September 30, 2012 and December 31, 2011, respectively. In addition, the Company had money market deposits aggregating $19.7 million and $22.2 million in the reciprocal program at September 30, 2012 and December 31, 2011, respectively.

At September 30, 2012, maturities of certificates of deposit are summarized as follows (in thousands):

2012	$79,902
2013	193,023
2014	94,178
2015	23,576
2016	6,171
2017 and thereafter	7,615
$404,465

Note 9.	Subordinated Debt

In May 2009, the Company closed an offering circular for $5 million in common stock at $4.63 per share and 8% Series A non-cumulative convertible preferred stock with a purchase price and liquidation preference of $1,000 per share to certain individual accredited investors. The preferred stock is convertible to common stock at $10.00 per share on or after 5 years. Upon the termination of the Company's commitment not to incur any debt without the prior approval of the Federal Reserve, each share of preferred stock was, automatically and without any action on the part of the holder thereof, exchanged for one Company subordinated note in the same face amount as the share of preferred stock for which it is exchanged. The holders of the notes are entitled to interest at 8% payable annually starting January 1, 2010, and the notes will mature in 10 years. The notes are convertible to common stock at $10.00 per share on or after 5 years. The Company raised $4.1 million under this offering and the preferred shares were converted to subordinated notes in July 2009. The subordinated debt qualifies for treatment in the regulatory capital calculation subject to certain limits as total capital of the Company at September 30, 2012 and December 31, 2011.

Note 10.	Other Borrowed Funds

The composition of other borrowed funds is as follows (in thousands):

	September 30, 2012	December 31, 2011
Securities sold under agreements to repurchase	$31,303	$18,278
Mortgage note payable	898	—
	$32,201	$18,278

Securities sold under agreements to repurchase are agreements in which the Banks acquire funds by selling securities to another party under a simultaneous agreement to repurchase the same securities at a specified price and date.  These agreements represent a demand deposit account product to clients that sweeps their balances in excess of an agreed upon target amount into overnight repurchase agreements.

In conjunction with the purchase of the building which houses Burr Ridge Bank and Trust's operations, a $1.0 million mortgage note was signed on February 28, 2012. The terms of the note require monthly payments at a fixed rate of 6% amortized over a period of 5 years. As of September 30, 2012 the outstanding balance was $898,000.

At September 30, 2012, future principal payments are as follows (in thousands):

2012	$45
2013	186
2014	197
2015	210
2016	222
2017 and thereafter	38
$898
In December 2011, FCB Joliet repaid the FHLB borrowings which were to mature in September 2013. Due to the prepayment of the borrowings a prepayment penalty was incurred in the amount of $141,000 which is included in other expenses.

A collateral pledge agreement exists whereby at all times, FCB Joliet and FCB Plainfield must keep on hand, free of all other pledges, liens, and encumbrances, first mortgage loans and home equity loans with unpaid principal balances aggregating no less than 133% for first mortgage loans and 200% for home equity loans of the outstanding secured advances from the Federal

Home Loan Bank of Chicago.  FCB Joliet and FCB Plainfield had $34.5 million and $25.6 million of loans pledged as collateral for Federal Home Loan Bank advances as of September 30, 2012 and December 31, 2011, respectively.

FCB Joliet, FCB Homer Glen, and Burr Ridge Bank and Trust entered into collateral pledge agreements whereby the Banks pledge commercial, commercial real estate, agricultural and consumer loans to the Federal Reserve Bank of Chicago Discount Window which allows the Banks to borrow on a short term basis, typically overnight.  The Banks had $192.5 million and $182 million of loans pledged as collateral as of September 30, 2012 and December 31, 2011, respectively.

Note 11.	Income Taxes

Income tax (benefit) expense recognized is as follows (in thousands):

	Nine Months Ended September 30,
	2012	2011
Current	$429	$1,068
Deferred	(157)	(3,765)
Change in valuation allowance	241	3,452
	$513	$755

The table below presents a reconciliation of the amount of income taxes determined by applying the U.S. federal income tax rate to pretax income (in thousands)

	Nine Months Ended September 30,
	2012	2011
Federal income tax at statutory rate	$741	$(1,217)
Increase (decrease) due to:
Valuation allowance	241	3,452
State income tax, net of federal benefit	133	(218)
Benefit of income taxed at lower rate	(21)	35
Tax exempt income	(171)	(135)
Cash surrender value of life insurance	(38)	(45)
Other	(372)	(1,117)
	$513	$755

Deferred tax assets and liabilities consist of (in thousands):

	September 30, 2012	December 31, 2011
Deferred tax assets:
Allowance for loan losses	$9,256	$9,871
Organization expenses	320	350
Net operating losses	7,632	6,482
Contribution carryforward	14	12
Non-qualified stock options	829	722
Restricted stock	65	248
Foreclosed assets	491	604
Other	178	87
	18,785	18,376
Deferred tax liabilities:
Depreciation	(480)	(220)
Unrealized gains on securities available for sale	(961)	(496)
Prepaid expenses	(14)	(22)
	(1,455)	(738)
Valuation allowance	(16,429)	(16,583)
Net deferred tax asset	$901	$1,055

Realization of deferred tax assets associated with the net operating loss carryforwards is dependent upon generating sufficient taxable income prior to their expiration. A valuation allowance to reflect management's estimate of the temporary deductible differences that may expire prior to their utilization has been recorded for the periods ended September 30, 2012 and December 31, 2011. The net deferred tax asset at September 30, 2012 and December 31, 2011, relates to Burr Ridge Bank and Trust and First Community Bank of Plainfield.

The Company has a federal net operating loss carryforward of $18.5 million and $15.7 million that can be used to offset future regular corporate federal income tax as of September 31, 2012 and December 31, 2011, respectively. This net operating loss carryforward expires between fiscal years ended December 31, 2028 and December 31, 2031. The Company has an Illinois net operating loss carryforward of $21.5 million and $18.4 million that can be used to offset future regular corporate state income tax as of September 30, 2012 and December 31, 2011. These Illinois net operating loss carryforwards will expire between fiscal years ended December 31, 2020 and December 31, 2023.

Note 12.	Benefit Plan

The Company has a 401(k) plan that covers substantially all employees. Participants make tax-deferred contributions. The Company matches contributions equal to 100% of each participant's contribution up to 6%. Expense of the plan is based on the annual contributions and was $291,000 and $286,000 for the nine months ended September 30, 2012 and 2011, respectively.

Note 13.	Stock Compensation Plans

The Company adopted the First Community Financial Partners, Inc. 2008 Equity Incentive Plan (“the Equity Incentive Plan”) in 2008, which supersedes previously adopted plans. This Equity Incentive Plan allows for the granting of awards including stock options, restricted stock, stock appreciation rights, stock awards and cash incentive rewards. This plan was amended in December 2011 to increase the number of shares authorized by 1,000,000 shares. As a result, under this plan, 2,430,000 shares of authorized but unissued common stock were reserved for the granting of awards.

FCB Plainfield adopted the First Community Bank of Plainfield 2008 Stock Incentive Plan (“the Stock Incentive Plan”) in January 2009. The Stock Incentive Plan allows for the granting of stock options. The Bank approved the First Community Bank of Plainfield 2012 Equity Incentive Plan (the “Equity Incentive Plan”), which supersedes the 2008 Plan, and intends for the shares currently authorized for issuance under the 2008 Plan to be used for issuances under the 2012 Plan or any subsequent stock incentive plan. Under this plan, 225,000 shares of authorized but unissued common stock were reserved for the granting of awards including stock options and restricted stock. Both incentive stock options and non-qualified stock options may be granted under the Stock Incentive Plan.

FCB Homer/Lockport each adopted their own 2008 Stock Incentive Plan (“the Stock Incentive Plans”) in January 2009. Burr Ridge Bank and Trust adopted the Burr Ridge Bank and Trust 2009 Stock Incentive Plan (“the Stock Incentive Plan”) in October 2009. The Stock Incentive Plans allow for the granting of stock options. Under the FCB Homer/Lockport plans, 225,000 shares of authorized but unissued common stock were reserved for the granting of awards. Under the Burr Ridge Bank and Trust plan 470,000 shares of authorized but unissued common stock was reserved for the granting of awards.

For the Stock Incentive Plans and Equity Incentive Plan, options are to be granted at the fair value of the stock at the date of the grant and vest at 33-1/3% as of the first anniversary of the grant date and an additional 33-1/3% of the option is exercisable as of each successive anniversary of the grant date. Options must be exercised within ten years after the date of grant.

The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used which are not materially different by plan:

September 30, 2012
Dividend yield	—%
Expected volatility	13%
Risk free rate of return	1.16%
Expected life in years	7.0

There were no options granted for the year ended December 31, 2011.

The dividend yield assumption is based on the Company's historical dividend payouts. The expected volatility is based on historical volatility for similar companies. The risk free rates of return for periods within the contractual life of the awards are based on the U.S. Treasury yields in effect at the time of the grant. The expected life is based on management's estimate of when outstanding options will be exercised.

The following table summarizes data concerning stock options (aggregate intrinsic value in thousands):

	September 30, 2012			December 31, 2011
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding at beginning of year	1,749,687	$7.63		1,906,237	$7.62
Granted	144,500	10.44		—	—
Exercised	—	—		—	—
Canceled	—	—		—	—
Expired	(14,033)	9.41		(120,050)	7.16
Forfeited	(6,334)	8.33		(36,500)	8.68

Outstanding at end of period	1,873,820	$7.83	$570	1,749,687	$7.63	$428

Exercisable at end of year	1,603,506	$7.58	$348	1,404,621	$7.43	$146

Weighted average fair value
of options granted
during the year		$1.81

The aggregate intrinsic value of a stock option in the table above represents the total pre-tax amount by which the current market value of the underlying stock exceeds the price of the option that would have been received by the option holders had all option holders exercised their options on September 30, 2012 and December 31, 2011. The intrinsic value will change when the market value of the Company's stock changes. The fair value (present value of the estimated future benefit to the option holder) of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.

At September 30, 2012, management estimates that $357,000 in compensation expense will be recognized through January 2015 related to outstanding stock options.

Information pertaining to options outstanding at September 30, 2012, is as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Life (yrs)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
First Community Financial Partners, Inc.
$5.00	378,876	1.8	$5.00	378,875	$5.00
$5.53	7,600	2.6	$5.53	7,600	$5.53
$6.25	32,600	5.4	$6.25	32,600	$6.25
$6.38	10,000	3.6	$6.38	10,000	$6.38
$7.40	3,333	—	$7.40	3,333	$7.40
$7.50	455,400	4.7	$7.50	450,005	$7.50
$8.00	4,000	7.0	$8.00	4,000	$8.00
$9.25	245,428	5.6	$9.25	245,427	$9.25
FCB Plainfield
$10.00	101,000	6.5	$10.00	101,000	$10.00
$8.00	58,100	7.5	$8.00	38,733	$8.00
FCB Homer/Lockport
$4.57	46,000	8.0	$4.57	30,667	$4.57
$7.35	10,700	7.3	$7.35	7,133	$7.35
$10.00	127,833	6.7	$10.00	127,833	$10.00
Burr Ridge Bank and Trust
$10.44	143,500	9.3	$10.44	—	$10.44
$8.72	210,450	7.6	$8.72	140,300	$8.72
$8.87	39,000	7.9	$8.87	26,000	$8.87
	1,873,820			1,603,506

Information pertaining to non-vested options at September 30, 2012, is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested options, December 31, 2011	345,066	$1.90
Granted	144,500	1.81
Vested	(212,918)	1.90
Canceled	—	—
Forfeited	(6,334)	1.84
Non-vested options, September 30, 2012	270,314	$1.84

The following summarizes stock option detail by Company and Bank plan (aggregate intrinsic value in thousands) as of and for the nine months ended September 30, 2012:

	Granted	Weighted Average Fair Value of Options Granted During the Year	Shares Outstanding	Weighted Average Exercise Price	Shares Exercisable	Aggregate Intrinsic Value	Nonvested Options
First Community Financial Partners, Inc.	—	$—	1,137,237	$6.99	1,131,840	—	5,397
FCB Plainfield	—	—	159,100	9.27	139,733	9	19,367
FCB Homer/Lockport	—	—	184,533	8.49	165,633	—	18,900
Burr Ridge Bank and Trust	144,500	1.81	392,950	9.36	166,300	339	226,650
	144,500		1,873,820		1,603,506	$348	270,314

The Company also grants restricted shares to select officers and directors within the organization. Individuals holding granted restricted shares have all of the rights of a stockholder of the Company, including the right to vote and receive dividends. These restricted shares are subject to certain terms, conditions and restrictions. Compensation expense for the restricted shares equals the market price of the related stock at the date of grant and is amortized on a straight-line basis over the vesting period. In 2012, 57,850 shares of restricted stock were granted with a weighted-average grant-date per share fair value of $7.03, which vest over a three-year period. In 2011, 452,000 shares of restricted stock were granted with a weighted-average grant-date per share fair value of $1.50, which vested immediately. In addition, 412,000 shares of restricted stock were granted with a weighted-average grant-date per share fair value of $1.50 which vest over a three-year period. The Company recognized compensation expense of $245,000 and $0 for the periods ended September 30, 2012 and 2011, related to these plans. Total unrecognized compensation expense related to restricted stock grants was $711,000 as of September 30, 2012.

The following is a summary of nonvested restricted shares:

	September 30, 2012		December 31, 2011
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding at beginning of year	412,000	$1.50	—	$—
Granted	57,850	7.03	864,000	1.50
Vested	(16,000)	1.50	(452,000)	1.50
Canceled	—	—	—	—
Forfeited	(29,150)	1.91	—	—
Non-vested shares, end of period	424,700	$2.23	412,000	$1.50

Note 14.	Concentrations, Commitments and Contingencies

Concentrations of credit risk: In addition to financial instruments with off-balance-sheet risk, the Company, to a certain extent, is exposed to varying risks associated with concentrations of credit. Concentrations of credit risk generally exist if a number of borrowers are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by economic or other conditions.

The Company conducts substantially all of its lending activities in Will, Grundy, Cook and Kane counties and their surrounding communities. Loans granted to businesses are primarily secured by business assets, investment real estate, owner-occupied real estate or personal assets of commercial borrowers. Loans to individuals are primarily secured by personal residences or other personal assets. Since the Company's borrowers and its loan collateral have geographic concentration in its primary market area, the Company could have exposure to declines in the local economy and real estate market. However, management believes that the diversity of its customer base and local economy, its knowledge of the local market, and its proximity to customers limits the risk of exposure to adverse economic conditions.

Credit related financial instruments: The Company is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

A summary of the Company's commitments is as follows (in thousands):

	September 30, 2012	December 31, 2011
Commitments to extend credit	$92,118	$82,393
Standby letters of credit	14,248	18,369
	$106,366	$100,762

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, is based on management's credit evaluation of the party.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral, which may include accounts receivable, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the summary above. If the commitment were funded, the Company would be entitled to seek recovery from the customer. At September 30, 2012 and December 31, 2011, there was $300,000 in liabilities for the Company's potential obligations under these guarantees.

Contingencies: In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from pending proceedings would not be expected to have a material adverse effect on the Company's consolidated financial statements.

Note 15.	Dividend Restrictions and Regulatory Capital Requirements

Provisions of the Illinois banking laws place restrictions upon the amount of dividends that can be paid to the Company by the Banks. The availability of dividends may be further limited because of the need to maintain capital ratios satisfactory to applicable regulatory agencies.

The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2012 and December 31, 2011, the Company and the Banks met all capital adequacy requirements to which they are subject.

Under the Illinois Banking Act, Illinois-chartered banks generally may not pay dividends in excess of their net profits, after first deducting their losses (including any accumulated deficit) and provision for loan losses. The payment of dividends by any bank is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. Moreover, the Federal Deposit Insurance Corporation (“FDIC”) prohibits the payment of any dividends by a bank if the FDIC determines such payment would constitute an unsafe or unsound practice. In addition, the FDIC prohibits dividend payments during the first seven years of a new bank's operations, allowing cash dividends to be paid only from net operating income and does not permit dividends to be paid until an appropriate allowance for loan and lease losses has been established and overall capital is adequate. Because the Company and Banks plan to reinvest earnings, if any, during its de novo period, the Company and Banks expect that no cash dividends will be paid for its first seven years of operations and there were no dividends paid during the nine months ended September 30, 2012 and year ending December 31, 2011.

As of September 30, 2012, the most recent notifications from the FDIC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Company or the Banks' category. Bank regulators can modify capital requirements as part of their examination process.

The Company's and the Banks' capital amounts and ratios are presented in the following table (dollar amounts in thousands):

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2012
Total capital (to risk-weighted assets)
Consolidated	$99,003	13.96%	$56,735	8.00%	N/A	N/A
FCB Joliet	47,395	12.97%	29,234	8.00%	$36,543	10.00%
FCB Plainfield	17,946	15.15%	9,478	8.00%	11,848	10.00%
FCB Homer/Lockport	9,577	16.1%	4,759	8.00%	5,948	10.00%
Burr Ridge Bank and Trust	22,842	13.75%	13,286	8.00%	16,607	10.00%
Tier I Capital (to risk-weighted assets)
Consolidated	85,869	12.11%	28,367	4.00%	N/A	N/A
FCB Joliet	42,684	11.68%	14,617	4.00%	21,926	6.00%
FCB Plainfield	16,439	13.88%	4,739	4.00%	7,109	6.00%
FCB Homer/Lockport	8,810	14.81%	2,379	4.00%	3,569	6.00%
Burr Ridge Bank and Trust	20,753	12.5%	6,643	4.00%	9,964	6.00%
Tier I Capital (to average assets)
Consolidated	85,869	9.85%	34,858	4.00%	N/A	N/A
FCB Joliet	42,684	9.07%	18,830	4.00%	23,537	5.00%
FCB Plainfield	16,439	11.69%	5,624	4.00%	7,030	5.00%
FCB Homer/Lockport	8,810	11.17%	3,156	4.00%	3,945	5.00%
Burr Ridge Bank and Trust	20,753	11.45%	7,247	4.00%	9,059	5.00%

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2011
Total capital (to risk-weighted assets)
Consolidated	$97,045	13.45%	$57,710	8.00%	N/A	N/A
FCB Joliet	48,775	11.81%	33,048	8.00%	$41,310	10.00%
FCB Plainfield	16,012	15.01%	8,532	8.00%	10,665	10.00%
FCB Homer/Lockport	9,225	14.99%	4,925	8.00%	6,156	10.00%
Burr Ridge Bank and Trust	21,415	15.3%	11,197	8.00%	13,997	10.00%
Tier I Capital (to risk-weighted assets)
Consolidated	84,561	11.72%	28,855	4.00%	N/A	N/A
FCB Joliet	43,452	10.52%	16,524	4.00%	24,786	6.00%
FCB Plainfield	14,654	13.74%	4,266	4.00%	6,399	6.00%
FCB Homer/Lockport	8,429	13.69%	2,462	4.00%	3,694	6.00%
Burr Ridge Bank and Trust	19,649	14.04%	5,599	4.00%	8,398	6.00%
Tier I Capital (to average assets)
Consolidated	84,561	9.29%	36,405	4.00%	N/A	N/A
FCB Joliet	43,452	8.28%	20,988	4.00%	26,235	5.00%
FCB Plainfield	14,654	10.81%	5,423	4.00%	6,778	5.00%
FCB Homer/Lockport	8,429	10.04%	3,357	4.00%	4,197	5.00%
Burr Ridge Bank and Trust	19,649	11.84%	6,638	4.00%	8,297	5.00%

Note 16.	Fair Value Measurements

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

ASC Topic 820 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert expected future amounts, such as cash flows or earnings, to a single present value amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, the Company's creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company's valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Company's monthly and/or quarterly valuation process.

Financial Instruments Recorded at Fair Value on a Recurring Basis

Securities Available for Sale: The fair value of the Company's securities available for sale are determined using Level 2 inputs from independent pricing services. Level 2 inputs consider observable data that may include dealer quotes, market spread, cash flows, treasury yield curve, trading levels, credit information and terms, among other factors. Certain state and political subdivision securities are not valued based on observable transactions and are, therefore, classified as Level 3.

Derivatives: The Banks provide clients with interest rate swap transactions and offset the transactions with interest rate swap transactions with another financial institution as a means of providing loan terms agreeable to both parties. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative and classified as Level 2. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including LIBOR rate curves.

The following table summarizes financial assets and financial liabilities measured at fair value on a recurring basis as of September 30, 2012 and December 31, 2011, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
September 30, 2012	Total	(Level 1)	(Level 2)	(Level 3)
Financial Assets
Securities Available for Sale:
U.S. government federal agency	$1,002	—	$1,002	—
Government sponsored enterprises	25,841	—	25,841	—
Residential collateralized mortgage
obligations	22,136	—	22,136	—
Residential mortgage backed securities	8,471	—	8,471	—
Corporate securities	10,742	—	10,742	—
State and political subdivisions	39,949	—	35,657	4,292
Derivative Financial Instruments	717	—	717	—
Financial Liabilities
Derivative Financial Instruments	717	—	717	—

December 31, 2011
Financial Assets
Securities Available for Sale:
U.S. government federal agency	$1,004	—	$1,004	—
Government sponsored enterprises	23,740	—	23,740	—
Residential collateralized mortgage
obligations	20,352	—	20,352	—
Residential mortgage backed securities	5,038	—	5,038	—
Corporate securities	2,165	—	2,165	—
State and political subdivisions	28,072	—	25,012	3,060
Derivative Financial Instruments	694	—	694	—
Financial Liabilities
Derivative Financial Instruments	694	—	694	—

The significant unobservable inputs used in the Level 3 fair value measurements of the Company's state and political subdivisions in the table above primarily relate to the discounted cash flows including the bond's coupon, yield and expected maturity date.

The Company did not have any transfers between Level 1 and Level 2 of the fair value hierarchy during the nine months ended September 30, 2012. The Company's policy for determining transfers between levels occurs at the end of the reporting period when circumstances in the underlying valuation criteria change and result in transfer between levels.

The following tables present additional information about assets and liabilities measured at fair value on a recurring basis for which the Company has utilized Level 3 inputs to determine fair value (in thousands):

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
State and political subdivisions
Beginning balance, December 31, 2011	$3,060
Total gains or losses (realized/unrealized)
Included in other comprehensive income	(32)
Included in earnings	—
Purchases	1,264
Paydowns and maturities	—
Transfers in and/or out of Level 3	—
Ending balance, September 30, 2012	$4,292

Beginning balance, December 31, 2010	$1,437
Total gains or losses (realized/unrealized)
Included in other comprehensive income	88
Included in earnings	—
Purchases	1,535
Paydowns and maturities	—
Transfers in and/or out of Level 3	—
Ending balance, December 31, 2011	$3,060

Financial Instruments Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets and liabilities at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are set forth below:

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
September 30, 2012	Total	(Level 1)	(Level 2)	(Level 3)
Financial Assets
Impaired loans	$36,164	—	—	$36,164
Foreclosed assets	3,769	—	—	3,769

December 31, 2011
Financial Assets
Impaired loans	$34,351	—	—	$34,351
Foreclosed assets	3,524	—	—	3,524

The following table presents additional quantitative information about assets measured at fair value on a non-recurring basis for which the Company has utilized Level 3 inputs to determine fair value:

	Quantitative Information about Level 3 Fair Value Measurements
September 30, 2012	Fair Value Estimate	Valuation Techniques	Unobservable Input	Discount Range
Assets
Impaired loans	$36,164	Appraisal of Collateral	Appraisal adjustments Selling costs	10% to 25%
Foreclosed assets	3,769	Appraisal of Collateral	Selling costs	10%

Impaired loans: Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value.  Fair value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy.  The fair value for an impaired loan is generally determined utilizing appraisals for real estate loans and value guides or consultants for commercial and industrial loans and other loans secured by items such as equipment, inventory, accounts receivable or vehicles. In substantially all instances, a 10% discount is utilized for selling costs which includes broker fees and closing costs. It is our general practice to obtain updated values on impaired loans every twelve to eighteen months. In instances where the appraisal is greater than one year old, an additional discount is considered ranging from 5% to 15%. Any adjustment is based on either comparisons from other recent appraisals obtained by the Company on like properties or using third party resources such as real estate brokers or Reis, Inc., a nationally recognized provider of commercial real estate information including real estate values.

As of September 30, 2012 and December 31, 2011, approximately $33 million or 80% and $38 million or 90% of impaired loans are evaluated for impairment using appraisals performed within the last twelve month period, respectively.

Foreclosed assets: Foreclosed assets upon initial recognition, are measured and reported at fair value through a charge-off to the allowance for loan losses based upon the fair value of the foreclosed asset. Fair values are generally based on third party appraisals of the property resulting in Level 3 classification. The appraised value is discounted by 10% for estimated selling costs which includes broker fees and closing costs and appraisals are obtained annually.

Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. Fair value is determined under the framework established by Fair Value Measurements, based upon criteria noted above. Certain financial instruments and all non-financial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value at the Company. The methodologies for measuring fair value of financial assets and financial liabilities that are measured at fair value on a recurring or nonrecurring basis are discussed above. The methodologies for other financial assets and financial liabilities are discussed below.

The following methods and assumptions were used by the Company in estimating the fair value disclosures of its other financial instruments:

Cash, due from banks and federal funds sold: The carrying amounts reported in the consolidated balance sheets for cash and due from banks and federal funds sold approximate their fair values.

Interest-bearing deposits in banks: The carrying amounts of interest-bearing deposits maturing within one year approximate their fair values.

Nonmarketable equity securities: These securities are either redeemable at par or current redemption values; therefore, market value equals cost.

Loans: For those variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate and all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Deposits: The fair values disclosed for deposits with no defined maturities are equal to their carrying amounts, which represent the amount payable on demand. The carrying amounts for variable-rate certificates of deposit approximate their fair value at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Subordinated debt: The fair values of the Company's subordinated debt are estimated using discounted cash flows based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Other borrowed funds: The carrying amounts of securities sold under repurchase agreements and mortgage notes payable approximate their fair values.

Accrued interest receivable and payable: The carrying amounts of accrued interest approximate their fair values.

Off-balance-sheet instruments: Fair values for the Company's off-balance-sheet lending commitments (standby letters of credit and commitments to extend credit) are based on fees currently charged to enter into similar agreements taking into account the remaining term of the agreements and the counterparties' credit standing. The fair value of these commitments is not material.

The estimated fair values of the Company's financial instruments are as follows as of September 30, 2012 (in thousands):

	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Cash and due from banks	$17,771	$17,771	$17,771	$—	$—
Federal funds sold	11,145	11,145	11,145	—	—
Interest-bearing deposits in banks	88,005	88,005	88,005	—	—
Securities available for sale	108,141	108,141	—	103,849	4,292
Nonmarketable equity securities	967	967	—	—	967
Loans, net	628,838	635,104	—	—	635,104
Accrued interest receivable	2,569	2,569	2,569	—	—
Derivative financial instruments	717	717	—	717	—
Financial liabilities:
Non-interest bearing deposits	103,114	103,114	103,114	—	—
Interest-bearing deposits	654,495	656,986	250,030	—	406,956
Subordinated debt	4,060	3,951	—	—	3,951
Other borrowed funds	32,201	32,201	32,201	—	—
Accrued interest payable	995	995	995	—	—
Derivative financial instruments	717	717	—	717	—

The estimated fair values of the Company's financial instruments are as follows as of December 31, 2011 (in thousands):

	Carrying	Estimated
	Amount	Fair Value
Financial assets:
Cash and due from banks	$24,144	$24,144
Federal funds sold	18,216	18,216
Interest-bearing deposits in banks	70,628	70,628
Securities available for sale	80,371	80,371
Nonmarketable equity securities	958	958
Loans, net	664,643	674,675
Accrued interest receivable	2,640	2,640

Financial liabilities:
Deposits	771,707	775,401
Subordinated debt	4,060	4,060
Other borrowed funds	18,278	18,274
Accrued interest payable	1,001	1,001

Note 17.	Derivatives and Hedging Activities

Derivative contracts entered into by FCB Joliet and Burr Ridge Bank and Trust are limited to those that do not qualify for hedge accounting treatment. The Banks provide clients with interest rate swap transactions and offset the transactions with interest rate swap transactions with another financial institution as a means of providing loan terms agreeable to both parties. As of September 30, 2012 and December 31, 2011, there were outstanding $12.6 million and $7.7 million, respectively, notional values of swaps where the Bank receives a fixed rate of interest and the client receives a floating rate of interest. This is offset with counterparty contracts where the Bank pays a fixed rate and receives a floating rate of interest. The net estimated fair value of interest rate swaps is immaterial as of September 30, 2012 and December 31, 2011.

Note 18.	Preferred Stock

In December 2009, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program of the United States Treasury (“Treasury”), the Company entered into a Letter Agreement and Securities Purchase Agreement (collectively, the “Purchase Agreement”) with Treasury, pursuant to which the Company (i) sold to Treasury 22,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) at $1,000 per share or $22 million, and (ii) issued to Treasury warrants to purchase Fixed Rate Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred Stock”) with a liquidation amount equal to 5% of the Treasury's investment in Series B Preferred Stock or $1.1 million.  The warrants were immediately exercised for 1,100 shares of Series C Preferred Stock and are being accreted over an estimated life of 5 years. The Series B Preferred Stock and the Series C Preferred Stock qualify as Tier 1 capital.

On July 23, 2012, the U.S. Department of the Treasury (“Treasury”) announced its intentions to auction First Community's Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) Series B Preferred Stock and Series C Preferred Stock. On July 26, 2012, Treasury announced that all of the Company's 1,100 shares of Series C Preferred Stock were priced and sold at $661.50 per share, for an aggregate total of $727,650. The Treasury did not proceed with the sale of its Series B Preferred Stock in the Company due to the fact that Treasury did not receive sufficient bids above the minimum price in accordance with the auction procedures. The book value of the Series C Preferred Stock is $617,000 at September 30, 2012 and dividends are paid quarterly at an annual rate of 9.0%.

On September 10, 2012, Treasury announced its intentions to auction the Company's Series B Preferred Stock. On September 13, 2012, Treasury announced that all of the Company's 22,000 shares of Series B Preferred Stock were priced and sold at $652.50 per share, for an aggregate total of $14.4 million.  The book value of the Series B Preferred Stock is $22 million at September 30, 2012 and dividends are paid quarterly at an annual rate of 5.0% until February 15, 2015, at which time the annual rate will increase to 9.0%. None of the remaining shares of outstanding Series B Preferred Stock or Series C Preferred Stock are held by Treasury.
On November 21, 2012, First Community entered into a TARP Securities Purchase Option Agreement, dated as of November 8, 2012, with certain of the current holders of First Community's Series B preferred stock. Pursuant to the TARP Securities Option Agreement, First Community has the option, but is not required, to redeem from such certain holders their shares of First Community's Series B preferred stock at a discount. $16,824,000 face amount, or 16,824 shares, of Series B preferred stock are subject to the discount option. The TARP Securities Purchase Option Agreement provides that First Community can achieve a discount upon redemption between 18.5% and 31% from the $1,000 per share face value of the Series B preferred stock if such shares are redeemed, in whole or in part, before September 13, 2014. The available percentage discount is 31% through March 13, 2013, 27.139% from March 14, 2013 through September 12, 2013, 23% from September 13, 2013 through March 13, 2014, and 18.5% from March 14, 2014 through September 13, 2014. If any shares subject to the TARP Securities Purchase Option Agreement are redeemed following September 13, 2014, the agreement does not provide for a discount.
The Series B Preferred Stock may not be redeemed for a period of three years from the date the shares were issued, which was December 11, 2009, except under certain circumstances whereby new capital is invested into the Company of not less than 25% of Series B Preferred Stock.  After December 11, 2012, the Series B Preferred Stock may be redeemed at any time in whole or in part.  The Series C Preferred Stock may not be redeemed until all Series B Preferred Stock has been redeemed.  All redemptions are subject to the approval of the Company's federal banking regulatory agency. The Purchase Agreement also contains certain provisions on interest deferral, dividend restrictions, and transferability.

Note 19.	Merger

On August 27, 2012, the Company and the Banks executed an Agreement and Plan of Merger. The Merger is part of a consolidation that will result in the merger of all of the Banks into one Illinois chartered banking institution that will be wholly owned by the Company. Each share of FCB Plainfield common stock shall be converted into the right to receive 2.30 shares

First Community common stock. Each share of FCB Homer/Lockport common stock shall be converted into the right to receive 1.20 shares of First Community common stock. Each share of Burr Ridge Bank and Trust common stock shall be converted into the right to receive 2.81 shares of First Community stock.

First Community Financial Partners, Inc.

Consolidated Financial Report
December 31, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors
First Community Financial Partners, Inc.
Joliet, Illinois

We have audited the accompanying consolidated balance sheets of First Community Financial Partners, Inc. and Subsidiaries (“the Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Financial Partners, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Schaumburg, Illinois
December 20, 2012

First Community Financial Partners, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2011 and 2010
	2011	2010
Assets	(in thousands except share data)
Cash and due from banks	$24,144	$17,413
Federal funds sold	18,216	10,588
Interest-bearing deposits in banks	70,628	47,467
Securities available for sale	80,371	61,631
Nonmarketable equity securities	958	854
Loans, net of allowance for loan losses of $26,991 in 2011; $24,799 in 2010	664,643	765,868
Premises and equipment, net	9,183	9,403
Foreclosed assets	3,524	2,918
Cash surrender value of life insurance	4,218	4,069
Accrued interest receivable and other assets	7,714	10,040
Total assets	$883,599	$930,251
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$90,198	$75,936
Interest-bearing	681,509	723,578
Total deposits	771,707	799,514

Other borrowed funds	18,278	32,784
Subordinated debt, convertible	4,060	4,060
Accrued interest payable and other liabilities	4,320	4,361
Total liabilities	798,365	840,719
Commitments and Contingencies (Notes 6 and 14)
First Community Financial Partners, Inc. shareholders' equity
Preferred stock, Series A, non-cumulative convertible, $1.00 par value;
5,000 shares authorized 2011 and 2010; no shares issued 2011 and 2010	—	—
Preferred stock, Series B, 5% cumulative perpetual, $1.00 par value;
22,000 shares authorized and issued 2011 and 2010	22,000	22,000
Preferred stock, Series C, 9% cumulative perpetual, $1.00 par value;
1,100 shares authorized and issued 2011 and 2010	452	232
Common stock, $1.00 par value; 60,000,000 shares
authorized; 12,036,402 issued 2011 and 11,584,402 issued 2010	12,036	11,584
Additional paid-in capital	69,728	69,151
Accumulated deficit	(33,123)	(25,542)
Accumulated other comprehensive income (loss)	673	(108)
Total First Community Financial Partners, Inc. shareholders' equity	71,766	77,317
Non-controlling interest	13,468	12,215
Total shareholders' equity	85,234	89,532
Total liabilities and shareholders' equity	$883,599	$930,251

See Notes to Consolidated Financial Statements.

First Community Financial Partners, Inc. and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2011 and 2010
	2011	2010
Interest income:	(in thousands, except share data)
Loans, including fees	$43,888	$45,533
Securities	1,274	1,032
Federal funds sold and other	294	314
Total interest income	45,456	46,879
Interest expense:
Deposits	11,852	15,080
Federal funds purchased, other borrowed funds and subordinated debt	535	605
Total interest expense	12,387	15,685
Net interest income	33,069	31,194
Provision for loan losses	17,447	30,988
Net interest income after provision for loan losses	15,622	206
Noninterest income:
Service charges on deposit accounts	470	356
Gain on sale of loans	457	68
Gain on sale of securities	48	57
Gain (loss) on sale of foreclosed assets, net	17	(7)
Other	731	374
	1,723	848
Noninterest expenses:
Salaries and employee benefits	9,792	9,257
Occupancy and equipment expense	2,166	2,247
Data processing	1,236	965
Professional fees	1,382	993
Advertising and business development	464	506
FDIC assessments	1,050	1,411
Loan workout	915	—
Foreclosed assets, net of rental income	1,417	223
Other expense	3,267	2,510
	21,689	18,112
Loss before income taxes and non-controlling interest	(4,344)	(17,058)
Income taxes	827	3,490
Loss before non-controlling interest	(5,171)	(20,548)
Net income (loss) attributable to non-controlling interest	991	(2,533)
Net loss applicable to First Community Financial Partners, Inc.	(6,162)	(18,015)
Dividends and accretion on preferred shares	1,419	1,419
Net loss applicable to common shareholders	$(7,581)	$(19,434)

See Notes to Consolidated Financial Statements.

First Community Financial Partners, Inc. and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31, 2011 and 2010

Common share data	2011	2010
Basic earnings allocated to common stock per common share	$(0.53)	$(1.56)
Impact of preferred stock dividends on basic earnings per common share	(0.12)	(0.12)
Basic earnings per common share	(0.65)	(1.68)

Diluted earnings allocated to common stock per common share	(0.53)	(1.56)
Impact of preferred stock dividends on diluted earnings per common share	(0.12)	(0.12)
Diluted earnings per common share	(0.65)	(1.68)

Weighted average common shares outstanding for basic earnings per common share	11,589,024	11,584,402
Weighted average common shares outstanding for diluted earnings per common share	11,589,024	11,584,402

See Notes to Consolidated Financial Statements.

First Community Financial Partners, Inc. and Subsidiaries
Consolidated Statements of Shareholders' Equity
Years Ended December 31, 2011 and 2010
							Accumulated
	Series A	Series B	Series C		Additional		Other
	Preferred	Preferred	Preferred	Common	Paid-In	Accumulated	Comprehensive	Non-controlling
	Stock	Stock	Stock	Stock	Capital	Deficit	Income (Loss)	Interest	Total
	(in thousands except share data)
Balance, December 31, 2009	—	$22,000	$12	$11,584	$68,571	$(6,108)	$247	$14,492	$110,798
Sale of subsidiary preferred shares to non-controlling interest	—	—	—	—	—	—	—	125	125
Comprehensive income:
Net loss	—	—	—	—	—	(18,015)	—	(2,533)	(20,548)
Change in net unrealized gains (losses) on securities available for sale, net of taxes of $233	—	—	—	—	—	—	(355)	(21)	(376)
Total comprehensive loss									(20,924)
Discount accretion on preferred shares	—	—	220	—	—	(220)	—	—	—
Dividends on preferred shares	—	—	—	—	—	(1,199)	—	—	(1,199)
Stock option compensation expense	—	—	—	—	580	—	—	152	732
Balance, December 31, 2010	—	22,000	232	11,584	69,151	(25,542)	(108)	12,215	89,532
Sale of subsidiary preferred shares to non-controlling interest	—	—	—	—	—	—	—		—
Comprehensive income:
Net loss	—	—	—	—	—	(6,162)	—	991	(5,171)
Change in net unrealized gains (losses) on securities available for sale, net of taxes of $574	—	—	—	—	—	—	781	117	898
Total comprehensive loss									(4,273)
Issuance of 452,000 shares of common stock for restricted stock awards and amortization	—	—	—	452	232	—	—	—	684
Discount accretion on preferred shares	—	—	220	—	—	(220)	—	—	—
Dividends on preferred shares	—	—	—	—	—	(1,199)	—	—	(1,199)
Stock option compensation expense	—	—	—	—	345	—	—	145	490
Balance, December 31, 2011	—	$22,000	$452	$12,036	$69,728	$(33,123)	$673	$13,468	$85,234

See Notes to Consolidated Financial Statements.

First Community Financial Partners, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2011 and 2010

	2011	2010
	(in thousands)
Cash Flows From Operating Activities
Net loss applicable to First Community Financial Partners, Inc.	$(6,162)	$(18,015)
Net income (loss) attributable to non-controlling interest	991	(2,533)
Net loss before non-controlling interest	(5,171)	(20,548)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net amortization of securities	741	877
Provision for loan losses	17,447	30,988
(Gain) loss on sale of foreclosed assets, net	(17)	7
Writedown of foreclosed assets	624	432
Net (amortization) accretion of deferred loan costs	(30)	75
Depreciation and amortization of premises and equipment	1,078	993
Loss on retirement of fixed assets	—	100
Realized gains on sales of available for sale securities, net	(48)	(57)
Increase in cash surrender value of life insurance	(149)	(69)
Deferred income taxes	(467)	3,737
Proceeds of sale of loans	11,266	1,508
Gain on sale of loans	(457)	(68)
(Increase) decrease in accrued interest receivable and other assets	2,793	(1,042)
Increase (decrease) in accrued interest payable and other liabilities	(614)	106
Restricted stock compensation expense	684	—
Stock option compensation expense	490	732
Net cash provided by operating activities	28,170	17,771
Cash Flows From Investing Activities
Net change in federal funds sold	(7,628)	2,570
Net change in interest-bearing deposits in banks	(23,161)	1,056
Activity in available for sale securities:
Purchases	(54,368)	(38,715)
Maturities, prepayments and calls	34,408	20,366
Sales	1,998	7,888
Purchases of nonmarketable equity securities	(104)	(254)
Net decrease (increase) in loans	68,722	(76,182)
Purchases of premises and equipment	(858)	(1,290)
Proceeds from sale of foreclosed assets	3,064	—
Purchase of bank owned life insurance	—	(4,000)
Investment in Banks	—	250
Net cash provided by (used in) investing activities	22,073	(88,311)
Cash Flows From Financing Activities
Net (decrease) increase in deposits	(27,807)	84,014
Net increase in other borrowings	(14,506)	(2,923)
Proceeds from sale of shares to non-controlling interests	—	125
Dividends paid on preferred shares	(1,199)	(1,199)
Net cash (used in) provided by financing activities	(43,512)	80,017
Net change in cash and due from banks	6,731	9,477
Cash and due from banks:
Beginning	17,413	7,936
Ending	$24,144	$17,413

See Notes to Consolidated Financial Statements.

Supplemental Disclosures of Cash Flow Information	2011	2010
	(in thousands)
Cash payments for interest	$13,028	$15,935
Cash payments for income taxes	1,129	2,237
Supplemental Schedule of Noncash Investing and Financing Activities
Transfer of loans to foreclosed assets	4,277	3,207
Loans to facilitate sale of foreclosed assets	—	606

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Note 1.	Summary of Significant Accounting Policies

Principles of consolidation: The consolidated financial statements include the accounts of First Community Financial Partners, Inc. (“the Company” or “First Community”) and the following subsidiaries (“the Banks”):

	Ownership %	Date Formed
First Community Bank of Joliet ("FCB Joliet")	100%	June 15, 2004
First Community Bank of Plainfield ("FCB Plainfield")	78.19%	October 28, 2008
First Community Bank of Homer Glen & Lockport ("FCB Homer/Lockport")	60.94%	December 17, 2008
Burr Ridge Bank and Trust	53.09%	April 13, 2009

All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of operations: First Community Financial Partners, Inc. is a bank holding company providing a full range of financial services to individuals and corporate clients through the Banks.

Use of estimates: In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of foreclosed assets, and the valuation of deferred tax assets.

Presentation of cash flows: For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, cash items and balances due from banks. Cash flows from federal funds sold, interest-bearing deposits in banks, loans originated by the Company, deposits and other borrowings are reported as net increases or decreases.

Reclassification: Certain amounts in the 2010 consolidated financial statements have been reclassified to conform to the 2011 presentation with no impact on net loss or shareholders' equity.

Interest-bearing deposits in banks: Interest-bearing deposits in banks mature within one year and are carried at cost.

Securities: All securities are classified as available for sale as the Company intends to hold the securities for an indefinite period of time, but not necessarily to maturity. Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of the related deferred tax effect. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Declines in the fair value of individual securities available for sale below their cost that are related to credit losses are deemed to be other-than-temporary and reflected in earnings as realized losses. In determining whether other-than-temporary impairment exists, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent or requirement of the Company to sell its investment in the issuer prior to any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Nonmarketable equity securities: The Company owns common stock issued by the Federal Home Loan Bank (“FHLB”) of Chicago, which has no quoted market value; as such, the stock is carried at cost.
The Company views its investment in the stock of the FHLB Chicago as a long-term investment. Accordingly, when evaluating for impairment, the value is determined based on the ultimate recovery of the par value rather than recognizing temporary declines in value. The decision of whether impairment exists is a matter of judgment that should reflect the investor's views on the FHLB Chicago's long-term performance, which includes factors such as its operating performance, the severity and duration of declines of the market value of its net assets relative to its capital stock amounts, its commitment to make payments required by law or regulation and the level of such payments in relation to its operating performance, the impact of legislative and regulation changes on FHLB Chicago and accordingly, on the members of FHLB Chicago, and its liquidity and funding position. Although the FHLB Chicago was placed under a Cease and Desist Order and suspended dividends in 2007, the FHLB Chicago continued issuing new capital stock at par value since the Cease and Desist Order, reported earnings in 2010 and 2011, and reported that it is in compliance with regulatory capital requirements. The Company does not believe that its investment in the FHLB was impaired as of December 31, 2011.

Loans: The Company grants commercial, commercial and residential mortgage and consumer loans to clients. A substantial portion of the loan portfolio is represented by commercial and commercial mortgage loans throughout communities in Will, Grundy, DuPage, Cook, and Kane counties in Illinois. The ability of the Company's loan clients to honor their contracts is dependent upon general economic conditions and real estate values in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield.

In July 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-20, Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (Topic 310). ASU 2010-20 significantly expands the disclosures that the Company must make about the credit quality of loan receivables and the allowance for loan losses. The objectives of the enhanced disclosures are to provide financial statement users with additional information about the nature of credit risks inherent in the Company's loan receivables, how credit risk is analyzed and assessed when determining the allowance for loan losses, and the reasons for the change in the allowance for loan losses. The ASU is effective for annual reporting periods ending after December 15, 2011. Accordingly, the Company has included the new disclosures throughout these consolidated financial statements (see Note 1 and Note 5).

The accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Troubled debt restructurings: Loans are accounted for as troubled debt restructurings ("TDR") when a borrower is experiencing financial difficulties that leads to a restructuring of the loan, and the Company grants a “concession” to the borrower that they would not otherwise consider. These concessions include a modification of terms such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof to facilitate repayment.

TDRs are classified as impaired loans. TDRs are reviewed at the time of modification and on a quarterly basis to determine if a specific reserve is needed. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan’s original rate, or for collateral dependent loans, to the fair value of the collateral. Any shortfall is recorded as a specific reserve. Payment performance prior and subsequent to the restructuring is taken into account in assessing whether it is likely that the borrower can meet the new terms. A period of sustained repayment for at least six months generally is required for return to accrual status. This may result in the loan being returned to accrual at the time of restructuring. A loan that is modified at a market rate of interest will not be classified as a troubled debt restructuring in the calendar year subsequent to the restructuring if it is in compliance with the modified terms.

Allowance for loan losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

When establishing the allowance for loan losses, management categorizes loans into risk categories generally based on the nature of the collateral and the basis of repayment. These risk categories and the relevant risk characteristics are as follows:

Construction and land development loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analyses of absorption and lease rates, and financial analyses of the developers and property owners. Construction and land development loans are generally based upon estimates of costs and value associated with the completed project. Construction and land development loans often involve the disbursement of substantial funds with repayment primarily dependent upon the success of the completed project. Sources of repayment for these types of loans may be permanent loans from long-term lenders, sales of developed property, or an interim loan commitment until permanent financing is obtained. Generally, these loans have a higher risk profile than other real estate loans due to their repayment being sensitive to real estate values, interest rate changes, governmental regulation of real property, demand and supply of alternative real estate, the availability of long-term financing, and changes in general economic conditions.

Commercial loans are underwritten after evaluating and understanding the borrower's ability to operate profitably and prudently expand its business. Underwriting standards are designed to ensure repayment of loans and mitigate loss exposure. As part of the underwriting process, the Company examines current and projected cash flows to determine the ability of the borrower to repay his obligation as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of the borrower, however, may not be as expected, and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and usually incorporate a personal guarantee. However, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent upon the ability of the borrower to collect amounts due from its customers. Agricultural production loans are subject to underwriting standards and processes similar to commercial loans.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those standards and processes specific to real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of these loans is largely dependent upon the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate market or in the general economy. The properties securing the Company's commercial real estate portfolio are diverse in terms of type and geographic location within Will, Grundy, Dupage, Cook and Kane counties and their surrounding communities. Management monitors and evaluates commercial real estate loans based on cash flow, collateral, geography, and risk grade criteria. Farmland loans are subject to underwriting standards and processes similar to commercial real estate loans.

Residential 1-4 family and consumer loans are underwritten by evaluating the credit history of the borrower, the ability of the borrower to meet the debt service requirements of the loan and total debt obligations, as well as the underlying collateral and the loan to collateral value. Underwriting standards for home equity loans are heavily influenced by statutory requirements, which include, but are not limited to, loan-to-value and affordability ratios, risk-based pricing strategies, and documentation requirements. Included in the Company's residential 1-4 family loans are loans made to investors. These loans are underwritten using the same criteria as other residential 1-4 family loans.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to recognize adjustments to its allowance based on their judgments of information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful or substandard. For such loans that are classified as impaired, an allowance is established when the collateral value, discounted cash flows or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. These qualitative factors consider local economic trends, concentrations, management experience, and other elements of the Company's lending operations.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining the impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the fair value of collateral if the loan is collateral dependent, the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's obtainable market price.

Residential 1-4 family and consumer loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Premises and equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the lesser of the remaining lease term, including renewal options controlled by the Company or the assets' useful lives using the straight-line method.

Foreclosed assets: Assets acquired through loan foreclosure or other proceedings are initially recorded at fair value less estimated selling costs at the date of foreclosure establishing a new cost basis. After foreclosure, foreclosed assets are held for sale and are carried at the lower of cost or fair value less estimated costs of disposal. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses.  Subsequently, unrealized losses and realized gains and losses on sales are included in other noninterest income.  Operating results from foreclosed assets are recorded in other noninterest expense.

Transfers of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income taxes: Deferred taxes are provided using the liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company had adopted the accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The adoption of this standard did not have a significant impact on the Company and there are no uncertain tax positions as of December 31, 2011 and 2010.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management's judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.

The Company would recognize interest and penalties on income taxes as a component of income tax expense.

The Company is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2009.

Stock compensation plans: The Company recognizes compensation cost relating to share-based payment transactions (stock options, and restricted share plans) in the consolidated financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued.

The Company calculates and recognizes compensation cost for all stock awards over the employees' service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Company uses a Black-Sholes model to estimate the fair value of stock options, while the market price of the Company's common stock at the date of grant is used for restricted stock awards.

Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the balance sheets, such items, along with net income, are components of comprehensive income.

Recent accounting pronouncements: In April 2011, the FASB issued ASU 2011-02, A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring. ASU 2011-02 amends ASC Topic 310, Receivables, by clarifying guidance for creditors in determining whether a concession has been granted and whether a debtor is experiencing financial difficulties. ASU 2011-2 is effective for annual periods ending on or after December 15, 2012, and is not expected to have a material impact on the Company's consolidated financial statements.

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860) - Reconsideration of Effective Control for Repurchase Agreements. ASU 2011-03 is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. ASU 2011-03 removes from the assessments of effective control (i) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (ii) the collateral maintenance guidance related to that criterion. ASU 2011-03 is effective for the Company on January 1, 2012, and is not expected to have a material impact on the Company's consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 amends ASC Topic 820, Fair Value Measurements and Disclosures, to converge the fair value measurement guidance in U.S. generally accepted accounting principles and International Financial Reporting Standards. ASU 2011-04 clarifies the application of existing fair value measurement requirements, changes certain principles in Topic 820 and requires additional fair value disclosures. ASU 2011-04 is effective for annual periods beginning after December 15, 2011, and the adoption is not expected to have a material impact on the Company's consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220) - Presentation of Comprehensive Income. ASU 2011-05 amends Topic 220, Comprehensive Income, to require that all non-owner changes in shareholders' equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. Additionally, ASU 2011-05 requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented.

The option to present components of other comprehensive income as part of the statement of changes in stockholders' equity was eliminated. ASU 2011-05 is effective for annual periods beginning after December 15, 2012, and is not expected to have a material impact on the Company's consolidated financial statements. In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220) - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-05. ASU 2011-12 defers the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. This standard does not defer the requirement to report comprehensive income either in a single continuous statement or in two separate but consecutive financial statements. While the FASB is considering the operational concerns about the presentation requirements for classification adjustments, entities will continue to report reclassifications out of accumulated comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. ASU 2011-12 is effective for the Company concurrent with ASU 2011-05.

Basic and diluted earnings per common share: Earnings (loss) per common share is computed using the two-class method. Basic earnings (loss) per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the applicable period. Diluted earnings per share is computed using the weighted-average number of shares determined for the basic earnings per common share computation plus the dilutive effect of stock compensation using the treasury stock method. Due to the net loss for the years ended December 31, 2011 and 2010, all of the dilutive stock based awards are considered anti-dilutive and not included in the computation of diluted earnings (loss) per share.

Segment: The Company's operations consist of one segment called community banking. While the Company's management monitors each of the four bank subsidiaries' operations and profitability separately, these subsidiaries have been aggregated into one reportable operating segment due to the similarities in products and services, customer base, operations, profitability measures, and economic characteristics.

Subsequent events: The Company has considered subsequent events through the date of issuance of these financial statements and has determined that no additional disclosure is necessary.

Note 2.	Affiliate Services

First Community Financial Partners, Inc., FCB Joliet, FCB Plainfield, FCB Homer/Lockport and Burr Ridge Bank and Trust have entered into an Affiliate Management Services Agreement. The Affiliate Management Services Agreement allows for each entity to share in the costs and resources of such functions including, but not limited to, information technology, finance and accounting, human resources, risk management, and strategic development. For the years ended December 31, 2011 and 2010, $2.2 million and $1.5 million, respectively, was paid by the Banks to the Company under the terms of the agreement.

First Community Financial Partners and the Banks have internal loan participation agreements of $75.7 million and $75.9 million as of December 31, 2011 and 2010, respectively.

Note 3.	Cash and Due from Banks

The Company is required to maintain average balances on hand or with the Federal Reserve Bank of Chicago. At December 31, 2011 and 2010, these reserve balances amounted to approximately $1.1 million and $793,000, respectively.

The nature of the Company's business requires that it maintain amounts due from banks, federal funds sold and interest-bearing deposits in banks which, at times, may exceed federally insured limits. Management monitors these correspondent relationships and the Company has not experienced any losses in such accounts.

Note 4.	Securities Available for Sale

The amortized cost and fair value of securities available for sale, with gross unrealized gains and losses, follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2011	Cost	Gains	Losses	Value
U.S. government federal agency	$1,002	$2	—	$1,004
Government sponsored enterprises	23,549	205	14	23,740
Residential collateralized mortgage
obligations	20,087	278	13	20,352
Residential mortgage backed
securities	4,918	120	—	5,038
Corporate securities	2,163	22	20	2,165
State and political subdivisions	27,381	699	8	28,072
	$79,100	$1,326	$55	$80,371
December 31, 2010
Government sponsored enterprises	$27,388	$174	$2	$27,560
Residential collateralized mortgage
obligations	14,044	9	251	13,802
Residential mortgage backed
securities	7,002	2	58	6,946
Corporate securities	398	—	1	397
State and political subdivisions	12,999	162	235	12,926
	$61,831	$347	$547	$61,631

Securities with a fair value of $44.1 million and $50.8 million were pledged as collateral on public funds, securities sold under agreements to repurchase and for other purposes as required or permitted by law as of December 31, 2011 and 2010, respectively.

The amortized cost and fair value of debt securities available for sale as of December 31, 2011, by contractual maturity are shown below (in thousands). Maturities may differ from contractual maturities in residential collateralized mortgage obligations and residential mortgage backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore these securities are segregated in the following maturity summary.

	Amortized	Fair
	Cost	Value
Within 1 year	$4,848	$4,859
Over 1 year through 5 years	38,064	38,478
5 years through 10 years	7,733	8,047
Over 10 years	3,450	3,597
Residential collateralized mortgage obligations and mortgage backed securities	25,005	25,390
	$79,100	$80,371

Gross realized gains on the sales of securities were $48,000 and $57,000, respectively, and there were no gross realized losses during the years ended December 31, 2011 and 2010.

There were no securities with material unrealized losses existing longer than 12 months, and no securities with unrealized losses which management believes are other-than-temporarily impaired at December 31, 2011 and 2010.

The unrealized losses in the portfolio at December 31, 2011, resulted from fluctuations in market interest rates and not from deterioration in the creditworthiness of the issuers. Since the Company does not intend to or will be required to sell these securities until market price recovery or maturity, these investment securities are not considered to be other-than-temporarily impaired.

Note 5.	Loans

A summary of the balances of loans follows (in thousands):

	December 31,
	2011	2010
Construction and Land Development	$41,946	$54,507
Farmland and Agricultural Production	12,761	11,161
Residential 1-4 Family	86,703	85,112
Commercial Real Estate	379,881	429,823
Commercial	147,184	184,204
Consumer and other	23,385	26,108
	691,860	790,915
Net deferred loan (fees) costs	(226)	(248)
Allowance for loan losses	(26,991)	(24,799)
	$664,643	$765,868

The following table presents the contractual aging of the recorded investment in past due and nonaccrual loans by class of loans as of December 31, 2011 and December 31, 2010 (in thousands):

				90+ Days	Total
		30-59 Days	60-89 Days	Past Due	Accruing	Nonaccrual	Total
December 31, 2011	Current	Past Due	Past Due	Still Accruing	Loans	Loans	Loans

Construction and Land Development	$31,507	$166	$3,755	—	$35,428	$6,518	$41,946
Farmland and Agricultural Production	11,261	—	—	—	11,261	1,500	12,761
Residential 1-4 Family	81,792	68	15	—	81,875	4,828	86,703
Commercial Real Estate
Multifamily	17,747	—	—	—	17,747	—	17,747
Retail	104,783	—	—	—	104,783	9,092	113,875
Office	39,244	—	—	—	39,244	4,848	44,092
Industrial and Warehouse	46,963	—	—	—	46,963	2,532	49,495
Health Care	16,651	—	—	—	16,651	—	16,651
Other	131,880	—	—	—	131,880	6,141	138,021
Commercial	140,454	1,625	2,382	—	144,461	2,723	147,184
Consumer and other	22,286	773	274	—	23,333	52	23,385
Total	$644,568	$2,632	$6,426	—	$653,626	$38,234	$691,860

				90+ Days	Total
		30-59 Days	60-89 Days	Past Due	Accruing	Nonaccrual	Total
December 31, 2010	Current	Past Due	Past Due	Still Accruing	Loans	Loans	Loans
Construction and Land Development	$38,302	—	—	—	$38,302	$16,205	$54,507
Farmland and Agricultural Production	11,161	—	—	—	11,161	—	11,161
Residential 1-4 Family	78,430	153	125	—	78,708	6,404	85,112
Commercial Real Estate
Multifamily	19,351	170	—	—	19,521	95	19,616
Retail	111,848	2,905	2,800	—	117,553	5,136	122,689
Office	52,834	—	—	—	52,834	3,626	56,460
Industrial and Warehouse	43,957	—	—	119	44,076	1,735	45,811
Health Care	19,437	—	—	—	19,437	—	19,437
Other	154,149	621	—	—	154,770	11,040	165,810
Commercial	181,339	510	474	501	182,824	1,380	184,204
Consumer and other	25,932	113	—	—	26,045	63	26,108
Total	$736,740	$4,472	$3,399	$620	$745,231	$45,684	$790,915

As part of the on-going monitoring of the credit quality of the Company's loan portfolio, management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt and comply with various terms of their loan agreements. The Company considers current financial information, historical payment experience, credit documentation, public information and current economic trends. Generally, all sizeable credits receive a financial review no less than annually to monitor and adjust, if necessary, the credit's risk profile. Credits classified as watch generally receive a review more frequently than annually. For special mention, substandard, and doubtful credit classifications, the frequency of review is increased to no less than quarterly in order to determine potential impact on credit loss estimates.

The Company categorizes loans into the following risk categories based on relevant information about the ability of borrowers to service their debt:

Pass - A pass asset is well protected by the current worth and paying capacity of the obligator (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner. Pass assets also include certain assets considered watch, which are still protected by the worth and paying capacity of the borrower but deserve closer attention and a higher level of credit monitoring.

Special Mention - A special mention asset, or risk rating of 5, has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Company's credit position at some future date. Special mention assets are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

Substandard - A substandard asset, or risk rating of 6 or 7, is an asset with a well-defined weakness that jeopardizes repayment, in whole or in part, of the debt. These credits are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. These assets are characterized by the distinct possibility that the Company will or has sustained some loss of principal and/or interest if the deficiencies are not corrected.

Doubtful - An asset that has all the weaknesses, or risk rating of 8, inherent in the substandard classification, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. These credits have a high probability for loss, yet because certain important and reasonably specific pending factors may work toward the strengthening of the asset, its classification of loss is deferred until its more exact status can be determined.

Loss - An asset, or portion thereof, classified as loss, or risk rated 9, is considered uncollectible and of such little value that its continuance as a bankable asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value but that it is not practical or desirable to defer writing off this basically worthless asset even though a partial recovery may occur in the future. Therefore, there is no balance to report at December 31, 2011.

Residential 1-4 family, consumer and other loans are assessed for credit quality based on the contractual aging status of the loan and payment activity. In certain cases, based upon payment performance, the loan being related with another commercial type loan or for other reasons, a loan may be categorized into one of the risk categories noted above. Such assessment is completed at the end of each reporting period.

The following tables present the risk category of loans evaluated by internal asset classification based on the most recent analysis performed and the contractual aging as of December 31, 2011 and 2010 (in thousands):

		Special
December 31, 2011	Pass	Mention	Substandard	Doubtful	Total
Construction and Land Development	$17,533	$16,337	$6,851	$1,225	$41,946
Farmland and Agricultural Production	11,261	—	1,500	—	12,761
Commercial Real Estate
Multifamily	17,005	742	—	—	17,747
Retail	78,547	26,237	3,842	5,249	113,875
Office	29,183	6,512	7,146	1,251	44,092
Industrial and Warehouse	36,894	2,267	10,334	—	49,495
Health Care	15,297	1,354	—	—	16,651
Other	121,246	10,435	4,245	2,095	138,021
Commercial	127,198	9,171	10,666	149	147,184
Total	$454,164	$73,055	$44,584	$9,969	$581,772

December 31, 2011	Performing	Non-performing	Total
Residential 1-4 Family	$84,367	$2,336	$86,703
Consumer and other	23,333	52	23,385
Total	$107,700	$2,388	$110,088

		Special
December 31, 2010	Pass	Mention	Substandard	Doubtful	Total
Construction and Land Development	$22,362	$14,529	$17,616	—	$54,507
Farmland and Agricultural Production	8,213	2,948	—	—	11,161
Commercial Real Estate
Multifamily	19,209	312	95	—	19,616
Retail	85,573	26,086	11,030	—	122,689
Office	44,355	5,735	6,370	—	56,460
Industrial and Warehouse	35,226	8,849	1,736	—	45,811
Health Care	19,437	—	—	—	19,437
Other	148,741	4,154	12,915	—	165,810
Commercial	160,792	19,153	4,259	—	184,204
Total	$543,908	$81,766	$54,021	—	$679,695

December 31, 2010	Performing	Non-performing	Total
Residential 1-4 Family	$78,708	$6,404	$85,112
Consumer and other	26,045	63	26,108
Total	$104,753	$6,467	$111,220

Non-performing loans includes those on nonaccrual status and those past due 90 days or more and still on accrual.

The following table provides additional detail of the activity in the allowance for loan losses, by portfolio segment, for the years ended December 31, 2011 and 2010 (in thousands):

	Construction	Farmland and
	and Land	Agricultural	Residential	Commercial		Consumer
December 31, 2011	Development	Production	1-4 Family	Real Estate	Commercial	and other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$8,610	$58	$3,084	$8,877	$3,927	$215	$28	$24,799
Provision for loan losses	5,536	1,537	990	6,380	2,253	98	653	17,447
Loans charged-off	(8,397)	—	(1,744)	(4,697)	(2,005)	(35)	—	(16,878)
Recoveries of loans
previously charged-off	503	—	78	878	162	2	—	1,623
Ending balance	$6,252	$1,595	$2,408	$11,438	$4,337	$280	$681	$26,991

December 31, 2010
Allowance for loan losses:
Beginning balance	$3,328	$188	$1,249	$6,945	$3,752	$903	$151	$16,516
Provision for loan losses	11,417	(130)	4,460	14,570	1,391	(597)	(123)	30,988
Loans charged-off	(6,197)	—	(2,625)	(12,638)	(1,446)	(92)	—	(22,998)
Recoveries of loans
previously charged-off	62	—	—	—	230	1	—	293
Ending balance	$8,610	$58	$3,084	$8,877	$3,927	$215	$28	$24,799

The following table presents the balance in the allowance for loan losses and the unpaid principal balance of loans by portfolio segment and based on impairment method as of December 31, 2011 and 2010 (in thousands):

	Construction	Farmland and
	and Land	Agricultural	Residential	Commercial		Consumer
December 31, 2011	Development	Production	1-4 Family	Real Estate	Commercial	and other	Unallocated	Total
Period-ended amount
allocated to:
Individually evaluated for
impairment	$3,288	$1,500	$143	$2,506	$1,002	$25	—	$8,464
Collectively evaluated for
impairment	2,964	95	2,265	8,932	3,335	255	681	18,527
Ending balance	$6,252	$1,595	$2,408	$11,438	$4,337	$280	$681	$26,991
Loans:
Individually evaluated for
impairment	$6,518	$1,500	$6,587	$22,614	$5,544	$52	—	$42,815
Collectively evaluated for
impairment	35,428	11,261	80,116	357,267	141,640	23,333	—	649,045
Ending balance	$41,946	$12,761	$86,703	$379,881	$147,184	$23,385	—	$691,860

December 31, 2010
Period-ended amount
allocated to:
Individually evaluated for
impairment	$5,319	—	$1,857	$2,019	$491	$1	—	$9,687
Collectively evaluated for
impairment	3,291	58	1,227	6,858	3,436	214	28	15,112
Ending balance	$8,610	$58	$3,084	$8,877	$3,927	$215	$28	$24,799
Loans:
Individually evaluated for
impairment	$16,375	—	$7,625	$23,249	$1,389	$110	—	$48,748
Collectively evaluated for
impairment	38,132	11,161	77,487	406,574	182,815	25,998	—	742,167
Ending balance	$54,507	$11,161	$85,112	$429,823	$184,204	$26,108	—	$790,915

The following table presents additional detail of impaired loans, segregated by class, as of and for the year ended December 31, 2011 and 2010 (in thousands). The unpaid principal balance represents the recorded balance prior to any partial charge-offs. The recorded investment represents customer balances net of any partial charge-offs recognized on the loans. The interest income recognized column represents all interest income reported either on a cash or accrued basis after the loan became impaired. The cash basis income column represents only the interest income recognized on a cash basis after the loan was classified as impaired:

					Cash Basis
	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
December 31, 2011	Balance	Investment	Allocated	Investment	Recognized
With no related allowance recorded:
Construction and Land Development	$8,779	$2,608	—	$4,049	—
Farmland and Agricultural Production	—	—	—	—	—
Residential 1-4 Family	7,314	5,941	—	6,022	104
Commercial Real Estate
Multifamily	—	—	—	71	—
Retail	9,404	5,678	—	3,094	—
Office	2,176	1,251	—	1,242	—
Industrial and Warehouse	—	—	—	775	—
Health Care	—	—	—	—	—
Other	7,425	3,582	—	5,703	—
Commercial	3,177	2,895	—	1,120	50
Consumer and other	—	—	—	34	—
With an allowance recorded:
Construction and Land Development	7,482	3,910	3,288	5,949	2
Farmland and Agricultural Production	1,500	1,500	1,500	300	—
Residential 1-4 Family	913	646	143	832	—
Commercial Real Estate
Multifamily	—	—	—	—	—
Retail	4,181	3,414	274	3,783	—
Office	3,598	3,598	1,399	2,139	—
Industrial and Warehouse	2,775	2,532	243	1,509	—
Health Care	—	—	—	—	—
Other	2,559	2,559	590	3,340	—
Commercial	2,994	2,649	1,002	1,690	—
Consumer and other	52	52	25	28	—
Total	$64,329	$42,815	$8,464	$41,680	$156

					Cash Basis
	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
December 31, 2010	Balance	Investment	Allocated	Investment	Recognized
With no related allowance recorded:
Construction and Land Development	$5,570	$1,910	—	$6,662	—
Farmland and Agricultural Production	—	—	—	—	—
Residential 1-4 Family	3,086	1,963	—	1,623	—
Commercial Real Estate
Multifamily	—	—	—	321	—
Retail	—	—	—	923	—
Office	1,614	351	—	987	—
Industrial and Warehouse	—	—	—	868	—
Health Care	—	—	—	—	—
Other	12,829	6,852	—	9,188	56
Commercial	308	9	—	939	8
Consumer and other	46	46	—	39	—
With an allowance recorded:
Construction and Land Development	17,946	14,465	5,319	6,167	2
Farmland and Agricultural Production	—	—	—	—	—
Residential 1-4 Family	6,627	5,662	1,857	1,529	—
Commercial Real Estate		—
Multifamily	120	95	—	30	—
Retail	7,885	5,137	428	3,418	38
Office	3,275	3,275	399	651	—
Industrial and Warehouse	1,736	1,736	140	—	—
Health Care	—	—	—	—	—
Other	6,550	5,803	1,052	3,440	41
Commercial	1,380	1,380	491	370	—
Consumer and other	64	64	1	16	1
Total	$69,036	$48,748	$9,687	$37,171	$146

No additional funds are committed to be advanced in connection with impaired loans.

The following table presents troubled debt restructurings and the financial effects of troubled debt restructurings (in thousands, except for number of contracts):

		Pre-Modification	Post-Modification	Charge-offs
	Number of	Outstanding	Outstanding	and Specific
Year Ended December 31, 2011	Contracts	Recorded Investment	Recorded Investment	Reserves
Construction and Land Development	6	$6,438	$6,438	—
Farmland and Agricultural Production	—	—	—	—
Residential 1-4 Family	4	4,166	3,816	350
Commercial Real Estate
Multifamily	1	102	102	—
Retail	1	3,325	3,325	—
Office	2	2,945	2,945	—
Industrial and Warehouse	—	—	—	—
Health Care	—	—	—	—
Other	5	1,127	1,127	—
Commercial	3	334	334	—
Consumer and other	—	—	—	—
	22	$18,437	$18,087	$350
Year Ended December 31, 2010
Construction and Land Development	7	$4,489	$4,489	$2,779
Farmland and Agricultural Production	—	—	—	—
Residential 1-4 Family	—	—	—	—
Commercial Real Estate
Multifamily	—	—	—	—
Retail	1	3,119	3,119	2,056
Office	1	1,615	1,615	—
Industrial and Warehouse	1	595	595	—
Health Care	—	—	—	—
Other	7	8,402	8,424	2,010
Commercial	5	1,727	1,727	250
Consumer and other	—	—	—	—
	22	$19,947	$19,969	$7,095

The following tables present the unpaid principal balance of loans modified in a troubled debt restructuring during the years end December 31, 2011 and 2010, by class and type of modification (in thousands):

	Year Ended December 31, 2011
		Interest Rate Reduction
	Payment of Real Estate Taxes	To Below Market Rate	To Interest Only	Debt Concession	Other	Total
Construction and Land Development	$277	$2,530	$2,789	$—	$752	$6,348
Farmland and Agricultural Production	—	—	—	—	—	—
Residential 1-4 Family	1,750	1,846	—	570	—	4,166
Commercial Real Estate	6,447	464	—	486	102	7,499
Commercial	—	—	—	334	—	334
Consumer and other	—	—	—	—	—	—
	$8,474	$4,840	$2,789	$1,390	$854	$18,347

	Year Ended December 31, 2010
		Interest Rate Reduction
	Payment of Real Estate Taxes	To Below Market Rate	To Interest Only	Debt Concession	Other	Total
Construction and Land Development	$—	$1,311	$—	$—	$3,178	$4,489
Farmland and Agricultural Production	—	—	—	—	—	—
Residential 1-4 Family	—	—	—	—	—	—
Commercial Real Estate	—	4,734	2,188	3,168	3,641	13,731
Commercial	—	—	513	334	880	1,727
Consumer and other	—	—				—
	$—	$6,045	$2,701	$3,502	$7,699	$19,947

Troubled debt restructurings that were accruing were $4.5 million and $2.5 million, respectively, as of December 31, 2011 and December 31, 2010. Troubled debt restructurings that were non-accruing were $16.2 million and $12.5 million, respectively, as of December 31, 2011 and December 31, 2010. There were no re-defaults of troubled debt restructurings that occurred during the year ended December 31, 2011.

The following presents a rollfoward activity of troubled debt restructurings for the years ended December 31, 2011 and 2010 (in thousands except number of loans):

	December 31, 2011		December 31, 2010
	Recorded Investment	Number of Loans	Recorded Investment	Number of Loans
Balance, beginning	$15,036	24	$3,019	4
Additions to troubled debt restructurings	18,437	22	19,947	22
Removal of troubled debt restructurings	(2,170)	(5)	(1,727)	(2)
Charge-off related to troubled debt restructurings	(7,292)	—	(6,124)	—
Transfers to other real estate owned	(297)	—	—	—
Repayments and other reductions	(2,998)	(1)	(79)	—
Balance, ending	$20,716	40	$15,036	24
Restructured loans are evaluated for impairment at each reporting date as part of the Company's determination of the allowance for loan losses.

Executive officers, directors and principal shareholders of the Company, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan clients of the Company in the ordinary course of business. In management's opinion, these loans and transactions are on the same terms as those for comparable loans and transactions with unrelated parties. Transfers from related party status are loans to Directors who have resigned. Loans to related parties totaled as follows:

Balance, December 31, 2010	$75,192
New loans	7,873
Repayments and other reductions	(18,822)
Transfer from related party status	(4,115)
Balance, December 31, 2011	$60,128

No loans to executive officers, directors, and their affiliates were past due greater than 90 days at December 31, 2011 or 2010.

Note 6.	Premises and Equipment

Premises and equipment are summarized as follows (in thousands):

	December 31,
	2011	2010

Land	$2,150	$1,649
Building and building improvements	7,974	8,050
Furniture and equipment	2,998	2,575
	13,122	12,274
Less: accumulated depreciation	3,939	2,871
	$9,183	$9,403

First Community Bank of Homer Glen & Lockport acquired land for $501,000 during 2011 with the intent to build a bank facility. No construction commitments were outstanding as of December 31, 2011.

Depreciation and amortization expense for the years ended December 31, 2011 and 2010, amounted to $1.1 million and $993,000, respectively.

On February 28, 2012, Burr Ridge Bank and Trust purchased the building and related land that is currently leased by the Bank for a purchase price of $6.6 million.

Rent expense for banking facilities was $717,000 and $596,000 for the years ended December 31, 2011 and 2010, respectively.

The Company leases office space for certain branches and loan production offices. The future minimum annual rental commitments for these noncancelable leases of such space are as follows (in thousands):

2012	$615
2013	507
2014	339
2015	319
2016	103
2017 and thereafter	999
$2,882

Under the terms of these leases, the Company is required to pay its pro rata share of the cost of maintenance and real estate taxes. Certain leases also provide for increased rental payments up to 3%.

Note 7.	Foreclosed Assets

Foreclosed assets are presented net of an allowance for losses. An analysis of the foreclosed assets and the related provision for losses is as follows (in thousands):

	For years ended
	December 31,
	2011	2010

Beginning Balance	$2,918	$756
Transfers of loans	4,277	3,207
Writedown to realizable value	(624)	(432)
Loans to facilitate sale of foreclosed assets	—	(606)
Gain (loss) on sale of foreclosed assets	17	(7)
Proceeds on sale	(3,064)	—
Ending Balance	$3,524	$2,918

Expenses applicable to foreclosed assets include the following:

	Years ended December 31,
	2011	2010

Writedown to realizable value	$624	$432
Operating expenses, net of rental income	793	(209)
	$1,417	$223

Note 8.	Deposits

The composition of interest-bearing deposits is as follows (in thousands):

	December 31,
	2011	2010

NOW and money market accounts	$219,459	$204,307
Savings	22,689	26,681
Time deposit certificates, $100,000 or more	283,350	324,571
Other time deposit certificates	156,011	168,019

	$681,509	$723,578

At December 31, 2011 and 2010, brokered deposits amounted to $15.5 million and $16.3 million, respectively, which are included in other time deposit certificates.

The Company participates in a deposit placement program that allows for reciprocal deposits from other banks in the program or allows for the Company to place deposits with other participating banks. The purpose of the deposit placement program is to allow customers to obtain FDIC insurance coverage for deposits at the Company that exceed $250,000. The Company had time deposits aggregating $8.5 million and $31.7 million in the reciprocal program at December 31, 2011 and 2010, respectively. In addition, the Company had money market deposits aggregating $20.2 million and $22.2 million in the reciprocal program at December 31, 2011 and 2010, respectively.

At December 31, 2011, maturities of certificates of deposit are summarized as follows (in thousands):

2012	$290,205
2013	104,271
2014	25,732
2015	18,111
2016	1,042
$439,361

Note 9.	Subordinated Debt

In May 2009, the Company closed an offering circular for $5 million in common stock at $4.63 per share and 8% Series A non-cumulative convertible preferred stock with a purchase price and liquidation preference of $1,000 per share to certain individual accredited investors. The preferred stock is convertible to common stock at $10.00 per share on or after 5 years. Upon the termination of the Company's commitment not to incur any debt without the prior approval of the Federal Reserve, each share of preferred stock was, automatically and without any action on the part of the holder thereof, exchanged for one Company subordinated note in the same face amount as the share of preferred stock for which it is exchanged. The holders of the notes are entitled to interest at 8% payable annually starting January 1, 2010, and the notes will mature in 10 years. The notes are convertible to common stock at $10.00 per share on or after 5 years. The Company raised $4 million under this offering and the preferred shares were converted to subordinated notes in August 2009. The subordinated debt qualifies for treatment in the regulatory capital calculation subject to certain limits as total capital of the Company at December 31, 2011 and 2010.

Note 10.	Other Borrowed Funds

The composition of other borrowed funds is as follows (in thousands):

	December 31,
	2011	2010
Securities sold under agreements to repurchase	$18,278	$18,584
SBA loan secured borrowings	—	4,200
Federal Home Loan Bank of Chicago advances
Maturity Dates, Fixed Interest Rate
September 30, 2013	—	10,000
	$18,278	$32,784

Securities sold under agreements to repurchase are agreements in which the Banks acquire funds by selling securities to another party under a simultaneous agreement to repurchase the same securities at a specified price and date.  These agreements represent a demand deposit account product to clients that sweeps their balances in excess of an agreed upon target amount into overnight repurchase agreements.

FCB Plainfield originated and sold SBA guaranteed loans of $4.2 million as of December 31, 2010. Due to recourse provisions that had not expired, these loan sales did not qualify for sale accounting and thus are recorded as a part of loans and other borrowed funds. The gain of $252,000 associated with these loan sales is also deferred until the recourse provisions expire and was recorded within other liabilities as of December 31, 2010. Recourse provision restrictions were removed from SBA sale agreements in 2011, allowing these sales to qualify for sale accounting at the time of sale. The total gain associated with loan sales for the years ended December 31, 2011 and December 31, 2010, was $457,000 and $68,000, respectively.

In December 2011, FCB Joliet repaid the FHLB borrowings which were to mature in September 2013. Due to the prepayment of the borrowings a prepayment penalty was incurred in the amount of $141,000 which is included in other expenses.

A collateral pledge agreement exists whereby at all times, FCB Joliet must keep on hand, free of all other pledges, liens, and encumbrances, first mortgage loans and home equity loans with unpaid principal balances aggregating no less than 133% for first mortgage loans and 200% for home equity loans of the outstanding secured advances from the Federal Home Loan Bank of Chicago.  FCB Joliet had $25.6 million and $26.7 million of loans pledged as collateral for Federal Home Loan Bank advances as of December 31, 2011 and 2010, respectively.

FCB Joliet and Burr Ridge Bank and Trust entered into collateral pledge agreements whereby the Banks pledge commercial, commercial real estate, agricultural and consumer loans to the Federal Reserve Bank of Chicago Discount Window which allows the Banks to borrow on a short term basis, typically overnight.  The Banks had $182 million and $297 million of loans pledged as collateral as of December 31, 2011 and 2010, respectively.

Note 11.	Income Taxes

Income tax (benefit) expense recognized is as follows (in thousands):

	For years ended December 31,
	2011	2010
Current	$1,716	$(247)
Deferred	(889)	3,737
	$827	$3,490

The table below presents a reconciliation of the amount of income taxes determined by applying the U.S. federal income tax rate to pretax income (in thousands):

	For years ended December 31,
	2011	2010
Federal income tax at statutory rate	$(1,520)	$(7,830)
Increase (decrease) due to:
Valuation allowance	3,786	10,007
State income tax, net of federal benefit	(461)	(831)
Benefit of income taxed at lower rate	43	224
Tax exempt income	(30)	(209)
Minority interest in earnings	—	1,809
Stock option compensation	77	74
Cash surrender value of life insurance	(60)	(23)
Other	(1,008)	269
	$827	$3,490

Deferred tax assets and liabilities consist of (in thousands):

	December 31,
	2011	2010
Deferred tax assets:
Allowance for loan losses	$9,871	$8,588
Organization expenses	350	365
Net operating losses	6,482	4,220
Contribution carryforward	12	8
Non-qualified stock options	722	693
Restricted stock	248	—
Foreclosed assets	604	126
Unrealized losses on securities available for sale	—	78
Other	87	—
	18,376	14,078
Deferred tax liabilities:
Depreciation	(220)	(525)
Unrealized gains on securities available for sale	(496)	—
Prepaid expenses	(22)	(16)
	(738)	(541)
Valuation allowance	(16,583)	(12,797)
Net deferred tax asset	$1,055	$740

Realization of deferred tax assets associated with the net operating loss carryforwards is dependent upon generating sufficient taxable income prior to their expiration. A valuation allowance to reflect management's estimate of the temporary deductible differences that may expire prior to their utilization has been recorded for the years ended December 31, 2011 and 2010. The net deferred tax asset at December 31, 2011, relates to Burr Ridge Bank and Trust and First Community Bank of Plainfield and the net deferred tax asset at December 31, 2010, relates to Burr Ridge Bank and Trust.

The Company has a federal net operating loss carryforward of $15.7 million and $10.3 million that can be used to offset future regular corporate federal income tax as of December 31, 2011 and 2010, respectively. This net operating loss carryforward expires between fiscal year ended December 31, 2028 and December 31, 2031. The Company has an Illinois net operating loss carryforward of $18.4 million and $14.6 million that can be used to offset future regular corporate state income tax as of December 31, 2011 and 2010, respectively. These Illinois net operating loss carryforwards will expire between December 31, 2020 and December 31, 2023, fiscal tax years.

Note 12.	Benefit Plan

The Company has a 401(k) plan that covers substantially all employees. Participants make tax-deferred contributions. The Company matches contributions equal to 100% of each participant's contribution up to 6%. Expense of the plan is based on the annual contributions and was $380,000 and $392,000 for the years ended December 31, 2011 and 2010, respectively.

Note 13.	Stock Compensation Plans

The Company adopted the First Community Financial Partners, Inc. 2008 Equity Incentive Plan (“the Equity Incentive Plan”) in 2008, which supersedes previously adopted plans. This Equity Incentive Plan allows for the granting of awards including stock options, restricted stock, stock appreciation rights, stock awards and cash incentive rewards. This plan was amended in December 2011 to increase the number of shares authorized by 1,000,000 shares. As a result, under this plan, 2,430,000 shares of authorized but unissued common stock were reserved for the granting of awards.

FCB Plainfield and FCB Homer/Lockport each adopted their own 2008 Stock Incentive Plan (“the Stock Incentive Plans”) in January 2009. Burr Ridge Bank and Trust adopted the Burr Ridge Bank and Trust 2009 Stock Incentive Plan (“the Stock Incentive Plan”) in October 2009. The Stock Incentive Plans allow for the granting of stock options. Under the FCB Plainfield and FCB Homer/Lockport plans, 225,000 shares of authorized but unissued common stock were reserved for the granting of awards. Under the Burr Ridge Bank and Trust plan 270,000 shares of authorized but unissued common stock was reserved for the granting of awards.

For the Stock Incentive Plans and Equity Incentive Plan, options are to be granted at the fair value of the stock at the date of the grant and vest at 33-1/3% as of the first anniversary of the grant date and an additional 33-1/3% of the option is exercisable as of each successive anniversary of the grant date. Options must be exercised within ten years after the date of grant.

The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used which are not materially different by plan:

December 31,
2010
Dividend yield	—%
Expected volatility	12.94%
Risk free rate of return	2.73%
Expected life in years	7.0

There were no options granted for the year ended December 31, 2011.

The dividend yield assumption is based on the Company's historical dividend payouts. The expected volatility is based on historical volatility for similar companies. The risk free rates of return for periods within the contractual life of the awards are based on the U.S. Treasury yields in effect at the time of the grant. The expected life is based on management's estimate of when outstanding options will be exercised.

The following table summarizes data concerning stock options (aggregate intrinsic value in thousands):

	December 31,
	2011			2010
		Weighted			Weighted
		Average	Aggregate		Average	Aggregate
		Exercise	Intrinsic		Exercise	Intrinsic
	Shares	Price	Value	Shares	Price	Value
Outstanding at beginning of year	1,906,237	$7.62		1,746,454	$7.89
Granted	—	—		437,250	7.99
Exercised	—	—		—	—
Canceled	—	—		(209,000)	10.00
Expired	(120,050)	7.16		(6,399)	9.86
Forfeited	(36,500)	8.68		(62,068)	9.91

Outstanding at end of year	1,749,687	$7.63	$428	1,906,237	$7.62	$521

Exercisable at end of year	1,404,621	$7.43	$146	1,214,331	$7.05	$313

Weighted average fair value
of options granted
during the year		—			$1.85

The aggregate intrinsic value of a stock option in the table above represents the total pre-tax amount by which the current market value of the underlying stock exceeds the price of the option that would have been received by the option holders had all option holders exercised their options on December 31, 2011 and 2010. The intrinsic value will change when the market value of the Company's stock changes. The fair value (present value of the estimated future benefit to the option holder) of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.

At December 31, 2011, management estimates that $388,000 in compensation expense will be recognized through September 2013 related to outstanding stock options.

Information pertaining to options outstanding at December 31, 2011, is as follows:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (yrs)	Price	Exercisable	Price

First Community Financial Partners, Inc.
$5.00	378,876	2.6	$5.00	378,876	$5.00
$5.53	7,600	3.3	$5.53	7,600	$5.53
$6.25	32,600	6.2	$6.25	25,100	$6.25
$6.38	10,000	4.3	$6.38	10,000	$6.38
$7.40	5,000	8.3	$7.40	1,667	$7.40
$7.50	455,933	5.6	$7.50	445,060	$7.50
$8.00	4,000	7.7	$8.00	2,667	$8.00
$9.25	245,695	6.4	$9.25	241,269	$9.25
FCB Plainfield
$10.00	108,000	7.2	$10.00	74,001	$10.00
$8.00	63,000	8.2	$8.00	21,000	$8.00
FCB Homer/Lockport
$4.57	46,000	8.8	$4.57	15,333	$4.57
$7.35	10,700	8.1	$7.35	3,567	$7.35
$10.00	129,833	7.5	$10.00	92,333	$10.00
Burr Ridge Bank and Trust
$8.72	212,117	8.3	$8.72	71,817	$8.72
$8.87	40,333	8.6	$8.87	14,331	$8.87
	1,749,687			1,404,621

Information pertaining to non-vested options at December 31, 2011, is as follows:

		Weighted
	Number of	Average Grant
	Shares	Date Fair Value
Non-vested options, December 31, 2010	691,906	$1.96
Granted	—	—
Vested	(310,340)	1.95
Canceled	—	—
Forfeited	(36,500)	1.95
Non-vested options, December 31, 2011	345,066	$1.90

The following summarizes stock option detail by Company and Bank plan (aggregate intrinsic value in thousands):

		Weighted
		Average Fair		Weighted
		Value of Options		Average		Aggregate
		Granted During	Shares	Exercise	Shares	Intrinsic	Nonvested
	Granted	the Year	Outstanding	Price	Exercisable	Value	Options

First Community Financial Partners, Inc.	—	—	1,139,704	$6.99	1,112,239	—	27,465
FCB Plainfield	—	—	171,000	9.26	95,001	—	75,999
FCB Homer/Lockport	—	—	186,533	8.51	111,233	—	75,300
Burr Ridge Bank and Trust	—	—	252,450	8.74	86,148	146	166,302
	—		1,749,687		1,404,621	$146	345,066

The Company also grants restricted shares to select officers and directors within the organization. Individuals holding granted restricted shares have all of the rights of a stockholder of the Company, including the right to vote and receive dividends. These restricted shares are subject to certain terms, conditions and restrictions. Compensation expense for the restricted shares equals the market price of the related stock at the date of grant and is amortized on a straight-line basis over the vesting period. In 2011, 452,000 shares of restricted stock were granted with a weighted-average grant-date per share fair value of $1.50, which vested immediately. In addition, 412,000 shares of restricted stock were granted with a weighted-average grant-date per share fair value of $1.50 which vest over a three-year period. The Company recognized compensation expense of $684,000 for the year-ended December 31, 2011, related to this plan. Total unrecognized compensation expense related to restricted stock grants was $612,000 as of December 31, 2011.

The following is a summary of nonvested restricted shares:

		Weighted
	Number of	Average Grant
	Shares	Date Fair Value
Shares outstanding, December 31, 2010	—	—
Granted	864,000	1.50
Vested	(452,000)	1.50
Canceled	—	—
Forfeited	—	—
Non-vested restricted shares, December 31, 2011	412,000	$1.50

Note 14.	Concentrations, Commitments and Contingencies

Concentrations of credit risk: In addition to financial instruments with off-balance-sheet risk, the Company, to a certain extent, is exposed to varying risks associated with concentrations of credit. Concentrations of credit risk generally exist if a number of borrowers are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by economic or other conditions.

The Company conducts substantially all of its lending activities in Will, Grundy, Cook and Kane counties and their surrounding communities. Loans granted to businesses are primarily secured by business assets, investment real estate, owner-occupied real estate or personal assets of commercial borrowers. Loans to individuals are primarily secured by personal residences or other personal assets. Since the Company's borrowers and its loan collateral have geographic concentration in its primary market area, the Company could have exposure to declines in the local economy and real estate market. However, management believes that the diversity of its customer base and local economy, its knowledge of the local market, and its proximity to customers limits the risk of exposure to adverse economic conditions.

Credit related financial instruments: The Company is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

A summary of the Company's commitments is as follows (in thousands):

	December 31,
	2011	2010
Commitments to extend credit	$82,393	$100,382
Standby letters of credit	18,369	24,266
	$100,762	$124,648

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, is based on management's credit evaluation of the party.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral, which may include accounts receivable, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the summary above. If the commitment were funded, the Company would be entitled to seek recovery from the customer. At December 31, 2011, there was $300,000 as liabilities for the Company's potential obligations under these guarantees. There were no liabilities recorded as of December 31, 2010.

Contingencies: In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from pending proceedings would not be expected to have a material adverse effect on the Company's consolidated financial statements.

Note 15.	Dividend Restrictions and Regulatory Capital Requirements

Provisions of the Illinois banking laws place restrictions upon the amount of dividends that can be paid to the Company by the Banks. The availability of dividends may be further limited because of the need to maintain capital ratios satisfactory to applicable regulatory agencies.

The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2011 and 2010, the Company and the Banks met all capital adequacy requirements to which they are subject.

Under the Illinois Banking Act, Illinois-chartered banks generally may not pay dividends in excess of their net profits, after first deducting their losses (including any accumulated deficit) and provision for loan losses. The payment of dividends by any bank is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. Moreover, the Federal Deposit Insurance Corporation (“FDIC”) prohibits the payment of any dividends by a bank if the FDIC determines such payment would constitute an unsafe or unsound practice. In addition, the FDIC prohibits dividend payments during the first seven years of a new bank's operations, allowing cash dividends to be paid only from net operating income and does not permit dividends to be paid until an appropriate allowance for loan and lease losses has been established and overall capital is adequate. Because the Company and Banks plan to reinvest earnings, if any, during its de novo period, the Company and Banks expect that no cash dividends will be paid for its first seven years of operations and there were no dividends paid during the years ending December 31, 2011 and 2010.

As of December 31, 2011, the most recent notifications from the FDIC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Company or the Banks' category. Bank regulators can modify capital requirements as part of their examination process.

The Company's and the Banks' capital amounts and ratios are presented in the following table (dollar amounts in thousands):

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2011
Total capital (to risk-weighted assets)
Consolidated	$97,045	13.45%	$57,710	8.00%	N/A	N/A
FCB Joliet	48,775	11.81%	33,048	8.00%	$41,310	10.00%
FCB Plainfield	16,012	15.01%	8,532	8.00%	10,665	10.00%
FCB Homer/Lockport	9,225	14.99%	4,925	8.00%	6,156	10.00%
Burr Ridge Bank and Trust	21,415	15.3%	11,197	8.00%	13,997	10.00%
Tier I Capital (to risk-weighted assets)
Consolidated	84,561	11.72%	28,855	4.00%	N/A	N/A
FCB Joliet	43,452	10.52%	16,524	4.00%	24,786	6.00%
FCB Plainfield	14,654	13.74%	4,266	4.00%	6,399	6.00%
FCB Homer/Lockport	8,429	13.69%	2,462	4.00%	3,694	6.00%
Burr Ridge Bank and Trust	19,649	14.04%	5,599	4.00%	8,398	6.00%
Tier I Capital (to average assets)
Consolidated	84,561	9.29%	36,405	4.00%	N/A	N/A
FCB Joliet	43,452	8.28%	20,988	4.00%	26,235	5.00%
FCB Plainfield	14,654	10.81%	5,423	4.00%	6,778	5.00%
FCB Homer/Lockport	8,429	10.04%	3,357	4.00%	4,197	5.00%
Burr Ridge Bank and Trust	19,649	11.84%	6,638	4.00%	8,297	5.00%
December 31, 2010
Total capital (to risk-weighted assets)
Consolidated	$104,229	12.61%	$66,150	8.00%	N/A	N/A
FCB Joliet	53,057	10.05%	42,246	8.00%	$52,808	10.00%
FCB Plainfield	14,438	14.5%	7,964	8.00%	9,955	10.00%
FCB Homer/Lockport	8,986	12.96%	5,545	8.00%	6,931	10.00%
Burr Ridge Bank and Trust	19,840	15.27%	10,395	8.00%	13,997	10.00%
Tier I Capital (to risk-weighted assets)
Consolidated	89,654	10.84%	33,075	4.00%	N/A	N/A
FCB Joliet	46,354	8.78%	21,123	4.00%	31,685	6.00%
FCB Plainfield	13,177	13.24%	3,982	4.00%	5,973	6.00%
FCB Homer/Lockport	8,071	11.64%	2,772	4.00%	4,159	6.00%
Burr Ridge Bank and Trust	18,204	14.01%	5,197	4.00%	8,398	6.00%
Tier I Capital (to average assets)
Consolidated	89,654	9.41%	38,117	4.00%	N/A	N/A
FCB Joliet	46,354	7.86%	23,589	4.00%	29,486	5.00%
FCB Plainfield	13,177	11.6%	4,545	4.00%	5,681	5.00%
FCB Homer/Lockport	8,071	8.26%	3,357	4.00%	4,888	5.00%
Burr Ridge Bank and Trust	18,204	11.99%	6,073	4.00%	7,591	5.00%

Note 16.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Techniques that are consistent with the market approach, the income approach and/or the cost approach should be used in determination of fair value. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the Standard establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The following table summarizes assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value.

	Fair Value Measurements at December 31, 2011 Using
	December 31,	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	2011	(Level 1)	(Level 2)	(Level 3)
Assets
U.S. government federal agency	$1,004	—	$1,004	—
Government sponsored enterprises	23,740	—	23,740	—
Residential collateralized mortgage
obligations	20,352	—	20,352	—
Residential mortgage backed securities	5,038	—	5,038	—
Corporate securities	2,165	—	2,165	—
State and political subdivisions	28,072	—	25,012	3,060

	Fair Value Measurements at December 31, 2010 Using
	December 31,	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	2010	(Level 1)	(Level 2)	(Level 3)
Assets
Government sponsored enterprises	$27,560	—	$27,560	—
Residential collateralized mortgage
obligations	13,802	—	13,802	—
Residential mortgage backed securities	6,946	1,583	5,363	—
Corporate securities	397	—	397	—
State and political subdivisions	12,926	932	10,557	1,437

The following tables present additional information about assets and liabilities measured at fair value on a recurring basis for which the Company has utilized Level 3 inputs to determine fair value.

Fair Value Measurements
Using Significant
Unobservable Inputs (Level 3)
State and political
subdivisions

Beginning balance, December 31, 2010	$1,437
Total gains or losses (realized/unrealized)
Included in other comprehensive income	88
Included in earnings	—
Purchases	1,535
Paydowns and maturities	—
Transfers in and/or out of Level 3	—
Ending balance, December 31, 2011	$3,060

Beginning balance, December 31, 2009	—
Total gains or losses (realized/unrealized)
Included in other comprehensive income	(63)
Included in earnings	—
Purchases	1,500
Paydowns and maturities	—
Transfers in and/or out of Level 3	—
Ending balance, December 31, 2010	$1,437

Securities Available for Sale: The fair value of the Company's securities available for sale are determined using Level 1 and Level 2 inputs from independent pricing services. Level 1 fair value measurements consider quoted prices. Level 2 inputs consider observable data that may include dealer quotes, market spread, cash flows, treasury yield curve, trading levels, credit information and terms, among other factors. Certain state and political subdivision securities are not valued based on observable transactions and are, therefore, classified as Level 3.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
The Company may be required, from time to time, to measure certain assets and liabilities at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are set forth below:

	Fair Value Measurements at December 31, 2011 Using
	December 31,	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	2011	(Level 1)	(Level 2)	(Level 3)
Assets
Impaired loans	$34,351	—	—	$34,351
Foreclosed assets	3,524	—	—	3,524

	Fair Value Measurements at December 31, 2010 Using
	December 31,	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	2010	(Level 1)	(Level 2)	(Level 3)
Assets
Impaired loans	$39,005	—	—	$39,005
Foreclosed assets	2,918	—	—	2,918

Impaired loans: Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value.  Fair value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy.  The fair value for an impaired loan is generally determined utilizing appraisals for real estate loans and value guides or consultants for commercial and industrial loans and other loans secured by items such as equipment, inventory, accounts receivable or vehicles. In substantially all instances, a 10% discount is utilized for selling costs which includes broker fees and closing costs. It is our general practice to obtain updated values on impaired loans every twelve to eighteen months. In instances where the appraisal is greater than one year old, an additional discount is considered ranging from 5% to 15%. Any adjustment is based on either comparisons from other recent appraisals obtained by the Company on like properties or using third party resources such as real estate brokers or Reis, Inc., a nationally recognized provider of commercial real estate information including real estate values.

As of December 31, 2011, approximately $38 million or 90% of impaired loans are evaluated for impairment using appraisals performed within the last twelve month period.

Foreclosed assets: Foreclosed assets upon initial recognition, are measured and reported at fair value through a charge-off to the allowance for loan losses based upon the fair value of the foreclosed asset. Fair values are generally based on third party appraisals of the property resulting in Level 3 classification. The appraised value is discounted by 10% for estimated selling costs which includes broker fees and closing costs and appraisals are obtained annually.

Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. Fair value is determined under the framework established by Fair Value Measurements, based upon criteria noted above. Certain financial instruments and all non-financial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value at the Company. The methodologies for measuring fair value of financial assets and financial liabilities that are measured at fair value on a recurring or nonrecurring basis are discussed above. The methodologies for other financial assets and financial liabilities are discussed below.

The following methods and assumptions were used by the Company in estimating the fair value disclosures of its financial instruments:

Cash, due from banks and federal funds sold: The carrying amounts reported in the consolidated balance sheets for cash and due from banks and federal funds sold approximate their fair values.

Interest-bearing deposits in banks: The carrying amounts of interest-bearing deposits maturing within one year approximate their fair values.

Nonmarketable equity securities: These securities are either redeemable at par or current redemption values; therefore, market value equals cost.

Loans: For those variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate and all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Deposits: The fair values disclosed for deposits with no defined maturities are equal to their carrying amounts, which represent the amount payable on demand. The carrying amounts for variable-rate certificates of deposit approximate their fair value at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Subordinated debt: The fair values of the Company's subordinated debt are estimated using discounted cash flows based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Other borrowed funds: The carrying amounts of federal funds purchased, securities sold under repurchase agreements and SBA loan secured borrowings approximate their fair values due to the short-term nature of those agreements.

Accrued interest receivable and payable: The carrying amounts of accrued interest approximate their fair values.

Off-balance-sheet instruments: Fair values for the Company's off-balance-sheet lending commitments (standby letters of credit and commitments to extend credit) are based on fees currently charged to enter into similar agreements taking into account the remaining term of the agreements and the counterparties' credit standing. The fair value of these commitments is not material.

The estimated fair values of the Company's financial instruments are as follows (in thousands):

	December 31,
	2011		2010
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and due from banks	$24,144	$24,144	$17,413	$17,413
Federal funds sold	18,216	18,216	10,588	10,588
Interest-bearing deposits in banks	70,628	70,628	47,467	47,467
Securities available for sale	80,371	80,371	61,631	61,631
Nonmarketable equity securities	958	958	854	854
Loans, net	664,643	674,675	765,868	776,835
Accrued interest receivable	2,640	2,640	2,967	2,967

Financial liabilities:
Deposits	771,707	775,401	799,514	806,274
Subordinated debt	4,060	4,060	4,060	4,060
Other borrowed funds	18,278	18,274	32,784	32,355
Accrued interest payable	1,001	1,001	1,642	1,642

Note 17.	Derivatives and Hedging Activities

Derivative contracts entered into by FCB Joliet and Burr Ridge Bank and Trust are limited to those that do not qualify for hedge accounting treatment. The Banks provide clients with interest rate swap transactions and offset the transactions with interest rate swap transactions with another financial institution as a means of providing loan terms agreeable to both parties. As of December 31, 2011 and 2010, there were outstanding $7.7 million and $12.0 million, respectively, notional values of swaps where the Bank receives a fixed rate of interest and the client receives a floating rate of interest. This is offset with counterparty contracts where the Bank pays a fixed rate and receives a floating rate of interest. The net estimated fair value of interest rate swaps is immaterial as of December 31, 2011 and 2010. The Banks did not record income directly pertaining to interest rate swaps during 2011 and 2010.

Note 18.	Preferred Stock

In December 2009, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program of the United States Treasury (“Treasury”), the Company entered into a Letter Agreement and Securities Purchase Agreement (collectively, the “Purchase Agreement”) with Treasury, pursuant to which the Company (i) sold to Treasury 22,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) at $1,000 per share or $22 million, and (ii) issued to Treasury Warrants to purchase Fixed Rate Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred Stock”) with a liquidation amount equal to 5% of the Treasury's investment in Series B Preferred Stock or $1.1 million.  The warrants were immediately exercised for 1,100 shares of Series C Preferred Stock and are being accreted over an estimated life of 5 years. The Series B Preferred Stock and the Series C Preferred Stock qualify as Tier 1 capital.

On July 23, 2012, the U.S. Department of the Treasury (“Treasury”) announced its intentions to auction First Community's Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) Series B Preferred Stock and Series C Preferred Stock. On July 26, 2012, Treasury announced that all of First Community's 1,100 shares of Series C Preferred Stock were priced and sold at $661.50 per share, for an aggregate total of $727,650. Treasury did not proceed with the sale of its Series B Preferred Stock in First Community due to the fact that Treasury did not receive sufficient bids above the minimum price in accordance with the auction procedures. The book value of the Series C Preferred Stock is $617,000 at September 30, 2012 and dividends are paid quarterly at an annual rate of 9.0%.

On September 10, 2012, Treasury announced its intentions to auction First Community's Series B Preferred Stock. On September 13, 2012, Treasury announced that all of First Community's 22,000 shares of Series B Preferred Stock were priced and sold at $652.50 per share, for an aggregate total of $14.4 million.  The book value of the Series B Preferred Stock is $22 million at September 30, 2012 and dividends are paid quarterly at an annual rate of 5.0% until February 15, 2015, at which time the annual rate will increase to 9.0%. None of the remaining shares of outstanding Series B Preferred Stock or Series C Preferred Stock are held by Treasury.

The Series B Preferred Stock may not be redeemed for a period of three years from the date the share were issued, which was December 31, 2009, except under certain circumstances whereby new capital is invested into the Company of not less than 25% of Series B Preferred Stock.  After December 11, 2012, the Series B Preferred Stock may be redeemed at any time in whole or in part.  The Series C Preferred Stock may not be redeemed until all Series B Preferred Stock has been redeemed.  All redemptions are subject to the approval of the Company's federal banking regulatory agency. The Purchase Agreement also contains certain provisions on interest deferral, dividend restrictions, and transferability.

Note 19.	Merger

On August 27, 2012, the Company and the Banks executed an Agreement and Plan of Merger. The Merger is part of a consolidation that will result in the merger of all of the Banks into one Illinois chartered banking institution that will be wholly owned by the Company. Each share of FCB Plainfield common stock shall be converted into the right to receive 2.30 shares First Community common stock. Each share of FCB Homer/Lockport common stock shall be converted into the right to receive 1.20 shares of First Community common stock. Each share of Burr Ridge Bank and Trust common stock shall be converted into the right to receive 2.81 shares of First Community stock.

Homer Glen & Lockport, Illinois
Unaudited Financial Report

September 30, 2012

First Community Bank of Homer Glen & Lockport
Balance Sheets
September 30, 2012 (Unaudited) and December 31, 2011
	September 30,	December 31,
	2012	2011
	(Unaudited)
Assets	(in thousands except share data)

Cash and due from banks	$2,587	$2,910
Federal funds sold	133	1,201
Interest-bearing deposits in banks	6,384	9,698
Securities available for sale	10,025	6,986
Loans, net of allowance for loan losses of $2,639 at September 30, 2012;
$2,872 at December 31, 2011	55,195	60,837
Premises and equipment, net	1,787	634
Foreclosed assets	1,100	548
Accrued interest receivable and other assets	276	402

Total assets	$77,487	$83,216

Liabilities and Shareholders' Equity

Liabilities
Deposits
Noninterest-bearing	$4,673	$5,872
Interest-bearing	63,690	68,631
Total deposits	68,363	74,503

Accrued interest payable and other liabilities	271	274
Total liabilities	68,634	74,777

Commitments and Contingencies (Notes 6 and 12)

Shareholders' equity
Preferred stock, 8% perpetual noncumulative convertible, $1.00 par value, $1,000 liquidation value; 4,250 shares authorized 2011
and 2010; 4,000 shares issued	4,000	4,000
Common stock, $1.00 par value; 2,307,250 shares authorized;
1,500,000 shares issued	1,500	1,500
Additional paid-in capital	13,851	13,795
Accumulated deficit	(10,542)	(10,866)
Accumulated other comprehensive income	44	10
Total shareholders' equity	8,853	8,439

Total liabilities and shareholders' equity	$77,487	$83,216

See Notes to the Unaudited Financial Statements.

First Community Bank of Homer Glen & Lockport
Unaudited Statements of Income
Nine Months Ended September 30, 2012 and 2011
	Nine months ended September 30,
	2012	2011
	Unaudited	Unaudited
	(in thousands)
Interest income:
Loans, including fees	$2,608	$2,945
Securities	72	43
Federal funds sold and other	18	40
Total interest income	2,698	3,028

Interest expense:
Deposits	501	952

Net interest income	2,197	2,076

Provision for loan losses	195	270

Net interest income after provision for loan losses	2,002	1,806

Noninterest income:
Service charges on deposit accounts	18	17
Loss on sale of foreclosed assets, net	(22)	(7)
Gain on sale of loans	19	—
Other	5	4
	20	14

Noninterest expenses:
Salaries and employee benefits	851	791
Occupancy and equipment expense	181	137
Data processing	133	126
Professional fees	207	232
Advertising and business development	42	13
Loss on sale of premises and equipment	2	—
Foreclosed assets, net of rental income	7	41
Other expense	275	330
	1,698	1,670

Net income before income taxes	324	150

Income taxes	—	—

Net income	$324	$150

See Notes to the Unaudited Financial Statements.

First Community Bank of Homer Glen & Lockport
Statements of Shareholders' Equity
Nine Months ended September 30, 2012 (Unaudited) and Year Ended December 31, 2011
					Accumulated
			Additional		Other
	Preferred	Common	Paid-In	Accumulated	Comprehensive
	Stock	Stock	Capital	Deficit	Income	Total
	(in thousands except share data)
Balance, December 31, 2010	4,000	1,500	13,687	(11,116)	1	$8,072

Comprehensive income:
Net income	—	—	—	250	—	250
Net change in net unrealized gain on
securities available for sale, net
of tax effect	—	—	—	—	9	9
Total comprehensive income						259

Stock option compensation expense	—	—	108	—	—	108

Balance, December 31, 2011	$4,000	$1,500	$13,795	$(10,866)	$10	$8,439

Comprehensive income:
Net income	—	—	—	324	—	324
Net change in net unrealized gain on
securities available for sale, net
of tax effect	—	—	—	—	34	34
Total comprehensive income						358

Stock option compensation expense	—	—	56	—	—	56

Balance, September 30, 2012 (unaudited)	$4,000	$1,500	$13,851	$(10,542)	$44	$8,853

See Notes to the Unaudited Financial Statements.

First Community Bank of Homer Glen & Lockport
Unaudited Statements of Cash Flows
Nine Months Ended September 30, 2012 and 2011
	Nine months ended
	September 30,
	2012	2011
	(Unaudited)	(Unaudited)
	(in thousands)
Cash Flows From Operating Activities
Net income	$324	$150
Adjustments to reconcile net income to net cash
provided by operating activities:
Net amortization of securities	(21)	(18)
Provision for loan losses	195	270
Net (amortization) accretion of deferred loan costs	(1)	9
Loss on sale of foreclosed assets, net	22	7
Proceeds on sale of loans	350	—
Gain on sale of loans	(19)	—
Depreciation and amortization of premises and equipment	54	46
Loss on sale of premises and equipment	2	—
Decrease in accrued interest receivable and other assets	104	70
Decrease in accrued interest payable and other liabilities	(3)	(155)
Stock option compensation expense	56	85
Net cash provided by operating activities	1,063	464
Cash Flows From Investing Activities
Net change in federal funds sold	1,068	2,239
Net change in interest-bearing deposits	3,314	5,611
Maturities/paydowns of securities available for sale	926	289
Purchases of securities available for sale	(3,888)	(2,366)
Net decrease in loans	4,017	2,603
Purchases of premises and equipment	(1,213)	(34)
Proceeds on sale of premises and equipment	4	—
Proceeds on sale of foreclosed assets	526	918
Net cash provided by investing activities	4,754	9,260
Cash Flows From Financing Activities
Net decrease in deposits	(6,140)	(8,057)
Net cash used in financing activities	(6,140)	(8,057)
Net change in cash and due from banks	(323)	1,667
Cash and due from banks:
Beginning	2,910	1,187
Ending	$2,587	$2,854
Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$555	$449
Cash payments for income taxes	—	—

Supplemental Schedule for Noncash Investing and Financing Activities
Transfers of loans to foreclosed assets	$1,100	$1,788
See Notes to the Unaudited Financial Statements.

Notes to the Unaudited Financial Statements

Note 1.	Summary of Significant Accounting Policies

Nature of operations: First Community Bank of Homer Glen & Lockport (“the Bank” or “FCB Homer/Lockport”) provides a full range of financial services, primarily loan and deposit products to individual and corporate clients in Homer Glen and Lockport, Illinois, and the surrounding Will and Cook county communities. The Bank is owned 60.94% by First Community Financial Partners, Inc. (“the Company”), a multi-bank holding company, with the remainder of the Bank's ownership provided by local investors in the community. The Bank is affiliated by common ownership with First Community Bank of Joliet (“FCB Joliet”), First Community Bank of Plainfield (“FCB Plainfield”) and Burr Ridge Bank and Trust.

The Bank is subject to competition from other financial institutions and non-financial institutions providing financial products and services. The Bank is also subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory agencies.

Use of estimates: In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of foreclosed assets and the valuation of deferred tax assets.

Unaudited interim financial statements: The interim financial statements at September 30, 2012 and for the nine months ended September 30, 2012 and 2011 and the related footnote information are unaudited. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of the results of operations for interim periods. The results of operations for the nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the entire year or any other interim period.

Presentation of cash flows: For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, cash items and balances due from banks. Cash flows from federal funds sold, interest-bearing deposits in banks, loans originated by the Bank, and deposits are reported as net increases or decreases.

Interest-bearing deposits in banks: Interest-bearing deposits in banks mature within one year and are carried at cost.

Securities: All securities are classified as available for sale as the Bank intends to hold the securities for an indefinite period of time, but not necessarily to maturity. Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of the related deferred tax effect. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Declines in the fair value of individual securities available for sale below their cost that are related to credit losses are deemed to be other-than-temporary and are reflected in earnings as realized losses. In determining whether other-than-temporary impairment exists, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent or requirement of the Bank to sell its investment in the issuer prior to any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans: The Bank grants commercial, commercial and residential mortgage and consumer loans to clients. A substantial portion of the loan portfolio is represented by commercial and commercial mortgage loans throughout communities in Will and Cook counties in Illinois. The ability of the Bank's loan clients to honor their contracts is dependent upon general economic conditions in this area and real estate values.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield.

In July 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-20, Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (Topic 310). ASU 2010-20 significantly expands the disclosures that the Bank must make about the credit quality of loan receivables and the allowance for loan losses. The objectives of the enhanced disclosures are to provide financial statement users with additional information about the nature of credit risks inherent in the Bank's loan receivables, how credit risk is analyzed and assessed when determining the allowance for loan losses, and the reasons for the change in the allowance for loan losses. This ASU is effective for annual reporting periods ending after December 15, 2011. Accordingly, the Bank has included the new disclosures throughout these financial statements (see Note 1 and Note 5).

The accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Troubled debt restructurings: Loans are accounted for as troubled debt restructurings when a borrower is experiencing financial difficulties that leads to a restructuring of the loan, and the Bank grants a “concession” to the borrower that they would not otherwise consider. These concessions include a modification of terms such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof to facilitate repayment.

Troubled debt restructurings are classified as impaired loans. Payment performance prior and subsequent to the restructuring is taken into account in assessing whether it is likely that the borrower can meet the new terms. A period of sustained repayment for at least six months generally is required for return to accrual status. This may result in the loan being returned to accrual at the time of restructuring. A loan that is modified at a market rate of interest will not be classified as a troubled debt restructuring and impaired in the calendar year subsequent to the restructuring if it is in compliance with the modified terms.

Allowance for loan losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

When establishing the allowance for loan losses, management categorizes loans into risk categories generally based on the nature of the collateral and the basis of repayment. These risk categories and the relevant risk characteristics are as follows:

Construction and land development loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analyses of absorption and lease rates, and financial analyses of the developers and property owners. Construction and land development loans are generally based upon estimates of costs and value associated with the completed project. Construction and land development loans often involve the disbursement of substantial funds with repayment primarily dependent upon the success of the completed project. Sources of repayment for these types of loans may be permanent loans from long-term lenders, sales of developed property, or an interim loan commitment until permanent financing is obtained. Generally, these loans have a higher risk profile than other real estate loans due to their repayment being sensitive to real estate values, interest rate changes, governmental regulation of real property, demand and supply of alternative real estate, the availability of long-term financing, and changes in general economic conditions.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those standards and processes specific to real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of these loans is largely dependent upon the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate market or in the general economy. The properties securing the Bank's commercial real estate portfolio are diverse in terms of type and geographic location within Will and Cook counties and their surrounding communities. Management monitors and evaluates commercial real estate loans based on cash flow, collateral, geography, and risk grade criteria. Farmland loans are subject to underwriting standards and processes similar to commercial real estate loans.

Commercial loans are underwritten after evaluating and understanding the borrower's ability to operate profitably and prudently expand its business. Underwriting standards are designed to ensure repayment of loans and mitigate loss exposure. As part of the underwriting process, the Bank examines current and projected cash flows to determine the ability of the borrower to repay his obligation as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of the borrower, however, may not be as expected, and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and usually incorporate a personal guarantee. However, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent upon the ability of the borrower to collect amounts due from its customers. Agricultural production loans are subject to underwriting standards and processes similar to commercial loans.

Residential 1-4 family and consumer loans are underwritten by evaluating the credit history of the borrower, the ability of the borrower to meet the debt service requirements of the loan and total debt obligations, as well as the underlying collateral and the loan to collateral value. Underwriting standards for home equity loans are heavily influenced by statutory requirements, which include, but are not limited to, loan-to-value and affordability ratios, risk-based pricing strategies, and documentation requirements. Included in the Bank's residential 1-4 family loans are loans made to investors. These loans are underwritten using the same criteria as other residential 1-4 family loans.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to recognize adjustments to its allowance based on their judgments of information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans that are also classified as impaired, an allowance is established when the collateral value, discounted cash flows or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. These qualitative factors consider local economic trends, concentrations, management experience and other elements of the Bank's lending operations.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining the impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the fair value of collateral if the loan is collateral dependent, the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's obtainable market price.

Residential real estate and consumer loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to the financial difficulties of the borrower.

Premises and equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives using the straight-line method.

Foreclosed assets: Assets acquired through loan foreclosure or other proceedings are initially recorded at fair value less estimated selling costs at the date of foreclosure establishing a new cost basis. After foreclosure, foreclosed assets are held for sale and are carried at the lower of cost or fair value less estimated costs of disposal. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses.  Subsequently, unrealized losses and realized gains and losses on sales are included in other noninterest income.  Operating results from foreclosed assets are recorded in other noninterest expense.

Transfers of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income taxes: Deferred taxes are provided using the liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Bank had adopted the accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Bank has no uncertain tax positions as of September 30, 2012 and December 31, 2011.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers that facts, circumstances, and information available at the reporting date and is subject to management's judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.

The Bank would recognize interest and penalties on income taxes as a component of income tax expense.

The Bank is subject to U.S. federal or state and local tax examinations by tax authorities since the Bank's formation in 2008.

Stock option plan: The Bank estimates the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Bank's statement of operations over the requisite service periods. Compensation expense for all share-based awards are recognized using the straight-line single-option method.

Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the balance sheets, such items, along with net income, are components of comprehensive income.

Recent accounting pronouncements: In April 2011, the FASB issued ASU 2011-02, A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring. ASU 2011-02 amends ASC Topic 310, Receivables, by clarifying guidance for creditors in determining whether a concession has been granted and whether a debtor is experiencing financial difficulties. ASU 2011-02 is effective for annual periods ending on or after December 15, 2012, and is not expected to have a material impact on the Bank's financial statements.

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860) - Reconsideration of Effective Control for Repurchase Agreements. ASU 2011-03 is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. ASU 2011-03 removes from the assessments of effective control (i) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (ii) the collateral maintenance guidance related to that criterion. ASU 2011-03 is effective for the Bank on January 1, 2012, and is not expected to have a material impact on the Bank's financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 amends ASC Topic 820, Fair Value Measurements and Disclosures, to converge the fair value measurement guidance in U.S. generally accepted accounting principles and International Financial Reporting Standards. ASU 2011-04 clarifies the application of existing fair value measurement requirements, changes certain principles in Topic 820 and requires additional fair value disclosures. ASU 2011-04 is effective for annual periods beginning after December 15, 2011, and the adoption is not expected to have a material impact on the Bank's financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220) - Presentation of Comprehensive Income. ASU 2011-05 amends Topic 220, Comprehensive Income, to require that all non-owner changes in shareholders' equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. Additionally, ASU 2011-05 requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented.

The option to present components of other comprehensive income as part of the statement of changes in stockholders' equity was eliminated. ASU 2011-05 is effective for annual periods beginning after December 15, 2012, and is not expected to have a material impact on the Bank's financial statements. In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220) - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-05. ASU 2011-12 defers the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. This standard does not defer the requirement to report comprehensive income either in a single continuous statement or in two separate but consecutive financial statements. While the FASB is considering the operational concerns about the presentation requirements for classification adjustments, entities will continue to report reclassifications out of accumulated comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. ASU 2011-12 is effective for the Bank concurrent with ASU 2011-05.

Subsequent events: The Bank has considered subsequent events through the date of issuance of these financial statements, and has determined that no additional disclosure is necessary.

Note 2.	Affiliate Services

The Bank has entered into an Affiliate Management Services Agreement with First Community Financial Partners, Inc., FCB Joliet, FCB Plainfield and Burr Ridge Bank and Trust. The Affiliate Management Services Agreement allows for each entity to share in the costs and resources of such functions including, but not limited to, information technology, finance and accounting, human resources, risk management, and strategic development. Expense associated with this agreement was $223,000 and $187,000 for the nine months ended September 30, 2012 and 2011 respectively.

FCB Homer/Lockport has purchased $6.1 million and sold $11.4 million of loan participations to FCB Joliet, FCB Plainfield and Burr Ridge Bank and Trust as of September 30, 2012. FCB Homer/Lockport purchased $8.0 million and sold $13.1 million of loan participations to FCB Joliet, FCB Plainfield and Burr Ridge Bank and Trust as of December 31, 2011.

Note 3.	Cash and Due from Banks

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank of Chicago. At September 30, 2012 and December 31, 2011, these reserve balances amounted to approximately $25,000.

The nature of the Bank's business requires that it maintain amounts due from banks, federal funds sold and interest-bearing deposits in banks which, at times, may exceed federally insured limits. Management monitors these correspondent relationships and the Bank has not experienced any losses in such accounts.

Note 4.	Securities Available for Sale

The amortized cost and fair value of securities available for sale, with gross unrealized gains and losses, follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

September 30, 2012
Government sponsored enterprises	$2,257	$11	—	$2,268
State and political subdivisions	4,054	10	—	4,064
Corporate securities	2,354	23	—	2,377
Residential collateralized mortgage
obligations and mortgage backed
securities	1,289	27	—	1,316
	$9,954	$71	—	$10,025

December 31, 2011
Government sponsored enterprises	$2,260	—	$3	$2,257
State and political subdivisions	2,249	7	—	2,256
Corporate securities	1,150	9	20	1,139
Residential collateralized mortgage
obligations and mortgage backed
securities	1,312	22	—	1,334
	$6,971	$38	$23	$6,986

There were no securities pledged as of September 30, 2012 or December 31, 2011.

The amortized cost and fair value of debt securities available for sale as of September 30, 2012, by contractual maturity are shown below (in thousands). Maturities may differ from contractual maturities in residential collateralized mortgage obligations and mortgage backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore these securities are not included in the following maturity summary.

	Amortized	Fair
	Cost	Value
Within 1 year	$1,787	$1,788
Over 1 year through 5 years	6,878	6,921
Residential collateralized mortgage obligations and
mortgage backed securities	1,289	1,316

	$9,954	$10,025

There were no gross realized gains or losses on the sales of securities for the nine months ended September 30, 2012 or 2011.

There were no securities with material unrealized losses existing longer than 12 months, and no securities with unrealized losses which management believes are other than temporarily impaired at September 30, 2012 and December 31, 2011.

Note 5.	Loans

A summary of the balances of loans follows (in thousands):

	September 30,	December 31,
	2012	2011

Construction and Land Development	$5,355	$7,958
Residential 1-4 Family	14,701	17,716
Commercial Real Estate	28,154	29,772
Commercial	9,059	7,437
Consumer and other	560	816
	57,829	63,699
Net deferred loan costs	5	10
Allowance for loan losses	(2,639)	(2,872)

	$55,195	$60,837

The following tables presents the contractual aging of the recorded investment in past due loans by class of loans as of September 30, 2012 and December 31, 2011 (in thousands):

				Loans past
		30-59 Days	60-89 Days	due 90 days
September 30, 2012	Current	Past Due	Past Due	or more	Total
Construction and Land Development	$5,355	—	—	—	$5,355
Residential 1-4 Family	14,701	—	—	—	14,701
Commercial Real Estate
Multifamily	9,390	—	—	—	9,390
Retail	1,914	—	—	—	1,914
Office	3,217	—	—	—	3,217
Industrial and Warehouse	1,235	—	—	—	1,235
Health Care	1,344	—	—	—	1,344
Other	11,054	—	—	—	11,054
Commercial	8,210	849	—	—	9,059
Consumer and other	560	—	—	—	560
Total	$56,980	$849	—	—	$57,829

				Loans past
		30-59 Days	60-89 Days	due 90 days
December 31, 2011	Current	Past Due	Past Due	or more	Total
Construction and Land Development	$7,958	—	—	—	$7,958
Residential 1-4 Family	17,716	—	—	—	17,716
Commercial Real Estate
Multifamily	9,509	—	—	—	9,509
Retail	1,979	—	—	1,462	3,441
Office	1,900	—	—	—	1,900
Industrial and Warehouse	1,233	—	—	—	1,233
Health Care	1,785	—	—	—	1,785
Other	11,904	—	—	—	11,904
Commercial	5,038	34	2,365	—	7,437
Consumer and other	816	—	—	—	816
Total	$59,838	$34	$2,365	$1,462	$63,699

There were no loans past due ninety days or more still accruing interest as of September 30, 2012 and December 31, 2011.

The following tables presents the recorded investment in non-accrual loans by class of loans as of September 30, 2012 and December 31, 2011 (in thousands):

	September 30, 2012	December 31, 2011
Construction and Land Development	$705	$746
Residential 1-4 Family	—	—
Commercial Real Estate
Multifamily	—	—
Retail	—	1,462
Office	—	—
Industrial and Warehouse	—	—
Health Care	—	—
Other	—	—
Commercial	2,342	—
Consumer and other	—	—
	$3,047	$2,208

There was one construction and land development loan with a balance of $705,000 at September 30, 2012 and a balance of $746,000 at December 31, 2011 that was on nonaccrual that was not past due 90 days or more as of September 30, 2012. There was one commercial loan with a balance of $2,342,000 at September 30, 2012 that was on nonaccrual that was not past due 90 days or more.

As part of the on-going monitoring of the credit quality of the Bank's loan portfolio, management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt and comply with various terms of their loan agreements. The Bank considers current financial information, historical payment experience, credit documentation, public information and current economic trends. Generally, all sizeable credits receive a financial review no less than annually to monitor and adjust, if necessary, the credit's risk profile. Credits classified as watch generally receive a review more frequently than annually. For special mention, substandard, and doubtful credit classifications, the frequency of review is increased to no less than quarterly in order to determine potential impact on credit loss estimates.

The Bank categorizes loans into the following risk categories based on relevant information about the ability of borrowers to service their debt:

Pass - A pass asset is well protested by the current worth and paying capacity of the obligator (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner. Pass assets also include certain assets considered watch, which are still protected by the worth and paying capacity of the borrower but deserve closer attention and a higher level of credit monitoring.

Special Mention - A special mention asset, or risk rating of 5, has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank's credit position at some future date. Special mention assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Substandard - A substandard asset, or risk rating of 6 or 7, is an asset with a well-defined weakness that jeopardizes repayment, in whole or in part, of the debt. These credits are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. These assets are characterized by the distinct possibility that the Bank will or has sustained some loss of principal and/or interest if the deficiencies are not corrected.

Doubtful - An asset that has all the weaknesses, or risk rating of 8, inherent in the substandard classification, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. These credits have a high probability for loss, yet because certain important and reasonably specific pending factors may work toward the strengthening of the asset, its classification of loss is deferred until its more exact status can be determined.

Loss - An asset, or portion thereof, classified as loss, or risk rated 9, is considered uncollectible and of such little value that its continuance as a bankable asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value but that it is not practical or desirable to defer writing off this basically worthless asset even though a partial recovery may occur in the future. Therefore, there is no balance to report at September 30, 2012 or December 31, 2011.

Residential 1-4 Family, consumer and other loans are generally assessed for credit quality based on the contractual aging status of the loan and payment activity. In certain cases, based upon payment performance, the loan being related with another commercial type loan or for other reasons, a loan may be categorized into one of the risk categories noted above. Such assessment is completed at the end of each reporting period.

The following tables present the risk category of loans evaluated by internal asset classification based on the most recent analysis performed and the contractual aging as of September 30, 2012 and December 31, 2011 (in thousands):

		Special
September 30, 2012	Pass	Mention	Substandard	Doubtful	Total
Construction and Land Development	$4,235	—	$1,120	—	$5,355
Commercial Real Estate
Multifamily	8,658	732	—	—	9,390
Retail	44	1,870	—	—	1,914
Office	3,217	—	—	—	3,217
Industrial and Warehouse	1,235	—	—	—	1,235
Health Care	—	1,344	—	—	1,344
Other	11,036	18	—	—	11,054
Commercial	5,534	15	3,510	—	9,059
Total	$33,959	$3,979	$4,630	—	$42,568

	Performing	Non-performing	Total
Residential 1-4 Family	$14,701	—	$14,701
Consumer and other	560	—	560
Total	$15,261	—	$15,261

		Special
December 31, 2011	Pass	Mention	Substandard	Doubtful	Total
Construction and Land Development	$5,273	$1,500	$1,185	—	$7,958
Commercial Real Estate
Multifamily	8,767	742	—	—	9,509
Retail	84	1,895	—	1,462	3,441
Office	1,900	—	—	—	1,900
Industrial and Warehouse	1,233	—	—	—	1,233
Health Care	431	1,354	—	—	1,785
Other	11,880	24	—	—	11,904
Commercial	3,544	244	3,649	—	7,437
Total	$33,112	$5,759	$4,834	$1,462	$45,167

	Performing	Non-performing	Total

Residential 1-4 Family	$17,716	—	$17,716
Consumer and other	816	—	816
Total	$18,532	—	$18,532

The following tables provide detail of the activity in the allowance for loan losses, by portfolio segment, for the nine months ended September 30, 2012 and 2011 (in thousands):

	Construction
	and Land	Residential	Commercial		Consumer
September 30, 2012	Development	1-4 Family	Real Estate	Commercial	and other	Total

Allowance for loan losses:
Beginning balance	$982	$701	$1,058	$131	—	$2,872
Provision for loan losses	72	39	72	12	—	195
Loans charged-off	—	—	(430)	—	—	(430)
Recoveries of loans previously charged-off	—	—	—	2	—	2
Ending balance	$1,054	$740	$700	$145	—	$2,639

	Construction
	and Land	Residential	Commercial		Consumer
September 30, 2011	Development	1-4 Family	Real Estate	Commercial	and other	Total

Allowance for loan losses:
Beginning balance	$1,631	$1,735	$1,353	$101	—	$4,820
Provision for loan losses	92	66	100	12	—	270
Loans charged-off	(300)	(1,125)	(724)	—	—	(2,149)
Recoveries of loans previously charged-off	—	—	135	14	—	149
Ending balance	$1,423	$676	$864	$127	—	$3,090

The following tables present the balance in the allowance for loan losses and the unpaid principal balance of loans by portfolio segment and based on impairment method as of September 30, 2012 and December 31, 2011 (in thousands):

	Construction
	and Land	Residential	Commercial		Consumer
September 30, 2012	Development	1-4 Family	Real Estate	Commercial	and other	Total
Period-ended amount allocated to:
Individually evaluated for
impairment	$705	—	—	—	—	$705
Collectively evaluated for
impairment	349	740	700	145	—	1,934
Ending balance	$1,054	$740	$700	$145	—	$2,639

Loans:
Individually evaluated for
impairment	$705	$1,212	—	$2,342	—	$4,259
Collectively evaluated for
impairment	4,650	13,489	28,154	6,717	560	53,570
Ending balance	$5,355	$14,701	$28,154	$9,059	$560	$57,829

December 31, 2011
Period-ended amount allocated to:
Individually evaluated for
impairment	$746	—	—	—	—	$746
Collectively evaluated for
impairment	236	701	1,058	131	—	2,126
Ending balance	$982	$701	$1,058	$131	—	$2,872

Loans:
Individually evaluated for
impairment	$746	$1,227	$1,462	—	—	$3,435
Collectively evaluated for
impairment	7,212	16,489	28,310	7,437	816	60,264
Ending balance	$7,958	$17,716	$29,772	$7,437	$816	$63,699

The following tables presents detail of impaired loans, segregated by class, as of and for the nine months ended September 30, 2012 and as of and for the year ended December 31, 2011. The unpaid principal balance represents the recorded balance prior to any partial charge-offs. The recorded investment represents customer balances net of any partial charge-offs recognized on the loans. The interest income recognized column represents all interest income reported either on a cash or accrued basis after the loan became impaired (in thousands):

	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
September 30, 2012	Balance	Investment	Allocated	Investment	Recognized
With no related allowance recorded:
Construction and Land Development	—	—	—	—	—
Residential 1-4 Family	1,564	1,212	—	1,218	54
Commercial Real Estate
Multifamily	—	—	—	—	—
Retail	—	—	—	—	—
Office	—	—	—	487	—
Industrial and Warehouse	—	—	—	—	—
Health Care
Other	—	—	—	—	—
Commercial	2,342	2,342	—	2,357	145
Consumer and other	—	—	—	—	—

With an allowance recorded:
Construction and Land Development	705	705	705	720	—
Residential 1-4 Family	—	—	—	—	—
Commercial Real Estate
Multifamily	—	—	—	—	—
Retail	—	—	—	—	—
Office	—	—	—	—	—
Industrial and Warehouse	—	—	—	—	—
Health Care	—	—	—	—	—
Other	—	—	—	—	—
Commercial	—	—	—	—	—
Consumer and other	—	—	—	—	—
Total	$4,611	$4,259	$705	$4,782	$199

	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
December 31, 2011	Balance	Investment	Allocated	Investment	Recognized
With no related allowance recorded:
Construction and Land Development	$—	$—	$—	$—	$—
Residential 1-4 Family	1,577	1,227	—	3,017	67
Commercial Real Estate
Multifamily	—	—	—	71	—
Retail	2,903	1,462	—	1,866	—
Office	—	—	—	—	—
Industrial and Warehouse	—	—	—	—	—
Health Care
Other	—	—	—	1,093	—
Commercial	—	—	—	—	—
Consumer and other	—	—	—	—	—

With an allowance recorded:
Construction and Land Development	746	746	746	187	—
Residential 1-4 Family	—	—	—	—	—
Commercial Real Estate
Multifamily	—	—	—	—	—
Retail	—	—	—	—	—
Office	—	—	—	—	—
Industrial and Warehouse	—	—	—	—	—
Health Care	—	—	—	—	—
Other	—	—	—	—	—
Commercial	—	—	—	—	—
Consumer and other	—	—	—	—	—
Total	$5,226	$3,435	$746	$6,234	$67

No additional funds are committed to be advanced in connection with impaired loans.

The Bank restructured one commercial loan that had a pre-modification and post-modification outstanding recorded investment of $2.3 million for the period ended September 30, 2012. The Bank restructured one residential 1-4 family loan that had a pre-modification and post-modification outstanding recorded investment of $1.6 million and $1.2 million, respectively, during the year ended December 31, 2011. The Bank incurred a $350,000 charge-off associated with this restructuring.

Troubled debt restructurings that were accruing were approximately $1.2 million as of September 30, 2012 and December 31, 2011. Troubled debt restructurings that were nonaccruing as of September 30, 2012 were approximately $2.3 million. There were no troubled debt restructuring that were non-accruing as of December 31, 2011. There were no re-defaults of troubled debt restructurings that occurred for the nine months ended September 30, 2012 and 2011.

Executive officers, directors and principal shareholders of the Bank, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan clients of the Bank in the ordinary course of business. In management's opinion, these loans and transactions are on the same terms as those for comparable loans and transactions with unrelated parties. Loans and commitments to lend to related parties totaled $4.9 million at September 30, 2012 and $7.2 million at December 31, 2011.

Note 6.	Premises and Equipment

Premises and equipment are summarized as follows (in thousands):

	September 30,	December 31,
	2012	2011
Land	$501	$501
Building and building improvements	1,427	232
Furniture and equipment	354	336
	2,282	1,069
Less: accumulated depreciation	495	435
	$1,787	$634

The Bank acquired land during 2011 with the intent to build a bank facility. The Bank constructed a 4,000 square foot Banking Center in 2012, taking occupancy in August 2012.

Depreciation and amortization expense for the nine months ended September 30, 2012 and 2011, amounted to $54,000 and $46,000, respectively.

The Bank executed a lease for a banking facility in Homer Glen, Illinois during February 2007. The lease terms are for monthly payments including rent totaling $6,250 and common area maintenance. An option to renew the lease was executed in January 2010 extending the lease through June 2012 at the current rent. The Bank excercised it's holdover option for the facility through August 31, 2012.

The Bank executed a lease for a banking facility in Lockport, Illinois during August 2008 which commenced March 2009.  The lease terms are for monthly payments including rent totaling $2,576 and common area maintenance and the real estate taxes. The Bank closed the Lockport facility in 2010. The Bank accrued, and expensed $50,000 in rent, common area maintenance and real estate taxes that the Bank is obligated to pay under the lease that expires February 2012. The Bank entered into two three month options to extend the lease through August 31, 2012.

Rent expense for banking facilities was $82,000 and $65,000 for the nine months ended September 30, 2012 and 2011, respectively.

Note 7.	Foreclosed Assets

An analysis of the foreclosed assets is as follows (in thousands):

	Nine months ended
	September 30,
	2012	2011
Balance, beginning	$548	$—
Transfers of loans to foreclosed assets	1,100	1,788
Proceeds on sale of foreclosed assets	(526)	(918)
Loss of sale of foreclosed assets	(22)	(7)
Balance, end	$1,100	$863

Expenses applicable to foreclosed assets include the following:

	Nine months ended
	September 30,
	2012	2011
Operating expenses, net of rental income	$7	$41

Note 8.	Deposits

The composition of interest-bearing deposits is as follows (in thousands):

	September 30,	December 31,
	2012	2011
NOW and money market accounts	$16,088	$17,113
Savings	5,871	7,983
Time deposit certificates, $100,000 or more	28,949	29,362
Other time deposit certificates	12,782	14,173
	$63,690	$68,631

The Bank had one major deposit customer with total deposits of $3.5 million as of September 30, 2012 and total deposits of $6.9 million as of December 31, 2011.

At September 30, 2012, maturities of certificates of deposit are summarized as follows (in thousands):

2012	$7,911
2013	23,090
2014	5,850
2015	3,461
2016	168
Thereafter	1,251
$41,731

Note 9.	Income Taxes

There were no income taxes for the periods ended September 30, 2012 and 2011. The table below presents a reconciliation of the amount of income taxes determined by applying the U.S. federal income tax rate to pretax income (in thousands):

	Nine months ended
	September 30,
	2012	2011

Federal income tax at statutory rate	$113	$53
Increase (decrease) due to:
Valuation allowance	(112)	70
State income tax, net of federal benefit	20	7
Benefit of income taxed at lower rate	(3)	(1)
Tax exempt income, net	(1)	—
Other nondeductible expenses	9	1
Other	(26)	(130)
	$—	$—

Deferred tax assets and liabilities consist of (in thousands):

	September 30,	December 31,
	2012	2011
Deferred tax assets:
Allowance for loan losses	$627	$697
Depreciation	59	51
Organization expenses	58	63
Net operating losses	2,795	2,773
Non-qualified stock options	93	79
Foreclosed assets	—	84
Unrealized loss on securities available for sale	—	—
	3,632	3,747
Deferred tax liabilities:
Unrealized gains on securities available for sale	(27)	(5)
Other	(8)	(11)
	(35)	(16)
Valuation Allowance	(3,597)	(3,731)
Net deferred tax asset	$—	$—

Realization of deferred tax assets associated with the net operating loss carryforwards is dependent upon generating sufficient taxable income prior to their expiration. A valuation allowance to reflect management's estimate of the temporary deductible differences that may expire prior to their utilization has been recorded for the nine months ended September 30, 2012 and the year ended December 31, 2011.

The Bank has federal net operating loss carryforward of $7.0 million as of September 30, 2012 and $6.9 million as of December 31, 2011 that can be used to offset future regular corporate federal income tax. This net operating loss carryforward expires between fiscal year ended December 31, 2028 and December 31, 2031. The Bank has an Illinois net operating loss carryforward of $6.8 million as of September 30, 2012 and $6.9 million as of December 31, 2011, that can be used to offset future regular corporate state income tax. These Illinois net operating loss carryforwards will expire between December 31, 2020 and December 31, 2023, fiscal tax years.

Note 10.	Benefit Plan

The Bank has a 401(k) plan that covers substantially all employees. Participants make tax-deferred contributions. The Bank matches contributions equal to 100% of each participant's contribution up to 6%. Expense of the plan is based on the annual contributions and was $23,000 and $26,000 for the nine months ended September 30, 2012 and 2011, respectively.

Note 11.	Stock Option Plan

The Bank adopted the First Community Bank of Homer Glen & Lockport 2008 Stock Incentive Plan (“the Stock Incentive Plan”) in January 2009. This Stock Incentive Plan allows for the granting of stock options. Under this plan, 225,000 shares of authorized but unissued common stock were reserved for the granting of awards. Both incentive stock options and non-qualified stock options may be granted under the Stock Incentive Plan.

For the Stock Incentive Plan, options are to be granted at the fair value of the stock at the date of the grant and vest at 33-1/3% as of the first anniversary of the grant date and an additional 33-1/3% of the option is exercisable as of each successive anniversary of the grant date. Options must be exercised within ten years after the date of grant.

There were no options granted during the nine months ended September 30, 2012 and year ended December 31, 2011.

The following table summarizes data concerning stock options (aggregate intrinsic value in thousands):

	September 30, 2012			December 31, 2011
		Weighted			Weighted
		Average	Aggregate		Average	Aggregate
		Exercise	Intrinsic		Exercise	Intrinsic
	Shares	Price	Value	Shares	Price	Value
Outstanding at beginning of year	186,533	$8.51		186,533	$8.51
Granted	—	—		—	5.15
Exercised	—	—		—	—
Expired	(2,000)	10.00		—	—
Forfeited	—	—		—	—

Outstanding at end of year	184,533	$8.49	—	186,533	$8.51	—

Exercisable at end of year	165,633	$8.89	—	111,233	$9.17	—

Weighted average fair value
of options granted
during the year		—			—

The aggregate intrinsic value of a stock option in the table above represents the total pre-tax amount by which the current market value of the underlying stock exceeds the price of the option that would have been received by the option holders had all option holders exercised their options on September 30, 2012. The intrinsic value will change when the market value of the Bank's stock changes. The fair value (present value of the estimated future benefit to the option holder) of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.

At September 30, 2012, management estimates that $16,000 in compensation expense will be recognized through September 2013 related to outstanding stock options.

Information pertaining to options outstanding at September 30, 2012, is as follows:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (yrs)	Price	Exercisable	Price

$10.00	127,833	6.70	$10.00	127,833	$10.00
$7.35	10,700	7.30	$7.35	7,133	$7.35
$4.57	46,000	8.00	$4.57	30,667	$4.57
	184,533	7.10		165,633	$8.89

Note 12.	Concentrations, Commitments and Contingencies

Concentrations of credit risk: In addition to financial instruments with off-balance-sheet risk, the Bank, to a certain extent, is exposed to varying risks associated with concentrations of credit. Concentrations of credit risk generally exist if a number of borrowers are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by economic or other conditions.

The Bank conducts substantially all of its lending activities in Will and Cook counties and their surrounding communities. Loans granted to businesses are primarily secured by business assets, investment real estate, owner-occupied real estate or personal assets of commercial borrowers. Loans to individuals are primarily secured by personal residences or other personal assets. Since the Bank's borrowers and its loan collateral have geographic concentration in its primary market area, the Bank could have exposure to declines in the local economy and real estate market. However, management believes that the diversity of its customer base and local economy, its knowledge of the local market, and its proximity to customers limits the risk of exposure to adverse economic conditions.

Credit related financial instruments: The Bank is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

A summary of the Bank's commitments are as follows (in thousands):

	September 30,	December 31,
	2012	2011
Commitments to extend credit	$5,265	$5,899
Standby letters of credit	292	421
	$5,557	$6,320

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's credit evaluation of the party.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral, which may include accounts receivable, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment were funded, the Bank would be entitled to seek recovery from the customer. At September 30, 2012 and December 31, 2011, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.

Contingencies: In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from pending proceedings would not be expected to have a material adverse effect on the Bank's financial statements.

Note 13.	Preferred Stock

In July 2010, the Bank issued $4 million in 8.0% perpetual noncumulative preferred stock at $1 par value per share with a purchase price and liquidation preference of $1,000 per share to First Community Financial Partners, Inc. Each share of preferred stock is convertible to 137 shares of common stock at any time.

Note 14.	Dividend Restrictions and Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Under the Illinois Banking Act, Illinois-chartered banks generally may not pay dividends in excess of their net profits, after first deducting their losses (including any accumulated deficit) and provision for loan losses. The payment of dividends by any bank is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. Moreover, the Federal Deposit Insurance Corporation (“FDIC”) prohibits the payment of any dividends by a bank if the FDIC determines such payment would constitute an unsafe or unsound practice. In addition, the FDIC prohibits dividend payments during the first three years of a new bank's operations, allowing cash dividends to be paid only from net operating income and does not permit dividends to be paid until an appropriate allowance for loan losses has been established and overall capital is adequate. Because the Bank plans to reinvest its earnings, if any, during its de novo period, the Bank expects that that no cash dividends will be paid for its first seven years of operations and there were no dividends paid during the period ended September 30, 2012 and the year ended December 31, 2011.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2012, the Bank met all capital adequacy requirements to which they are subject.

As of September 30, 2012, the most recent notifications from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. Bank regulators can modify capital requirements as part of their examination process.

The Bank's capital amounts and ratios are presented in the following table (dollar amounts in thousands):

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2012
Total Capital (to risk-weighted assets)	$9,577	16.1%	$4,759	8.00%	$5,948	10.00%
Tier I Capital (to risk-weighted assets)	8,810	14.81%	2,379	4.00%	3,569	6.00%
Tier I Capital (to average assets)	8,810	11.17%	3,156	4.00%	3,945	5.00%

December 31, 2011
Total Capital (to risk-weighted assets)	$9,225	14.99%	$4,925	8.00%	$6,156	10.00%
Tier I Capital (to risk-weighted assets)	8,429	13.69%	2,462	4.00%	3,694	6.00%
Tier I Capital (to average assets)	8,429	10.04%	3,357	4.00%	4,197	5.00%

Note 15.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Techniques that are consistent with the market approach, the income approach and/or the cost approach should be used in determination of fair value. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the Standard establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The following table summarizes assets and liabilities measured at fair value on a recurring basis as of September 30, 2012 and December 31, 2011, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value.

	Fair Value Measurements at September 30, 2012 Using
		Quoted Prices in		Significant
		Active Markets	Significant Other	Unobservable
	September 30,	for Identical Assets	Observable Inputs	Inputs
	2012	(Level 1)	(Level 2)	(Level 3)
Assets
Securities available for sale:
Government sponsored enterprises	$2,268	—	$2,268	—
State and political subdivisions	4,064	—	4,064	—
Corporate securities	2,377	—	2,377	—
Residential collateralized mortgage
obligations and mortgage backed
securities	1,316	—	1,316	—

	Fair Value Measurements at December 31, 2011 Using
		Quoted Prices in		Significant
		Active Markets	Significant Other	Unobservable
	December 31,	for Identical Assets	Observable Inputs	Inputs
	2011	(Level 1)	(Level 2)	(Level 3)
Assets
Securities available for sale:
Government sponsored enterprises	$2,257	—	$2,257	—
State and political subdivisions	2,256	—	2,256	—
Corporate securities	1,139	—	1,139	—
Residential collateralized mortgage
obligations and mortgage backed
securities	1,334	—	1,334	—

Securities Available for Sale: The fair value of the Bank's securities available for sale are determined using Level 2 inputs from independent pricing services. Level 2 inputs consider observable data that may include dealer quotes, market spread, cash flows, treasury yield curve, trading levels, credit information and terms, among other factors.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
The Bank may be required, from time to time, to measure certain assets and liabilities at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.

	Fair Value Measurements at December 31, 2011 Using
		Quoted Prices in		Significant
		Active Markets	Significant Other	Unobservable
	December 31,	for Identical Assets	Observable Inputs	Inputs
	2011	(Level 1)	(Level 2)	(Level 3)
Assets
Impaired loans	$2,689	—	—	$2,689
Foreclosed assets	548	—	—	548

	Fair Value Measurements at September 30, 2012 Using
		Quoted Prices in		Significant
		Active Markets	Significant Other	Unobservable
	September 30,	for Identical Assets	Observable Inputs	Inputs
	2012	(Level 1)	(Level 2)	(Level 3)

Assets
Impaired loans	$3,554	—	—	$3,554
Foreclosed assets	1,100	—	—	1,100

Impaired loans: Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value.  Fair value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy.  Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable and is determined based on appraisals by qualified licensed appraisers hired by the Bank.  Appraised and reported values may be discounted based on management's historical knowledge, changes in market conditions from the time of valuation, and/or management's expertise and knowledge of the client and client's business.

Foreclosed assets: Foreclosed assets upon initial recognition are measured and reported at fair value through a charge-off to the allowance for loan losses based upon the fair value of the foreclosed asset. Fair values are generally based on third party appraisals of the property, resulting in level 3 classification.

Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. This disclosure requirement applies to banks that exceed $100 million in assets. The Bank did not exceed $100 million in assets as of September 30, 2012 and December 31, 2011.

Note 16.    Merger
On August 27, 2012, First Community Financial Partners, (“the Company”) and affiliated Banks, First Community Bank of Plainfield, First Community Bank of Homer Glen & Lockport and Burr Ridge Bank and Trust, executed an Agreement and Plan of Merger. The Merger is part of a consolidation that will result in the merger of all of the Banks into one Illinois chartered banking institution that will be wholly owned by the Company.

Homer Glen & Lockport, Illinois
Financial Report

December 31, 2011

Independent Auditor's Report

To the Board of Directors
First Community Bank of Homer Glen & Lockport
Homer Glen, Illinois

We have audited the accompanying balance sheets of First Community Bank of Homer Glen & Lockport (Bank) as of December 31, 2011 and 2010, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Community Bank of Homer Glen & Lockport as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP

Schaumburg, Illinois
March 14, 2012

First Community Bank of Homer Glen & Lockport
Balance Sheets
December 31, 2011 and 2010

	2011	2010
Assets	(in thousands except share data)

Cash and due from banks	$2,910	$1,187
Federal funds sold	1,201	2,714
Interest-bearing deposits in banks	9,698	15,884
Securities available for sale	6,986	3,056
Loans, net of allowance for loan losses of $2,872 in 2011;
$4,820 in 2010	60,837	70,188
Premises and equipment, net	634	147
Foreclosed assets	548	—
Accrued interest receivable and other assets	402	500

Total assets	$83,216	$93,676

Liabilities and Shareholders' Equity

Liabilities
Deposits
Noninterest-bearing	$5,872	$5,576
Interest-bearing	68,631	79,512
Total deposits	74,503	85,088

Accrued interest payable and other liabilities	274	516
Total liabilities	74,777	85,604

Commitments and Contingencies (Notes 6 and 12)

Shareholders' equity
Preferred stock, 8% perpetual noncumulative convertible, $1.00 par value, $1,000 liquidation value; 4,250 shares authorized 2011
and 2010; 4,000 shares issued 2011 and 2010	4,000	4,000
Common stock, $1.00 par value; 2,307,250 shares authorized 2011
and 2010; 1,500,000 shares issued 2011 and 2010	1,500	1,500
Additional paid-in capital	13,795	13,687
Accumulated deficit	(10,866)	(11,116)
Accumulated other comprehensive income	10	1
Total shareholders' equity	8,439	8,072

Total liabilities and shareholders' equity	$83,216	$93,676

See Notes to the Financial Statements.

First Community Bank of Homer Glen & Lockport
Statements of Operations
Years Ended December 31, 2011 and 2010

	2011	2010
	(in thousands)
Interest income:
Loans, including fees	$3,917	$4,442
Securities	60	7
Federal funds sold and other	50	75
Total interest income	4,027	4,524

Interest expense:
Deposits	1,195	1,831

Net interest income	2,832	2,693

Provision for loan losses	270	7,115

Net interest income (loss) after provision for loan losses	2,562	(4,422)

Noninterest income:
Service charges on deposit accounts	22	28
Loss on sale of foreclosed assets, net	(15)	—
Other	7	12
	14	40

Noninterest expenses:
Salaries and employee benefits	1,036	1,302
Occupancy and equipment expense	180	389
Data processing	166	165
Professional fees	309	192
Advertising and business development	14	49
Loss on retirement of fixed assets	—	100
Foreclosed assets, net of rental income	204	—
Other expense	417	490
	2,326	2,687

Net income (loss) before income taxes	250	(7,069)

Income taxes	—	—

Net income (loss)	$250	$(7,069)

See Notes to the Financial Statements.

First Community Bank of Homer Glen & Lockport
Statements of Shareholders' Equity
Years Ended December 31, 2011 and 2010
					Accumulated
			Additional		Other
	Preferred	Common	Paid-In	Accumulated	Comprehensive
	Stock	Stock	Capital	Deficit	Income	Total
	(in thousands except share data)
Balance, December 31, 2009	—	$1,500	$13,572	$(4,047)	$1	$11,026

Comprehensive loss:
Net loss	—	—	—	(7,069)	—	(7,069)
Net change in net unrealized gain on
securities available for sale, net
of tax effect	—	—	—	—	—	—
Total comprehensive loss						(7,069)

Issuance of 4,000 shares of
preferred stock	4,000	—	—	—	—	4,000

Stock option compensation expense	—	—	115	—	—	115

Balance, December 31, 2010	4,000	1,500	13,687	(11,116)	1	8,072

Comprehensive income:
Net income	—	—	—	250	—	250
Net change in net unrealized gain on
securities available for sale, net
of tax effect	—	—	—	—	9	9
Total comprehensive income						259

Stock option compensation expense	—	—	108	—	—	108

Balance, December 31, 2011	$4,000	$1,500	$13,795	$(10,866)	$10	$8,439

See Notes to the Financial Statements.

First Community Bank of Homer Glen & Lockport
Statements of Cash Flows
Years Ended December 31, 2011 and 2010

	2011	2010
	(in thousands)
Cash Flows From Operating Activities
Net income (loss)	$250	$(7,069)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Net amortization of securities	31	2
Provision for loan losses	270	7,115
Net accretion (amortization) of deferred loan costs	11	(74)
Loss on sale of foreclosed assets, net	15	—
Writedown to realizable value of foreclosed assets	134	—
Depreciation and amortization of premises and equipment	62	160
Loss on retirement of fixed assets	—	100
Decrease in accrued interest receivable and other assets	93	203
(Decrease) increase in accrued interest payable and other liabilities	(242)	181
Stock option compensation expense	108	115
Net cash provided by operating activities	732	733

Cash Flows From Investing Activities
Net change in federal funds sold	1,513	(654)
Net change in interest-bearing deposits	6,186	(3,625)
Maturities/paydowns of securities available for sale	1,140	570
Purchases of securities available for sale	(5,087)	(3,057)
Net decrease (increase) in loans	7,282	(1,728)
Purchases of premises and equipment	(549)	(43)
Proceeds on sale of foreclosed assets	1,091	—
Net cash provided by (used in) investing activities	11,576	(8,537)

Cash Flows From Financing Activities
Net (decrease) increase in deposits	(10,585)	3,234
Proceeds from issuance of preferred stock	—	4,000
Net cash (used in) provided by financing activities	(10,585)	7,234

Net change in cash and due from banks	1,723	(570)

Cash and due from banks:
Beginning	1,187	1,757

Ending	$2,910	$1,187

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$1,251	$1,883
Cash payments for income taxes	—	—

Supplemental Schedule for Noncash Investing and Financing Activities
Transfers of loans to foreclosed assets	$1,788	—
See Notes to the Financial Statements.

Notes to the Financial Statements

Note 1.	Summary of Significant Accounting Policies

Nature of operations: First Community Bank of Homer Glen & Lockport (“the Bank” or “FCB Homer/Lockport”) provides a full range of financial services, primarily loan and deposit products to individual and corporate clients in Homer Glen and Lockport, Illinois, and the surrounding Will and Cook county communities. The Bank is owned 60.94% by First Community Financial Partners, Inc. (“the Company”), a multi-bank holding company, with the remainder of the Bank's ownership provided by local investors in the community. The Bank is affiliated by common ownership with First Community Bank of Joliet (“FCB Joliet”), First Community Bank of Plainfield (“FCB Plainfield”) and Burr Ridge Bank and Trust.

The Bank is subject to competition from other financial institutions and non-financial institutions providing financial products and services. The Bank is also subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory agencies.

Use of estimates: In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of foreclosed assets and the valuation of deferred tax assets.

Presentation of cash flows: For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, cash items and balances due from banks. Cash flows from federal funds sold, interest-bearing deposits in banks, loans originated by the Bank, and deposits are reported as net increases or decreases.

Interest-bearing deposits in banks: Interest-bearing deposits in banks mature within one year and are carried at cost.

Securities: All securities are classified as available for sale as the Bank intends to hold the securities for an indefinite period of time, but not necessarily to maturity. Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of the related deferred tax effect. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Declines in the fair value of individual securities available for sale below their cost that are related to credit losses are deemed to be other-than-temporary and are reflected in earnings as realized losses. In determining whether other-than-temporary impairment exists, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent or requirement of the Bank to sell its investment in the issuer prior to any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans: The Bank grants commercial, commercial and residential mortgage and consumer loans to clients. A substantial portion of the loan portfolio is represented by commercial and commercial mortgage loans throughout communities in Will and Cook counties in Illinois. The ability of the Bank's loan clients to honor their contracts is dependent upon general economic conditions in this area and real estate values.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield.

In July 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-20, Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (Topic 310). ASU 2010-20 significantly expands the disclosures that the Bank must make about the credit quality of loan receivables and the allowance for loan losses. The objectives of the enhanced disclosures are to provide financial statement users with additional information about the nature of credit risks inherent in the Bank's loan receivables, how credit risk is analyzed and assessed when determining the allowance for loan losses, and the reasons for the change in the allowance for loan losses. This ASU is effective for annual reporting periods ending after December 15, 2011. Accordingly, the Bank has included the new disclosures throughout these financial statements (see Note 1 and Note 5).

The accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Troubled debt restructurings: Loans are accounted for as troubled debt restructurings when a borrower is experiencing financial difficulties that leads to a restructuring of the loan, and the Bank grants a “concession” to the borrower that they would not otherwise consider. These concessions include a modification of terms such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof to facilitate repayment.

Troubled debt restructurings are classified as impaired loans. Payment performance prior and subsequent to the restructuring is taken into account in assessing whether it is likely that the borrower can meet the new terms. A period of sustained repayment for at least six months generally is required for return to accrual status. This may result in the loan being returned to accrual at the time of restructuring. A loan that is modified at a market rate of interest will not be classified as a troubled debt restructuring and impaired in the calendar year subsequent to the restructuring if it is in compliance with the modified terms.

Allowance for loan losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

When establishing the allowance for loan losses, management categorizes loans into risk categories generally based on the nature of the collateral and the basis of repayment. These risk categories and the relevant risk characteristics are as follows:

Construction and land development loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analyses of absorption and lease rates, and financial analyses of the developers and property owners. Construction and land development loans are generally based upon estimates of costs and value associated with the completed project. Construction and land development loans often involve the disbursement of substantial funds with repayment primarily dependent upon the success of the completed project. Sources of repayment for these types of loans may be permanent loans from long-term lenders, sales of developed property, or an interim loan commitment until permanent financing is obtained. Generally, these loans have a higher risk profile than other real estate loans due to their repayment being sensitive to real estate values, interest rate changes, governmental regulation of real property, demand and supply of alternative real estate, the availability of long-term financing, and changes in general economic conditions.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those standards and processes specific to real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of these loans is largely dependent upon the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate market or in the general economy. The properties securing the Bank's commercial real estate portfolio are diverse in terms of type and geographic location within Will and Cook counties and their surrounding communities. Management monitors and evaluates commercial real estate loans based on cash flow, collateral, geography, and risk grade criteria. Farmland loans are subject to underwriting standards and processes similar to commercial real estate loans.

Commercial loans are underwritten after evaluating and understanding the borrower's ability to operate profitably and prudently expand its business. Underwriting standards are designed to ensure repayment of loans and mitigate loss exposure. As part of the underwriting process, the Bank examines current and projected cash flows to determine the ability of the borrower to repay his obligation as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of the borrower, however, may not be as expected, and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and usually incorporate a personal guarantee. However, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent upon the ability of the borrower to collect amounts due from its customers. Agricultural production loans are subject to underwriting standards and processes similar to commercial loans.

Residential 1-4 family and consumer loans are underwritten by evaluating the credit history of the borrower, the ability of the borrower to meet the debt service requirements of the loan and total debt obligations, as well as the underlying collateral and the loan to collateral value. Underwriting standards for home equity loans are heavily influenced by statutory requirements, which include, but are not limited to, loan-to-value and affordability ratios, risk-based pricing strategies, and documentation requirements. Included in the Bank's residential 1-4 family loans are loans made to investors. These loans are underwritten using the same criteria as other residential 1-4 family loans.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to recognize adjustments to its allowance based on their judgments of information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the collateral value, discounted cash flows or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. These qualitative factors consider local economic trends, concentrations, management experience and other elements of the Bank's lending operations.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining the impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the fair value of collateral if the loan is collateral dependent, the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's obtainable market price.

Residential real estate and consumer loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to the financial difficulties of the borrower.

Premises and equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives using the straight-line method.

Foreclosed assets: Assets acquired through loan foreclosure or other proceedings are initially recorded at fair value less estimated selling costs at the date of foreclosure establishing a new cost basis. After foreclosure, foreclosed assets are held for sale and are carried at the lower of cost or fair value less estimated costs of disposal. Any valuation adjustments required at the date of transfer are charged to the allowance for loan losses.  Subsequently, unrealized losses and realized gains and losses on sales are included in other noninterest income.  Operating results from foreclosed assets are recorded in other noninterest expense.

Transfers of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income taxes: Deferred taxes are provided using the liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Bank had adopted the accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The adoption of this standard did not have a significant impact on the Bank and there were no uncertain tax positions as of December 31, 2011 and 2010.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers that facts, circumstances, and information available at the reporting date and is subject to management's judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.

The Bank would recognize interest and penalties on income taxes as a component of income tax expense.

The Bank is subject to U.S. federal or state and local tax examinations by tax authorities since the Bank's formation in 2008.

Stock option plan: The Bank estimates the fair value of share-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense in the Bank's statement of operations over the requisite service periods. Compensation expense for all share-based awards are recognized using the straight-line single-option method.

Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the balance sheets, such items, along with net income, are components of comprehensive income.

Reclassification: Certain amounts in the 2010 financial statements have been reclassified to conform to the 2011 presentation with no impact on net income (loss) or shareholder's equity.

Recent accounting pronouncements: In April 2011, the FASB issued ASU 2011-02, A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring. ASU 2011-02 amends ASC Topic 310, Receivables, by clarifying guidance for creditors in determining whether a concession has been granted and whether a debtor is experiencing financial difficulties. ASU 2011-02 is effective for annual periods ending on or after December 15, 2012, and is not expected to have a material impact on the Bank's financial statements.

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860) - Reconsideration of Effective Control for Repurchase Agreements. ASU 2011-03 is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. ASU 2011-03 removes from the assessments of effective control (i) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (ii) the collateral maintenance guidance related to that criterion. ASU 2011-03 is effective for the Bank on January 1, 2012, and is not expected to have a material impact on the Bank's financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 amends ASC Topic 820, Fair Value Measurements and Disclosures, to converge the fair value measurement guidance in U.S. generally accepted accounting principles and International Financial Reporting Standards. ASU 2011-04 clarifies the application of existing fair value measurement requirements, changes certain principles in Topic 820 and requires additional fair value disclosures. ASU 2011-04 is effective for annual periods beginning after December 15, 2011, and the adoption is not expected to have a material impact on the Bank's financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220) - Presentation of Comprehensive Income. ASU 2011-05 amends Topic 220, Comprehensive Income, to require that all non-owner changes in shareholders' equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. Additionally, ASU 2011-05 requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented.

The option to present components of other comprehensive income as part of the statement of changes in stockholders' equity was eliminated. ASU 2011-05 is effective for annual periods beginning after December 15, 2012, and is not expected to have a material impact on the Bank's financial statements. In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220) - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-05. ASU 2011-12 defers the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. This standard does not defer the requirement to report comprehensive income either in a single continuous statement or in two separate but consecutive financial statements. While the FASB is considering the operational concerns about the presentation requirements for classification adjustments, entities will continue to report reclassifications out of accumulated comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. ASU 2011-12 is effective for the Bank concurrent with ASU 2011-05.

Subsequent events: The Bank has evaluated subsequent events for potential recognition and/or disclosure through March 14, 2012, the date the financial statements were issued.

Note 2.	Affiliate Services

The Bank has entered into an Affiliate Management Services Agreement with First Community Financial Partners, Inc., FCB Joliet, FCB Plainfield and Burr Ridge Bank and Trust. The Affiliate Management Services Agreement allows for each entity to share in the costs and resources of such functions including, but not limited to, information technology, finance and accounting, human resources, risk management, and strategic development. Expense associated with this agreement was $249,000 and $264,000 for the years ended December 31, 2011 and 2010, respectively.

FCB Homer/Lockport has purchased $8.0 million and sold $13.1 million of loan participations to FCB Joliet, FCB Plainfield and Burr Ridge Bank and Trust as of December 31, 2011. FCB Homer/Lockport purchased $9.7 million and sold $13.2 million of loan participations to FCB Joliet and FCB Plainfield as of December 31, 2010.

Note 3.	Cash and Due from Banks

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank of Chicago. At December 31, 2011 and 2010, these reserve balances amounted to approximately $25,000.

The nature of the Bank's business requires that it maintain amounts due from banks, federal funds sold and interest-bearing deposits in banks which, at times, may exceed federally insured limits. Management monitors these correspondent relationships and the Bank has not experienced any losses in such accounts.

Note 4.	Securities Available for Sale
The amortized cost and fair value of securities available for sale, with gross unrealized gains and losses, follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2011
Government sponsored enterprises	$2,260	—	$3	$2,257
State and political subdivisions	2,249	7	—	2,256
Corporate securities	1,150	9	20	1,139
Residential collateralized mortgage
obligations and mortgage backed
securities	1,312	22	—	1,334
	$6,971	$38	$23	$6,986

December 31, 2010
Government sponsored enterprises	$752	$3	—	$755
State and political subdivisions	1,176	—	3	1,173
Corporate securities	398	—	1	397
Residential collateralized mortgage
obligations and mortgage backed
securities	729	2	—	731
	$3,055	$5	$4	$3,056

There were no securities pledged as of December 31, 2011. Securities with a fair value of $613,000 were pledged as collateral on public funds and for other purposes as required or permitted by law as of December 31, 2010.

The amortized cost and fair value of debt securities available for sale as of December 31, 2011, by contractual maturity are shown below (in thousands). Maturities may differ from contractual maturities in residential collateralized mortgage obligations and mortgage backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore these securities are not included in the following maturity summary.

	Amortized	Fair
	Cost	Value

Within 1 year	$1,549	$1,552
Over 1 year through 5 years	4,110	4,100
Residential collateralized mortgage obligations and
mortgage backed securities	1,312	1,334

	$6,971	$6,986

There were no gross realized gains or losses on the sales of securities during the years ended December 31, 2011 and 2010.

There were no securities with material unrealized losses existing longer than 12 months, and no securities with unrealized losses which management believes are other than temporarily impaired at December 31, 2011 and 2010.

Note 5.	Loans

A summary of the balances of loans follows (in thousands):

	December 31,
	2011	2010

Construction and Land Development	$7,958	$8,140
Residential 1-4 Family	17,716	21,971
Commercial Real Estate	29,772	31,384
Commercial	7,437	12,529
Consumer and other	816	935
	63,699	74,959
Net deferred loan costs	10	49
Allowance for loan losses	(2,872)	(4,820)

	$60,837	$70,188

The following table presents the contractual aging of the recorded investment in past due loans by class of loans as of December 31, 2011 (in thousands):

				Loans past
		30-59 Days	60-89 Days	due 90 days
	Current	Past Due	Past Due	or more	Total

Construction and Land Development	$7,958	—	—	—	$7,958
Residential 1-4 Family	17,716	—	—	—	17,716
Commercial Real Estate
Multifamily	9,509	—	—	—	9,509
Retail	1,979	—	—	1,462	3,441
Office	1,900	—	—	—	1,900
Industrial and Warehouse	1,233	—	—	—	1,233
Health Care	1,785	—	—	—	1,785
Other	11,904	—	—	—	11,904
Commercial	5,038	34	2,365	—	7,437
Consumer and other	816	—	—	—	816
Total	$59,838	$34	$2,365	$1,462	$63,699

There were no loans past due ninety days or more still accruing interest as of December 31, 2011 and 2010.

The following table presents the recorded investment in non-accrual loans by class of loans as of December 31, 2011 (in thousands):

Construction and Land Development	$746
Residential 1-4 Family	—
Commercial Real Estate
Multifamily	—
Retail	1,462
Office	—
Industrial and Warehouse	—
Health Care	—
Other	—
Commercial	—
Consumer and other	—
$2,208

There was one construction and land development loan with a balance of $746,000 that was placed on nonaccrual in December 2011 that was not past due 90 days or more as of December 31, 2011.

Non-accrual loans were approximately $9,016,000 as of December 31, 2010.

As part of the on-going monitoring of the credit quality of the Bank's loan portfolio, management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt and comply with various terms of their loan agreements. The Bank considers current financial information, historical payment experience, credit documentation, public information and current economic trends. Generally, all sizeable credits receive a financial review no less than annually to monitor and adjust, if necessary, the credit's risk profile. Credits classified as watch generally receive a review more frequently than annually. For special mention, substandard, and doubtful credit classifications, the frequency of review is increased to no less than quarterly in order to determine potential impact on credit loss estimates.

The Bank categorizes loans into the following risk categories based on relevant information about the ability of borrowers to service their debt:

Pass - A pass asset is well protested by the current worth and paying capacity of the obligator (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner. Pass assets also include certain assets considered watch, which are still protected by the worth and paying capacity of the borrower but deserve closer attention and a higher level of credit monitoring.

Special Mention - A special mention asset, or risk rating of 5, has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank's credit position at some future date. Special mention assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Substandard - A substandard asset, or risk rating of 6 or 7, is an asset with a well-defined weakness that jeopardizes repayment, in whole or in part, of the debt. These credits are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. These assets are characterized by the distinct possibility that the Bank will or has sustained some loss of principal and/or interest if the deficiencies are not corrected.

Doubtful - An asset that has all the weaknesses, or risk rating of 8, inherent in the substandard classification, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. These credits have a high probability for loss, yet because certain important and reasonably specific pending factors may work toward the strengthening of the asset, its classification of loss is deferred until its more exact status can be determined.

Loss - An asset, or portion thereof, classified as loss, or risk rated 9, is considered uncollectible and of such little value that its continuance as a bankable asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value but that it is not practical or desirable to defer writing off this basically worthless asset even though a partial recovery may occur in the future. Therefore, there is no balance to report at December 31, 2011.

Residential 1-4 Family, consumer and other loans are generally assessed for credit quality based on the contractual aging status of the loan and payment activity. In certain cases, based upon payment performance, the loan being related with another commercial type loan or for other reasons, a loan may be categorized into one of the risk categories noted above. Such assessment is completed at the end of each reporting period.

The following tables present the risk category of loans evaluated by internal asset classification based on the most recent analysis performed and the contractual aging as of December 31, 2011 (in thousands):

		Special
	Pass	Mention	Substandard	Doubtful	Total

Construction and Land Development	$5,273	$1,500	$1,185	—	$7,958
Commercial Real Estate
Multifamily	8,767	742	—	—	9,509
Retail	84	1,895	—	1,462	3,441
Office	1,900	—	—	—	1,900
Industrial and Warehouse	1,233	—	—	—	1,233
Health Care	431	1,354	—	—	1,785
Other	11,880	24	—	—	11,904
Commercial	3,544	244	3,649	—	7,437
Total	$33,112	$5,759	$4,834	$1,462	$45,167

	Performing	Non-performing	Total
Residential 1-4 Family	$17,716	—	$17,716
Consumer and other	816	—	816
Total	$18,532	—	$18,532

As of December 31, 2011, there were $1.6 million and $1.6 million in residential 1-4 family special mention and substandard loans, respectively.

An analysis of the allowance for loan losses is as follows (in thousands):

	For years ended
	December 31,
	2011	2010

Balance, beginning	$4,820	$1,421
Provision for loan losses	270	7,115
Loans charged-off	(2,590)	(3,840)
Recoveries of loans previously charged-off	372	124

Balance, end	$2,872	$4,820

The following table provides additional detail of the activity in the allowance for loan losses, by portfolio segment, for the year ended December 31, 2011 (in thousands):

	Construction
	and Land	Residential	Commercial		Consumer
	Development	1-4 Family	Real Estate	Commercial	and other	Total

Allowance for loan losses:
Beginning balance	$1,631	$1,735	$1,353	$101	—	$4,820
Provision for loan losses	92	66	100	12	—	270
Loans charged-off	(741)	(1,125)	(724)	—	—	(2,590)
Recoveries of loans previously charged-off	—	25	329	18	—	372
Ending balance	$982	$701	$1,058	$131	—	$2,872

Period-ended amount allocated to:
Individually evaluated for
impairment	$746	—	—	—	—	$746
Collectively evaluated for
impairment	236	701	1,058	131	—	2,126
Ending balance	$982	$701	$1,058	$131	—	$2,872

Loans:
Individually evaluated for
impairment	$746	$1,227	$1,462	—	—	$3,435
Collectively evaluated for
impairment	7,212	16,489	28,310	7,437	816	60,264
Ending balance	$7,958	$17,716	$29,772	$7,437	$816	$63,699

The following is a summary of information pertaining to impaired and non-accrual loans (in thousands):

	December 31,
	2011	2010

Impaired loans without a valuation allowance	$2,689	$1,491
Impaired loans with a valuation allowance	746	8,780

Total impaired loans	$3,435	$10,271

Valuation allowance related to impaired loans	$746	$2,615

	For years ended
	December 31,
	2011	2010

Average investment in impaired loans	$6,234	$3,697
Interest income recognized on impaired loans	67	24

The following table presents additional detail of impaired loans, segregated by class, as of December 31, 2011. The unpaid principal balance represents the recorded balance prior to any partial charge-offs. The recorded investment represents customer balances net of any partial charge-offs recognized on the loans. The interest income recognized column represents all interest income reported either on a cash or accrued basis after the loan became impaired (in thousands):

	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
	Balance	Investment	Allocated	Investment	Recognized

With no related allowance recorded:
Construction and Land Development	—	—	—	—	—
Residential 1-4 Family	1,577	1,227	—	3,017	67
Commercial Real Estate
Multifamily	—	—	—	71	—
Retail	2,903	1,462	—	1,866	—
Office	—	—	—	—	—
Industrial and Warehouse	—	—	—	—	—
Health Care
Other	—	—	—	1,093	—
Commercial	—	—	—	—	—
Consumer and other	—	—	—	—	—

With an allowance recorded:
Construction and Land Development	746	746	746	187	—
Residential 1-4 Family	—	—	—	—	—
Commercial Real Estate
Multifamily	—	—	—	—	—
Retail	—	—	—	—	—
Office	—	—	—	—	—
Industrial and Warehouse	—	—	—	—	—
Health Care	—	—	—	—	—
Other	—	—	—	—	—
Commercial	—	—	—	—	—
Consumer and other	—	—	—	—	—
Total	$5,226	$3,435	$746	$6,234	$67

No additional funds are committed to be advanced in connection with impaired loans.

The Bank restructured one residential 1-4 family loan that had a pre-modification and post-modification outstanding recorded investment of $1.6 million and $1.2 million, respectively, during the year ended December 31, 2011. The Bank incurred a $350,000 charge-off associated with this restructuring.

Troubled debt restructurings that were accruing were approximately $1.2 million as of December 31, 2011. There were no troubled debt restructurings that were accruing as of December 31, 2010. There were no troubled debt restructurings that were nonaccruing as of December 31, 2011. Troubled debt restructurings that were non-accruing were approximately $1.7 million as of December 31, 2010. There were no re-defaults of troubled debt restructurings that occurred during the year ended December 31, 2011.

Executive officers, directors and principal shareholders of the Bank, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan clients of the Bank in the ordinary course of business. In management's opinion, these loans and transactions are on the same terms as those for comparable loans and transactions with unrelated parties. Loans and commitments to lend to related parties totaled $7.2 million and $11.5 million at December 31, 2011 and 2010, respectively.

Note 6.	Premises and Equipment

Premises and equipment are summarized as follows (in thousands):

	December 31,
	2011	2010

Land	$501	—
Building and building improvements	232	197
Furniture and equipment	336	323
	1,069	520
Less: accumulated depreciation	435	373

	$634	$147

The Bank acquired land during 2011 with the intent to build a bank facility. No construction commitments were outstanding as of December 31, 2011.

Depreciation and amortization expense for the periods ended December 31, 2011 and 2010, amounted to $62,000 and $160,000, respectively.

The Bank executed a lease for a banking facility in Homer Glen, Illinois during February 2007. The lease terms are for monthly payments including rent totaling $6,250 and common area maintenance. An option to renew the lease was executed in January 2010 extending the lease through June 2012 at the current rent.

The Bank executed a lease for a banking facility in Lockport, Illinois during August 2008 which commenced March 2009.  The lease terms are for monthly payments including rent totaling $2,576 and common area maintenance and the real estate taxes. The Bank closed the Lockport facility in 2010. The Bank accrued, and expensed $50,000 in rent, common area maintenance and real estate taxes that the Bank is obligated to pay under the lease that expires February 2012.

Rent expense for banking facilities was $86,000 and $187,000 for the years ended December 31, 2011 and 2010, respectively.

The future minimum annual rent commitments for these leases of such space are as follows (in thousands):

2012	$38,000

Note 7.	Foreclosed Assets

An analysis of the foreclosed assets is as follows (in thousands):

	For years ended
	December 31,
	2011	2010
Balance, beginning	$—	$—
Transfers of loans to foreclosed assets	1,788	—
Writedown to realizable value	(134)	—
Proceeds on sale of foreclosed assets	(1,091)	—
Loss of sale of foreclosed assets	(15)	—
Balance, end	$548	$—

Expenses applicable to foreclosed assets include the following:

	Years ended December 31,
	2011	2010
Writedown to realized value	$134	$—
Operating expenses, net of rental income	70	—
	$204	$—

Note 8.	Deposits

The composition of interest-bearing deposits is as follows (in thousands):

	December 31,
	2011	2010
NOW and money market accounts	$17,113	$14,891
Savings	7,983	16,346
Time deposit certificates, $100,000 or more	29,362	32,042
Other time deposit certificates	14,173	16,233

	$68,631	$79,512

The Bank had one major deposit customer with total deposits of $6.9 million as of December 31, 2011. The Bank had no major deposit customers as of December 31, 2010.

The Bank participates in a deposit placement program that allows for reciprocal deposits from other banks in the program or allows for the Bank to place deposits with other participating banks. The purpose of the deposit placement program is to allow customers to obtain FDIC insurance coverage for deposits at the Bank that exceed $250,000. The Bank had time deposits aggregating $1.0 million in the reciprocal program at December 31, 2010. The Bank had no time deposits in the reciprocal program as of December 31, 2011.

At December 31, 2011, maturities of certificates of deposit are summarized as follows (in thousands):

2012	$27,991
2013	10,578
2014	2,590
2015	2,222
2016	154
$43,535

Note 9.	Income Taxes

There were no income taxes for the periods ended December 31, 2011 and 2010. The table below presents a reconciliation of the amount of income taxes determined by applying the U.S. federal income tax rate to pretax income (in thousands):

	2011	2010
Federal income tax at statutory rate	$88	$(2,474)
Increase (decrease) due to:
Valuation allowance	64	2,729
State income tax, net of federal benefit	16	(339)
Benefit of income taxed at lower rate	(3)	71
Stock option compensation	15	13
Other	(180)	—
	$—	$—

Deferred tax assets and liabilities consist of (in thousands):

	December 31,
	2011	2010
Deferred tax assets:
Allowance for loan losses	$697	$1,502
Depreciation	51	47
Organization expenses	63	66
Net operating losses	2,773	2,051
Non-qualified stock options	79	—
Foreclosed assets	84	—
Unrealized loss on securities available for sale	—	1
	3,747	3,667
Deferred tax liabilities:
Depreciation	—	—
Unrealized gains on securities available for sale	(5)	—
Other	(11)	—
	(16)
Valuation Allowance	(3,731)	(3,667)
Net deferred tax asset	$—	$—

Realization of deferred tax assets associated with the net operating loss carryforwards is dependent upon generating sufficient taxable income prior to their expiration. A valuation allowance to reflect management's estimate of the temporary deductible differences that may expire prior to their utilization has been recorded for the years ended December 31, 2011 and 2010.

The Bank has federal net operating loss carryforward of $6.9 million and $5.3 million as of December 31, 2011 and 2010, respectively that can be used to offset future regular corporate federal income tax. This net operating loss carryforward expires between fiscal year ended December 31, 2028 and December 31, 2031. The Bank has an Illinois net operating loss carryforward of $6.9 million and $5.3 million as of December 31, 2011 and 2010, respectively, that can be used to offset future regular corporate state income tax. These Illinois net operating loss carryforwards will expire between December 31, 2020 and December 31, 2023, fiscal tax years.

Note 10.	Benefit Plan

The Bank has a 401(k) plan that covers substantially all employees. Participants make tax-deferred contributions. The Bank matches contributions equal to 100% of each participant's contribution up to 6%. Expense of the plan is based on the annual contributions and was $34,000 and $48,000 for the years ended December 31, 2011 and 2010, respectively.

Note 11.	Stock Option Plan

The Bank adopted the First Community Bank of Homer Glen & Lockport 2008 Stock Incentive Plan (“the Stock Incentive Plan”) in January 2009. This Stock Incentive Plan allows for the granting of stock options. Under this plan, 225,000 shares of authorized but unissued common stock were reserved for the granting of awards. Both incentive stock options and non-qualified stock options may be granted under the Stock Incentive Plan.

For the Stock Incentive Plan, options are to be granted at the fair value of the stock at the date of the grant and vest at 33-1/3% as of the first anniversary of the grant date and an additional 33-1/3% of the option is exercisable as of each successive anniversary of the grant date. Options must be exercised within ten years after the date of grant.

The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used:

For years ended
December 31,
2010
Dividend yield	—%
Expected volatility	13.02%
Risk free rate of return	2.04%
Expected life in years	7.0

There were no options granted for the year ended December 31, 2011.

The dividend yield assumption is based on the Bank's historical dividend payouts. The expected volatility is based on historical volatility for similar companies. The risk free rates of return for periods within the contractual life of the awards are based on the U.S. Treasury yields in effect at the time of the grant. The expected life is based on management's estimate of when outstanding options will be exercised.

The following table summarizes data concerning stock options (aggregate intrinsic value in thousands):

	December 31, 2011			December 31, 2010
		Weighted			Weighted
		Average	Aggregate		Average	Aggregate
		Exercise	Intrinsic		Exercise	Intrinsic
	Shares	Price	Value	Shares	Price	Value
Outstanding at beginning of year	186,533	$8.51		165,000	$10.00
Granted	—	—		58,000	5.15
Exercised	—	—		—	—
Expired	—	—		(167)	10.00
Forfeited	—	—		(36,300)	9.91

Outstanding at end of year	186,533	$8.51	—	186,533	$8.51	—

Exercisable at end of year	111,233	$9.17	—	54,833	$10.00	—

Weighted average fair value
of options granted
during the year	—				$1.07

The aggregate intrinsic value of a stock option in the table above represents the total pre-tax amount by which the current market value of the underlying stock exceeds the price of the option that would have been received by the option holders had all option holders exercised their options on December 31, 2011. The intrinsic value will change when the market value of the Bank's stock changes. The fair value (present value of the estimated future benefit to the option holder) of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.

At December 31, 2011, management estimates that $71,000 in compensation expense will be recognized through September 2013 related to outstanding stock options.

Information pertaining to options outstanding at December 31, 2011, is as follows:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (yrs)	Price	Exercisable	Price

$10.00	129,833	7.47	$10.00	92,333	$10.00
$7.35	10,700	8.06	$7.35	3,567	$7.35
$4.57	46,000	8.75	$4.57	15,333	$4.57
	186,533	7.82		111,233	$9.17

Note 12.	Concentrations, Commitments and Contingencies
Concentrations of credit risk: In addition to financial instruments with off-balance-sheet risk, the Bank, to a certain extent, is exposed to varying risks associated with concentrations of credit. Concentrations of credit risk generally exist if a number of borrowers are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by economic or other conditions.

The Bank conducts substantially all of its lending activities in Will and Cook counties and their surrounding communities. Loans granted to businesses are primarily secured by business assets, investment real estate, owner-occupied real estate or personal assets of commercial borrowers. Loans to individuals are primarily secured by personal residences or other personal assets. Since the Bank's borrowers and its loan collateral have geographic concentration in its primary market area, the Bank could have exposure to declines in the local economy and real estate market. However, management believes that the diversity of its customer base and local economy, its knowledge of the local market, and its proximity to customers limits the risk of exposure to adverse economic conditions.

Credit related financial instruments: The Bank is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

A summary of the Bank's commitments are as follows (in thousands):

	December 31,
	2011	2010
Commitments to extend credit	$5,899	$10,237
Standby letters of credit	421	136
	$6,320	$10,373

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's credit evaluation of the party.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral, which may include accounts receivable, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment were funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2011 and 2010, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.

Contingencies: In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from pending proceedings would not be expected to have a material adverse effect on the Bank's financial statements.

Note 13.	Preferred Stock

In July 2010, the Bank issued $4 million in 8.0% perpetual noncumulative preferred stock at $1 par value per share with a purchase price and liquidation preference of $1,000 per share to First Community Financial Partners, Inc. Each share of preferred stock is convertible to 137 shares of common stock at any time.

Note 14.	Dividend Restrictions and Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Under the Illinois Banking Act, Illinois-chartered banks generally may not pay dividends in excess of their net profits, after first deducting their losses (including any accumulated deficit) and provision for loan losses. The payment of dividends by any bank is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. Moreover, the Federal Deposit Insurance Corporation (“FDIC”) prohibits the payment of any dividends by a bank if the FDIC determines such payment would constitute an unsafe or unsound practice. In addition, the FDIC prohibits dividend payments during the first three years of a new bank's operations, allowing cash dividends to be paid only from net operating income and does not permit dividends to be paid until an appropriate allowance for loan losses has been established and overall capital is adequate. Because the Bank plans to reinvest its earnings, if any, during its de novo period, the Bank expects that that no cash dividends will be paid for its first seven years of operations and there were no dividends paid during the years ending December 31, 2011 and 2010.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2011, the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2011, the most recent notifications from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. Bank regulators can modify capital requirements as part of their examination process.

The Bank's capital amounts and ratios are presented in the following table (dollar amounts in thousands):

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2011
Total Capital (to risk-weighted assets)	$9,225	14.99%	$4,925	8.00%	$6,156	10.00%
Tier I Capital (to risk-weighted assets)	8,429	13.69%	2,462	4.00%	3,694	6.00%
Tier I Capital (to average assets)	8,429	10.04%	3,357	4.00%	4,197	5.00%

December 31, 2010
Total Capital (to risk-weighted assets)	$8,986	12.96%	$5,545	8.00%	$6,931	10.00%
Tier I Capital (to risk-weighted assets)	8,071	11.64%	2,772	4.00%	4,159	6.00%
Tier I Capital (to average assets)	8,071	8.26%	3,910	4.00%	4,888	5.00%

Note 15.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Techniques that are consistent with the market approach, the income approach and/or the cost approach should be used in determination of fair value. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the Standard establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis
The following table summarizes assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value.

	Fair Value Measurements at December 31, 2011 Using
		Quoted Prices in		Significant
		Active Markets	Significant Other	Unobservable
	December 31,	for Identical Assets	Observable Inputs	Inputs
	2011	(Level 1)	(Level 2)	(Level 3)
Assets
Securities available for sale:
Government sponsored enterprises	$2,257	—	$2,257	—
State and political subdivisions	2,256	—	2,256	—
Corporate securities	1,139	—	1,139	—
Residential collateralized mortgage
obligations and mortgage backed
securities	1,334	—	1,334	—

	Fair Value Measurements at December 31, 2010 Using
		Quoted Prices in		Significant
		Active Markets	Significant Other	Unobservable
	December 31,	for Identical Assets	Observable Inputs	Inputs
	2010	(Level 1)	(Level 2)	(Level 3)
Assets
Securities available for sale:
Government sponsored enterprises	$755	—	$755	—
State and political subdivisions	1,173	676	497	—
Corporate securities	397	—	397	—
Residential collateralized mortgage
obligations and mortgage backed
securities	731	376	355	—

Securities Available for Sale: The fair value of the Bank's securities available for sale are determined using Level 1 and Level 2 inputs from independent pricing services. Level 1 fair value measurements consider quoted prices. Level 2 inputs consider observable data that may include dealer quotes, market spread, cash flows, treasury yield curve, trading levels, credit information and terms, among other factors.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
The Bank may be required, from time to time, to measure certain assets and liabilities at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.

Fair Value Measurements at December 31, 2010 Using
		Quoted Prices in		Significant
		Active Markets	Significant Other	Unobservable
	December 31,	for Identical Assets	Observable Inputs	Inputs
	2010	(Level 1)	(Level 2)	(Level 3)
Assets
Impaired loans	$7,656	—	—	$7,656
Foreclosed assets	—	—	—	—

	Fair Value Measurements at December 31, 2011 Using
		Quoted Prices in		Significant
		Active Markets	Significant Other	Unobservable
	December 31,	for Identical Assets	Observable Inputs	Inputs
	2010	(Level 1)	(Level 2)	(Level 3)
Assets
Impaired loans	$2,689	—	—	$2,689
Foreclosed assets	548	—	—	548

Impaired loans: Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value.  Fair value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy.  Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable and is determined based on appraisals by qualified licensed appraisers hired by the Bank.  Appraised and reported values may be discounted based on management's historical knowledge, changes in market conditions from the time of valuation, and/or management's expertise and knowledge of the client and client's business.

Foreclosed assets: Foreclosed assets upon initial recognition, are measured and reported at fair value through a charge-off to the allowance for loan losses based upon the fair value of the foreclosed asset. The fair value of foreclosed assets, upon initial recognition, are estimated using Level 3 inputs based on customized accounting criteria.

Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. This disclosure requirement applies to banks that exceed $100 million in assets. The Bank did not exceed $100 million in assets as of December 31, 2011 and 2010.

Annex I

MERGER AGREEMENT
______________________________________________________________________________________________________

Execution Copy

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FIRST COMMUNITY FINANCIAL PARTNERS, INC.,
FIRST COMMUNITY BANK OF JOLIET
AND
FIRST COMMUNITY BANK OF HOMER GLEN & LOCKPORT

Dated August 27, 2012

_____________________________________________________________________________________________

TABLE OF CONTENTS

ARTICLE I THE MERGER	1
1.1 The Merger	2
1.2 Effective Time	2
1.3 Conversion of Shares	2
1.4 Minority Bank Equity Awards	3
1.5 Cancellation of Minority Bank Shares	3
1.6 Dissenting Shares	3
1.7 Recapitalization	3
1.8 Tax Treatment	3
1.9 Closing	3
ARTICLE II CONVERSION AND EXCHANGE OF CERTIFICATES IN MERGER	4
2.1 Per Share Merger Consideration	4
2.2 No Fractional Shares	4
2.3 Exchange of Certificates	4
ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE MINORITY BANK	6
3.1 Organization	6
3.2 Organizational Documents; Minutes and Stock Records	6
3.3 Capitalization	6
3.4 Authorization; No Violation	6
3.5 Consents and Approvals	7
3.6 Financial Statements	7
3.7 No Undisclosed Liabilities	7
3.8 Loans; Loan Loss Reserves	8
3.9 Properties and Assets	8
3.10 Material Contracts	9
3.11 No Defaults	10
3.12 Conflict of Interest Transactions	11
3.13 Investments	11
3.14 Compliance with Laws; Legal Proceedings	11
3.15 Insurance	12
3.16 Taxes	12
3.17 Environmental Laws and Regulations	15
3.18 Community Reinvestment Act Compliance	16
3.19 Minority Bank Regulatory Reports	16
3.20 Employee Benefit Plans	16
3.21 Technology and Intellectual Property	18
3.22 No Adverse Change	19
3.23 Conduct of Business in Normal Course	19

3.24 Change in Business Relationships	19
3.25 Brokers’ and Finders’ Fees	19
3.26 Opinion of Financial Advisor	20
3.27 Section 280G Payments	20
ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING FIRST COMMUNITY AND THE WHOLLY OWNED BANK	20
4.1 Organization	20
4.2 Organizational Documents; Minutes and Stock Records	20
4.3 Capitalization	20
4.4 Authorization; No Violations	21
4.5 Consents and Approvals	21
4.6 Financial Statements	22
4.7 No Undisclosed Liabilities	22
4.8 Loans; Loan Loss Reserves	22
4.9 Properties and Assets.	23
4.10 Material Contracts	24
4.11 No Defaults	25
4.12 Conflict of Interest Transactions	25
4.13 Compliance with Laws; Legal Proceedings	26
4.14 Taxes	26
4.15 Environmental Laws and Regulations	28
4.16 Community Reinvestment Act Compliance	29
4.17 First Community and the Wholly Owned Bank Regulatory Reports	29
4.18 Employee Benefit Plans	29
4.19 Technology and Intellectual Property	31
4.20 Insurance	32
4.21 No Adverse Change	33
4.22 Conduct of Business in Normal Course	33
4.23 Change in Business Relationships	33
4.24 Brokers’ and Finders’ Fees	33
4.25 [Intentionally omitted]	33
4.26 Section 280G Payments	33
ARTICLE V AGREEMENTS AND COVENANTS	33
5.1 Conduct of Business	33
5.2 Access to Information	37
5.3 Meeting of Stockholders of the Minority Bank	38
5.4 Registration Statement and Regulatory Filings	38
5.5 Reasonable and Diligent Efforts	39
5.6 Business Relations and Publicity	39
5.7 No Conduct Inconsistent with this Agreement	39
5.8 Loans; Loan Charge-Off; Pre-Closing Loan Review	40
5.9 Untrue Representations and Warranties	40

5.10 Interim Financial Statements	41
5.11 Dissent Process	41
5.12 Section 368(a) Reorganization	41
5.13 Minority Bank Options	41
5.14 Transfer of Data	41
5.15 Director and Officer Indemnification and Liability Coverage	41
5.16 Further Assurances	42
ARTICLE VI EMPLOYEE BENEFIT MATTERS	42
6.1 Benefit Plans	42
6.2 No Rights or Remedies	42
ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF FIRST COMMUNITY AND THE WHOLLY OWNED BANK	42
7.1 Representations and Warranties; Performance of Agreements	42
7.2 Closing Certificate	43
7.3 Regulatory and Other Approvals	43
7.4 Approval of Merger and Delivery of Agreement	43
7.5 Effectiveness of the Registration Statement	43
7.6 No Litigation	43
7.7 Employment Agreement	43
7.8 Opinion of Counsel	43
7.9 No Adverse Changes	43
7.10 Consents	44
7.11 Offering	44
7.12 Minimum Net Worth	44
7.13 Simultaneous Merger Transactions	44
7.14 Other Documents	44
ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MINORITY BANK	44
8.1 Representations and Warranties; Performance of Agreements	45
8.2 Closing Certificates	45
8.3 Regulatory and Other Approvals	45
8.4 Approval of Merger and Delivery of Agreement	45
8.5 Effectiveness of the Registration Statement	45
8.6 No Litigation	45
8.7 Opinions of Counsel	45
8.8 No Adverse Changes	46
8.9 Offering	46
8.10 Minimum Net Worth	46
8.11 Simultaneous Merger Transactions	46
8.12 Other Documents	46
ARTICLE IX NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	47

9.1 Non-Survival	47
ARTICLE X TRANSITIONAL MATTERS	47
10.1 Notification to Customers and Transitional Matters	47
ARTICLE XI GENERAL	47
11.1 Expenses	47
11.2 Termination	48
11.3 Confidential Information	48
11.4 Non-Assignment	48
11.5 Notices	48
11.6 Counterparts	49
11.7 Knowledge	49
11.8 Interpretation	49
11.9 Entire Agreement	50
11.10 Governing Law	50
11.11 Severability	50

DEFINED TERMS

Acquisition Proposal	39
Agreement	1
Bank	1
CERCLA	15
Closing	3
Closing Date	3
Code	1
Commission	7
Confidentiality Agreement	38
Conversion Fund	4
CRA	16
Dissenting Shares	3
Effective Time	2
Employees	42
Encumbrances	9
Environmental Laws	15
ERISA Affiliate	16
ERISA Plans	16
Exchange Agent	4
FDIC	7
First Community	1
First Community Benefit Plans	30
First Community Common Stock	4
First Community Financial Statements	22
First Community Intellectual Property	32
First Community Interim Balance Sheet	22
First Community Interim Financial Statements	22
First Community IT Assets	32
First Community Material Contracts	24
First Community Options	21
First Community Permitted Encumbrances	23
First Community Regulatory Reports	29
First Community Stock Certificates	4
GAAP	7
Governmental Authority	7
Hazardous Substance	16
IDFPR	7
Illinois Banking Act	1
Illinois BCA	21
Indemnified Persons	41
Insurance Amount	42
Investment Securities	11
IRS	13
knowledge	49
Licenses	12
Loans	8
Material Adverse Effect	19
Merger	1

Merger Application	7
Minority Bank	1
Minority Bank Benefit Plans	16
Minority Bank Board	6
Minority Bank Closing Balance Sheet	44
Minority Bank Common Stock	2
Minority Bank Financial Statements	7
Minority Bank Intellectual Property	18
Minority Bank Interim Balance Sheet	7
Minority Bank Interim Financial Statements	7
Minority Bank IT Assets	18
Minority Bank Material Contracts	9
Minority Bank Minimum Net Worth	44
Minority Bank Options	3
Minority Bank Permitted Encumbrances	9
Minority Bank Regulatory Reports	16
Minority Bank Stock Certificates	4
Minority Bank Stock Incentive Plan	2
Ordinary Course of Business	8
Other Merger Agreements	40
Parties	1
Party	1
Per Share Merger Consideration	4
Person	49
Proxy Statement/Prospectus	7
Registration Statement	38
Replacement RSU Awards	3
Review Committee	37
Securities Act	7
Stockholders Meeting	38
Surviving Bank	1
Tax	12
Tax Returns	13
Taxes	12
Wholly Owned Bank	1
Wholly Owned Bank Closing Balance Sheet	46
Wholly Owned Bank Minimum Net Worth	46

EXHIBITS

Exhibit A	List of Directors of the Surviving Bank and First Community
Exhibit B	List of Officers of the Surviving Bank and First Community
Exhibit C	Financial Statements
Exhibit D	Form of Stock Option Cancellation and Replacement Award Agreement
Exhibit E	Form of Employment Agreement
Exhibit F	Form of Opinion of Minority Bank Counsel
Exhibit G	Form of Opinion of First Community Counsel

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of the 27th day of August, 2012, by and between FIRST COMMUNITY FINANCIAL PARTNERS, INC., an Illinois corporation (“First Community”), FIRST COMMUNITY BANK OF JOLIET, an Illinois state bank and wholly owned subsidiary of First Community located at 2801 Black Road, Joliet, Illinois 60435 (“Wholly Owned Bank”), and FIRST COMMUNITY BANK OF HOMER GLEN & LOCKPORT, an Illinois state bank located at 13901 South Bell Road, Homer Glen, Illinois 60491 (the “Minority Bank”, and together with the Wholly Owned Bank, the “Banks” and individually, a “Bank”). First Community, Wholly Owned Bank and Minority Bank are each referred to in this Agreement as a “Party” and collectively in this Agreement as the “Parties.”

RECITALS
WHEREAS, the boards of directors of First Community, Wholly Owned Bank and Minority Bank have approved and declared it advisable and in the best interest of the Parties and their respective shareholders to effect a reorganization, whereby the Minority Bank will merge with and into the Wholly Owned Bank, in the manner and on the terms and subject to the conditions set forth in Article I below (the “Merger”), as a result of which the Surviving Bank (as defined below) will become a wholly owned subsidiary of First Community.
WHEREAS, for federal income tax purposes the Parties desire and intend that the Merger qualify as a reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1    The Merger.

(a)    At the Effective Time, as defined in Section 1.2, in accordance with this Agreement and the Illinois Banking Act (the “Illinois Banking Act”), the Minority Bank shall be merged with and into the Wholly Owned Bank, and the Wholly Owned Bank shall continue as the bank surviving the Merger (sometimes referred to herein as the “Surviving Bank”). The Surviving Bank will be named “First Community Bank of Joliet” and will be located at 2801 Black Road, Joliet, Illinois 60435.

(b)    The amount of capital stock of the Surviving Bank shall be $2,801,875 divided into 2,801,875 shares of common stock, par value $1.00 per share.

(c)    From and after the Effective Time, the charter of the Wholly Owned Bank shall be the charter of the Surviving Bank, until amended in accordance with applicable law.

(d)    From and after the Effective Time, the by-laws of the Wholly Owned Bank shall be the by-laws of the Surviving Bank, until amended in accordance with applicable law.

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(e)    From and after the Effective Time, until changed in accordance with the charter and by-laws of the Surviving Bank, the directors of the Surviving Bank shall be as set forth on Exhibit A. The directors of the Surviving Bank shall hold office in accordance with the charter and by-laws of the Surviving Bank. From and after the Effective Time, the board of directors of First Community shall take such actions as permitted by the articles of incorporation and by-laws of First Community to cause the directors of First Community to be as set forth on Exhibit A, each such director holding office until changed in accordance with the articles of incorporation and by-laws of First Community.

(f)    From and after the Effective Time, until changed in accordance with the charter and by-laws of the Surviving Bank and the articles of incorporation and by-laws of First Community, as applicable, the officers of the Surviving Bank and First Community, as applicable, shall be as set forth on Exhibit B. Such officers shall hold their respective offices until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Bank's charter and by-laws or First Community's articles of incorporation and by-laws, as applicable.

(g)    Financial statements showing the assets and liabilities of the resulting bank of the Merger and the effectiveness of the other mergers described in Section 7.13 and Section 8.11 (the satisfaction, or the capability of satisfaction at closing, as applicable, of the conditions of each such merger being conditions to the Closing) are attached hereto as Exhibit C. Assuming the consummation of the Merger and the mergers described in Section 7.13 and Section 8.11, as of June 30, 2012, the Tier 1 Capital of such resulting bank following the effectiveness of all such mergers would be approximately $87,567,000.

1.2    Effective Time. Upon receipt of Merger approval letters from the FDIC and IDFPR, a letter notifying the FDIC and IDFPR of the consummation date for the Merger shall be sent to the FDIC and IDFPR, respectively, and the Merger shall become effective at the time specified in such notification letter (the “Effective Time”).

1.3    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the stockholders of the Minority Bank, each share of common stock of the Minority Bank, par value $1.00 per share (“Minority Bank Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Minority Bank Common Stock to be cancelled pursuant to Section 1.5 and Dissenting Shares to the extent provided in Section 1.6), shall be converted into the right to receive the Per Share Merger Consideration, as defined in and pursuant to Article II. At the Effective Time, each share of Minority Bank Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such share (other than shares canceled pursuant to Section 1.5 and Dissenting Shares) shall thereafter represent only the right to receive, upon surrender of such certificate in accordance with Section 2.3, the Per Share Merger Consideration, payable in the manner provided in Article II, and cash in lieu of any fractional shares of First Community Common Stock issuable in connection therewith. The holders of such certificates previously evidencing such shares of Minority Bank Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by law.

1.4    Minority Bank Equity Awards.

(a)    Stock Options. The stock options listed on Schedule 1.4(a) under the First Community Bank of Homer Glen & Lockport 2008 Stock Incentive Plan (the “Minority Bank Stock Incentive Plan”), which represent all outstanding stock options under the Minority Bank Stock Incentive

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Plan as of the time immediately prior to the Effective Time (the “Minority Bank Options”), shall terminate in their entirety and be replaced with restricted stock unit awards (the “Replacement RSU Awards”) under the First Community Financial Partners, Inc. 2008 Equity Incentive Plan, as of and contingent upon the occurrence of the Effective Time, in each case pursuant to a stock option cancellation and replacement award agreement by and among First Community, the Minority Bank, and the respective optionee, substantially in the form set forth hereto as Exhibit D. The number of restricted stock units granted pursuant to the Replacement RSU Awards shall be determined pursuant to the formula set forth on Schedule 1.4(a).

(b)    Termination of Minority Bank Equity Plans. The Minority Bank Stock Incentive Plan shall be terminated as of and contingent upon the occurrence of the Effective Time.

1.5    Cancellation of Minority Bank Shares. At the Effective Time, each share of Minority Bank Common Stock held as treasury stock or otherwise held by First Community or the Minority Bank (other than in a fiduciary capacity) immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, and no Per Share Merger Consideration shall be exchanged therefor.

1.6    Dissenting Shares. Any holder of Minority Bank Common Stock otherwise entitled to receive the Per Share Merger Consideration in exchange for each of his or her shares of Minority Bank Common Stock shall be entitled to demand payment in cash of the fair value for his or her shares of Minority Bank Common Stock as specified in Section 29 of the Illinois Banking Act if the holder fully complies with the requirements specified therein (such shares hereinafter referred to as “Dissenting Shares”). No holder of Dissenting Shares shall, after the Effective Time, be entitled to receive any shares of First Community Common Stock pursuant to this Agreement, or be entitled to vote for any purpose or receive any dividends or other distributions with respect to such First Community Common Stock; provided, however, that shares of Minority Bank Common Stock held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply with the requirements of the Illinois Banking Act, or otherwise fails to establish the right of such shareholder to receive payment in cash of the fair value of such shareholder's shares under the Illinois Banking Act shall be deemed to be converted into the right to receive the Per Share Merger Consideration in exchange for each such share, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Dissenting Shares in the manner set forth in Section 2.3.

1.7    Recapitalization. In the event that First Community changes (or establishes a record date for changing) the number of shares of First Community Common Stock issued and outstanding as a result of a stock dividend, stock split, recapitalization, reclassification, combination or similar transaction with respect to the outstanding shares of First Community Common Stock and the record date therefor shall be after the date of this Agreement and prior to the Effective Time, then the conversion provisions described in Article II shall be appropriately and proportionately adjusted.

1.8    Tax Treatment. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

1.9    Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on the fifth business day following the date on which all of the conditions set forth in Articles VII and VIII of this Agreement have been satisfied, or on such other date as the Parties may mutually agree (the “Closing Date”). The Closing shall take place at 10:00 a.m., local time, on the Closing Date at the offices of Schiff Hardin LLP, 233 South Wacker, Suite 6600, Chicago, Illinois, or at such other place and time upon which the Parties may agree.

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ARTICLE II
CONVERSION AND EXCHANGE OF CERTIFICATES IN MERGER

2.1    Per Share Merger Consideration.

(a)    Each share of Minority Bank Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Minority Bank Common Stock to be cancelled pursuant to Section 1.5 and Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration, subject to the provisions of this Article II. “Per Share Merger Consideration” shall be fixed at 1.20 shares of common stock, par value $1.00 per share, of First Community (the “First Community Common Stock”).

2.2    No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of First Community Common Stock shall be issued as consideration in the Merger. Each holder of shares of Minority Bank Common Stock who would otherwise be entitled to receive a fractional part of a share of First Community Common Stock pursuant to this Article II shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying such fractional part of a share of First Community Common Stock by the most recent closing price for First Community Common Stock reported on the OTC Bulletin Board at the close of business on the business day preceding the Closing Date.

2.3    Exchange of Certificates.

(a)    At or prior to the Effective Time, First Community shall (i) authorize the issuance of and shall make available to a bank or trust company reasonably acceptable to First Community and the Minority Bank to act as exchange agent hereunder (the “Exchange Agent”), for the benefit of the holders of Minority Bank Stock Certificates for exchange in accordance with this Article II, certificates for shares of First Community Common Stock (the “First Community Stock Certificates”) to be issued pursuant to Section 2.1, to the extent First Community Common Stock is to be issued in non-book entry form, and (ii) shall deposit with the Escrow Agent sufficient cash for payment of cash in lieu of any fractional shares of First Community Common Stock in accordance with Section 2.2. Such First Community Stock Certificates and cash are referred to in this Article II as the “Conversion Fund.” First Community shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b)    Within ten business days after the Closing Date, First Community shall cause the Exchange Agent to mail to each holder of record of one or more certificates for shares of Minority Bank Common Stock (the “Minority Bank Stock Certificates”) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Minority Bank Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Minority Bank Stock Certificates pursuant to this Agreement.

(c)    Upon proper surrender of a Minority Bank Stock Certificate for exchange to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Minority Bank Stock Certificate shall be entitled to receive in exchange therefor his or her portion of the Merger Consideration deliverable in respect of the shares of Minority Bank Common Stock represented by such Minority Bank Stock Certificate, and such Minority Bank Stock Certificate shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration deliverable upon surrender of a Minority Bank Stock Certificate.

(d)    If any First Community Stock Certificate is to be issued in a name other than that in which the Minority Bank Stock Certificate surrendered in exchange therefor is registered, it

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shall be a condition of the issuance thereof that the Minority Bank Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a First Community Stock Certificate in any name other than that of the registered holder of the Minority Bank Stock Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)    After the Effective Time, there shall be no transfers on the stock transfer books of the Minority Bank of the shares of Minority Bank Common Stock that were issued and outstanding immediately prior to the Effective Time.

(f)    Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Minority Bank for twelve months after the Effective Time shall be paid to First Community, or its successors in interest. Any stockholders of the Minority Bank who have not theretofore complied with this Article II shall thereafter look only to First Community, or its successors in interest, for the issuance of certificates representing shares of First Community Common Stock and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on First Community Common Stock deliverable in respect of each share of Minority Bank Common Stock such stockholder holds as determined pursuant to this Agreement. Notwithstanding the foregoing, none of First Community, the Exchange Agent or any other person shall be liable to any former holder of shares of Minority Bank Common Stock or outstanding Minority Bank equity awards, for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    In the event any Minority Bank Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Minority Bank Stock Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Bank, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Minority Bank Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Minority Bank Stock Certificate, and in accordance with Article II, the Per Share Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

(h)    No dividends or other distributions declared with respect to First Community Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Minority Bank Stock Certificate until the holder thereof shall surrender such Minority Bank Stock Certificate in accordance with this Article II. Promptly after the surrender of a Minority Bank Stock Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of First Community Common Stock represented by such Minority Bank Stock Certificate. No holder of an unsurrendered Minority Bank Stock Certificate shall be entitled, until the surrender of such Minority Bank Stock Certificate, to vote the shares of First Community Common Stock into which Minority Bank Common Stock shall have been converted.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
CONCERNING THE MINORITY BANK

The Minority Bank hereby represents and warrants to First Community and the Wholly Owned Bank as of the date hereof and as of the Closing Date, as follows:

3.1    Organization. The Minority Bank is an Illinois state bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the state of Illinois, and has the requisite power and authority to own its properties and to carry on its business as presently conducted. The Bank does not own, whether directly or indirectly, any voting stock, equity securities or membership,

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partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

3.2    Organizational Documents; Minutes and Stock Records. The Minority Bank has furnished First Community with copies of the charter and by-laws of the Minority Bank, in each case as amended to the date hereof, and with such other documents as requested by First Community relating to the authority of the Minority Bank to conduct its business. All such documents are complete and correct. The stock registers and minute books of the Minority Bank are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, stockholders, board of directors, and committees of the board of directors of the Minority Bank and all transactions in such entity's capital stock occurring since the initial organization of the Bank.

3.3    Capitalization. The authorized capital stock of the Minority Bank consists of 2,273,000 shares of common stock, par value $1.00 per share, of which 1,500,000 are issued and outstanding, and 4,000 of preferred stock authorized, $1.00 par value, of which 4,000 shares are issued and outstanding, each as of the date of this Agreement, and the beneficial and record holders of which are set forth on Schedule 3.3. The issued and outstanding shares of capital stock of the Minority Bank have been duly and validly authorized and issued and are fully paid and nonassessable. The Minority Bank has issued and has outstanding Minority Bank Options for the purchase of 169,200 shares of Minority Bank Common Stock, the beneficial and record holders of which are set forth on Schedule 3.3. The Minority Bank Options have been duly authorized by all necessary corporate action (including stockholder approval if necessary), have been validly executed, issued and delivered by the Minority Bank, constitute the legal, valid and binding obligations of the Minority Bank, and are enforceable as to the Minority Bank in accordance with their terms. To the extent Minority Bank Options are exercised prior to their termination pursuant to Section 1.4, the shares of Minority Bank Common Stock to be issued upon such exercise of the Minority Bank Options are validly authorized and, upon such exercise of the Minority Bank Options in accordance with their terms, will be validly issued, fully paid, and nonassessable. The Minority Bank Common Stock is subject to no preferences, qualifications, limitations, restrictions or special or relative rights under the Minority Bank's charter. Except for the Minority Bank Options, there are no warrants, agreements, contracts, or other rights in existence to purchase or acquire from the Minority Bank any shares of capital stock of the Minority Bank, whether now or hereafter authorized or issued.

3.4    Authorization; No Violation. The execution and delivery of this Agreement and the performance of the Minority Bank's obligations hereunder have been duly and validly authorized by the board of directors of the Minority Bank (the “Minority Bank Board”), and do not violate or conflict with the Minority Bank's charter, by-laws, the Illinois Banking Act, or any applicable law, court order or decree to which the Minority Bank is a party or subject, or by which the Minority Bank or its properties are bound, subject to the approval of this Agreement and the Merger by the stockholders of the Minority

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Bank. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement and the performance of the Minority Bank's obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which the Minority Bank or its properties are bound. This Agreement, when executed and delivered, and subject to the regulatory approvals described in Section 3.5, will be a valid, binding and enforceable obligation of the Minority Bank, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

3.5    Consents and Approvals. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Authority”) or with any third party are necessary in connection with the execution and delivery by the Minority Bank of this Agreement and the consummation by the Minority Bank of the Merger except for (a) those third-party consents, approvals, filings or registrations set forth on Schedule 3.5, (b) the filing by First Community and the Wholly Owned Bank of an application with the Federal Deposit Insurance Corporation (the “FDIC”) and the Illinois Department of Financial and Professional Regulation (the “IDFPR”) (the “Merger Application”), (c) the filing with the Securities and Exchange Commission (the “Commission”) of a proxy statement in definitive form and a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), relating to the meeting of the Minority Bank's stockholders to be held in connection with this Agreement and the Merger and the registration of the shares of First Community Common Stock (the “Proxy Statement/Prospectus”), and (d) the approval of this Agreement and the Merger by the requisite vote of the stockholders of the Minority Bank.

3.6    Financial Statements. Schedule 3.6 sets forth true and complete copies of the following financial statements (collectively, the “Minority Bank Financial Statements”): (a) the audited balance sheets of the Minority Bank as of December 31, 2011, 2010 and 2009 and the related statements of income, changes in stockholders' equity and cash flows for the fiscal years then ended, and (b) the unaudited interim balance sheet of the Minority Bank as of June 30, 2012 (the “Minority Bank Interim Balance Sheet”) and the related statement of income for the six-month period then ended (together with the Minority Bank Interim Balance Sheet, the “Minority Bank Interim Financial Statements”). The Minority Bank Financial Statements are complete and correct and have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. Each balance sheet (including any related notes) included in the Minority Bank Financial Statements presents fairly the financial position of the Minority Bank as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the Minority Bank Financial Statements presents fairly the results of operations and cash flow, respectively, of the Minority Bank for the period set forth therein; provided, however, that the Minority Bank Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes. Each of the audited Minority Bank Financial Statements has been certified by the Minority Bank's independent auditor, who has expressed an unqualified opinion on such Minority Bank Financial Statements, and each of the Minority Bank Interim Financial Statements has been certified by the Minority Bank's chief executive officer and principal accounting officer. The books, records and accounts of each of the Minority Bank accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Minority Bank.

3.7    No Undisclosed Liabilities. The Minority Bank has no liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Minority Bank Financial Statements, (b) as and to the extent arising under contracts,

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commitments, transactions, or circumstances identified in the Schedules provided for herein, excluding any liabilities for Minority Bank breaches thereunder, and (c) liabilities, not material in the aggregate and incurred in the Ordinary Course of Business. An action taken in the “Ordinary Course of Business” shall mean an action taken in the ordinary course of business of a Person consistent with past custom and practice (including with respect to quantity and frequency) and where for such action to be taken, no separate authorization by such Person's board of directors is required. Any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against the Minority Bank shall not be deemed to be incurred in the Ordinary Course of Business. Notwithstanding the foregoing, the making or renewal of loans or other credit arrangements to directors or executive officers of the Minority Bank made in accordance with all regulatory requirements and that are consistent with the Minority Bank's past practice and custom shall be deemed to have been made in the Ordinary Course of Business.

3.8    Loans; Loan Loss Reserves.

(a)    Each outstanding loan, loan agreement, note, lease or other borrowing agreement, any participation therein and any guaranty, renewal or extension thereof (collectively, “Loans”) reflected on the books and records of the Minority Bank is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally from time to time in effect and by applicable laws which may affect the availability of equitable remedies. No obligor named in any Loan has provided notice (whether written or, to the knowledge of the Minority Bank, oral) to the Minority Bank that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable remedies, and no Loan is subject to any valid defense, set-off, or counterclaim that has been asserted with respect to such Loan. All Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens. The Minority Bank has not entered into any loan repurchase agreements.

(b)    The reserves for loan and lease losses shown on each of the balance sheets contained in the Minority Bank Financial Statements are adequate in the judgment of management and consistent with the standards of the FDIC and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the Minority Bank as of June 30, 2012 in excess of such reserves as shown on the Minority Bank Interim Balance Sheet are, to the knowledge of the Minority Bank, collectible in accordance with their terms.

(c)    Schedule 3.8(c) sets forth for the Minority Bank a list of all Loans in the amount over $2,500,000 or more (including Loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $2,500,000) that have been approved by the Minority Bank and are pending funding.

3.9    Properties and Assets.

(a)    Real Property. Attached as Schedule 3.9(a) is a Schedule of Real Property, which sets forth a complete and correct description of all real property owned or leased by the Minority Bank or in which the Minority Bank has an interest (other than as a mortgagee). Except as set forth on Schedule 3.9(a), no real property or improvements are carried on the Minority Bank's books and records as Other Real Estate Owned. The Minority Bank owns, or has a valid right to use or a leasehold interest in, all real property used by it in the conduct of its business as such business is presently

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conducted. Except as otherwise set forth on Schedule 3.9(a), the ownership or leasehold interest of the Minority Bank in such real property is not subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claims or charges of any kind (collectively, “Encumbrances”), except for Minority Bank Permitted Encumbrances. As used in this Agreement, “Minority Bank Permitted Encumbrances” shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which the Minority Bank is not delinquent or in default, (ii) carriers', workers', repairers', materialmen's, warehousemen liens' and similar Encumbrances incurred in the Ordinary Course of Business, (iii) Encumbrances for taxes not yet due and payable or that are being contested in good faith and for which proper reserves have been established and reflected on the Minority Bank Interim Balance Sheet, (iv) minor defects in title to real property that do not materially impair the intended use thereof, (v) zoning and similar restrictions on the use of real property, and (vi) in the case of any leased assets, (A) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any such lessor and (B) any statutory lien for amounts not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the Minority Bank Interim Balance Sheet. All material certificates, licenses and permits required for the lawful use and occupancy of any real property by the Minority Bank have been obtained and are in full force and effect.

(b)    Personal Property. Attached as Schedule 3.9(b) is a Schedule of tangible personal property, which sets forth a complete and correct description of all tangible personal property owned by the Minority Bank or used by the Minority Bank in the conduct of its business that is reflected as a capital asset in the Minority Bank Interim Balance Sheet. Except as otherwise set forth on Schedule 3.9(b), (i) the Minority Bank owns, or has a valid right to use or a leasehold interest in, all such personal property, (ii) all such property is owned free and clear of any Encumbrances, and (iii) all such property is in good working condition, normal wear and tear excepted.

(c)    Assets. The assets reflected on the Minority Bank Interim Balance Sheet or identified in this Agreement or on the schedules provided for herein include all of the material assets (i) owned by the Minority Bank, except for those assets subsequently disposed of or purchased by the Minority Bank for fair value in the Ordinary Course of Business, and (ii) used, intended or required for use by the Minority Bank in the conduct of their respective businesses.

3.10    Material Contracts. Attached as Schedule 3.10 is a Schedule of Minority Bank Material Contracts, true and complete copies of which have been previously made available to First Community upon request. “Minority Bank Material Contracts” include every contract, commitment, or arrangement (whether written or oral) of a material nature (or that assumes materiality because of its continuing nature) under which the Minority Bank is obligated on the date hereof, including the following:

(a)    all consulting arrangements, and contracts for professional, advisory, and other similar services, including contracts under which the Minority Bank performs such services for others;

(b)    all leases of real estate and personal property;

(c)    all contracts, commitments and agreements for the acquisition, development or disposition of real or personal property other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $50,000;

(d)    all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of the Minority Bank, and all pension,

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retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Minority Bank, including all Benefit Plans as defined in Section 3.20;

(e)    all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of the Minority Bank;

(f)    all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of any single borrower or related group of borrowers if the aggregate amount of all such loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness extended to such borrower or related group of borrowers exceeds $500,000;

(g)    all union and other labor contracts;

(h)    all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of the Minority Bank, any “affiliates” of the Minority Bank within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of Minority Bank Common Stock, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of any such person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;

(i)    excluding certificates of deposit and other deposit agreements entered into by the Minority Bank and its customers, any contract involving total future payments by the Minority Bank of more than $50,000 or which requires performance by the Minority Bank beyond the second anniversary of the Closing Date, that by its terms does not terminate or is not terminable by the Minority Bank without penalty within 30 days after the date of this Agreement;

(j)    except for provisions of the charter and by-laws of the Minority Bank, all contracts under which the Minority Bank has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any person (other than in a fiduciary capacity);

(k)    all joint venture or marketing agreements with any other person or entity; and

(l)    all other material contracts, made other than in the Ordinary Course of Business of the Minority Bank, to which the Minority Bank is a party or under which the Minority Bank is obligated.

3.11    No Defaults. The Minority Bank has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all Material Contracts to which it is a party. There are no breaches or defaults by the Minority Bank under any Material Contract that could give rise to a right of termination or claim for material damages under such Material Contract, and no event has occurred that, with the lapse of time or the election of any other party, will become such a breach or default by the Minority Bank. To the knowledge of the Minority Bank, no breach or default by any other party under any Material Contract has occurred or is threatened that will or could impair the ability of the Minority Bank to enforce any of its rights under such Material Contract.

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3.12    Conflict of Interest Transactions. Except as set forth on Schedule 3.12, no principal officer or director of the Minority Bank, or holder of 10% or more of the Minority Bank Common Stock or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of such person: (a) has any direct or indirect ownership interest in (i) any entity which does business with, or is a competitor of, the Minority Bank (other than ownership interests in First Community and any of its affiliates or the ownership of not more than 1% of the outstanding capital stock of such entity if such stock is listed on a national securities exchange or market or is regularly traded in the over-the-counter market by a member of a national securities exchange or market) or (ii) any property or asset which is owned or used by the Minority Bank in the conduct of its business; (b) has any financial, business or contractual relationship or arrangement with the Minority Bank, excluding any agreements and commitments entered into in respect of the Minority Bank's acceptance of deposits and investments or the making of any loans, in each case in the Ordinary Course of Business of the Minority Bank.

3.13    Investments.

(a)    Set forth on Schedule 3.13(a) is a complete and correct list and description as of the date set forth on Schedule 3.13(a), of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Minority Bank, other than in a fiduciary or agency capacity (the “Investment Securities”). The Minority Bank has good and marketable title to all Investment Securities held by it, free and clear of all Encumbrances, except for Minority Bank Permitted Encumbrances, and except to the extent such Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Minority Bank. The Investment Securities are valued on the books of the Minority Bank in accordance with GAAP.

(b)    Except as set forth on Schedule 3.13(b), and as may be imposed by applicable securities laws and the documents and instruments governing the terms of such securities, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Minority Bank freely to dispose of such investment at any time. With respect to all material repurchase agreements to which the Minority Bank is a party, the Minority Bank has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c)    The Minority Bank has not sold or otherwise disposed of any Investment Securities in a transaction in which the acquiror of such Investment Securities or other person has the right, either conditionally or absolutely, to require the Minority Bank to repurchase or otherwise reacquire any such Investment Securities.

(d)    There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Minority Bank is bound.

3.14    Compliance with Laws; Legal Proceedings.

(a)    The Minority Bank is in compliance with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of the Minority Bank or the assets owned, used,

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occupied or managed by either of them, except for matters concerning such compliance that would not have a Material Adverse Effect on the Minority Bank.

(b)    The Minority Bank holds all material licenses, certificates, permits, authorizations, franchises and rights from all appropriate federal, state or other Governmental Authorities (collectively, “Licenses”) necessary for the conduct of its business and the ownership of its assets, all Licenses are in full force and effect, and the Minority Bank has received no notice (whether written or, to the knowledge of the Minority Bank, oral) of any pending or threatened action by any Governmental Authority to suspend, revoke, cancel or limit any License.

(c)    Except as set forth on Schedule 3.14(c), there are no claims, actions, suits or proceedings pending or, to the knowledge of the Minority Bank, threatened against or affecting the Minority Bank, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining the Minority Bank from taking any action of any kind in connection with the business of the Minority Bank. Except as set forth on Schedule 3.14(c), the Minority Bank has not received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of the Minority Bank, oral) of enforcement actions, and the Minority Bank has no reasonable basis for believing that any such enforcement action not otherwise disclosed herein is contemplated, concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority.

3.15    Insurance. Attached as Schedule 3.15 is a Schedule of Insurance, which sets forth a complete and correct list of all policies of insurance in which the Minority Bank is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations or personnel of the Minority Bank, or which is owned or carried by the Minority Bank. The Minority Bank has in full force and effect policies of insurance issued by reputable insurance companies against loss or damage of the kinds and in the amounts identified in the policy summaries, and all premiums and costs with respect thereto are set forth on Schedule 3.15. The Minority Bank has not received notice (whether written or, to the knowledge of the Minority Bank, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.

3.16    Taxes.

(a)    Definitions. For the purposes of this Agreement:

(i)    The term “Tax” or, collectively, “Taxes” shall mean (1) any and all U.S. federal, state, local and non-U.S. taxes, duties, fees, premiums, assessments, imposts, levies, tariffs and other charges of any kind whatsoever imposed, assessed, reassessed or collected by any governmental entity, including all interest, penalties, fines, installments, additions to tax or other additional amounts imposed, assessed, reassessed or collected by any governmental entity in respect thereof, and including those related to, or levied on, or measured by, or referred to as, net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits, gross receipts, royalty, capital, capital gain, sales, goods and services, harmonized sales, use, value added, ad valorem, transfer, land transfer, real property, capital stock, personal property, environmental, business, property development, occupancy, franchise, license, withholding, payroll, employment, employer health, health insurance, social services, education, all surtaxes, unemployment or employment insurance premiums, workers compensation payments, excise, severance, stamp, premium, escheat, or windfall profits, alternative or minimum taxes, customs duties, import and export taxes, countervail and

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anti-dumping, and registration fees, whether disputed or not and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return; (2) any liability of the Minority Bank for the Taxes described in clause (1) hereof arising as a result of being or ceasing to be a member of a consolidated, affiliated or combined group whether pursuant to Treasury Regulation §1.1502-6 (and any corresponding provision of state, local or foreign law) or otherwise; and (3) any liability for Taxes referenced in clauses (1) and (2) as a transferee, successor, guarantor, by contract or by operation of applicable laws or otherwise.

(ii)    The term “IRS” shall mean the United States Internal Revenue Service.

(b)    Tax Returns and Audits.

(i)    The Minority Bank has prepared and timely filed all material U.S. federal, state, local and non-U.S. returns, elections, notices, filings, declarations, forms, claims for refund, estimates, information statements, reports and other documents, including any amendments, schedules, attachments, supplements, appendices and exhibits thereto (“Tax Returns”), with the appropriate governmental entity in all jurisdictions in which such Tax Returns are required to be filed relating to any and all Taxes concerning or attributable to the Minority Bank. Such Tax Returns have been prepared and completed in accordance with applicable Legal Requirements in all material respects. Schedule 3.16(b)(i) lists all of the jurisdictions in which the Minority Bank is required to file Tax Returns or pay Taxes.

(ii)    The Minority Bank has duly and timely paid, or caused to be duly and timely paid, all Taxes that are due and payable by it (whether or not shown or required to be shown on any Tax Return).

(iii)    The Minority Bank has duly and timely withheld or deducted all Taxes and other amounts required by applicable laws to be withheld or deducted by it, including Taxes and other amounts required to be deducted or withheld by it in respect of any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any Person, including any former or current Employees, officers or directors and any non-resident Person, and has duly and timely remitted, or will duly and timely remit, as applicable, to the appropriate governmental entity such taxes and other amounts required by applicable laws to be remitted by it, for all periods ending on or prior to the Closing Date.

(iv)    The Minority Bank has not entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time, including any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax, and the Minority Bank is not the beneficiary of any such extension of time, which will be outstanding and in effect on the Closing Date, within which (A) to file any Tax Return covering any Taxes for which the Minority Bank may be liable; (B) to file any elections, designations or similar filings relating to Taxes for which the Minority Bank may be liable; (C) the Minority Bank may be required to pay or remit Taxes or amounts on account of Taxes; or (D) any governmental entity may assess, reassess, or collect Taxes for which the Minority Bank may be liable.

(v)    No audit or other examination of any Tax Return of the Minority Bank is presently in progress, nor has the Minority Bank been notified in writing of any request for such an audit or other examination.

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(vi)    There are no liens on the assets of the Minority Bank relating to or attributable to Taxes, except for inchoate tax liens that are attached by operation of law.

(vii)    The Minority Bank has not been at any time a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(viii)    The Minority Bank (1) has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated, combined, unitary or similar Tax Return, (2) does not owe any amount under any Tax sharing, indemnification, allocation or similar agreement, (3) has never been a party to or bound by any Tax sharing, indemnification, allocation or similar agreement, contract plan or arrangement allocating or sharing the payment of, indemnity for or liability for Taxes that will not be terminated on the Closing Date without any future liability to First Community, the Minority Bank or any of their respective subsidiaries, or (4) has no liability for the Taxes of any Person (other than Minority Bank) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(ix)    No claim in writing has ever been made by any governmental entity in a jurisdiction in which the Minority Bank does not file Tax Returns that the Minority Bank is or may be subject to Taxes in such jurisdiction.

(x)    The Minority Bank has not entered into, been a party to or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under similar provisions of state, local or foreign Tax laws.

(xi)    The Minority Bank has not applied for any Tax ruling which, if granted, would affect the computation of Tax liability of the Minority Bank for any periods (or portions thereof) beginning on or after the Closing Date.

(xii)    The Minority Bank has not agreed to make, or is not required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(xiii)    There is no contract covering any current or former employee or current or former independent contractor of the Minority Bank that, individually or collectively, could give rise to a payment by the Minority Bank (or the provision by the Minority Bank of any other benefits such as accelerated vesting) that would not be deductible by the Minority Bank by reason of Code Section 280G or subject to an excise Tax under Code Section 4999. The Minority Bank has no indemnity obligations for any excise Taxes imposed under Code Section 4999 or for any Taxes of any employee, including the Taxes under Code 409A.

(xiv)    The Minority Bank has disclosed on its Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Taxes within the meaning of Code Section 6662.

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3.17    Environmental Laws and Regulations.

(a)    Except as set forth on Schedule 3.17, the Minority Bank:

(i)    has all environmental approvals, consents, licenses, permits and orders required to conduct the business in which it is now engaged;

(ii)    is in compliance in all material respects with all applicable federal, state, county and municipal laws, regulations, authorizations, licenses, approvals, permits and orders relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment (collectively, “Environmental Laws”).

(b)    Except as set forth on Schedule 3.17:

(i)    there are no claims, actions, suits or proceedings pending or, to the knowledge of the Minority Bank, threatened against, or involving, the Minority Bank, or any assets of the Minority Bank, or under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise);

(ii)    no decree, judgment or order of any kind under any of the Environmental Laws has been entered against the Minority Bank;

(iii)    the Minority Bank:

(1)    is not a generator or transporter of hazardous waste, or the owner, operator, lessor, sublessor, lessee or, to its knowledge, mortgagee of a treatment, storage, or disposal facility or underground storage tank as those terms are defined under the Resource Conservation and Recovery Act, as amended, or regulations promulgated thereunder, or of real property on which such a treatment, storage or disposal facility or underground storage tank is or was located;

(2)    does not own, operate, lease or sublease, or has not owned, operated, leased or subleased (A) any facility at which any Hazardous Substances were treated, stored in significant quantities, recycled, disposed or are or were installed or incorporated or (B) any real property on which such a facility is or was located;

(3)    has not arranged for the disposal or treatment, arranged with a transporter for transport for disposal or treatment of Hazardous Substances at any facility from which there is a release or threat of release, or accepts or accepted Hazardous Substances for transport for disposal or treatment at any facility, as those terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”); or

(4)    is not the holder of a security interest where the party giving the security is the owner or operator of a treatment, storage or disposal facility, underground storage tank or any facility at which any Hazardous Substances are treated, stored in significant quantities, recycled or disposed and where the Minority Bank participates in management decisions concerning the facility's waste disposal activities.

(c)    To the Minority Bank's knowledge, there are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, the Minority Bank under any of the Environmental Laws.

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(d)    For purposes of this Section 3.17, “Hazardous Substance” shall mean a hazardous substance (as defined in CERCLA) and petroleum, including crude oil or any fraction thereof, but excluding underground crude oil in its natural unrefined state, prior to its initial extraction.

3.18    Community Reinvestment Act Compliance. The Minority Bank has not received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRACRA”) and the regulations promulgated thereunder, and the Minority Bank has received a CRA rating of satisfactory or better from the FDIC or other applicable Governmental Authority. To the knowledge of the Minority Bank, there are no facts or circumstances which would cause the Minority Bank to fail to comply with such provisions or the Minority Bank to receive a rating less than satisfactory.

3.19    Minority Bank Regulatory Reports. Since January 1, 2010, the Minority Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the FDIC, IDFPR and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of the Minority Bank (the “Minority Bank Regulatory Reports”), except where the failure to timely file any such Minority Bank Regulatory Report did not, or is not reasonably likely to, have a material effect on the Minority Bank, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Minority Bank Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

3.20    Employee Benefit Plans.

(a)    The schedule of Material Contracts, attached as Schedule 3.10, includes a complete and correct list of each employee welfare benefit plan and employee pension benefit plan within the meaning of ERISA Sections 3(1) and 3(2), respectively (the “ERISA Plans”), each compensation, consulting, employment or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of the Minority Bank that the Minority Bank maintains or contributes to (or, with respect to any employee pension benefit plan has maintained or contributed to since the date of its incorporation) or to which the Minority Bank is a party or by which it is otherwise bound (collectively, together with the Minority Bank's ERISA Plans, the “Minority Bank Benefit Plans”). The Minority Bank previously has delivered to First Community true and complete copies of the following with respect to each Minority Bank Benefit Plan, to the extent applicable (i) copies of each Minority Bank Benefit Plan, and all related plan descriptions; (ii) the last three years' Annual Returns on Form 5500; and (iii) other material plan documents. None of the Minority Bank Benefit Plans is a “defined benefit plan” (as defined in Section 414(j) of the Code) and the Minority Bank has not at any time maintained such a plan. Except as listed on Schedule 3.20(a), the Minority Bank has not, and has never had, an affiliate that would be treated as a single employer together with the Minority Bank (an “ERISA Affiliate”) under Section 414 of the Code.

(b)    Except as set forth on Schedule 3.20(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Minority Bank under any Minority Bank Benefit Plan or any other increase in the liabilities of the Minority Bank under any Minority Bank Benefit Plan as a result of the transactions contemplated by this Agreement.

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(c)    The Minority Bank does not maintain or participate, and has never maintained or participated, in a multiemployer plan within the meaning of Section 3(37) of ERISA. None of the Minority Bank or, to the Minority Bank's knowledge, any director or employee of the Minority Bank, or any fiduciary of any ERISA Plan has engaged in any material transaction in violation of Section 406 or 407 of ERISA or, to the Minority Bank's knowledge, any material “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan. The Minority Bank does not provide and has never provided medical benefits, life insurance or similar welfare benefits to former employees, except as required by Section 601 of ERISA.

(d)    Each of the Minority Bank's ERISA Plans that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS or satisfies the provisions of IRS Announcement 2001-77, Section II, if applicable, to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Minority Bank is otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Minority Bank's knowledge, there are no facts or circumstances that would adversely affect the qualified status of any ERISA Plan or the tax-exempt status of any related trust.

(e)    Each Minority Bank Benefit Plan is, and since its inception, has been administered in material compliance with its terms and with all applicable laws, rules and regulations governing such Minority Bank Benefit Plan, including the rules and regulations promulgated by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation and the IRS under ERISA, the Code or any other applicable law, including without limitation the requirement to file Annual Returns on Form 5500. Neither the Minority Bank nor any affiliate of the Minority Bank that is a fiduciary with respect to any Minority Bank Benefit Plan, has breached any of the responsibilities, obligations or duties imposed on it by ERISA. No Minority Bank Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any Department of Labor amnesty program, and the Minority Bank does not anticipate any such submission of any Minority Bank Benefit Plan.

(f)    Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Minority Bank's knowledge, threatened by, on behalf of, or against any of the Minority Bank Benefit Plans or against the administrators or trustees or other fiduciaries of any of the Minority Bank Benefit Plans that alleges a violation of applicable state or federal law. To the Minority Bank's knowledge, there is no reasonable basis for any such litigation, claim or assessment.

(g)    No Minority Bank Benefit Plan fiduciary or any other person has, or has had, any liability to any Minority Bank Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Minority Bank Benefit Plan, including, but not limited to, liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Every Minority Bank Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.

(h)    All accrued contributions and other payments to be made by the Minority Bank to any Minority Bank Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Financial Statements. The Minority Bank is not in default in performing

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any of its contractual obligations under any of the Minority Bank Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Minority Bank Benefit Plan other than liabilities for benefits to be paid to participants in such Minority Bank Benefit Plan and their beneficiaries in accordance with the terms of such Minority Bank Benefit Plan. Except to the extent reserved for and reflected in the Minority Bank Financial Statements in accordance with this subsection (h), the Minority Bank has not committed to, or announced, a change to any Minority Bank Benefit Plan that increases the cost of the Minority Bank Benefit Plan to the Minority Bank.

(i)    No Minority Bank Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Minority Bank Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(j)    There are no obligations or liabilities, whether outstanding or subject to future vesting, for any post-retirement benefits to be paid to participants under any of the Minority Bank Benefit Plans.

3.21    Technology and Intellectual Property.

(a)    Attached as Schedule 3.21 is a Schedule of Minority Bank Intellectual Property, which sets forth a complete and correct list of all (i) registered trademarks, service marks, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by the Minority Bank or used in or necessary to conduct the Minority Bank's business as presently conducted. The items on Schedule 3.21, together with all trade secrets, customer lists, business application designs and inventions currently used in or necessary to conduct the business of the Minority Bank constitute the “Minority Bank Intellectual Property.”

(b)    Except as set forth on Schedule 3.21, the Minority Bank has ownership of, or such other rights by license, lease or other agreement in and to, the Minority Bank Intellectual Property as is necessary to permit the Minority Bank to use the Minority Bank Intellectual Property in the conduct of its business as presently conducted. The Minority Bank has not received notice (whether written or, to the knowledge of the Minority Bank, oral) alleging that the Minority Bank has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to the Minority Bank's knowledge, it has not committed any such violation or infringement. Other than as set forth on Schedule 3.21, to the Minority Bank's knowledge, there is no reason to believe that, upon consummation of the transactions contemplated hereby, the Minority Bank will be in any way more restricted in its use of any of the Minority Bank Intellectual Property than it was on the date hereof under any contract to which the Minority Bank is a party or by which it is bound, or that use of such Minority Bank Intellectual Property by the Minority Bank will, as a result of such consummation, violate or infringe the rights of any person, or subject First Community, the Wholly Owned Bank or the Minority Bank to liability of any kind, under any such contract.

(c)    The Minority Bank IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Minority Bank in connection with its business, and have not materially malfunctioned or failed within the past three years. “Minority Bank IT Assets” means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by the Minority Bank. To the knowledge of the Minority Bank, the Minority Bank IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (i) enable or assist any person or entity to access without authorization the

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Minority Bank IT Assets, or (ii) otherwise significantly adversely affect the functionality of the Minority Bank IT Assets, except as disclosed in its documentation. To the knowledge of the Minority Bank, no person or entity has gained unauthorized access to the Minority Bank IT Assets. The Minority Bank has implemented reasonable back-up and disaster recovery technology consistent with industry practices. To the knowledge of the Minority Bank, none of the Minority Bank IT Assets contains any shareware, open source code, or other software the use of which requires disclosure or licensing of any intellectual property.

3.22    No Adverse Change. Other than as specifically disclosed in this Agreement, the Minority Bank Financial Statements, or the Schedules delivered pursuant to this Agreement, there has not occurred (a) since June 30, 2012 any Material Adverse Effect on the Minority Bank, or (b) any changes or condition, event, circumstance, fact or other occurrence, whether occurring before or since June 30, 2012 that may reasonably be expected to have or result in a Material Adverse Effect on the Minority Bank. As used in this Agreement, “Material Adverse Effect” shall mean, with respect to a Party, as the case may be, a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of a Party and its subsidiaries, taken as a whole or (ii) the ability of a Party to consummate the Merger; provided, however, that a Material Adverse Effect shall not be deemed to result from: (1) changes in banking or similar laws of general applicability or interpretations thereof by Governmental Authorities, or other changes affecting depository institutions (including banks and their holding companies) generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (2) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies, as such would apply to the financial statements of a Party on a consolidated basis; (3) changes resulting from transaction expenses (such as legal, accounting, investment banker or other professional fees) incurred in connection with this Agreement and the Merger, including the costs of litigation defending any of the transactions contemplated by this Agreement; (4) the payment by the Minority Bank of amounts due to, or provision of any other benefits to, any officers or employees of the Minority Bank in accordance with the terms of any employment agreements or Minority Bank Benefit Plan; and (5) actions or omissions taken by a Party as required hereunder. No fact or condition exists with respect to the business, operations or assets of the Minority Bank which the Minority Bank has reason to believe may cause the Merger Application or any of the other regulatory approvals referenced in Section 7.3 or 8.3 to be denied or unduly delayed.

3.23    Conduct of Business in Normal Course. Except as set forth on Schedule 3.23 and for actions taken in connection with entering into this Agreement, since December 31, 2011 the business of the Minority Bank has been conducted only in the Ordinary Course of Business.

3.24    Change in Business Relationships. Since June 30, 2012, the Minority Bank has not received notice (whether written or, to the knowledge of the Minority Bank, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, representative, supplier, vendor or business referral source of the Minority Bank intends to discontinue, diminish or change its relationship with the Minority Bank, the effect of which would be material to the Minority Bank, or (b) that any executive officer of the Minority Bank intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to be material to the Minority Bank.

3.25    Brokers' and Finders' Fees. Except as set forth in Schedule 3.25, the Minority Bank has not incurred any liability for brokerage commissions, finders' fees, or like compensation with respect to the transactions contemplated by this Agreement.

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3.26    Opinion of Financial Advisor. The Minority Bank has received an opinion of Monroe Securities, Inc., financial advisor to the Minority Bank, to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of the Minority Bank Common Stock is fair, from a financial point of view, to the holders of the Minority Bank Common Stock. A written copy of such opinion will be furnished, for informational purposes, to First Community as promptly as practicable following the receipt thereof by the Minority Bank. It is agreed and understood that such opinion may not be relied on by First Community and the Wholly Owned Bank.

3.27    Section 280G Payments. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment that would be deemed an “excess parachute payment” under Section 280G of the Code.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
CONCERNING FIRST COMMUNITY AND THE WHOLLY OWNED BANK

First Community and the Wholly Owned Bank hereby represent and warrant to the Minority Bank as of the date hereof and as of the Closing Date, as follows:
4.1    Organization.

(a)    First Community is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)    Except as listed on Schedule 4.1(b), neither First Community nor the Wholly Owned Bank owns, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

(c)    The Wholly Owned Bank is an Illinois state bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the state of Illinois, and has the requisite power and authority to own its properties and to carry on its business as presently conducted.

4.2    Organizational Documents; Minutes and Stock Records. First Community and the Wholly Owned Bank have furnished the Minority Bank with copies of their respective articles of incorporation, charter and by-laws, in each case as amended to the date hereof, and with such other documents as requested by the Minority Bank relating to the authority of First Community and the Wholly Owned Bank to conduct their respective businesses. All such documents are complete and correct. The stock registers and minute books of First Community are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, stockholders, board of directors, and committees of the board of directors of First Community and all transactions in such entity's capital stock occurring since the initial organization of First Community.

4.3    Capitalization.

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(a)    The authorized capital stock of First Community consists of 60,000,000 shares of common stock, $1.00 par value, of which 12,052,402 shares are issued and outstanding as of the date of this Agreement and zero shares are held in treasury, and 1,000,000 shares of preferred stock authorized, $1.00 par value, of which 22,000 shares of its Series B preferred stock and 1,100 shares of its Series C preferred stock are issued and outstanding as of the date of this Agreement. The issued and outstanding shares of First Community capital stock have been duly and validly authorized and issued and are fully paid and nonassessable. The First Community capital stock is subject to no preferences, qualifications, limitations, restrictions or special or relative rights under First Community's articles of incorporation. First Community has issued and has outstanding options for the purchase of 1,116,737 shares of First Community Common Stock (the “First Community Options”), the beneficial and record holders of which are set forth on Schedule 4.3(a). The First Community Options have been duly authorized by all necessary corporate action (including stockholder approval if necessary), have been validly executed, issued and delivered by First Community, constitute the legal, valid and binding obligations of First Community, and are enforceable as to First Community in accordance with their terms. The shares of First Community Common Stock to be issued upon exercise of the First Community Options are validly authorized and, upon such exercise of the First Community Options in accordance with their terms, will be validly issued, fully paid, and nonassessable. First Community Common Stock is subject to no preferences, qualifications, limitations, restrictions or special or relative rights under First Community's articles of incorporation. Except for the First Community Options, there are no warrants, agreements, contracts, or other rights in existence to purchase or acquire from First Community any shares of capital stock of First Community, whether now or hereafter authorized or issued.

(b)    The authorized capital stock of the Wholly Owned Bank consists of 2,801,875 shares of common stock, par value $1.00 per share, of which 2,801,875 shares are issued and outstanding, and zero shares of preferred stock authorized, and the beneficial and record holders of which are set forth on Schedule 4.3(b). The issued and outstanding shares of capital stock of the Wholly Owned Bank have been duly and validly authorized and issued and are fully paid and nonassessable and owned by First Community. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Wholly Owned Bank any shares of capital stock of the Wholly Owned Bank, whether now or hereafter authorized or issued.

4.4    Authorization; No Violations. The execution and delivery of this Agreement and the performance of First Community and the Wholly Owned Bank's obligations hereunder have been duly and validly authorized by the board of directors of First Community and the Wholly Owned Bank, do not violate or conflict with the articles of incorporation or by-laws of First Community, the charter or by-laws of the Wholly Owned Bank, the Illinois Business Corporation Act (the “Illinois BCA”), the Illinois Banking Act, or any applicable law, court order or decree to which First Community or the Wholly Owned Bank is a party or subject, or by which First Community or the Wholly Owned Bank is bound, and require no further corporate or shareholder approval on the part of First Community. Except as set forth on Schedule 4.4, the execution and delivery of this Agreement and the performance of First Community and the Wholly Owned Bank's obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which First Community or the Wholly Owned Bank is bound. This Agreement, when executed and delivered, and subject to the regulatory approval described in Section 4.4, will be a valid, binding and enforceable obligation of First Community and the Wholly Owned Bank, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

4.5    Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by First Community and the Wholly Owned Bank of this Agreement and the consummation

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by First Community and the Wholly Owned Bank of the Merger except for (a) those third-party consents, approvals, filings or registrations set forth on Schedule 4.5, (b) the filing by First Community and the Wholly Owned Bank of the Merger Application and (c) the filing of the Registration Statement.

4.6    Financial Statements. Schedule 4.6 sets forth true and complete copies of the following financial statements (collectively, the “First Community Financial Statements”): (a) the audited consolidated balance sheets of First Community as of December 31, 2011, 2010 and 2009 and the related statements of income, changes in stockholders' equity and cash flows for the fiscal years then ended, and (b) the unaudited consolidated interim balance sheet of First Community as of June 30, 2012 (the “First Community Interim Balance Sheet”) and the related statement of income for the six-month period then ended (together with the First Community Interim Balance Sheet, the “First Community Interim Financial Statements”). The First Community Financial Statements are complete and correct and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. Each balance sheet (including any related notes) included in the First Community Financial Statements presents fairly the consolidated financial position of First Community as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the First Community Financial Statements presents fairly the consolidated results of operations and cash flow, respectively, of First Community for the period set forth therein; provided, however, that the First Community Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes. Each of the audited First Community Financial Statements has been certified by First Community's independent auditor, who has expressed an unqualified opinion on such First Community Financial Statements, and each of the First Community Interim Financial Statements has been certified by First Community's chief executive officer and principal accounting officer. The books, records and accounts of each of First Community and the Wholly Owned Bank accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to First Community and the Wholly Owned Bank, respectively.

4.7    No Undisclosed Liabilities. Each of First Community and the Wholly Owned Bank has no liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the First Community Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions, or circumstances identified in the Schedules provided for herein, excluding any liabilities for First Community or the Wholly Owned Bank breaches thereunder, and (c) liabilities, not material in the aggregate and incurred in the Ordinary Course of Business, which, under GAAP, would not be required to be reflected on a balance sheet prepared as of the date hereof. Any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against First Community or the Wholly Owned Bank shall not be deemed to be incurred in the Ordinary Course of Business. Notwithstanding the foregoing, the making or renewal of loans or other credit arrangements to directors or executive officers of the Wholly Owned Bank made in accordance with all regulatory requirements and that are consistent with the Wholly Owned Bank's past practice and custom shall be deemed to have been made in the Ordinary Course of Business.

4.8    Loans; Loan Loss Reserves.

(a)    Each outstanding Loan reflected on the books and records of the Wholly Owned Bank is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally from time to time in effect and by applicable laws which may affect the availability of equitable remedies.

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No obligor named in any Loan has provided notice (whether written or, to the knowledge of First Community, oral) to the Wholly Owned Bank that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable remedies, and no Loan is subject to any valid defense, set-off, or counterclaim that has been asserted with respect to such Loan. All Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens. The Wholly Owned Bank has not entered into any loan repurchase agreements.

(b)    The reserves for loan and lease losses shown on each of the balance sheets contained in the First Community Financial Statements are adequate in the judgment of management and consistent with the standards of the FDIC and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the Wholly Owned Bank as of June 30, 2012 in excess of such reserves as shown on the First Community Interim Balance Sheet are, to the knowledge of First Community, collectible in accordance with their terms.

(c)    Schedule 4.8(c) sets forth for the Wholly Owned Bank a list of all Loans in the amount over $2,500,000 or more (including Loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $2,500,000) that have been approved by the Wholly Owned Bank and are pending funding.

4.9    Properties and Assets.

(a)    Real Property. Attached as Schedule 4.9(a) is a Schedule of Real Property, which sets forth a complete and correct description of all real property owned or leased by First Community or the Wholly Owned Bank or in which First Community or the Wholly Owned Bank has an interest (other than as a mortgagee). Except as set forth on Schedule 4.9(a), no real property or improvements are carried on the Wholly Owned Bank's books and records as Other Real Estate Owned. First Community or the Wholly Owned Bank owns, or has a valid right to use or a leasehold interest in, all real property used by it in the conduct of its respective business as such business is presently conducted. Except as otherwise set forth on Schedule 4.9(a), the ownership or leasehold interest of First Community or the Wholly Owned Bank in such real property is not subject to any Encumbrances, except for First Community Permitted Encumbrances. As used in this Agreement, “First Community Permitted Encumbrances” shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which First Community or the Wholly Owned Bank is not delinquent or in default, (ii) carriers', workers', repairers', materialmen's, warehousemen liens' and similar Encumbrances incurred in the Ordinary Course of Business, (iii) Encumbrances for taxes not yet due and payable or that are being contested in good faith and for which proper reserves have been established and reflected on the First Community Interim Balance Sheet, (iv) minor defects in title to real property that do not materially impair the intended use thereof, (v) zoning and similar restrictions on the use of real property, and (vi) in the case of any leased assets, (A) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any such lessor and (B) any statutory lien for amounts not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the First Community Interim Balance Sheet. All material certificates, licenses and permits required for the lawful use and occupancy of any real property by First Community or the Wholly Owned Bank have been obtained and are in full force and effect.

(b)    Personal Property. Attached as Schedule 4.9(b) is a Schedule of tangible personal property, which sets forth a complete and correct description of all tangible personal property owned by First Community or the Wholly Owned Bank or used by First Community or the Wholly

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Owned Bank in the conduct of its respective business that is reflected as a capital asset in the First Community Bank Interim Balance Sheet. Except as otherwise set forth on Schedule 4.9(b), (i) First Community or the Wholly Owned Bank owns, or has a valid right to use or a leasehold interest in, all such personal property, (ii) all such property is owned free and clear of any Encumbrances, and (iii) all such property is in good working condition, normal wear and tear excepted.

(c)    Assets. The assets reflected on the First Community Interim Balance Sheet or identified in this Agreement or on the schedules provided for herein include all of the material assets (i) owned by First Community or the Wholly Owned Bank, except for those assets subsequently disposed of or purchased by First Community or the Wholly Owned Bank for fair value in the Ordinary Course of Business, and (ii) used, intended or required for use by First Community or the Wholly Owned Bank in the conduct of their respective businesses.

4.10    Material Contracts. Attached as Schedule 4.10 is a Schedule of First Community Material Contracts, true and complete copies of which have been made available to the Minority Bank. “First Community Material Contracts” include every contract, commitment, or arrangement (whether written or oral) of a material nature (or that assumes materiality because of its continuing nature) under which First Community or the Wholly Owned Bank is obligated on the date hereof, including the following::

(a)    all consulting arrangements, and contracts for professional, advisory, and other similar services, including contracts under which First Community or the Wholly Owned Bank performs such services for others;

(b)    all leases of real estate and personal property;

(c)    all contracts, commitments and agreements for the acquisition, development or disposition of real or personal property other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $50,000;

(d)    all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of First Community or the Wholly Owned Bank, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of First Community or the Wholly Owned Bank, including all Benefit Plans as defined in Section 4.20;

(e)    all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of First Community or the Wholly Owned Bank;

(f)    all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of any single borrower or related group of borrowers if the aggregate amount of all such loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness extended to such borrower or related group of borrowers exceeds $500,000;

(g)    all union and other labor contracts;

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(h)    all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of First Community or the Wholly Owned Bank, any “affiliates” of First Community or the Wholly Owned Bank within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of First Community Common Stock, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of any such person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;

(i)    excluding certificates of deposit and other deposit agreements entered into by the Wholly Owned Bank and its customers, any contract involving total future payments by First Community or the Wholly Owned Bank of more than $50,000 or which requires performance by First Community or the Wholly Owned Bank beyond the second anniversary of the Closing Date, that by its terms does not terminate or is not terminable by First Community or the Wholly Owned Bank without penalty within 30 days after the date of this Agreement;

(j)    except for provisions of the articles of incorporation or charter, as applicable, and by-laws of First Community or the Wholly Owned Bank, all contracts under which First Community or the Wholly Owned Bank has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any person (other than in a fiduciary capacity);

(k)    all joint venture or marketing agreements with any other person or entity; and

(l)    all other material contracts, made other than in the Ordinary Course of Business of First Community or the Wholly Owned Bank, to which First Community or the Wholly Owned Bank is a party or under which First Community or the Wholly Owned Bank is obligated.

4.11    No Defaults. First Community or the Wholly Owned Bank, as applicable, has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all Material Contracts to which it is a party. There are no breaches or defaults by First Community or the Wholly Owned Bank, as applicable, under any Material Contract that could give rise to a right of termination or claim for material damages under such Material Contract, and no event has occurred that, with the lapse of time or the election of any other party, will become such a breach or default by First Community or the Wholly Owned Bank. To the knowledge of First Community no breach or default by any other party under any Material Contract has occurred or is threatened that will or could impair the ability of First Community or the Wholly Owned Bank to enforce any of its rights under such Material Contract.

4.12    Conflict of Interest Transactions. Except as set forth on Schedule 4.12, no principal officer or director of First Community or the Wholly Owned Bank, or holder of 10% or more of First Community Common Stock or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of such person: (a) has any direct or indirect ownership interest in (i) any entity which does business with, or is a competitor of, First Community or the Wholly Owned Bank (other than ownership interests in the Minority Bank and its affiliates or the ownership of not more than 1% of the outstanding capital stock of such entity if such stock is listed on a national securities exchange or market or is regularly traded in the over-the-counter market by a member of a national securities exchange or market) or (ii) any property or asset which is owned or used by First Community or the Wholly Owned Bank in the conduct of their respective businesses; (b) has any financial, business or contractual relationship or arrangement with First Community or the Wholly Owned Bank, excluding any agreements and commitments entered into in respect of the Wholly Owned

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Bank's acceptance of deposits and investments or the making of any loans, in each case in the Ordinary Course of Business of the Wholly Owned Bank.

4.13    Compliance with Laws; Legal Proceedings.

(a)    First Community and the Wholly Owned Bank are each in compliance in all material respects with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of First Community and the Wholly Owned Bank or the assets owned, used, occupied or managed by First Community and the Wholly Owned Bank, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on First Community and the Wholly Owned Bank, taken as a whole. First Community and the Wholly Owned Bank hold all material Licenses necessary for the conduct of their respective businesses and the ownership of their respective assets, all Licenses are in full force and effect, and neither First Community nor the Wholly Owned Bank has received notice (whether written or, to the knowledge of First Community or the Wholly Owned Bank, oral) of any pending or threatened action by any Governmental Authority to suspend, revoke, cancel or limit any License.

(b)    Except as set forth on Schedule 4.13(b), there are no material claims, actions, suits or proceedings pending or, to the knowledge of First Community, threatened against or affecting First Community or the Wholly Owned Bank, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining First Community or the Wholly Owned Bank from taking any action of any kind in connection with their respective businesses. Except as set forth on Schedule 4.13(b), neither First Community nor the Wholly Owned Bank has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of First Community, oral) of any enforcement action concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority and that would be materially adverse to First Community and the Wholly Owned Bank taken as a whole, and First Community has no reasonable basis to believe that any such enforcement action not otherwise disclosed herein is contemplated.

4.14    Taxes.

(a)    Tax Returns and Audits.

(i)    First Community and the Wholly Owned Bank have prepared and timely filed all material Tax Returns with the appropriate governmental entity in all jurisdictions in which such Tax Returns are required to be filed relating to any and all Taxes concerning or attributable to First Community or the Wholly Owned Bank. Such Tax Returns have been prepared and completed in accordance with applicable Legal Requirements in all material respects.

(ii)    Each of First Community and the Wholly Owned Bank has duly and timely paid, or caused to be duly and timely paid, all Taxes that are due and payable by it (whether or not shown or required to be shown on any Tax Return).

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(iii)    Each of First Community and the Wholly Owned Bank has duly and timely withheld or deducted all Taxes and other amounts required by applicable laws to be withheld or deducted by it, including Taxes and other amounts required to be deducted or withheld by it in respect of any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any Person, including any former or current Employees, officers or directors and any non-resident Person, and has duly and timely remitted, or will duly and timely remit, as applicable, to the appropriate governmental entity such taxes and other amounts required by applicable laws to be remitted by it, for all periods ending on or prior to the Closing Date.

(iv)    Each of First Community and the Wholly Owned Bank has not entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time, including any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax, and each of First Community and the Wholly Owned Bank is not the beneficiary of any such extension of time, which will be outstanding and in effect on the Closing Date, within which (A) to file any Tax Return covering any Taxes for which First Community or the Wholly Owned Bank may be liable; (B) to file any elections, designations or similar filings relating to Taxes for which First Community or the Wholly Owned Bank may be liable; (C) First Community or the Wholly Owned Bank may be required to pay or remit Taxes or amounts on account of Taxes; or (D) any governmental entity may assess, reassess, or collect Taxes for which First Community or the Wholly Owned Bank may be liable.

(v)    No audit or other examination of any Tax Return of First Community or the Wholly Owned Bank Community is presently in progress, nor has First Community or the Wholly Owned Bank been notified in writing of any request for such an audit or other examination.

(vi)    There are no liens on the assets of First Community or the Wholly Owned Bank relating to or attributable to Taxes, except for inchoate tax liens that are attached by operation of law.

(vii)    Neither First Community nor the Wholly Owned Bank has been at any time a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(viii)    Except as set forth on Schedule 4.14(a)(viii), First Community or the Wholly Owned Bank (1) has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated, combined, unitary or similar Tax Return (other than a group the common parent of which was First Community), (2) does not owe any amount under any Tax sharing, indemnification, allocation or similar agreement, (3) has never been a party to or bound by any Tax sharing, indemnification, allocation or similar agreement, contract plan or arrangement allocating or sharing the payment of, indemnity for or liability for Taxes that will not be terminated on the Closing Date without any future liability to First Community, the Minority Bank or any of their respective subsidiaries, or (4) has no liability for the Taxes of any Person (other than First Community) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(ix)    No claim in writing has ever been made by any governmental entity in a jurisdiction in which First Community or the Wholly Owned Bank does not file Tax Returns that First Community or the Wholly Owned Bank is or may be subject to Taxes in such jurisdiction.

(x)    Neither First Community nor the Wholly Owned Bank has entered into, been a party to or otherwise participated (directly or indirectly) in any “listed transaction”

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within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under similar provisions of state, local or foreign Tax laws.

(xi)    Neither First Community nor the Wholly Owned Bank has applied for any Tax ruling which, if granted, would affect the computation of Tax liability of the First Community or the Wholly Owned Bank for any periods (or portions thereof) beginning on or after the Closing Date.

(xii)    Neither First Community nor the Wholly Owned Bank has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(xiii)    There is no contract covering any current or former employee or current or former independent contractor of First Community or the Wholly Owned Bank that, individually or collectively, could give rise to a payment by First Community or the Wholly Owned Bank (or the provision by First Community or the Wholly Owned Bank of any other benefits such as accelerated vesting) that would not be deductible by First Community or the Wholly Owned Bank by reason of Code Section 280G or subject to an excise Tax under Code Section 4999. Neither First Community nor the Wholly Owned Bank have any indemnity obligations for any excise Taxes imposed under Code Section 4999 or for any Taxes of any employee, including the Taxes under Code 409A.

(xiv)    First Community and the Wholly Owned Bank have disclosed on their respective Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Taxes within the meaning of Code Section 6662.

4.15    Environmental Laws and Regulations.

(a)    Except as set forth on Schedule 4.15(a), each of First Community and the Wholly Owned Bank:

(i)    has all environmental approvals, consents, licenses, permits and orders required to conduct the businesses in which it is now engaged; and

(ii)    is in compliance in all material respects with all Environmental Laws.

(b)    Except as set forth on Schedule 4.15(b):

(i)    there are no claims, actions, suits or proceedings pending or, to the knowledge of the First Community, threatened against, or involving, First Community or the Wholly Owned Bank, or any assets of First Community or the Wholly Owned Bank, under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise);

(ii)    no decree, judgment or order of any kind under any of the Environmental Laws has been entered against First Community or the Wholly Owned Bank;

(iii)    Each of First Community and the Wholly Owned Bank:

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(1)    is not a generator or transporter of hazardous waste, or the owner, operator, lessor, sublessor, lessee or, to its knowledge, mortgagee of a treatment, storage, or disposal facility or underground storage tank as those terms are defined under the Resource Conservation and Recovery Act, as amended, or regulations promulgated thereunder, or of real property on which such a treatment, storage or disposal facility or underground storage tank is or was located;

(2)    does not own, operate, lease, or sublease or, has not owned, operated, leased or subleased (A) any facility at which any Hazardous Substances were treated, stored in significant quantities, recycled, disposed or are or were installed or incorporated or (B) any real property on which such a facility is or was located;

(3)    has not arranged for the disposal or treatment, arranged with a transporter for transport for disposal or treatment of Hazardous Substances at any facility from which there is a release or threat of release, or accepts or accepted Hazardous Substances for transport for disposal or treatment at any facility, as those terms are defined under CERCLA; or

(4)    is not the holder of a security interest where the party giving the security is the owner or operator of a treatment, storage or disposal facility, underground storage tank or any facility at which any Hazardous Substances are treated, stored in significant quantities, recycled or disposed and where either First Community or the Wholly Owned Bank participates in management decisions concerning the facility's waste disposal activities.

(c)    To First Community's knowledge, there are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, First Community or the Wholly Owned Bank under any of the Environmental Laws.

4.16    Community Reinvestment Act Compliance. The Wholly Owned Bank has not received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and the Wholly Owned Bank has received a CRA rating of satisfactory or better from the FDIC or other applicable Governmental Authority. To the knowledge of the Wholly Owned Bank, there are no facts or circumstances which would cause the Wholly Owned Bank to fail to comply with such provisions or the Wholly Owned Bank to receive a rating less than satisfactory.

4.17    First Community and the Wholly Owned Bank Regulatory Reports. Since January 1, 2010, First Community and the Wholly Owned Bank have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the FDIC, the IDFPR and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of First Community and the Wholly Owned Bank (the “First Community Regulatory Reports”), except where the failure to timely file any such First Community Regulatory Report did not, or is not reasonably likely to, have a material effect on First Community or the Wholly Owned Bank, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the First Community Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.18    Employee Benefit Plans.

(a)    Schedule 4.18(a) includes a complete and correct list of each ERISA Plan each compensation, consulting, employment or collective bargaining agreement, and each stock

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option, stock purchase, stock appreciation right, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of First Community or the Wholly Owned Bank that First Community or the Wholly Owned Bank maintains or contributes to (or, with respect to any employee pension benefit plan has maintained or contributed to since the date of its incorporation) or to which First Community or the Wholly Owned Bank is a party or by which it is otherwise bound (collectively, together with First Community's ERISA Plans, the “First Community Benefit Plans”). First Community previously has delivered to the Minority Bank true and complete copies of the following with respect to each First Community Benefit Plan, to the extent applicable (i) copies of each First Community Benefit Plan, and all related plan descriptions; (ii) the last three years' Annual Returns on Form 5500; and (iii) other material plan documents. None of the First Community Benefit Plans is a “defined benefit plan” (as defined in Section 414(j) of the Code) and neither First Community nor the Wholly Owned Bank has at any time maintained such a plan. Except as listed on Schedule 4.18(a), First Community or the Wholly Owned Bank has not, and has never had, an ERISA Affiliate.

(b)    Except as set forth on Schedule 4.18(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of First Community or the Wholly Owned Bank under any First Community Benefit Plan or any other increase in the liabilities of First Community or the Wholly Owned Bank under any First Community Benefit Plan as a result of the transactions contemplated by this Agreement.

(c)    Neither First Community nor the Wholly Owned Bank maintains or participates, and has never maintained or participated, in a multiemployer plan within the meaning of Section 3(37) of ERISA. None of First Community or the Wholly Owned Bank or, to First Community's knowledge, any director or employee of First Community or the Wholly Owned Bank, or any fiduciary of any ERISA Plan has engaged in any material transaction in violation of Section 406 or 407 of ERISA or, to First Community's knowledge, any material “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan. Neither First Community nor the Wholly Owned Bank provides and has never provided medical benefits, life insurance or similar welfare benefits to former employees, except as required by Section 601 of ERISA.

(d)    Each of First Community's ERISA Plans that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS or satisfies the provisions of IRS Announcement 2001-77, Section II, if applicable, to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or First Community or the Wholly Owned Bank is otherwise relying on an opinion letter issued to the prototype sponsor), and, to First Community's knowledge, there are no facts or circumstances that would adversely affect the qualified status of any ERISA Plan or the tax-exempt status of any related trust.

(e)    Each First Community Benefit Plan is, and since its inception, has been administered in material compliance with its terms and with all applicable laws, rules and regulations governing such First Community Benefit Plan, including the rules and regulations promulgated by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation and the IRS under ERISA, the Code or any other applicable law, including without limitation the requirement to file Annual Returns on Form 5500. Neither First Community, the Wholly Owned Bank nor any affiliate of First Community or the Wholly Owned Bank that is a fiduciary with respect to any First Community Benefit Plan has breached any of the responsibilities, obligations or duties imposed on it by ERISA. No First Community

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Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any Department of Labor amnesty program, and neither First Community nor the Wholly Owned Bank anticipates any such submission of any First Community Benefit Plan.

(f)    Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to First Community's knowledge, threatened by, on behalf of, or against any of the First Community Benefit Plans or against the administrators or trustees or other fiduciaries of any of the First Community Benefit Plans that alleges a violation of applicable state or federal law. To First Community's knowledge, there is no reasonable basis for any such litigation, claim or assessment.

(g)    No First Community Benefit Plan fiduciary or any other person has, or has had, any liability to any First Community Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any First Community Benefit Plan, including, but not limited to, any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Every First Community Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.

(h)    All accrued contributions and other payments to be made by First Community or the Wholly Owned Bank to any First Community Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Financial Statements. Neither First Community nor the Wholly Owned Bank is in default in performing any of its contractual obligations under any of the First Community Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any First Community Benefit Plan other than liabilities for benefits to be paid to participants in such First Community Benefit Plan and their beneficiaries in accordance with the terms of such First Community Benefit Plan. Except to the extent reserved for and reflected in the Financial Statements in accordance with this subsection (h), neither First Community nor the Wholly Owned Bank has committed to, or announced, a change to any First Community Benefit Plan that increases the cost of the First Community Benefit Plan to First Community or the Wholly Owned Bank.

(i)    No First Community Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other First Community Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(j)    There are no obligations or liabilities, whether outstanding or subject to future vesting, for any post-retirement benefits to be paid to participants under any of the First Community Benefit Plans.

4.19    Technology and Intellectual Property.

(a)    Attached as Schedule 4.19 is a Schedule of Intellectual Property, which sets forth a complete and correct list of all (i) registered trademarks, service marks, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by First Community or the Wholly Owned Bank or used in or necessary to conduct First

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Community's or the Wholly Owned Bank's business as presently conducted. The items on Schedule 4.19, together with all trade secrets, customer lists, business application designs and inventions currently used in or necessary to conduct the business of First Community or the Wholly Owned Bank constitute the “First Community Intellectual Property.”

(b)    Except as set forth on Schedule 4.19, First Community or the Wholly Owned Bank, as applicable, has ownership of, or such other rights by license, lease or other agreement in and to, the First Community Intellectual Property as is necessary to permit each of First Community or the Wholly Owned Bank, as applicable, to use the First Community Intellectual Property in the conduct of its business as presently conducted. Neither First Community nor the Wholly Owned Bank has received notice (whether written or, to the knowledge of First Community, oral) alleging that First Community or the Wholly Owned Bank has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to First Community's knowledge, neither it nor the Wholly Owned Bank has committed any such violation or infringement. Other than as set forth on Schedule 4.19, to First Community's knowledge, there is no reason to believe that, upon consummation of the transactions contemplated hereby, First Community or the Wholly Owned Bank will be in any way more restricted in its use of any of the First Community Intellectual Property than it was on the date hereof, or that use of such First Community Intellectual Property by First Community or the Wholly Owned Bank will, as a result of such consummation, violate or infringe the rights of any person, or subject First Community, the Wholly Owned Bank or the Minority Bank to liability of any kind, under any such contract.

(c)    The First Community IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by First Community or the Wholly Owned Bank, as applicable, in connection with its business, and have not materially malfunctioned or failed within the past three years. “First Community IT Assets” means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by First Community or the Wholly Owned Bank. To the knowledge of First Community, the First Community IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (i) enable or assist any person or entity to access without authorization the First Community IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the knowledge of First Community, no person or entity has gained unauthorized access to the First Community IT Assets. Each of First Community and the Wholly Owned Bank has implemented reasonable back-up and disaster recovery technology consistent with industry practices. To the knowledge of First Community, none of the First Community IT Assets contains any shareware, open source code, or other software the use of which requires disclosure or licensing of any intellectual property.

4.20    Insurance. Attached as Schedule 4.20 is a Schedule of Insurance, which sets forth a complete and correct list of all policies of insurance in which First Community and the Wholly Owned Bank is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations or personnel of First Community and the Wholly Owned Bank, as applicable, or which is owned or carried by First Community or the Wholly Owned Bank. First Community or the Wholly Owned Bank, as applicable, has in full force and effect policies of insurance issued by reputable insurance companies against loss or damage of the kinds and in the amounts identified in the policy summaries, and all premiums and costs with respect thereto are set forth on Schedule 4.20. Neither First Community nor the Wholly Owned Bank has received notice (whether written or, to the knowledge of First Community, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.

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4.21    No Adverse Change. Other than as specifically disclosed in this Agreement, the First Community Financial Statements, or the Schedules delivered pursuant to this Agreement, there has not occurred (a) since June 30, 2012 any Material Adverse Effect on First Community and the Wholly Owned Bank taken as a whole, or (b) any changes or condition, event, circumstance, fact or other occurrence, whether occurring before or since June 30, 2012 that may reasonably be expected to have or result in a Material Adverse Effect on First Community or the Wholly Owned Bank taken as a whole.

4.22    Conduct of Business in Normal Course. Except as set forth on Schedule 4.22 and for actions taken in connection with entering into this Agreement, since December 31, 2011 the businesses of First Community and the Wholly Owned Bank has been conducted only in the Ordinary Course of Business.

4.23    Change in Business Relationships. Since June 30, 2012, neither First Community nor the Wholly Owned Bank has received notice (whether written or, to the knowledge of First Community, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, representative, supplier, vendor or business referral source of First Community or the Wholly Owned Bank intends to discontinue, diminish or change its relationship with First Community or the Wholly Owned Bank, the effect of which would be material to First Community or the Wholly Owned Bank, or (b) that any executive officer of First Community or the Wholly Owned Bank intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to be material to the First Community or the Wholly Owned Bank.

4.24    Brokers' and Finders' Fees. Except as set forth in Schedule 4.24, neither First Community nor the Wholly Owned Bank has incurred any liability for brokerage commissions, finders' fees, or like compensation with respect to the transactions contemplated by this Agreement.

4.25    [Intentionally omitted]

4.26    Section 280G Payments. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment by First Community or the Wholly Owned Bank that would be deemed an “excess parachute payment” under Section 280G of the Code.

ARTICLE V
AGREEMENTS AND COVENANTS

5.1    Conduct of Business.

(a)    During the period commencing on the date hereof and continuing until the Effective Time, the Minority Bank shall conduct the Minority Bank's business in the Ordinary Course of Business consistent with prudent banking practice. Without limiting the foregoing, without the prior written consent of First Community:

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(i)    no change shall be made in the charter or by-laws of the Minority Bank;

(ii)    except with respect to the exercise of any Minority Bank Option, no change shall be made in the capitalization of the Minority Bank or in the number of issued and outstanding shares of Minority Bank Common Stock or Minority Bank Options;

(iii)    the compensation of officers or key employees of Minority Bank shall not be increased, nor any bonuses paid, provided, however, the Minority Bank may make increases to compensation and authorize bonuses in a manner consistent with the Minority Bank's historical practice and Ordinary Course of Business;

(iv)    (A) no Loan, or renewal of a Loan, in the amount of $2,500,000 or more (including Loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $2,500,000), (B) no restructuring of a Loan, in the amount of $2,500,000 or more, and (C) no disposition of Other Real Estate Owned with a carrying value of $1,000,000 or more, shall be made by the Minority Bank except after delivering to the Review Committee a complete loan package or Other Real Estate Owned package, as applicable, for such Loan or Other Real Estate Owned in a form consistent with the Minority Bank's policies and practice, and obtaining the Review Committee's prior consent, which consent shall not be unreasonably withheld or delayed and shall be deemed given if the Review Committee shall have not responded to the Minority Bank's request within two business days after receipt of such complete loan/Other Real Estate Owned package, and such Loan, renewal, restructuring or disposition shall be made in the Ordinary Course of Business consistent with prudent banking practices, the Minority Bank current loan policies and applicable rules and regulations of applicable Governmental Authorities with respect to amount, term, security and quality of such borrower's or borrowers' credit;

(v)    no dividends or other distributions shall be declared or paid by the Minority Bank to the extent it would cause the minimum net worth of the Minority Bank to fall below well-capitalized status, as defined by applicable FDIC regulations, or as would not be permitted under applicable law;

(vi)    the Minority Bank shall use its commercially reasonable efforts to maintain its present insurance coverage in respect to its properties and business;

(vii)    no significant changes shall be made in the general nature of the business conducted by the Minority Bank;

(viii)    no employment, consulting or similar agreements shall be entered into by the Minority Bank that are not terminable by the Minority Bank on 30 days' or less notice without penalty or obligation;

(ix)    the Minority Bank shall not take any action that would result in a termination, partial termination, curtailment, discontinuance of a Benefit Plan or merger of any Benefit Plan into another plan or trust;

(x)    the Minority Bank shall not fail to file any Tax Returns in a timely manner and shall not make any application for or consent to any extension of time for filing any Tax Return or any extension of the period of limitations applicable thereto;

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(xi)    except as set forth on Schedule 5.1(a)(xi), the Minority Bank shall not make any expenditure for fixed assets in excess of $50,000 for any single item, or $250,000 in the aggregate, or shall enter into leases of fixed assets having an annual rental in excess of $50,000;

(xii)    Minority Bank shall not incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the Ordinary Course of Business consistent with prudent banking practices and the Minority Bank's current policies;

(xiii)    Minority Bank shall not do or fail to do anything that will cause a breach by the Minority Bank of, or default by Minority Bank under, any Minority Bank Material Contract;

(xiv)    the Minority Bank shall not engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A) or any transaction of the kind referred to in Section 3.12, unless the Minority Bank has complied with Sections 23A and B of the Federal Reserve Act;

(xv)    the Minority Bank shall only purchase or invest in obligations as authorized by the Minority Bank's Investment Policy and Investment Guidelines as of the date hereof;

(xvi)    except for short term borrowings (not to exceed 90 days) to meet the Minority Bank's liquidity needs, the Minority Bank shall not incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Minority Bank or guarantee any debt securities of another Person; and

(xvii)    no changes of a material nature shall be made in Minority Bank's accounting procedures, methods, policies or practices or the manner in which the Minority Bank maintains their records.

(b)    During the period commencing on the date hereof and continuing until the Effective Time, First Community and the Wholly Owned Bank shall conduct their respective business in the Ordinary Course of Business consistent with prudent banking practice. Without limiting the foregoing, without the prior written consent of the Minority Bank:

(i)    no change shall be made in the charter or by-laws of First Community or the Wholly Owned Bank;

(ii)    except with respect to transactions contemplated by this Agreement, including the offering referred to Section 7.11 and Section 8.9, no change shall be made in the capitalization of First Community or the Wholly Owned Bank or in the number of issued and outstanding shares of First Community Common Stock or capital stock of the Wholly Owned Bank;

(iii)    the compensation of officers or key employees of First Community or the Wholly Owned Bank shall not be increased, nor any bonuses paid, provided, however, First Community or the Wholly Owned Bank may make increases to compensation and authorize bonuses in a manner consistent with First Community or the Wholly Owned Bank's historical practice and Ordinary Course of Business;

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(iv)    (A) no Loan, or renewal of a Loan, in the amount of $2,500,000 or more (including Loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $2,500,000), (B) no restructuring of a Loan, in the amount of $2,500,000 or more, and (C) no disposition of Other Real Estate Owned with a carrying value of $1,000,000 or more, shall be made by the Wholly Owned Bank except after delivering to the Review Committee a complete loan package or Other Real Estate Owned package, as applicable, for such Loan or Other Real Estate Owned in a form consistent with the Wholly Owned Bank's policies and practice, and obtaining the Review Committee's prior consent, which consent shall not be unreasonably withheld or delayed and shall be deemed given if the Review Committee shall have not responded to the Wholly Owned Bank's request within two business days after receipt of such complete loan/Other Real Estate Owned package, and such Loan, renewal, restructuring or disposition shall be made in the Ordinary Course of Business consistent with prudent banking practices, the Wholly Owned Bank current loan policies and applicable rules and regulations of applicable Governmental Authorities with respect to amount, term, security and quality of such borrower's or borrowers' credit;

(v)    no dividends or other distributions shall be declared or paid by the Wholly Owned Bank to the extent it would cause the minimum net worth of the Wholly Owned Bank to fall below well-capitalized status, as defined by applicable FDIC regulations, or as would not be permitted under applicable law;

(vi)    each of First Community and the Wholly Owned Bank shall use its commercially reasonable efforts to maintain its present insurance coverage in respect to its properties and business;

(vii)    no significant changes shall be made in the general nature of the business conducted by First Community or the Wholly Owned Bank;

(viii)    no employment, consulting or similar agreements shall be entered into by First Community or the Wholly Owned Bank that are not terminable by First Community or the Wholly Owned Bank on 30 days' or less notice without penalty or obligation;

(ix)    except as set forth on Schedule 5.1(b)(ix), First Community or the Wholly Owned Bank shall not take any action that would result in a termination, partial termination, curtailment, discontinuance of a Benefit Plan or merger of any Benefit Plan into another plan or trust;

(x)    each of First Community and the Wholly Owned Bank shall not fail to file any Tax Returns in a timely manner and shall not make any application for or consent to any extension of time for filing any Tax Return or any extension of the period of limitations applicable thereto;

(xi)    except as set forth on Schedule 5.2(b)(xi), each of First Community and the Wholly Owned Bank shall not make any expenditure for fixed assets in excess of $50,000 for any single item, or $250,000 in the aggregate, or shall enter into leases of fixed assets having an annual rental in excess of $50,000;

(xii)    each of First Community and the Wholly Owned Bank shall not incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the Ordinary Course of Business consistent with prudent banking practices and First Community or the Wholly Owned Bank current policies;

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(xiii)    each of First Community and the Wholly Owned Bank shall not do or fail to do anything that will cause a breach by First Community or the Wholly Owned Bank of, or default by First Community or the Wholly Owned Bank under, any First Community Material Contract;

(xiv)    the Wholly Owned Bank shall not engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A) or any transaction of the kind referred to in Section 3.12, unless the Wholly Owned Bank has complied with Sections 23A and B of the Federal Reserve Act;

(xv)    the Wholly Owned Bank shall only purchase or invest in obligations as authorized by the Wholly Owned Bank's Investment Policy and Investment Guidelines as of the date hereof;

(xvi)    except with respect to transactions contemplated by this Agreement, including the offering referred to Section 7.11 and Section 8.9, and short term borrowings (not to exceed 90 days) to meet the Wholly Owned Bank's liquidity needs, neither First Community nor the Wholly Owned Bank shall incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of First Community or the Wholly Owned Bank or guarantee any debt securities of another Person; and

(xvii)    no changes of a material nature shall be made in First Community or the Wholly Owned Bank's accounting procedures, methods, policies or practices or the manner in which First Community or the Wholly Owned Bank maintains its records.

(c)    Review Committee. For purposes of this Agreement, the “Review Committee” shall consist of Larry Dolosic, Chief Credit Officer of Burr Ridge Bank and Trust, John Slade, Chief Credit Officer of First Community Bank of Plainfield, Jack O'Brien, Chief Credit Officer of the Minority Bank, Michael Nolan, Chief Credit Officer of the Wholly Owned Bank, and Patrick Roe, Chief Executive Officer of First Community. All new Loan, renewal, restructuring or disposition requests submitted pursuant to Section 5.1(a)(iv) or (b)(iv) shall be submitted to Patrick Roe at proe@fcbhl.com and Larry Dolosic at ldolosic@brbank.com and such individuals shall distribute such request to the other members of the Review Committee. If a majority of all of the members of the Review Committee approve of any new Loan, renewal, restructuring or disposition request submitted pursuant to Section 5.1(a)(iv) or (b)(iv), such new Loan, renewal, restructuring or disposition request shall be deemed approved for purposes of such section.

5.2    Access to Information.

(a)    To the extent permissible under applicable law and pending the Closing, representatives of each Party shall, during normal business hours and on reasonable advance notice to another Party, be given full access to a Party's records and business activities and be afforded the opportunity to observe its business activities and consult with its officers and employees regarding the same on an ongoing basis (without limiting the foregoing, to verify compliance by a Party with all terms of this Agreement); provided, however, that the foregoing actions do not interfere with the business operations of any Party.

(b)    Any Party will use such information as is provided to it by another Party, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of such Party and for such other purposes as may be related to this Agreement, and each Party will, and will

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direct all of their respective agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of the letter agreement regarding confidentiality entered into among First Community, the Wholly Owned Bank and the Minority Bank dated May 23,2012 (the “Confidentiality Agreement”).

5.3    Meeting of Stockholders of the Minority Bank. As soon as practicable after the date of this Agreement and the effectiveness of the Registration Statement pursuant to Section 5.4, the Minority Bank shall call and hold a meeting of its stockholders for the purpose of voting upon this Agreement, the Merger and the transactions herein contemplated in accordance with the Minority Bank's charter, by-laws and the Illinois Banking Act (the “Stockholders Meeting”). The Minority Bank Board subject to its fiduciary duties, shall recommend approval of this Agreement and the Merger to the stockholders of the Minority Bank.

5.4    Registration Statement and Regulatory Filings.

(a)    First Community shall file with the Commission within 75 days after the execution of this Agreement or as soon as practicable after the end of such 75 day period, a registration statement on an appropriate form under the Securities Act covering the First Community Common Stock to be issued pursuant to this Agreement and shall use its reasonable and diligent efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such registration statement and any amendments and supplements thereto are referred to herein as the “Registration Statement.” The Registration Statement shall include a Proxy Statement/Prospectus reasonably acceptable to First Community, the Wholly Owned Bank and the Minority Bank, prepared by First Community, the Wholly Owned Bank and the Minority Bank for use in connection with the meeting of stockholders of the Minority Bank referred to in Section 5.3, all in accordance with the rules and regulations of the Commission. First Community shall, as soon as practicable after the execution of this Agreement, make all filings, if any, required to obtain all blue sky permits, authorizations, consents or approvals required for the issuance of First Community Common Stock. In advance of filing the Registration Statement, First Community shall provide the Minority Bank and its counsel with a copy of the Registration Statement and provide an opportunity to comment thereon, and thereafter shall promptly advise the Minority Bank and its counsel of any material communication received by First Community or its counsel from the Commission with respect to the Registration Statement. None of the information furnished by First Community, the Wholly Owned Bank or the Minority Bank for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document filed with the Commission or any state securities commission, at the respective times at which such documents are filed with the Commission or such state securities commission, or, in the case of the Registration Statement, when it becomes effective, or in the case of the Proxy Statement/Prospectus, when mailed or at the time of the Stockholders Meeting, shall be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b)    First Community and the Wholly Owned Bank, within 30 days following execution and delivery of this Agreement, will file the Merger Application and take all other appropriate actions (except as otherwise specified in Section 5.4(a) above) necessary to obtain the regulatory approvals referred to in Sections 7.3 and 8.3 hereof, and the Minority Bank will use all reasonable and diligent efforts to assist in obtaining all such approvals. The obligation to take all appropriate actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any Governmental Authority or other party that are not acceptable to First Community, the Wholly Owned Bank or the Minority Bank, each in its sole reasonable discretion, or to change the business practices of First Community, the Wholly Owned Bank

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or the Minority Bank, or any of their respective subsidiaries in a manner not acceptable to First Community, the Wholly Owned Bank or the Minority Bank, each in its sole reasonable discretion. In advance of filing any applications for such regulatory approvals, First Community and the Wholly Owned Bank shall provide the Minority Bank and its counsel with a copy of such applications (but excluding any information contained therein regarding First Community or the Wholly Owned Bank and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise the Minority Bank and its counsel of any material communication received by First Community or its counsel from any regulatory authorities with respect to such applications. In addition, to the extent that any meetings with a Governmental Authority are scheduled in connection with such regulatory applications, First Community shall (a) advise the Minority Bank of such meeting and (b) shall invite a representative of the Minority Bank to attend such regulatory meeting subject to confidentiality considerations of First Community and the receipt of permission from such Governmental Authority.

5.5    Reasonable and Diligent Efforts. The Parties shall use reasonable and diligent efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. None of the Parties will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement (including any action that would impair or impede the timely obtainment of the regulatory approvals referenced in Sections 7.3 and 8.3) or that would cause any of the representations contained herein to be or become untrue.

5.6    Business Relations and Publicity. Each Party hereto shall use reasonable and diligent efforts to preserve its respective reputation and relationship with suppliers, clients, customers, employees, and others having business relations with such Party. First Community, the Wholly Owned Bank and the Minority Bank shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by applicable law or by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system, or with respect to employee meetings, no Party shall issue any press release, publicity statement or other public notice or communication, whether written or oral, relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed. The Minority Bank shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of First Community to the content of any communication to the Minority Bank's stockholders.

5.7    No Conduct Inconsistent with this Agreement.

(a)    The Minority Bank shall not during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting the Minority Bank (or the securities or assets of either) that, if effected, would constitute an acquisition of control of the Minority Bank (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal. Notwithstanding the foregoing, the Minority Bank may provide information at the request of, or enter into discussions with, a third party with respect to an acquisition proposal that was not, directly or indirectly, after the date hereof, made, encouraged, solicited or assisted by the Minority Bank, but only to the extent that the Minority Bank Board determines, in good faith, that the exercise of its fiduciary duties to the Minority Bank stockholders under applicable law, as advised by its counsel, requires it to take such action.

(b)    In addition to the obligations of the Minority Bank set forth in Section 5.7(a), the Minority Bank shall immediately advise First Community orally and in writing of (i) any

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request for information or of any Acquisition Proposal that the Minority Bank receives from another party, (ii) the material terms and conditions of such request or Acquisition Proposal and (iii) the identity of the person or entity making such request or Acquisition Proposal. The Minority Bank shall keep First Community reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

5.8    Loans; Loan Charge-Off; Pre-Closing Loan Review.

(a)    Between the date hereof and the Closing Date, each Bank shall provide to the other Bank a weekly a written report of new Loans made by such Bank of $750,000 or more.

(b)    Each Bank, prior to the Closing Date, shall write off all Loans of such Bank that are required to be written off by such Bank's regulators or that, in conformity with past practices and policies of such Bank and GAAP, should be written off as Loan losses.

(c)    Each Bank shall make available to the other Bank full information regarding the status of each Loan contained in its respective the Loan portfolio, as of a date not more than 15 days prior to the Closing Date.

(d)    First Community, the Wholly Owned Bank and the Minority Bank shall negotiate in good faith regarding the write down, in conformity with the provisions of Section 5.8(b) above, of potential Loan losses (net of reasonably conservative estimates of collateral recoveries and of applicable reserves) identified by a Bank to the other Bank pursuant to Section 5.8(b); provided, however, that: (i) a Bank shall not be required to take any actions as a result of such good faith negotiations (1) more than five days prior to the Closing Date and (2) until such time as such Bank shall have received reasonable assurances that all conditions precedent to the other Parties' obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied; (ii) any such actions taken as a result of such good faith negotiation (1) shall not have any effect on the representations and warranties under Section 3.8 made by the Minority Bank, or under Section 4.8 made by the Wholly Owned Bank, as of the date of this Agreement; and (iii) nothing in this Section 5.8 shall require such Bank to make any additional provision to its reserve for loan losses so long as such reserve, determined as described in Section 3.8 or Section 4.8, as applicable, and in compliance with the second sentence of Section 5.10 below, is adequate and not less than 2% of such Bank's total Loans (gross Loans less unearned discounts); provided, further, that the Minority Bank agrees and acknowledges that First Community and the Wholly Owned Bank are subject to requirements similar to the provisions set forth in this Section 5.8(d) under that certain (x) Agreement and Plan of Merger by and among First Community, the Wholly Owned Bank and Burr Ridge Bank and Trust dated as of the date hereof, (y) Agreement and Plan of Merger by and among First Community, Interim First Community Bank of Plainfield and First Community Bank of Plainfield dated as of the date hereof, and (z) Agreement and Plan of Merger by and among First Community, the Wholly Owned Bank and First Community Bank of Plainfield dated as of the date hereof (collectively, the “Other Merger Agreements”), and that any negotiation or write down of a Loan loss by First Community or the Wholly Owned Bank pursuant to this Section 5.8(d) will also need to comply with the similar requirements set forth in the Other Merger Agreements.

5.9    Untrue Representations and Warranties. During the term of this Agreement, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that would cause one or more of such Party's representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date then:

(a)    such Party shall promptly give detailed written notice thereof to the other Parties; and

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(b)    such Party shall use reasonable and diligent efforts to take actions to make such representations and warranties true, unless the same shall have been waived in writing by the other Parties.

5.10    Interim Financial Statements. Prior to the Closing Date, First Community and the Wholly Owned Bank, on the one hand, and the Minority Bank, on the other hand, shall deliver to the other Party a monthly balance sheet, income statement and statement of stockholders' equity of as of the end of each month as promptly as practicable after they become available. Such monthly financial statements shall be prepared consistent with past practice and in conformity in all material respects with GAAP (excluding footnote disclosure) applied on a basis consistent with the Financial Statements.

5.11    Dissent Process. The Minority Bank will give to First Community prompt notice of any written notice relating to the exercise of appraisal rights granted under the Illinois Banking Act, including the name of the dissenting stockholder and the number of shares of Minority Bank Common Stock to which the dissent relates. First Community will have the right to participate in all negotiations and proceedings relating thereto. The Minority Bank will not make any payment with respect to, or settle or offer to settle, any appraisal demands without First Community's prior written consent.

5.12    Section 368(a) Reorganization. Either prior to or after the Closing Date, none of the Parties shall take or cause to be taken any action, or omit to take any action or cause any omission, which would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code. The Parties agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby, if such steps are necessary or advisable to qualify the transaction contemplated hereby as a reorganization under Section 368(a) of the Code; provided, however, nothing in this Section 5.12. shall be deemed to require the Parties to take any steps that will increase the Per Share Merger Consideration.

5.13    Minority Bank Options. Notwithstanding anything contained in this Agreement to the contrary, First Community and the Minority Bank each acknowledge and agree that any holder of a Minority Bank Option may, at any time prior to the Closing Date, exercise such option in accordance with its terms and conditions.

5.14    Transfer of Data. From the date of this Agreement until the Effective Time, the Parties will work in good faith in planning a conversion to transition the business of the Minority Bank to the Wholly Owned Bank including the transition of the Minority Bank's electronic data (including data delivered pursuant to ancillary delivery channels, such as internet banking and bill pay, debit card and all other systems determined beyond the CBS/Signature system) to an electronic file format mutually agreeable to the Parties on the Closing Date. Each Party shall pay its own cost relating to such conversion.

5.15    Director and Officer Indemnification and Liability Coverage.  First Community agrees to cause the Wholly Owned Bank, or its successor in interest, for a period of six years after the Effective Time to indemnify, and advance expenses on behalf of, as provided under the charter and bylaws of the Minority Bank in effect as of the date hereof, the current and past directors and officers of the Minority Bank (including those individuals who will not serve as directors or officers of the Surviving Bank or First Community following the Effective Time) (collectively, the “Indemnified Persons”) for all actions taken by them prior to the Effective Time in their respective capacities as directors and officers of the Minority Bank to the same extent as the indemnification provided by the Minority Bank to such directors and officers immediately prior to the Effective Time.  In addition, First Community agrees that for a period of six years after the Effective Time, First Community shall cause to be maintained director's

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and officer's liability insurance with respect to actions and omissions of the Indemnified Persons occurring on or prior to the Effective Time, which is substantially similar to the Minority Bank's current director's and officer's liability insurance in effect immediately prior to the Effective Time; provided, however, that in no event shall First Community be required to expend in any one year an amount in excess of three hundred percent (300%) (the “Insurance Amount”) of the annual premiums currently paid by First Community for such insurance, and further provided that if First Community is unable to maintain insurance called for by this Section 5.15, First Community shall obtain as much comparable insurance for the Indemnified Persons for the Insurance Amount and such comparable insurance for the Indemnified Persons shall not be materially different from the insurance coverage provided to the then current directors and officers of the Surviving Bank and First Community; provided, further, that in lieu of or in addition to maintaining such director's and officer's liability insurance, First Community agrees to use its reasonable best efforts to purchase, at a price reasonably acceptable to First Community, at or prior to the Effective Time a “tail” insurance policy for a period of six years, underwritten by an insurance company reasonably acceptable to First Community, with respect to actions and omissions of the Indemnified Persons occurring on or prior to the Effective Time.  This Section 5.15 shall survive the Effective Time, is intended to benefit each Indemnified Person (each of whom shall be entitled to enforce this Section 5.15 against First Community and the Surviving Bank), and shall be binding on all successors and assigns of First Community and the Surviving Bank.

5.16    Further Assurances. On and after the Closing Date, each Party hereto shall give such reasonable further assurances to the other Parties hereto and, upon the reasonable request of another Party hereto, shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be reasonably necessary and appropriate to effectively consummate the Merger in accordance with the terms of this Agreement.

ARTICLE VI
EMPLOYEE BENEFIT MATTERS

6.1    Benefit Plans. Schedule 6.1 lists all of the employees of the Minority Bank (the “Employees”). First Community, the Wholly Owned Bank and the Minority Bank Board shall together review the Minority Bank Benefit Plans and the coverages provided thereunder. The Minority Bank Board shall cause the Minority Bank to terminate effective as of the Closing Date the Minority Bank Stock Incentive Plan.

6.2    No Rights or Remedies. Nothing in this Article shall confer upon any employee of any Party or his or her legal representative, any rights or remedies, including any right to employment, or continued employment, for any specified period, or any nature or kind whatsoever under or by reason of this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT TO
OBLIGATIONS OF FIRST COMMUNITY AND THE WHOLLY OWNED BANK

Unless the conditions are waived by First Community or the Wholly Owned Bank, as applicable, all obligations of First Community or the Wholly Owned Bank, as applicable, under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

7.1    Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in Article III of this Agreement that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and

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warranties contained in Article III that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be tested as of such earlier date. The Minority Bank shall have performed in all material respects all agreements herein required to be performed by the Minority Bank on or before the Closing.

7.2    Closing Certificate. First Community shall have received a certificate of the Minority Bank signed by a senior executive officer of the Minority Bank, dated as of the Closing Date, certifying in such detail as First Community may reasonably request, as to the fulfillment of the conditions set forth in Section 7.1.

7.3    Regulatory and Other Approvals. First Community and the Wholly Owned Bank shall have obtained the approval of all appropriate Governmental Authorities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

7.4    Approval of Merger and Delivery of Agreement. This Agreement and the Merger shall have been approved by the stockholders of the Minority Bank in accordance with the Minority Bank's charter, by-laws and the Illinois Banking Act. The holders of not more than 5% of the shares of Minority Bank Common Stock shall have given written demand for dissenter's rights in accordance with the Illinois Banking Act.

7.5    Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of First Community Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or threatened in writing.

7.6    No Litigation. No suit or other action shall have been instituted or threatened in writing seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that First Community or the Wholly Owned Bank believes, in good faith and with the written advice of outside counsel, makes it undesirable or inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that the Minority Bank has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Material Adverse Effect on the Minority Bank.

7.6    Employment Agreement. The employment agreement by and between Patrick Roe and the Minority Bank, dated as of September 27, 2010, shall be terminated as of Closing and Patrick Roe and the bank that survives the mergers contemplated by this Agreement and the Other Merger Agreements shall have entered into an amended and restated employment agreement and in a form substantially similar to Exhibit E, with such changes as mutually agreed to by the parties to such agreements on or prior to the mailing of the Proxy Statement/Prospectus.

7.7    Opinion of Counsel. First Community shall have received the opinion of Vedder Price P.C., counsel for the Minority Bank, dated as of the Closing Date, and in a form substantially similar to Exhibit F and reasonably satisfactory to First Community and its counsel.

7.8    No Adverse Changes. Between the date of this Agreement and the Closing Date, the business of the Minority Bank shall have been conducted in the Ordinary Course of Business, in all

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respects consistent with prudent banking practices, and there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, that would have a Material Adverse Effect on the Minority Bank.

7.9    Consents. The Minority Bank shall have obtained or caused to be obtained all written consents under those Material Contracts set forth on Schedule 3.5.

7.10    Offering. At or prior to Closing, First Community shall have completed an offering of its securities in an amount and form acceptable to First Community in light of its regulatory, capital and other requirements.

7.11    Minimum Net Worth. The Minority Bank shall have delivered to First Community a balance sheet as of the Closing Date (the “Minority Bank Closing Balance Sheet”), prepared in conformity with past practices and policies of the Minority Bank and GAAP applied on a basis consistent with the preparation of the Minority Bank Financial Statements, which shall reflect that stockholders' equity in the Minority Bank, adjusted to reflect the following adjustments, specifications and charges (which adjustments, specifications and charges are separate conditions hereunder and shall be made by the Minority Bank on or prior to the Closing Date), shall be equal to or greater than the sum of $4,648,000 (the “Minority Bank Minimum Net Worth”):

(a)    the Minority Bank Closing Balance Sheet shall reflect accruals for, on an after-tax basis as appropriate, (i) any professional fees and expenses (including legal, investment banking and accounting fees) actually incurred by the Minority Bank in connection with this Agreement and the transactions contemplated hereby, and (ii) any change of control payments due to any officers, directors or employees under any change in control, deferred compensation, employment or other agreements with the Minority Bank as a result of the Merger, which shall be paid or accrued by the Minority Bank concurrently with the Closing; and

(b)    any changes in the “Other Comprehensive Income” account recorded as equity after June 30, 2012 shall be disregarded for purposes of determining the Minority Bank Minimum Net Worth.

7.12    Simultaneous Merger Transactions. Each of the conditions to the transactions contemplated by the Other Merger Agreements shall have been satisfied or shall be capable of being satisfied concurrent with the Closing.

7.13    Other Documents. First Community and the Wholly Owned Bank shall have received at the Closing such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by the Minority Bank with the terms and conditions of this Agreement.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS
OF THE MINORITY BANK

Unless the conditions are waived by the Minority Bank, all obligations of the Minority Bank under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

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8.1    Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in Article IV of this Agreement that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in Article IV that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be tested as of such earlier date. First Community and the Wholly Owned Bank shall have performed in all material respects all agreements herein required to be performed by First Community or the Wholly Owned Bank, as applicable, on or before the Closing.

8.2    Closing Certificates. The Minority Bank shall have received certificates signed by a senior executive officer of each of First Community and the Wholly Owned Bank dated as of the Closing Date, certifying in such detail as the Minority Bank may reasonably request, as to the fulfillment of the conditions set forth in Section 8.1.

8.3    Regulatory and Other Approvals. First Community and the Wholly Owned Bank shall have obtained the approval of all appropriate Governmental Authorities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

8.4    Approval of Merger and Delivery of Agreement. This Agreement and the Merger shall have been approved by the stockholders of the Minority Bank in accordance with the Minority Bank's charter, by-laws and the Illinois Banking Act.

8.5    Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of First Community Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.

8.6    No Litigation. No suit or other action shall have been instituted or threatened in writing seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that the Minority Bank believes, in good faith and with the written advice of outside counsel, makes it undesirable or inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that First Community or the Wholly Owned Bank has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Material Adverse Effect on First Community or the Wholly Owned Bank.

8.7    Opinions of Counsel.

(a)    The Minority Bank shall have received the opinion of Schiff Hardin LLP, special counsel for First Community and the Wholly Owned Bank, dated as of the Closing Date, and in a form substantially similar to Exhibit G and reasonably satisfactory to the Minority Bank and its counsel.

(b)    The Minority Bank shall have received the opinion of Vedder Price P.C., counsel for the Minority Bank, dated as of the Closing Date, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, that the Minority Bank, First Community and the Wholly Owned Bank will each be a party to such reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by the holders of shares of

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Minority Bank Common Stock upon the receipt of shares of First Community Common Stock in exchange for their shares of Minority Bank Common Stock, except to the extent of any cash received in lieu of a fractional share of First Community Common Stock. Such opinion shall be based on customary assumptions and such representations as Vedder Price P.C. may reasonable request of the Parties, and each Party will cooperate to make and certify the accuracy of such representations.

8.8    No Adverse Changes. Between the date of this Agreement and the Closing Date, the business of First Community Bank and the Wholly Owned Bank shall have been conducted in the Ordinary Course of Business, in all respects consistent with present banking practices, and there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement that would have a Material Adverse Effect on First Community or the Wholly Owned Bank.

8.9    Offering. At or prior to Closing, First Community shall have completed an offering of its securities in an amount and form acceptable to First Community in light of its regulatory, capital and other requirements.

8.10    Minimum Net Worth. The Wholly Owned Bank shall have delivered to the Minority Bank a balance sheet as of the Closing Date (the “Wholly Owned Bank Closing Balance Sheet”), prepared in conformity with past practices and policies of the Wholly Owned Bank and GAAP applied on a basis consistent with the preparation of the Wholly Owned Bank Financial Statements, which shall reflect that stockholders' equity in the Wholly Owned Bank, adjusted to reflect the following adjustments, specifications and charges (which adjustments, specifications and charges are separate conditions hereunder and shall be made by the Wholly Owned Bank on or prior to the Closing Date), shall be equal to or greater than the sum of $40,973,000, (the “Wholly Owned Bank Minimum Net Worth”):

(a)    the Wholly Owned Bank Closing Balance Sheet shall reflect accruals for, on an after-tax basis as appropriate, (i) any professional fees and expenses (including legal, investment banking and accounting fees) actually incurred by the Wholly Owned Bank in connection with this Agreement and the transactions contemplated hereby, and (ii) any change of control payments due to any officers, directors or employees under any change in control, deferred compensation, employment or other agreements with the Wholly Owned Bank as a result of the Merger, which shall be paid or accrued by the Wholly Owned Bank concurrently with the Closing; and

(b)    any changes in the “Other Comprehensive Income” account recorded as equity after June 30, 2012 shall be disregarded for purposes of determining the Wholly Owned Bank Minimum Net Worth.

8.11    Simultaneous Merger Transactions. Each of the conditions to the transactions contemplated by the Other Merger Agreements shall have been satisfied or shall be capable of being satisfied concurrent with the Closing.

8.12    Other Documents. The Minority Bank shall have received at the Closing all such other customary documents, certificates, or instruments as it may have reasonably requested evidencing compliance by First Community or the Wholly Owned Bank with the terms and conditions of this Agreement.

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ARTICLE IX
NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1    Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for those covenants or agreements contained herein which by their terms apply in whole or in part after the Effective Time.

ARTICLE X
TRANSITIONAL MATTERS

10.1    Notification to Customers and Transitional Matters.

(a)    On and after the date hereof through the Closing Date, the Parties shall make reasonable efforts to work together on all operational and transitional matters related to the merger of the Minority Bank and the Wholly Owned Bank's operations on the Closing Date.

(b)    On such date as the parties may agree, or in the absence of such an agreement on the date which is 30 days (or if such date shall not be a business day, the next preceding business day) prior to the expected Closing Date, the Minority Bank and the Wholly Owned Bank will notify all customers of the Minority Bank of the pending Merger. This notice will be in a form acceptable to the Parties and in compliance with all federal regulations. The Minority Bank and the Wholly Owned Bank hereby acknowledge and agree that the notices and other communications to Minority Bank customers contemplated hereby will include information concerning any plans the Wholly Owned Bank may have, after the Closing Date, to change the terms and conditions with regard to the deposits, and the Wholly Owned Bank and the Minority Bank will agree as to the description of any such changes included in any such notices or communications prior to their distribution to the Minority Bank customers. The cost of such notice shall be borne by the Wholly Owned Bank. The Minority Bank will cooperate with the Wholly Owned Bank in providing such other notices to the Minority Bank customers as the Wholly Owned Bank may reasonably request. In addition, the Wholly Owned Bank may, at its own expense, after the date on which all regulatory or other approvals contemplated by this Agreement have been received by the appropriate parties or earlier with the written consent of the Minority Bank, communicate with and deliver information, brochures, bulletins, press releases and other communications to the Minority Bank's customers concerning the transactions contemplated by this Agreement and concerning the business and operations of the Wholly Owned Bank; provided, however, that all such communications shall be subject to the approval by the Minority Bank, which shall not be unreasonably withheld. In addition, the Minority Bank may provide notices to its customers after the date of this Agreement until the Closing related to the transactions contemplated herein; provided, that the Minority Bank shall first provide First Community with a copy of such proposed notice for approval prior to sending such notice to the customers of the Minority Bank (First Community shall not unreasonably withhold or delay its approval of such notices).

ARTICLE XI
GENERAL

11.1    Expenses. Except as otherwise provided in this Section 11.1, all costs and expenses incurred in the consummation of this transaction, including any brokers' or finders' fees, shall be paid by the Party incurring such cost or expense. Each of First Community and the Minority Bank shall bear and pay one-half of the costs and expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus, excluding legal and accounting fees and expenses related thereto which shall be borne and paid by the Party incurring such fees and expenses. Registration Statement filing fees to be paid to the Commission shall be borne and paid by First Community. All costs and

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expenses reasonably estimated to have been incurred by the Minority Bank shall be either paid or accrued for on or prior to the Closing Date. Whether or not the Merger provided for herein is approved, First Community, the Wholly Owned Bank and the Minority Bank will pay the expenses of examination by the IDFPR and the FDIC.

11.2    Termination. This Agreement may be terminated:

(a)    at any time by written agreement among First Community, the Wholly Owned Bank and the Minority Bank;

(b)    by either First Community and the Wholly Owned Bank, on the one hand, or the Minority Bank, on the other hand, if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its material obligations under this Agreement) by March 31, 2013, or such later date agreed to by the Parties, provided, however, that such termination date shall automatically be extended until May 31, 2013, if the sole impediment to Closing is a delay in either (i) the determination of the effectiveness of the Registration Statement or (ii) the FDIC's and IDFPR's approval of the Merger Application;

(c)    by First Community and the Wholly Owned Bank by written notice to the Minority Bank, if (i) any of the conditions in Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of First Community or the Wholly Owned Bank to comply with its obligations under this Agreement); and (ii) First Community and the Wholly Owned Bank have not waived such condition on or before the Closing Date; or

(d)    by the Minority Bank by written notice to First Community and the Wholly Owned Bank, if (i) any of the conditions in Article VIII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Minority Bank to comply with its obligations under this Agreement); and (ii) the Minority Bank has not waived such condition on or before the Closing Date.

Any termination of this Agreement shall not affect any rights accrued prior to such termination.

11.3    Confidential Information. First Community, the Wholly Owned Bank and the Minority Bank each covenant that, in the event the transactions contemplated by this Agreement are not consummated, each such Party will keep in strict confidence and return all documents containing any information concerning the properties, business, and assets of the other Parties that may have been obtained in the course of negotiations or examination of the affairs of each other Party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources), except to the extent that disclosure is required by judicial process or governmental or regulatory authorities.

11.4    Non-Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, First Community or the Wholly Owned Bank may assign their respective rights hereunder to another wholly owned subsidiary of First Community. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

11.5    Notices. All notices, requests, demands, and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in

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person, (b) the third business day after being deposited in the United States mail, registered or certified mail (return receipt requested), or (c) the first business day after being deposited with Federal Express or any other recognized national overnight courier service, in each case addressed as follows:

(i)	If to the Minority Bank, addressed to:

First Community Bank of Homer Glen & Lockport
13901 South Bell Road
Homer Glen, Illinois 60491
Attention: President

with a copy to:
Vedder Price P.C.
222 N. LaSalle Street, Suite 2600
Chicago, Illinois 60601
Attention: Daniel C. McKay, II

(ii)    If to First Community or the Wholly Owned Bank, addressed to:
First Community Financial Partners, Inc.
2801 Black Road
Joliet, Illinois 60435
Attention: President

with a copy to:
Schiff Hardin LLP
233 S. Wacker, Suite 6600
Chicago, Illinois 60606
Attention: Christopher Zinski

11.6    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

11.7    Knowledge. References in this Agreement to the “knowledge” of a party shall mean, with respect to a natural person, the actual knowledge of such person after reasonable investigation and with respect to (i) the Minority Bank, the actual knowledge of the president, chief financial officer and chief credit officer of the Minority Bank after reasonable investigation, (ii) First Community, the actual knowledge of the chief executive officer and the chief financial officer of First Community after reasonable investigation, and (iii) the Wholly Owned Bank, the actual knowledge of the president, chief financial officer and chief credit officer of the Wholly Owned Bank after reasonable investigation.

11.8    Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” “Person” means any individual, firm, corporation (including not-for-profit), partnership (whether general or

49

limited), joint venture, association, limited liability company, joint-stock company, estate, trust, unincorporated organization, or any other entity or organization of any kind or nature, or any Governmental Authority, officer, department, commission, board, bureau or instrumentality thereof. The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other entities and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

11.9    Entire Agreement. This Agreement, including the Schedules and agreements delivered pursuant hereto, and the Confidentiality Agreement, sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written. This Agreement shall not be modified or amended other than by written agreement of the parties hereto. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.

11.10    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.

11.11    Severability. In the event that a court of competent jurisdiction shall finally determine that any provision of this Agreement or any portion thereof is unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision and portion thereof that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under applicable laws and public policies of the State of Illinois that govern enforceability.

** Signature Page Follows **

50

IN WITNESS WHEREOF, First Community, the Wholly Owned Bank and the Minority Bank have each executed this Agreement and Plan of Merger as of the day and year first written above.
FIRST COMMUNITY FINANCIAL PARTNERS, INC.

By: /s/ Patrick J. Roe
Name: Patrick J. Roe
Title: President

FIRST COMMUNITY BANK OF JOLIET

By: /s/ Steven J. Randich
Name: Steven J. Randich
Title: President

FIRST COMMUNITY BANK OF HOMER GLEN & LOCKPORT

By: /s/ James E. Maloney
Name: James E. Maloney
Title: Senior Vice President & Chief Financial Officer

51

Annex II

FAIRNESS OPINION OF MONROE SECURITIES

[On Monroe Securities, Inc. Letterhead]

August 27, 2012

Board of Directors
First Community Bank of Homer Glen & Lockport
13963 South Bell Road
Homer Glen, IL 60491

Members of the Board:

We understand that First Community Bank of Homer Glen & Lockport (“Seller”), First Community Financial Partners, Inc. (“FCFP”) and First Community Bank of Joliet (“the Joliet Bank”) have proposed to enter into an Agreement and Plan of Merger, dated as of August 27, 2012 (the “Agreement”), pursuant to which the Seller will be merged with and into the Joliet Bank (the “Merger”). In accordance with the terms of the Agreement, each share of Seller common stock (“Seller Common Stock”), other than treasury shares and shares owned by FCFP, shall be converted into the right to receive 1.20 shares (the “Exchange Ratio”) of FCFP Common Stock (the “Merger Consideration”). The terms of the Merger are more fully set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders, other than FCFP, of the outstanding shares of Seller Common Stock under the terms of the Agreement.

Monroe Securities, Inc. (“MSI”), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Consolidation Committee and Board of Directors of the Seller and will receive a fee for our services, some of which is payable upon rendering of this fairness opinion. Seller has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by Seller in connection with the Merger.

For purposes of this opinion and in connection with our review of the proposed Merger, we have, among other things:

1.	Reviewed the terms of the draft Agreement dated August 23, 2012;

2.
Participated in discussions with Seller management and management and representatives of FCFP, including the management of its four subsidiaries, concerning Seller's and FCFP's financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Seller's and FCFP's future financial performance;

3.	Reviewed Seller's audited financial statements for the year ended December 31, 2011 and Seller's regulatory financial statements for the period ended June 30, 2012;

4.	Reviewed FCFP's audited financial statements for the year ended December 31, 2011 and FCFP's regulatory financial statements for the period ended June 30, 2012;

5.	Reviewed FCFP's proxy statement for the 2012 annual meeting of shareholders held April 13, 2012;

6.
Reviewed certain financial forecasts and projections of the Seller and FCFP, including all four subsidiary banks of FCFP, prepared by their respective management teams, as well as the estimated cost savings and related transaction expenses expected to result from the Merger;

7.	Analyzed certain aspects of Seller's financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to the Seller;

8.
Analyzed certain aspects of FCFP's financial performance and condition and compared such financial performance of FCFP, together with stock market data relating to FCFP common stock, with similar data of publicly-traded companies we deemed similar to FCFP;

9.	Reviewed reported market prices and historical trading activity of FCFP's common stock;

10.	Reviewed the pro forma impact of the Merger on the assets, equity, income, earnings per share and tangible book value per share of Seller and FCFP;

11.	Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant.

1

In giving our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Seller and FCFP, and its representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of the Seller and FCFP at June 30, 2012 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to nor did we conduct a physical inspection of any of the properties or facilities of the Seller or FCFP, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of the Seller or FCFP, were not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Seller Common Stock, than the Merger.

With respect to the financial projections for Seller and FCFP used by MSI in its analyses, the senior managements of Seller and FCFP confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performances of the Seller and FCFP. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Seller or FCFP since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of Seller and FCFP. We have assumed in all respects material to our analyses that the Seller and FCFP will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived.

MSI's opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by FCFP to holders of Seller Common Stock in the Merger and does not address Seller's underlying business decision to proceed with the Merger. We have been retained on behalf of the Consolidation Committee and Board of Directors of Seller, and our opinion does not constitute a recommendation to any director of Seller as to how such director should vote with respect to the Agreement. In rendering the opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of Seller, or any class of such persons relative to the Merger Consideration to be received by the holders of Seller Common Stock in the Merger or with respect to the fairness of any such compensation.

Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent; provided, however, that this opinion may be reproduced in full in any registration statement or joint proxy statement/prospectus filed by FCFP with the Securities and Exchange Commission in connection with the Merger. The consent to any other public reference to this opinion shall be satisfactory to us as set forth in our financial advisory agreement dated May 7, 2012. This letter is addressed and directed to the Consolidation Committee and Board of Directors of Seller in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. The opinion expressed herein is intended for the benefit of the Consolidation Committee and Board of Directors in connection with the matters addressed herein. This opinion was approved by the Fairness Opinion Committee of MSI.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of Seller Common Stock from a financial point of view.

Sincerely,

/s/ Monroe Securities, Inc.

MONROE SECURITIES, INC.

2

Annex III

DISSENTERS RIGHTS - SECTION 29 OF THE ILLINOIS BANKING ACT

If a stockholder of a state bank which is a party to a merger other than a merger which is to result in a national bank, shall file with such bank prior to or at the meeting of stockholders at which the plan of merger is submitted to a vote, a written objection to such plan or merger, and shall not vote in favor thereof, and such stockholder, within 20 days after receiving written notice of the date the merger became effective, shall make written demand on the continuing bank for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger, the continuing bank shall pay to such stockholder, upon surrender of his certificate or certificates representing said stock, the fair value thereof. Such demand shall state the number of the shares owned by such dissenting stockholder. The continuing bank shall provide written notice of the effective date of the merger to all shareholders who have filed written objections in order that such dissenting shareholders may know when they must file written demand if they choose to do so. Any stockholder failing to make demand within the 20-day period shall be conclusively presumed to have consented to the merger and shall be bound by the terms thereof. If within 30 days after the date on which such merger was effected the value of such shares is agreed upon between the dissenting stockholders and the continuing bank, payment therefor shall be made within 90 days after the date on which such merger was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting stockholder shall cease to have any interest in such shares or in the continuing bank. If within such period of 30 days the stockholder and the continuing bank do not so agree, then the dissenting stockholder may, within 60 days after the expiration of the 30-day period, file a complaint in the circuit court asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the continuing bank for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger with interest thereon to the date of such judgment. The practice, procedure and judgment shall be governed by the Civil Practice Law of this State. The judgment shall be payable only upon and simultaneously with the surrender to the continuing bank of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting stockholder shall cease to have any interest in such shares or in the continuing bank. Such shares of stock may be held and disposed of by the continuing bank. Unless the dissenting stockholder shall file such complaint within the time herein limited, such stockholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger, and shall be bound by the terms thereof. The right of a dissenting stockholder to be paid the fair value of his shares of stock as herein provided shall cease if and when the continuing bank shall abandon the merger.

1

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.        Indemnification of Directors and Officers
An Illinois corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.
An Illinois corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification may be made with respect to any claim, issue, or matter as to which such person has been adjudged to be liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
Section 8.75 of the Illinois Business Corporation Act further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him against such liability under Section 8.75.
The registrant's articles of incorporation and bylaws provide that, to the fullest extent permitted by the Illinois Business Corporation Act, none of the registrant's directors will be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty of a director. In addition, the registrant's articles of incorporation and bylaws permit indemnification to the fullest extent authorized by the Illinois Business Corporation Act of any person who is or was a director or officer of the registrant, or who served at the request of the registrant as a director, officer or partner of another enterprise.

Item 21.        Exhibits and Financial Statement Schedules
(a)See Exhibit Index.
(b)Financial Statement Schedules: None.
(c)Fairness Opinion: Included in Part I as Annex II to the prospectus included in this Registration Statement.

Item 22.        Undertakings
(d)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(5)That every prospectus (i) that is filed pursuant to paragraph 4 immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(7)To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(8)To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Joliet, State of Illinois, on the 25th day of January, 2013 .
First Community Financial Partners, Inc.

By: /s/ Glen L. Stiteley
Glen L. Stiteley
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Patrick J. Roe Patrick J. Roe	President, Chief Executive Officer and Director (Principal Executive Officer)	January 25, 2013
/s/ Glen L. Stiteley Glen L. Stiteley	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 25, 2013
* George Barr	Chairman of the Board and Director	January 25, 2013
* Terrence O. D'Arcy	Director	January 25, 2013
* Roger A. D'Orazio	Director	January 25, 2013
* John J. Dollinger	Director	January 25, 2013
* Rex D. Easton	Director	January 25, 2013
* Michael Hansen	Director	January 25, 2013
* Patricia L. Lambrecht	Director	January 25, 2013
* John Manner	Director	January 25, 2013
* Stephen G. Morrissette	Director	January 25, 2013

* Michael F. Pauritsch	Director	January 25, 2013
* William L. Pommerening	Director	January 25, 2013
* Robert L. Sohol	Director	January 25, 2013
* Mark Stofan	Director	January 25, 2013
* Dennis G. Tonelli	Director	January 25, 2013
* Scott A. Wehrli	Director	January 25, 2013
*By: /s/ Patrick J. Roe Patrick J. Roe Attorney-In-Fact

Exhibit Index
Exhibits

2.1	Agreement and Plan of Merger, dated as of August 27, 2012, by and among First Community Financial Partners, Inc., Interim First Community Bank of Plainfield and First Community Bank of Plainfield*
2.2
Agreement and Plan of Merger, dated as of August 27, 2012, by and among First Community Financial Partners, Inc., First Community Bank of Joliet and First Community Bank of Homer Glen & Lockport (included as Annex I to the proxy statement/prospectus that is a part of this registration statement)

2.3	Agreement and Plan of Merger, dated as of August 27, 2012, by and among First Community Financial Partners, Inc., First Community Bank of Joliet and Burr Ridge Bank and Trust*
2.4	Agreement and Plan of Merger, dated as of August 27, 2012, by and between First Community Bank of Joliet and First Community Bank of Plainfield*
3.1	Articles of Incorporation, as amended*
3.2	Amended and Restated Bylaws*
4.1	Specimen of common stock certificate*
4.2	Specimen of preferred stock certificate*
5.1	Opinion of Schiff Hardin LLP, regarding the legality of the securities being issued*
8.1	Opinion of Vedder Price P.C., regarding certain tax matters
10.1
Letter Agreement, dated December 9, 2009, between First Community Financial Partners, Inc. and the United States Department of the Treasury, which includes the Securities Purchase Agreement-Standard Terms attached as Exhibit A thereto, with respect to the issuance and sale of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B and the Warrant to Purchase Fixed Rate Cumulative Perpetual Preferred Stock, Series C*

10.2	Voting Trust Agreement by and among First Community Financial Partners, Inc., the grantors and trustees named therein, and First Community Bank of Plainfield, dated as of November 18, 2008*
10.3	Voting Trust Agreement by and among First Community Financial Partners, Inc., the grantors and trustees named therein, and First Community Bank of Homer Glen & Lockport, dated as of December 17, 2008*
10.4	Voting Trust Agreement by and among First Community Financial Partners, Inc., the grantors and trustees named therein, and Burr Ridge Bank and Trust, dated as of June 19, 2011*
10.5	Employment Agreement, dated as of December 20, 2011, between First Community Bank of Plainfield and Donn P. Domico*
10.6	First Modification to Employment Agreement, dated as of August 20, 2012, between First Community Bank of Plainfield and Donn P. Domico*
10.7	Employment Agreement, dated as of April 13, 2009, between Burr Ridge Bank and Trust and Roy C. Thygesen*
10.8	First Modification to Employment Agreement, dated as of May 18, 2010, between Burr Ridge Bank and Trust and Roy C. Thygesen*
10.9	Second Modification to Employment Agreement, dated as of December 13, 2011, between Burr Ridge Bank and Trust and Roy C. Thygesen*
10.10	Employment Agreement, dated as of September 27, 2010, between First Community Bank of Homer Glen & Lockport and Patrick J. Roe*
10.11	First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan*
10.12	First Community Financial Partners, Inc. First Amendment of the Amended and Restated 2008 Equity Incentive Plan*
10.13	Form of First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan Restricted Stock Unit Award Agreement*
10.14	Form of First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan Incentive Stock Option Award Terms*
10.15	Form of First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan Non-Qualified Stock Option Award Terms*
10.16	TARP Securities Purchase Option Agreement, dated as of November 8, 2012, by and between EJF Capital LLC and First Community Financial Partners, Inc., effective as of November 21, 2012*
21.1	Subsidiaries of First Community Financial Partners, Inc.*
23.1	Consent of McGladrey LLP
23.2	Consent of Schiff Hardin LLP*
23.3	Consent of Vedder Price P.C. (included in Exhibit 8.1)
24.1	Power of Attorney (included on the signature page of this registration statement)*
99.1	Form of Proxy Card for First Community Bank of Homer Glen & Lockport*
99.2	Consent of Monroe Securities, Inc.*
* Previously Filed.